Filed Pursuant to Rule 424(b)(3)
Registration No. 333-263279

PROSPECTUS

SIGNA Sports United N.V.

3,442,833 ORDINARY SHARES

AND

950,000 RESTRICTED STOCK UNITS

This prospectus relates to (i) the issuance by us of up to 950,000 RSUs to be granted as the IPO Bonus (as defined herein) and up to 950,000 ordinary shares, nominal value of €0.12 per share (the “Ordinary Shares”) upon vesting of an equivalent number of the RSUs; and (ii) the offer and sale, from time to time, by the selling securityholders identified in this prospectus (each a “Selling Securityholder” and, collectively, the “Selling Securityholders”), or their permitted transferees, of up to 2,492,833 Ordinary Shares issued as Stock Payment under the Tennis Express SPA (as defined herein). This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Securityholders may offer or sell the securities. More specific terms of any securities that we and the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. We will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus, as described in the section titled “Plan of Distribution.”

We are registering the offer and sale of the securities described above to satisfy certain registration rights we have granted. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the securities. The Selling Securityholders may offer all or part of the securities for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. These securities are being registered to permit the Selling Securityholders to sell securities from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Securityholders may sell these securities through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section titled “Plan of Distribution.” In connection with any sales of Ordinary Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are traded on the New York Stock Exchange (the “NYSE”) under the symbol “SSU”. On July 5, 2022, the closing price of our Ordinary Shares was $5.99 per share.

We are an “emerging growth company” and a “foreign private issuer” as those terms are defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements for this prospectus and for future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer.”

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body or state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated July 5, 2022

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 950,000 RSUs to be granted as the IPO Bonus (as defined herein) and up to 950,000 Ordinary Shares upon vesting of an equivalent number of the RSUs. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 2,492,833 Ordinary Shares from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Ordinary Shares being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents or as of any earlier date as of which such information is given, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

Unless otherwise stated or the context otherwise indicates: (i) references to the “Company,” “we,” “our,” or “us” generally refer to SIGNA Sports United N.V. and, as the case may be and the context so indicates, SIGNA Sports United GmbH together with its subsidiaries, (ii) references to “SSU” refer solely to SIGNA Sports United GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung), including, as the case may be, its consolidated subsidiaries, and (iii) references to “Wiggle” or “Wiggle Group” refer to Mapil Topco Limited. SIGNA Sports United N.V. is a Dutch public limited liability company (naamloze vennootschap) incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) on May 19, 2021. SIGNA Sports United N.V. was converted into a Dutch public limited liability company and became the holding company of SSU, an online sports specialty retailer focused on the fast-growing product categories bike, tennis/racket sports, outdoor and teamsport and athleisure, on December 14, 2021.

CONVENTIONS WHICH APPLY TO THIS PROSPECTUS

In this prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “USD” and “U.S. dollar” each refer to the United States dollar;

•	“€,” “EUR” and “Euro” each refer to the Euro; and

•	“£,” “GBP” “pound sterling” each refer to the “British pound sterling.”

The exchange rate used for conversion between U.S. dollars and Euros is based on the ECB euro reference exchange rate published by the European Central Bank.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

SSU’s audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this prospectus as “IFRS.”

This prospectus contains non-IFRS measures that are not required by, or presented in accordance with, IFRS. We present non-IFRS measures because they are used by our management in monitoring our business and because we believe that they and similar measures are frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

The SSU logo and other trademarks or service marks of SSU appearing in this prospectus are the property of SSU. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this prospectus are presented without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks and trade names of others, including the trademarks, tradenames and logos of the recently acquired Wiggle Group. All trademarks, service marks and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners. We do not intend to use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

MARKET, INDUSTRY AND OTHER DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market size estimates, is based on information from independent industry analysts, third-party sources and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and market, which we believe to be reasonable. In addition, while we believe the market opportunity information included in this prospectus is reliable and is based on reasonable assumptions, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Forward-looking statements provide our current expectations or forecasts of future events. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will” and “would,” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking. Examples of forward-looking statements in this prospectus include, but are not limited to, statements regarding our disclosure concerning the Company’s operations, cash flows, financial position and dividend policy. These forward-looking statements include, but are not limited to, statements regarding future events, the estimated or anticipated future results and benefits of the Company following the Business Combination (as defined elsewhere in this prospectus), future opportunities for the Company, future planned products and services, business strategy and plans, objectives of management for future operations of the Company, market size and growth opportunities, competitive position, technological and market trends, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. All forward-looking statements are based upon estimates and forecasts and reflect the views, assumptions, expectations, and opinions of the Company, which are all subject to change due to various factors including, without limitation, changes in general economic conditions as a result of COVID-19. Any such estimates, assumptions, expectations, forecasts, views or opinions, whether or not identified in this Report, should be regarded as indicative, preliminary and for illustrative purposes only and should not be relied upon as being necessarily indicative of future results.

Forward-looking statements appear in a number of places in this prospectus and include, but are not limited to, statements regarding our intent, belief or current expectations. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to, those identified under “Risk Factors.” The risks and uncertainties include:

•	our future operating or financial results;

•	our expectations relating to dividend payments and forecasts of our ability to make such payments;

•	our future acquisitions, business strategy and expected capital spending;

•	our assumptions regarding interest rates and inflation;

•	business disruptions arising from the recent coronavirus outbreak;

•	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•	our ability to effect future acquisitions and to meet target returns;

•	changes in general economic conditions in the Federal Republic of Germany (“Germany”), including changes in the unemployment rate, the level of consumer prices, wage levels, etc.;

•	the further development of online sports markets, in particular the levels of acceptance of internet retailing;

•	our behavior on mobile devices and our ability to attract mobile internet traffic and convert such traffic into purchases of our goods;

•	our ability to offer our customers an inspirational and attractive online purchasing experience;

•	demographic changes, in particular with respect to Germany;

•	changes affecting interest rate levels;

•	changes in our competitive environment and in our competition level;

•	changes affecting currency exchange rates;

•	the occurrence of accidents, terrorist attacks, natural disasters, fire, environmental damage, or systemic delivery failures;

•	our inability to attract and retain qualified personnel;

•	political changes;

•	changes in laws and regulations; and

•	other factors discussed in “Risk Factors.”

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in this prospectus. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. And while we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. Our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although we believe the expectations reflected in the forward-looking statements were reasonable at the time made, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this prospectus and any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf.

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PROSPECTUS SUMMARY

This summary highlights information contained in more detail elsewhere in this prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus carefully, including the sections entitled “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors,” “Business of SSU” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the consolidated audited financial statements, including the notes thereto, included elsewhere in this prospectus, before making any investment decision.

Business Summary

Overview

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define the relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We sell products through various online web shops as well as selected physical locations mainly to customers in the European Union, Switzerland, Norway, the UK and the US, with approximately 274 million website visits and more than 7.1 million net orders (i.e. orders after cancellations and returns) in the fiscal year ended September 30, 2021, and 163.5 million website visits and approximately 4.6 million net orders in the six month period ended March 31, 2022.

Competitive Advantage

We operate in a large and still underpenetrated online sports retail market characterized by several global megatrends around health, fitness and wellness and related lifestyle and technology trends that drive structural growth in the industry.

We believe that with our leading market position in a highly fragmented market, we are particularly well positioned to benefit from the expected growth of the online sports market. We also differentiate ourselves from generalist online retailers such as Amazon and generalist sports retailers such as Decathlon due to our established and dedicated sports category and channel (e.g., online versus offline) competences based on an expert driven and longstanding product know-how as well as superior service offerings tailored to customers’ specific needs. We are also deeply engaged with sports communities through long-standing collaborations with associations and clubs. In light of our proven track record in the multi-brand online sports ecosystem, we believe that we are well prepared to successfully compete against online or offline sports generalists and specialists.

We own leading online category champion destinations in the bike, tennis, outdoor, as well as team sports and athleisure segments in terms of revenue and brand awareness. We provide our customers with an enhanced sports retail solution driving revenue growth and customer loyalty.

Experienced management team with proven track record

Our management team is led by a highly experienced and dedicated management team with a strong track record. Our chief executive officer, Dr. Stephan Zoll, possesses substantial experience in the areas of online, sports retail, marketing, process management, finance, logistics and technology. Alexander Johnstone is our chief financial officer. Philipp Rossner is our chief strategy officer. Thomas Neumann is our chief technology officer. We also have a dedicated strong mid-level management team in charge of our product categories including the respective founders Mr. Miele leading Tennis-Point and Mr. Rochon leading Probikeshop.

Wiggle Group Overview

On December 14, 2021, SSU completed the acquisition of Mapil Topco Limited, a private company limited by shares incorporated in England and Wales (“Wiggle,” together with its subsidiaries, the “Wiggle Group,” and such acquisition, the “Wiggle Acquisition”). For more information about the Wiggle Group, see “Business of the Wiggle Group.”

Closing of the Business Combination

On December 14, 2021 (the “Closing Date”), SIGNA Sports United N.V. (f/k/a SIGNA Sports United B.V.) (“SIGNA”) closed the previously announced business combination pursuant to that certain Business Combination Agreement, dated as of June 10, 2021, as amended by Amendment No. 1, dated July 9, 2021, Amendment No. 2, dated October 15, 2021, and Amendment No. 3, dated December 3, 2021 (as amended, the “Business Combination Agreement”), by and among SIGNA, Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company (“SSU”), Olympics I Merger Sub, LLC, a Cayman Islands limited liability company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”). At the Closing Date, several transactions were completed pursuant to the Business Combination Agreement, as a result of which Yucaipa merged with and into Merger Sub, with Merger Sub as the surviving company, and SIGNA became the ultimate parent company of SSU and Merger Sub (the “Business Combination”). On December 14, 2021, SSU also completed the Wiggle Acquisition. See “Certain Relationships and Related Party Transactions.”

On the Closing Date, SIGNA issued (i) 2,679,315 Ordinary Shares to holders of Class A ordinary shares of Yucaipa, (ii) 9,905,000 Ordinary Shares to holders of Class B ordinary shares of Yucaipa, including Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Yucaipa Sponsor”), (iii) 243,850,473 Ordinary Shares (the “SSU Shares”) to each of the shareholders of SSU that duly delivered a shareholder undertaking agreeing to participate in the transaction prior to the Closing Date in exchange for the contribution by such shareholders of all of their equity interests in SSU (Geschäftsanteile), (iv) 31,045,383 Ordinary Shares in partial consideration for the Wiggle Acquisition (the “Wiggle Shares”), (v) 39,700,000 Ordinary Shares to the PIPE Investors (as defined below), SISH and Ronald W. Burkle (as defined below), (vi) 6,000,000 Ordinary Shares to SISH pursuant to the Redemption Offset Agreement (the “Shortfall Shares”) and (vii) options to Stephan Zoll to purchase 1,293,200 Ordinary Shares pursuant to the option agreement entered into on June 10, 2021.

On the Closing Date, SIGNA also issued 51,000,000 Ordinary Shares to SISH, on the terms and subject to the conditions set forth in the Earn-Out Agreement (as defined herein), that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing Date.

On the Closing Date, SIGNA also exchanged all private and public warrants issued by Yucaipa for 17,433,333 of our public warrants the (“Public Warrants”).

PIPE Financing

On June 10, 2021, concurrently with the execution of the Business Combination Agreement, and in addition on October 7, 2021 and December 3, 2021, SIGNA and Yucaipa entered into subscription agreements (the “Subscription Agreements”) with certain third-party investors (each, a “PIPE Investor” and together, the “PIPE Investors”), SISH and Ronald W. Burkle, pursuant to which, among other things, the PIPE Investors, SISH and Mr. Burkle (or, if assigned pursuant to the terms of his Subscription Agreement, one or more of his affiliates or assignees) agreed to subscribe for and purchase, severally and not jointly, and SIGNA agreed to issue and sell to the PIPE Investors, SISH and Mr. Burkle (or, if assigned pursuant to the terms of his Subscription Agreement, one or more of his affiliates or assignees), an aggregate of 39,700,000 Ordinary Shares (the “PIPE Shares”) in exchange for an aggregate purchase price of $397,000,000 (the “PIPE Financing”) on the Closing Date. The PIPE Financing closed concurrently with the Business Combination.

The Ordinary Shares issued in the PIPE Financing were issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”). We will remain an “emerging growth company” until the earliest to occur of (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of the Business Combination, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of the Ordinary Shares held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we issued more than $1.0 billion in non-convertible debt during the prior three-year period. We intend to take advantage of exemptions from various reporting requirements that are applicable to most other public companies, whether or not they are classified as “emerging growth companies,” including, but not limited to, an exemption from the provisions of Section 404(b) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requiring that our independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting and reduced disclosure obligations regarding executive compensation. The JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in the Securities Act for complying with new or revised accounting standards.

As a “foreign private issuer,” we are subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act. We will be exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” our officers and directors and holders of more than 10% of the issued and outstanding Ordinary Shares, will be exempt from the rules under the Exchange Act requiring insiders to report purchases and sales of ordinary shares as well as from Section 16 short swing profit reporting and liability.

Summary of Risk Factors

Investing in our securities involves a high degree of risk. You should consider all the information contained in this prospectus before investing in our securities. These risks are discussed more fully in the section entitled “Risk Factors.” If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. These risks include, but are not limited to, the following:

Risks Related to the Industry in Which We Operate and Our Business Activities

•	The sports retail industry in our markets is very competitive and our ability to compete depends on a large variety of factors both within and beyond our control.

•

Negative developments in global and local economic conditions in our markets, including the COVID-19 pandemic if it continues as well as severe supply chain interruptions, adversely impact and could continue to adversely impact consumer spending in the sports retail industry as well as our results of operations and prospects.

•

We may not be able to maintain or grow our revenue or our business, if we are unable to manage our organic growth effectively; this could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

•	We have incurred significant operating losses since our inception, and there is no guarantee that we will achieve or maintain profitability in the future.

•

Our management team has limited experience managing a public company, and publicly traded company reporting, control and compliance requirements could divert resources from the day-to-day management of our business.

•

Our growth strategy includes entering new geographic markets and pursuing new business opportunities, developing new websites or apps, or offering new products, sales formats or services, and the related investments may not yield the targeted results.

•

Our business depends on strong brands, which we might not be able to maintain or enhance and we may be subject to negative publicity, which could harm our business, financial condition, cash flows, results of operations and prospects.

•

Our business depends on search engines to attract a substantial portion of the customers who visit our sites. An increase in the cost of or in our reliance on search engine marketing or any decrease in the effectiveness of our search engine marketing could materially adversely affect our business.

•	We are involved in and may pursue strategic relationships. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits.

•	We rely on external financing to support the continued growth of our business and may not be able to raise needed capital on economically acceptable terms, or at all.

•

We rely on third parties for development and maintenance of internet infrastructure, suppliers for the products we sell, and fulfillment and distribution of our products to end customers; and any deterioration in those business relationships may materially and adversely affect our business.

•

We are exposed to the risk of security breaches, including cyber-attacks, and unauthorized use of one or more of our websites, databases, online security systems or computerized logistics management systems.

•

We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.

•	Product recalls, product liability claims and breaches of corporate social responsibility could harm our reputation and business.

Risks Related to the Acquisition of Wiggle

•	We may not be successful in integrating Wiggle into our existing business in the manner, or within the time frame, as currently anticipated or only at higher costs.

•	Potential tariffs or uncertainty surrounding the exit of the United Kingdom from the European Union could have a material adverse effect on Wiggle’s business.

Corporate Information

We were incorporated as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the name SIGNA Sports United B.V. on May 19, 2021 solely for the purpose of effectuating the business combination (the “Business Combination”) between us, Yucaipa Acquisition Corporation, a Cayman Islands exempted company (“Yucaipa”), SIGNA Sports United GmbH, a German limited liability company, Olympics I Merger Sub, a Cayman Islands limited liability company (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (“SISH”). Upon the closing of the Business Combination on December 14, 2021, we converted into a Dutch public limited liability company (naamloze vennootschap) and changed our name to SIGNA Sports United N.V. The Business Combination also included the acquisition of Mapil TopCo Limited and Chain Reaction Cycles Retail Limited (“CRC”) (together with its subsidiaries, the “Wiggle Group”) by SSU. The Wiggle Group is a leading online sports retailer of specialist cycling, running and swimming equipment, apparel and accessories headquartered in the UK.

Prior to the Business Combination, we did not conduct any material activities other than those incident to our formation and certain matters related to the Business Combination, such as the making of certain required securities law filings and the establishment of subsidiaries to effect the Business Combination. Upon the closing of the Business Combination, SSU became the direct, wholly owned subsidiary of the Company, and holds all material assets and conducts all business activities and operations of the Company.

We are registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82838194. We have our corporate seat in Amsterdam, the Netherlands and the mailing address of our principal executive office is at Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany, and our telephone number is +49 (30) 700 108 900.

THE OFFERING

Ordinary shares to be issued	Up to 950,000 Ordinary Shares upon the settlement of an equivalent number of the RSUs to be granted as the IPO Bonus. The IPO Bonus be resolved following the effectiveness of this registration statement to the employees and certain former employees of the SIGNA Sports United Group in accordance with and subject to the provisions of the LTIP as a bonus to recognize the performance and contribution to the successful implementation of the listing of the Ordinary Shares on the New York Stock Exchange and to incentivize the retention of the current employees and their further commitment to support the Company during its first year as a public company.

RSUs to be issued	950,000

Ordinary shares that may be offered and sold from time to time by the Selling Securityholders	2,492,833 Ordinary Shares issued as Stock Payment under the Tennis Express SPA (as defined herein) to the Tennis Express Seller.

Ordinary shares outstanding as of June 10, 2022	337,195,617 Ordinary Shares (assumes the options provided to Stephan Zoll under the Option Agreement entered into by and between the Company and Stephan Zoll on June 10, 2021 have been exercised)

Offering price	The Ordinary Shares offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See the section titled “Plan of Distribution”.

Use of proceeds	All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales and we will not receive any proceeds from the issuance of the Ordinary Shares, to be issued upon the vesting of the RSUs to be granted as the IPO Bonus by us, pursuant to this prospectus.

Dividend policy	We have never declared or paid any cash dividends and have no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. We currently intend to retain any earnings for future operations and expansion.

Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or our articles of association (the “Articles of Association”) and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of our board of directors (the “Board”) and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant. See the section titled “Dividend Policy.”

Market for our Ordinary Shares	Our Ordinary Shares are listed on the NYSE under the symbol “SSU.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 13 of this prospectus for a description of certain of the risks you should consider before investing in our Ordinary Shares.

RSU	Restricted stock units, each being a right to subscribe for one Ordinary Share (recht tot het nemen van een aandeel), granted under the LTIP.

SELECTED CONSOLIDATED HISTORICAL AND OTHER FINANCIAL INFORMATION

Selected Historical Financial Data of SSU

The following tables set forth selected historical consolidated financial information and operating data for SSU as of and for the fiscal years ended September 30, 2021 and 2020 and the six-month period ended March 31, 2022 and March 31, 2021. You should read the following selected historical financial information and operating data in conjunction with SSU’s consolidated financial statements and related notes, all included elsewhere in this prospectus. SSU derived the selected consolidated statements of profit or loss data, the selected consolidated statements of financial position data and the selected statement of cash flows data for the fiscal years ended September 30, 2021 and 2020 from SSU’s audited consolidated financial statements for the fiscal year ended September 30, 2021 and 2020 prepared based on IFRS included elsewhere in this prospectus and the selected consolidated statements of profit or loss data, the selected consolidated statements of financial position data and the selected statement of cash flows data for the six-month period ended March 31, 2022 and March 31, 2021 from the Company’s unaudited interim condensed consolidated financial statements as of and for the six-month period ended March 31, 2022, included elsewhere in this prospectus.

Consolidated Statement of Profit or Loss Data

	For the fiscal year ended September 30,		For the six-month period ended March 31,
	2021	2020	2022	2021
	(audited)		(unaudited)
Revenue	872.0	703.2	481.4	374.4
Own work capitalized	3.8	3.3	2.3	1.7
Other operating income	6.1	1.5	2.7	1.7
Cost of materials	(534.1)	(449.6)	(304.9)	(231.2)
Personnel expenses	(98.1)	(75.5)	(81.5)	(42.9)
Other operating expenses	(255.2)	(175.7)	(298.8)	(94.7)
Depreciation, amortization and impairment	(30.9)	(25.6)	(22.3)	(14.8)
Operating result	(36.5)	(18.4)	(221.2)	(5.9)
Finance income	3.0	0.2	15.9	0.0
Finance costs	(9.7)	(8.7)	(3.8)	(3.9)
Result from investments accounted for at equity	(1.3)	(0.7)	(0.6)	(0.6)
Earnings before tax (EBT)	(44.4)	(27.6)	(209.7)	(10.3)
Income tax benefit (expense)	(1.6)	1.9	8.0	(1.7)
Loss for the period	(46.0)	(25.6)	(201.7)	(12.0)
of which attributable to non-controlling interests	—	(0.9)
of which attributable to the owners of SIGNA Sports United GmbH	(46.0)	(24.8)
of which attributable to the owners of SIGNA Sports United N.V.			(201.7)	(12.6)
Loss per shares
Basic and diluted loss per share	(2.6)	(1.4)	(1.0)	(0.7)

Consolidated Statement of Financial Position

Assets

	As of September 30,		As of March 31,
	2021	2020	2022
	(audited)		(unaudited)
Property, plant and equipment	37.7	33.9	49.3
Right-of-use-assets	60.6	35.3	88.4
Intangible assets and goodwill	326.8	313.7	935.2
Investments accounted for using the equity method	0.0	0.7	0.0
Other non-current financial assets	1.4	0.6	3.3
Deferred tax assets			—
Non-current assets	426.6	384.2	1,076.2
Inventories	181.9	147.8	313.7
Trade receivables	26.3	21.6	25.3
Other current financial assets	24.0	13.3	15.9
Other current assets	33.4	19.5	48.1
Cash and cash equivalents	50.7	95.6	68.6
Current assets	316.3	297.8	471.5
Total assets	742.9	682.0	1,547.7

Equity and liabilities

	As of September 30,		As of March 31,
	2021	2020	2022
	(audited)		(unaudited)
Share capital	17.6	17.6	46.4
Share capital – not yet registered (convertible loan)	1.7	—	—
Share capital – not yet registered (NCI)	2.0	—	—
Capital reserve	558.4	370.4	1,326.8
Retained earnings	(206.3)	(64.6)	(397.9)
Other reserves	(0.0)	(0.7)	(3.1)
Capital and reserves attributable to the owners of SIGNA Sports United GmbH	373.4	322.7
Non-controlling interests	—	24.4
Total equity	373.4	347.1	972.2
Non-current provisions	0.1	0.1	4.1
Non-current financial liabilities	140.4	138.9	105.5
Non-current Trade Payables			12.3
Other non-current liabilities	1.0	0.1	3.6
Deferred tax liabilities	40.2	39.6	57.8
Non-current liabilities	181.6	178.6	183.2
Current provisions	4.9	2.9	2.7
Trade payables	102.7	79.3	153.3
Other current financial liabilities	27.7	28.2	154.9
Other current liabilities	47.9	40.2	75.9
Contract liabilities	4.7	5.7	5.5
Current liabilities	187.9	156.3	392.3
Total liabilities	369.5	334.9	575.6
Total equity and liabilities	742.9	682.0	1,547.7

Consolidated Statement of Cash Flows

	For the fiscal year ended September 30,		Six-month period ended March 31,
	2021	2020	2022	2021
	(audited)		(unaudited)
	(in € million)
Earnings before taxes	(44.4)	(27.6)	(209.7)	(10.3)
Adjustments for
Depreciation and amortization	30.9	25.6	22.3	14.8
Income from investments accounted for using the equity method	1.3	0.7	0.6	0.6
Net finance costs	6.7	8.5	(12.2)	3.9
Other non-cash income and expenses	(1.2)	0.1	8.3	0.3
Listing expenses (IFRS 2 service charge)			121.9	—
Change in other non-current assets	(0.7)	(0.2)	3.0	(0.2)
Change in other non-current liabilities	0.7	(0.3)	5.6	(0.2)
Change in inventories	(29.2)	(10.9)	(44.7)	(26.3)
Change in trade receivables	(4.6)	(1.1)	3.3	(6.1)
Change in other current financial assets	(10.7)	(3.5)	5.6	2.1
Change in other current assets	(12.2)	4.4	(5.3)	(11.2)
Change in current provisions	2.0	2.5	(2.2)	0.1
Change in trade payables	19.0	(9.0)	0.6	23.0
Change in other current financial liabilities	7.8	(5.1)	0.0	6.8
Change in other current liabilities	5.1	9.6	(44.3)	(0.3)
Change in contract liabilities	(1.0)	2.2	(0.9)	(0.9)
Income tax payment	0.1	(0.1)	—	(0.4)
Net cash flow from operating activities	(30.4)	(4.2)	(148.0)	(4.3)
Acquisition of intangible assets and property, plant and equipment	(24.2)	(26.5)	(20.7)	(11.0)
Proceeds from the sale of intangible assets and property, plant and equipment	0.1	0.0
Acquisition of subsidiaries, net of cash acquired	(7.5)	(0.3)	(169.9)	—
Acquisition of shares in equity method investments	—	(1.2)
Net cash flow from investing activities	(31.6)	(28.0)	(190.6)	(11.0)
Proceeds from capital contributions	—	—	402.7	—
Proceeds from the issue of convertible loans	—	24.4
Proceeds from financial liabilities to shareholders	—	0.0
Acquisitions of NCI	(4.7)	(0.4)	—	(1.8)
Repayments of financial liabilities to related parties	(1.3)	(25.2)
Proceeds from financial liabilities to financial institutions	75.0	34.8	26.1	—
Repayment of financial liabilities to financial institutions	(38.0)	(1.3)	(77.5)	(17.4)
Transaction costs related to the listing			(10.3)	—
Proceeds from the recapitalization			23.6	—
Repayment of other loans	—	(0.4)	(0.7)	—
Payments for lease liabilities	(10.4)	(7.8)	(6.4)	(4.8)
Interest paid	(3.6)	(4.4)	(1.2)	(3.3)
Net cash flow from financing activities	17.1	19.7	356.4	(27.3)
Effects of movements in exchange rates on cash held	0.0	0.0	(0.0)	—
Change in cash and cash equivalents	(44.8)	(12.5)	17.8	(42.6)
Cash and cash equivalents as of October 1	95.6	108.1	50.7	95.6
Cash and cash equivalents as of September 30	50.7	95.6
Cash and cash equivalents as of March 31			68.6	53.0

SELECTED UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined balance sheet as of September 30, 2021 and the selected unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2021 are based on SSU’s and Wiggle’s historical consolidated financial statements prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and Yucaipa’s historical financial statements and gives effect to all of the transactions contemplated by the Business Combination Agreement, the Wiggle Acquisition and the PIPE Financing (together, the “Transaction”).

The historical financial information has been adjusted to give effect to the events that are related and/or directly attributable to the Transaction, are factually supportable and are expected to have a continuing impact on the combined results. The adjustments presented in the selected unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company upon consummation of the Transaction.

The selected unaudited pro forma condensed combined balance sheet as of September 30, 2021, assumes that the Business Combination was consummated on September 30, 2021.

The selected unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2021 assume that the Business Combination was consummated on October 1, 2020.

The selected unaudited pro forma condensed combined financial information should be read together with SSU’s, Wiggle’s and Yucaipa’s financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only. Such information is only a summary and should be read in conjunction with the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The assumptions and estimates underlying the unaudited pro forma adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. The financial results may have been different if the companies always had been combined. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

For details regarding all of the pro forma adjustments made, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Selected Unaudited Pro Forma Condensed Financial Information

(in € million, except per share data)	SSU (Historical)	Yucaipa (Historical)1)	Wiggle (Historical)1)	Pro Forma2)
Balance Sheet Data as of September 30, 2021
Cash and cash equivalents	50.7	0.0	54.9	96.6
Total assets	742.9	298.1	299.8	1,463.8
Total equity	373.4	(30.5)	(265.0)	914.1
Total liabilities	369.5	328.6	564.8	549.7

(in € million, except per share data)	SSU (Historical)	Yucaipa (Historical)1)	Wiggle (Historical)1)	Pro Forma2)
Statement of Profit or Loss Data for the Twelve-Month Period Ended September 30, 2021)
Revenue	872.0	—	411.9	1,283.8
Operating result	(36.5)	(4.3)	28.6	(210.0)
Loss for the period	(46.0)	(2.4)	(1.8)	(189.7)
Loss per share — basic and diluted				(0.57)

1)

Yucaipa and Wiggle have historically prepared their financial statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and IFRS with the U.S. Dollar ($) and British pound sterling (£) as their reporting currency, respectively. The respective historical column gives effect to adjustments required to convert Yucaipa’s historical financial information to IFRS, its financial statement presentation (function) to SSU’s presentation (nature) and its reporting currency to Euros and Wiggle’s financial statement presentation to SSU’s presentation and its reporting currency to Euros. See “Foreign Currency Alignment and Reclassification Adjustments” in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.” The historical financial information for Wiggle relates to September 26, 2021 and the 52 weeks ended on September 26, 2021.

2)	The pro forma column gives effect to the actual amount of redemptions by stockholders of Yucaipa at the closing of the Transaction.
3)

Yucaipa’s historical statement of profit or loss data for the twelve-month period ended September 30, 2021 is based on Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020, as restated, subtracted by Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, as restated, and adding Yucaipa’s unaudited condensed statement of operations for the nine-month period ended September 30, 2021, as restated. See “Foreign Currency Alignment and Reclassification Adjustments” in the section titled “Unaudited Pro Forma Condensed Combined Financial Statements.”

RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information set forth in this prospectus, including the section entitled “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the risk factors discussed below when considering an investment in our securities and any risk factors that may be set forth in the applicable prospectus supplement, any related free writing prospectus, as well as the other information contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus. If any of the following risks occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that case, the market price of our securities could decline and you could lose some or all of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations.

Risks Related to the Industry in Which We Operate

The sports retail industry in our markets is very competitive and our ability to compete depends on a large variety of factors both within and beyond our control.

The sports retail industry is fragmented and characterized by intense competition. Each of our regional brands faces increasing competitive pressure both online and offline and from local and international players, impacting their ability to grow, sustain profitability and retain and grow market share. The diverse group of sports retailers with which we compete includes, but is not limited to:

•	pure-play online sports retailers with business models similar to ours;

•	general e-commerce retailers and marketplaces attempting to increase their presence across a range of product categories;

•

offline-focused, vertically-integrated local retailers and brands, as well as international companies seeking to enter our geographic markets, who are expanding their own online and offline market share space using their own websites and apps; and

•	offline stores and mail order retailers focused on or including sports that use their brand, customer reach and fulfillment infrastructure to expand their online sports market shares.

Some of our current and potential future competitors have longer operating histories, greater financial resources, a larger customer base and wider reach or better economies of scale than we do. New market entrants may appear and some of our current smaller competitors may be acquired by, receive investment from or enter into strategic relationships with well-established and well-funded companies or investors who would enhance their competitive positions, potentially leading to reduced sales, lower profitability, and loss of market share for us. Moreover, as has happened in several of our regions in the past, competitors may significantly discount their prices on merchandise also offered by us. Such intensive price competition could negatively affect our ability to generate revenues as well as our profitability. Additionally, individual, strong competitors could expand their market presence in our current or future geographies and thus create a market controlling position for themselves, which could make it more difficult for us to expand our own market position.

In addition, some of our brand partners and suppliers are producers or distributors of sports products that sell their products directly to end-customers independent of any partnership with us. We could experience additional competitive pressure if such suppliers initiate or successfully expand their own online retail operations, as they have access to their merchandise at lower costs and can therefore sell such merchandise at lower prices while maintaining higher margins on their revenue than we can. We also face competition from the grey market, i.e., sports product imports that have not been authorized by the brand owner. In addition, as a result of the challenges presented by COVID-19, sports retailers and brands that previously have not used e-commerce channels to market their products may establish their own online presence or sell their goods in cooperation with our existing competitors, which may create new or strengthen existing competition.

We believe these factors make our industry especially competitive, with the potential for increased competition in the future. As a result, we believe that our ability to compete will depend on factors both within and beyond our control, including, but not limited to:

•	our ability to offer a convenient, efficient and reliable shopping experience for our customers in our regions and to adapt to evolving or local consumer preferences;

•	the development, brand recognition and reputation of our brands, relative to those of our competitors;

•	the growth, size and composition of our customer base and our ability to increase the number of repeat purchases from active customers;

•	the composition of and the quality of relationship with our supplier base, and its subsequent impact on the selection and price of products we feature on our sites;

•	the perception of our technical and operational capabilities, e.g. our websites, tools and apps as attractive distribution channels and service partners for our brand partners and suppliers;

•	our ability to create and expand proprietary brands that are recognized for high quality and generate attractive margins for us;

•	our ability to expand our product offering into new product categories and into new geographies;

•	our ability to create efficient and cost-effective advertising and marketing efforts to acquire new customers;

•	our ability to develop and manage new and existing technologies and sales channels in a timely manner;

•	our ability to collect, consolidate and leverage our data in order to improve our various operational processes and to drive new business models both for consumers and our brand partners;

•	the efficiency, reliability and service quality of our fulfillment operations, including fulfillment center activities, distribution, payment and customer service;

•	the legal framework on e-commerce and related legislation governing liability, obligations and supervisory oversight; and

•	our ability to offer convenient payment methods for every customer.

Any failure to properly address these factors and to successfully compete against current or future competitors could negatively affect our ability to attract and retain customers as well as brand partners and to achieve growth and sustainable profitability, which could, in turn, have a material adverse effect on our business, financial condition, results of operations and prospects.

Negative developments in global and local economic conditions in our markets, including the COVID-19 pandemic if it continues as well as severe supply chain interruptions, adversely impact and could continue to adversely impact consumer spending in the sports retail industry as well as our results of operations and prospects.

We sell sports products mainly online. Purchases of our customers are discretionary, and therefore dependent upon the level of customer spending, particularly among affluent customers. As a result, our performance depends on global and regional economic conditions, which, however, have shown significant volatility in recent years. For example, as a result of the COVID-19 pandemic and the measures taken by various governments to combat its spread most countries in which we operate fell into recession in 2020. Our home market Germany, which had seen a long period of stable economic growth since the financial and economic crisis of 2008/2009, reported a 5% decline in its gross domestic product (GDP) for 2020 compared to 2019 (source: Destatis (Press release #20 of January 14, 2021)), followed by an increase of 2.7% of GDP for 2021 compared to 2020 (source: Destatis (Press release #20 of January 14, 2022)). However, this still represents a 2% decline in GDP in 2021 compared to 2019 (source: Destatis (Press release #20 of January 14, 2022)) and it can be expected that the ongoing pandemic and related counter-measures will at best continue to dampen economic prospects in Europe in the short term. While the COVID-19 crisis contributed to growth in the sports retail industry in 2020, following the end of government support programs a continued economic downturn in one or more of our markets may result in higher levels of unemployment or other negative macro-economic developments that can, as a consequence materially negatively affect consumer confidence and discretionary consumer spending, including purchases of sports products.

In addition, adverse economic developments in the countries in which we generate our revenue could adversely affect the collection of accounts receivable from our customers due to deterioration in credit quality and increase our inventory risk. There is also a risk of increased taxes, for the purpose of addressing the extraordinary levels of public spending and public debt related to the COVID-19 pandemic, in some or all of the European countries in which we sell our merchandise. Tax increases that lead to increases in the sales prices of our products or the prices of services we purchase or offer or reduce the income available for consumption could also weaken demand for our sports products.

Furthermore, there is no guarantee that our markets will continue to grow at rates experienced in the recent past, or at all. In particular, there is no certainty that our growth continues to be supported by an increasing shift from offline to online retail in the markets in which we operate (particularly in our bike vertical). There is no guarantee that the growth in demand, which has been significantly driven by the COVID-19 pandemic, will continue sustainably after the end of the COVID-19 pandemic. Additionally, we have been adversely impacted by the on-going COVID-19 related supply chain disruption, which began in early 2021 and has had a significant negative impact on our ability to service the increased consumer demand for our products, and therefore, our revenues. Although we expect to continue to grow the market for our products at rates experienced in the recent past once the COVID-19 related supply chain disruption normalizes, we cannot predict with certainty if and when the supply chain disruption will resolve and whether demand for our products will increase as currently anticipated. Consequently, we may not be able to recoup the investments made in these markets and may be forced to close, or decide to divest, our operations in selected markets, which could have an adverse material effect on the implementation of our expansion strategy and our results of operations and prospects.

Risks Related to Our Business Activities

We have incurred significant operating losses since our inception, and there is no guarantee that we will achieve or maintain profitability in the future.

We have not yet generated any consolidated net profit. In the fiscal year ended September 30, 2020, SSU’s group wide loss amounted to €25.6 million and to €46.0 million in the fiscal year ended September 30, 2021. In the six-month period ended March 31, 2022, SSU’s group wide loss was €201.7 million. These losses are primarily attributable to the costs associated with building and growing SSU’s business such as marketing expenses, geographic expansion and investments to further developing SSU’s platform. Our business plan is premised on our ability to benefit from the expected growth of, and increasing e-commerce penetration in, our regional markets. If our markets experience disruptive political or economic events or otherwise fail to grow, or if local governments restrain us from continuing to do business as SSU has done in the past or at all, our growth prospects may not materialize, which may negatively affect our profitability or may even force us to cease operating in certain regions. Even in a stable political and economic environment, we must invest significant resources into organic growth opportunities such as building relationships with sports brands, enhancing the customer experience, driving market campaigns to gain new and retain existing customers, improving and expanding our technology and fulfillment infrastructure and other areas in order to capitalize on any potential growth opportunities. These investments may prove more expensive than anticipated and may not yield the desired results. There can be no assurance that we will be able to achieve or maintain profitability in the future. Continued losses would have a material adverse effect on our business, financial condition, results of operations and prospects.

Our management team has limited experience managing a public company, and publicly traded company reporting, control and compliance requirements could divert resources from the day-to-day management of our business.

Our management team has limited experience managing a publicly traded company and complying with the increasingly complex laws pertaining to public companies. Our management team might not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under applicable laws and regulations. These new obligations will require substantial attention from our management team and could divert their attention away from the day-to-day management of our business.

As a public company, we are subject to additional reporting and disclosure requirements. In the fiscal year ended September 30, 2021, SSU identified material weaknesses in SSU’s internal controls related to (i) the design and maintenance of effective entity level controls to identify business risks relevant to financial reporting objectives, estimate the significance of the risks, assess the likelihood of their occurrence and determine actions to address those risks, (ii) the adequate number of individuals within its accounting and financial reporting function with sufficient training in IFRS and SEC reporting standards, (iii) the design and maintenance of formal and effective controls over certain general information technology controls for IT systems, (iv) the design and maintenance of effective controls to ensure the completeness of accounts payable and vendor accruals, (v) the design and maintenance of effective controls to ensure that revenue was recorded in the correct accounting period and (vi) the design and maintenance of effective controls to ensure the appropriateness of the estimate of the recoverable amount of goodwill and indefinite-lived intangible assets. We have developed and are in the process of implementing a remediation plan to address these control deficiencies, which we believe will address the underlying causes of these material weaknesses. Please also refer to “We are aware of material control and accounting weaknesses in our current finance organization. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of our Ordinary Shares.”

Notwithstanding the actions already taken, management’s attention may be diverted from other business concerns and we may be required to hire and train additional employees or engage outside consultants to comply with these requirements and additional Sarbanes-Oxley Act requirements applicable to us in the future, which would increase costs and expenses. Any compliance failure could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects. Compliance with these rules and regulations will increase our legal and financial compliance costs and may make some activities more time-consuming than they were previously. For example, our accounting, controlling, legal or other corporate administrative functions may not be capable of responding to these additional requirements without difficulties and inefficiencies that may cause us to incur significant additional expenditures and/or expose us to legal, regulatory or civil costs or penalties. Any non-compliance could result in significant fines or other penalties. To secure compliance it may become necessary to hire further employees or purchase outside services which may in turn interfere with our lean organizational set-up, increase our costs and expenses, and may therefore have a material adverse effect on the operation of our business as well as on our financial condition.

We regularly pursue acquisitions, any of which could result in significant additional expenses, failure to achieve anticipated benefits, or failure to be properly integrated.

As part of our business strategy, we regularly engage in acquisitions of other companies, businesses or assets. Acquisitions involve numerous risks, any of which could harm our business, including but not limited to:

•	difficulties in integrating the technologies, operations, existing contracts and personnel of acquired businesses;

•	difficulties in supporting, retaining and transitioning customers or suppliers of an acquired company;

•	diversion of financial and management resources from existing operations or alternative acquisition opportunities;

•	failure to realize the anticipated benefits or synergies of a transaction;

•

failure to identify all of the problems, liabilities or other shortcomings or challenges of an acquired company or technology, including issues related to intellectual property, regulatory compliance, accounting practices or employee or customer issues;

•	risks of entering new product categories or markets in which we have limited or no experience;

•	potential loss of key employees, customers and suppliers from either our current business or an acquired company’s business;

•	inability to generate sufficient net revenue, profits and/or financial benefits to offset acquisition costs;

•	additional costs or equity dilution associated with funding the acquisition; and

•	potential write-offs or impairment charges relating to acquired businesses.

If, in the context of any future acquisition, we fail to properly assess the merits of the acquisition target, incur costs that later prove to be unjustified, fail to integrate the acquisition into our business properly and in a cost-efficient manner, or incur liabilities that prove to be larger than anticipated, it could have a material adverse effect on our business, financial condition and results of operations. Failure to provide our customers with an inspiring personalized online sports experience and to adapt to the fast-changing landscape (including, but not limited to social media platforms, sports brands, associations and clubs) could limit our growth and prevent us from achieving or maintaining profitability.

We may not be able to maintain or grow our revenue or our business.

SSU experienced significant growth in the past, with revenue increasing from €413.3 million in the fiscal year ended September 30, 2018 to €872.0 million in the fiscal year ended September 30, 2021, corresponding to a compound annual growth rate (“CAGR”) of 62%. In the six-month period ended March 31, 2022, revenue amounted to €481.4 million. Likewise, the number of site visits increased from 178.7 million in the fiscal year ended September 30, 2018 to 274.7 million in the fiscal year ended September 30, 2021, corresponding to a CAGR of 33%. In the six-month period ended March 31, 2022, the number of website visits was 163.5 million. However, there can be no assurance that we will be able to sustain these historic growth levels, or that we will continue to experience significant above-market growth or any growth at all. In addition, we anticipate that our growth rate will decline over time, especially in our first-party e-commerce business, as we achieve higher market penetration rates in all markets in which we operate. To the extent growth rate in the first-party business slows, our business performance will become increasingly dependent on our ability to achieve economies of scale by, among other things, using our operating leverage, increasing our fulfillment efficiencies and reducing marketing costs in relation to our revenue and to expand into adjacent business models and new strategies to maintain growth. We have made and are continuing to make investments in optimizing and localizing our overall customer experience, our fulfillment and technology infrastructure and the development of mobile applications. However, there is no assurance that these efforts will be sufficient to grow our revenue or business in total or in relation to the costs we incur. In particular, there is no certainty that our revenue growth continues to be supported by an increasing shift from offline to online retail in the markets in which we operate (particularly in our bike vertical), which has been significantly driven by the COVID-19 pandemic and that our new services and offerings leveraging our platform capabilities for industry partners and other market participants will be successful and will lead to complementary growth. There is no guarantee that the revenue growth driven by the increase in demand attributable to the COVID-19 pandemic will continue sustainably after the end of the COVID-19 pandemic. In addition, our revenue has been adversely impacted by the on-going COVID-19 related supply chain disruption, which began in early 2021 and has had a significant negative impact on our ability to service the increased consumer demand for our products. Although we expect our revenue to increase once the COVID-19 related supply chain disruption normalizes, we cannot predict with certainty if and when the supply chain disruption will resolve and whether demand for our products will increase as currently anticipated. If our efforts and strategies should prove to be unsuccessful, our revenue growth slows or if our revenue declines, this could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we are unable to manage our organic growth effectively, this could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

While we have taken steps to further enable the scalability of our business, our underlying businesses continue to operate, to a large degree, as separate entities. A primary operational target of us is to create a more integrated e-commerce and technology platform across our businesses as well as integrated back-office functions to enable us to realize revenue and cost-saving synergies in the context of a rapidly growing market. If we continue to experience organic growth at similar or higher levels than currently envisaged, we may be required to further upscale our technical IT-platform as well as expand and improve our fulfillment infrastructure, enterprise resource planning, logistics, customer service and related functions beyond what is currently planned to further support the growth and harmonize our e-commerce and technology platform. Our existing teams may not be adequately staffed to handle an increase in the workload. In addition, our workforce management may prove insufficient for our expanding business and growth plans. Our continued growth strategy therefore depends on our ability to hire new and qualified personnel in the near future and there is no guarantee that we will be able to hire the required number of employees with the adequate qualifications to expand our business in a timely manner and on acceptable terms.

Continued growth may also require us to expand and improve our operational, IT, financial, accounting, compliance and management controls and reporting systems and to make significant capital expenditures in offline sites and facilities, which may not always be possible or prove lengthy or costly. If we are unable to successfully handle future growth, we may be required to take steps to slow down our growth, which may adversely affect our business and competitive position.

If we experience significant future growth, we may also have to expand our relationships with various suppliers and other third parties we do business with and to expend time and effort to integrate new suppliers and other third parties into our operations. The expansion of our business could exceed the capacities of certain of our suppliers and third parties willing to do business with us and if they are unable to keep up with our growth, our operations could be adversely affected.

In addition, an expansion of our e-commerce and technology platform, in particular our IT-infrastructure, as well as our relationships with a growing number of third parties and a growing workforce will make our operations more complex and challenging. There is no guarantee that we will be able to meet such challenges and the risk of disruptions and compliance violations may increase

An inability to manage future growth efficiently could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our growth strategy includes entering new geographic markets and pursuing new business opportunities, developing new websites or apps, or offering new products, sales formats or services, and the related investments may not yield the targeted results.

As part of our growth strategy we continuously search for opportunities to expand into new geographic markets, such as recently into the United Kingdom and the United States of America (“United States” or “U.S.”) as a result of the acquisition of Midwest Sports, Wiggle and Tennis Express. While we have experience with entering into new markets, such as entering into the Japanese market in 2020 via a joint venture with AEON Co., Ltd., we need to tailor our offering to the specific circumstances of every new geography which results in significant investments. However, we may not be able to reach our strategic goals for these new markets or these markets may prove less attractive than anticipated. If we launch but fail to generate satisfactory returns from any such initiative, it could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we choose to enter into new markets, expand our offering to include other types of products, or develop any new businesses, own sports brands, apps, websites, promotions, sales formats or services we believe would be compatible with, adjacent to, or complementary to our existing business, there can be no guarantee that any such endeavor will succeed. As a result, we may need to terminate, cancel, close, sell or wind-up parts of our business. Any such initiative that is not favorably received by consumers and/or suppliers, especially in the case of a termination, could damage our reputation and brand, and any expansion or alteration of our operations could require significant additional expenses and divert management and other resources, which could in turn negatively affect our results of operations. In addition, the entrance into new markets will result in a more complex regulatory and compliance environment and any failure to comply with such rules may negatively affect our results of operations.

We may be subject to negative publicity, including adverse information and negative publicity related to our affiliates or persons associated with us or any one of our affiliates.

Customers value readily available information concerning online retailers and often act on such information without further investigation or authentication or regard to its accuracy. Social media and websites immediately publish posts from users, often without filters or checks on the accuracy of the content posted. Allegations against us may be posted on social media, in internet chat rooms or on blogs or websites or other channels by anyone on an anonymous basis and any negative publicity may be accelerated through social media or other channels due to its immediacy and accessibility as a means of communication. In addition, we may be the target of harassment or other detrimental conduct by third parties, including from our competitors. Our reputation may be negatively affected as a result of the public dissemination of allegations or demeaning statements about our business, the business of our affiliates or persons associated with us or one of our affiliates, even if these allegations or statements are unfounded and we may be required to spend significant time and money to address such allegations. Such negative publicity, even if factually incorrect or based on isolated incidents, could damage our reputation, diminish the value of our brands, undermine the trust and credibility we have established and have a negative impact on our ability to attract new or retain existing customers. Inaccurate adverse information may harm our business and we may not be able to redress or correct inaccurate posts in a timely manner, or at all.

Our business may become the subject of negative media coverage and public attention, including regarding our business, the business of our affiliates or persons associated with us or one of our affiliates, which may develop strong dynamics and adversely affect our business. Third parties may communicate complaints to regulatory agencies and we may be subject to government or regulatory investigation as a result of such complaints. There is no assurance that we will be able to conclusively refute such allegations in a timely manner, or at all.

In addition, since many of our products are supplied by third-party suppliers, we may also receive negative publicity in case of inappropriate actions of our suppliers (e.g., violations of product safety regulation, environmental standards, labor laws or a use of child and slave labor). While we target to delist any products or suppliers who fail to meet our contractually agreed performance standards, there is no guarantee that we will be able to address any such concerns in a timely manner, or at all.

Any negative publicity and complaints could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our business depends on search engines to attract a substantial portion of the customers who visit our sites. Any increase in the cost of or in our reliance on search engine marketing or any decrease in the effectiveness of our search engine marketing could materially adversely affect our business.

A portion of our business is generated by customers clicking on search results displayed by search engines, such as Google, Yahoo or Bing. These search engines typically provide two types of results: algorithmic and purchased listings. Algorithmic listings cannot be purchased and instead are determined and displayed solely by a set of formulas designed by the search engine provider. Purchased listings can be purchased by companies and other entities in order to attract users to their sites. We rely on both algorithmic and purchased listings to attract a substantial portion of the customers that we serve. The cost of purchased search listing advertising may increase as demand for such advertising channels grows, and further increases may have a negative impact on our ability to maintain or increase profitability. Further, search engines revise their algorithms from time to time in an attempt to optimize their search result listings and to maximize the advertising revenue generated by those listings. Innovations at search engines and online retailers, such as the Google “Buy” button or voice assistance, such as Amazon Alexa, may no longer channel customers to our websites in order to purchase products, which may result in reduced site traffic, fewer repeat customers and lower overall orders. Search engines may also place websites on a “blacklist” or remove them from their indexes for example due to poor search engine optimization. We cannot guarantee that a removal of any of our websites by Google, Yahoo, Bing or another search engine will not happen in the future or that we will be able to adapt to changes in search engine providers’ algorithms in a timely manner.

If the search engines on which we rely for site traffic remove any of our websites from their indices or otherwise modify their algorithms such that our websites have less favorable placement or do not appear among search results, our business would be adversely affected. Such circumstances may result in fewer customers clicking through to our sites, requiring us to resort to other more costly resources to attempt to replace that traffic, and this may reduce our net sales and could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

In addition, a part of our marketing strategy is to pay for a prominent display on search engines’ results pages. In order to place these listings with a search engine, we frequently place bids on key words at a certain cost per click that we pay to the search engine. Under the bidding system, the order in which websites appear in a search engine’s paid search results is determined by a combination of the price bid by the website and the historical and expected rate at which consumers click through to the website. Bids on generic search terms (such as “bike”) typically cost more than bids on branded search terms (such as “Tennis-Point”). The click-through rate is, in turn, influenced by the strength of the website’s brand and the popularity of the website. As the importance of online advertising increases and competition to be ranked higher in purchased listings intensifies, the cost of search engine marketing generally increases. Any increase in the cost of or in our reliance on search engine marketing, or any decrease in the effectiveness of our search engine marketing, could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our business depends on the continued penetration of the internet and the development and maintenance of internet infrastructure by third parties.

The delivery of our products and services depends on the ability of third-party internet service companies to provide internet access and maintain reliable networks with the necessary speeds, data capacity and security. Changes in access fees to users may materially adversely affect the ability or willingness of users to access our content. A departure from “net neutrality” (the principle that all forms of internet traffic (i.e., video, telephony and text) are subject to equal treatment in transmission speed and quality) in the markets in which we operate, for example, could result in increased costs to our business. These factors are out of our control and the manifestation of any of them could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

In addition, increasing traffic or user numbers may result in a decline in internet (including mobile internet) performance or reliability. Internet outages or delays could also materially adversely affect our ability to provide services to our customers, which could in turn have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our investments to increase brand awareness, to generate website and mobile traffic and to build or retain a loyal customer base may not be effective.

Maintaining and enhancing the awareness of our brands, acquiring new customers, and increasing the number of customer visits to our website and apps, the number of orders and the basket size per order is critical to our success and profitability.

We have made significant investments related to brand awareness, customer acquisition and customer loyalty, and we expect to continue to spend significant amounts to attract new and retain existing customers. For example, we have incurred and will continue to incur significant expenses in marketing through a broad range of media to attract website and app traffic, to increase customer loyalty and repeat purchases in order to increase revenue and maintain our brand awareness and recognition. These expenses include cost of marketing relating primarily to search engine advertising (Google), costs for TV commercials and costs for price comparison websites. Our decisions regarding investments in customer acquisition substantially depend upon our analysis of the conversion rates and customer lifetime value to customer acquisition cost ratios as well as first order profitability generated from customers we acquired in earlier periods. There can be no assurance that our assumptions regarding required customer acquisition investment and resulting net revenue from such customers, including those relating to the effectiveness of our marketing expenditures, will prove to be correct or that our marketing efforts and other promotional activities will achieve what we consider to be an optimal mix of advertising and marketing at a cost we consider to be economically viable. Furthermore, we cannot guarantee that certain methods of advertising that we currently utilize will not become less effective, be prohibited or otherwise be unavailable to us in the future. Our online partners might be unable to deliver the anticipated number of customer visits or impressions, or visitors that are attracted to our websites by such campaigns might not make purchases as anticipated by us.

If we are unable to attract sufficient brand awareness, website or app traffic, translate a sufficient number of website visitors or app users into purchasers with sufficiently large basket sizes, build and maintain a loyal customer base, increase repeat purchases from customers, or do any of the foregoing on a cost-effective basis, our future growth could be limited or our revenue could even decline. The occurrence of any of these events, alone or in combination, could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on strong brands, which we might not be able to maintain or enhance. Any such inability could harm our business, financial condition, cash flows, results of operations and prospects.

The recognition and reputation of our brands, in particular “Tennis-Point”TM, “fahrrad.de”TM, “Bikester”TM, “Brügelmann”TM, “Probikeshop”TM, “Addnature”TM, “Campz”TM, “Stylefile” TM and “Outfitter”TM, among customers and suppliers are critical for the growth and continued success of our business as well as for our competitiveness in our target product categories and markets. Maintaining leading brands is particularly important in the multi-brand sports e-commerce industry, and competition among online retailers typically favors the market participants with the strongest brands. While less well-known brands may also be able to operate profitably, the market participant with the strongest brand typically captures a very large market share. In this regard, we depend on our multi-brand strategy, where each individual brand is well known though not necessarily maintaining a leading market position in respect of such brand. Therefore, any developments, such as the legal dispute concerning the use of our brand “Tennis-Point”TM in the United States, that harm our brands could materially adversely affect our business.

As competition in the sports e-commerce markets intensifies, we anticipate that maintaining and enhancing our brands will become increasingly difficult and expensive, and investments to increase the value of our brands may not be successful. Many factors, some of which are beyond our control, are important for maintaining and enhancing our brands, including our ability to:

•	compile an attractive sports and sports-related product offering sold at attractive prices;

•	increase brand awareness through marketing and brand promotion activities;

•	preserve and improve our reputation;

•	increase purchase frequency;

•	maintain and improve customer satisfaction through dedicated customer services tailored to meet customers’ specific needs (from pre-sale advice to after-sales services);

•	attractively present and market these products as part of an inspiring and convenient shopping experience, in particular products marketed under our private brand labels;

•	maintain, monitor and improve our relationships with suppliers;

•	manage new and existing technologies and sales channels, including our apps; and

•	maintain and improve the efficiency, reliability and quality of our delivery and fulfillment processes to ensure comparably short delivery times.

In addition, we may be required in the future to invest in one specific brand or customer category to the detriment of our other brands or customer categories, which may weaken such brand or category.

Any failure to offer high-quality products, an inspiring and convenient shopping experience and excellent customer service tailored to meet customers’ specific needs could damage our reputation and brands and result in the loss of revenues, which could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our business is complemented by our private label brands, which we might not be able to maintain or enhance, and unfavorable customer feedback or negative publicity could adversely affect our private label brands.

Our business is complemented by private label brands, including, Fixie Inc., Red Cycling, Votec, Ortler, Serious, Tennis-Point, Bidi Badu, Axant and Campz. The strong awareness of our private label brands contributes to higher organic traffic on our websites and lower marketing costs, as a high percentage of our website traffic is generated by direct visits or related to customer relationship management, social media or search engine optimization channels. We also typically achieve a higher gross margin when selling our private label brands to consumers vs selling third-party brands. Maintaining and enhancing our private label brands is therefore crucial for the expansion and retention of our base of customers, suppliers and brands as well as for the improvement of our financial results. However, our private label brands may be adversely affected if their public image or reputation is tarnished by customer complaints or negative publicity about product quality, delivery times, return processes, customer support or other services. Any failure to maintain or enhance our private label brands and thus to expend and retain our loyal customer base, could have a material adverse effect on our business, financial condition, results of operations, and prospects.

Failure to provide our customers with a customized and an inspiring sports online experience could limit our growth and prevent us from achieving or maintaining sustainable profitability.

We believe that the foundation of our success as a sports online retailer is to provide our customers with a highly inspiring and engaging sports online experience from a wide selection of brands. If we should fail to offer the sports products and brands in demand by our clients, if we are unable to present such products on our websites in an inspiring and attractive way and at competitive prices, if customization of online experience offered by us fails to be inspiring and yet being expensive, or if customers regard our fulfillment capabilities, in particular delivery, returns and payment, as not entirely convenient, we may be unable to win new customers, may lose existing customers or may be faced with reduced volumes of purchases on our websites, any of which would have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Any failure to anticipate and respond in a timely manner to sports trends and consumer preferences could result in a loss of customers and business.

Our ability to sell a sufficient number of products at satisfactory price levels depends on our ability to predict and respond to sports trends and changing customer preferences in a timely manner. We operate in the sports retail industry, which is highly sensitive to changes in customer preference, fluctuations in sports trends and seasonal weather patterns. Customer preferences regarding sports design, quality and price tend to change rapidly and new trends, such as focus on sustainability, may continue to gain importance. Thus, accurately forecasting the selection and required quantities of such products is difficult. In addition, we must take into account the time it takes us to respond to changes in trends, as we incur lead times for the delivery of merchandise from our suppliers. As such, a potential increase in lead times, e.g., due to disruptions in the supply chain, may result in us not having the appropriate selection or the required quantities of products in order to satisfy customer demand. While there has been an increase in demand for more sustainable and environmental-friendly sports products due to ever more present public awareness regarding climate change and the environmental impact of sports, this may not result in customers’ willingness to pay higher prices, for example. We typically enter into agreements to purchase our merchandise in advance of the applicable selling season and any failure to anticipate and respond in a timely manner to sports trends and customer preferences could result in lost sales, a loss of customers or unfavorable margin structures when selling lower demanded products, which would have a material adverse effect on our business, financial condition, write-offs on inventory and results of operation.

We may miss or may not be able to adapt to the latest trends in communication with our customers through social media or other channels.

We heavily rely on social media to communicate with our customers. Changes to the terms and conditions of the relevant providers could limit our ability to communicate through social media. These services may also change their algorithms or interfaces even without notifying us, which may reduce our visibility or increase our costs.

We also use newsletters in the form of emails and other messaging services in order to promote our brands, inform customers of our product offering and/or the status of their transactions. Changes in how webmail services organize and prioritize emails could reduce the number of customers opening our emails. For example, several service providers organize incoming emails into categories. Such tools and features could result in our emails and other messages being shown as “spam” or as lower-priority messages to our customers, which could reduce the likelihood of customers opening or responding positively to them. Actions by third parties to block, impose restrictions on, or charge for the delivery of, emails, app push notifications and other messages, as well as legal or regulatory changes limiting our right to send such messages or imposing additional requirements on our ability to conduct email marketing or send other messages, could impair our ability to communicate with our customers.

If we are unable to communicate through social media, via emails, app push notifications or other messages with our customers, if our messages are delayed, or if customers do not receive or view them, we will no longer be able to use this marketing channel. This could impair our marketing efforts, or make them more expensive if we feel the need to increase spending on paid marketing channels to compensate for the loss of free marketing, and, as a result, our business could be adversely affected.

In addition, any malfunction of our communication services could result in erroneous messages being sent and customers no longer wanting to receive any messages from us. Furthermore, our process to obtain consent from the visitors to our websites to receive newsletters, app push notifications and other messages from us and to allow us to use their data may be seen as insufficient or invalid. As a result, such individuals or third parties may accuse us of sending unsolicited advertisements and other messages which could result in claims against us.

The way our customers communicate online is constantly evolving. Keeping up with these developments is key for us to effectively present our brand, labels and products to our customers. However, we may not be able to identify new trends in communication or to adapt to these trends. An inability to communicate through social media, app push notifications, emails or other messaging services could have a material adverse effect on our business, financial condition, results of operations and prospects.

We are involved in and may pursue strategic relationships. We may have limited control over such relationships, and these relationships may not provide the anticipated benefits.

We have partnered with numerous third parties, inter alia by acquiring shares in their businesses or by entering into cooperation agreements, including komoot and our joint venture with AEON and a number of operative cooperations across our group of companies and may pursue and enter into additional strategic relationships in the future. Current and future strategic relationships involve risks, including but not limited to maintaining good working relationships with the other party, inconsistency of economic or business interests, the other party’s failure to fund its share of capital for operations or to fulfill its other commitments – including providing accurate and timely accounting and financial information to us – loss of key personnel, actions taken by our strategic partners that may not be compliant with applicable rules, regulations and laws, reputational concerns regarding our partners or our leadership that may be imputed to us, bankruptcy and related bankruptcy proceedings requiring us to assume all risks and capital requirements related to the relationship. Further, these relationships may not deliver the benefits that were originally anticipated, all of which could have a material adverse effect on our business strategy and results of operations.

We rely on external financing to support the continued growth of our business and may not be able to raise needed capital on economically acceptable terms, or at all.

Since our inception, we have had negative operating cash flows and relied on external financing. The uncertain and volatile economic environment across our key regions, combined with significant funding needs and a loss-making business, may reduce our options for raising additional capital, be it in the form of equity or debt financing. This uncertain and volatile environment may also negatively impact the accuracy of our budgeting and financial forecasting. As a consequence, we may not be able to correctly anticipate our capital requirements. If we are not able to raise the required capital on economically acceptable terms, or at all, or fail to accurately project and anticipate our capital needs, we might have insufficient funds to meet our obligations and/or may be forced to limit or even scale back our operations, which may adversely affect our growth, business and market share and could ultimately lead to insolvency.

While we raised significant capital in the Business Combination, we may require additional capital to finance our operations or the future growth of our business. If we choose to raise additional capital by issuing new shares, our ability to place such shares at attractive prices, or at all, depends on the condition of equity capital markets in general and the price of our shares in particular, and such share price may be subject to considerable fluctuation.

A breach of covenants or other contractual obligations contained in external financing agreements, including any arrangements we enter into in the future, could trigger an event of default that may trigger immediate repayment obligations or may lead to the seizure of collateral posted by us, all of which may adversely affect our business. Additional debt financing from independent third parties may not be easily available to us. Even if additional debt financing were available, such financing may require us to grant security in favor of the relevant lenders or impose other restrictions on our business and financial position. Moreover, if we raise additional capital through debt financing on unfavorable terms, this could adversely affect our operational flexibility and profitability. Such restrictions may adversely affect our operations and limit our ability to grow our business as intended.

An inability to obtain capital on economically acceptable terms, or at all, could have a material adverse effect on the implementation of our business strategy, financial condition, results of operations and prospects.

We rely on third party suppliers for the products we sell and any deterioration in those business relationships or continuing supply chain disruptions may materially and adversely affect our business.

We source the products we sell (including our private brand label products) from a significant number of suppliers. Our continued growth resulting from increased demand for the products we sell will require us to increase our ability to source commercial-quality products on reasonable terms.

Our suppliers (including those manufacturing our private label products) may:

•	cease selling merchandise on terms acceptable to us;

•	fail to deliver goods that meet consumer demands;

•	encounter financial difficulties;

•	terminate our relationships and enter into agreements with our competitors on more favorable terms;

•	have economic or business interests or goals that are inconsistent with ours and take actions contrary to our instructions, requests or objectives;

•	decide to initiate their own e-commerce operations, thereby directly competing with us;

•	be unable or unwilling to fulfill their obligations, including their obligations to meet our production deadlines, quality standards and product specifications;

•	fail to expand their production capacities to meet our growing demands;

•	encounter raw material or labor shortages or increases in raw material or labor costs, labor disputes or boycotts which may impact our costs;

•	be affected by natural disasters;

•	encounter trade restrictions or disruptions, currency fluctuations or adverse changes in general economic and political conditions;

•	encounter disruptions, including the current COVID-19 related supply chain disruption; or

•	engage in other activities or employment practices that may harm our reputation.

In addition, a considerable reduction in payment terms from our suppliers, which may further decrease in the future, has, inter alia, led to additional short and medium term liquidity needs. Any disruptions in our relationships with suppliers or our failure to resolve disputes with or complaints from our suppliers in a timely manner or a further reduction in payment terms could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

In addition, certain of our businesses have a high level of turnover with a select number of suppliers. For instance, a significant portion of our sales in our teamsport and athleisure segments related to products of Adidas and Nike. If any significant supplier chooses not to sell their products to us or limit our access to their products, this could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Our brands and other suppliers could discontinue selling to us on financially viable terms, fail to supply us with high quality, compliant and sufficient merchandise, or fail to comply with applicable laws or regulations.

We source our proprietary brand products from numerous domestic and international manufacturers, distributors and resellers with whom we typically do not agree on long-term supply agreements. These suppliers are subject to various risks, such as changes in raw material costs, labor disputes, boycotts, natural disasters, trade restrictions or disruptions, currency fluctuations, reductions in available credit from banks, factors or other financial institutions and adverse changes in general economic and political conditions as well as supply chain interruptions caused by the ongoing COVID-19 pandemic that could limit their ability to provide us with high-quality and compliant merchandise on a timely basis and in accordance with agreed-upon terms or may fail to re-negotiate new supply agreements with our suppliers on favorable terms. In addition, we face risks in relation to the shortage of supplies in bicycles and bicycle parts due to the overall increased demand for bicycles and bicycle parts due to the COVID-19 pandemic. In this respect, we may be unable to fully pass on price increases for bicycles to our customers which could have a negative impact on our profitability.

We could also become subject to adverse legal or regulatory actions if our suppliers provide us with or have us sell from third-party stock products that do not comply with applicable laws or regulations, including laws and regulations relating to product safety, embargoes, environmental protection, and standards relating to employment and factory conditions. While we have taken steps to prevent noncompliance of our brand partners and suppliers with applicable laws and regulations, there can be no assurance that these steps effectively prevent non-compliance in all circumstances. If sports brand partners or suppliers do not observe these regulations, we may be unable to sell or otherwise handle the relevant products. If we fail to detect any deficiencies in the products sold or handled by us before such products are shipped to customers, we may have to recall such products. In the event of any failure by sports brand partners or suppliers to meet our quality standards or the quality standards of our customers, we could incur additional costs, our brand and reputation may be damaged by negative publicity due to such deficiencies, we or our management may face administrative fines, claims related to product liability or criminal charges and we may lose current or potential customers, all of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

We source our private label brand products from a large number of different manufacturers, including manufacturers across multiple continents (including Asia), where there is a relatively higher risk that agreed-upon working conditions are not respected at all times. In addition, manufacturers may use materials that are not suitable for the relevant products and could potentially even harm consumers of our own private label brand products. While we regularly check the working conditions in most of these factories and the quality of our own private label brand products, there can be no guarantee that our checks effectively uncover all deficiencies. We may also become liable for violation of national or European legislation regarding the monitoring of our supply chains in the future (for further details please refer to “We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.”). Any deficiencies may result in negative publicity and may materially harm our reputation and business. In addition, some of our manufacturers require that we prepay orders for merchandise, which exposes us to the risk of fraud. Further, we may lose these prepayments if the relevant manufacturer enters bankruptcy proceedings.

We are subject to standardized contractual terms and conditions imposed by our suppliers that regularly include restrictive clauses, which, for example, prohibit us from selling our products in or into certain regions and markets or on certain platforms.

When we enter into arrangements or contracts with our suppliers, we typically have to agree to their respective standardized contractual terms and conditions, which are generally not further negotiable. Such standardized contracts often include various restrictive clauses, such as, territorially restricting or other similar clauses prohibiting us from selling our products in or into certain regions and markets or on-selling products through channels other than our own websites. At the same time, such standardized contracts typically do not impose comparable restrictions on our suppliers that would prevent those suppliers from selling the relevant products to our competitors or any other third party. Any breach of such restricting clauses, both intentional or inadvertent, might lead to the termination of the respective contract by the supplier concerned, expose us to substantial liability or contractual fines, and could result in material litigation against us. Even if our contractors falsely accuse us of having violated such clauses and assert corresponding claims against us, defending such claims might be expensive and time-consuming and may divert our management’s attention away from the day-to-day management of our business. Besides that, there would be no guarantee that the defense against such claims would ultimately be successful.

The agreements concluded with our suppliers typically do not provide for a fixed price for the purchase of products by us. As a result, we may be subject to price fluctuations based on changes in our suppliers’ businesses, cost structures, foreign exchange rates or other factors. Most of these standardized contracts do not incorporate any obligations or standards for our suppliers regarding ethical business conduct, corporate responsibility or legal compliance in general. There is no guarantee that our suppliers conduct their business according to our own ethical business principles or ideas of corporate responsibility and any non-compliance by any of our suppliers with such principles or applicable laws and regulations could significantly damage our reputation, business and/or expose us to claims by third parties. For further details on recent supply chain legislation, please also refer to “We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.”

Further, we are already subject to numerous contracts incorporating such restricting or other similar clauses and may enter into additional contracts or may be subjected to similar arrangements in the future involving such or similarly restricting clauses, particularly if and to the extent we geographically expand our business operations. For example, based on such restricting clauses, we are already prohibited from selling certain of our products sourced from selected brand partners or suppliers in or into markets outside of Germany, the European Economic Area or the US. Certain other brand partners impose restrictions or certain requirements for the presentation of their products on our websites or our marketing activities. Any such contractual restriction may significantly limit our ability and potential to conduct or grow our business operations, particularly if we enter into further contracts containing such non-compete, territorially restricting or similar clauses in the future.

Many of our suppliers rely on credit insurance to protect their receivables, and any changes to, or too slow adjustments or withdrawals of, such credit insurance might lead suppliers to seek to reduce their credit exposure to us.

We are aware that many of our third-party suppliers have traditionally obtained credit insurance to protect their receivables against the risk of bad debt, insolvency or protracted default of their buyers, including us. Credit levels available to us from our suppliers remain dependent on the general economic environment and our financial position. Despite a modest improvement of availability of credit insurance to our suppliers during the fiscal year 2021, we experienced a notable decrease in the availability of credit insurance to our suppliers in previous years. If such availability decreases, or if requests concerning an increase in credit levels are not met in a timely manner, and if such suppliers are unwilling or unable to take credit risk themselves or find alternative credit sources, they might choose to reduce their credit exposure to us, which efforts might include attempts to change their credit terms or refusing to contract with us. Any such actions could have a material adverse effect on our cash position, lead to an increase in our indebtedness or have a negative impact on our product offering and, thus, on revenue, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Changes in customer return rates might increase our costs and harm our business.

We have established return policies specific to our various local markets and verticals that permit our customers to return products within designated timeframes ranging from 30 to 100 days following delivery. Granting return rights is an important element for converting app and website visitors into customers, providing our customers with the certainty that they will only be required to pay for those products that they want to keep.

We might experience a significant increase in returns — for example, due to customer dissatisfaction with our products or customer service, changes in customer behavior or the abuse of our liberal return policy by persons not actually willing to purchase our products. In this case there is no guarantee that we will be able to utilize returned goods in a cost-efficient manner — for example, by reselling them on our websites, selling them at third-party outlets or returning them to our suppliers. We incur costs associated with returned goods — for example, costs associated with return processing and delivery — but may not receive revenue from returns or proceeds from sales of returned goods may not cover all costs incurred. Thus, any increase in returns would increase our costs with no corresponding increase in revenue.

Continued growth, in particular in case of an increase in market place sales, is likely to increase the absolute number of returns, which may force us to allocate additional resources to the handling of such returns and may further complicate our operations. Even though products that have not passed through our fulfillment centers, but are delivered via drop-shipping, contain a return label for that drop-shipping partner, we cannot guarantee that some packages are wrongly labeled and returned to us, which may require us to store such products for a certain amount of time and initiate the further return to our partner. Furthermore, any modification of our return policies may result in customer dissatisfaction or an increase in the number of returns, which could adversely affect our business.

We may be unable to manage our own inventory levels effectively and shifting customer preferences may result in overstocking or understocking of products.

We operate in the sports retail industry, which is highly sensitive to changes in consumer preference, fluctuations in sports trends and weather patterns. Consumer preferences regarding sports design, quality, sustainability and price tend to change rapidly and accurately forecasting the selection and required quantities of such products in future periods is difficult. Accelerated through sentiments on social media, the popularity of products can change significantly between the time products are ordered and the date of sale. In addition, the lead times we must incur in taking delivery of merchandise from many of our suppliers pose challenges by increasing, in some cases significantly, the time it takes us to respond to changes in product trends, consumer demand and market prices. As a result, we face the risk of not having the appropriate selection or the required quantities of products in order to satisfy customer demand, in which case our reputation might suffer. A sudden loss of customers may additionally result in increased costs of maintaining inventory and the risk of losses on excess inventory.

In addition, we may misjudge the popularity of our products due to changing customer preferences, which may render us unable to avoid overstocking or understocking. We therefore face the risk of carrying excess inventory which we might be unable to sell during the relevant selling seasons, or only by offering significant discounts. In addition, significant discounting may damage both our relationship with suppliers whose products we sell at discounts as well as our own brand. We generally do not have the right to return unsold products to our brand partners. If we fail to anticipate and respond in a timely manner to changing consumer preferences and adjust our purchases and inventory accordingly, this may result in lost sales, sales at lower than anticipated margins and/or write-offs on inventories, any of which would have a material adverse effect on our business, financial condition and results of operations.

The broad variety of payment methods we accept exposes us to operational, regulatory and fraud risks.

We currently accept a number of different payment methods tailored to meet our customers’ payment preferences. These payment methods include, among others, invoicing, credit and debit cards, PayPal, direct deposit, online bank transfer, direct debit, checks and gift cards. Due to the complexity of the broad variety of payment methods we accept, we face the risk of operational failures in our checkout process, which could adversely affect our conversion rate (i.e., the percentage of people visiting our websites that actually place an order) and customer satisfaction. There is also the risk that, in connection with the methods of payment we offer, we may become subject to additional regulations, compliance requirements, and various types of fraud or cyber-attacks.

For certain payment methods, including credit and debit cards, we pay bank interchange and other fees. These fees may increase over time, increasing our operating costs and decreasing our profitability. We are also subject to operating rules and certification requirements of payment scheme associations, including the Payment

Card Industry Data Security Standard and rules governing electronic funds transfers. Amendments to these rules or the introduction of new laws or requirements regarding any payment method we accept could result in increasing compliance costs, higher transaction fees, and the possible loss of or restrictions to our ability to accept credit or debit cards or other types of payment.

We generally rely on third parties to provide payment processing services. We also rely on third-party payment processors, and encryption and authentication technology licensed from third parties, to securely transmit customers’ personal information. If these companies become unwilling or unable to provide these services, or increase their fees, such as bank and intermediary fees for credit card payments, our operations may be disrupted and our operating costs could increase.

Furthermore, we face risks relating to customer claims that purchases or payments were not properly authorized or were transmitted in error, as well as risks that customers have insufficient funds and the risk of fraud. While fraud risks are mostly covered through our contracts with payment processing services, any failure to avoid or limit losses from fraudulent transactions could damage our reputation and result in increased legal expenses and fees.

The materialization of any of the risks described above could have a material adverse effect on our business, financial condition, results of operations and prospects.

We largely depend on third-party service providers for the fulfillment and distribution of our products to end customers.

We depend on third-party logistics providers for the fulfillment and distribution of the products that our customers order online. Therefore, we have only limited control over the handling of our goods in the course of the fulfillment process, the timing of deliveries and the security of our products while they are being transported. There may be shipping delays due to, among other things, inclement weather, natural disasters, strikes, terrorism or ongoing restrictions related to the COVID-19 pandemic. We also face the risk that our products may be damaged or lost in transit — for example, in the course of sourcing from overseas. If these third-party providers terminate their contracts with us, we may not be able to find suitable alternatives on commercially acceptable terms, which could disrupt our services or increase our costs. Additionally, there can be no assurance that customers will not expect or demand faster delivery times than we can ensure in the future. If the products we sell are not delivered in a timely manner or are damaged or lost in transit, if we are not able to provide adequate customer support, or if our competitors are able to deliver the same or equivalent products faster or more conveniently, our customers could become dissatisfied and cease buying on our websites.

In some of our markets, it may be difficult to replace the logistics providers with whom we cooperate due to a lack of alternative offerings at comparable price and/or service quality and we may not be able to substitute such third-party services with an own last-mile delivery service. Changes in shipping terms and costs, for example due to higher fuel costs, or the inability or refusal of third-party logistics providers to deliver our products in a safe and timely manner could harm our reputation and have an adverse effect on our business. Additionally, any deterioration in the financial condition of any third-party service provider could have an adverse impact on the quality of our logistics processes and distribution costs. If third-party logistics providers were to increase their shipping costs and we continue to offer free delivery and returns, the increased shipping costs could have a material adverse effect on our business and financial condition.

Any failure to successfully address our changing fulfillment and logistics capacity requirements could severely affect our business and prospects.

The functioning of our online business depends to a large extent on our customers receiving the ordered goods in a timely and convenient manner and their ability to return them without any difficulties. To keep our customers satisfied we rely on a multi-national logistics infrastructure, consisting of both own, hybrid and third-

party logistics infrastructure set-ups, including inbound receipt of items for sale, storage systems, packaging, outbound freight, and the receipt, screening and handling of returns. These processes are complex and depend on sophisticated know-how and computerized systems. We are therefore constantly monitoring and sourcing our fulfillment services and logistics capacity to keep up with those requirements and match our continued growth. It is, however, not certain that we will be able to find suitable service providers on commercially acceptable terms to support any future expansion plans. We might also need to increase our capital expenditures more than anticipated in order to increase the capacity of our own logistics infrastructure while at the same time, in other regions we may be forced to deal with excess capacities. Any failure in the required sourcing of fulfillment and logistics infrastructure as our business expands could materially impact our growth strategy.

If we continue to add new businesses or categories with different logistical requirements, or change the mix in products that we sell, our logistics capacities will become increasingly complex and operating it will become even more challenging. Operational difficulties could result in shipping delays and customer dissatisfaction or cause our logistics costs to become high and uncompetitive. Any failure to successfully address such challenges in a cost-effective and timely manner could severely disrupt our business and harm our reputation.

Our sourcing and logistics costs are subject to movements in the prices for raw materials and fuel as well as other factors beyond our control, and we may not be able to pass on price increases by our third-party services providers to our customers.

Our sourcing and logistics costs depend on the development of prices for certain raw materials, in particular cotton and other textile raw materials, as well as fuel. In addition, our sourcing costs are also influenced by the capacity utilization rates at our suppliers, quantities demanded from our suppliers, and product specification. As a result, our costs of materials can vary materially in the short-term and, in cases of supply shortages, can increase significantly. We are typically impacted by increases in the prices of raw materials and fuel price as well as carrier-charge increases, as our suppliers and third-party service providers attempt to pass along these increases to us. Although we may attempt to pass on cost increases to our customers by increasing selling prices via regular price reviews, we may not always be able to do so. Moreover, any price increases could adversely affect our sales or reduce our profitability. During periods of declining input or fuel prices, customer demand may also require that we sell our products at lower prices or may restrict our ability to increase prices, in spite of the fact that we may use goods that were purchased at higher prices or that we are forced to incur higher shipping costs, thereby negatively impacting our margins. The volatility in our sourcing and logistics costs and our limited ability to pass them on to customers may adversely affect our business and financial condition.

Dissatisfaction with our customer service could negatively affect our customer retention and the further implementation of our growth strategy.

A satisfied and loyal customer base is crucial to our continued growth. A strong customer service is required to ensure that customer complaints are dealt with in a timely manner and to the customer’s satisfaction. Except with respect to our offline stores, we do not typically have direct face-to-face contact with customers which is afforded through offline retail, the way we directly interact with customers through our customer service team is crucial to maintaining continuous customer relationships. We respond to customer requests and inquiries through e-mail, chat functions, social media and our partly toll-free hotlines. Any actual or perceived failure or unsatisfactory response by our customer service could negatively affect customer satisfaction and loyalty. Our inability to retain customers due to a lack of satisfactory customer service could have a material adverse effect on the further implementation of our growth strategy.

Our business is subject to operational and accident risks which may not be fully covered by our insurance.

We are exposed to risks related to the health and safety of our employees and contractors as well as other workplace safety risks. For example, our distribution activities involve specific risks such as fire, falls from height, objects falling from storage shelving and during movement, or traffic movements which could result in damage to equipment, damage to the property of third parties and personal injury or death. Accidents or other incidents that occur at any of our shops or distribution facilities or involve our personnel or operations could result in claims for damages against us and could damage our reputation. If staff and contractors get injured during the course of their duties we may, among other things, face fines and penalties from regulators as well as damage to our reputation.

We are also exposed to risks due to external factors beyond our control, including, but not limited to, accidents, vandalism, natural hazards, acts of terrorism, damage and loss caused by fire, power failures or other events, that could potentially lead to personal injuries, damage to third-party property or the environment or the interruption of our business operations. Accidents or other incidents that occur at our offices and workshops, or involve our personnel or operations could result in claims for damages against us and could damage our reputation. Although we maintain insurance against such losses to a level and at a cost we deem appropriate, our insurance policies are subject to exclusions and limitations, and we cannot guarantee that all material events of damage or loss will be fully or adequately covered by an applicable insurance policy. As a result, the amount of any costs, including fines or damages that we might incur in such circumstances, could substantially exceed any insurance we have to cover such losses. In addition, our insurance providers could raise their costs or become insolvent. The occurrence of any of these events, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Any failure to operate, maintain, integrate and scale our network and mobile infrastructure could result in customer dissatisfaction, loss of revenues or subject us to claims for damages.

As an online sports retailer, we are dependent on the smooth functioning of our information technology systems, especially our internet and mobile infrastructure, which are critical to our business and inherently subject to various operating risks. For example, our offering is founded on our marketing platform specifically designed for the sourcing, presentation, curation, marketing and fulfillment of sports products. In addition, a key element of our strategy is to generate a high volume of traffic on, and use of, our websites and mobile domains to analyze a broad range of customer data, tracking individual journeys and ensuring efficient spending of our marketing resources. Our reputation and ability to acquire, retain and serve our customers are dependent upon the reliable performance of our websites, mobile domains and their underlying network infrastructure. As our customer base and the amount of information shared on our websites continue to grow, we will require additional network capacity and computing power. In addition, we need to maintain reliable internet and mobile networks with the necessary speed, data capacity and security, as well as ensuring timely development of complementary products.

The operation of our technology systems is expensive and complex and could result in operational failures. In addition, we are exposed to the risk of our technology systems being undersized and functionally maladjusted. In the event that our customer base or the amount of traffic on our websites grows more quickly than anticipated, we may be required to incur significant additional costs to enhance the underlying network infrastructure. Inadequate performance of our technology systems, whether due to system failures, power outages, lack of firewall protection, denial-of-service and credential stuffing attacks (attempts of which we experience regularly), computer viruses, physical or electronic break-ins, undetected errors, design faults or other unexpected events or causes, could affect the security or availability of websites, prevent customers from accessing our websites and result in limited capacity, reduced demand, processing delays and loss of customers. Past internal and external audits have revealed deficiencies in the technology systems of certain of our verticals. There can be no assurance that our remediation measures are effective. Moreover, future audits could reveal similar or other deficiencies in our technology systems. Any actual or perceived failure to maintain the performance, reliability, security and availability of our products and technology systems to the satisfaction of our customers and certain regulators could harm our reputation, disrupt our business or decrease our ability to attract and retain customers.

We use cloud services for storing and maintaining customer data as well as for the provision of our IT-infrastructure. An interruption or breakdown of our technology systems and IT-infrastructure due to power outages, fire, natural disasters, acts of terrorism, vandalism or sabotage, actions of third-party providers or any other unanticipated reason cannot be ruled out completely. If our cloud service partners fail, we may experience downtime on websites which could reduce the attractiveness of our websites to customers. Failure in our IT-infrastructure could also result in unfavorable media coverage, damage our reputation, and/or result in regulatory inquiries or other proceedings.

A failure to adopt and apply technological advances in a timely manner could limit our growth and prevent us from maintaining profitability.

The internet and e-commerce ecosystems are characterized by rapid technological development. New advances in technology can increase competitive pressure. Our success therefore depends, for example, on our ability to improve our current technological capabilities and capacities, including machine learning algorithms and big data infrastructure and to develop new online features and apps for a variety of platforms in a timely manner in order to remain competitive. Any failure to adopt and apply new technological advances in a timely manner could decrease the attractiveness of our websites and mobile domains to customers and thus adversely affect our growth and our revenue.

Customer growth and activity on mobile devices depends upon effective use of mobile operating systems, networks and standards that we do not control.

Purchases using mobile devices by customers generally, and by our customers specifically, have increased significantly, and we expect this trend to continue. In the fiscal year ended September 30, 2021, approximately 64.8% of page views were generated via mobile app, tablet and mobile phone. To optimize the mobile shopping experience, we are dependent on our customers’ ability to access our sites from an internet browser on their mobile device. With the continued release of new mobile devices and operating systems, we face difficulties predicting the problems we may encounter in developing apps for these alternative devices and operating systems, and we may need to devote significant resources to the creation, support and maintenance of such applications. In addition, our future growth and our results of operations could suffer if we experience difficulties in the future when offering our merchandise on mobile devices. We are further dependent on the interoperability of our sites with popular mobile operating systems that we do not control, such as iOS and Android, and any changes in such systems that degrade the functionality of our sites or give preferential treatment to competitive products could adversely affect the usage of our sites on mobile devices. In the event that it is more difficult for our customers to access and use our sites on their mobile devices, or if our customers choose not to access or to use our sites on their mobile devices or to use mobile products that do not offer access to our sites, our customer growth could be harmed and our business, financial condition and results of operations may be materially and adversely affected.

Further, we continually upgrade existing technologies and business applications, and we may be required to implement new technologies or business applications in the future. The implementation of upgrades and changes requires significant investments. The timing, effectiveness and costs associated with the successful implementation of any upgrades or changes to our systems and infrastructure could have adverse effects on our results of operations.

We are exposed to the risk of security breaches, including cyber-attacks, and unauthorized use of one or more of our websites, databases, online security systems or computerized logistics management systems.

We operate apps, websites, networks and other data systems through which we collect, maintain, transmit and store information about our customers, suppliers and others, including credit card or other financial information and personal information, as well as other confidential and proprietary information, including information related to intellectual property. We also employ third-party service providers that store, process and transmit proprietary, personal and confidential information on our behalf. Furthermore, we rely on encryption and authentication technology licensed from third parties in an effort to securely transmit confidential and sensitive information, including credit card details. While we take extensive steps to protect the security, integrity and confidentiality of sensitive and confidential information (e.g., password policies and firewalls), our security practices may be insufficient and third parties may breach our systems (e.g., through Trojans, spyware, ransomware or other malware attacks, or breaches by our employees or third party service providers), which may result in unauthorized use or disclosure of information. Such attacks might lead to blackmailing attempts, forcing us to pay substantial amounts to release our captured data or resulting in the unauthorized release of such data.

Given that techniques used in these attacks change frequently and often are not recognized until launched against a target, it may be impossible to properly secure our systems. In addition, technical advances or a continued expansion and increased complexity of our IT-infrastructure could increase the likelihood of security breaches.

Advances in computer capabilities, new technological discoveries or other developments could increase the frequency or likelihood of security breaches. In addition, security breaches can also occur as a result of non-technical issues, including intentional or inadvertent breaches by our employees or by persons with whom we have commercial relationships. Any compromise or breach of our security measures, or those of our third-party service providers, could violate applicable privacy, data security and other laws, and cause significant legal and financial risks, adverse publicity or a loss of confidence in our security measures. We cannot be certain that our insurance coverage concerning other risks will be adequate for liabilities that we might actually incur or that such insurance will continue to be available to us on economically reasonable terms, or at all. Additionally, we may need to devote significant resources to protect against security breaches or to address problems caused by breaches, which may require us to divert resources from the growth and expansion of our business. The materialization of any of the foregoing risks could have a material adverse effect on our business, financial condition, results of operations and prospects as well as our reputation as a software enterprise.

Our business may be harmed if we are unable to secure licenses for third-party technologies on which we rely.

We rely on licenses to utilize certain technology provided by third parties, such as database technology, our e-commerce and technology platform, operating systems for our servers and other computers and components for our servers. These third-party technology licenses may cease to be available to us on commercially reasonable terms, or at all. If we are unable to obtain licenses for, or otherwise make use of this technology, we would need to obtain substitute technology, which may not be available. If substitute technology is available, it may be of lower quality or have lower performance standards or may only be available at a greater cost, any of which could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

Also, because we often depend upon the successful operation of third-party products in conjunction with our software, any errors in these third-party products, which may be outside of our control, may prevent the implementation or impair the functionality of our software and internet-based services, or delay the introduction of new services.

Ineffective protection of confidential information might materially weaken our market position.

Our key employees, directors and officers have access to sensitive confidential information relating to our business, especially relating to the functioning of our websites and apps, our proprietary machine learning algorithms and big data infrastructure. While we have confidentiality agreements and technical measures in place we cannot assure that third parties or the general public never gain access to such information. Any ineffective protection of such information relating to our business might materially weaken our market position and thus adversely affect our business and operations.

We may be unable to attract, train, motivate and retain suitably qualified personnel and to maintain good relationships with our workforce.

The competence and commitment of our employees are important factors for our successful development and management of opportunities and risks. Therefore, our success is largely dependent on our ability to attract, train, motivate and retain highly qualified individuals, while building our corporate culture. A lack of qualified and motivated personnel could impair our development and growth, increase our costs and harm our reputation. We face competition for qualified personnel, for example those in information technology positions. Any loss of qualified personnel, high employee turnover, or persistent difficulties in filling job vacancies with suitable applicants could have a material adverse effect on our ability to compete effectively in our business and considerable expertise could be lost by us or access thereto gained by our competitors. In addition, to attract or retain qualified personnel, we might have to offer competitive compensation packages and other benefits which could lead to higher personnel costs. Any failure to attract, train, motivate or retain skilled personnel at reasonable costs could result in a material adverse effect on our business, financial condition and our reputation.

Personnel expenses represent a significant cost factor for our business. Although none of our own employees, except for some of our employees at our subsidiary Addnature AB, is currently subject to any collective bargaining agreement, there can be no assurance that labor disputes, work stoppages, strikes or similar actions will not occur in the future which might urge us to adopt or negotiate a collective bargaining agreement. Any material disagreements between us and our employees could disrupt our operations, lead to a loss in revenue and customers and increase our operating costs. In addition, there is no guarantee that collective bargaining would be possible on terms that are satisfactory to us. If our operations are affected over a longer period of time by labor disputes or if we are forced to enter into a collective bargaining agreement at unfavorable terms, this could have a material adverse effect on our business, financial condition and our reputation.

Our business is partly subject to local seasonal revenue fluctuations which may make it difficult to predict our future performance.

Our business has historically been, and will in all likelihood continue to be, seasonal. For example, most sports we sell equipment for are played in spring/summer, leading to significantly lower sales during winter times than during spring/summer. As a result of this seasonality of our business, any factor that negatively affects our business during the warmer months in any given year can have a disproportionate adverse effect on our revenue for such year. These factors include unfavorable economic conditions in the markets in which we operate at the relevant time and adverse weather conditions such as unusually long winters or short summers. In addition, any negative effects of weak seasons or weak sales of seasonal merchandise are likely to be exacerbated by industry-wide price reductions designed to clear out excess merchandise before or at the end of the relevant season. We might be unable to forecast accurately or synchronize our procurement cycles to coincide properly with seasonal variations in sales volumes. If our business growth slows or ceases, these seasonal fluctuations could become more important to our results of operations. Seasonal variations could also cause our inventories, working capital requirements and cash flows to vary from quarter to quarter. In addition, any negative effects of weak seasons or weak sales of seasonal merchandise are likely to be exacerbated by industry-wide price reductions designed to clear out excess merchandise before or at the end of the relevant season. We might be unable to forecast accurately or synchronize our procurement cycles to coincide properly with seasonal variations in sales volumes. If our business growth slows or ceases, these seasonal fluctuations could become more important to our results of operations. Seasonal variations could also cause our inventories, working capital requirements and cash flows to fluctuate from quarter to quarter. Any failure to adapt to these seasonal changes in a timely manner, may have a material adverse effect on our financial condition and results of operations for the relevant period.

Inability to forecast our business accurately could prevent us from properly planning expenses and process capacity.

We base our current and future expense levels on our forecasts of our business and estimates of future revenue. Such future revenue and results of operations are difficult to forecast because they generally depend on the volume, timing and type of orders we receive, all of which are uncertain. Seasonal variations in our inventories, working capital requirements and cash flows, among other things, also increase the difficulty of our financial forecasting and could adversely affect our ability to accurately predict financial results. For any given season, a substantial portion of our expenses is incurred in advance, and therefore fixed, due to the seasonality of demand for our products and the necessity of purchasing merchandise with significant lead times. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected shortfall in revenue, which could have a material adverse effect on our financial condition and results of operations.

Regulatory, Legal and Tax Risks

We are subject to various regulations applying to e-commerce and tech businesses generally, including but not limited to regulations governing cyber security, data protection, consumer protection, product safety and trademarks, and future regulations might impose additional requirements and other obligations on our business.

We are subject to a variety of laws and regulations applicable to e-commerce and tech businesses, as well as laws and regulations of broader application that apply to us and to public companies in general. These laws and regulations include, among other things, cyber security, data protection, consumer protection, product safety, trademarks and internet domains, human rights and environmental topics (including the collection and disposal of electrical waste and electronic equipment), antitrust, pricing, content, copyrights, the design and operation of websites, social media and other communication, advertising practices, electronic contracts, credit card processing procedures, the provision of online payment services, unencumbered internet access to our services, textile labeling, packaging as well as taxation, tariffs and anti-bribery.

These laws and regulations evolve continuously and at a rapid pace and can differ across the jurisdictions in which we operate. Existing and future regulations and laws may particularly impede the growth and availability of the internet and online services which in turn could impede the ability to grow our business, or otherwise adversely affect our business by increasing costs and administrative burdens.

Given the broad variety of rules and their evolving nature, there can be no assurance that we have complied or will comply fully with all applicable laws and regulations. Any actual or alleged failure by us to comply with applicable laws or regulations could damage our reputation, could lead to a loss of revenue and may give rise to civil liability, administrative orders, fines or criminal charges. Legal or enforcement actions brought against us could damage our reputation and result in substantial legal expenses. Changes in laws or regulations could cause us to incur substantial costs, require us to change business practices, and could inhibit the effective implementation of our growth strategy.

In addition, the legislative and regulatory bodies, or self-regulatory organizations in jurisdictions in which we operate, may expand the scope of applicable laws or regulations, enact new laws or regulations in areas that are relevant to our business. For example, the European Commission’s Digital Single Market (DSM) initiative is expected to result in additional rules on e-commerce or data protection, information security and privacy. Furthermore, on June 11, 2021, the German federal parliament (Bundestag) adopted the so-called Supply Chain Act (Lieferkettengesetz), under which companies will have to carefully document their whole value chains, review their suppliers and prove that they are making efforts to comply with applicable standards and will make companies responsible for counteracting human rights violations in the production of their economic goods or economic goods supplied to them. In addition, in January 2021, the Legal Affairs Committee of the European Parliament called on the Commission to present a law that ensures companies are held accountable and liable when they harm or contribute to harming human rights, the environment and good governance. The European

Parliament adopted a legislative initiative report in March 2021 calling for the adoption of a binding European law on the same matter. This would oblige companies to identify, address and remedy aspects of their value chains. It would also include a ban on imported products linked to severe human rights violations. Companies could be held liable for their actions and risk fines and legal remedies by victims. The Commission envisages to present its legislative proposal on this matter in early 2022.

In the Netherlands, several legislative proposals with regard to mandatory human rights and environmental due diligence requirements were initiated by the Dutch parliament in the past years. The Dutch government has recently started working on a legislative proposal imposing such due diligence requirements, which is intended to be implemented swiftly. The responsible minister indicated that the legislation will be broader and more stringent than the legislation in neighboring countries (Germany, France, UK). The exact requirements will vary depending on the size of the company and type of sector (high risk or not). For all companies there will be a general duty of care to act with due diligence. For larger companies there will be mandatory due diligence requirements following the 6 step due diligence process as included in the OECD Guidelines.

Any (perceived) compliance failure with existing laws and regulations as well as new or expanded rules could result in damage to our reputation and a loss of revenues as well as liability, fines, charges and other sanctions, remedial measures or consequences.

Non-compliance with data protection laws could result in liability and reputational harm to our business, and adverse changes in the applicable legal framework could increase our costs of operations.

As part of our business we process sensitive customer data (including banking/payment information, names and addresses) and therefore must comply with the applicable data protection and privacy laws. We are currently particularly subject to German and European laws and regulations on privacy, information security and data protection, the most relevant of which relate to the collection, protection and use of personal and business data, including Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“General Data Protection Regulation”), but also to other legal frameworks like the UK Data Protection Act or the California Consumer Privacy Act. The costs of complying with the General Data Protection Regulation are high and continue to increase, particularly in the context of ensuring that adequate data protection and data transfer mechanisms are in place. Any failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions and damage to our reputation.

Privacy related regulation could interfere with our strategy to collect and use personal information as part of our data driven approach. For example, the use of “cookies” and similar (tracking) technologies, especially for behavioral advertising as well as other tracking and analytics purposes, requires any user’s explicit prior consent. Certain details as to how to validly obtain prior consent of the users are still open and there can be no assurance that further restrictions in obtaining prior consent, if widely adopted, will not result in a significant reduction in the effectiveness of the use of cookies and other methods of online tracking. Currently, there is uncertainty in relation to the exact implementation of future consent requirements and the exact implementation of tighter legislative restrictions may lead to lower opt-in rates for the application of our cookies and other methods of online tracking. Data protection laws and rules also impose certain standards of protection and safeguarding on our ability to collect and use personal information relating to customers and potential customers. This particularly applies to profiling, e.g. any form of automated processing of personal data intended to evaluate certain personal aspects relating to a natural person or to analyze or predict such person’s economic situation, location, health, consumer preferences, or other relevant behavior. Such restrictions may impede our ability to offer more curated and personalized content to our customers.

Any unauthorized access or disclosure of personal data may constitute a personal data breach under the General Data Protection Regulation. Unauthorized data access or disclosure could occur through cyber security breaches as a result of human error, external hacking, malware infection, malicious or accidental user activity, internal security breaches, and physical security breaches due to unauthorized personnel gaining physical access. In the event of such a personal data breach, we could be required to notify applicable government authorities and/or potential victims on very short notice and could face continued governmental investigations, fines and private claims for compensation from individuals whose personal data was involved. Violations of the General Data Protection Regulation may result in monetary penalties in the higher of up to €20.0 million or 4% of our worldwide turnover of the preceding fiscal year.

Furthermore, on July 16, 2020, the European Court of Justice issued its decision in Data Protection Commissioner v. Facebook Ireland Limited and Maximilian Schrems, which invalidated the EU-U.S. Privacy Shield framework for data transfers from countries of the European Union to the United States. This decision has greatly increased the legal requirements imposed on data exporters for transfers of personal data from EU-countries to non-EU countries, which are deemed to have an inadequate data protection level compared to the standards imposed in the European Economic Area (including, amongst others, the United States). Ensuring compliance with changing and/or stricter standards requires resources to continuously review and, as necessary, replace, amend or supplement the international data transfer mechanisms which we currently rely on, including corporate binding rules, standard contractual clauses and adequate data processing agreements with our business partners. The resulting mechanisms and procedures may increase the expenses associated with our overall compliance with personal data protection requirements or even require us to discontinue using certain tools that are relevant to our business. Any non-compliance could result in potentially significant regulatory and/or governmental investigations and/or actions, litigation, fines, sanctions and damage to our reputation.

Changes in the economic or political framework may lead to further changes in these and/or other regulations governing data protection or changed interpretation of existing laws as well as the enactment of stricter laws and regulations governing data protection, which could increase our costs of operations due to increased compliance measures.

We sell products to customers that are located in various jurisdictions and intent to further increase our geographic reach, which requires us to comply with various, and sometimes conflicting legal and regulatory requirements.

As we sell products to customers that are located in various jurisdictions, we are subject to various laws and regulations of the relevant countries. While a certain number of relevant regulations have been harmonized throughout the European Union, currently or main markets, many of these laws and regulations are complex and difficult to interpret, also due to deviating practices and interpretation of local authorities and courts. Moreover, as we plan to further expand our international operations to target customers in additional countries, we will become subject to additional laws and regulatory regimes. The legal and regulatory frameworks governing our business and operations may become increasingly uncertain due to quickly changing laws, contradictory interpretation of laws and regulations, administrative bypassing of legal frameworks or a lack of market precedents upon which we can rely.

Our international business is subject to laws and regulations in many areas, including cyber security, data protection, consumer protection, product safety, trademarks and internet domains, human rights and environmental topics, antitrust, pricing, content, copyrights, the design and operation of websites, social media and other communication, advertising practices, electronic contracts, credit card processing procedures, the provision of online payment services, textile labeling, packaging as well as taxation, tariffs, international sanctions and anti-bribery. These various laws and regulations often evolve and sometimes conflict with each other. Furthermore, operating in foreign jurisdictions entails an inherent risk of misinterpreting and wrongly implementing foreign laws and regulations. While we are not aware of any material breach by us of any applicable laws and regulations, we cannot rule out that we have not been in full compliance with these laws and regulations in the past.

Additionally, some of the tax systems into which we sell our products are very complex and there is no guarantee that the relevant tax authorities agree with the positions we have taken or the tax optimization structures and measures we have used to minimize legal risks, administrative burdens and tax rates. In other countries, changes in the political or legal climate may impact our use of local currency and local banking. Similarly, we may be bound by extended waiting periods and complex and costly administrative approval processes and registration.

As these laws continue to evolve and as we expand into new jurisdictions, our compliance efforts will become more complex and expensive and the risk of non-compliance will increase. Violations of applicable laws and regulations may harm our reputation and result in legal action, criminal and civil sanctions, or administrative fines and penalties against us or members of our governing bodies and our employees. Such violations may also result in damage claims by third parties or other adverse legal consequences, including class action lawsuits and enforcement actions by national and international regulators resulting in the limitation or prohibition of business operations. There is no guarantee that we can successfully manage or avoid any of the legal risks to which we are exposed, and non-compliance with the legal and regulatory frameworks that govern our operations, whether intentional or not, may have material adverse effects on our businesses, including causing us to cease our operations entirely.

Product recalls, product liability claims and breaches of corporate social responsibility could harm our reputation and business.

There is a risk that the goods we sell may cause property damage or injury to our customers, particularly in our bike business. While we believe that our operations comply in all material respects with all applicable product safety and consumer protection laws and regulations, the sale of defective products might result in product recalls, product liability claims and/or administrative fines or criminal charges. Even if an event causing a product recall proves to be unfounded or if a product liability claim against us is unsuccessful, the negative publicity surrounding any assertion that products sold by us caused injury or damage, or any allegation that the goods sold by us were defective, could adversely affect our reputation with both existing and potential customers as well as our corporate and brand image, particularly with a view to our own brands. We also face risks associated with environmental, animal-rights and sustainability concerns. For example, any negative publicity campaigns concerning low-priced, short-lived sports items may negatively affect our reputation or our sales. Similarly, negative publicity associated with the sale of sports items manufactured using animal-sourced products may negatively affect our reputation or our sales. We are further exposed to risks in relation to possible breaches of corporate social responsibility, including ethical sourcing, working conditions, child labor and responsible recruitment, which may harm our reputation and prospects. For example, if improper working conditions are found or alleged to exist at one or more of the factories in which the sports products we sell are manufactured, or if there is a major injury or loss-of-life incident in such factories, we could face negative publicity that could damage our reputation and the perception of the brands we sell, including our own brands, and we may be required to pay fines, face enhanced scrutiny by regulators or be subjected to other adverse legal consequences. Deficiencies in the area of corporate social responsibility may also negatively affect our recruiting efforts or disrupt our business.

The materialization of any of the foregoing risks, alone or in combination, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our inability to acquire, use or maintain our local trademarks and domain names for our sites could substantially harm our business, financial condition and results of operations.

We are the registrant of various trademarks as well as the trademarks of our websites in numerous jurisdictions and have also registered various internet domain names containing e.g., our brand names for our websites combined with the relevant top level domain in those jurisdictions in which we are active, e.g., inter alia but not limited to, “fahrrad.de”, “tennis-point”, “bikester”, “probikeshop”, “campz”, “Outfitter” and

“stylefile” for our websites in those jurisdictions in which we are active (for example, “tennis-point.de” in Germany). Domain names are generally regulated by internet regulatory bodies and are also subject to trademark laws and other related laws of each country. If we do not have or cannot obtain or maintain on reasonable terms the ability to use our core trademarks or a major private label brand in a particular country, or to use or register our domain names, we could be forced either to incur significant additional expenses to market our products within that country, including the development of a new brand and the creation of new promotional materials and packaging, or to elect not to sell products in that country.

Any of our trademarks and domain names, from time to time, may become the subject matter of litigation. Currently, our trademark “Tennis-Point” is subject to a dispute for cease-and-desist and deletion in the United States and the opposing party has filed a motion for preliminary injunction to that effect. In case of a negative outcome, we therefore might not be able to use our trademark Tennis-Point, our domain Tennis-Point.com and the respective company name in the US in the future, however we do not believe this will have a material adverse effect on our business, financial condition or results of operations.

Furthermore, the regulations governing domain names and laws protecting marks and similar proprietary rights could change in ways that block or interfere with our ability to use relevant domains or our current brands. In addition, we might not be able to prevent third parties from registering, using or retaining domain names that interfere with our consumer communications or infringe or otherwise decrease the value of our marks, domain names and other proprietary rights. Regulatory bodies may establish additional generic or country-code top-level domains or may allow modifications of the requirements for registering, holding or using domain names. As a result, we might not be able to register, use or maintain the domain names that utilize our brand names in all of the countries in which we currently conduct business or intend to conduct business in the future, which, alone or in combination with the above risks, could have a material adverse effect on the further implementation and expansion of our business.

The realization of any of such risks, alone or in combination, could have a material adverse effect on our business, financial condition, cash flows, results of operations and prospects.

We might be unable to adequately protect other intellectual property rights.

We believe our customer data, copyrights, trade secrets, proprietary technology and similar intellectual property are critical to our success, and we rely on trade secret protection, agreements and other methods with our employees and others to protect our proprietary rights. In addition, we have developed, and we anticipate that we will continue to develop, a substantial number of programs, processes and other know-how on a proprietary basis (but partly based on open source codes) that are of key importance to the successful functioning of our business.

We might be required to spend significant resources to monitor and protect our intellectual property rights. We may not be able to discover or determine the extent of any infringement, misappropriation or other violation of our intellectual property rights and other proprietary rights. We may initiate claims or litigation against others for infringement, misappropriation or violation of our intellectual property rights or proprietary rights or to establish the validity of such rights. Despite our efforts, we may be unable to prevent third parties from infringing upon, misappropriating or otherwise violating our intellectual property rights and other proprietary rights. Any litigation, whether or not it is resolved in our favor, could result in significant expense to us and divert the efforts of our technical and management personnel, which could have a material adverse effect on our business and financial condition.

Third parties might accuse us of infringing their intellectual property rights.

The e-commerce sports industry, as well as the sports industry in general, is characterized by vigorous protection for and pursuit of intellectual property rights. We might be subject to litigation and disputes related to our intellectual property rights and technology in the future, as well as disputes related to intellectual property and product offerings of third-party suppliers featured by us. The costs of defending against such actions can be high, and there is no guarantee that such defenses will be successful. In addition, as our business expands and the number of competitors in our market increases, infringement claims against us could increase in number and significance. As an example, our trademark “Tennis-Point” is currently subject to a dispute for cease-and-desist and deletion in the United States. In case of a negative outcome, we therefore might not be able to use our trademark Tennis-Point, our domain Tennis-Point.com and the respective company name in the US in the future. We also have received in the past, and we will receive in the future, claims from third parties that certain items posted on, or sold through one of our websites violate third-party marks, copyrights, trade names or other intellectual property rights. Such claims, whether or not successful, could result in significant expenses, redirect management attention and could have a material adverse effect on our business and financial condition.

Legal claims regarding intellectual property rights are subject to inherent uncertainties due to the complex issues involved, and we cannot be certain that we will be successful in defending ourselves against such claims. Many potential litigants have the ability to dedicate substantially greater resources than we do to the enforcement of intellectual property rights and defense of claims that may be brought against them. If successful, a claimant could secure a judgment against us for substantial damages or prevent us from conducting our business as we have historically done so or may desire to do so in the future. We could also be required to seek additional licenses or pay royalties for the use of the intellectual property we need to conduct our business, which might not be available on commercially acceptable terms or at all. Alternatively, we may be forced to develop non-infringing technology or intellectual property on a proprietary basis, which could be expensive and/or unsuccessful.

The control and prevention mechanisms of our compliance structure might not be sufficient to adequately protect us from all legal or financial risks.

To protect us against legal risks and other potential harm, we established several compliance guidelines, including a code of ethics for employees as well as anti-corruption and anti-bribery guidelines and a group-wide guideline on data protection. These codes, guidelines and policies and the oversight of our internal compliance and legal departments might not be sufficient to prevent all unauthorized practices, legal infringements, corruption and fraud — especially regarding purchasing practices — or other adverse consequences of non-compliance within our organization or by or on behalf of our employees. Any compliance failure could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

As a result, we are exposed to the risk that our employees or other authorized persons could make payments or grant hidden benefits in violation of anti-corruption laws and regulations, especially in response to demands or attempts at extortion. In addition, our current internal controls, prevention (such as our anti-corruption policy) and training programs may prove to be insufficient. Our employees or authorized persons may have been or could be engaged in activities for which we could be held liable.

Some laws and regulations promulgated against corruption and money laundering may require us to implement certain controls, procedures and internal regulations in order to ensure that the operations of a given entity do not involve corruption, illegal payments, extortion or money-laundering. The great diversity and complexity of these local laws and regulations and the expansive nature of the business conducted by us in various countries and markets create a risk that we may be deemed liable for violations of local laws and regulations. Any violation or breach of these laws and regulations could affect our overall reputation and, depending on the case, expose us to administrative or judicial proceedings, which could result in criminal and civil judgments, including a possible prohibition on maintaining business relationships with suppliers, sports brands or customers in certain countries, which could have material adverse effects on the implementation of our business strategy as well as on our financial condition.

Changes in tax treatment of companies engaged in e-commerce in the jurisdictions in which we operate could adversely affect the commercial use of our sites and our financial results.

Our business is subject to the general tax environments in the countries in which we operate. Changes in tax legislation or case law, especially with regards to transnational e-commerce activities, — which might be applied retroactively — could increase our tax burden. Since 2017, the G20/OECD Inclusive Framework has been working on addressing the tax challenges arising from the digitalization of the economy and has proposed a two-pillar tax approach with pillar one referring to the re-allocation of taxing rights, addressing issues such as where tax should be paid and on what basis (i.e., where sustained and significant business is conducted, regardless of a physical presence), and pillar two ensuring a minimum tax to be paid by multinational enterprises. An agreement on the approach presented could have material adverse effects for us as a digital and multinational enterprise with regards to our tax obligations.

Changes in tax treatment of companies engaged in e-commerce in the jurisdictions in which we operate could adversely affect the commercial use of our sites and our financial results. For example, some jurisdictions in which we operate our business (e.g., Italy) have introduced new local taxes on transnational e-commerce activities (“digital services taxes” or “DST”). These DST generally aim at securing taxation rights of the jurisdiction for the revenues/profits generated by the transnational e-commerce activities with customers who are resident in this specific jurisdiction. We have established a process to assess on a regular (i.e., quarterly) basis whether or not our revenues/profits are subject to these DST. For 2021, it was concluded that there should be no such DST liability but there is a general risk that new local DST will be introduced or that the existing DST will be applied differently with the result that this could adversely affect our tax liability. We cannot predict the effect of current attempts to impose sales, income or other taxes on e-commerce. New or revised taxes — e.g., sales taxes, value-added tax (“VAT”) and similar taxes — would likely increase the cost of doing business online and decrease the attractiveness of advertising and selling products over the internet. New taxes could also lead to significant increases in internal costs necessary to capture data and collect and remit taxes.

Additionally, tax laws may be interpreted differently by the competent tax authorities and courts, and their interpretations may change at any time, which could lead to an increase of our tax burden. Accordingly, we may face unfounded tax claims in such countries. Moreover, legislators and tax authorities may change territoriality rules or their interpretation for the application of VAT on cross-border services, which may lead to significant additional payments for past and future periods. In addition, court decisions are sometimes ignored by competent tax authorities or overruled by higher courts, which could lead to higher legal and tax advisory costs and create significant uncertainty. New taxes could also result in additional costs necessary to collect the data required to assess these taxes and to remit them to the relevant tax authorities. Besides this, the documentation obligations under applicable VAT and VAT-related laws are considerable. Therefore, it cannot be ruled out that we may not fully comply, or, as the case may be, may have not fully complied with applicable VAT regulations throughout all phases of their development.

Taxes actually assessed in future tax audits for periods not yet covered by our last tax audit may exceed the taxes already paid by us. As a result, we may be required to make significant additional tax payments with respect to previous periods. Furthermore, the competent tax authorities could revise their original tax assessments (for example, with respect to the recognition of invoiced value added taxes). Any tax assessments that deviate from our expectations could lead to an increase in our tax burden. In addition, we may be required to pay interest on these additional taxes as well as late filing penalties. Furthermore, we have carried out reorganizations of the Group structure, and there is a risk that any such restructuring could attract additional tax scrutiny or result in unexpected or expected tax leakage despite our best efforts to avoid such negative tax consequences (e.g., obtain tax advisory services by reputable consultants who confirmed the tax neutrality of the group structure reorganizations).

Any of these events occurring could, alone or in combination, have a material adverse effect on our business, financial condition, results of operations and prospects.

We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this prospectus.

SIGNA Sports United B.V. was incorporated as a private Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) in May 2021 and was converted into a Dutch public limited liability company (naamloze vennootschap) and renamed SIGNA Sports United N.V. on December 14, 2021. We have no operating history and no revenues. This prospectus includes unaudited pro forma condensed combined financial information for SIGNA. The unaudited pro forma condensed combined statement of profit or loss of SIGNA for the twelve-month period ended September 30, 2021 combines the historical unaudited condensed combined statement of operations of Yucaipa for the period June 4, 2020 (inception) through December 31, 2020, subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, and adding Yucaipa’s unaudited condensed statement of operations for the nine-month period ended September 30, 2021, with the audited consolidated statement of profit or loss of SSU for the fiscal year ended September 30, 2021 and financial data from the Wiggle Group’s audited consolidated income statement for the 52 weeks ended September 26, 2021 and gives pro forma effect to the Business Combination and the Wiggle Acquisition as if it had been consummated as of October 1, 2020.

The unaudited pro forma condensed combined balance sheet of SIGNA assumes that the Business Combination was consummated on September 30, 2021.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination and the Wiggle Acquisition been consummated on the dates indicated above, or our future consolidated results of operations or financial position. Accordingly, our business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this prospectus.

Risks Related to the Acquisition of Wiggle

We may not be successful in integrating Wiggle into our existing business in the manner, or within the time frame, as currently anticipated or only at higher costs

Through the acquisition of Mapil TopCo Limited, a private limited company by shares incorporated in England & Wales (“Wiggle” and, together with its subsidiaries, the “Wiggle Group”), we aim to expand our business into new markets, in particular in the United Kingdom. The integration of the Wiggle business into our business holds special challenges for both parties and exposes us to a number of risks, that could, among others arise from the circumstances described below. The following discussion is not meant to be exhaustive and, in addition, other risks and unexpected issues may arise that we are currently not aware of or unable to assess.

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Commitment of management capacity: The integration of the Wiggle Group is expected to require/requires significant resources in terms of time and attention by both companies’ managements. If integration issues divert management from other responsibilities, our business could be adversely affected.

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Possible loss of key employees: Both companies depend on our and Wiggle’s executives and talent for the successful integration and implementation of a joint strategy. Should we and Wiggle be unsuccessful in retaining these employees, for example due to potential uncertainty among employees regarding jobs, company locations or corporate culture, this could impede efficient integration and leveraging our or Wiggle’s respective strengths. In particular, know-how of management and talented employees could be lost, which could be negatively affect innovation capability and lead to business disruptions.

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Transaction and integration costs: We and Wiggle have incurred and expect to continue to incur a number of nonrecurring expenses associated with the acquisition of Wiggle and the integration of Wiggle’s operations in our group, which could be significant. These include financial advisory, legal, accounting, consulting and other advisory fees and expenses, investments in IT, business continuity and the adaptation of quality, health, safety & environment systems, reorganization and restructuring costs, severance/employee benefit-related expenses, public company filing fees and other regulatory expenses and related charges.

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Disruption to business operations: In connection with the integration of Wiggle, inadequate or misaligned commercial priorities, insufficient speed of decision making or insufficient demand could lead to a result in business loss and reputational damage. In addition, failure to harmonize potentially diverging corporate and commercial policies of us and Wiggle could negatively impact stakeholder loyalty and cause customers to change existing business relationships. A failure to harmonize external cooperations could entail a loss of partners, loss of projects, overlaps and legal implications. There is also a risk that any negative perception of the acquisition of Wiggle may impair our ability to attract and retain its key stakeholders and could cause suppliers, customers and other counterparties to change existing business relationships.

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Integration of internal controls and compliance procedures: Wiggle has internal controls and compliance procedures in place to identify business and financial risks, including compliance risks, at an early stage and take appropriate action to manage them. While we expect that Wiggle’s control systems are designed to comply with legal and other requirements applicable or relevant to Wiggle, there can be no assurance that they cover all topics deemed relevant to us. While we aim to bring Wiggle’s internal controls and compliance procedures in line with our controls and compliance procedures as quickly as possible, there can be no assurance that our control and risk management system can provide adequate protection against losses arising from business risks, including compliance risks, arising from the Wiggle business.

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Unidentified risks and liabilities: We performed due diligence as part of the acquisition of Wiggle. However, we may not be aware of all material risks and such risks may only be detected in the course of the integration process.

If any of the risks discussed were to materialize, this could disrupt our operations and cause the integration of Wiggle to become more onerous, time-consuming and costly than anticipated. In addition, the potential benefits of the acquisition of Wiggle may not be realized to the full extent, in a timely fashion or at all. In particular, we may not be able to capitalize on the expected opportunities for cost and sales synergies.

Warranty claims and claims for damages and indemnification under the Wiggle share purchase agreement are limited in scope and amount and are subject to time limits.

All warranty claims and claims for damages that we may have against the sellers of Wiggle under the share purchase agreement are subject to customary limitations and qualifications. Each seller of Wiggle has given title and capacity warranties to us, with all other commercial and tax warranties being given by the warrantors only (as described in the Wiggle share purchase agreement, as amended). Most of the warranties contained in the share purchase agreement are backed by a warranty and indemnity insurance policy. However, due to the limitations in scope and amount of the warranty claims and claims for damages and indemnification and due to the fact that not all warranties are covered by insurance, for instance warranties for cyber security, legal compliance on data protection which are not covered by the warranty and indemnity insurance policy, there is no certainty that the warranty and indemnity insurance policy or our contractual protections under the Wiggle share purchase agreement will be sufficient to ensure we will be able to recover all claims and claims for damages we may have against the sellers of Wiggle.

The pro forma consolidated financial information of SIGNA included in this prospectus describes only a hypothetical situation and thus, due to its nature, the presentation does not reflect our actual combined assets, financial position and results of operations post-closing of the Wiggle Acquisition.

Since the completion of the Business Combination and the Wiggle Acquisition is expected to have a material impact on our assets, financial position and results of operations, pro forma consolidated financial information, consisting of unaudited pro forma condensed combined statements of profit or loss for the twelve-month period ended September 30, 2021 and an unaudited pro forma condensed combined balance sheet as of September 30, 2021, and pro forma notes, was prepared for purposes of this prospectus (the “Unaudited Pro Forma Condensed Combined Financial Information”). The purpose of the Unaudited Pro Forma Condensed Combined Financial Information, among others, is to present the pro forma effects of the Wiggle Acquisition on SIGNA after giving pro forma effect to the Business Combination. The unaudited pro forma condensed combined balance sheet as of September 30, 2021, assumes that the Business Combination was consummated on September 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2021 assumes that the Business Combination was consummated on October 1, 2020. Therefore, the Unaudited Pro Forma Condensed Combined Financial Information describes only a hypothetical situation and thus, due to its nature, the presentation does not reflect our actual net assets, financial position and results of operations after completion of the Business Combination and the Wiggle Acquisition. The presentation of the Unaudited Pro Forma Condensed Combined Financial Information of SSU is based on information available, preliminary estimates and certain pro forma assumptions and is intended for illustrative purposes only. In addition, the Unaudited Pro Forma Condensed Combined Financial Information does not represent a forecast of our net assets, financial position and results of operations at any future date or for any future period. The Unaudited Pro Forma Condensed Combined Financial Information neither contains potential synergies or cost savings, nor a normalization of any restructuring or any additional future expenses that could result from the Wiggle Acquisition. Furthermore, the Unaudited Pro Forma Condensed Combined Financial Information is only meaningful in conjunction with the historical consolidated financial statements of SSU, Yucaipa and Wiggle, included elsewhere in this prospectus.

The historical consolidated financial information of Wiggle contained in the prospectus may not be considered indicative of Wiggle’s future performance as part of our company.

The audited consolidated financial statements for the 52 weeks ended September 26, 2021 of the Wiggle Group have been prepared in accordance with IFRS (the “Wiggle Consolidated Financial Statements”). The Wiggle Consolidated Financial Statements have been prepared in accordance with IFRS and British pound sterling (GBP) as its reporting currency. We were not involved in the preparation of the Wiggle Consolidated Financial Statements and therefore did not have the possibility to independently confirm and verify that these financial statements are complete and correct in all material respects as was the case for our own historical financial statements contained herein. The Unaudited Pro Forma Condensed Combined Financial Information gives effect to adjustments required to convert Wiggle’s financial statement presentation (function) to SSU’s presentation (nature) and its reporting currency to Euros.

The Wiggle Acquisition will be accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations. The assets acquired and liabilities assumed from the Wiggle Group are recorded at the fair value. The accounting of the Wiggle Acquisition will have a significant impact on our future consolidated financial statements.

Therefore, the historical consolidated financial information of Wiggle contained in this prospectus may not be considered indicative of the future performance of Wiggle as part of our company.

Potential tariffs or uncertainty surrounding the exit of the United Kingdom from the European Union could have a material adverse effect on Wiggle’s business.

On March 29, 2017, the United Kingdom formally notified the European Council of its intention to leave the European Union (“Brexit”). On January 24, 2020, a withdrawal agreement was entered into between the European Union, the European Atomic Energy Community and the United Kingdom, setting the terms of the withdrawal of the latter from the former two. On December 24, 2020, the United Kingdom and the European Union agreed to a trade and cooperation agreement (the “Trade and Cooperation Agreement”). The Trade and Cooperation Agreement took provisional effect from January 1, 2021 and provided for, among other things, zero-rate tariffs and zero quotas on the movement of goods between the United Kingdom and the European Union.

Due to the size and importance of the economy of the United Kingdom, the uncertainty and unpredictability concerning the United Kingdom’s future laws and regulations (including financial laws and regulations, tax and free trade agreements, immigration laws and employment laws) as well as its legal, political and economic relationships with Europe following its exit of the European Union may continue to be a source of instability in international markets, create significant currency fluctuations or otherwise adversely affect trading agreements or similar cross-border cooperation arrangements (whether economic, tax, fiscal, legal, regulatory or otherwise) for the foreseeable future. The long-term effects of Brexit will depend on the implementation of the Trade and Cooperation Agreement and any future agreements (or lack thereof) between the United Kingdom and the European Union and, in particular, any potential changes in the arrangements for the United Kingdom to retain access to European Union markets. Brexit could result in adverse economic effects across the United Kingdom and Europe, which could have a material adverse effect on Wiggle’s business, results of operations, financial condition and prospects. In addition, a portion of Wiggle’s staff in the United Kingdom are from other European countries and there is a risk that Brexit will affect the ability of Wiggle to recruit skilled workers from this wider European labor market for its operations in the United Kingdom.

Risks Related to Ownership of our Ordinary Shares

We are a Dutch public company. The rights of our shareholders and the duties of our directors are governed by (i) Dutch law, (ii) the Articles of Association and (iii) internal rules and policies adopted by the Board, and might differ in some important respects from the rights of shareholders and the duties of members of a board of directors of a U.S. company.

We are a public limited liability company (naamloze vennootschap) under Dutch law. Our corporate affairs are governed by the Articles of Association, the rules of the Board, our other internal rules and policies and by Dutch law. There can be no assurance that Dutch law will not change in the future or that it will serve to protect shareholders in a similar fashion afforded under corporate law principles in the United States, which could adversely affect the rights of our shareholders.

The rights of shareholders and the responsibilities of our directors may be different from the rights and obligations of shareholders and directors in companies governed by the laws of the United States. In particular, pursuant to Dutch law our directors are required to act in the interest of the company and its business, and should be guided by promoting the sustainable success of its business, with an aim to creating long-term value, taking into account the interests of our employees, clients, shareholders and other stakeholders of the company, such as creditors and suppliers, as a whole and not only those of our shareholders in all cases with due observation of the principles of reasonableness and fairness. It is possible that some of these parties will have interests that are different from, or in addition to, your interests as a shareholder.

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers will be governed in certain respects by the laws of the Netherlands.

We are organized and existing under the laws of the Netherlands, and, as such, the rights of our shareholders and the civil liability of our directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of our shareholders in certain countries other than the Netherlands to bring an action against us, our directors and executive officers may be limited under applicable law. In addition, substantially all of our assets are located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon us or our directors and executive officers or to enforce judgments against us or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on us or any of our directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, the Hague Convention on Choice of Court Agreements has entered into force for the Netherlands, but has not entered into force for the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a foreign judgment is given binding effect, a claim based on that foreign judgment may still be rejected if the foreign judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against us or our directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the Articles of Association, and certain other contractual arrangements between us and our directors, we indemnify and hold our directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of our directors in the United States under U.S. securities laws.

We do not anticipate paying dividends on our Ordinary Shares.

We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the further development and expansion of its business. Under Dutch law, we may only pay dividends and other distributions from its reserves to the extent its shareholders’ equity (eigen vermogen) exceeds the sum of its paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from its reserves will be at the discretion of the Board and will depend upon a number of factors, including our results of operations, earnings, cash flow, financial condition, future prospects, contractual restrictions, capital investment requirements, restrictions imposed by applicable law and other factors the Board deems relevant. See “Dividend Policy.”

Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay its due and collectable debts, then its shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries, including SSU. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to us.

SIGNA International Sports Holding GmbH (“SISH”) owns a significant portion of our Ordinary Shares and is represented on the Board. In addition, SISH holds nomination rights for directors of the Board and one of our director nominees was designated by Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (“Yucaipa Sponsor”). Yucaipa Sponsor and SISH may have interests that differ from those of other shareholders.

As of the date of this prospectus, SISH owns approximately 49.72% of our Ordinary Shares, with 47.95% being held directly by SISH and 1.77% being held by SISH Beteiligung GmbH & Co. KG, a German limited liability partnership (Kommanditgesellschaft) wholly owned and controlled by SISH. For as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of our issued share capital, it will be allowed to make a binding nomination for one Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) or our issued share capital, it will be allowed to make a binding nomination for two Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of our issued share capital, it will be allowed to make a binding nomination for three Directors. The incumbent directors on the Board nominated by SISH have been appointed for four years and will serve an initial term as directors of the Board until 2025. In addition, one of our director nominees was designated by Yucaipa Sponsor. As a result, Yucaipa Sponsor and SISH may be able to significantly influence the outcome of matters submitted for director action, subject to obligation of the Board to act in the interest of all of our stakeholders, and for shareholder action, including the designation and appointment of the Board (and committees thereof) and approval of significant corporate transactions, including business combinations, consolidations and mergers. The influence of Yucaipa Sponsor and SISH over our Board could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of our company, which could cause the market price of our Ordinary Shares to decline or prevent our shareholders from realizing a premium over the market price for our Ordinary Shares. Additionally, Yucaipa Sponsor is controlled by Ronald W. Burkle, who is in the business of making investments in companies and who may from time to time acquire and hold interests in businesses that compete directly or indirectly with us or that supply us with goods and services. Mr. Burkle may also pursue acquisition opportunities that may be complementary to (or competitive with) our business, and as a result those acquisition opportunities may not be available to us. Prospective investors in our Ordinary Shares should consider that the interests of Yucaipa Sponsor and SISH, as well as the interests of certain other former SSU equity holders who own a significant portion of our Ordinary Shares, may differ from their interests in material respects.

Provisions of the Articles of Association or Dutch corporate law might deter acquisition bids for our company that our shareholders might consider to be favorable and prevent, delay or frustrate any attempt to replace or remove the Board at the time of such acquisition bid.

Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of the Articles of Association may make it more difficult for a third-party to acquire control of the Company or effect a change in the composition of the Board. These include:

•

a provision that Directors are appointed by the General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of our issued share capital, with respect to one, two or three Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other Directors on the basis of a binding nomination prepared by the Board, provided any that such nomination can only be overruled by a two-thirds majority of votes cast representing more than half of our issued share capital;

•

a provision that Directors may only be dismissed by the General Meeting by a two-thirds majority of votes cast representing more than half of our issued share capital, unless the dismissal is proposed by (i) the Board or (ii) during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated Director, at the proposal of SISH, in which case a simple majority of the votes cast would be sufficient;

•

a provision allowing, among other matters, the former chairperson of the Board or our former Chief Executive Officer (in each case, during the period when SISH is allowed to make a binding nomination as discussed above, together with a person designated by SISH for that purpose if the former chairperson or Chief Executive Officer, as applicable, was not a SISH nominated Director) to manage our affairs if all of the Directors are dismissed and to appoint others to be charged with our affairs, including the preparation of a binding nomination for Directors as discussed above, until new Directors are appointed by the General Meeting on the basis of such binding nomination; and

•

a requirement that certain matters, including an amendment of the Articles of Association, may only be resolved upon by the General Meeting with a majority of at least 75% of the votes cast during the period when SISH is allowed to make a binding nomination as discussed above and in each case at the proposal of the Board.

Dutch law also allows for staggered multi-year terms of the Directors, as a result of which only part of the Directors may be subject to appointment or re-appointment in any given year. Our initial Directors have been appointed with staggered term periods ranging from two to up to four years.

In addition, in accordance with the Dutch Corporate Governance Code (the “DCGC”), shareholders who have the right to put an item on the agenda for the General Meeting or to request the convening of a General Meeting shall not exercise such rights until after they have consulted the Board. If exercising such rights may result in a change in our strategy (for example, through the dismissal of Directors), the Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, the Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, the Board shall report on this consultation and the exploration of alternatives to the General Meeting. The response period may be invoked only once for any given General Meeting and shall not apply (i) in respect of a matter for which a response period has been previously invoked or (ii) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a general meeting be convened, as described in “Description of Securities.”

Moreover, the Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a General Meeting or their right to request a general meeting, propose an agenda item for our General Meeting to dismiss, suspend or appoint one or more Directors (or to amend any provision in the Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of our company and its business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint Directors (or amend the provisions in the Articles of Association dealing with those matters) except at the proposal of the Board. During a cooling-off period, the Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal (the “Enterprise Chamber” (Ondernemingskamer)), for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•

the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;

•	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•

other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

We are aware of material control and accounting weaknesses in our current finance organization. If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which is likely to negatively affect our business and the market price of our Ordinary Shares.

As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonably likely to, materially affect internal controls over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. Effective internal control over financial reporting is necessary for us to provide reliable financial reports and prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in our implementation could cause us to fail to meet our reporting obligations. In addition, any testing conducted by us, or any testing conducted by our independent registered public accounting firm, may reveal deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Inferior internal controls could also cause investors to lose confidence in our reported financial information, which is likely to negatively affect our business and the market price of our Ordinary Shares.

In the fiscal year ended September 30, 2021, SSU identified material weaknesses in SSU’s internal controls related to (i) the design and maintenance of effective entity level controls to identify business risks relevant to financial reporting objectives, estimate the significance of the risks, assess the likelihood of their occurrence and determine actions to address those risks, (ii) the adequate number of individuals within its accounting and financial reporting function with sufficient training in IFRS and SEC reporting standards, (iii) the design and maintenance of formal and effective controls over certain general information technology controls for IT systems, (iv) the design and maintenance of effective controls to ensure the completeness of accounts payable and vendor accruals, (v) the design and maintenance of effective controls to ensure that revenue was recorded in the correct accounting period and (vi) the design and maintenance of effective controls to ensure the appropriateness of the estimate of the recoverable amount of goodwill and indefinite-lived intangible assets. We have taken measures and plan to continue to take measures to remedy such material weaknesses. These remedial measures include hiring additional employees with training in IFRS and SEC reporting standards, taking steps to improve our controls and procedures including incorporating automated and software-based accounting tools, and engaging third parties to support our internal resources related to accounting and internal controls.

Notwithstanding the actions already taken, management’s attention may be diverted from other business concerns and we may be required to hire and train additional employees or engage outside consultants to comply with these requirements and additional Sarbanes-Oxley Act requirements applicable to us in the future, which would increase costs and expenses. Any compliance failure could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects. For further information please refer to the risk factors entitled “Our management team has limited experience managing a public company, and publicly traded company reporting and compliance requirements could divert resources from the day-to-day management of our business.”

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis and our management will be required to assess the effectiveness of these controls annually. As long as we are an “emerging growth company” under the JOBS Act, an independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act. An independent assessment of the effectiveness of our internal controls could detect problems that our management’s assessment might not. Undetected material weaknesses in our internal controls could lead to financial statements restatements and require us to incur the expense of remediation. The Company currently expects that it will no longer qualify as an “emerging growth company” under the JOBS Act as of the end of the fiscal year 2022 and that the exemptions now applicable to it will then no longer be available.

The market price and trading volume of our Ordinary Shares and Public Warrants may be volatile and could decline significantly.

The markets in which we are trading our Ordinary Shares and Public Warrants under the symbols “SSU” and “SSU WT,” respectively, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our Ordinary Shares and Public Warrants, the market price of our Ordinary Shares and Public Warrants may be volatile and could decline significantly. In addition, as of the date of this prospectus, the trading volume in our Ordinary Shares is reduced due to the low free float rate and the trading volume in our Ordinary Shares and Public Warrants may fluctuate and cause significant price variations to occur in the future. If the market price of our Ordinary Shares and Public Warrants declines significantly, you may be unable to resell your securities at or above the market price. We cannot assure you that the market price of the Ordinary Shares and Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:

•	the realization of any of the risk factors presented in this prospectus;

•	actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, results of operations, liquidity or financial condition;

•	additions and departures of key personnel;

•	failure to comply with the requirements of the New York Stock Exchange (“NYSE”);

•	failure to comply with the Sarbanes-Oxley Act or other laws or regulations;

•

future issuances, sales or resales, or anticipated issuances, sales or resales, of Ordinary Shares (including the Ordinary Shares issued as part of the Transaction, to which no lock-up restrictions apply;

•	publication of research reports about the Company;

•	the performance and market valuations of other similar companies;

•	broad disruptions in the financial markets, including sudden disruptions in the credit markets;

•	material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;

•	speculation in the press or investment community;

•	actual, potential or perceived control, accounting or reporting problems; and

•	changes in accounting principles, policies and guidelines.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on the Company.

If securities or industry analysts publish inaccurate or unfavorable research or cease publishing research about our company, our share price and trading volume could decline significantly.

The market for our Ordinary Shares will depend in part on the research and reports that securities or industry analysts publish about us or our business. In the event securities or industry analysts downgrade their opinions about our Ordinary Shares, publish inaccurate or unfavorable research about us, or cease publishing about us regularly, demand for our Ordinary Shares could decrease, which might cause our share price and trading volume to decline significantly.

Our Shareholders may not be able to exercise pre-emption rights and, as a result, may experience substantial dilution upon future issuances of our Ordinary Shares or rights to subscribe for our Ordinary Shares.

In the event of an issue of our Ordinary Shares or a grant of rights to subscribe for our Ordinary Shares, subject to certain exceptions, each holder of our Ordinary Shares will have a pro rata pre-emption right in proportion to the aggregate nominal value of such holder’s Ordinary Shares. These pre-emption rights may be restricted or excluded by a resolution of the General Meeting or by another corporate body designated by the General Meeting. The Board is authorized for a period of five years to issue shares or grant rights to subscribe for shares up to our authorized share capital from time to time (which is approximately five times the currently issued share capital of the Company) and to limit or exclude pre-emption rights in connection therewith. Accordingly, holders of our Ordinary Shares may not have any pre-emptive rights in connection with, and may be diluted by, an issue of new shares and it may be more difficult for a shareholder to obtain control over the General Meeting. This could cause existing shareholders to experience substantial dilution of their interest in us.

We are not obligated to, and do not, comply with all best practice provisions of the Dutch Corporate Governance Code.

We are subject to the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the Board and the General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. We will not comply with all best practice provisions of the DCGC. This may affect your rights as a shareholder and you may not have the same level of protection as a shareholder in a Dutch company that fully complies with the DCGC.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act. As a result, our shareholders may not have access to certain information they deem important.

We cannot predict if investors will find our Ordinary Shares less attractive because we rely on these exemptions. If some investors find our Ordinary Shares less attractive as a result, there may be a less active trading market and share price for our Ordinary Shares may be more volatile. The Company currently expects that it will no longer qualify as an “emerging growth company” under the JOBS Act as of the end of the fiscal year 2022 and that the exemptions now applicable to it will then no longer be available. The Company might fail to comply with the additional reporting requirements that will apply to the Company upon the lapse of its status as an “emerging growth company.”

As a foreign private issuer and as permitted by the listing requirements of NYSE, we follow certain home country governance practices rather than the corporate governance requirements of NYSE.

We are a foreign private issuer. As a result, in accordance with the listing requirements of NYSE we will rely on home country governance requirements and certain exemptions thereunder rather than relying on the corporate governance requirements of NYSE. In accordance with Dutch law and generally accepted business practices, the Articles of Association do not provide quorum requirements generally applicable to general meetings. To this extent, our practice varies from the requirement of NYSE Listed Company Manual §310.00, which requires an issuer to provide in its bylaws for a generally applicable quorum, and that such quorum required for any meeting of the holders of common stock should be sufficiently high to insure a representative vote. Although we must provide our shareholders with an agenda and other relevant documents for the General Meeting, Dutch law does not have a regulatory regime for the solicitation of proxies and the solicitation of proxies is not a generally accepted business practice in the Netherlands, thus our practice will vary from the requirement of NYSE Listed Company Manual §402.04(A). As permitted by the listing requirements of NYSE, we have also opted out of the requirements of NYSE Listed Company Manual §303A.05(a)), which requires, among other things, an issuer to have a compensation committee that consists entirely of independent directors, NYSE Listed Company Manual §303A.04(a), which requires independent director oversight of director nominations, and NYSE Listed Company Manual §303A.01, which requires an issuer to have a majority of independent directors on its board. We will also rely on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules require that a majority of Directors must be independent and all members of our audit committee must meet the independence standard for audit committee members within one year of our listing on NYSE. In addition, we have opted out of shareholder approval requirements, as included in the NYSE Listing Rules, for the issuance of securities in connection with certain events such as the acquisition of shares or assets of another company, the establishment of or amendments to equity-based compensation plans for employees, a change of control of our company and certain private placements. To this extent, our practice varies from the requirements of NYSE Listed Company Manual § 312.03, which generally requires an issuer to obtain shareholder approval for the issuance of securities in connection with such events. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to these NYSE requirements.

We may fail to meet the NYSE’s listing criteria and the NYSE may not continue to list our securities on its exchange, which could limit the ability of investors to make transactions in our securities and subject us to additional trading restrictions.

If we fail to continue to meet the listing requirements of the NYSE, our securities may be delisted, and we could face significant material adverse consequences, including:

•	limited availability of market quotations for our securities;

•	limited amount of news and analyst coverage for us; and

•	decreased ability to issue additional securities or obtain additional financing in the future.

Our and SSU’s tax positions could be adversely affected by the future application and interpretation of applicable tax laws by tax authorities.

The tax treatment of us and our respective affiliates depends in some instances on determinations of fact and interpretations of complex provisions of applicable tax law for which no clear precedent or authority may be available. Relevant tax rules are consistently under review by persons involved in the legislative process and taxing authorities, which may result in revised interpretations of established concepts, statutory changes, new reporting obligations, revisions to regulations and other modifications and interpretations. The present tax treatment of us and our respective affiliates may be modified by administrative, legislative or judicial interpretation at any time, and any such action may apply on a retroactive or retrospective basis. Our and our respective affiliates’ effective tax rates could be adversely affected by changes in the relevant tax, accounting and other laws, regulations, principles and interpretations. Tax laws are dynamic and subject to change as new laws are passed and new interpretations of the law are issued or applied. We and our respective affiliates continue to assess the impact of such changes in tax laws and interpretations on their businesses and may determine that changes to their structure, practice, tax positions or the manner in which they conduct their businesses are necessary in light of such changes and developments in the tax laws of the jurisdictions in which we and our respective affiliates operate. Such changes may nevertheless be ineffective in avoiding an increase in tax liability, which could adversely affect the financial conditions, results of operations and cash flows.

The original treatment of a tax-relevant matter in a tax return, tax assessment or otherwise could later be found incorrect and as a result, we and our respective affiliates may be subject to additional taxes, interest, penalty payments and/or social security payments. Such reassessment may be due to an interpretation or view of laws and/or facts by tax authorities in a manner that deviates from our and our respective affiliates’ view and may emerge as a result of tax audits or other review actions by the relevant financial or tax authorities. We and our respective affiliates are subject to tax audits by the respective tax authorities on a regular basis. As a result of future tax audits or other reviews by the tax authorities, additional taxes could be imposed that exceed the provisions reflected in previous financial statements. This could lead to an increase in our and/or our respective affiliates tax obligations, either as a result of the relevant tax payment being assessed directly against them or as a result of becoming liable for the relevant tax as a secondary obligor due to the primary obligor’s failure to pay. Consequently, we and/or our respective affiliates may have to engage in tax litigation to defend or achieve results reflected in prior estimates, declarations or assessments which may be time-consuming and expensive.

Further, current tax losses and tax loss carry-forwards existing with SSU or its German affiliates forfeit if, within a period of five years, more than 50% of the subscribed capital, membership rights, participation rights or voting rights of the respective company are transferred directly or indirectly to an acquirer or to persons closely associated with such an acquirer or a group of several acquirers with aligned interest, or if a comparable situation exists. By exception, tax losses and tax loss carry-forwards do not forfeit upon a harmful transfer of shares or any other comparable instrument as described, if, inter alia, to the extent such losses and loss carry forwards do not exceed the total taxable hidden reserves of the business assets of SSU or its German affiliates existing in Germany at the time of the harmful event. Various aspects of this loss forfeiture rule are unclear as of today and not yet determined by case law.

As we intend to operate in various countries and taxing jurisdictions, the application of tax laws can be subject to diverging and sometimes conflicting interpretations by taxing authorities of these jurisdictions. Generally, if two or more affiliated companies are located in different countries, the tax laws or regulations of each country will typically require that transfer prices be the same as those between unrelated companies dealing at arms’ length and that appropriate documentation is maintained to support the transfer prices. In addition, existing transfer pricing documentation may be considered to be insufficient by the relevant tax authorities which may also result in penalties and additional tax payments. It is not uncommon for taxing authorities in different countries to have conflicting views, for instance, with respect to, among other things, the manner in which the arm’s length standard is applied for transfer pricing purposes, or with respect to the valuation of intellectual property. If taxing authorities in any of these countries were to successfully challenge SSU’s transfer prices as not reflecting arm’s length transactions, they could require SSU to adjust its transfer prices and thereby reallocate its income to reflect these revised transfer prices, which could result in a higher tax liability to SSU. In addition, if the country from which the income is reallocated does not agree with the reallocation, both countries could tax the same income, potentially resulting in double taxation. If taxing authorities were to allocate income to a higher tax jurisdiction, subject SSU’s income to double taxation or assess interest and penalties, it would increase SSU’s tax liability, which could adversely affect its financial condition, results of operations and cash flows. Further, with a view that we are a Dutch corporation with effective place of management in Germany, Dutch and German tax authorities may have deviating views as to their respective entitlement under tax assets and income.

We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us.

Since our incorporation we have had, on a continuous basis, our place of “effective management” in Germany. We will therefore qualify as a tax resident of Germany on the basis of German domestic law. As an entity incorporated under Dutch law, however, we also qualify as a tax resident of the Netherlands for Dutch corporate income tax, Dutch dividend withholding tax and Dutch withholding tax purposes on the basis of Dutch domestic law. However, based on our current management structure and the current tax laws of the United States, Germany and the Netherlands, as well as applicable income tax treaties, and current interpretations thereof, we should qualify solely as a tax resident of Germany for the purposes of the 2012 Convention between the Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “double tax treaty between Germany and the Netherlands”) due to the “effective management” tie-breaker included in Article 4(3) of the double tax treaty between Germany and the Netherlands and the current reservation made by Germany under the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), with respect to the tie-breaker provision included in Article 4(3) of the double tax treaty between Germany and the Netherlands (the “MLI tie-breaker reservation”).

The test of “effective management” is largely a question of fact and degree based on all the circumstances, rather than a question of law. Nevertheless, the relevant case law and OECD guidance suggest that we are likely to be regarded as having become a German tax resident from incorporation and remaining so if, as our company intends, (i) most meetings of our executive officers, who manage the day-to-day business of the Company, are prepared and held in Germany (and none will be held in the Netherlands) with a majority of executive officers present in Germany for those meetings; (ii) at those meetings there are full discussions of, and decisions are made regarding, the key strategic issues affecting our company and its subsidiaries; (iii) those meetings are properly minuted; (iv) a majority of our executive officers, together with supporting staff, are based in Germany; and (v) our company has permanent staffed office premises in Germany. We may, however, become subject to limited income tax liability in other countries with regard to the income generated in the respective other country, for example, due to the existence of a permanent establishment or a permanent representative in such other country.

The applicable tax laws or interpretations thereof may change, including the MLI tie-breaker reservation. Furthermore, whether we have our place of effective management in Germany and are as such tax resident in Germany is largely a question of fact and degree based on all the circumstances, rather than a question of law, which facts and degree may also change. Changes to applicable laws or interpretations thereof, changes to applicable facts and circumstances (for example, a change of directors or the place where board meetings take place), or changes to applicable income tax treaties, including a change to the MLI tie-breaker reservation, may result in us becoming (also) a tax resident of the Netherlands or another jurisdiction. As a consequence, our overall effective income tax rate and income tax expense could materially increase, which could have a material adverse effect on our business, results of operations, financial condition and prospects, which could cause our share price and trading volume to decline. Furthermore, the tax laws of Germany, in particular, the respective German implementation rules of the Council Directive (EU) 2016/1164 of 12 July 2016 (so-called Anti-Tax Avoidance Directive) may lead to additional German taxes irrespective of whether our place of effective management is in Germany or the Netherlands. In addition, as a consequence, dividends distributed by us, if any, may become subject to dividend withholding tax in more than one jurisdiction. The double taxation of income and the double withholding tax on dividends may be reduced or avoided entirely under the double tax treaty between Germany and the Netherlands or under a double tax treaty between the Netherlands and the respective other country. See also “— If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Ordinary Shares in both Germany and the Netherlands” below.

If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Ordinary Shares in both Germany and the Netherlands.

We do not intend to pay any dividends to holders of Ordinary Shares. See “— We do not anticipate paying dividends on our Ordinary Shares.” However, if we do pay dividends, we may need to withhold tax on such dividends both in Germany and the Netherlands.

As an entity incorporated under Dutch law, any dividends distributed by us are subject to Dutch dividend withholding tax on the basis of Dutch domestic law. However, on the basis of the double tax treaty between Germany and the Netherlands currently in effect, the Netherlands will be restricted in imposing these taxes if we are also a tax resident of Germany and our effective management is located in Germany (the “withholding tax restriction”). See also “— We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us” above. The withholding tax restriction does, however, not apply, and Dutch dividend withholding tax is still required to be withheld from dividends, if and when paid to Dutch resident holders of our Ordinary Shares and non-Dutch resident holders of our Ordinary Shares that have a permanent establishment in the Netherlands to which their Ordinary Shares are attributable. As a result, upon a payment of dividends, we will be required to identify our shareholders in order to assess whether there are Dutch residents or non-Dutch residents with a permanent establishment in the Netherlands to which the Ordinary Shares are attributable in respect of which Dutch dividend withholding tax has to be withheld. Such identification may not always be possible in practice. If the identity of our shareholders cannot be determined, withholding of both German and Dutch dividend withholding tax may occur upon a payment of dividends.

Furthermore, the withholding tax restriction referred to above is based on the current MLI tie-breaker reservation. If Germany changes its MLI tie-breaker reservation, we will not be entitled to any benefits of the double tax treaty between Germany and the Netherlands, including the withholding tax restriction, as long as

Germany and the Netherlands do not reach an agreement on our tax residency for purposes of the double tax treaty between Germany and the Netherlands, and, as a result, any dividends distributed by us during the period no such agreement has been reached between Germany and the Netherlands, may be subject to dividend withholding tax both in Germany and the Netherlands.

We may be or may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.

If we or any of our subsidiaries is a PFIC for any taxable year, or portion thereof, that is included in the holding period of a U.S. Holder (as defined in the section of this registration statement captioned “Taxation”), such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. We and our subsidiaries are not currently expected to be treated as PFICs for U.S. federal income tax purposes for the taxable year of the Business Combination or for foreseeable future taxable years. However, this conclusion is a factual determination that must be made annually at the close of each taxable year and, thus, is subject to change. Accordingly, there can be no assurance that we or any of our subsidiaries will not be treated as a PFIC for any taxable year. Moreover, we do not expect to provide a PFIC annual information statement for 2021 or future taxable years. U.S. Holders are urged to consult their tax advisors regarding the possible application of the PFIC rules to holders of our Ordinary Shares and Public Warrants.

USE OF PROCEEDS

All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus and we will not receive any proceeds from the issuance of the Ordinary Shares, to be issued upon the vesting of RSUs to be granted as the IPO Bonus by us, pursuant to this prospectus.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section titled “Plan of Distribution.”

DIVIDEND POLICY

The Company has never declared or paid any cash dividends and has no plan to declare or pay any dividends on our Ordinary Shares in the foreseeable future. The Company currently intends to retain any earnings for future operations and expansion.

Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of the Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant.

Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the general meeting at the proposal of the Board for distribution on our Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by us. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Since the Company is a holding company, its ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and the receipt of dividends, loans or other funds from, its subsidiaries. The subsidiaries are separate and distinct legal entities and have no obligation to make funds available to the Company. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which the subsidiaries of the Company may pay dividends, make loans or otherwise provide funds to the Company.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2021 on:

•	A historical basis for SSU; and

•	On a pro forma basis, after giving effect to the Business Combination, the Wiggle Acquisition and the PIPE Financing.

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus and any prospectus supplement and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results do not necessarily indicate our expected results for any future periods.

	As of September 30, 2021
	Actual	Pro forma for Business Combination, Wiggle Acquisition and PIPE Financing(1)
	(in € millions)
Cash and cash equivalents	50.7	96.6
Total liabilities	369.5	549.7
Share capital	21.2	46.4
Capital reserve	558.4	1,261.2
Retained earnings	(206.3)	(399.9)
Other reserves	(0.0)	6.5
Total equity	373.4	914.1
Total capitalization	742.9	1,463.8

(1)

The pro forma information is presented for informational purposes only and is not necessarily indicative of what our financial position and results would have been had these transactions actually occurred at such date nor is it indicative of our future financial position or performance.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Introduction

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, herein referred to as Article 11. The unaudited pro forma condensed combined financial information presents the pro forma effects of the Business Combination.

Yucaipa and Wiggle have historically prepared their financial statements in accordance with accounting principles generally accepted in the U.S. (“U.S. GAAP”) and IFRS as issued by the IASB (“IFRS”) with the U.S. Dollar ($) and British pound sterling (£) as their reporting currency, respectively. The unaudited pro forma condensed combined financial information gives effect to adjustments required to convert Yucaipa’s historical financial information to IFRS, its financial statement presentation (function) to SSU’s presentation (nature) and its reporting currency to Euros and Wiggle’s financial statement presentation to SSU’s presentation and its reporting currency to Euros.

All references to “TopCo” refer to SIGNA Sports United N.V. (f/k/a SIGNA Sports United B.V.) and its subsidiaries, after giving pro forma effect to the Business Combination.

SSU financed the cash portion of the consideration paid in the Wiggle Acquisition with proceeds from the Merger.

The unaudited pro forma condensed combined balance sheet as of September 30, 2021 assumes that the Business Combination was consummated on September 30, 2021.

The unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2021 assumes that the Business Combination was consummated on October 1, 2020.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only and does not necessarily reflect what TopCo’s actual financial position or results of operations would have been had the Business Combination consummated on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of TopCo. The unaudited pro forma condensed combined financial information is intended to provide information about the continuing impact of the Business Combination as if it had been consummated earlier. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. TopCo has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information and therefore, the unaudited pro forma condensed combined financial information does not include discussion of the realization of any expected cost savings or other synergies from the Wiggle Acquisition as a result of restructuring activities and other planned cost savings initiatives following the completion of the Business Combination. The unaudited Transaction Accounting Adjustments, which are described in the accompanying notes are based on information currently available and certain assumptions and may be revised as additional information becomes available and is evaluated. In the opinion of TopCo’s management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial information have been made based on information available at this time. The assumptions and estimates underlying the adjustments are described in the notes to the accompanying unaudited pro forma condensed combined financial information. The actual results may differ significantly from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts may differ materially from the information presented.

This information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial information, SSU Group and Wiggle Group consolidated financial statements, Yucaipa financial statements and related notes and other financial information included in this prospectus.

The unaudited pro forma condensed combined financial information has been derived from the following financial information:

•	SSU’s audited consolidated financial statements for the fiscal year ended September 30, 2021 prepared based on IFRS and included in this prospectus;

•	the unaudited interim condensed financial statements of Yucaipa as of and for the period from June 4, 2020 (inception) through September 30, 2020, as restated, prepared in accordance with U.S. GAAP;

•

the audited financial statements of Yucaipa as of and for the fiscal year from June 4, 2020 (inception) through December 31, 2020, as restated, prepared in accordance with U.S. GAAP and included in this prospectus;

•	the unaudited interim condensed financial statements of Yucaipa as of and for the nine-month period ended September 30, 2021, as restated, prepared in accordance with U.S. GAAP; and

•	the audited consolidated financial statements of Wiggle Group for the 52 weeks ended September 26, 2021 prepared in accordance with IFRS and included in this prospectus.

The unaudited pro forma condensed combined financial information has been prepared utilizing period ends for SSU Group, Yucaipa and Wiggle Group that differ by fewer than 93 days, as permitted by Regulation S-X.

The unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2021 is based on:

•	SSU’s audited consolidated statement of profit or loss for the fiscal year ended September 30, 2021;

•

Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020, as restated, subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020, as restated, and adding Yucaipa’s unaudited condensed statement of operations for the nine-month period ended September 30, 2021, as restated; and

•	Wiggle Group’s audited consolidated income statement for the 52 weeks ended September 26, 2021.

Description of the Business Combination

On December 14, 2021 (the “Closing Date”), the following transactions occurred pursuant to the terms of the Business Combination Agreement (collectively, the “Business Combination”):

•

Yucaipa merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger, and each issued and outstanding Class A ordinary share, par value of $0.0001 per share, of Yucaipa (the “Yucaipa Class A Shares”) and Class B ordinary share, par value of $0.0001 per share, of Yucaipa (the “Yucaipa Class B Shares” and, together with the Yucaipa Class A Shares, the “Yucaipa Shares”) was exchanged for a claim for a corresponding equity security in Merger Sub, which was contributed as a contribution in kind to TopCo in exchange for one ordinary share of TopCo (such ordinary shares, the “TopCo Ordinary Shares”) (provided that the 8,565,000 Yucaipa Class B Shares held by Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”) entitled Sponsor to a claim for equity security in Merger Sub, which upon contribution in kind to TopCo, was exchanged for 9,815,000 TopCo Ordinary Shares); each outstanding warrant to acquire ordinary shares of Yucaipa became a warrant to acquire an equal number of TopCo Ordinary Shares (collectively, the “TopCo-Yucaipa Business Combination”);

•

immediately thereafter, TopCo issued TopCo Ordinary Shares, deemed under the Business Combination Agreement to have an aggregate value of $2,462 million, to the shareholders of SSU’s capital stock immediately prior to the Closing in exchange for the contribution by such shareholders of all of the paid up shares (Geschäftsanteile) of SSU (such exchange, the “Exchange”);

On June 10, 2021, concurrently with the execution of the Business Combination Agreement, and in addition on October 7, 2021 and December 3, 2021, TopCo and Yucaipa entered into Subscription Agreements with PIPE Investors, SISH and Ronald W. Burkle pursuant to which, among other things, the PIPE Investors, SISH and Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees) have agreed to subscribe for and purchase, severally and not jointly, and TopCo has agreed to issue and sell to the PIPE Investors, SISH and Mr. Burkle (or, if assigned pursuant to the terms of the Subscription Agreement, one or more of his affiliates or assignees), an aggregate of 39,700,000 TopCo Shares at a price of €8.64 ($10.00) per share in exchange for an aggregate purchase price of €342.9 million ($397.0 million) on the Closing Date. The PIPE Financing closed concurrently with the Business Combination. Pursuant to the amendment of the Sponsor Letter Agreement on October 15, 2021, the TopCo Shares issued to the PIPE Investors are not subject to a post-Closing lock-up period.

On October 15, 2021, SISH and Bridgepoint agreed to terms and conditions to offset redemptions that occurred above a certain level, on the terms and subject to the conditions set forth in the Redemption Offset Agreement.

Accounting for the Business Combination

The Business Combination was comprised of a series of transactions pursuant to the Business Combination Agreement, as described elsewhere in this Report. For accounting purposes, the Business Combination was effectuated in three main steps:

1.	The exchange of shares held by SSU shareholders, which was accounted for as a capital reorganization.

2.

The merger of Yucaipa and Merger Sub, which was not within the scope of IFRS 3 Business Combinations since Yucaipa did not meet the definition of a business in accordance with IFRS 3, was accounted for within the scope of IFRS 2 Share-based Payment. The excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represented compensation for services and was expensed as incurred. The expense recognized in accordance with IFRS 2 was based on the difference between the fair value of the TopCo Shares issued to Yucaipa shareholders and the fair value of Yucaipa’s identifiable net assets at consummation. At Closing Date the stock price of each Yucaipa Ordinary Share was $9.93 per share and was the basis to determine the fair value of the share-based consideration paid to Yucaipa shareholders.

3.

The Subscription Agreements related to the PIPE Financing, which were executed concurrently with the Business Combination Agreement and, with regards to the upsizing of the size of the PIPE Financing, on October 7, 2021, and December 3, 2021 resulted in the issuance of TopCo Shares, led to an increase in share capital and capital reserve.

Within the Merger, SSU has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	SSU’s shareholders have the largest portion of voting rights in TopCo;

•	SSU has the right to appoint the management in TopCo;

•	SSU’s existing senior management team comprises senior management of TopCo; and

•	The operations of TopCo primarily represent operations of SSU.

The Wiggle Acquisition is accounted for as a business combination using the acquisition method of accounting in accordance with IFRS 3 Business Combinations. SSU recorded a preliminary valuation analysis of the fair market value of assets acquired and liabilities assumed from Wiggle Group. The Wiggle Acquisition was consummated at the time of the Closing of the Business Combination.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2021

	As of Sep 30, 2021									As of Sep 26, 2021
in € million	SSU Group (Historical)		Yucaipa (As Adjusted) (Historical) (Note 4)		Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined		Wiggle Group (As Adjusted) (Historical) (Note 4)		Transaction Accounting Adjustments (Note 6)		Note	Pro Forma Combined (incl. Wiggle Group)
ASSETS	€		€		€			€		€		€			€
Property, plant and equipment		37.7		—		—			37.7		9.5		—			47.2
Right-of-use-assets		60.6		—		—			60.6		20.3		4.6	L		85.5
Intangible assets and goodwill		326.8		—		—			326.8		115.6		425.5	M		867.9
Investments accounted for using the equity method		0.0		—		—			0.0		—		—			0.0
Other non-current financial assets		1.4		298.0		(298.0)	A		1.4		—		—			1.4
Deferred tax assets		—		—		—			—		16.9		—			16.9

Non-current assets		€426.6		€298.0		€(298.0)			€426.6		€162.4		€430.1			€1,019.0

Inventories		181.9		—		—			181.9		71.0		—			252.9
Trade receivables		26.3		—		—			26.3		0.6		—			26.9
Other current financial assets		24.0		—		—			24.0		2.3		—			26.3
Other current assets		33.4		0.1		—			33.5		8.6		—			42.1
Cash and cash equivalents		50.7		0.0		23.2	A		372.1		54.9		(16.6)	N		96.6
						342.9	B						(213.3)	O
						(30.4)	C						(77.6)	P
						(10.4)	D						(2.7)	Q
						(3.9)	E						(17.8)	R
						(0.0)	F						(2.4)	S

Current assets		€316.3		€0.1		€321.3			€637.8		€137.4		€(330.4)			€444.8

Total assets		€742.9		€298.1		€23.3			€1,064.3		€299.8		€99.7			€1,463.8

EQUITY AND LIABILITIES	€		€		€			€		€					€
Share capital		€21.2 [1]		€0.0		€4.8	B		€42.6		€0.1		€0.0	R		€46.4
						0.1	E						3.7	T
						8.7	G						—
						1.5	H						—
						6.1	I						—
						0.2	J						—
Capital reserve		558.4		—		338.1	B		994.1		235.1		2.7	R		1,261.2
						(9.6)	C						29.3	T
						4.7	E						—
						(8.7)	G						—
						106.4	H						—
						(6.1)	I						—
						10.9	J						—
Retained earnings		(206.3)		(30.5)		(20.8)	C		(362.9)		(502.0)		(16.2)	N		(399.9)
						(84.8)	H						(0.3)	Q
						(8.7)	E						(20.5)	R
						(11.1)	J						(0.1)	S
						(0.8)	K						502.0	T
Other reserves		(0.0)		—		—			(0.0)		1.9		4.6	T		6.5

Capital and reserves attributable to shareholders of the parent company		€373.4		€(30.5)		€330.9			€673.8		€(265.0)		€505.3			€914.1

Non-controlling interests		—		—		—			—		—		—			—

Total equity		€373.4		€(30.5)		€330.9			€673.8		€(265.0)		€505.3			€914.1

Non-current provisions	0.1	—	—		0.1	3.2	—		3.3
Non-current financial liabilities	140.4	314.7	(274.8)	A	157.9	478.7	(77.4)	P	180.9
			(23.1)	H			1.7	U
			0.8	K			(379.9)	V
Other non-current liabilities	1.0	10.4	(10.4)	D	1.0	—	—		1.0
Deferred tax liabilities	40.2	—	—		40.2	1.7	40.0	W	81.9

Non-current liabilities	€181.6	€325.1	€(307.6)		€199.2	€483.6	€(415.6)		€267.1

Current provisions	4.9	—	—		4.9	2.4	(2.4)	Q	4.9
Trade payables	102.7	0.1	—		102.8	38.4	(1.1)	S	140.1
Other current financial liabilities	27.7	—	—		27.7	9.1	(7.1)	V	29.5
			—				(0.2)	P
Other current liabilities	47.9	3.4	(0.0)	F	51.3	29.8	(0.4)	N	101.8
			—				22.4	O
							(1.3)	S
Contract liabilities	4.7	—	—		4.7	1.6	—		6.3

Current liabilities	€187.9	€3.5	€(0.0)		€191.4	€81.2	€10.0		€282.6

Total liabilities	€369.5	€328.6	€(307.6)		€390.5	€564.8	€(405.6)		€549.7

Total equity and liabilities	€742.9	€298.1	€23.3		€1.064.3	€299.8	€99.7		€1,463.8

1

Corresponds to “Share capital” (€17.6 million), “Share capital - not yet registered (convertible loan)” (€1.7 million) and “Share capital - not yet registered (NCI)” (€2.0 million) in the audited consolidated statement of financial position of SSU as of September 30, 2021.

Unaudited Pro Forma Condensed Combined Statement of Profit or Loss

For the Twelve-Month Period Ended September 30, 2021

	For the twelve-month period ended Sep 30, 2021					For the 52 weeks ended Sep 26, 2021
in € million	SSU Group (Historical)	Yucaipa (As Adjusted) (Calculated) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Pro Forma Combined (incl. Wiggle Group)
Revenue	€872.0	€—	€—		€872.0	€411.9	€—		€1,283.8
Own work capitalized	3.8	—	—		3.8	2.4	—		6.2
Other operating income	6.1	—	—		6.1	3.5	—		9.6
Cost of material	(534.1)	—	—		(534.1)	(258.2)	—		(792.3)
Personnel expenses	(98.1)	—	(8.7)	AA	(117.9)	(39.8)	(0.3)	JJ	(178.5)
			(11.1)	BB			(20.5)	KK
Other operating expenses	(255.2)	(4.3)	(19.4)	CC	(395.4)	(79.0)	(16.2)	LL	(490.6)
			(116.7)	DD			(0.1)	MM
			0.1	EE			—
Depreciation and amortization	(30.9)	—	—		(30.9)	(12.2)	(5.7)	NN	(48.2)
			—				0.5	OO

Operating result	€(36.5)	€(4.3)	€(155.7)		€(196.5)	€28.6	€(42.1)		€(210.0)

Finance income	3.0	7.1	(0.0)	FF	8.5	4.9	(4.7)	PP	8.8
			(1.6)	HH			—
Finance costs	(9.7)	(5.2)	3.5	GG	(10.4)	(50.3)	4.0	PP	(12.5)
			1.1	HH			44.3	QQ

	For the twelve-month period ended Sep 30, 2021					For the 52 weeks ended Sep 26, 2021
Result from investments accounted for at equity	(1.3)	—	—		(1.3)	—	—		(1.3)

Earnings before taxes (EBT)	€(44.4)	€(2.4)	€(152.8)		€(199.6)	€(16.7)	€1.4		€(215.0)

Income tax benefit/(expense)	(1.6)		11.8	II	10.2	14.9	0.1	RR	25.3

Loss for the period	€(46.0)	€(2.4)	€(141.0)		€(189.4)	€(1.8)	€1.6		€(189.7)

of which attributable to non — controlling interests	—		—		—	—	—		—
of which attributable to shareholders of the parent company	(46.0)	(2.4)	(141.0)		(189.4)	(1.8)	1.6		(189.7)
Loss per share
Pro forma weighted average common shares outstanding — basic and diluted									335,342,807
Pro forma loss per share — basic and diluted									€(0.57)

2. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effects of the Business Combination and has been prepared for informational purposes only.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11. The Transaction Accounting Adjustments reported in these financial statements are based upon available information and certain assumptions that TopCo’s management believes are reasonable. The unaudited pro forma condensed combined financial information does not necessarily reflect what TopCo’s financial condition or result of operations would have been had the Business Combination occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of TopCo. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors, including those discussed in the section entitled “Risk Factors” of this prospectus. The unaudited pro forma condensed combined balance sheet as of September 30, 2021, assumes that the Business Combination was consummated on September 30, 2021. The unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2021 assumes that the Business Combination was consummated on October 1, 2020.

The unaudited pro forma condensed combined financial information is presented in Euro (€). Amounts are stated in € millions (€ million) except if otherwise stated. The figures presented in the tables of the unaudited pro forma condensed combined financial information were rounded according to established commercial principles. Additions of the figures can thus lead to amounts that deviate from those shown in the tables.

There were no intercompany balances or transactions between SSU, Yucaipa, and Wiggle Group as of the dates and for the periods of these unaudited pro forma condensed combined financial information.

3. Redemption and Redemption Offset Agreement

Pursuant to Yucaipa’s charter, Yucaipa’s public shareholders were offered the opportunity to redeem, upon closing of the Business Combination, Yucaipa Class A Shares held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account. The unaudited pro forma condensed combined financial information reflect the actual redemption of 31,820,685 shares of Yucaipa’s Class A Shares at $10.00 per share. As the level of redemptions by Yucaipa Public Shareholder required the release to such shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement), the First Instalment Shortfall Amount, the Second Instalment Shortfall Amount and the Third Instalment Shortfall Amount (each, as defined in the Redemption Offset Agreement) were received, i.e. (A) SISH subscribed for and purchased, and TopCo issued TopCo Ordinary Shares in the amount $60 million, (B) Wiggle Sellers subscribed for and purchased, and TopCo issued TopCo Ordinary Shares in the amount of $30 million and (C) $61 million of the Third Consideration Instalment were settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA.

The following table summarizes the number of TopCo Shares outstanding at Closing Date:

	Ownership in shares		Equity %
SSU shareholders*	249,850,473		74.5
SSU management	1,293,200		0.4
Wiggle Sellers	31,045,383		9.3
Management equity consideration	869,436		0.3
Yucaipa public shareholders	2,679,315		0.8
Yucaipa Sponsor	9,815,000		2.9
Yucaipa directors	90,000		0.0
PIPE Investors	39,700,000		11.8
thereof SISH	2,500,000
thereof Ronald W. Burkle	5,000,000

	335,342,807	**	100.0

*	Excludes 51,000,000 Earn-Out Shares
**

Assumes the options granted to Stephan Zoll under the option agreement entered into by and between the Company and Stephan Zoll on June 10, 2021, have been exercised for 1,293,200 Ordinary Shares and the shares to be granted as management equity consideration have been issued.

4. Foreign Currency Alignment and Reclassification Adjustments

Foreign Currency Alignment

The historical financial information of Yucaipa was prepared in accordance with U.S. GAAP and presented in $. The historical financial information was translated from $ to € using the following historical exchange rates:

$ / €
Average exchange rate for the period from June 4, 2020 (inception) through September 30, 2020 (statement of profit or loss)	0.86244
Average exchange rate for the period from June 4, 2020 (inception) through December 31, 2020 (statement of profit or loss)	0.85179
Average exchange rate for the nine-month period ended September 30, 2021 (statement of profit or loss)	0.83598
Period end exchange rate as of September 30, 2021 (balance sheet)	0.86363

The historical financial information of Wiggle Group was prepared in accordance with IFRS and presented in British pound sterling (£). The historical financial information was translated from £ to € using the following historical exchange rates:

£ / €
Average exchange rate for the 52 weeks ended September 26, 2021 (statement of profit or loss)	1.14386
Period end exchange rate as of September 26, 2021 (balance sheet)	1.17069

Alignment to Nature of Expense Method

In order to present uniform basic figures in the unaudited pro forma condensed combined financial information, the statements of operations of Yucaipa for the periods from June 4, 2020 (inception) through September 30, 2020, from June 4, 2020 (inception) through December 31, 2020 and for the nine-month period ended September 30, 2021 and the consolidated income statements of Wiggle Group for the 52 weeks ended September 26, 2021, respectively, all historically presented in accordance with the function of expense method have been aligned to the nature of expense method as applied by SSU and the following adjustments were made:

Yucaipa Group alignment for the period from June 4, 2020 (inception) through September 30, 2020 (in $ million):

Yucaipa presentation in $ million	SSU Group presentation in $ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
	$	$	$	$	$	$	$
General and administrative expenses	(0.1)	—	—	—	—	—	(0.1)
Administrative expenses — related party	(0.0)	—	—	—	—	—	(0.0)
Total	$(0.2)	$—	$—	$—	$—	$—	$(0.2)

Yucaipa Group alignment for the period from June 4, 2020 (inception) through December 31, 2020 (in $ million):

Yucaipa presentation in $ million	SSU Group presentation in $ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
	$	$	$	$	$	$	$
General and administrative expenses	(0.2)	—	—	—	—	—	(0.2)
Administrative expenses — related party	(0.1)	—	—	—	—	—	(0.1)
Total	$(0.3)	$—	$—	$—	$—	$—	$(0.3)

Yucaipa Group alignment for the nine-month period ended September 30, 2021 (in $ million):

Yucaipa presentation in $ million	SSU Group presentation in $ million
		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
	$	$	$	$	$	$	$
General and administrative expenses	(4.9)	—	—	—	—	—	(4.9)
Administrative expenses — related party	(0.1)	—	—	—	—	—	(0.1)
Total	$(5.0)	$—	$—	$—	$—	$—	$(5.0)

Wiggle Group alignment for the 52 weeks ended September 26, 2021 (in £ million):

	SSU Group presentation in £ million
Wiggle Group presentation in £ million		Revenue	Own work capitalized	Other operating income	Cost of material	Personnel expenses	Other operating expenses
	£	£	£	£	£	£	£
Revenue	360.3	360.1	—	0.3	—	—	—
Cost of sales	(227.2)	—	—	—	(225.3)	(1.4)	(0.5)
Selling and distribution expenses	(49.3)	—	—	—	(0.4)	(8.3)	(40.7)
Administrative expenses	(49.7)	—	2.1	—	—	(25.2)	(26.7)
Total	£34.2	£360.1	£2.1	£0.3	£(225.7)	£(34.8)	£(67.9)

Reclassification Adjustments

In addition to the alignment to nature of expense method, certain reclassifications have been made on a preliminary basis to the historical presentation of the financial statements of Yucaipa and the consolidated financial statements of Wiggle Group, included within the unaudited pro forma condensed combined financial information to conform to the financial statement presentation of SSU. TopCo will perform a full and detailed review of Yucaipa’s and Wiggle Group’s accounting policies and financial statements which may result in additional differences between the accounting policies of the companies may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial information.

Until the date of the unaudited pro forma condensed combined financial information TopCo has identified preliminary adjustments to the presentation of the historical financial statements of Yucaipa and Wiggle Group to those of SSU based upon currently available information and assumptions management believes to be reasonable.

The following tables indicate the currency translations and reclassifications of the historical financial information of Yucaipa made for the purpose of unaudited pro forma condensed combined financial information:

Statement of Financial Position

	As of Sep 30, 2021				As of Sep 30, 2021	As of Sep 30, 2021
in € million (unless otherwise stated)	Yucaipa (Restated) in $ million	Reclassification Adjustments in $ million	Note		Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
ASSETS	$	$			$	€
Property, plant and equipment	—				—	—
Right-of-use-assets	—				—	—
Intangible assets and goodwill	—				—	—
Investments accounted for using the equity method	—				—	—
Other non-current financial assets[1]	345.0				345.0	298.0
Deferred tax assets	—				—	—
Non-current assets	$345.0	$—			$345.0	€298.0
Inventories	—				—	—
Trade receivables	—				—	—
Other current financial assets	—				—	—
Other current assets[2]	0.2				0.2	0.1
Cash and cash equivalents[3]	0.0				0.0	0.0
Assets held for sale	—				—	—
Current assets	$0.2	$—			$0.2	€0.1
Total assets	$345.2	$—			$345.2	€298.1
EQUITY AND LIABILITIES	$	$			$	€
Share capital[4]	0.0				0.0	0.0
Capital reserve[5]	—				—	—
Retained earnings[6]	(35.3)				(35.3)	(30.5)
Other reserves	—				—	—
Capital and reserves attributable to shareholders of the parent company	$(35.3)	$—			$(35.3)	€(30.5)
Non-controlling interests	—				—	—
Total equity	$(35.3)	$—			$(35.3)	€(30.5)
Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020	345.0	(345.0)	a	)	—	—
Commitments and Contingencies	$345.0	$(345.0)			$—	€—
Non-current provisions	—				—	—
Non-current financial liabilities	—	19.4	b	)	364.4	314.7
		345.0	a	)
Other non-current liabilities[7]	12.1				12.1	10.4
Deferred tax liabilities	—				—	—
Derivative liabilities	19.4	(19.4)	b	)	—	—
Non-current liabilities	$31.5	$345.0			$376.5	€325.1
Current provisions	—				—	—
Trade payables[8]	0.1				0.1	0.1
Other current financial liabilities	—				—	—
Other current liabilities[9]	4.0				4.0	3.4
Contract liabilities	—				—	—
Current liabilities	$4.1	$—			$4.1	€3.5
Total liabilities	$35.5	$345.0			$380.5	€328.6
Total equity and liabilities	$345.2	$—			$345.2	€298.1

1	Corresponds to “Investments held in Trust Account” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
2	Corresponds to “Prepaid expenses” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
3	Corresponds to “Cash” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
4

Corresponds to “Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable Class A ordinary shares issued and outstanding as of September 30, 2021 and December 31, 2020” ($ nil) and “Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020” ($0.0 million) in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.

5	Corresponds to “Additional paid-in capital” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
6	Corresponds to “Accumulated deficit” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
7	Corresponds to “Deferred underwriting commissions” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
8	Corresponds to “Accounts payable” in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.
9	Corresponds to “Accrued expenses” ($4.0 million) and “Due to related party” ($0.0 million) in the unaudited interim condensed statement of financial position of Yucaipa as of September 30, 2021.

Statement of Operations

	For the period from June 4, 2020 (inception) through December 31, 2020	Reclassification Adjustments in $ million	Note		For the period from June 4, 2020 (inception) through December 31, 2020	For the period from June 4, 2020 (inception) through December 31, 2020
in € million (unless otherwise stated)	Yucaipa (Restated, historical after P&L alignment) in $ million				Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
	$	$			$	€
Revenue	—				—	—
Own work capitalized	—				—	—
Other operating income	—				—	—
Cost of material	—				—	—
Personnel expenses	—				—	—
Other operating expenses	(0.3)				(0.3)	(0.2)
Depreciation and amortization	—				—	—

Operating result	$(0.3)	$—			$(0.3)	€(0.2)

Finance income[1]	0.0				0.0	0.0
Finance costs	—	(10.8)	c	)	(10.8)	(9.2)
Result from investments accounted for at equity	—				—	—
Change in fair value of derivative liabilities	(10.1)	10.1	c	)	—	—
Offering costs — derivative warrant liabilities	(0.7)	0.7	c	)	—	—
Earnings before taxes (EBT)	$(11.0)	$—			$(11.0)	€(9.4)
Income tax benefit/(expense)	—				—	—
Loss for the period	$(11.0)	$—			$(11.0)	€(9.4)

1

Corresponds to “Interest income earned on investments held in Trust Account” ($0.0 million) in the audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020.

Statement of Operations

	For the period from June 4, 2020 (inception) through September 30, 2020	Reclassification Adjustments in $ million	Note		For the period from June 4, 2020 (inception) through September 30, 2020	For the period from June 4, 2020 (inception) through September 30, 2020
in € million (unless otherwise stated)	Yucaipa (Restated, historical after P&L alignment) in $ million				Yucaipa (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
	$	$			$	€
Revenue	—				—	—
Own work capitalized	—				—	—
Other operating income	—				—	—
Cost of material	—				—	—
Personnel expenses	—				—	—
Other operating expenses	(0.2)				(0.2)	(0.1)
Depreciation and amortization	—				—	—

Operating result	$(0.2)	$—			$(0.2)	€(0.1)

Finance income[1]	0.0				0.0	0.0
Finance costs	—	(4.6)	c	)	(4.6)	(3.9)
Result from investments accounted for at equity	—				—	—
Change in fair value of derivative liabilities	(3.9)	3.9	c	)	—	—
Offering costs — derivative warrant liabilities	(0.7)	0.7	c	)	—	—
Earnings before taxes (EBT)	$(4.7)	$—			$(4.7)	€(4.1)
Income tax benefit/(expense)	—				—	—
Loss for the period	$(4.7)	$—			$(4.7)	€(4.1)

1

Corresponds to “Interest earned on cash held in operating account” ($0.0 million) and “Interest income earned on investments held in Trust Account” ($0.0 million) in the unaudited interim condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020.

Statement of Operations

	For the nine-month period ended September 30, 2021	Reclassification Adjustments in $ million	Note		For the nine-month period ended September 30, 2021	For the nine-month period ended September 30, 2021
in € million (unless otherwise stated)	Yucaipa (Restated, historical after P&L alignment) in $ million				Yucaip (As Adjusted) (Restated) in $ million	Yucaipa (As Adjusted) (Restated) in € million
	$	$			$	€
Revenue	—				—	—
Own work capitalized	—				—	—
Other operating income	—				—	—
Cost of material	—				—	—
Personnel expenses	—				—	—
Other operating expenses	(5.0)				(5.0)	(4.2)
Depreciation and amortization	—				—	—

Operating result	$(5.0)	$—			$(5.0)	€(4.2)

Finance income[1]	0.0	8.5	c	)	8.5	7.1
Finance costs	—				—	—
Result from investments accounted for at equity	—				—	—
Change in fair value of derivative liabilities	8.5	(8.5)	c	)	—	—

Earnings before taxes (EBT)	$3.5	$—			$3.5	€2.9

Income tax benefit/(expense)	—				—	—

Loss for the period	$3.5	$—			$3.5	€2.9

1

Corresponds to “Interest income earned on investments held in Trust Account” ($0.0 million) in the unaudited interim condensed statement of operations for the nine-month period ended September 30, 2021.

The following items represent certain reclassifications of the historical financial statement line items of Yucaipa presented in the tables above to conform to the financial statement line items and IFRS reporting presentation of SSU including:

Statement of financial position items:

a)

Reflects the conversion of redeemable shares which are presented as “Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020” in the U.S. GAAP unaudited interim condensed statement of financial position as restated of Yucaipa as of September 30, 2021 to the line item Non-current financial liabilities.

b)

Yucaipa presents the line item Derivative liabilities. SSU presents the line item Non-current financial liabilities. Accordingly, the line item Derivative liabilities was reclassified to Non-current financial liabilities ($19.4 million) to be in line with the presentation of SSU.

Statement of profit or loss items:

c)

Yucaipa presents the line items Change in fair value of derivative liabilities as well as Offering costs – derivative warrant liabilities. SSU presents the line items Finance income and Finance costs. Accordingly, the line item Offering costs — derivative warrant liabilities was reclassified to Finance costs for the period from June 4, 2020 (inception) through December 31, 2020 ($0.7 million) and for the period from June 4, 2020 (inception) through September 30, 2020 ($0.7 million). In addition,

Yucaipa presents changes in fair value of derivative liabilities – net under the separate line item Change in fair value of derivative liabilities. SSU presents income from valuation of derivatives under the line item Finance income and expense from valuation of derivatives under the line item Finance costs. Accordingly, expense from valuation of derivatives in an amount of $10.1 million for the period from June 4, 2020 (inception) through December 31, 2020 and $3.9 million for the period from June 4, 2020 (inception) through September 30, 2020, both included in Change in fair value of derivative liabilities were reclassified to Finance costs and income from valuation of derivatives in an amount of $8.5 million for the nine-month period ended September 30, 2021 was reclassified to Finance income.

The following table presents the calculation of Yucaipa’s statement of operations for the twelve-month period ended September 30, 2021 as presented in the unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2021 after giving effect to currency translations and reclassifications of the respective historical financial information of Yucaipa as described above. The calculation is based on Yucaipa’s audited statement of operations for the period from June 4, 2020 (inception) through December 31, 2020 subtracting Yucaipa’s unaudited condensed statement of operations for the period from June 4, 2020 (inception) through September 30, 2020 and adding Yucaipa’s unaudited condensed statement of operations for the nine-month period ended September 30, 2021:

Statements of Operations	For the period from June 4, 2020 (inception) through December 31, 2020	For the period from June 4, 2020 (inception) through September 30, 2020	For the nine-month period ended September 30, 2021	For the twelve-month period ended September 30, 2021
in € million (unless otherwise stated)	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Restated) in € million	Yucaipa (As Adjusted) (Calculated) in € million
	€	€	€	€
Revenue	—	—	—	—
Own work capitalized	—	—	—	—
Other operating income	—	—	—	—
Cost of material	—	—	—	—
Personnel expenses	—	—	—	—
Other operating expenses	(0.2)	(0.1)	(4.2)	(4.3)
Depreciation and amortization	—	—	—	—

Operating result	€(0.2)	€(0.1)	€(4.2)	€(4.3)

Finance income	0.0	0.0	7.1	7.1
Finance costs	(9.2)	(3.9)	—	(5.2)
Result from investments accounted for at equity	—	—	—	—

Earnings before taxes (EBT)	€(9.4)	€(4.1)	€2.9	€(2.4)

Income tax benefit/(expense)	—	—	—	—

Loss for the period	€(9.4)	€(4.1)	€2.9	€(2.4)

In addition, the following tables indicate the currency translations and reclassifications of the historical financial information of the Wiggle Group made for the purpose of unaudited pro forma condensed combined financial information:

Consolidated Statement of Financial Position

in € million (unless otherwise stated)	As of Sep 26, 2021	Reclassification Adjustments in £ million	Note		As of Sep 26, 2021	As of Sep 26, 2021
	Wiggle Group (Historical) in £ million				Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
ASSETS	£	£			£	€
Property, plant and equipment[1]	25.5	(17.4)	a	)	8.1	9.5
Right-of-use-assets		17.4	a	)	17.4	20.3
Intangible assets and goodwill[2]	98.8				98.8	115.6
Investments accounted for using the equity method	—				—	—
Other non-current financial assets	—				—	—
Deferred tax assets	14.5				14.5	16.9

Non-current assets	£138.7	£—			£138.7	€162.4

Inventories[3]	60.7				60.7	71.0
Trade receivables		0.5	b	)	0.5	0.6
Other current financial assets		1.9	b	)	1.9	2.3
Other current assets		7.4	b	)	7.4	8.6
Cash and cash equivalents	46.9				46.9	54.9
Trade and other receivables	9.8	(9.8)	b	)	—	—

Current assets	£117.4	£—			£117.4	€137.4

Total assets	£256.1	£—			£256.1	€299.8

EQUITY AND LIABILITIES	£	£			£	€
Share capital	0.0				0.0	0.1
Capital reserve		127.7	c	)	200.8	235.1
		72.4	d	)
		0.7	e	)
Retained earnings		(428.8)	e	)	(428.8)	(502.0)
Other reserves		1.6	e	)	1.6	1.9
Share premium	127.7	(127.7)	c	)	—	—
Capital contribution	72.4	(72.4)	d	)	—	—
Profit and loss	(426.5)	426.5	e	)	—	—

Capital and reserves attributable to shareholders of the parent company	£(226.4)	£—			£(226.4)	€(265.0)

Non-controlling interests	—				—	—

Total equity	£(226.4)	£—			£(226.4)	€(265.0)

Non-current provisions[4]	2.7				2.7	3.2
Non-current financial liabilities		408.9	f	)	408.9	478.7
Other non-current liabilities	—				—	—
Deferred tax liabilities[5]	1.5				1.5	1.7
Creditors: amounts falling due after more than one year	408.9	(408.9)	f	)	—	—

Non-current liabilities	£413.1	£—			£413.1	€483.6

Current provisions	—	2.1	g	)	2.1	2.4
Trade payables		32.8	g	)	32.8	38.4
Other current financial liabilities		7.8	g	)	7.8	9.1
Other current liabilities		25.4	g	)	25.4	29.8
Contract liabilities		1.4	g	)	1.4	1.6
Creditors: amounts falling due within one year	69.4	(69.4)	g	)	—	—

Current liabilities	£69.4	£—			£69.4	€81.2

Total liabilities	£482.4	£—			£482.4	€564.8

Total equity and liabilities	£256.1	£—			£256.1	€299.8

1	Corresponds to “Tangible assets” in the audited consolidated statement of financial position of Wiggle Group as of September 26, 2021.
2	Corresponds to “Intangible assets” in the audited consolidated statement of financial position of Wiggle Group as of September 26, 2021.
3	Corresponds to “Inventory” in the audited consolidated statement of financial position of Wiggle Group as of September 26, 2021.
4	Corresponds to “Provisions for liabilities and charges” in the audited consolidated statement of financial position of Wiggle Group as of September 26, 2021.
5	Corresponds to “Deferred tax liability” in the audited consolidated statement of financial position of Wiggle Group as of September 26, 2021.

Consolidated Income Statement

	For the 52 weeks ended Sep 26, 2021	Reclassification Adjustments in £ million	Note		For the 52 weeks ended Sep 26, 2021	For the 52 weeks ended Sep 26, 2021
in € million (unless otherwise stated)	Wiggle Group (Historical after P&L alignment) in £ million				Wiggle Group (As Adjusted) (Historical) in £ million	Wiggle Group (As Adjusted) (Historical) in € million
	£	£			£	€
Revenue	360.1				360.1	411.9
Own work capitalized	2.1				2.1	2.4
Other operating income	0.3	2.8	h	)	3.1	3.5
Cost of material	(225.7)				(225.7)	(258.2)
Personnel expenses	(34.8)				(34.8)	(39.8)
Other operating expenses	(67.9)	(1.2)	h	)	(69.0)	(79.0)
Depreciation and amortization[1]	(10.5)	(0.1)	h	)	(10.7)	(12.2)
Gain on disposal	1.5	(1.5)	h	)	—	—
Operating result	£25.0	£—			£25.0	€28.6
Finance income[2]	4.3				4.3	4.9
Finance costs	—	(44.0)	i	)	(44.0)	(50.3)
Result from investments accounted for at equity	—				—	—
Other interest payable and similar charges	(5.2)	5.2	i	)	—	—
Interest payable to shareholders and investors	(38.8)	38.8	i	)	—	—
Earnings before taxes (EBT)	£(14.6)	£—			£(14.6)	€(16.7)
Income tax benefit/(expense)[3]	13.0				13.0	14.9
Loss for the period	£(1.6)	£—			£(1.6)	€(1.8)

1	Corresponds to “Depreciation, amortisation and impairment” in the audited consolidated income statement of Wiggle Group for the 52 weeks ended September 26, 2021.
2	Corresponds to “Exchange gain / (loss) on bank debt and other foreign currency balances” in the audited consolidated income statement of Wiggle Group for the 52 weeks ended September 26, 2021.
3	Corresponds to “Taxation” in the audited consolidated income statement of Wiggle Group for the 52 weeks ended September 26, 2021.

The following items represent certain reclassifications of the historical Wiggle Group’s financial statement line items presented in the tables above to conform to the financial statement line items of SSU including:

Statement of financial position items:

a)

The Wiggle Group presents right-of-use-assets under the line item Property, plant and equipment. SSU presents right-of-use assets as separate line item. Accordingly, right-of-use-assets (£17.4 million) were reclassified to the separate line item Right-of-use assets, to be in line with the presentation of SSU.

b)

The Wiggle Group presents the line item Trade and other receivables. SSU presents the line items Trade receivables, Other current financial assets and Other current assets as separate line items. Accordingly, Trade and other receivables were reclassified to Trade receivables (£0.5 million), Other current financial assets (£1.9 million) and Other current assets (£7.4 million) to be in line with the presentation of SSU.

c)

The Wiggle Group presents the line item Share premium. SSU presents the line item Capital reserve. Accordingly, Share premium (£127.7 million) was reclassified to Capital reserve, to be in line with the presentation of SSU.

d)

The Wiggle Group presents the line item Capital contribution. SSU presents the line item Capital reserve. Accordingly, Capital contribution (£72.4 million) was reclassified to Capital reserve, to be in line with the presentation of SSU.

e)

The Wiggle Group presents the line item Profit and loss. SSU presents Capital reserve, Retained earnings and Other reserves as separate line items. Accordingly, Profit and loss was reclassified to Capital reserve (£0.7 million), Retained earnings (£(428.8) million) and Other reserves (£1.6 million) to be in line with the presentation of SSU.

f)

The Wiggle Group presents the line item Creditors: amounts falling due after more than one year. SSU presents the line item Non-current financial liabilities. Accordingly, Creditors: amounts falling due after more than one year was reclassified to Non-current financial liabilities (£408.9 million) to be in line with the presentation of SSU.

g)

The Wiggle Group presents the line item Creditors: amounts falling due within one year. SSU presents Trade payables, Other current financial liabilities, Other current liabilities and Contract liabilities as separate line items. Accordingly, the line item Creditors: amounts falling due within one year was reclassified to Trade payables (£32.8 million), Other current financial liabilities (£7.8 million), Other current liabilities (£25.4 million) and Contract liabilities (£1.4 million) to be in line with the presentation of SSU. In addition, the Wiggle Group presents provisions for long-term incentives (current) under the line item Creditors: amounts falling due within one year. SSU presents provisions for long-term incentives (current) under the line item Current provisions. Accordingly, the remaining portion of Creditors: amounts falling due within one year consisting of provisions for long-term incentives (current) (£2.1 million) was reclassified to Current provisions.

Statement of profit or loss items:

h)

The Wiggle Group presents income from disposals of fixed assets, losses on disposal of fixed assets and impairment of property, plant and equipment under the separate line item Gain on disposal. SSU presents income from disposals of fixed assets under the line item Other operating income, losses on disposal of fixed assets under the line item Other operating expenses and impairment of property, plant and equipment under the line item Depreciation and amortization. Accordingly, income from disposals of fixed assets (£2.8 million) were reclassified to Other operating income, losses on disposal of fixed assets (£1.2 million) were reclassified to Other operating expenses and impairment of property, plant and equipment (£0.1 million) were reclassified to Depreciation and amortization for the 52 weeks ended September 26, 2021.

i)

The Wiggle Group presents the line items Other interest payable and similar charges as well as Interest payable to shareholders and investors. SSU presents the line item Finance costs. Accordingly, Other interest payable and similar charges as well as Interest payable to shareholders and investors were reclassified to Finance costs (£44.0 million) for the 52 weeks ended September 26, 2021 to be in line with the presentation of SSU.

5. Preliminary Purchase Price Allocation

The consideration of the Wiggle Acquisition is as follows:

Wiggle Group Consideration (in € million)
Initial Cash Consideration	€213.3
Equity Consideration	€274.6
Deferred Cash Consideration*	€22.4
Total consideration	€510.3

*

The deferred cash consideration has to be settled within ten business days of the earlier date of (i) the date on which the lock-up period applicable to the Wiggle Sellers in respect of the Yucaipa Ordinary Shares expires as agreed in the Business Combination Agreement, and (ii) the date which is nine months after the completion of the Wiggle Acquisition.

TopCo has performed a preliminary valuation analysis of the fair market value of Wiggle Group’s assets to be acquired and liabilities to be assumed. Using the total consideration for the Wiggle Acquisition, TopCo has estimated the allocations to such assets and liabilities. The assumptions underlying the preliminary purchase price allocation are presented in Transaction Accounting Adjustments L, M, U, W, NN and OO. The following table summarizes the allocation of the preliminary purchase price (in € million):

in € million	Wiggle Group (As Adjusted) (Historical) (Note 4)	Transaction Accounting Adjustments (Note 6)	Note	Estimated Fair Value
Property, plant and equipment	€9.5	€—		€9.5
Right-of-use-assets	20.3	4.6	L	24.9
Intangible assets and goodwill	115.6	425.5	M	541.1
Deferred tax assets	16.9	—		16.9
Inventories	71.0	—		71.0
Trade receivables	0.6	—		0.6
Other current financial assets	2.3	—		2.3
Other current assets	8.6	—		8.6
Cash and cash equivalents	54.9	—		54.9
Total assets acquired (I)	€299.8	€430.1		€729.8
Non-current provisions	3.2	—		3.2
Non-current financial liabilities	478.7	(378.3)	U, V	100.4
Deferred tax liabilities	1.7	40.0	W	41.7
Current provisions	2.4	—		2.4
Trade payables	38.4	—		38.4
Other current financial liabilities	9.1	(7.1)	V	2.0
Other current liabilities	29.8	—		29.8
Contract liabilities	1.6	—		1.6
Total liabilities assumed (II)	€564.8	€(345.3)		€219.5
Total identifiable net assets [(I) — (II)]	€(265.0)	€775.3		€510.3

This preliminary purchase price allocation has been used to prepare Transaction Accounting Adjustments in the unaudited pro forma condensed combined balance sheet and statements of profit or loss. The final purchase price allocation could differ materially from the preliminary allocation used in the Transaction Accounting Adjustments. The final allocation will be determined when TopCo has completed the detailed valuations and necessary calculations and may include changes in fair values of property, plant and equipment, changes in allocations to intangible assets such as trademarks, customer relationships and technology as well as goodwill and other changes to assets and liabilities.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined consolidated provision for income taxes does not necessarily reflect the amounts that would have resulted had TopCo filed consolidated income tax returns during the periods presented.

The Transaction Accounting Adjustments are based on information currently available and preliminary estimates and assumptions that are subject to change and may be revised as additional information becomes available and is evaluated.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet:

A.

Reflects the (i) actual redemption of 31,820,685 TopCo Shares for aggregate redemption payments of €274.8 million at a redemption price of approximately €8.64 ($10.00) per share based on the investments held in the Trust Account at Closing of €298.0 million ($345.0 million) and (ii) the liquidation and reclassification of €23.2 million of investments held in the Trust Account to cash and cash equivalents after recording the actual redemptions.

B.

Reflects the proceeds of €342.9 million ($397.0 million) from the issuance and sale of 39,700,000 TopCo Shares at €8.64 ($10.00) (with a nominal value of €0.12 per share) per share in the PIPE Financing pursuant to the PIPE Investors (including the Yucaipa Sponsor).

C.

Reflects the payment of €30.4 million of transaction costs incurred in connection with the Merger by SSU and Yucaipa subsequent to September 30, 2021. The remaining transaction costs are already included in the historical consolidated statement of profit or loss of SSU for the fiscal year ended September 30, 2021 (€14.4 million) and in the historical statement of operations of Yucaipa for the twelve-month period ended September 30, 2021 (€3.9 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date. Equity issuance costs (namely, professional fees directly attributable to the Merger) of €9.6 million are offset to capital reserve and the remaining balance is accounted for through retained earnings.

D.	Reflects the payment of €10.4 million of deferred underwriting commissions in connection with Yucaipa’s IPO.

E.

Reflects the payment of transaction bonuses for certain key executives in the amount of €8.7 million of which (i) €3.9 million are paid in cash and (ii) TopCo Shares in an amount of €4.8 million are issued.

F.	Reflects the settlement of current liabilities in the amount of €0.0 million pursuant to the Administrative Services Agreement with the Sponsor, which terminated upon consummation of the Merger.

G.

Reflects the adjustment to share capital and capital reserve after the contribution of SSU’s Shares outstanding to TopCo in exchange for 249,850,473 TopCo Shares resulting in a total share capital of €30.0 million and a decrease in capital reserve of €8.7 million, respectively. SSU’s historical share capital of €21.2 million is eliminated.

H.

Reflects the contribution of outstanding Yucaipa Ordinary Shares to TopCo and the issuance of TopCo Shares in exchange. The Merger is accounted for under IFRS 2 with an expense reflected for the excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s net assets acquired.

TopCo issues 12,584,315 TopCo Shares and recognizes share capital of €1.5 million and capital reserve of €106.4 million in exchange for all outstanding Yucaipa Ordinary Shares. Yucaipa’s historical equity, including share capital of €0.0 million, capital reserve of €nil million, retained earnings of €(30.5) million and the remaining redeemable Class A shares of €23.1 million (after recording the elimination of the actual redemptions as described in Transaction Accounting Adjustment A) presented under non-current financial liabilities are eliminated.

In accordance with IFRS 2, the excess of the fair value of TopCo Shares issued to Yucaipa shareholders over the fair value of Yucaipa’s identifiable net assets acquired represents compensation for services and is reflected as an expense, resulting in a €116.7 million decrease to retained earnings.

I.

Reflects the issuance of 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement with a nominal value of €0.12 per TopCo Share. The shares are conditioned upon per share increases agreed to in the Business Combination Agreement, there are no service conditions.

J.	Reflects the issuance of 1,293,200 TopCo Shares to SSU’s management resulting in a total share capital of €0.2 million and an increase in capital reserve of €10.9 million.

K.	Reflects the termination of Yucaipa’s forward purchase agreement with a fair value of €0.8 million, which terminated upon consummation of the Business Combination for no consideration.

L.

Reflects the adjustment of Wiggle Group’s historical right-of-use-assets acquired by TopCo to their estimated fair values. Wiggle Group historically recognized an amount of €20.3 million right-of-use-assets pertaining mainly to a warehouse as well as forklifts, tools, and vehicles and corresponding lease liabilities in the amount of €24.9 million recognized within Non-current financial liabilities (€23.0 million) and Other current financial liabilities (€1.9 million) in the historical consolidated statement of financial position as of September 26, 2021.

As part of the preliminary valuation analysis of the right-of-use assets’ information, TopCo noted that either the right-of-use-assets’ lease start date was recent (in which case market conditions are presumed), or that their remaining lease term and payment amounts deem them to be immaterial. The leases are assumed to be at market conditions, the net book value of the lease liabilities is deemed to be a good proxy for its fair value. Accordingly, and following IFRS 3.28B guidance, the fair value of the lease liabilities is deemed to be a good estimate for the fair value of the right-of-use-assets.

The following table summarizes the estimated fair values of Wiggle Group’s identifiable right-of-use-assets and their estimated useful lives and uses a straight-line method of depreciation:

	Estimated Fair Value	Estimated remaining useful life in years	Twelve-Month Period Ended September 30, 2021 depreciation expense in € million
Right-of-use-assets	24.9	13	1.9
Total	24.9		1.9
Historical Right-of-use-assets	20.3		2.4
Total	20.3		2.4
Transaction Accounting Adjustment	4.6		(0.5)

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts TopCo will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of right-of-use-assets would cause a corresponding increase or decrease in the balance of approximately €0.2 million, assuming an estimated remaining useful life of 13.0 years.

M.

Reflects the adjustment of Wiggle Group’s historical intangible assets in respect of its former acquisition of CRC acquired by TopCo to their estimated fair values. As part of the preliminary valuation analysis, TopCo identified intangible assets, including trademarks, customer relationships and technology. The fair value of identifiable intangible assets is determined primarily using the “income approach”, which requires a forecast of all of the expected future cash flows. Since all information required to perform a detailed valuation analysis of Wiggle Group’s intangible assets could not be obtained as of the date of this filing, for purposes of this unaudited pro forma condensed combined financial information, TopCo used certain assumptions based on publicly available transaction data for the industry.

The following table summarizes the estimated fair values of Wiggle Group’s identifiable intangible assets and their estimated useful lives and uses a straight-line method of amortization:

in € million	Estimated Fair Value	Estimated remaining useful life in years	Twelve-Month Period Ended September 30, 2021 amortization expense
Goodwill	355.3	n/a	n/a
Trademarks	115.2	5 —Indefinite	2.9
Indefinite Trademarks	89.7	Indefinite	n/a
Finite Trademarks	25.4	5 — 10	2.9
Customer Relationships	45.7	10 — 11	4.3
Technology	1.5	5	0.3
Total	517.7		7.5
Historical Goodwill raised from the CRC acquisition	83.3		n/a
Historical Trademarks raised from the CRC acquisition	8.3		1.7
Historical Customer Relationships raised from the CRC acquisition	—		—
Historical Technologies raised from the CRC acquisition	0.7		0.1
Total	92.2		1.8
Transaction Accounting Adjustment	425.5		5.7

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts TopCo will calculate after completing a detailed valuation analysis, and the difference could have a material effect on the accompanying unaudited pro forma condensed combined financial information. A 10% change in the valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately €0.7 million, assuming an overall weighted average useful life of 9.9 years for the intangible assets with finite useful lives.

Additionally, this adjustment reflects the elimination of Wiggle Group’s historical goodwill of €83.3 million and the recognition of the goodwill based on the preliminary allocation of the purchase price of €355.3 million.

N.

Reflects the additional payment of €16.6 million of transaction costs incurred within the Wiggle Acquisition by SSU and Wiggle Group subsequent to September 30, 2021, for which an amount of €0.4 million was already recognized in Other current liabilities in the historical consolidated statement of financial position of Wiggle Group as of September 26, 2021. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU (€4.2 million) and in the historical consolidated income statements of Wiggle Group (€1.8 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

O.	Reflects the payment of approximately €213.3 million in cash and the recognition of a deferred liability of €22.4 million as partial considerations of the Wiggle Acquisition.

P.

Reflects the repayment of €77.6 million of Wiggle Group’s existing bank debt as of September 26, 2021 historically recognized within Non-current financial liabilities (€77.4 million) and Other current financial liabilities (€0.2 million) in the historical consolidated statement of financial position of Wiggle Group.

Q.

Reflects the payment in full of the long-term incentive plan of €2.7 million of Wiggle Group, for which an amount of €2.4 million was already recognized in Current provisions in the historical consolidated statement of financial position of Wiggle Group as of September 26, 2021.

R.

Reflects the payment of transaction bonuses for certain key executives of Wiggle Group in the amount of €20.5 million of which (i) €17.8 million are paid in cash and (ii) TopCo Shares in an amount of €2.7 million are issued.

S.

Reflects the payment of €2.4 million of outstanding monitoring fees to Wiggle Sellers, of which an amount of €2.3 million was already recognized in Trade payables (€1.1 million) and Other current liabilities (€1.3 million) in the historical consolidated statement of financial position of Wiggle Group as of September 26, 2021.

T.

Reflects the elimination of the historical equity of Wiggle Group and the issuance of 31,045,383 TopCo Shares as part of the consideration paid to the Wiggle Sellers to finance the Wiggle Acquisition. The consideration paid will be denominated in £; however, for pro forma purposes, the period end exchange rate as of September 26, 2021 was used to convert the estimated consideration paid for the Wiggle Acquisition to € assuming the Business Combination have been consummated on September 30, 2021. The exchange rate used to calculate the corresponding amount of TopCo Shares to Wiggle Sellers is based on the most recent exchange rate, resulting in a cumulative translation adjustment of €6.5 million.

U.	Reflects the adjustment of Wiggle Group’s historical preference shares and related dividends to their estimated fair values which become payable with completion of the Wiggle Acquisition.

The following table summarizes the adjustment to the fair values of Wiggle Group’s preference shares and related dividends:

in € million	Estimated Fair Value
Preference shares and related dividends	98.0
Total	98.0
Historical Preference shares and related dividends	96.4
Total	96.4
Transaction Accounting Adjustment	1.7

V.

Reflects the repayment of €385.3 million of Wiggle Group’s shareholder loans and preference shares and related dividends as of September 26, 2021 historically recognized within Non-current financial liabilities (€378.3 million) and Other current financial liabilities (€7.1 million) in the historical consolidated statement of financial position of Wiggle Group as well as the elimination of the fair value adjustment recognized within Non-current financial liabilities (€1.7 million) as presented in Transaction Accounting Adjustment U.

W.

Reflects the deferred tax liabilities resulting from the Wiggle Acquisition. The estimated increase in deferred tax liabilities of €40.0 million primarily results from the fair value adjustments for non-deductible intangible assets and right-of-use-assets based on a corporate tax rate of 25.00% for Wiggle Group for future years. The deferred income tax balances are preliminary and subject to change based on management’s final determination of the fair values of assets acquired and liabilities assumed by jurisdiction.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Profit or Loss:

AA.

Reflects the payment of transaction bonuses for certain key executives in the amount of €8.7 million of which (i) €3.9 million are paid in cash and (ii) TopCo Shares in an amount of €4.8 million are issued.

BB.	Reflects the personnel expenses in the amount of €11.1 million relating to the issuance of 1,293,200 TopCo Shares to SSU’s management as presented in Transaction Accounting Adjustment J.

CC.

Reflects the transaction costs incurred in regard with the Merger by SSU subsequent to September 30, 2021 in the amount of €19.4 million. The remaining transaction costs are already included in the historical consolidated statement of profit or loss of SSU for the fiscal year ended September 30, 2021 (€14.4 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

DD.	Reflects the excess of the fair value of TopCo Shares issued over the fair value of Yucaipa’s identifiable net assets acquired recognized in other operating expenses in the amount of €116.7 million.

EE.

Reflects the elimination of approximately €0.1 million in historical expenses related to Yucaipa’s office space, secretarial and administrative services pursuant to the Administrative Support Agreement for the twelve-month period ended September 30, 2021, which terminated upon consummation of the Merger.

FF.	Reflects the elimination of approximately €0.0 million in interest income earned on Yucaipa’s investments held in Trust Account for the twelve-month period ended September 30, 2021.

GG.

Reflects the elimination of €3.5 million in interest expense relating to the convertible loan in the historical consolidated statement of profit or loss of SSU for the fiscal year ended September 30, 2021.

HH.	Reflects the elimination of fair value changes of the forward purchase agreement within finance income and finance costs due to the termination of the forward purchase agreement.

II.

Reflects the income tax effect of transaction accounting adjustments relating to the Merger based on the statutory tax rate of 32.98% (including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%) for SSU. Transaction accounting adjustments directly relating to Yucaipa do not reflect income tax effects as Yucaipa is not subject to income taxation by the Government of the Cayman Islands.

JJ.

Reflects additional personnel expenses relating to the payment of the long-term incentive plan in the amount of €0.3 million. The remaining personnel expenses relating to the long-term incentive plan are already included in the historical consolidated income statements of Wiggle Group (for the 52 weeks ended September 26, 2021: €0.9 million).

KK.

Reflects the payment of transaction bonuses for certain key executives of Wiggle Group in the amount of €20.5 million of which (i) €17.8 million are paid in cash and (ii) TopCo Shares in an amount of €2.7 million are issued.

LL.

Reflects the transaction costs incurred within the Wiggle Acquisition by SSU and Wiggle Group subsequent to September 30, 2021 in the amount of €16.2 million. The remaining transaction costs are already included in the historical consolidated statements of profit or loss of SSU (€4.2 million) and in the historical consolidated income statements of Wiggle Group (€1.8 million). These costs will not affect TopCo’s consolidated statement of profit or loss beyond 12 months after the acquisition date.

MM.	Reflects additional other operating expenses relating to the payment of the outstanding monitoring fees to Wiggle Sellers in the amount of approximately €0.1 million.

NN.	Reflects the increase of amortization expense resulting from the estimated fair value adjustments recognized within the Wiggle Acquisition as presented in Transaction Accounting Adjustment M.

OO.	Reflects the decrease of depreciation expense resulting from the estimated fair value adjustments recognized within the Wiggle Acquisition as presented in Transaction Accounting Adjustment L.

PP.

Reflects the elimination of interest expenses relating to bank debt for the 52 weeks ended September 26, 2021 (€4.0 million) and the elimination of currency gains relating to bank debt mainly denominated in € for the 52 weeks ended September 26, 2021 (€4.7 million) in the historical consolidated income statement of Wiggle Group.

QQ.

Reflects the elimination of interest expenses for the shareholder loans and preference shares and related dividends for the 52 weeks ended September 26, 2021 (€44.3 million) in the historical consolidated income statement of Wiggle Group.

RR.

Reflects the income tax effect of transaction accounting adjustments relating to the Wiggle Acquisition based on the statutory tax rate of 19.00% for Wiggle Group, a deferred corporate tax rate of 25.00% for Wiggle Group for future years and the statutory tax rate of 32.98% (including the solidarity surcharge of 15.83% and a trade tax rate of 17.15%) for SSU.

7. Loss per share

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of profit or loss are based upon the number of TopCo Shares outstanding as of September 30, 2021, assuming the Business Combination occurred on October 1, 2020. As the unaudited pro forma condensed combined statement of profit or loss for the twelve-month period ended September 30, 2021 is in a loss position, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, additionally, up to 51,000,000 TopCo Shares issuable pursuant to the Earn-out Agreement in the Business Combination Agreement and 11,500,000 Public and 5,933,333 Private Placement Warrants to acquire TopCo Shares.

The unaudited pro forma condensed combined financial information has been prepared using the actual redemption of Yucaipa’s Class A Shares:

in € million, except share and per share data
Weighted average shares outstanding — basic and diluted[1]	335,342,807
Pro forma loss for the twelve-month period ended September 30, 2021	(189.7)
Loss per share — basic and diluted for the twelve-month period ended September 30, 2021	€(0.57)
Weighted average shares outstanding — basic and diluted[1]
SSU shareholders	249,850,473
SSU management	1,293,200
Wiggle Sellers	31,045,383
Management equity consideration	869,436
Yucaipa public shareholders	2,679,315
Yucaipa Sponsor	9,815,000
Yucaipa directors	90,000
PIPE Investors	39,700,000
thereof SSU PIPE Investors	2,500,000
thereof Ronald W. Burkle	5,000,000

335,342,807

1

The weighted average shares outstanding—basic and diluted exclude 51,000,000 Earn-Out Shares to SSU shareholders and 11,500,000 Public and 5,933,333 Private Placement Warrants and assumes the options granted to Stephan Zoll under the option agreement entered into by and between the Company and Stephan Zoll on June 10, 2021, have been exercised for 1,293,200 Ordinary Shares and the shares to be granted as management equity consideration have been issued.

BUSINESS OF SSU

Overview

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We sell products through various online web shops as well as selected physical locations mainly to customers in the European Union, Switzerland, Norway, the UK and the US, with approximately 274 million website visits on SSU-owned websites (fiscal year 2020: 250 million) and more than 7.1 million net orders (i.e. orders after cancellations and returns; fiscal year 2020: 5.4 million) via SSU sales channels in the fiscal year ended September 30, 2021. In the six-month period ended March 31, 2022, the number of website visits amounted to 163.5 million (six-month period ended March 31, 2021: 126.3 million), while the number of net orders was approximately 4.6 million (six-month period ended March 31, 2021: approximately 2.9 million).

For the fiscal year ended September 30, 2021, net revenue of SSU was €872 million (fiscal year 2020: €703.2 million). Furthermore SSU had net revenues less cost of materials, in the amount of €339 million in fiscal year ended September 30, 2021, resulting in a margin calculated as net revenue less costs of material divided by net revenue, of approximately 39% for the same period. In the six-month period ended March 31, 2022, revenue of the Company was €481.4 million.

Bike is our largest product category with approximately 55.6% of SSU’s net revenues, followed by Tennis, Outdoor, and Teamsports and Athleisure with approximately 18.9%, 14.1%, 11.4% net revenue share, respectively, in the fiscal year ended September 30, 2021.

Our online shops offer a large variety of products from more than 1,000 third-party brands and exclusive own brands such as Votec, Ortler, Fixie Inc. and Serious as examples from our Bike business. Our websites are configured to help guide customers in choosing the right product for their level of activity and needs, e.g., online racket finder applications, digital bike size fitting tools and web-based jersey configurators. Many of our specialists online shops also offer customizable products and services (including, for example, delivery of fully assembled ready-to-ride bikes through our expert concierge service, customized racket stringing services, and team jersey customization), further distinguishing us from other online retailers. More broadly, we have undertaken a number of efforts to ensure that the customer experience is as seamless as possible, such as optimizing websites for mobile shopping, establishing a limited number of physical stores and shop-in-shops, which act as sales points as well provide after-sale services, and further developing our warehousing and logistics capabilities to ensure quick delivery times and back-end fulfillment. This core focus of serving the unique needs of the sports customer has led to high customer satisfaction and a growing customer base.

The sports industry is one of the largest consumer industries with a total global market size of approximately $1.1 trillion, of which sports retail accounts for approximately $475 billion in 2020 (source: Company information). In 2020, the sports retail market volume in SSU-relevant markets, consisting of Europe, the Asia-Pacific region (APAC) and North America, was $430 billion in 2020, of which $120 billion were attributable to sports in-spired athleisure categories (source: Company information). In the markets relevant to us (Europe, APAC and North America), the sports retail market grew on average by approximately 2.5% per year between 2015 and 2020 and is expected to continue to grow at an accelerated pace of 7% per year until 2025 to then reach $670 billion (source: Company information). This implies a growth rate of approximately 1.4x GDP growth compared to global GDP growth of 5% per year (2020 – 2025) (source: Company information). We believe that the market’s highly attractive growth profile is based on, and driven by, global and fundamental megatrends such as growing health & lifestyle consciousness, sustainability-induced electric mobility disruption, increasing female participation in sports activities, new technologies driving product innovation and sports digitalization, and accelerating offline-to-online retail shift. We foresee that these fundamental mega-trends will translate into more people doing more sports more digitally.

Our strategy is built on the firm belief that sports consumers can be served much better through a specialist proposition than a one-size-fits-all generalist sports retail model. In contrast to other billion-dollar consumer markets like Electronics, Fashion, or Fast-Moving Consumer Goods, that are characterized by rather homogenous customer preferences across product categories (e.g., customer behavior in Fashion markets differ more across gender than across product categories like shirts, trousers, and jackets), sports customer preferences vary a lot more across product categories. For example, tennis racket orders require customized stringing, advice from coaches can be an important part of the purchase decision, providing test rackets may drive conversion, and professional players like Serena Williams or Roger Federer are important influencers. Customers in the Outdoor category rather tend to derive their purchase decisions from expert blogs, advice from friends and family, and category-specific fitting tools. Teamsports and Athleisure’s customer orders are again very much different as they often arise from relations to clubs and teams and require a broad array of value adding jersey printing services and social marketing centered around in-season high-runner products. Just to name a few, there is surely more differences in customer preferences across sports categories.

A recent study conducted by SSU in January 2021 (on the basis of a survey completed by more than 16,000 consumers from Germany, France, the UK and the US) has shown that specialist online sports retailers are more likely to be the preferred shopping destination for equipment intense sports such as biking, tennis, golf, horse-back riding or winter sports compared to general online retailers: In fact, two-thirds of consumers prefer to purchase at online sports specialists for equipment-heavy sports according to the study. Additionally, consumers spend more per order when shopping with online sports specialists which is translating into more favorable unit economics (source: Company information).

Our strategic advantage is to be “large and special” at the same time: being special from a consumer proposition perspective while being large and scalable from an e-commerce backend perspective. We are realizing economies of scope from our sports specialists web shops with differentiated customer propositions tailored to the specific consumer needs by category while realizing economies of scale across the different webshops that are leveraging our central e-commerce and technology platform services.

History and Key Acquisitions

The following is a brief synopsis of the history and key milestones leading to the formation of our group:

Acquisition of Internetstores

SISH acquired the Internetstores group, comprising at that time Internetstores Holding GmbH, internetstores GmbH and Addnature AB, in December 2016 and subsequently transferred it to SSU in September 2018. The headquarters of the Internetstores group are located in Stuttgart (Germany). Internetstores is a leading bike and outdoor online retailer in Europe in terms of revenues (source: Company information), with a particularly strong market position in continental Europe. The Internetstores group mainly operates under the brands fahrrad.de, Bikester, Brügelmann and Probikeshop (since 2017) for bikes, and Addnature and Campz for outdoor related equipment, clothing and footwear.

Since its establishment in 2003, Internetstores has focused on bike and related product offerings online, addressing both the mainstream and enthusiast segments of the bike market via its specialized brands.

Internetstores has developed unique expertise on offering and delivering full bikes, including private label products. In 2011, Internetstores entered the sports-inspired online outdoor market through its webshop Campz, initially focusing on Germany, Austria, and Switzerland. Through the acquisition of Addnature in May 2013, Internetstores also entered the Scandinavian online outdoor market. In 2017, Internetstores completed the acquisition of Probikeshop, a leading supplier of bike supplies, spare parts and accessories in France, mainly focused on the bike enthusiast and expert customer segments (see below).

Acquisition of Probikeshop

Internetstores Holding GmbH acquired the Probikeshop group, comprising Dolphin France SAS, E-Prolog SAS and E-Procall SAS, in May 2017. Probikeshop was subsequently transferred from SISH to us in September 2018 as part of the Internetstores Group. The Probikeshop group is located in St. Etienne (France). Since its foundation in 2005, Probikeshop has become the leading bike supplies, bike spare parts and accessories retailer for professional and expert bike enthusiasts by revenues (source: Company information) in France. The acquisition of Probikeshop enabled Internetstores to complement its regional footprint with a significantly stronger customer base in southern Europe. The acquisition of Probikeshop also helped Internetstores to expand its presence in the enthusiast and expert customer segments and to gain access to related product offerings. The integration into Internetstores allows Probikeshop to significantly extend its business scope with comprehensive full bike and private label product offerings in addition to its core product range of bike spare parts and accessories. Internetstores has also implemented marketing attribution measures and other efficiency measures at Probikeshop.

Acquisition of Tennis Point group

SISH acquired the Tennis-Point group, comprising Tennis-Point GmbH, its fully owned subsidiaries MRS Tennis AG and Tennis-Point Handels GmbH, in two stages in February 2017 (78%) and in March 2018 (10%) and subsequently transferred it to SSU in September 2018. In 2021, SSU acquired the remaining 12% in Tennis-Point. The headquarters of the Tennis-Point group are located in Herzebrock-Clarholz (Germany). Founded in 1999, Tennis-Point, which operates under the brands Tennis-Point, CenterCourt (acquired in April 2018), Tennis-Peters, Jogging-Point and Padel-Point, has become a trusted retailer for members of the entire tennis community including tennis enthusiasts (professionals and amateurs) and clubs, particularly in Germany and Austria, offering tennis sportswear, tennis balls, tennis shoes, tennis rackets, other tennis and racket sports equipment and accessories as well as running equipment. Tennis-Point also offers a range of value-added services around tennis and tennis fashion, such as stringing, testing and product guidance. Tennis-Point further successfully rolled out myTennis App, the leading tennis community app in Germany, with more than 300,000 downloads and an engaged active user base. It offers live scores, rankings, breakthrough statistics, and unique content, connecting tennis players, coaches as well as fans.

Acquisition of Outfitter

SISH originally acquired the Outfitter group in May 2016. SSU acquired the teamsport business of the Outfitter group, comprising Outfitter Teamsport GmbH and participations in teamstolz GmbH and System Sport GmbH, in two steps in June 2018 and June 2019. Located in Großostheim (Germany), Outfitter is a multi-channel e-commerce retailer centering around soccer with its 360 degree approach, which focuses on product offerings for before (products for training and fitness), during (jerseys and soccer products and accessories) and after (soccer lifestyle products) a soccer match. In particular, Outfitter provides soccer enthusiasts with a broad product portfolio ranging from sports accessories such as soccer sportswear and soccer shoes to fan merchandise and lifestyle products. Outfitter also offers customers the ability to purchase customized sports shirts and jerseys using sophisticated 3D software and state-of-the-art printing technology (including its flock printing machine, which we believe is one of only three installed in Europe). Outfitter is the partner of choice for more than 500 professional and amateur football clubs.

Acquisition of Publikat

SIGNA Retail Sports Holding GmbH acquired Publikat GmbH in March 2018 and subsequently transferred it to SSU in September 2018. Publikat GmbH is located in Großostheim (Germany). Under its main brand StyleFile, Publikat has focused on the online retail supply of sports-inspired footwear and apparel, in particular sneakers, as well as selected graffiti art, streetwear, skateboarding and lifestyle products since its establishment in 1999.

Acquisition of TennisPro

SSU acquired the TennisPro group, a leading tennis online retailer in France and Southern-Europe, in August 2019 which included the takeover of the TennisPro group’s of online and offline business with currently 55 stores in France, Belgium, Greece and Italy. Besides the main brand TennisPro, TennisPro also operates webshops under the brands Tennis.fr, Tennis Achat, Larde Sports (Badminton) and Badminton-Point.

Acquisition of Midwest Sports

SSU acquired approximately 60% of the share capital in Midwest Sports based in Cincinnati, Ohio effective as of April 30, 2021. Midwest Sports is among the top three online tennis retailers in the U.S. and the official retail sponsor of the Western & Southern Open. The acquisition of Midwest Sports is highly complementary to our existing tennis business and serves as the entry point into the U.S. market for Tennis-Point. For further information on the acquisition documentation, please refer to “Material Contracts — Midwest Acquisition SPA”.

Acquisition of Wiggle

On June 11, 2021, SSU entered into a share purchase agreement (as amended from time to time, the “Wiggle SPA”) to acquire the entire issued share capital of Mapil Topco Limited from, among others, funds managed by Bridgepoint Advisers Limited (the “Wiggle Sellers”) (the “Wiggle Acquisition”). Mapil Topco Limited owns Wiggle Limited and Chain Reaction Cycles Retail Limited (“CRC”) (together with its subsidiaries, the “Wiggle Group”),. The Wiggle Group is a leading online sports retailer of specialist cycling, running and swimming equipment, apparel and accessories headquartered in the UK. The Wiggle Acquisition was consummated on December 14, 2021.

Completion of the Wiggle SPA (and the Wiggle Acquisition) (“Completion”), which was a condition to the Closing of the Business Combination, was conditional upon satisfaction of each of the following conditions:

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Each of the (i) German Federal Cartel Office and (ii) Austrian Competition Authorities (Austrian Federal Competition Authority and Austrian Federal Cartel Prosecutor) having approved the Wiggle Acquisition or the Wiggle Acquisition being deemed to be approved.

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The United Kingdom Competition and Markets Authority having communicated to SSU that it has no further questions in respect of the briefing paper (containing details of the Wiggle Acquisition) submitted to them or having announced that it does not intend to refer the Wiggle Acquisition for investigation under Schedule 4 of the Enterprise and Regulatory Reform Act 2013.

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The Financial Conduct Authority (“FCA”) having notified (and not withdrawn) its approval (as required in accordance with Part XII of the Financial Services and Markets Act 2000) in relation to each new controller’s proposed interest in the Wiggle Group resulting from the Wiggle Acquisition or the FCA being deemed as having given such approval.

•	Confirmation having been given by SSU that the Business Combination Agreement has become unconditional in all respects.

On Completion, the Total Consideration payable by the Company to the Wiggle Sellers in accordance with the terms of the Wiggle Liability Assumption Agreement entered into between the Company and SSU, was as follows:

•	41.8% of the Total Consideration was paid by the Company in cash on Completion (in an amount of estimated €287.7);

•	53.8% of the Total Consideration was satisfied by the Company issuing our Ordinary Shares to certain of the Wiggle Sellers (to be held subject to lock-up agreements);

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4.4% of the Total Consideration will be payable by SSU in cash 10 business days of the earlier date of the date on which the lock-up agreements expire and the date which is nine months after the Completion.

The Wiggle SPA contains a customary suite of business warranties, together with a stand-alone tax covenant given in favor or the Buyer, all of which are backed by warranty and indemnity insurance.

Closing of the Business Combination and Listing on the NYSE

On December 14, 2021, we consummated the previously announced business combination pursuant to the Business Combination Agreement and all transactions related thereto. In particular, SSU consummated the acquisition of Wiggle and, upon the closing of the Business Combination, we became the direct parent of SSU. Our Ordinary Shares issued to former shareholders of Yucaipa were admitted to trading and listed on the NYSE on December 15, 2021.

Acquisition of Tennis Express

On December 31, 2021, we acquired 66.66% of the issued shares in Tennis Express, L.P., a Texas limited partnership, a full-service tennis specialty retailer based in Houston, Texas (the “Tennis Express Acquisition”). The strategic investment is intended to strengthen the activities in the Tennis business segment and to extend our internationalization strategy. The maximum total initial consideration in shares is USD 23.6 million. The purchase price allocation will be done in the financial year 2021/22.

The SEC maintains a website at http://www.sec.gov that contains reports and other information that the Company files with or furnishes electronically to the SEC.

The website address of the Company is https://signa-sportsunited.com/. The information contained on the website does not form a part of, and is not incorporated by reference into, this prospectus.

Our Strengths

World’s largest specialist online sports retailer, with leading market positions in fast growing categories and attractive markets

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We are running iconic sports specialists e-commerce shops, including Addnature, bikester, fahrrad.de, Outfitter, Probikeshop and Tennis-Point, with high brand awareness in the most attractive verticals and regions. Specialized online sports retailers are more likely to be the preferred shopping destination for equipment intense sports such as biking, tennis, golf, horseback riding or winter sports compared to general online retailers. Additionally, consumers spend more per order when shopping with online vertical sports specialists like us (source: Company information).

We also hold leading market positions in each of our fast-growing verticals Bike, Tennis, Outdoor, and Teamsports. Our bike category, on a pro forma basis including the Wiggle Group, is the largest bike online specialist by revenues worldwide with approximately €840 million of revenues in the fiscal year ended September 30, 2021 and the second largest competitor generating approximately estimated €250 million in the calendar year 2021 (source: Company information) and the only player covering major international markets in continental and Northern Europe (including Scandinavia and the UK), North America, South-East Asia, Japan and Australia. Our other categories also hold globally leading market positions: our Tennis category is the world’s largest online tennis retailer by revenues on a pro forma basis including Midwest Sports and Tennis-Express, with approximately €240 million of revenues in the fiscal year ended September 30, 2021 and the second largest competitor generating approximately estimated €110 million in the calendar year 2020, our Outdoor category is global number two by revenues with approximately €180 million of revenues in the fiscal year ending September 30, 2021 and our Teamsport category is global number three by revenues with approximately €100 million of revenues in the fiscal year ended September 30, 2021 and the largest competitor generating approximately estimated €280 million, respectively in the calendar year 2021 (source: Company information). Our market positions as described above are based on a comparison among the twenty largest online sports specialist retailers globally.

We are acting from a position of strength in a still highly fragmented global sports retail market where the top-3 global sports retailers Decathlon, Dick’s Sporting Goods, and JD Sports, accounting for only approximately 7% of the total market revenues on a combined basis (source: Company information).

Our main competitive advantage is twofold:

•	Differentiated sports specialist web shops addressing expert and mainstream consumers with category specific customer propositions

•	Scalable, data-driven and synergistic commerce & technology platform powering core e-commerce functions for our own web shops as well as for third-party enterprise customers

Based on all of the above, we believe that we are well positioned to gain further market share and increase profitability in the future.

Highly differentiated category champions with vertical specific expertise and assortment

We own some of the most iconic sports specialist web shop brands, including Addnature, bikester, fahrrad.de, Outfitter, Probikeshop and Tennis-Point, with a high brand awareness as top-of-mind online sports point of sales. According to a brand awareness study carried out by us in January 2021 across the four markets Germany, France, UK, and US, our brands, when aggregated together, have an aided brand awareness (asking “do you know sports shop?”) of 35% across all markets, ranging from 12% in U.S. up to 70% in our core market Germany. Our brand awareness in our core verticals bike and tennis is even higher reaching 49% across all markets (Germany, France, UK, US) and 54% in Europe (Germany, France, UK), including Wiggle and Chain Reaction Cycles on a proforma basis.

We are positioning our web shop brands to address mutually exclusive but comprehensively exhaustive sports consumer segments in non-overlapping markets: For example, Probikeshop is addressing Expert Bike customers in Continental Europe. Same for Mainstream Bike customers which are addressed through our

Fahrrad.de brand in Germany, and our Bikester brand in Rest of Europe. Mainstream outdoor customers across Europe are addressed by our Campz web shops, whereas our Addnature web shops are addressing more adventurous expert outdoor customers in Europe. We believe that such a distinguished but comprehensive specialist web shop brand architecture allows us to exploit a higher market share on a combined basis.

This is even more true because specialist online web shops are supposedly more likely to be the preferred shopping destination for equipment intense sports such as biking, tennis, golf, horseback riding or winter sports compared to general online retailers: In fact, two-thirds of consumers prefer to purchase at online sports specialists for equipment-heavy sports (source: company information). Additionally, consumers spend more per order when shopping with online sports specialists: For example, the average yearly spend on bike products is $271 per customer for online specialists shops, compared to only $195 for online generalists (source: Company information). This is translating into higher average order values and, ultimately, more favorable unit economics: For example, our online shops have achieved net average order value (calculated by dividing net revenue by net orders) of €100.6 for the fiscal year ending September 30, 2021. In the six-month period ended March 31, 2022, the net average order value was €99.4.

Top reasons to buy from online sports specialist shops are curation and recommendation across a broad and sometimes exclusive product range, value added services and customization (source: company information). Our customer proposition is distinguishing our specialist web shops from other online and offline retailers in two ways:

•	Being better at the e-commerce basics: broad selection, right price, convenient delivery

•	Providing category-specific differentiators to inspire, guide, serve, and engage customers

Our specialist web shops offer a large variety of products from more than 1,000 third-party brands and exclusive SSU own brands such as Votec, Ortler, Fixie Inc. and Serious as examples from our Bike business. Approximately 2/3 of our products cannot be found on Amazon, with an even higher share of 89% for the products in our Bike business (source: assortment comparison vs. Amazon during calendar weeks 38-41 2020 carried out by us). Our dynamic pricing engine is determining the supposedly right price on a daily basis given relevant context information such as competitor pricing, supply situation, seasonal factors, and overall growth and profitability targets, amongst others. Our web shops are offering relevant payment options in their core markets and a relevant selection of convenient delivery options including home delivery, click & collect, and premium concierge delivery, subject to local customer preferences by category.

Our web shops are further configured to inspire, guide, serve and engage specific customer segments throughout all steps of the customer journey. For example: guiding customers to find the right product that is matching their personal body size and skill level with the help of proprietary online racket finder applications, digital bike size fitting tools, and web-based jersey configurators. Many of our specialist web shops offer customizable products and services: For example, Tennis-Point offers personalized stringing services to fit the racquet to individual needs of our customers, and our bike shops Probikeshop, Bikester, and Fahrrad.de offer a premium last-mile delivery and concierge service for full bike orders, to ensure that our bikes are fitted to the exact requirements of our customers. Our teamsport web shops have developed a proprietary web-based jersey configurator tool to customize teamsport orders in the most convenient way. We are also deeply engaged with sports communities, e.g. through long-standing collaborations with associations and clubs in our Tennis vertical.

More broadly, we have undertaken a number of efforts to ensure that the customer experience is as seamless as possible, such as optimizing websites for mobile shopping, establishing a limited number of physical stores and shop-in-shops, which act as sales points as well provide after-sale services, and further developing our ware-housing and logistics capabilities to ensure quick delivery times and back-end fulfillment. This core focus of serving the unique needs of the sports customer has led to high customer satisfaction and a growing customer base. This is not only creating high barriers to entry, but also yielding strong shop performance in terms of visit growth, conversion growth, and growth of net average order value. We have created go-to destinations in each of our customer categories, evidenced by 5-star customer reviews via Trusted Shops (e.g. tennis-point.de 4.77/5 or fahrrad.de 4.7/5) such that we have increased visits by 9.7% year-on-year net conversion (defined as total net orders divided by total visits) by 39bps whereas net AOV (defined as total online revenue (excluding sales partners) divided by net orders) slightly decreased by 0.5€ year-on-year to 100.6€ in the financial year ending September 30, 2021 driven by a lower e-bike share in terms of net revenue compared to fiscal year ended September 30 2020. During fiscal year 2021, website visits amounted to 274.4 million, respectively, with net orders being 7.1 million in the fiscal year 2021, not taking into account Wiggle Group and Tennis Express. The number of active customers increased to 5.1 million in the financial year ending September 30, 2021 (not counting in customers of Wiggle Group and Tennis Express) compared to the number of active customers during the financial year ending September 30, 2020, which was 3.9 million, representing a year-over-year increase in active customers of approximately 32%. In the six-month period ended March 31, 2022, the number of website visits was 163.5 million, while we counted 7.4 million active customers during that same period.

In light of our proven track record in the multi-brand online sports ecosystem, we are well prepared to successfully compete against online or offline sports generalists and specialists.

Scalable, data-driven and synergistic e-commerce and technology platform powering core e-commerce functions for our own web shops as well as for third-party enterprise customers

We operate a scalable and synergistic commerce & technology platform that is powering some of the core e-commerce functions for many of our online shops across all categories Bike, Outdoor, Tennis, and Teamsports. Our e-commerce and technology platform services can be distinguished at three levels: Data and technology solutions, global fulfillment services, and shared business functions & central services. We believe that the economic benefits from such scalable and synergistic commerce & technology platform are threefold: (1) Higher cost-efficiency and productivity across the group; (2) higher service quality and business function output for internal and external customers; (3) higher degree of innovation and best-practice exchange.

In addition to powering our own shops, our e-commerce and technology platform provides e-commerce and omni-channel solutions for third-party brands, associations, retailers, and sports apps and digital communities. We can provide full-service direct-to-consumer e-commerce solutions for mid-to large-scale enterprise customers or standalone e-commerce services, including global fulfillment, content creation, retail media and data services. For example, we are powering the end-to-end direct-to-consumer e-commerce solutions for the International Tennis Federation (ITF) including shop frontend, order management, check-out & payment collection, Marketing & CRM, global fulfillment, and customer service.

Our platform services can be distinguished at three levels:

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Data & technology solutions — We operate a scalable, best-of-breed technology platform with custom-built software and state-of-the-art standard software from various vendors that runs parts of our own online shops as well as e-commerce retail operations for third-party enterprise customers. Our technology platform provides substantial flexibility to cater for category specific and local market and regulatory requirements on the one side and to provide a scalable e-commerce toolkit of advanced uniform solutions on the other side. These technology solutions include, among others, state-of-the-art shop frontend technology, our dynamic pricing engine, performance marketing solutions, business intelligence tools with automated data dashboards, connected retail solutions, and more. We also collect and analyze large amounts of data across all our shops. We use this data to continuously improve our value proposition for end customers and enterprise partners and to improve our organizational processes and decision making such as dynamic pricing and marketing. We are in the process of setting-up a group data warehouse infrastructure to consolidate structured data at group level and a group data lakehouse to collect and analyze unstructured data across our group. Our data science team is deploying large-scale data analytics models and machine-learning algorithms on top of our data pools to continuously improve the technology used by us like our group-wide shop frontends, dynamic pricing engine, or performance marketing systems such as real-time bidding or attribution modeling. The different software solutions are connected through an enterprise service bus, which is a system that facilitates communication between software applications through a standard set of data interfaces and exchange protocols. Such an enterprise service bus architecture makes our commerce & technology platform highly robust, scalable, and flexible as it enables rapid integration of newly acquired companies or setting-up new shops and services connected to the quite heterogenous infrastructure of third-party enterprise customers.

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Group fulfillment services — We have a fulfillment network of eight distribution centers (DC) across Europe, not including our most recent acquisitions Wiggle in UK, Midwest Sports and Tennis Express in US, and our joint venture company in Japan. Our fulfillment network is optimized to maximize efficiency, flexibility, scalability, customer differentiation and satisfaction across all shops in all verticals. We have implemented a high degree of process automation and system integration to optimize capacities across the network. Some facilities like our distribution center in Großostheim (Germany) are handling similar items across different verticals to realize economies of scale at group level, while other facilities like our distribution center in Holdorf (Germany) are focusing on specific product categories, in this case full-bike assembly and outbound logistics. We are continuously optimizing our fulfillment network and global supply-chain set-up. For example, in March 2021, we have entered into a long-term 3PL logistics service contract with a third-party contractor that will provide us with additional warehouse capacities mainly to cover the Southern European markets of our Tennis and Bike verticals, but also allows for flexibility to onboard further clients from other verticals. Our current logistical footprint already exhibits good cost ratios and sets us up for significant increased capacity with limited future investment requirements.

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Shared business functions & central services: We are in the course of establishing shared business functions for retail media sales, pricing and marketing infrastructure development, and management of our own brands. We are also in the course of establishing central services in respect of our group finance, accounting and controlling structures (including the roll-out of uniform enterprise resource planning (“ERP”) systems throughout our verticals and a uniform controlling reporting platform), sourcing, a central HR group function as well as a centralized information security function. In addition, we run our M&A processes in a centralized manner, with close cooperation of our verticals. We have also established a central project management office at group level that centrally monitors the progress and continuous implementation of our various group-wide strategic and synergetic projects. Overall, we are constantly adjusting our overall organizational footprint to find the optimal balance between central services and local execution at business unit level.

We believe that our platform currently enables us to scale our businesses for future growth and further integration of the platform offers significant further upside potential. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Integration of Acquisitions” for further information in respect of the measures taken thus far to fully integrate our platform.

Proven business model in our core e-commerce business with strong organic growth, proven unit economics and expanding margins

Our value proposition and marketing approach in our core e-commerce business centers around the four pillars to inspire, guide, serve and engage our customers. Through these efforts, we believe we can grow our customer base, increase orders and order value, and overall lead to a higher level of profitability. This strategy has already shown success as implemented by our businesses to date.

For instance, for the period from January 1, 2020 to December 31, 2020, customer acquisition costs (“CAC”, defined as total applicable marketing costs, including employee costs, during a specific period to acquire a particular customer cohort divided by the total number of new customers acquired in that period) for our core verticals Bike, Outdoor, and Tennis (excluding TennisPro and Midwest) was on average €15.65 per new customer. For the same period, the average first order customer lifetime value (“CLV”, defined as net revenues less cost of materials after cancellations and returns, less shipping, packaging and fulfilment costs from only the initial orders of all new customers, divided by number of new customers) was €22.70 per new customer. This results in a first-order CLV to CAC ratio of 1.45x. Considering all (i.e. not only the initial, but also repeat) first-year orders of the same 2020 customer cohort this yields a first-year CLV to CAC ratio of already 1.70x, which we believe is rare in our industry as, for example luxury fashion online retailer MYT NETHERLANDS PARENT B.V. reports a first-year CLV/CAC of 1.17 and a second-year CLV/CAC of 1.60 for their 2016 customer cohort (source: Form F-1 of MYT NETHERLANDS PARENT BV, dated December 28, 2020). By comparison, SSU’s average first-year CLV to CAC ratio for the 2017 and 2018 cohorts was 1.31x. As a result of our strong organic growth and proven unit economics, we were also able to increase our adjusted EBITDA in the fiscal year ended September 30, 2021 by 13.2 million to 27.7 million (against the previous fiscal year).

Dynamic management team with committed long-term shareholder

Our management team is led by a highly experienced and dedicated management team with a strong track record. Our Chief Executive Officer, Dr. Stephan Zoll, was President Online at Sears Holdings and Vice

President and General Manager Germany at eBay and possesses substantial experience in the areas of online, sports retail, marketing, process management, finance, logistics and technology. Alexander Johnstone, Chief Financial Officer, has worked for 10 years for Citigroup’s investment banking department in New York, Dubai and London and has gained a vast experience in the field of group financing, capital structure activities and investor relation communications. Philipp Rossner, our Chief Strategy Officer, has worked as CEO of the Brands4Friends online shopping club and more than eleven years in various positions at eBay and the Boston Consulting Group and possesses profound knowledge and experience in running our M&A processes and consolidating companies in the areas of smart data, marketing, sales and logistics. Thomas Neumann, Chief Technology Officer, the architect of our technology platform has more than 15 years of experience in the e-commerce field, including stations at Rocket Internet and acting as Head of IT for the online division of Plus Warenhandelsgesellschaft.

We also have a dedicated strong mid-level management team in charge of our product categories including the respective founders Mr. Miele leading Tennis-Point, Mr. Rochon leading Probikeshop and Mr. Wolf as founder of Midwest Sports.

In addition, SISH, SSU’s founding shareholder, is committed to remain a long-term shareholder in our company and to further strategically support our management in the future.

SSU’s Strategy

Build global leadership positions in specialist sports verticals organically or inorganically

Our strategic advantage is to be “large and special” at the same time: being special from a consumer proposition perspective while being large and scalable from an e-commerce backend perspective. We are realizing economies of scope from our sports specialists web shops with differentiated customer propositions tailored to the specific consumer needs by category while realizing economies of scale across the different web shops that are leveraging our commerce technology platform services.

We are determined to further grow our market share in the next several years by leveraging our leading market positions and our presence in fast-growing product categories and the most important geographical sports markets globally (except for China). The global sports market reached a volume of approximately $1.1 trillion in 2020 in size, and we see ample growth opportunities in our existing and new geographies and through our existing category offerings. We will selectively push our market presence and marketing efforts in select geographies to increase market share organically and inorganically.

Our growth strategy is threefold:

•	Increase organic market share from above-market growth

•	Consolidate markets inorganically

•	Expand platform businesses

Regarding organic growth, we will continue to further differentiate the category-specific customer propositions of our web shops by further expanding and refining our established and dedicated specialist category competences, based on our expert driven and longstanding product know-how as well as our superior service offerings tailored to customers’ specific needs. Particularly, we intend to further develop and digitize our shopping experience to inspire, guide, serve and engage customers. For example, we plan to further develop our personal customer advisory offerings through our websites (“guide” e.g. by expanding, personal customer advisory services in our web shops or using advanced size, racket or shoe finding technologies for bikes, rackets and footwear), expand our value-added-services like stringing services for rackets, ready-to-ride services for bikes or product customization services for clubs (“serve”), continuously engage with our customers e.g. through product-related information services, public-in-store or other events and social media activation (“engage”) and to inspire our customers e.g. through blogs and magazines, testimonial or influencer marketing, sponsorings/collaboration with professional athletes or highly attractive flagship stores in various locations.

In addition, we intend to continuously expand our multichannel offering by adding more features and interconnectivity to our websites as well as positioning more of our websites internationally. More generally, we also intend to use our strong competitive position and highly differentiated sports category destinations on the basis of — among others — first-class front end usability, high quality product and brand offerings, demand-driven dynamic pricing models and superior expert service offerings to further grow our customer base and achieve above-market revenue growth across our key product categories while at the same time maintaining profitability. We are continually testing new marketing channels, expanding existing marketing channels, and piloting new omni-channel propositions to attract new customers and enhance customer loyalty. We will also use our commerce & technology platform to further integrate and optimize our overall business operations in support of our ambitious growth trajectory. Finally, we also intend to further benefit from our excellent product assortment by offering all or nearly all leading third-party brands in a specific category to our customers, complemented by a strong, price-attractive and profitable offering of own brands.

Overall, we will further sharpen the positioning of our web shop brands to address mutually exclusive but comprehensively exhaustive sports consumer segments with the most efficient web shop brand architecture. We are continuously monitoring and improving our global web shop brand architecture to ensure we have as much web shop brands as necessary, but as little as possible, to efficiently address distinguished customer segments.

Continuous improvement of commerce & technology platform to drive further scale benefits and operating leverage across verticals

We intend to further advance our synergetic and scalable commerce & technology platform to achieve cost synergies, operational efficiencies and benefit from economies of scope and scale as a result of additional integration and streamlining. For example, with our modular, harmonized IT blueprint, we intend to achieve scalability and fast time-to-market implementation. The rollout of our harmonized IT blueprint across our platform only occurs once a pilot project is implemented, tested and operating in one of our dedicated sports categories and once the respective IT module has reached its end-of-life cycle, thereby avoiding unnecessary IT slowdowns, excess costs or other complications. We are also in the course of establishing additional technology competence centers in order to enable cost-efficient and risk-optimized scaling. In respect of logistics, we believe there is further optimization potential through additional automation and consolidation of our logistical footprint and warehousing systems across our sports online offerings. For example, we have recently implemented additional automation technology in our warehouse in Großostheim serving our outdoor and teamsport categories and might increase the degree of automation in our other warehouses in the future as well, where appropriate. We believe that such platform related integration and streamlining measures will not only result in cost synergies but also generally support our future growth by unlocking additional capacity and generating additional economies of scale and scope.

Continuously and actively monitor consolidation opportunities in our existing and adjacent markets and consider bolt-on or transformative acquisitions

Regarding inorganic growth, we continuously and actively monitor consolidation opportunities in our existing and adjacent markets and consider bolt-on or transformative acquisitions of complementary target companies, technologies or other assets. In addition to enhancing and expanding our already existing sports category expertise, we also continuously consider entering new (attractive) sports categories, new geographical markets as well as investing in access to new business models or technologies. Our M&A strategy will be closely aligned with our overall focus on profitable growth as well as building and executing an integrated and synergistic sports online platform. As an example, we have recently executed the geographical expansion of our largest product category bike by signing definitive agreements for the acquisition of the Wiggle Group, adding the UK and US as geographical markets to our group, and a focused strategic initiative for our Tennis category in France and the US by acquiring the French TennisPro Group in August 2019, Midwest Tennis Sports and signing definitive agreements for the acquisition of Tennis Express in April 2021.

We also intend to invest in the complementary expansion of our existing categories such as padel, running or others. For example, we have recently launched Padel-Point branded web shops specifically targeting Padel racket sports customers in different European jurisdictions. At a more general level, we find that those categories that we consider more attractive than others, can be characterized by all or at least some of the following seven criteria: (1) large global markets with above-average growth rates driven by fundamental megatrends; (2) attractive unit economics driven by high average order values, high price integrity, low return-rates, and a fair mix of fast-moving and more seasonal products; (3) high degree of supplier and retailer fragmentation; (4) equipment-heavy product range with high share of specialized fulfillment (e.g., bike assembly, racquet stringing, jersey printing) and relatively low fashion risk; (5) B2C and B2B distribution channels including teams, clubs, coaches, and associations; (6) professional leagues and global tournaments and events schedule with global media coverage; (7) high share of expert customers with higher willingness-to-pay for specialist products and higher overall engagement and dedication.

Become a strategically important partner for suppliers, offline specialist stores and enthusiast communities

We intend to become a strategically important partner for suppliers, offline specialist stores and enthusiast communities beyond our core B2C e-commerce business in the coming years. This will include implementing upstream retail media sales for suppliers and other third parties (e.g. branded newsletters, branded shops, social media campaigns or the sale of data packages etc.), for which we are currently in the course of building a dedicated team and server architecture. We also plan to expand our e-commerce as-a-service solutions for third parties, spanning from strategic partnerships to optimize and manage brands’ D2C business relationships to one-stop shop Software-as-a-service solutions where we provide comprehensive end-to-end e-commerce services to third parties. We have already partnered with a number of brands and business partners in this area (e.g. with the International Tennis Federation (ITF) or the Association of Tennis Professionals (ATP) in our tennis category). The downstream connected retail platform solutions for offline partners will include the expansion of our network of offline stores providing fulfillment services through which customers can pick-up their orders in local stores either pre-assembled or ready-to use (currently including around 500 independent partner retail stores in our bike category and 38 franchise stores in France and Italy in our tennis category), endless-aisle offerings through which connected retail stores can access our inventory and place purchase price orders as well as marketplace solutions through which connected retail stores can list their products on our online shops. Our engagement with enthusiast communities will encompass further self-built offerings (like our myTennis App and HelloSports App) cooperations with partners where the technical integration requires little effort (e.g. exclusive marketing partnerships where we grant shopping benefits to community partners, and minority investments in start-ups or other technology partners. We can also offer fulfilment as a service to Bike OEMs that want to sell bikes direct to consumer, or we can utilize our warehouse infrastructure to act as the exclusive distributor for a tennis brand in a region; fulfilling both their wholesale and direct to consumer orders. Our platform businesses are a selection of services geared towards our ecosystem partners designed to enable them to better reach and serve their end consumer and subsequently become a more efficient enterprise.

Accelerate technology and data advantage to introduce new business models and technologies tailored to meet the specific needs of our B2C and B2B clients

We intend to develop new business models and technologies for additional transactions and internet-based applications (including IoT) for new online sports service models. We believe that new transactions and service models will need to take into account and reflect — among others — new mobility concepts, remote services, voice-based ordering technologies, theft protection and networked e-bikes as well as additional IoT product applications based on tracker and sensor technologies in combination with increasing data driven customer interaction. We believe that based on our leading market positions and longstanding online technology expertise we are well positioned to benefit from this development and to be a leading player also in the next generation sports e-commerce ecosystem. In the medium- to long-term, we intend to enhance our transaction-based model towards a data driven relationship-based model driven by engagement, personalization and innovative services.

We believe that by investing in new technologies and innovation we will be able to further strengthen our competitive position as a technology leader in the online sports retail industry and generate additional business volume. Through innovations in areas such as smart data analytics we seek to manage and analyze data received from external sources. We intend to use our insights to tailor our product offerings and recommendations more specifically to fit individual customer’s needs. For example, we are applying artificial intelligence powered algorithms to estimate customers’ price sensitivities which, in turn, are fed into our dynamic pricing models to increase revenues and profitability, for example. We also intend to develop a more harmonized digital marketing platform across our entire online sports product offerings to support future growth with top level marketing efficiencies. We believe that a more targeted new customer identification and activation process in combination with an optimization of utilized media resources (personalized marketing) will lead to higher marketing efficiencies and thereby further improve conversion rates and support profitable revenue growth.

Our Key Product Categories and Brands

Our operations are focused around four key product categories: Bike, Tennis, Outdoor and Teamsports and Athleisure. Bike is our largest product category with approximately 55.6% of SSU’s net revenues, followed by Tennis, Outdoor, and Teamsports and Athleisure with approximately 18.9%, 14.1%, 11.4% of SSU’s net revenues, respectively, in the fiscal year ending September 30, 2021. Our businesses operate primarily through various online websites as well as selected physical locations.

Bike

Our main bike shop brands include fahrrad.de, Bikester, Brügelmann, and Probikeshop.

Mainstream customer focus: fahrrad.de and Bikester — Through the online and mobile channels of fahrrad.de and Bikester, we offer a broad selection of full bikes, parts, accessories and clothing to our mainstream customer segment, including family and recreational bikes, e-bikes, mountain bikes and road bikes. The product portfolio includes bikes and other products produced under own brands — VOTEC, Fixie Inc., Ortler, Serious, Vermont and Red Cycling Products — as well as products from most of the major third party brands. In addition to being able to address almost any customer need relating to bikes and biking related products, the fahrrad.de and Bikester bike shops also provide for dedicated specialist offerings, such as delivery of already substantially assembled bikes to the customer.

Enthusiast customer focus: Probikeshop and Brügelmann — Brügelmann and Probikeshop offer a selection of full bikes (ranging from racing and cyclocross bikes to mountain bikes, BMX bikes, urban bikes, and e-bike offerings for most categories), parts, accessories and clothing catered to our bike enthusiast customer segment. Probikeshop has become a leading retailer of bikes and bike spare parts and is well renowned within France and Southern Europe addressing mainly the enthusiast biking community. Probikeshop stocks bike spare parts and accessories from all major manufacturers and maintains a significant inventory, enabling Probikeshop to deliver a large range of bike spare parts within a very short time. The size of Probikeshop’s inventory also allows Probikeshop to offer its customers tailor-made solutions that fit their specific requirements from a comprehensive portfolio of spare parts across many different specialist brands, providing Probikeshop with a competitive advantage over single manufacturers.

Strategic initiatives — We intend to further expand our successful online full bike business and to roll out our proven business model across and beyond Europe, growing into North America and Asia. We will continue to exploit synergies across the different shops and drive key growth initiatives across markets. All bike shops are powered by our commerce & tech platform and share resources for key functions such as purchasing, pricing, marketing, and fulfillment, e.g.: certain bike inventory is held centrally and made available to all shops which is driving conversion and sell-through rates. At the same time, we are currently realizing logistics synergies across the five different bike distribution centers in Chaponnay (France), Esslingen (Germany), Holdorf (Germany), Helsingborg (Sweden) and Untertürkheim (Germany), providing for economies of scale and storage cost reduction. In addition, in March 2021, SSU has concluded a seven year-term logistics service agreement with a third-party logistics service provider who will give us even more flexibility in realizing logistics synergies in our bike business starting from 2022.

Growth initiatives are threefold: (1) Urban and Smart Mobility (incl. E- and IOT-Bikes), (2) private label brands, (3) and geographic expansion. SSU’s e-Bike business has been growing with a CAGR of more than 88% since the fiscal year ended September 30, 2017, with significant room to grow as many large markets like France, Italy, Spain, the UK, and the US show still a relatively low e-Bike sales penetration compared to more mature e-Bike markets like the Netherlands and Germany. Our own bike brands are especially well positioned in the e-Bike category accounting for approximately 29% of SSU’s total own brand bike net revenues. We also intend to further promote our other private label brands with a focus on full bikes and intend to further strengthen Probikeshop’s leading market position in France, Spain, Italy and Portugal as well as to expand Probikeshop’s expert offerings geographically to central and northern Europe.

Tennis

Our main tennis brands include Tennis-Point, TennisPro, CenterCourt, Tennis Peters and Midwest Sports (the latter since April 30, 2021).

Tennis-Point — We operate 16 web shops in local languages under the brand Tennis-Point and offer a full range of brand name and private label tennis equipment as set forth above. Tennis-Point also offers a number of value-adding services, which helps drive customer growth and loyalty. For instance, Tennis-Point offers racket guidance through its websites and stringing services, allowing customers to purchase a complete racket adjusted to their needs online.

In addition, customers can test rackets (up to three at a time for a ten-day period), which has been demonstrated to lead to racket sales of approximately 57% of those customers who test rackets. Tennis-Point also operates more than 20 physical stores in Germany, Austria, Switzerland, Spain, Italy, Croatia and Turkey, with most of the shops located in Germany and Austria. Through its successful community platform myTennis app, Tennis-Point maintains a close relationship and communication with existing customers and uses the app to attract new customers.

Tennis-Point maintains longstanding relationships with key manufacturers and suppliers. It has established a number of partnerships with leading manufacturers, and we believe that given its purchasing power, Tennis-Point is able to drive demand in a number of product categories. Tennis-Point has also established strong relationships within the tennis community across Europe, including with tennis enthusiasts (professionals and amateurs) and clubs, and has maintained strong relationships with a number of European tennis associations like German tennis associations, the Austrian Tennis Association (Österreichischer Tennisverband), the International Tennis Federation and Tennis Europe. In April 2021, Tennis-Point has entered into a cooperation with the Association of

Tennis Professionals (ATP), the worldwide association for the ATP’s men professional tennis circuit, pursuant to which Tennis-Point will become the official racket sports retail partner of the ATP and will launch a new ATP Tour online shop. Due to Tennis-Point’s longstanding strong relationship with the tennis community, we believe Tennis-Point is able to adopt trends quickly and to offer its customers the full range of high end, popular and fashionable tennis related equipment and products, including private label brands,

Tennis-Point has also started to operate web shops under the brand “Padel-Point” to enter the upcoming racket sports segment.

CenterCourt and Tennis Peters — CenterCourt and Tennis Peters offer similar products as Tennis-Point but are positioned more as a discount option for price sensitive customers. Offers on these sites include end-of-season and second season lines.

TennisPro — TennisPro is a leading online specialist for tennis, badminton and padel-related products and services in France and Southern Europe, which offers similar products as Tennis-Point to its customers. TennisPro also operates a network of 38 franchise stores in France, Belgium. Italy and Greece as well as 4 integrated stores. Besides the main brand TennisPro, TennisPro also operates webshops under the brands Tennis.fr, Tennis Achat, Larde Sports and Badminton Point.

Midwest Sports — Midwest Sports, which was acquired by SSU as of April 30, 2021, is based in Cincinnati, Ohio and offers similar products as Tennis-Point mainly to customers in the US. Midwest Sports is one of the leading U.S. online tennis retailers and employs approximately 100 people. In 2020, Midwest Sports had almost six million website visitors and served more than 220,000 customers. Midwest Sports is the official retail sponsor of the Western & Southern Open, also known as the Cincinnati Masters.

Strategic initiatives — We aim for further geographic expansion of Tennis-Point and to increase Tennis-Point’s visibility across and beyond Europe by selectively entering new European markets and expanding into the overseas markets North America and Asia. Additionally, we intend to further expand Tennis-Point’s product range to other racket sports, such as badminton, pickleball and padel. Tennis-Point also seeks to expand its proprietary mobile app platform (myTennis) where users can interact in and with their community, consume unique and quality content and follow tennis news, scores and rankings in addition to making purchases. By utilizing smart data obtained from the app, such as previous orders, favorite brands, motion profiles and time spent on the tennis court, we believe that Tennis-Point will be able to further enhance its tailor-made offers for tennis equipment to customers, addressing their specific and customized needs almost in real time. In addition, Tennis-Point is joining forces with tennis clubs, associations, and media partners to promote the sports of tennis overall with the clear goal to drive the number of people playing and following tennis in total.

Outdoor

Our outdoor brands include Addnature and Campz.

Addnature and Campz — Addnature is one of the largest outdoor retailers in the Nordic countries, with additional operations in Italy, Poland and the UK, providing a wide range of private label and third party outdoor wear and equipment, including clothing and footwear, hiking, camping and climbing equipment and selected sportswear. Campz is an outdoor e-commerce retailer with similar product offering to Addnature and targets markets in southern and western Europe. In addition to third party products, Campz and Addnature also offer dedicated products under the Campz brand name.

Strategic initiatives — We intend to further develop and expand our product offering in the outdoor category, to strengthen our core customer proposition and to further broaden our geographic reach, in particular in the UK, Nordics, and Southern-Europe. We are partnering with leading third-party outdoor tracking apps like e.g. Komoot (https://www.komoot.com/ ) so that outdoor users can connect their accounts with our shops to get access to exclusive shopping benefits. We intend to grow these partnerships on the one hand and deepen strategic supplier relations on the other hand to seamlessly connect the shopping experience with sports activities across different apps, devices, and wearables. At the same time, we intend to accelerate successful content marketing initiatives to drive outdoor customer engagement. E.g., our Addnature “hooked” magazine (e.g., https://www.addnature.com/magazine.html), and exclusive guides, tips, and inspirational content shared online and across social communities (e.g., https://www.addnature.com/info/). We are also in the process to reposition our outdoor brands, with Campz mainly targeting the recreational customer segments and Addnature mainly targeting the adventure-oriented customers.

Teamsports and Athleisure

Our Teamsports and Athleisure brands include Outfitter and Stylefile.

Outfitter — Outfitter is an e-commerce retailer with a strong focus on soccer gear and soccer lifestyle products. Through its own online and mobile channels as well as through partner sites, such as Amazon, Outfitter provides soccer enthusiasts with a broad product portfolio ranging from sports products for soccer, training and fitness as well as sport-lifestyle products including footwear, clothing and accessories. The business distributes products from all major suppliers including Adidas, Nike, Puma and New Balance, among others, as well as its private label brand “Outfitter”. Outfitter has a particular focus on soccer products, offering soccer accessories, such as shoes, jerseys and fan merchandise. Outfitter also commands a strong competitive position supplying B2B customers like soccer clubs and companies with individualized team wear products – in particular soccer clothing, footwear, and balls. Outfitter supplies soccer jerseys to a number of German professional soccer clubs using its proprietary jersey printing and refinement technology providing for more endurable best in class items. Jerseys refined this way are also available to B2C customers and can be easily designed using Outfitter’s proprietary jersey configurator offering a broad variety of options for customization. Outfitter is an accredited soccer expert with major suppliers such as Adidas and Nike, enabling SSU to procure limited edition products from both manufacturers which are only available to a distinct number of such suppliers’ business partners.

Stylefile — Stylefile is an online retailer focusing on sports-inspired footwear, streetwear and lifestyle products as part of our teamsports category. Stylefile offers a range of over 8,500 products, which are sold through its own websites and through large online marketplaces. We believe that a key strength of Stylefile is its ability to capture customer trends early across its distribution channels and to leverage these insights by a sophisticated re-ordering system that automatically focuses reorders on the bestselling and most trendy products in order to mitigate fashion risk (i.e., the risk that changes in fashion make existing inventory obsolete). Such strength is complemented by the young age of Stylefile’s workforce and their like-mindedness to Stylefile’s customers. Stylefile offers products from many different brands including major brands and suppliers such as Adidas, Nike, Levi’s and New Balance.

Strategic initiatives — We intend to grow Outfitter’s B2B teamsports business by expanding the client base to additional soccer clubs and teams and to related and synergetic teamsports categories such as basketball. In addition, Outfitter intends to expand its B2B customer base to mid- and large-scale businesses and professional service firms. To this end, Outfitter has made its proprietary jersey printing and refinement technology, including Outfitter’s proprietary jersey configurator, available to companies for corporate activities and events. In addition, Outfitter is leveraging its corporate customer base to co-sponsor jersey orders from soccer teams and clubs who receive exclusive discounts on their jersey orders from such sponsor partnerships. Outfitter’s strategic focus on its core soccer business involves a further deepening of its relationship with regional and local amateur soccer clubs. Stylefile plans to continue to grow its limited capsule collections in partnership with brands like Puma, Calvin Klein Jeans and artists that create exclusive styles to upgrade products for sports-inspired product ranges.

Customer Categories and Sales Channels

Customer Categories

With 5.1 million active customers (meaning customers that have made one or more purchases within the last twelve months irrespective of returns or cancellations) as of September 30, 2021 (including Midwest Sports, but not taking into account customers of Wiggle Group and Tennis Express), highly recognized consumer brands and a large selection of products across a number of sports verticals, SSU’s websites and stores attract a highly diversified customer base as measured across multiple attributes, including demographics (gender, age and income), psychographics (brand preference, sports activities and interests) and behavior (purchasing behavior and level of sports engagement). We target a well-defined set of customers within each of our customer categories. In the six-month period ended March 31, 2022, we had a total of 7.4 million active customers.

Bike

Within the bike category, we generally focus on two customer groups, mainstream and enthusiast. Mainstream customers in bike include young people and students, health-conscious and traditional use, while the enthusiast category focuses on demanding enthusiasts, competition-oriented riders and convinced fans. Generally, fahrrad.de and Bikester focus more on mainstream customers and Brügelmann and Probikeshop focus more on enthusiast.

Tennis

Within the tennis category, we generally focus on two customer segments, core and discount. Core customers in tennis include products for the full range of tennis players from novices to professionals, while the discount segment has products for price sensitive customers. Generally, Tennis-Point, TennisPro and Midwest Sport focus on the core customer segment and CenterCourt and Tennis Peters focus on the discount customer segment.

Outdoor

Within the outdoor category, we generally focus on two customer segments, recreational and adventure. Recreational customers in outdoor include nature loving explorers, fun-loving fitness-oriented consumers and demanding senor nature friends, while the adventure-oriented customer segment focuses on urban runners, travel and mountain fans and passionate outdoor athletes. Generally, Campz focuses on the recreational customer segment and Addnature focuses on the adventure-oriented customer segment.

Teamsports and Athleisure

Within the Teamsports and Athleisure category, we generally focus on two customer segments, players and teams. Teamsports customers include professional and amateur soccer teams and other teams (e.g. esoports), while the players segment focuses on football enthusiastic children/teens and ambitious amateur players. Our athleisure customer segment focuses on fashion conscious sportswear with our brand Stylefile.

Sales Channels

Online and Mobile

With our comprehensive Bike, Tennis, Outdoor and Teamsports and Athleisure product offering we target the above-mentioned customer segments. Our sales occur predominantly through our own online and mobile channels as well as in certain categories (primarily team sports and athleisure) through marketplaces such as Amazon. In the twelve months ended September 30, 2021, there were approximately 274.4 million visits to SSU’s websites and over 7 million net orders (after cancellations and returns). Sales through online and mobile channels account for almost the entirety of our sales. In the six-month period ended March 31, 2022, the number of website visits amounted to 163.5 million while the number of net orders was approximately 4.6 million.

Physical Stores

We also operate a limited number of physical stores in certain of our customer categories to further drive brand awareness and serve and engage our customers and related sports communities

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Tennis-Point has 28 shops in Europe and Asia (14 in Germany, five in Austria, two in Switzerland, three in Spain, one in Italy, one in Croatia and two in Turkey). Its store located in Essen (Germany) is one of the world’s largest tennis stores with an area of approximately 1,500 square meters. We believe that the Tennis-Point stores constitute an important meeting and servicing place, allowing Tennis-Point to directly interact with customers. Tennis-Point stores are fully integrated into the online/offline customer experience, including click-and-collect and store inventory being displayed on websites. TennisPro operates a network of 38 franchise stores in France, Belgium, Italy and Greece.

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Outfitter operates a flagship store in Frankfurt (Germany), which serves as an anchor point for the local soccer community and as a point-of-contact for Outfitter’s customers and a retail outlet store in Mainz-Kastel (Germany).

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Our bike business currently operates five physical bike stores in Germany, one physical bike store in Lyon and one physical bike store in Stockholm. We believe that physical bike stores are an important add-on to our online bike offering by creating an additional touch point to interact and learn from customers while enhancing offered services. These stores are complementary to the online product offering with respect to service, maintenance, and bike testing capabilities. We believe that physical stores will also be an important point-of sale for e-bikes. In addition, our online shops are connected with more than 250 local bike stores who offer click-and-collect, repair and order services.

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Addnature operates a store in the city center of Stockholm (Sweden), thereby physically reaching a large number of its Swedish customers for special services, such as expert advice and click-and-collect.

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Furthermore, we are piloting and testing physical shop-in-shops in the tennis and bike categories in larger general sports stores (such as Sport Scheck). In addition to physical locations, all of our businesses maintain customer service centers for pre-sales and after-sale services, including technical consumer advice.

Business-to-business (B2B)

We currently maintain business-to-business (“B2B”) customers primarily through the Outfitter business. Outfitter’s sponsoring partners for the jersey configurator currently include more than 500 sports clubs / associations providing individualized teamsports products alone or in cooperation with business partners.

In addition, we maintain B2B customer sales in our Tennis business directly and exclusively supplying associations, clubs, pro shops, and tennis coaches. As of September 30, 2021, Tennis-Point was a partner to several hundred sports clubs providing tennis equipment and sportswear to teams and coaches. E.g., the Tennis-Point Advanced Coach Program (“ACP”) has signed up more than thousand licensed tennis coaches who get exclusive shopping benefits and benefit from a more convenient business customer experience and additional services. Tennis-Point also operates the global shop for the International Tennis Federation (“ITF”) where registered members and licensed players get exclusive product access and dedicated shopping benefits and promotions (e.g., https://itf-tennis-point.com/) and will operate the ATP branded online shop based on a cooperation agreement signed with the ATP Tour in April 2021.

We further maintain B2B customer relations in our Bike business by providing omni-channel retail services to more than 500 independent retail store partners as well as by providing bike leasing services to corporate customers. Furthermore, we operate e-commerce shops-in-shop of major bike brands (e.g. Cube, Orbea and Haibike) as part of our Retail Media Sales offerings and other global partners such as AEON on our commerce and tech platform.

Assortment and Suppliers

We offer over 1,500 different brands on our websites.

We are a trusted partner for important brands in the sports retail industry in continental Europe, including Wilson (Tennis), Adidas (Teamsports and Athleisure, Tennis and Outdoor) and Cube (Bike).

With our diverse base of leading suppliers with reputable brands across our product categories, we are not dependent on any one supplier in any of our businesses, except for Teamsports and Athleisure. A number of our businesses have significant purchasing power due to their position in their respective markets, and as a result are able to obtain considerable wholesale price discounts.

With respect to our private label products, we do not manufacture such products ourselves, but instead purchase them from various third-party agents and manufacturer across multiple continents (including Asia) and currency areas, who source or produce the merchandise according to our specifications. Generally, private label brands will have a lower sale price but a better gross margin, than third party brands.

Pricing

Pricing is in general driven by market retail pricing, product cost, shipping and payment cost, marketing expenses including seasonal product promotions, margin objectives, and the overall demand, supply and competitive situation. Our pricing function is highly automated and controlled and executed through a group-wide dynamic pricing engine. Our pricing engine runs on tech stack combining proven standard software and proprietary software and machine-learning algorithms continuously optimized by our data science teams. All our businesses, i.e., Bike, Outdoor, Tennis, and Teamsports and Athleisure, determine their online shop consumer prices from the central pricing engine. The central pricing engine calculates optimal consumer prices every day based on a number of input variables such as competitor price information, product availability, historic sales, and seasonal information such as consumer demand and estimated price elasticity, and many more, given strategic pricing rules and financial targets individually set by pricing managers at business unit level. E.g., price crawlers and scrapers collect more than 10 million competitor price points per day to inform more up to 30,000 price changes per day on average. Our dynamic pricing engine is leveraging large scale data inputs combined with sophisticated machine-learning algorithms and technologies (e.g., double-ML dynamic panel estimation to calculate price elasticities at single category level) to grow organically above market while realizing a consumer price premium at the same time driving long-term margins and brand perception. We are continuously optimizing data inputs and mappings, dynamic pricing algorithms and methods, pricing rules, and processes to cement long-term competitive advantage.

Marketing

We focus our efforts on reaching the world’s most affluent sports consumers. We believe there are 2,700 million people globally who do sports at least once per month and we have a significant opportunity to expand our customer base in both our existing and new markets. We expect to attract new customers in all geographies including Europe, as well as the United States and Asia. Our demonstrated playbook for attracting and retaining customers is efficient, effective and repeatable. We target, acquire and retain the most valuable sports customers by combining a uniquely differentiated shopping experience and services with advanced technology and data and decades of thought-leadership in sports.

SSU has grown its active customer base from 2.7 million in the fiscal year ended September 30, 2018 to 5.1 million in the fiscal year ended September 30, 2021 (including Midwest Sports, but not taking into account customers of WiggleCRC and Tennis Express), with higher CLV/CAC ratios for more recent cohorts compared to prior cohorts. Despite the steadily growing number of first-time customers over the last three years, our average CAC was decreasing while the gross margin was increasing over the same time period, a trend we believe is rare in our industry. Our customer acquisition has been first-order profitable over the last three years, meaning that the CLV of a newly acquired customers exceeds CAC already with the first transaction done after the acquisition. In the six-month period ended March 31, 2022, we had a total of 7.4 million active customers.

A substantial part of our marketing is done in-house. Marketing is data-driven and return-on-investment focused, geared towards overall CLV/CAC optimization. We are relying on proprietary and highly sophisticated marketing attribution models to determine the effective CLV contribution from individual marketing channels along the user journey. Budgets for specific marketing channels and campaigns are allocated based on the channel’s expected contribution.

We are running and optimizing all text search campaigns on a central marketing engine across the group. This is driving significant synergies in terms of improved marketing return-on-advertising-spend as seen, for example, when the Probikeshop search advertising was migrated from a legacy system onto the group-wide central marketing engine. In addition, we are constantly fostering best-practice exchange amongst the different marketing teams to drive knowledge exchange.

The three main marketing methods that we employ are reach marketing, performance marketing and data driven promotions.

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Reach marketing — Reach marketing generally includes traditional TV advertising in order to drive traffic and new customers. TV advertising often occurs around high-profile sporting events to expand the viewing base. Using our marketing attribution model, it assesses the success of the TV campaign in order to optimize TV advertising spend almost in real-time. Physical stores also help drive sales in surrounding locations, serving a key marketing channel in those respective regions. In addition, we are running content marketing campaigns across a broad mix of channels including social communities like Facebook, Instagram, and YouTube.

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Performance marketing — Performance marketing generally includes search engine advertising (promotion of website through visible ads on a search engine screen), search engine optimization (promotion of website within a search engine’s results), and display marketing (promotion of website through visible ads on third-party websites and blogs). We rely on our proprietary attribution model in order to enhance return on investment.

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Data driven promotions — Marketing promotions are optimized to efficiently maximize sales and to acquire and retain customers, factoring in customer information, timing, and partnering strategies. We make use of our existing customer database, which includes information on customer activity, behavior, demographics and purchasing history, for promotions. In addition, promotions may be timed for specific sport events, seasons or other opportunities (such as end-of-line sales) and will occur across a number of marketing channels. Finally, we will work with suppliers and partners to help manage the discounting risk/reward trade-off.

Most advertising that we engage in is performance advertising rather than brand advertising to drive measurable customer acquisition for our sites. We aim to maintain the right balance between marketing across brand-building channels and performance-based customer acquisition strategies.

We also employ customer relationship management activities that seek to maintain customer loyalty and drive repeat orders. We actively follow our customer orders and send targeted advertising, typically through an email or newsletter, to the customer to create cross selling opportunities.

In addition, we own a number of exclusive customer acquisition channels through sports events in cooperation with associations and brands or through sports clubs and community apps like the myTennis app. For instance, Tennis-Point maintains close cooperation with German tennis clubs and tennis associations, the International Tennis Federation (ITF) and the Association of Tennis Professionals (ATP). Tennis-Point maintains direct relationships with more than 1,000 tennis clubs and has more than 700 licensed tennis coaches signed-up in its proprietary Advanced Coach Program (ACP). Outfitter has a number of relationships with soccer clubs and associations across Germany and a number of regional and local amateur clubs. Probikeshop, Fahrrad.de, Bikester, Campz, and Addnature also participate in a number of bike and outdoor events, such as ÖTILLÖ Swimrun (a new endurance sport comprising swimming and running which is driven by respect and dedication for participants, competitors and the environment), Votec Gravel Fondo, races and performance shows. We also maintain an active social media presence on a number of platforms, including Facebook, Instagram and YouTube.

Order Fulfillment and Delivery

Handling and shipping sports goods can be complex as the products include items with differing characteristics and sizes. While a substantial share of the products is easy to transport (e.g. apparel, accessories, balls), tennis rackets are fragile items that require a fair amount of customization (e.g. stringing, grip adjustment) before being shipped. Full bikes are large and complex items of high value that often require customized and complex assembly (e.g. e-bikes) and sometimes two man handling delivery. Being category champions, each of our businesses has mastered the handling of these complexities over the past years. All businesses have implemented a pro-active approach towards customer returns prevention thanks to their guided shopping experience (e.g. correct sizes). As a result, we enjoy declining average return rates from 18.7% in the fiscal year ended September 30, 2018 down to 16.7% for the fiscal year ended September 30, 2021.

While we strive for integration amongst our businesses, we retain a product-specific approach when and where required. Therefore, each of our businesses maintains logistic centers for processing orders. In general, each of our businesses separately manages and operates their respective centers.

We use three different set-ups for our logistics centers. The logistics centers can be internal, i.e., own logistics hub operated at business units levels, external, i.e., logistics fully outsourced to external parties, or hybrid, i.e., based on the in-built model, where the assembly line is owned by us but located at an outsourced warehouse operated by an integrated partner under our supervision. This approach ensures flexibility with respect to handling specific customer needs and seasonality of certain product groups.

Our bike businesses have a state-of-the-art logistics infrastructure with logistic hubs in Esslingen (Germany), Untertürkheim (Germany), Holdorf and Gehrde (Germany), which serves as central full bike and bulky items hub, Chaponnay (France) and Helsingborg (Sweden). In certain jurisdictions, such as the Nordics, logistics are sourced out to reliable third-party logistics operators. The average delivery time for our bike products is between one day, in core countries, such as Germany and Sweden, and up to five days in more remote areas of non-core countries. With both our internal distribution centers and cooperation with external service providers, we retain high flexibility in coping with additional growth and in further scaling its activities.

While Probikeshop’s main logistics center is currently located in Chaponnay (France). Probikeshop also uses the stock of our German bike business, in particular the logistics hub in Holdorf (Germany).

Tennis-Point maintains a logistics center in Herzebrock-Clarholz (Germany). The center uses a fully automatized storage management system (AutoStore), with limited manual involvement, resulting in a lower error-rate, less personnel expenses and faster delivery times. The Tennis Pro group maintains a logistics center in Entzheim (France).

Our teamsports business uses a logistics center located in Großostheim (Germany). The facility provides a state-of-the-art logistics infrastructure which is well positioned to accommodate future growth. We have also established a new warehouse management system offering flexibly defined delivery times. Usual delivery times are between one to two days and up to five days in more remote areas outside core countries. The logistics center in Großostheim is also used to ship products sold by our German outdoor business Campz to customers.

As a part of our efforts to harmonize our e-commerce and technology platform in line with our ‘buy-and-build’ strategy, we are in the process of further consolidating our businesses warehousing and logistics functions in order to realize cost synergies and improve back-end fulfillment capabilities. As an example, in March 2021, we have entered into a multi-year contract with a third-party logistics provider regarding the construction and use of a logistics center in Southern Germany that will serve as logistics hub for our Southern European bike and tennis business, but may also be used by our other businesses.

We believe that we have sufficient capacity to operate our current fulfilment and logistics set-up and will not be required to make material expansion investments in the next two years (with the exception of our Tennis business in the US, depending on the concrete expansion plans). Our existing footprint provides us with sufficient free space to be utilized with further capacity by adding additional layers of standard shelves, positioning us with sparse capacity without needing additional warehouse space. In addition, we have options to extend existing own warehouses and outsourced warehouses. Finally, we could use expansion in 2- and 3-shift-operation, special labor contracts and flextime accounts to accommodate potential growth.

We have implemented smart automation at selected warehouses (e.g. AutoStore at Herzebrock-Clarholz), which has optimized our logistics capacity utilization. We are committed to further concentrate our order fulfilment and delivery set-up around automation.

IT Infrastructure

We have adopted a technology-forward and data-driven approach to all aspects of our operations. At the heart of this approach, is a state-of-the-art IT infrastructure set-up that puts highest emphasis on security and reliability. Recruiting and retaining technology talent is thereof of high importance. We also strive to achieve cross-fertilization of best practices across segments with the aim of allowing scalability of our IT infrastructure while preserving agility.

We are currently in the process of further harmonizing our IT platform on the basis of a group wide IT blueprint allowing us to quickly develop new features and implement them across the group. Legacy tools are replaced by group-wide uniform IT solutions. This will allow for an overall more efficient IT architecture, with the ability to exploit potential synergies across all websites whenever possible. The IT architecture will be comprised of different modules and services that only need to be developed once but can be utilized across all online shops, ensuring full scalability of the business. This has been implemented already with customer facing applications like Salesforce Commerce Cloud nearly throughout all web shops in our group.

Our platform is engineered to build and leverage a compounding data advantage and to provide a personalized experience to our customers. We collect insights from our customers’ interactions through algorithms and through traditional information retrieval techniques, such as cookies. These insights include information on customer activity, behavior, demographics and purchasing history, which we use to improve the shopping experience of our customers, customize our offerings, increase the conversion rate, purchase frequency and average order value, continuously optimize the efficiency of our business operations and to initiate targeted marketing activities across various channels. We have also implemented a broad array of services and systems for pricing, site management, product searching, customer interaction, transaction processing, and order fulfillment functions, notably through the use of smart data. These services and systems use a combination of our own technologies and commercially available, licensed technologies. Many of the technologies our businesses use are compatible with partner sites, such as Amazon. We are also in the process of updating ERP programs across our group with the majority of our subsidiaries running on an SAP blueprint expectedly in the second half of 2022. We are expanding our IT infrastructure to deliver fast new features based on a minimum viable product (MVP) approach (introducing new features to satisfy the initial customers and provide feedback for future development), reduce website load times (in particular on mobile devices and applications) and to take into account future growth.

We are committed to further invest into tech and data innovation to drive our profitable growth. As an example, we are currently expanding our data lake infrastructure and analytics platform that is, amongst others, aiming for increased personalization (e.g. product recommendation), elasticity-based dynamic pricing and advanced marketing attribution.

Seasonality

Our businesses are seasonal in nature, and we generate the majority of our sales and operating income during the third and fourth fiscal quarter that includes the summer holiday season. As a result, our overall profitability is heavily impacted by our third and fourth quarter operating results. Our sales and marketing expenses as a percentage of sales are lowest in the third and fourth quarter due to higher existing customer purchases during the summer holiday season which have lower marketing costs as a percent of total sales. Additionally, in preparation for the summer holiday sales season, our businesses significantly increase inventory levels.

Weather conditions during this time of the year may also have an impact on our business. Due to our geographic footprint, the impact of weather conditions is partially mitigated by the fact that we reach customers throughout the entire European continent which is rarely affected by low-pressure weather conditions as a whole. In addition, sports events can have a particular effect on sales. For instance, the success of major tennis stars can significantly boost sales in our tennis businesses.

Material Contracts

Wiggle SPA and SPA Variation Agreements

Acquisition of the entire issued share capital of Wiggle

On June 11, 2021, SSU entered into the Wiggle SPA to acquire the entire issued share capital of Mapil Topco Limited from, among others, the Wiggle Sellers. Mapil Topco Limited owns Wiggle Limited and CRC. The Wiggle Group is a leading online sports retailer of specialist cycling, running and swimming equipment, apparel and accessories headquartered in the UK.

Completion of the Wiggle SPA (and the Wiggle Acquisition) (“Completion”), which was a condition to the Closing of the Business Combination, occurred on December 14, 2021 and was conditional upon satisfaction of each of the following conditions:

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Each of the (i) German Federal Cartel Office and (ii) Austrian Competition Authorities (Austrian Federal Competition Authority and Austrian Federal Cartel Prosecutor) having approved the Wiggle Acquisition or the Wiggle Acquisition being deemed to be approved.

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The United Kingdom Competition and Markets Authority having communicated to the Buyer that it has no further questions in respect of the briefing paper (containing details of the Wiggle Acquisition) submitted to them or having announced that it does not intend to refer the Wiggle Acquisition for investigation under Schedule 4 of the Enterprise and Regulatory Reform Act 2013.

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The Financial Conduct Authority (FCA) having notified (and not withdrawn) its approval (as required in accordance with Part XII of the Financial Services and Markets Act 2000) in relation to each new controller’s proposed interest in the Wiggle Group resulting from the Wiggle Acquisition or the FCA being deemed as having given such approval.

•	Confirmation having been given by SSU that the Business Combination Agreement has become unconditional in all respects.

The Wiggle SPA contains customary interim conduct undertakings pursuant to which the Wiggle Sellers undertook to (i) operate the Wiggle Group business in the ordinary course between the date of exchange and Completion and (ii) procure that the Wiggle Group does not take particular material actions without the prior written consent of the Buyer.

On Completion, the Total Consideration (as defined in the Wiggle SPA) was paid by the Company to the Wiggle Sellers, in accordance with the terms of the Wiggle Liability Assumption Agreement, as follows:

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41.8% of the Total Consideration was paid by the Company in cash on Completion. However, since the level of redemptions by Yucaipa Public Shareholders required the release to such shareholders of an aggregate amount from Yucaipa’s Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement) (the amount by which the amount required to be released exceeds the Redemption Threshold Amount, the “Shortfall Amount”), SISH subscribed for and purchased, and the Company issued Ordinary Shares in the amount of 6,000,000 (the “First Instalment Shortfall Amount”) and the First Consideration Installment (as defined in the Wiggle SPA) up to an aggregate amount equal to First Consideration Instalment (as defined in the Wiggle SPA) was settled through the issuance of our Ordinary Shares to the Wiggle Sellers (as defined in the Wiggle SPA) in accordance with the terms of the Wiggle SPA, as amended from time to time and pursuant to the terms of the Wiggle Liability Assumption Agreement entered into between the Company and SSU.

•	53.8% of the Total Consideration was satisfied by SSU procuring the issue of shares by us to certain of the Wiggle Sellers (to be held subject to Lock-Up Agreements).

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4.4% of the Total Consideration will be paid by the Company in cash 10 business days following the date on which the Lock-Up Agreements expire. However, since the Shortfall Amount exceeded $90 million, the Third Consideration Instalment (as defined in the Wiggle SPA) will be settled through the issuance of Ordinary Shares to the Wiggle Sellers in the amount of $ 25.3 million in accordance with the terms of the Wiggle SPA, as amended from time to time. The shares issued to the Wiggle Sellers in satisfaction of a portion of all of the Third Consideration Instalment pursuant to the Redemption Offset Agreement and the Wiggle SPA, as amended from time to time, as discussed above will be subject to the lock-up restrictions set forth in that certain Lock-up Agreement (as described in the section of this prospectus entitled “Shares Eligible for Future Sale — Lock-Up Agreements”).

The Wiggle SPA contains a customary suite of business warranties, together with a stand-alone tax covenant given in favor or the Buyer, all of which are backed by warranty and indemnity insurance.

Pursuant to a letter agreement dated October 15, 2021, SSU and Bridgepoint agreed to amend the Wiggle SPA to extend the Long Stop Date from November 30, 2021 to December 31, 2021.

Midwest Acquisition SPA

On January 8, 2021 SSU Midwest Acquisition Corp., a Delaware corporation and newly formed US subsidiary of SSU, as buyer and Midwest Sports Supply Holdings, Inc., an Ohio based corporation, as seller, entered into an equity purchase agreement pursuant to which SSU Midwest Acquisition Corp, agreed to acquire a participation of 60.60% to 66.66% in the issued and then outstanding shares of capital stock of Midwest Sports Supply, Inc., a wholly owned subsidiary of Midwest Sports Supply Holdings, Inc. and which, following to a certain reorganization and conversion process set out in the equity purchase agreement, would be transformed into a limited liability company under Delaware law and renamed Midwest Sports Supply, LLC, the exact amount of the to be acquired participation depending on the exact amount of the enterprise value at closing (as defined in the equity purchase agreement).

Under the equity purchase agreement SSU Midwest Acquisition Corp. acquired a stake of 60.60% of the issued and outstanding shares of Midwest Sports Supply, LLC from its parent company against payment of a cash purchase price determined on the basis of an agreed equity value of around $9.8 million for the acquired stake of 60.60% in Midwest Sports Supply LLC. In addition, SSU Midwest Acquisition Corp. has agreed, within twelve months period following the closing, to make an additional contribution of cash to Midwest Sports Supply LLC at a valuation equal to the valuation implied by the equity purchase agreement. Under the amended LLC company agreement, the parties to the LLC agreement also agreed on certain call/put option rights that allow the option holder to sell/buy its shares in Midwest Sports Supply LLC at certain points in time or if certain conditions are met. The put/call value is determined on the basis of certain parameters relating to the 12 months-economic performance of the business as of the last day of the most recent fiscal quarter ended immediately prior to the exercise of the option.

SSU provided financing for the initial purchase price to SSU Midwest Acquisition Corp. and in addition entered into a guaranty contract with and for the benefit of Midwest Sports Supply, Inc., according to which SSU guaranteed the full and punctual performance of the contractual duties of SSU Midwest Acquisition Corp. under the equity purchase agreement and agreed to indemnify, among others, Midwest Sports Supply, Inc. and Midwest Sports Supply Holdings, Inc. as its selling shareholder against any costs incurred in enforcing the selling parties’ rights under the equity purchase agreement.

Moreover, as a condition precedent to the closing of the share purchase, the former majority shareholder of Midwest Sports Supply, Inc., a key individual to the business of the company, entered into an employment agreement with Midwest Sports Supply, LLC following the transformation and reorganization process.

The transaction closed on April 30, 2021.

Tennis Express SPA

On April 30, 2021 SSU subsidiary SSU Midwest Acquisition Corp. as buyer and Tennis Express, L.P., a Texas limited partnership (“Tennis Express”), Tennis Express Management, L.L.C., a Texas limited liability company (“Tennis Management”), and the owner (the “Seller”) of Tennis Now LLC, a Nevada limited liability company (“Tennis Now”) as sellers entered into an equity purchase agreement (as amended, the “Tennis Express SPA”) to sell to SSU Midwest Acquisition Corp., following to a certain reorganization and conversion process set out in the Tennis Express SPA, 66.66% of the equity interests in Tennis Express. The Seller and Tennis Management were the sole owners of all outstanding equity interest of Tennis Express.

Under the Tennis Express SPA, the Seller agreed to contribute all of the equity interests of Tennis Now to Tennis Express, thereby making Tennis Now a wholly owned subsidiary of Tennis Express. Following the contribution of Tennis Now to Tennis Express, the Seller and Tennis Management agreed to cause Tennis Express to convert into a Delaware limited liability company and the Seller was to become the sole owner of all outstanding equity interests of Tennis Management.

The Tennis Express SPA contains customary interim conduct undertakings for the period between the execution of the Tennis Express SPA and the closing pursuant to which the Seller and Tennis Management agreed, among other things, to operate Tennis Express only in the ordinary course of business and consistent with past customs and practices.

The closing of the transactions contemplated by the Tennis Express SPA were subject to a number of conditions precedent, including, among others the successful completion of the audit of Tennis Express’ financial statements for the twelve months period ended June 30, 2021, the achievement of certain financial targets during that period by Tennis Express, the successful completion of our due diligence exercise and Tennis Express entering into an employment agreement pursuant to which the Seller will serve as Tennis Express’ president.

The cash purchase price to be paid at closing was originally to be based on an enterprise value for 100% of the shares in Tennis Express L.P. in a range between USD 19 million and 25.2 million, the exact value of the enterprise value depending on the financial performance of the business in fiscal year 2020. Prior to the closing of the Tennis Express transaction, the parties to the Tennis Express SPA resolved to enter into an amendment to such agreement modifying the purchase price to enable the Seller and Tennis Management to receive all or a portion of the purchase price in our Ordinary Shares. In addition, under the amended LLC company agreement entered into at closing, the parties to the LLC agreement agreed on certain call/put option rights that allow the option holder to sell/buy its shares at certain points in time or if certain conditions are met. The put/call value is determined on the basis of certain parameters relating to the 12 months-economic performance of the business as of the last day of the most recent fiscal quarter ended immediately prior to the exercise of the option.

The purchase price payable by SSU Midwest Acquisition Corp. originally consisted of cash payments to the Seller and Tennis Management in accordance with their pro rata shareholdings in Tennis Express following the reorganization and conversion process and was subject to certain adjustment and disbursement provisions provided for in the Tennis Express SPA.

In connection with the closing of the Tennis Express acquisition on December 31, 2021, whereby SSU acquired 66.66% of the issued shares in Tennis Express, the parties to the Tennis Express SPA agreed to amend the Tennis Express SPA as follows:

1. The initially agreed closing long stop date of September 30, 2021 was changed to December 31, 2021 by amendment letters dated September 30, 2021, November 17, 2021 and December 14, 2021.

2. The enterprise value as basis for the calculation of the purchase price was set at USD 25.2 million.

3. The cash purchase price agreed in the Tennis Express SPA was amended to a payment in shares of the Company, with an agreed factor of 1.35 over the initially agreed cash purchase price (the “Stock Payment”). The actual Stock Payment of 2,492,833 Ordinary Shares (except for the portion of the purchase price to be placed into escrow) was determined based on an amount per share of common stock of the Company equal to the lesser of (i) the price as of the close of trading on the NYSE on March 7, 2022, and (ii) the volume weighted average price per share of the Shares for the five trading days ending March 7, 2022.

4. The Stock Payment was made to the Seller on March 11, 2022. We agreed to use commercially reasonable efforts to ensure that the Company shares comprising the Stock Payment would be fully and freely tradable in compliance with all federal securities laws, including through the facilities of the NYSE without any required lock-up, vesting conditions or registration or listing requirements within 10 business days of the applicable issuance.

LBBW syndicated loan

On May 5, 2021 SSU and its subsidiaries Internetstores Holding GmbH and internetstores GmbH as borrowers and guarantors and SIGNA Sport Online GmbH, Dolphin France SAS and Tennis-Point GmbH as guarantors have entered into a €100,000,000 revolving facility agreement with Landesbank Baden-Württemberg as lender. The committed facility amount under the revolving facility may be increased from €100,000,000 to a maximum of €150,000,000 upon request if certain conditions are met.

In general, any loan amount drawn under the revolving facility agreement must be applied towards the refinancing of existing credit facility obligations of the borrowers, for working capital purposes, capital expenditures and up to an amount of €10,000,000 for certain M&A purposes, in particular the repayment of a bridge loan.

Any loan a borrower under the revolving credit facility agreement requests bears interest for the period the respective borrower may determine in its utilization request in accordance with the terms of the revolving credit facility. The loan amount drawn under the revolving credit facility agreement must be repaid in full with interest on the last day of the requested credit period.

The loans will be secured by independent payment obligations (selbstständige Zahlungsversprechen) and in case of any payment defaults undertakings to indemnify each of the lenders by the guarantors to the credit facility agreement.

The term of the agreement is three years and loans will be made available to the borrowers until one month prior to the termination date. However, the agreement provides for the right of each borrower to request an extension of the contract term under certain conditions.

On 30 May 2022, SIGNA Sports United GmbH and the lenders under the LBBW RCF have entered into an amendment agreement to the existing revolving credit facility (the “LBBW RCF Amendment Agreement”).

The LBBW RCF Amendment Agreement (i) amends and restates certain provisions of the LBBW RCF, including, in particular, the extension and increase option as well as certain minimum cash requirements and (ii) provides for an incremental funding obligation and certain additional information undertakings of the Company. Furthermore, the LBBW RCF Amendment Agreement suspends the net leverage ratio testing covenant to cure a formal breach by the Company of such covenant as of 31 March 2022 and amends the consolidated adjusted EBITDA thresholds which the Company will be required to maintain in its fiscal years 2023 and 2024.

The LBBW RCF Amendment Agreement also provides for changes and restatements of other provisions, covenants and conditions precedent, including an obligation to secure additional liquidity of up to EUR 200 million by 30 September 2022. On 3 May 2022 the Company entered into a EUR 50 million revolving credit agreement with SIGNA Holding GmbH, an affiliate of its largest shareholder SISH. Under the revolving credit agreement, SIGNA Holding GmbH as lender also agreed to provide the Company an additional amount of up to EUR 50 million during the company’s fiscal year 2023 in accordance with the terms of the revolving credit agreement, if the Company requires additional liquidity in fiscal year 2023 and provided that an external capital raise in excess of certain thresholds will not be available. The revolving credit facility will be utilized to fund working capital needs, capital expenditures and general corporate purposes. The remaining EUR 100 million is anticipated to be funded via a capital increase or other form of capital raising by the end of the fiscal year 2022. The Company is confident the additional liquidity will be sufficient to fund its current organic growth plans. For more information on the SIGNA Holding GmbH Working Capital Facility see “Certain Relationships and Related Person Transactions —SIGNA Holding GmbH Working Capital Facility”.

Salesforce Commerce Cloud

On January 15, 2021 SSU has executed an order form for e-commerce cloud services provided by salesforce.com EMEA Limited, a limited liability company under UK law (“Salesforce”) in accordance with a Master Subscription Agreement between Salesforce and SISH of August 7, 2017. By entering into such order form with Salesforce SSU has agreed to be bound by the terms of the Master Subscription Agreement as if SSU was an original party thereto.

The services subscribed for include, among others, B2C Commerce services and other tools to track customer interactions and establish a personalized customer communication.

The contract end date is September 14, 2024 but may be renewed in case additional e-commerce cloud services are subscribed for by SSU.

Rhenus 3 PL Contract

On March 31, 2021 SSU subsidiaries Tennis-Point GmbH and internetstores GmbH have entered into a logistics agreement with Rhenus Warehousing Solutions SE & Co. KG, a logistics service provider and supplier of outsourcing warehousing solutions (“Rhenus”). The agreement provides for the establishment and operation of a goods distribution warehouse with a storage area of approx. 20,000 square meters in Hockenheim, Germany.

Under the logistics agreement, SSU is entitled to store in the warehouse sports goods, clothing and accessories for their tennis and bicycle business segments. The logistics service are not limited to Tennis-Point GmbH and Internetstores GmbH, however, but may be utilized by other SSU companies operating in the tennis or bicycle business segments as well, provided that such other companies are included in the contract as additional parties to the logistics agreement upon request.

Each SSU subsidiary that is or will become a party to the logistics agreement with Rhenus is individually and not jointly and severally liable for the services rendered to them by Rhenus in each case.

The logistics agreement provides for a remuneration of Rhenus for certain fixed costs incurred and a variable remuneration component based on the stock level and certain services provided by Rhenus.

The agreement has a fixed term until December 31, 2028 and is automatically extended by one year at a time if it has not been terminated in advance with due notice or for good cause by either of the contract parties.

Among other collateral provided by its subsidiaries SSU has entered into a directly enforceable surety for the benefit of Rhenus with regard to payment obligations arising out of or in connection with the implementation of the logistics agreement for an amount of up to €4,500,000.

OMNIA Services Agreement

SSU and Omniaretail B.V. (“Omnia”) entered into a service agreement on March 15, 2020, as amended. Under this agreement Omnia provides various services to manage pricing and online markets for merchandise sold by SSU. The services are split into various packages relating to price watching and dynamic pricing packages as well as customer pricing fees. The agreement has a fixed term until March 14, 2021 but was extended for another 12 months period until March 14, 2022.

Cash to Equity Bonus Conversion

Prior to the closing of the Business Combination (as defined elsewhere herein), the Company, SSU and certain current and former executive officers, managing directors and senior employees of the SIGNA Sports United group (each a “Bonus Recipient”), agreed to convert each Bonus Recipient’s entitlement under their respective employment agreement to certain cash bonus payments into a corresponding number of Ordinary Shares, subject to the terms of the cash to equity bonus conversion agreement, a form of which will be filed as an exhibit to the registration statement of which this prospectus is a part (such agreement, the “Cash to Equity Bonus Conversion Agreement”).

Payment of the cash bonus was conditioned upon the closing of the de-SPAC transaction and the successful implementation of the Listing, with the relevant amounts determined on an individual basis. The Company and SSU offered each Bonus Recipient to convert at least 50% of their cash bonus amount into Ordinary Shares and agreed that the Bonus Recipient would receive payment in cash for the amount not converted into Ordinary Shares. The exact number of Ordinary Shares was calculated on the following basis:

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the cash bonus amount converted into Ordinary Shares was multiplied (i) by 1.25 in case that 50% to 74.9% of the cash bonus amount was converted into Ordinary Shares and (ii) 1.35 in case 75% to 100% of the cash bonus amount was converted into Ordinary Shares;

•	a cash bonus amount denominated in EUR was converted into a USD amount; and

•	the volume weighted average share price (VWAP) during the five trading days on the NYSE before May 16, 2022.

On that basis, the number of Ordinary Shares issuable to the respective Bonus Recipient was determined by dividing the converted USD cash bonus amount, previously multiplied by the applicable factor of 1.35 or 1.45, by the five-days VWAP for the Company’s shares on the NYSE before May 16, 2022.

In May 2022, the Company entered into an amendment agreement to the Cash to Equity Bonus Conversion Agreement (the “Cash to Equity Bonus Conversion Amendment Agreement”), in which certain of the Bonus Recipients agreed to defer the issuance of the Ordinary Shares to which they were entitled under the Cash to Equity Bonus Conversion Agreement by one year until May 2023. The Cash to Equity Bonus Conversion Amendment Agreement provided that the EUR/USD currency exchange rate and the relevant VWAP will be determined during the five trading days on the NYSE before May 16, 2023 and that the multiplier of 1.25 or 1.35 will be increased to 1.45. A form of the Cash to Equity Bonus Conversion Amendment Agreement will be filed as an exhibit to this registration, of which this prospectus is a part.

Real Property

We do not own any real property.

Below is a list of our material leased property as of the date of this prospectus, including the type of property, our business area, location and approximate square meterage.

Type of property	Business	Location	Square Meterage	Owned /Leased
Office	Internetstores GmbH	Stuttgart, Germany	1,670	leased
Office & Warehouse	E-Prolog SAS	Chaponnay, France	29,179	leased
Office & Warehouse	Publikat GmbH & OUTFITTER Teamsport GmbH Großostheim, Germany	20,335 leased
Office & Warehouse	Tennis-Point GmbH	Herzebrock-Clarholz, Germany 19,065	leased
Office & Warehouse	Tennispro Distribution SAS	Entzheim, France	10,745	leased
Warehouse	internetstores GmbH	Esslingen, Germany	8,554	leased
Warehouse	internetstores GmbH	Untertürkheim, Germany	7,568	leased
Warehouse	internetstores GmbH	Holdorf, Germany	14,079	leased
Warehouse	Internetstores GmbH	Gehrde, Germany	11,400	leased

Lease agreements for our premises are generally long-term leases with terms of between 3 and 10 years.

As of the date of this prospectus, the Company is not aware of any environmental issues that may affect the utilization of any of the premises described above and has no intention to engage in the construction, expansion or improvement of any real estate or facilities.

Intellectual Property

As of the date of this prospectus, we own more than 130 trademarks (including “SIGNA Sports United”, “fahrrad.de”, “Bru¨gelmann”, “CAMPZ”, “Addnature”, “Bikester”, “Probikeshop”, “Tennis-Point”, “Jogging-Point”, “TennisPro”, “Midwest Sports”, “CenterCourt”, “Outfitter”, “Stylefile”, and “Ballside”) as well as related tradenames and logos. We also have a portfolio of more than 900 domain names. We believe that our trademarks and our respective domains adopted for the different countries are of value to our business. Our private label brand products and other branding material are also featured on our websites and in our marketing.

Insurance

We maintain insurance against various risks related to the ordinary operations of our businesses, including general business interruption insurance and third-party liability, employer’s liability, property damage, cyber liability, liabilities for acts of terror, transportation damage and directors’ and officers’ liability insurance. We believe that the types and amounts of insurance coverage that we maintain are consistent with customary industry standards. However, no assurances can be given that this coverage will be sufficient to cover the cost of defense or damages in the event of a significant claim.

Employees

The following table shows the annual average number of employees within SIGNA Sports United Group:

	2021	2020	September 30, 2019
Employees	2,492	1,914	1,590
Total	2,492	1,914	1,590

We believe that we have strong, positive relationships with our employees. We have not suffered any disruptions to our business as a result of work stoppages or strikes.

Legal and Arbitration Proceedings

Neither we nor any of our subsidiaries are party to any governmental, legal or arbitration proceedings (nor are we aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on our financial position or profitability.

BUSINESS OF THE WIGGLE GROUP

Overview

Wiggle is a UK headquartered online cycling and multisport specialist, supplemented by a hotline distribution business and one brick-and-mortar store, which, based on revenues and on a stand-alone basis, is the second largest specialist bike online retailer globally (Source: company information). The Wiggle Group operates 15 different transactional web shops in local languages under the shop brands Wiggle and Chain Reaction Cycles in the high-end performance bike segment, primarily targeting customers that frequently use their bikes for sports. It also targets customers in adjacent sports, such as running, triathlon and outdoors.

In fiscal year 2021, the Wiggle Group had over 1.9 million active customers. The Wiggle Group ships products worldwide in over 75 countries, with its main geographical markets in the UK (64% of revenues in the 52 weeks ended September 26, 2021) and continental Europe (15% of 2021 revenues — RoW accounted for 21% of revenues). The Wiggle Group sells both high-end third-party brands as well as a strong private labels portfolio, including well established brands such as Vitus (bikes), Nukeproof (bikes, components and clothing) and dhb (clothing).

The Wiggle Group generated revenues of 411.9 million in the 52 weeks ended September 26, 2021.

History

In 2016, Wiggle acquired Chain Reaction Cycles (“CRC”) as its leading competitor, forming the Wiggle Group. A key driver of the strategic rationale for the acquisition was the access to the strong CRC own brand portfolio, spanning bikes, accessories and performance clothing. The two business logistics operations were merged and underwent a significant investment and capability upgrade program.

In addition, the Wiggle Group acquired its competitor Bike24 in 2017 and resold it in 2019.

Wiggle’s Key Product Categories

The Wiggle Group focuses on three key product categories when addressing its target customers: hard goods (components, full bikes, bike accessories as well as wheels and tires), soft goods (cycling clothing including shoes and accessories) and focus sports (running, fitness, outdoor and triathlon). Hard goods contributed 58% to overall revenues, soft goods 29% and focus sports 13% in the 52 weeks ended September 26, 2021.

Hard goods

Hard goods offered by the Wiggle Group include components, full bikes, bike accessories as well as wheels and tires.

Components sold by the Wiggle Group include brakes, chains, pedals, entire group sets and cassettes of strong third-party brands like Shimano and SRAM and private labels like Prime and Lifeline. In the full bike category, the Wiggle Group mainly sells road race bikes and mountain bikes of strong third-party brands including Cube and Fuji, and its private labels Vitus and Nukeproof. Bike accessories include bike computers, indoor trainers, and other accessories; the main third-party brands in this product category include Garmin and Tacx, complemented by Lifeline as private label offering. Wheels and tires are sold under strong third-party brands such as Continental and Schwalbe and private labels like Lifeline and Prime.

Soft goods

Soft goods products sold by the Wiggle Group mainly consist of cycle performance clothing (including shoes, helmets and other protection wear such as sunglasses) across a range of price points, from entry level to super-premium offerings. Strong third-party brands include Castelli and Gore and private label dhb.

Focus sports

Products sold for various adjacent focus sport categories mainly include running, fitness, outdoor and triathlon related products, such as clothing, shoes, smart watches and nutrition. Major third-party brands offered in this category include adidas, Zone3, the North Face and Salomon.

Customer Segments and Sales Channels

Customer Segments

The Wiggle Group mainly focuses on customers that frequently use their bikes for sports, with the majority of the more than 1.9 million active customers participating in multiple sports. In addition, the Wiggle Group’s customer base is highly engaged with 80% of its active customers training two times or more a week and 55% owning three or more bikes.

Within the bike segment, the Wiggle Group has identified various sub-target segments in cycling (the committed road cyclist, the new enthusiast, the thrill-seeking mountain biker and the trail rider) and in adjacent sports. Most of the bike customer categories are targeted by both the Wiggle and the CRC brand (with the exception of the thrill-seeking mountain biker, which is the focus area of CRC) while customers in adjacent sports areas like running, outdoor and triathlon are targeted through the Wiggle brand only.

Sales Channels

The Wiggle Group’s sales occur predominantly through its own online and mobile channels. In the 52 weeks ended September 26, 2021, there were approximately 138 million sessions on the Wiggle Group’s websites and over 5.8 million net orders (after cancellations and returns). Sales through online and mobile channels (including apps) account for almost the entirety of the sales of the Wiggle Group.

Assortment and Suppliers

The Wiggle Group offers over 500 different brands on its websites. Product categories can be differentiated between premium brands such as Castelli, Gore, Cube and Garmin, mainstream brands such as adidas, Asics, and the North Face and the Wiggle Group’s private label brands including Vitus, Nukeproof, dhb, Lifeline, Prime and Föhn.

The Wiggle Group is a trusted partner for some of the most important brands in the sports retail industry in the UK and continental Europe. Most importantly, the Wiggle Group has added new premium brands to its assortment, as is recently demonstrated with its supply of Hoka One One and Apple products.

The Wiggle Group is not dependent on any one supplier as it procures the majority of its top 20 brands from a well-diversified portfolio of suppliers. The top ten third party brands constitute less than 35% of purchasing value in fiscal year 2021, with the top three brands constituting less than 16%.

With respect to the Wiggle Group’s private label products, the product portfolio is managed by a dedicated multi-functional team which is responsible for the end-to-end product management. The team is split into two focus centers of expertise: (1) bikes & components (focusing on creating bikes, components, equipment and bike accessories) and (2) clothing and accessories (focusing on creating clothing, footwear and other soft accessories). All new private label products are fully originated and designed in-house, including ongoing generational evolution and/or seasonal range updates and the relevant intellectual property rights owned by the Wiggle Group. The production of the products is outsourced with a range of third-party partners in the far East (frames and components) and Europe (Italy), depending on the product category.

Marketing

A substantial part of the Wiggle Group’s marketing is done in-house. The three main marketing methods that the Wiggle Group employs are brand marketing, performance marketing, customer relationship management (CRM) through e-mail.

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Brand marketing — Brand marketing generally includes advertising of the CRC or Wiggle brands in print and online, defining the brand strategy and execution of this in terms of ‘look and feel’ (e.g. photography).

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Performance marketing — Performance marketing generally includes search engine advertising (promotion of website through visible ads on a search engine screen) and search engine optimization (promotion of website within a search engine’s results).

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Customer Relationship Management (CRM) — CRM utilizes the data the Wiggle Group holds on its customers to target and send relevant and timely email communications to encourage customers to visit the site and purchase goods.

The Wiggle Group also employs other marketing strategies that seek to maintain customer loyalty and drive repeat orders, typically through a loyalty program and Wiggle+ a subscription based unlimited free delivery proposition.

Order Fulfillment and Delivery

The Wiggle Group uses one main global distribution hub in Citadel/Wolverhampton, England, to ship all of its products, with all operations (mainly bike assembly) completely integrated in the warehouse. The warehouse is located in the logistics center of the UK with close access to motorways and international air hubs. The warehouse combines the full range of logistic functions from inbound, outbound, handling returns and bike assembly with workshop production. The relevant lease agreement runs through 2029. The Wiggle Group also used to operate a warehouse in Whitepark, Belfast, Northern Ireland, which discontinued operations in December 2020.

IT Infrastructure

The Wiggle Group has an established IT organization, primarily focusing on supporting the core operative business functions (e-commerce sales and services, merchandise management, warehousing, marketing and content).

The Wiggle Group has implemented a broad array of services and systems for site management, product search, customer interaction, transaction processing, and order fulfillment functions. These services and systems use a combination of the Wiggle Group’s own technologies and commercially available, licensed technologies. For example, the Wiggle Group uses self-developed applications for running its Wiggle web shop, order management system and product enhancement tools.

The Wiggle Group uses its technology platform to improve the experience of its customers, increase the purchase frequency and average order size placed by its customers and optimize the efficiency of its business operations and online marketing.

In total, the Wiggle Group employs approximately 70 dedicated technology professionals.

Real Property

The Wiggle Group operates in several locations: its head offices in Portsmouth, England (leased) and Mallusk, Northern Ireland (leased), the Citadel logistics center in Wolverhampton, England (leased), the CRC branded bike shop in Belfast, Northern Ireland (leased), the Hotlines offices in Edinburgh, Scotland (leased) and a private labels sourcing office, Taiwan (leased).

The below list sets out the Wiggle Group’s material property as of the date of this prospectus, including the type of property, business area, location and approximate square meterage.

Type of property	Location	Square Meterage
Office	Portsmouth	2,065
Office	Mallusk	1,960
Warehouse	Citadel/Wolverhampton	30,140
Store	Belfast	929
Office	Edinburgh	340
Office	Taiwan	100

Intellectual Property

As of the date of this prospectus, the Wiggle Group owns approximately 41 trademarks (including “Wiggle”, “Chain Reaction Cycles”, “Vitus”, “Nukeproof”, “dhb”, “Lifeline”, “Prime” and “Föhn”) as well as related tradenames and logos. The Wiggle Group also holds a portfolio of approximately 525 domain names.

Insurance

The Wiggle Group maintains insurance against various risks related to the ordinary operations of its businesses, including Material Damage and Business Interruption, Employer’s Liability, Product and Public Liability, Cyber, Marine, Management Liability, Motor and Engineering. We believe the types and amounts of insurance coverage that the Wiggle Group maintains are consistent with customary industry standards and we retain the services of an insurance broker, Marsh, to advise us as part of its annual renewal and ongoing insurance matters. However, no assurances can be given that this coverage will be sufficient to cover the cost of defense or damages in the event of a significant claim.

Employees

The Wiggle Group employed in the 52 weeks to September 26, 2021 an average of 872 full-time employees. The Wiggle Group believes that the Wiggle Group has strong, positive relationships with its employees. The Wiggle Group has not suffered any disruptions to its business as a result of work stoppages or strikes.

Legal and Arbitration Proceedings

The Wiggle Group is not party to any governmental, legal or arbitration proceedings (nor are we aware of any such proceedings that are pending or threatened) that have had or may have a significant effect on its financial position or profitability.

MARKETS AND COMPETITION

Market Overview

Sports is the number two most preferred global leisure activity after traveling (source: Company information): Approximately 2.7 billion people (35% of the global population) exercise at least once per month according to the Global Wellness institute (source: “Move to be well: The global economy of physical activity” study, October 2019). We are seeing that consumers around the world have been adapting to new habits, like doing more sports, and buying online and we are confident that we will benefit disproportionately and sustainably from this shift in behavior.

We also believe that sports consumers are a more affluent and highly attractive target group due to an approximately 20% higher household income compared to U.S. average and a longer average life expectancy driven by higher awareness for a healthy and more balanced lifestyle. Overall, the total global sports markets comprises $1.1 trillion with sports retail being the largest part of approximately $475 billion in 2020 (including sports-inspired athleisure wear), followed by $365 billion spend on physical activities including sports club memberships and training lessons, etc., next to the remaining $ 265 billion spend on watching sports including broadcasting rights and ticket sales (source: Company information).

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces. We believe that the fast-growing categories bike, tennis/racket sports, outdoor and teamsports (the latter including running, fitness, football/soccer and other teamsports), accounted for more than 70% of the relevant sports retail market in 2020 (source: Company information). The global sports retail market is highly fragmented with the top-3 largest offline retailers Decathlon, DICK’S Sporting Goods, and JD Sports only accounting for approximately 7% of the total market measured by revenue (source: Company information).

In the markets relevant to our business (Europe, APAC and North America), the sports retail market grew on average by approximately 2.5% per year between 2015 and 2020 and is expected to continue to grow at an accelerated pace of 7% per year (source: Company information). This implies a growth rate of approximately 1 .4x GDP growth compared to global GDP growth of 5% per year (2020 – 2025) based on EIU data (source: company information). We believe that the sports market’s highly attractive growth profile is based on, and driven by, global and fundamental megatrends such as growing health & lifestyle consciousness, sustainability-induced electric mobility disruption, new technologies driving product innovation and sports digitalization, and accelerating offline-to-online retail shift.

We foresee that these fundamental megatrends will translate into more people doing more sports more digitally. Furthermore, sports consumers are best characterized as expert customers following well-informed mission-shopping journeys purchasing high-value functional wear, parts, accessories, and equipment often accepting recommended retail price for the right products and services. As a result, we believe that online pure-players in the sports retail market benefit from these market and consumer characteristics and achieve performance indicators that are usually above other consumer categories like Fashion characterized by impulse-driven low-value product orders. For example, our net average order value after returns reached $121.30 per order for the last FY 2019/20 ending September 2020 driven by high-value products (such as full bikes, tennis racquets, technical gear, functional sportswear and shoes) and relatively low return rates of only 15.5% over the same period due to the functional nature of our products like sports gear (e.g., bikes, tennis rackets) and sportswear (e.g., moisture-wicking textiles). Furthermore, some of our products are customized and, therefore, not returnable (e.g., printed team jerseys). Overall, we believe that sports categories benefit from lower fashion risk due to the technical nature of many products and the relatively low number of collections and seasons per year, resulting in longer product lifecycles.

This market environment with its overall characteristics therefore leads to a favorable environment for online specialists to grow fast and operate profitably.

The Sports Retail Market Size

Sports is the number two most preferred global leisure activity after traveling (source: Company information): Approximately 2.7 billion people (35% of the global population) exercise at least once per month according to the Global Wellness institute (source: “Move to be well: The global economy of physical activity” study, October 2019). The number of sports consumers is expected to grow by almost 1 billion to reach 3.5 billion occasional athletes worldwide in 2025 (source: Company information). The global pandemic has given further tailwinds to sports participation: Sports participation rate in the U.S. alone has increased by 8 million (+4% YoY) to 230 million active people in 2020 which is the steepest increase since 2015 (source: 2021 Physical Activity Council’s Overview Report on U.S. Participation).

The sports industry is one of the largest consumer industries with a total global market size of approximately $1.1 trillion, of which sports retail accounts for approximately $475 billion in 2020 (source: Company information). In the markets relevant to our business (Europe, APAC and North America), the sports retail market volume amounted to $430 billion in 2020, of which $120 billion were attributable to sports-inspired athleisure categories (source: Company information). The retail market size for categories relevant to our business (bike, outdoor, tennis/racket sports, teamsports (including football/soccer and other teamsports), and running/fitness) in the markets relevant to our business (Europe, APAC and North America) accounted for $66 billion, $25 billion, $20 billion, $47 billion, and $71 billion, respectively, amounting to approximately 74% of the global sports retail market not including sports-inspired athleisure in 2020 (source: Company information).

Key Trends

In the markets relevant to our business (Europe, APAC and North America), the sports retail market grew on average by approximately 2.5% per year between 2015 and 2020 and is expected to continue to grow at an accelerated pace of 6.7% per year from 2020 onwards to reach $670 billion by 2025 (source: Company information). This leads to a growth rate of approximately 1.4x GDP growth compared to global GDP growth from 2020 — 2025 based on EIU data (source: Company information).

The positive growth momentum of the sports market is driven by a number of long lasting, global megatrends, of which the most important ones are outlined below:

Health: Increasing health & lifestyle consciousness

There is a growing share of health conscious-consumers that are taking greater control of their health and fitness, pursuing more physical activity, consuming more nutritious foods to stay both mentally and physically fit and “in shape”. We believe that awareness of health, wellness and fitness principles is becoming ever more important and relevant across all age groups and demographics. For example, the sports participation in the US has reached a record high of 229.7 million people in 2020, which is approximately 8 million more people being active compared to prior year 2019, following a steadily growing and now accelerated trend since 2015 (source: Physical Activity Counsel, Annual Study 2021). Our core categories Bike, Outdoor, and Tennis are the fastest growing categories in the US in terms of participation rate growth 2020 compared to prior year (source: Physical

Activity Counsel, Annual Study 2021). This is confirmed at a more global level by a recent study from McKinsey and The World Federation Sporting Goods Industry (WFSGI) concluding that individual outdoor sports (including cycling and hiking) will see highest increase in participation rates in 2021 amongst all other sports categories (source: McKinsey & Company “Sporting Goods 2021 — The Next Normal for an Industry in Flux”).

Complementing this trend is the support from governments, insurers and employers who are all supporting sports participation and promoting an active and healthy lifestyle, e.g., by subsidizing activities, such as offering subsidies for gym memberships, offering sport courses and events themselves or offering bonus programs for participating in sports activities. For example, the average annual premiums for employer-sponsored health insurance in the US in 2019 were $7,188 for single coverage and $20,576 for family coverage; while the average premium for family coverage has increased 22% over the last five years and 54% over the last ten years (source: KKF Employer Health Benefit Survey 2019, https://www.kff.org/report-section/ehbs-2019-summary-of-findings/). Similarly, the number of people reached by health insurance subsidies in Germany has increased from 8.0 million in 2017 to 10.9 million in 2019 (source: Company information).

Strongly increasing female participation in sports activities

Female participation in physical sports activities is still lacking behind the level of their male counterparts. This also corresponds to generally lower spending for sports-related products by female participants. However, recent years have seen a considerable increase in female participation in physical activity that is narrowing the gap to the male participation level. As an example, the female population engaged in sports and exercise every day has risen by 15% between 2010 and 2020 in the US and by 3% between 2016 and 2020 in the UK (source: Company information).

The segments with the highest popularity among women are running and fitness/recreational. While gender and social norms often still discourage female participation in physical activity (particularly in developing countries), these norms are gradually being overcome and fueling the growth of the overall sports market. This is confirmed by a recent study finding that, in the US, the female segment grew 40 percent faster than the male segment, while in the UK it expanded three times as quickly (source: McKinsey & Company “Sporting Goods 2021 — The Next Normal for an Industry in Flux”).

New technologies driving product innovation and sports digitalization

New technologies are expected to improve the sports experience in many ways: personalized coaching, convenient court booking and player matching, smart products improving individual performance, intelligent gear with better safety protection, etc. The so-called global app-based fitness e-service market, which was approximately €1.8 billion in 2017, is expected to grow at a CAGR of 15% until 2024 (source: Company information). This is also marked by spiking downloads of Fitness & Outdoor wearables and tracking apps which reached a new all-time high in 2020 and has attracted attention from venture capital funds (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Indeed, the venture capital investments into connected fitness solutions rose six-fold in the three years to 2020, “reflecting the potential of a segment that plays into many of the themes of the decade”: There were 162 venture-capital backed deals in 2019, the highest number on record; by comparison there were just 24 in 2012 (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Companies capitalizing on this trend include those Strava (app for tracking physical activities), Runtastic (mobile fitness app) and Peloton (combination of fitness clubs, training gear, lessons and apps).

Sporting goods brands are focusing on innovations in various fields relevant to us, e.g. new materials such as stink-stopping silverescent© and sensors such as for heart rate monitoring. The drive in innovation is also evidenced in the increasing R&D spending by sportswear manufacturers such as Puma and Adidas, whose R&D spending increased by 29% and 32% respectively from 2013 to 2019 (source: Company information). We believe that alongside such new innovative products and services, an important focus has been on sustainability and social responsibility, especially when it comes to sourcing materials as well as production and finishing methods. This has led to the growing relevance of sustainability brands such as Patagonia, Fjall Raven and Houdini.

Sustainability-induced electric mobility disruption

There is a broadly recognized and well documented need for more resource-efficient and more sustainable transportation, particular acute in urban areas where congestion is more severe. Bikes are expected to pick a higher share in total urban transportation, especially for shorter journeys: For example, more than half of all car trips in England are less than 5 miles and a third of car trips in urban areas such as London are less than 1.2 miles. “However, as of 2019, only around 5 percent of journeys in London are taken by bike” (source: Deloitte, “Discover the future: 2020 predictions for UK Technology, Media and Telecommunications”).

The modal shift towards cycling is supported by billion-dollar government investment programs: For example, Germany is investing €1.5 billion for the promotion of cycling and the expansion of cycling infrastructure until 2023; UK is investing £2.0 billion for cycling infrastructure as part of the government’s aim to double cycling by 2025; and the new Biden administration has set out a clear plan to build a sustainable infrastructure and an equitable clean energy future which includes investments in infrastructure for pedestrians, cyclists, and riders of e-scooters and other micro-mobility vehicles (source: Company information).

Now, driven by recent improvements in lithium ion battery technology, direct government investments and subsidies, such as the UK Cycle to Work scheme, the electric bike market is seeing a surge globally (bikes which can be powered by electricity as well as propelled by pedals). Deloitte expects more than 130 million of such electric bikes being sold globally between 2020 and 2023. To put these numbers into context, only 12 million electric vehicles are expected to sell in 2025 according to Deloitte (source: Deloitte, “Discover the future: 2020 predictions for UK Technology, Media and Telecommunications”). In Germany alone, the largest e-bike market in Europe, the number of e-bikes sold reached 2 million units in 2020, 43% more than prior year 2019 (source: ZIV Zweirad Verband, https://www.ziv-zweirad.de/fileadmin/redakteure/Downloads/Marktdaten/PM_2021_10.03._Fahrrad-_und_E-Bike_Markt_2020.pdf).

Increasing online penetration

Sports retail market online penetration stands in 2020 globally at 24% and is expected to increase to 31% by 2025 (source: Company information). A comparison with other industries, such as consumer electronics, which had a 67% online penetration in the US in 2020 vs. only 29% in sports retail (source: company information), suggests significant upside potential. Favorable demographic developments are currently expected to accelerate the migration from offline to online shopping in the sports industry, primarily driven by so-called millennials (i.e., people born after the early 1980s) with a high affinity for the Internet in general and e-commerce in particular. Therefore, millennials are a key customer group in our target markets.

With older millennials only in their thirties, most members of this generation are at the beginning of their careers and so will be an important economic factor for decades to come. Millennials have been influenced by media and technology unlike any previous generation. They are the first generation of digital natives, and their affinity for technology will shape the direction of e-commerce. As a result of the increasing share of millennials entering the job market, the share of Europeans between the ages of 25 and 54 years who purchased products online increased from 56% to 78% between 2010 and 2020 (source: Eurostat).

Besides the demographic development driven by younger customers and millennials and an increasing relevance and penetration amongst “silver surfers”, we believe that online penetration will be driven by further improvements and innovations in technology (e.g. broadband, 5G, voice based systems), logistics (introduction and expansion of express and same day delivery options) and payment methods (expansion of mobile payment solutions). All of these will further reduce barriers to purchase online and thus drive penetration.

Competition

Competitive landscape

We believe that the market for online sports products is highly fragmented with rapidly changing competitive dynamics. Competition comes from a diversified group of competitors i.e. traditional offline sports retailers and specialist offline sports retailers, e-commerce generalists and online sports specialists, operating under various brands as well as some leading sporting goods brands. Ongoing consolidation of the highly fragmented retail landscape plays in favor of large online pure-players like us who enable more efficient sporting goods distribution along global supply chains.

Traditional generalist offline sports retailers

According to our company, companies in this category primarily focus on mass market sporting goods which do not need much specialized expert service to sports customers. Such companies typically focus more on a broad assortment and on price, but not necessarily on product expertise or service. These companies primarily generate revenues from sales in stores, with some of these companies also having a limited online presence. This online presence is, however, typically not the focus of their activities. Companies in this category include both international chains and independent stores. In recent years generalist offline sports retailers have been struggling marked by stagnating or declining store numbers and increasing economic pressure already before the pandemic (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”) which has led to bankruptcies of well-known generalist offline sports retailers like Norwegian’s Gresvig Retail Group which had approximately $350 million sales in 2019 before it filed for bankruptcy on 3 February, 2020, prior to COVID-19 (source: https://norwaytoday.info/finance/sports-giant-gresvig-has-gone-bankrupt/). Other examples for traditional generalist offline sports retailers include companies such as DICK’s Sporting Goods, Decathlon and JD Sports Fashion Plc.

Specialist offline sports retailers

Companies in this category often have a strong brand and sell customizable specialist sports products. Similar to traditional offline sports companies, specialist offline sports retailers generate most of their revenues from offline stores and only have a limited online presence. Due to the combination of specialized sports retailing and offline channel focus, specialist offline sports retailers tend to be regional players rather than global chains. Therefore, the number of customers they reach is also relatively small compared to international chains. Foot Locker is an example for some of the few international specialist offline sports retail chains. However, similar to generalist offline sports retailers, Foot Locker has seen falling store numbers from 3,383 in 2015 to 3,129 in 2019 (source: McKinsey & Company “Sporting Goods 2021 – The Next Normal for an Industry in Flux”). Examples for more regional players in this segment include Globetrotter, Bass Pro Shops, and A.S. Adventure.

E-commerce generalists

This segment includes companies that primarily sell all kind of small- and medium-sized goods online, with sports products just being one of the many categories they offer. Such companies typically focus more on a vast assortment and fast delivery often with a category focus outside of sports such as Media & Electronics or Fashion. Companies who operate in this segment include Amazon and Zalando. Due to the nature of their business, generalist e-commerce companies focus on entry price-level commodity products addressing mainstream customers rather than on high-value specialized sports goods addressing more expert customers. This generalist approach has enabled online specialist retailers to establish an attractive positioning and differentiated offering by aligning their value propositions with category specific customer needs. For example, Wayfair (NYSE:W), Home24 (FRA:H24), Westwing (FRA:WEW), and the BHG Group (STO:BHG) maintain a strong market position in the home and living market despite competition from Amazon (source: McKinsey & Company “Sporting Goods 2021 — The Next Normal for an Industry in Flux”). Same for Chewy (NYSE: CHWY) and Zooplus (FRA:ZO1) in the pet supply market and Zur Rose Group (SWX: ROSE) and Shop Apotheke (FRA:SAE) in the pharmacy market.

Online sports specialist retailers

This is a segment where companies focus on sports retailing mainly via online channels. Due to online being a relatively new channel for sports retailing, there are not many companies that operate in this segment and even among those that do, many are yet to achieve sufficient scale to build well known shop brands. Backcountry.com, Bike24, Bike-discount, and Sports Warehouse are examples of companies that operate in the online sports specialist segment along with us.

In Western Europe as well as the US, both traditional generalist offline sports retailers (such as DICK’s Sporting Goods, Decathlon, and JD Sports) and online sports specialists (such as our company, backcountry.com, Bike24, Bike-discount, Sports Warehouse, etc.) are shaping the market. While the sports industry is one of the most relevant markets for consumer goods, it is still characterized by a high degree of fragmentation, with top three retailers (excluding buying organizations such as Intersport) accounting for only approximately 7% of the global sports retail market (source: Company information).

Sporting goods brands

Sporting goods brands like Nike, Adidas, Under Armour and Puma are considerably increasing their direct-to-consumer sales through the extension of their mono-label store portfolio and especially online sales. Nike is widely recognized as most advanced in terms of direct-to-consumer sales, however, achieved only 35% direct-to-consumer sales share of total sales in financial year 2020 with the majority of sales still generated through their wholesale business (source: McKinsey & Company “Sporting Goods 2021 — The Next Normal for an Industry in Flux”).

Many other sporting goods brands have significantly lower direct-to-consumer sales share, especially in our core categories Bike, Outdoor, and Tennis. For example, leading brands like Cannondale, Ghost, Haibike, Tecnifibre, and many more, do not even offer simple online shopping on their websites at the time of this writing but rather basic store locator functionalities (source: cannondale.com, ghost-bikes.com, haibike.com, tecnifibre.com).

Sports retail consolidation

While wholesale is expected to remain the largest sales channel for sporting goods brands in the foreseeable future, many brands are actively consolidating their wholesale networks to focus on fewer but larger and more digital retail partners, which eventually favors leading online sports specialist retailers such as our company: For example, Nike first announced in 2017 plans to focus its wholesale business on selected retail partners that would support their vision of a seamless online-to-offline shopping experience while pulling back from “undifferentiated” channels of distribution including Amazon as announced end of 2019.

Other brands like Adidas and Under Armour have made similar announcements followed, in turn, by many other privately held brands in a similar attempt to rationalize their wholesale networks focusing their efforts on large online pure-play retail partners. As a result, the long-tail of rather undifferentiated offline sports retailers came under pressure as many were cut off from branded sporting goods supply in recent years: As a result, the store count of Intersport International, largest sports buying group worldwide, has fallen sharply from 5,647 stores in 2017 to 5,186 stores in 2020 (source: SGI Europe, https://www.sgieurope.com/intersport-grew-by-only-07-in-2018-worldwide/66194.article, https://www.sgieurope.com/retail-and-distribution/intersports-global-retail-sales-fell-by-9-in-2020/86898.article).

Such sports retail consolidation amidst a growing total market is piling up more sales volume across few digital-savvy retailers which is expected to drive overall supply-chain efficiency. We are well positioned to actively drive such consolidation. Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider our company to be the global number one online sports specialty retailer measured by revenue in a market comprising the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers and specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carrying a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focus on sports retailing mainly via online channels and generate the vast majority of sales through such online channels, e.g., own websites and marketplaces. We also provide enterprise platform solutions to enable more efficient sporting goods distribution along global supply chains.

REGULATORY ENVIRONMENT

We sell products through various online web shops as well as selected physical locations mainly to customers in the European Union, Switzerland, Norway, the UK and the US. Therefore, our business is subject to various regulatory requirements under European law and regulations of the EEA, the applicable national laws of the European countries in which we operate as well as the laws of Switzerland, Norway, the UK and the US (including the local laws of the federal states in the US).

While the relevant laws and regulations are typically of a national scope, within the European Union, a considerable degree of regulatory harmonization exists in a number of areas relevant to our business. The European Union has created a common regulatory framework that applies in all member states of the European Union and comprises directives and regulations. Directives only become effective once they are transposed into national law in the respective member state of the European Union and the implementation of directives may vary between member states. Regulations, however, do not require implementation into national law and apply directly and uniformly in all member states of the European Union. In addition, Switzerland, Norway and the UK have enacted national regulatory frameworks that are somewhat similar to the framework applicable in the European Union in certain areas (e.g., regarding data and consumer protection).

The following description provides an overview of selected regulations applicable to our business.

Data Protection and Data Privacy in the European Union

The collection, processing and other use of personal data is extensively regulated by European and national legislation. At the EU level, Regulation (EU) 2016/679 of the European Parliament and of the Council of April 27, 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the “General Data Protection Regulation”) entered into force on May 25, 2018. In Germany, our most important jurisdiction in the European Union in terms of revenue, the General Data Protection Regulation is supplemented and modified by the German Federal Data Protection Act (Bundesdatenschutzgesetz (the “Data Protection Act”)), which was last amended with effect from November 26, 2019.

In general, European data protection and data privacy laws regulate when and how personal data may be collected, for which purposes it may be processed, for how long such data may be stored and to whom and how it may be transferred. The General Data Protection Regulation contains strict requirements for obtaining the consent of data subjects (i.e., the persons to whom personal data relates) to the use and processing of their personal data. Such consent may be withdrawn at any time and without causing, preventing the continued use of the affected data. In addition, a transfer of personal data to entities outside the EEA is subject to specific requirements.

The General Data Protection Regulation also requires organizational measures such as the installation of a data protection officer (Datenschutzbeauftragter) who, inter alia, monitors compliance with the General Data Protection Regulation. In addition, it may require so-called privacy impact assessments, at least in cases where the data processing is likely to result in a high risk to the rights and freedoms of individuals.

In addition to the General Data Protection Regulation and the Data Protection Act, various sector-specific statutes set forth specific rules which apply to certain industries or businesses and prevail over the general provisions of the Data Protection Act. Generally, online retailers based in Germany have to comply with the specific requirements of the German Tele Media Act (Telemediengesetz (the “Tele Media Act”)), which is based on the European Directive 2007/65/EC of December 11, 2007 and takes into consideration particular aspects of online communication and may deviate from the Data Protection Act. For example, the Tele Media Act provides for additional information obligations which are stricter than the general requirements of the Data Protection Act (e.g., a requirement to include an imprint on websites and apps). Similar provisions apply in other countries of the European Union based on the before-mentioned directive.

The following selected areas of data protection and data privacy are of particular relevance to our business:

Individual Rights of Data Subjects

Under the General Data Protection Regulation data subjects, inter alia, have a right to require information about what data has been recorded with respect to them, how their data is being processed, the right to data portability as well as the right to restrict certain processing of their data. Furthermore, the General Data Protection Regulation establishes a “right to be forgotten”. Therefore, data subjects may require online retailers that data relating to such data subjects is deleted when there is a problem with the underlying legality of the processing or where the data subjects have withdrawn their consent to the use and storage of such data.

Web Analysis

Web analysis technologies such as cookies or tracking tools (e.g., Google Analytics) enables us to utilize traffic to our websites and apps to personalize our offering and marketing efforts to better match the interests of our customers. Even though some web analysis tools allow for the anonymization of data (e.g., by collecting only a part of the users’ IP addresses) and do not allow for a subsequent allocation of such data to individual users, the use of such tools may still be subject to data privacy laws when the relevant information collected is only pseudonymized (e.g. through the allocation of customer or user IDs to certain users.

Based on a decision by the European Court of Justice on October 1, 2019, the use of cookies that are not mandatory for the proper functioning of the relevant website requires a clear affirmative act of the user and that a pre-activated checkbox does not fulfil this requirement. This decision was confirmed by the Federal Court of Germany (Bundesgerichtshof), on May 28, 2020 under German law. Currently, certain details as to how to validly obtain prior consent of the users are still open and there can be no assurance that further restrictions in obtaining prior consent, if widely adopted, will not result in a significant reduction in the effectiveness of the use of cookies and other methods of online tracking. This uncertainty in relation to the exact implementation of future consent requirements and the exact implementation of tighter legislative restrictions may lead to lower opt-in rates for the application of our cookies and other methods of online tracking.

The use of cookies, which is currently regulated by, inter alia, the General Data Protection Regulation, may be restricted further by a new European regulation concerning the respect for private life and the protection of personal data in electronic communications. This legislation provides for an opt-in regime pursuant to which the use of cookies requires a clear affirmative act establishing a freely given, specific, informed and unambiguous indication of the respective user in the relevant website or app. In February 2021, the Council of the European Union has submitted a revised version of the draft regulation to the European Parliament to initiate the so called trialogue negotiations and further advance the legislative process.

Profiling

The General Data Protection Regulation imposes various restrictions on profiling. Profiling can be defined as any form of automated processing of personal data intended to evaluate certain personal aspects relating to a natural person or to analyze or predict such person’s performance at work, economic situation, location, health, personal preferences, reliability or behavior. Such restrictions impede the ability of online retailers to establish a centralized data strategy with group-wide consolidation of customer data and to offer more curated and personalized content which may require an analysis that could be considered profiling.

Email Advertisements

Subject to certain exceptions, email advertisements (e.g., newsletters) may only be sent to recipients who have given their explicit prior consent to receiving such communication. In Germany, case law demands that in certain cases consent must be obtained by way of a so-called double-opt-in procedure. This procedure requires that recipients give their consent twice (i.e., once by filling out an online registration form, a second time by confirming their email address after they have registered).

When obtaining the relevant consents, the respective sender has to clearly inform the recipients on the scope and consequences of their consent. For example, a declaration of consent may not be hidden in general terms and conditions but must be clearly highlighted. Consent may be withdrawn at any time without cause.

As an exception from the consent requirement, personalized product recommendations may be sent to customers by email without their explicit prior consent provided, inter alia, that such recommendations only relate to products identical or similar to those previously purchased by the respective customer and that the customer has been duly informed about his right to object to receiving such recommendations.

Social Plugins

Online retailers use social plugins (e.g., Facebook’s “Like” or “Share” buttons) to promote their websites and apps through social media and to communicate with their customers and followers. However, the use of social plugins may infringe data privacy laws depending on the technical design of the relevant plugin. Therefore, some German data protection authorities recommend the use of a two-click-solution pursuant to which users must first activate the relevant social plugins before being able to actually click on the relevant buttons. This two-click-solution is aimed at ensuring that no personal data is collected through social plugins without the consent of the relevant user and assumes that consent is not already given by activating social plugins with the first click.

Payment Processes

Directive (EU) 2015/2366 of the European Parliament and of the Council of November 25, 2015 on payment services in the internal market covers, inter alia, online-based payment services, provides for a uniform regulation of payments via Internet and mobile phones and increased customer protection and requirements for user authentication.

Consequences of Non-Compliance

Under the General Data Protection Regulation, any non-compliance with the relevant regulations may result in severe fines. Depending on the relevant infringement, fines of up to the higher of 4% of the annual worldwide turnover for the last fiscal year or €20.0 million may be imposed. In addition, the General Data Protection Regulation grants individual data subjects the right to claim damages for violations of their rights under the General Data Protection Regulation.

Cybersecurity

We are also required to comply with various cybersecurity requirements. In particular, the General Data Protection Regulation and the Data Protection Act stipulate that entities that collect and process personal data (e.g., most online retailers including our company) must implement certain technical and organizational measures to ensure that such data is processed and stored safely, remains confidential and can be restored and accessed again after interruptions. These measures may include physical security against unauthorized access and manipulation (e.g., secure storage and transportation of physical data carriers), password security, authorization concepts, logging of subsequent changes of data, separation of data that has been collected for different purposes, reasonable encryption as well as protection against accidental loss, destruction or damage of data. Furthermore, the effectiveness of such measures must be tested regularly.

In addition, online retailers must ensure that appropriate compliance measures cover the detection and control of IT-related risks. In Germany, the German Act to Increase the Security of Information Technology

Systems (Gesetz zur Erhöhung der Sicherheit informationstechnischer Systeme) amended the Tele Media Act in 2015. German law requires operators of websites and apps to protect their IT-infrastructure, particularly any data they collect and store, against outside attacks in accordance with the current standards of technology (Stand der Technik).

Directive (EU) 2016/1148 of the European Parliament and of the Council of July 6, 2016 concerning measures for a high common level of security of network and information systems (the “NIS Directive”), which was implemented in Germany on June 23, 2017, provides for additional requirements in order to protect the integrity of network and information systems. The NIS Directive, inter alia, requires digital service providers (e.g., online marketplaces) to

•	carefully review their existing network security mechanisms;

•	implement state of the art security measures aimed at ensuring a level of security appropriate to the risk of the respective provider; and

•	establish proper notification measures to promptly notify the competent authority of any incident which has a substantial impact on the services offered in the European Union.

Furthermore, the General Data Protection Regulation generally requires us to inform the competent supervisory authority of any breaches of personal data stored or processed by us within 72 hours of becoming aware of such breach. Where the relevant breach is likely to result in a high risk to the rights and freedoms of the affected data subjects, we are also required to inform these data subjects of such breach without undue delay.

Consumer Protection

As we are an online sports e-commerce platform, our products must comply with various consumer protection laws. Throughout the European Union, consumer protection is extensively regulated on the basis of various directives and regulations, in particular:

•	Council Directive 93/13/EEC of April 5, 1993 on unfair terms in consumer contracts, as amended;

•	Directive 1999/44/EC of the European Parliament and of the Council of May 25, 1999 on certain aspects of the sale of consumer goods and associated guarantees, as amended;

•

Directive 2000/31/EC of the European Parliament and of the Council of June 8, 2000 on certain legal aspects of information society services, in particular electronic commerce, in the internal market, as amended;

•	Directive 2005/29/EC of the European Parliament and of the Council of May 11, 2005 concerning unfair business-to-consumer commercial practices in the internal market, as amended;

•	Directive 2011/83/EU of the European Parliament and of the Council of October 25, 2011 on consumer rights (the “Consumer Rights Directive”); and

•	Regulation 2018/302/EU of the European Parliament and of the Council of February 18, 2018 on addressing unjustified geo-blocking (the “Geo-blocking Regulation”).

The aforementioned European directives on consumer protection and the national laws implementing or complementing these directives impose extensive duties and responsibilities on our company described in more detail in the following.

Information Requirements

Online retailers are subject to extensive and formalized information requirements. For example, they have to provide potential customers with detailed and accurate information on the main characteristics of their products, price and payment details and on statutory withdrawal rights (see “Withdrawal Rights” below). Online retailers have to observe these requirements when designing and structuring their websites and apps as well as their ordering, payment and fulfillment processes.

As a result of changing legislation, online retailers are regularly required to adapt their offering and processes. For example, the Consumer Rights Directive requires online retailers to ensure that during the order process consumers explicitly acknowledge that their order implies an obligation to pay. If placing an order requires activating a button or a similar function, such button must be labeled “order with obligation to pay” or similarly labeled, and the retailer must ensure that consumers are made aware of certain key information relating to the purchase directly before placing orders by activating such button.

Warranty Rights

Online retailers are responsible for the conformity of their products with the agreed condition and liable to consumers for any lack thereof at the time of delivery. In case of product defects, consumers may require the relevant retailer to repair or replace the relevant products free of charge. Consumers may even request the removal of the originally delivered products and the reassembly or installation of the replacement products at the seller’s expense.

Withdrawal Rights

Consumers have the right to withdraw from online purchases without cause within 14 days from the day on which the consumer comes into possession of the relevant products. Certain online retailers may voluntarily extend such period for the exercise of withdrawal rights. Online retailers are required to inform consumers of their statutory withdrawal rights and failure to do so results in an extension of the withdrawal period by twelve months, unless the online retailer subsequently informs the customers of their withdrawal rights. In such case, the withdrawal period ends 14 days after the subsequent information. Consumers must exercise their withdrawal rights by explicitly declaring their withdrawal (e.g., in writing, per email or phone). A return of the relevant products without a clear statement indicating the intention to withdraw from the contract does not constitute a valid declaration of withdrawal.

Following a valid exercise of the statutory withdrawal right, the consumer is required to return the relevant products within 14 days. During the same period, the retailer is required to reimburse the purchase price, including shipping costs, if any. However, the retailer is not required to reimburse the consumer for any additional costs, if the consumer has expressly opted for a more expensive type of delivery (e.g., express delivery). The consumer generally has to bear the expenses for the return, unless the retailer has agreed to bear them or failed to properly inform the consumer that he will have to bear such expenses in case of a withdrawal. In addition, the consumer is also required to compensate the seller for any loss in the value of the returned products, unless (i) such loss was caused by the customary handling of the products in order to examine their condition, features and functionalities or (ii) the seller has failed to properly inform the customer of his statutory withdrawal rights.

Advertising

Advertising efforts (e.g., promotional games, newsletters and personalized product recommendations) are heavily regulated, in particular if distributed via email or telephone. Advertisements may not be misleading, harassing, coercing or unreasonably or otherwise unduly influence consumers. These criteria leave wide room for interpretation, resulting in significant uncertainty as to how competent authorities will apply them.

Anti-discrimination/Geo-blocking

On December 3, 2018, the Geo-blocking Regulation entered into force. Under the Geo-blocking Regulation, traders have an obligation to treat EU customers in the same manner when they are in the same situation, regardless of their nationality, place of residence or place of establishment. Customers from another EU member state must have the same access and possibility to acquire goods and services as local customers and must be allowed to access different national channels. The Geo-blocking Regulation covers situations which include both online and offline sales of goods and services as well as cases where these two channels are integrated (omni-channel).

While traders are free to choose the range of payment means they accept, they should not discriminate against customers within the EU by refusing transactions or applying different conditions of payment based on the customers’ nationality, place of residence or establishment or in relation to the location of the payment account, the establishment of the payment service provider or the place of issue of the payment instrument. Differential treatment is prohibited if payments are made by means of electronic transactions by credit transfer, direct debit or a card-based payment instrument within the same brand and category, authentication requirements are fulfilled and the payments are in a currency that the trader accepts. Traders are also free to limit the number of shipping destinations within the EU, to the extent customers do have the possibility to obtain delivery of their products by other means.

The Geo-blocking Regulation does not contain any rules on the enforcement of non-compliance with these obligations. Each member state must designate one or more bodies for its adequate and effective enforcement. In Germany, the

Federal Network Agency (Bundesnetzagentur) is responsible for the enforcement of the Geo-blocking Regulation. It may, e.g., issue orders and impose fines on German traders who contravene the regulation.

Consequences of Non-Compliance

Failure to comply with provisions on consumer protection may give rise to civil liability, administrative orders or fines and may even result in the invalidity of the affected agreements with the relevant purchasers.

Product Safety

Requirement to ensure Product Safety

Online retailers marketing their products in the European Union have to act with due care to help ensure that their products are safe. To this end, Directive 2001/95/EC of the European Parliament and of the Council of December 3, 2001 on general product safety, as amended (the “Product Safety Directive”), which has been implemented in Germany by the German Act on Product Safety (Produktsicherheitsgesetz) as well as various governmental regulations (Rechtsverordnungen) on the safety of specific products and product groups, imposes various obligations on manufacturers and retailers.

Under the Product Safety Directive, retailers are required to act with due care to ensure compliance of their products with the applicable safety requirements, in particular by not marketing products, if they know, or should have presumed, that such products do not comply with such safety requirements. The Product Safety Directive applies to all products which are intended for consumers, or likely to be used by consumers even if not intended for them, whether new, used or reconditioned. However, the Product Safety Directive does not apply to secondhand products supplied as antiques or as products that need to be repaired or reconditioned prior to being used, if the retailer clearly informs the consumer of this condition.

In addition, retailers are generally required to participate in the monitoring of the safety of their products, especially by passing on information with respect to product risks, by keeping and providing the documentation necessary for tracing the origins of their products, and by cooperating with manufacturers and competent governmental authorities to mitigate risks from defective products. Retailers may also become subject to the even more extensive regulations relating to producers under the Product Safety Directive, for example if they modify their products in a way that affects the safety of such products.

Depending on the nature of the products we offer, in particular the individual materials used in the manufacture of such products, certain products may be subject to additional regulations, including the German Act on Food, Feed and Consumer Products (Lebensmittel, Bedarfsgegenstände- und Futtermittelgesetzbuch) and the German Consumer Goods Ordinance (Bedarfsgegenständeverordnung). These regulations are primarily aimed at protecting the health of consumers that come into contact with certain products and grant extensive powers to the competent governmental authorities in order to supervise the compliance of retailers with their legal duties.

Consequences of Non-Compliance

A violation of European or national product safety laws and related regulations may be sanctioned with fines and in severe cases even with criminal sanctions. The German Product Liability Act (Produkthaftungsgesetz (the “Product Liability Act”)) provides for an additional liability regime with respect to products that cause injury or death of a natural person or damage to property and such liability generally applies irrespective of fault (verschuldensunabhängig). Under the Product Liability Act, retailers are generally considered manufacturer with respect to establishing their product liability obligations. The Product Liability Act provides for a liability limit (Haftungshöchstbetrag) in an amount of €85.0 million. In addition, in case of damage to property, owners of such property are required to bear damages in an amount of €500.00 themselves.

Textile Labeling

Retailers who make textile products available within the European Union also have to comply with various requirements with respect to the use of textile fiber names as well as labeling and marking of the composition of textile products.

On the EU level, these aspects are governed by the Regulation (EU) No 1007/2011 of the European Parliament and of the Council of September 27, 2011 on textile fiber names and related labeling and marking of the fiber composition of textile products (the “Regulation on Textile Labeling”). It contains rules concerning the use of textile fiber names, the composition of multi-fibers, the content and form of labeling as well as the monitoring of the implementation of the respective requirements including market surveillance checks by the competent authorities.

In Germany the Act on Textile Labeling (Textilkennzeichnungsgesetz) has to be observed. Its provisions and duties are almost identical with to the Regulation on Textile Labeling, but it also provides for penalties for the violation of the legal duties of the retailer and/or the importer of textile products.

The Regulation on Textile Labeling does not apply to the labeling of certain types of footwear or of footwear in general. However, the Directive 94/11/EC of European Parliament and Council on the approximation of the laws, regulations and administrative provisions of the Member States relating to labeling of the materials used in the main components of footwear for sale to the consumer, as amended, which regulates the information on the composition of footwear that must be conveyed by means of labeling, and the German Consumer Goods Ordinance (Bedarfsgegenständeverordnung) have to be observed. Certain types of footwear and footwear in general have to be labeled by the manufacturer or the retailer making the products available on the Union market. The ordinance contains rules about the content and form of labeling and also provides for penalties for the violation of these duties.

Packaging

According to the German Packaging Act (Verpackungsgesetz) producers and distributors, including online retailers such as our company, are obligated to register and participate in a disposal and recycling system. Packaging items that require registration and licensing under the law are sales packaging ( Verkaufsverpackungen) and secondary packaging or outer packaging (Umverpackungen). Authorities may impose fines up to €200,000 on producers and retailers, including importers, who offer the packaging without proper registration.

Trademarks

The registration and protection of trademarks is regulated by international, European and national legislation:

On an international level, trademark registration and protection are, inter alia, governed by the Madrid Agreement Concerning the International Registration of Marks of April 14, 1891, as last amended on September 28, 1979 (the “MMA”), the Protocol Relating to the Madrid Agreement Concerning the International Registration of Marks of June 27, 1989, as last amended on November 12, 2007 (the “PMMA”), and the Paris Convention for the Protection of Industrial Property of March 20, 1883, as last amended on September 28, 1979.

On the European level, trademarks are governed by Directive (EU) 2015/2436 of the European Parliament and of the Council of December 16, 2015 to approximate the laws of the Member States relating to trademarks and, with respect to a union-wide trademark registration and protection regime, by Regulation (EU) 2017/1001 of June 14, 2017 on the European Union trade mark.

In Germany, trademarks are governed by the German Federal Trademark Act (Markengesetz).

Trademarks may be registered with the respective national trademark authority (e.g., the German Patent and Trade Mark Office (Deutsches Patent- and Markenamt)), as well as with the European Union Intellectual Property Office (the “EUIPO”) for union-wide registration, and, following either national or union-wide registration, via the World Intellectual Property Organization in countries which are parties to the MMA or PMMA for 10-year periods. Such registrations may be renewed repeatedly. Upon receiving an application, the EUIPO will examine whether there are grounds for refusal of granting the trademark registration (e.g., due to earlier, identical or similar trademarks registered in a member state of the European Union or a lack of distinctive character of the relevant trademark). Furthermore, proprietors of earlier trademarks may oppose the application for registration within three months of the publication of the application (e.g., if the new trademark and the products or services sold thereunder are identical or similar to their trademark and the products or services sold thereunder). Upon registration of a European trademark, the proprietor is entitled to prohibit any third party from using such trademark commercially without his prior consent. In addition, national trademark laws of the member states of the European Union stipulate that the proprietor of a European trademark is entitled to, inter alia, receive compensation for damages arising from the illegal use of his trademark.

Internet Domains

The reservation, transfer and renewal of generic top-level Internet domains (e.g., “.com”) and country code top-level Internet domains (e.g., “.de”) are administered by the Internet Corporation for Assigned Names and Numbers (“ICANN”), which is a US-based non-profit organization. The reservation, transfer and renewal of country code top-level Internet domains are administered by certain registrars which are accredited by ICANN. In Germany, Internet domains ending with “.de” are administered by DENIC eG (“DENIC”), a German non-profit organization. Reservations of country-code top-level Internet domains are made by DENIC depending on who is the first applicant for the relevant domain.

If a domain infringes on trademarks or name rights, the proprietor of the relevant trademarks or name rights can under certain conditions file an injunction to prevent the registration or use of such domain. Such proprietor may also be entitled to compensation for damages arising from infringements on such rights. Furthermore, specific dispute resolution proceedings are available for disputes over domains, including with respect to infringements of trademark or name rights. For example, the Uniform Domain-Name Dispute Resolution Policy of the ICANN applies to disputes over the abusive reservation and use of domains for generic and certain national top-level domains.

In Germany, DENIC refers to the German courts for any disputes arising from the reservation and use of national domains. German courts may, inter alia, approve requests for the cancellation of domains, but not for the transfer of the disputed domains. However, if an entry on the disputed domain has been made with DENIC, such domain is transferred automatically to the claimant upon cancellation of the relevant domain by the courts. In addition, holders of domains who are also proprietors of trademarks corresponding to such domains can under certain conditions defend their domains vis-a-vis third parties against abusive reservation or use on the grounds of trademark protection.

Human rights and environmental concerns

On June 11, 2021 the German federal parliament (Bundestag) adopted the so-called Supply Chain Act (Lieferkettensorgfaltspflichtgesetz), under which companies will have to carefully document their whole value chains, review their suppliers and prove that they are making efforts to comply with the required standards. The Supply Chain Act (Lieferkettengesetz) will make companies responsible for counteracting human rights violations in the production of their economic goods and provides for severe fines which may be imposed upon a defaulting company and imposes an obligation on companies to install a comprehensive risk management and compliance system to prevent violations. The law is will come into force in 2023. Violations can be sanctioned with a fine of up to 2% of the annual consolidated revenues.

In January 2021, the Legal Affairs Committee of the European Parliament called on the Commission to present a law that ensures companies are held accountable and liable when they harm or contribute to harming human rights, the environment and good governance. The European Parliament adopted a legislative initiative report in March 2021 calling for the adoption of a binding European law on the same matter. This would oblige companies to identify, address and remedy aspects of their value chains. It would also include a ban on imported products linked to severe human rights violations. Companies could be held liable for their actions and risk fines and legal remedies by victims. The Commission envisages to present its legislative proposal on this matter in early 2022. The draft of the European law, in its current version, would impose stricter regulations than the Supply Chain Act (Lieferkettengesetz) as the European law would impose the regulations on the whole value chain. Also, the Supply Chain Act would only apply to Companies with more than 3,000 employees, and from 2024 with more than 1,000 employees, while the European law would already apply to companies with 250 employees. What the final draft will contain depends on the negotiations between the Commission, the European Parliament and the member states of the European Union. If passed, such laws could lead to significantly higher compliance costs.

In the Netherlands, several legislative proposals with regard to mandatory human rights and environmental due diligence requirements were initiated by the Dutch parliament in the past years. The Dutch government has recently started working on a legislative proposal imposing such due diligence requirements, which is intended to be implemented swiftly. The responsible minister indicated that the legislation will be broader and more stringent than the legislation in neighboring countries (Germany, France, UK). The exact requirements will vary depending on the size of the company and type of sector (high risk or not). For all companies there will be a general duty of care to act with due diligence. For larger companies there will be mandatory due diligence requirements following the 6 step due diligence process as included in the OECD Guidelines.

E-Commerce laws in the US

Our business operations in the US (currently only covered by our US tennis business Midwest Sports) is subject to US federal and state laws and regulations applicable to all US ecommerce businesses. The main laws and regulations cover areas, among others, such as personal privacy and data security, consumer protection, processing of payments or sales and other taxes; other laws define and regulate unfair and deceptive trade practices. Certain applicable privacy laws and regulations require us to provide customers with our policies on sharing information with third parties, and advance notice of any changes to these policies. Related laws may govern the manner in which we store or transfer sensitive information or impose obligations on us in the event of a security breach or inadvertent disclosure of such information. Under applicable US federal and state laws and regulations addressing privacy and data security, we must provide notice to consumers of our policies with respect to the collection and use of personal information, and our sharing of personal information with third parties, and notice of any changes to our data handling practices.

In some instances, we may be obligated to give customers the right to prevent sharing of their personal information with third parties. Under applicable federal and state laws, we also are required to adhere to a number of requirements when sending commercial email to consumers, including identifying advertising and promotional emails as such, ensuring that subject lines are not deceptive, giving consumers an opportunity to opt-out of further communications and clearly disclosing our name and physical address in each commercial email. Regulation of privacy and data security matters is an evolving area, with new laws and regulations enacted frequently. For example, California enacted legislation that went into effect on January 1, 2020 that, among other things, requires new disclosures to California consumers, and affords such consumers new abilities to opt out of certain sales of personal information. In addition, under applicable federal and state unfair competition laws, including the California Consumer Legal Remedies Act, and U.S. Federal Trade Commission, or “FTC”, regulations, we must, and our network of influencers may be required to, accurately identify product offerings, not make misleading claims on our websites or in advertising, and use qualifying disclosures where and when appropriate. The growth and demand for ecommerce could result in more stringent domestic and foreign consumer protection laws that impose additional compliance burdens on companies that transact substantial business on the internet. New legislation or regulation, the application of laws from jurisdictions whose laws do not currently apply to our US business, or the application of existing laws and regulations to the internet and e-commerce generally could result in significant additional taxes on our US business. Further, we could be subject to fines or other payments for any past failures to comply with these requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited financial statements and the related notes thereto, unaudited interim condensed consolidated financial statements for the six month periods ended March 31, 2022 and 2021 and the related notes thereto and the unaudited pro forma condensed combined financial statements and the related notes thereto, each included elsewhere in this prospectus. In addition to our historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates and opinions. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to these differences or cause our actual results or the timing of selected events to differ materially from those anticipated in these forward-looking statements include those set forth under “Cautionary Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

Our group comprises dedicated market leading online sports specialist web shops in the fast-growing product categories bike, tennis/racket sports, outdoor and teamsports and athleisure. As a group, we consider ourselves to be the global number one online sports specialty retailer measured by revenue. We define our relevant market as the global sports retail market in which competition comes from a highly diversified group of competitors, i.e., traditional offline sports retailers, specialist offline sports retailers, e-commerce generalists and online sports specialists as well as some leading sporting goods brands. Among this group of competitors, online sports specialist retailers carry a broad range of sports products including hardlines such as equipment, parts and accessories, and softlines such as functional wear and clothing, from only one or more sports product categories such as cycling, outdoor, racquet sports, teamsports, swimming, running or fitness, focusing on sports retailing mainly via online channels and generating the vast majority of sales through online channels, e.g., own websites and marketplaces.

We sell products to customers through various online web shops as well as selected physical locations mainly to customers in the European Union as well as in Switzerland, Norway, the UK and the US, with approximately 274 million visits to SSU’s websites and more than 7.1 million net orders in the fiscal year ended September 30, 2021, approximately 250 million visits to SSU’s websites and approximately 5.4 million net orders in the fiscal year ended September 30, 2020 and approximately 164 million website visits and more than 4.5 million net orders in the six months ended March 31, 2022..

Our primary source of revenue is the sale of merchandise, in particular, full bikes and bike spare parts, tennis rackets and accessories, outdoor gear, footwear and other sports products, through the websites of our various web shop brands. The business model in our core first party e-commerce business focuses on four key pillars to inspire, guide, serve and engage our customers. We believe that this focus on delivering a superior customer sports shopping experience compared to both online generalists and physical sports store retailers distinguishes us and drives high traffic, conversion rates and builds brand affinity resulting in an increasingly loyal customer base and growing revenue retention.

We intend to become a strategically important partner for suppliers, offline specialist stores and enthusiast communities beyond our core B2C e-commerce business in the coming years. We are developing multiple new business models leveraging our technology, infrastructure, data, relationships, and people. These businesses, which we describe as our platform businesses, are a selection of services geared towards our ecosystem partners and designed to enable them to better reach and serve their end consumers.

Factors Affecting Our Performance

We believe that our performance and future success depend on several factors which have affected SSU’s performance in the periods for which financial information is presented in this prospectus and which will continue to affect our future performance. These factors present significant opportunities for us but also pose risks and challenges, including those discussed in the section of this prospectus titled “Risk Factors.” These factors include:

COVID-19 and Supply Chain Shortage

Theon-going COVID-19 related supply chain disruption, which began in 2020, as well as the global components shortage has had a significant negative impact on our ability to service the increased consumer demand for our products (especially in the full-bike and e-bike category), and therefore, our revenues. Although we expect to continue to grow the market for our products at rates experienced in the recent past once theCOVID-19related supply chain disruption as well as the global components situation normalizes, we cannot predict with certainty if and when the supply chain disruption will resolve and whether demand for our products will increase as currently anticipated.

Geopolitical situation

With Russia’s invasion of Ukraine, the geopolitical situation around the world intensified on February 24, 2022. The ongoing conflict in Eastern Europe and the imposed sanctions have led to significant global economic uncertainty followed by rising commodity prices, increased raw materials costs and a negative impact on the overall consumer sentiment. The uncertainties about the future development of the war and its impact on the global economy remain and uncertainties in the global economy could have an adverse impact on the company and its supply chain, future sales as well as the company’s assets.

Growth of the sports market

The sports retail market and in-particular the sports verticals that we operate in have benefited from favorable growth trends over the recent years. As a result, and due to our investments in marketing and entering new territories SSU has successfully grown above the market rate in recent years. Our ability to continue growing will be dependent in part on the continued growth of the sports retail market.

Continued shift to e-commerce

Sports retail has steadily shifted online over recent years as measured by the percentage of total sports retail sales that have been transacted through online channels. The shift to online channels in conjunction with the broader growth in the sports retail market has resulted in significant online sports retail growth ahead of the total sports retail market. This continued shift has been attributed to consumers valuing the larger assortment online and associated convenience. Should the percentage of sports retail transactions occurring online not continue to increase, our ability to grow revenues would be largely dependent on the attractiveness of our customer proposition in combination with the effectiveness of our marketing efforts versus our competitors.

Acquisition of new and retention of existing customers

Our ability to attract new and retain existing customers is a key factor for our future growth. To date we have successfully acquired new customers through marketing and the development of our webshop brands. As a result, SSU’s revenue has increased each year. If we are unable to acquire sufficient new customers or retain existing customers in the future, our revenue might decline. New customer growth and the retention of existing customers could be negatively impacted if our marketing efforts are less effective in the future. Increases in advertising rates could also negatively impact our ability to acquire new customers at attractive cost levels. Consumer tastes, preferences, and sentiment for our sports categories may also change and result in decreased demand for our products and services.

Seasonality

Our businesses are seasonal in nature, and we generate the majority of our sales and operating income during the third and fourth fiscal quarter that includes the summer holiday season. As a result, our overall profitability is heavily impacted by our third and fourth quarter operating results. Our sales and marketing expenses as a percentage of sales are lowest in the third and fourth quarter due to higher existing customer purchases during the summer holiday season which have lower marketing costs as a percent of total sales. Additionally, in preparation for the summer holiday sales season, our businesses significantly increase inventory levels.

Additionally, weather conditions during this time of the year may also have an impact on our business. Due to our geographic footprint, the impact of weather conditions is partially mitigated by the fact that we reach customers throughout the entire European continent which is rarely affected by low-pressure weather conditions as a whole. See “Risk Factors—Risks Related to Our Business Activities—Our business is partly subject to local seasonal revenue fluctuations which may make it difficult to predict our future performance.”

Integration of acquisitions

SSU has pursued selected acquisition opportunities in the past and we will continue to pursue such opportunities in the future. As a result of the acquisitions of Wiggle, Midwest Sports and Tennis Express, Internetstores, Tennis-Point, Probikeshop, Publikat and the Outfitter businesses, we incurred significant acquisition expenses and expect to incur significant one-off expenses associated with the integrations of Wiggle, Midwest Sports and Tennis Express.

Integration of acquired businesses has focused primarily on combining and harmonizing group wide IT, logistics and marketing functions as well as establishing shared services in strategy and M&A, sourcing, finance, and HR and administration. If we are unable to efficiently integrate acquired businesses, we may not recover the financial investments to acquire such businesses.

Investments in growth

We expect to continue to invest in expansion to new territories, including our entrance into North America in Tennis and Bike, and our platform offerings. We also expect to continue to make significant investments in marketing to acquire new customers in new territories. Additionally, we intend to continue to invest in our fulfillment, technology, and operating capabilities to enhance our platform service offerings. In the short term, we expect these investments to increase our operating expenses, however, in the long term, we anticipate that these investments will result in an increased revenue contribution from higher margin platform services.

Operational Costs

Our cost base is significantly affected by the cost of marketing, distribution, personnel and IT & Other.

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Cost of marketing — marketing is one of the key company specific revenue drivers and we are constantly seeking to optimize and improve our marketing strategy in order to drive customer growth and order values. As the ratio of new to existing customers declines, we anticipate that the traditionally targeted range of 7 to 8% will decrease over time.

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Costs of distribution — Our existing distribution centers are continuously being optimized for growth of the operating companies. We have invested in automation to improve efficiency and reduce personnel costs. In addition, we have undertaken efforts to consolidate our warehousing capabilities and localize markets. As a result, we expect this cost as a percentage of revenue to improve over time.

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Personnel — personnel costs are a significant component of our cost base; however, personnel costs are not proportional to increases in revenue. Further investments in automation and centralized shared corporate services will continue to drive incremental efficiencies. As a result, we expect personnel costs as a percentage of revenue to improve as revenue grows.

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IT & Other — IT & Other costs consist of expense items not directly tied to the selling and fulfillment of products such as IT costs, rent not in scope of IFRS 16 and professional fees and other overhead costs. These expenses have generally not scaled in-line with sales growth. As a result, we expect IT & Other costs as a percentage of revenue to continue to improve as revenue grows.

Key Operating Performance Metrics

We measure certain performance metrics comprising site visits, conversion rate, number of net orders and net average order value. All these performance metrics are, to the extent applicable, measured on a net basis, i.e., after value added taxes, returns and cancellations.

The key performance metrics shown in the table below are only derived from sales generated through online shops of entities owned by SSU as of the date of this prospectus and do not include revenue generated through sales partners (e.g. Zalando) or revenue from physical stores (offline sales). The key performance metrics shown in the table below represent aggregated information for the relevant entities and do not distinguish between pre- and post-acquisition of the relevant entities.

Our key performance metrics are used by management to monitor the underlying performance of our operations and the performance of our sites. The key performance measures should be viewed as a supplement and not a substitute for our financial performance as shown in SSU’s financial statements included in this prospectus. The key performance metrics are also not meant to be predictive of future results. Since not all companies calculate these measures in an identical manner, our presentation may not be consistent with similar metrics used by other companies. Therefore, undue reliance should not be placed on such data.

The following table provides information for SSU for the twelve-month periods ended September 30, 2021, 2020 and 2019.

	For the fiscal year ended September 30,			For the six-month periods ended March 31,
	2021[6]	2020	2019	2022	2021[7]
	(unaudited)			(unaudited)
Site Visits[1] (in millions)	274.4	250.2	207.4	163.5	126.3
Net Conversion Rate[2] (in %)	2.6	2.2	2.1	2.8	2.3
Number of Net Orders[3] (in thousands)	7.056	5,451	4,252	4,591	2,889
Net Average Order Value[4] (in €)	100.6	101.1	97.9	99.4	102.4
Active Customers[5] (in millions)	5.1	3.9	3.0	7.4	4.4

(1)	Defined as number of visits including mobile and website. Cut off at 30 minutes of inactivity and at date change. Not cut off at channel change during session.
(2)	Defined as total net orders (post cancellations and returns) divided by total visits.
(3)	Defined as orders post cancellations and returns.
(4)	Defined as total online revenue (excluding sales partners) divided by net orders (post value added taxes, cancellations and returns).
(5)	Defined as customers with one or more purchases within the last 12 months, irrespective of cancellations or returns.
(6)	Includes 5 months Midwest Sports. Midwest Sports not included in 2020 and 2019. No period includes Wiggle Group and Tennis Express.
(7)	Does not include Midwest, Wiggle Group and Tennis Express.

The following tables show the development of SSU’s key performance metrics (excluding sales partners and offline sales) from October 1, 2018 to September 30, 2021 on a quarterly basis:

	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021[5]	Sep 30, 2021[5]	Dec 31, 2021	Mar 31, 2022
	(unaudited)
Site Visits[1] (in millions)	43	45	59	61	49	48	78	74	64	62	73	75	58	56
Site Visits (year-over-year growth in %)	20.4	21.7	13.7	11.7	14.3	8.0	32.7	22.6	31.3	27.8	(7.5)	1.2	(9.9)	(9.8)
Net Conversion Rate[2] (in %)	2.11	1.84	2.07	2.14	2.14	2.01	2.12	2.38	2.33	2.24	2.80	2.84	2.76	2.69
Net Conversion Rate (year-over-year growth in basis points)	90	2.0	(9.0)	3.0	3.0	17.0	5.0	24.0	19.0	23.0	68.2	46.3	42.76	44.92
Number of Net Orders[3] (in thousands)	905	825	1,224	1,298	1,049	973	1,662	1,768	1,502	1,387	2,031	2,135	1,602	1,502
Number of Net Orders (year-over-year growth in %)	25.7	23.1	9.2	13.1	16.0	17.9	35.8	36.1	43.2	42.6	22.2	20.8	6.7	8.3
Net Average Order Value[4] (in €)	89.8	94.3	105.3	99.0	93.2	96.0	111.4	98.8	98.7	106.4	104.5	94.4	94.7	99.0
Net Average Order Value (year-over-year growth in %)	(2.6)	(4.5)	(0.1)	9.1	3.8	1.8	5.8	(0.1)	6.0	10.8	(6.2)	(4.8)	(4.0)	(6.9)

(1)	Defined as number of visits including mobile and website. Cut off at 30 minutes of inactivity and at date change. Not cut off at channel change during session.
(2)	Defined as total net orders (post cancellations and returns) divided by total visits.
(3)	Defined as orders post cancellations and returns.
(4)	Defined as total online revenue (excluding sales partners) divided by net orders (post cancellations and returns).
(5)	Includes 2 months and 3 months of Midwest Sports in the periods ended June 30, 2021 and September 30, 2021, respectively. Wiggle Group and Tennis Express are not included in any period presented.

Site visits refer to the number of visitors to each of SSU’s sites. Site visits are a useful indicator to understand SSU’s sites overall reach within the market. Site visits have increased from 250.2 million in the fiscal year ended September 30, 2020 to 274.4 million in the fiscal year ended September 30, 2021, showing continued year-over-year growth. The increase in site visits in the fiscal year ended September 30, 2021 is primarily attributable to improved performance-based marketing and marketing attribution tools and increased marketing spend across SSU’s sites. Site visits have increased from 126.3 million in the six months ended March 31, 2021 to 163.5 million in the six months ended March 31, 2022, which is primarily attributable to the acquisition of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year along with improved traffic on Tennis.

Net conversion rate refers to the rate at which a site visit results in an order. Net conversion rate is a useful indicator to understand how effective SSU’s sites are at converting visits into orders. Net conversion rates are calculated by taking total site visits for the relevant period and dividing by the total number of net orders. Net conversion rates have increased from 2.2% in the fiscal year ended September 30, 2020 to 2.6% in the fiscal year ended September 30, 2021. The increase in conversion rates in the fiscal year ended September 30, 2021 compared to the previous year is primarily attributable to improvements in the customer journey across SSU’s websites and an increasing proportion of return customers. Net conversion rates have increased from 2.3 % in the six months ended March 31, 2021 to 2.8 % in the six months ended March 31, 2022, which is primarily attributable to the shift of traffic to higher conversion categories like parts, accessories and clothing because of the lack of full-bike availability.

The number of net orders is defined as the total number of orders minus cancellations and returns. The number of net orders is a useful indicator to understand the ability of our sites to monetize their products. The number of net orders has increased from 5,451 thousand in the fiscal year ended September 30, 2020 to 7,056 thousand in the fiscal year ended September 30, 2021. The increase in the number of net orders in the fiscal year ended September 30, 2021 is primarily attributable to increased traffic and conversion. The number of net orders has increased from 2,889 thousand in the six months ended March 31, 2021 to 4,591 thousand in the six months ended March 31, 2022, which is primarily attributable to the acquisition of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year along with improved performance in Teamsport and Tennis.

The net average order value is calculated by dividing net revenue by net orders. Net average order value is a useful indicator as a further measure of monetization. Net average order value has decreased slightly from €101.1 in the fiscal year ended September 30, 2020 to €100.6 in the fiscal year ended September 30, 2021 due to a decreased share of revenues from full bikes which have a higher order value, partially offset by improvements in SSU’s dynamic pricing engine. Net average order value has decreased from EUR 102.4 in the six months ended March 31, 2021 to EUR 99.4 in the six months ended March 31, 2022. Net average order value has been particularly affected by a decreased share of items with a high average order value such as bikes.

Operating Results

The following summarizes the more significant factors impacting SSU’s operating results for the fiscal year ended September 30, 2021 and the fiscal year ended September 30, 2020 as well as SSU’s liquidity in fiscal years 2021 and 2020.

Operating Results and Operating Metrics of the Group

Fiscal Year Ended September 30, 2021 compared to Fiscal Year Ended September 30, 2020 and six-month period ended March 31, 2022 compared to the six-month period ended March 31, 2021

The following table summarizes SSU’s consolidated statements of operations for each period presented both on an actual basis and as a percentage of net revenues for the periods indicated:

	For the fiscal year ended September 30,						For the six-month periods ended March 31
	2021		2020		2019		2022		2021
	in € million	% of net revenues	in € million	% of net revenues	in € million	% of net revenues	in € million	in % of net revenues	in € million	in % of net revenues
	(audited)						(unaudited)
Revenue	872.0		703.2		537.1		481.4		374.4
Own work capitalized	3.8	0.4%	3.3	0.5%	3.4	0.6%	2.3	0.5%	1.7	0.5%
Other operating income	6.1	0.7%	1.5	0.2%	4.4	0.8%	2.7	0.6%	1.7	0.5%
Cost of materials	(534.1)	(61.3)%	(449.6)	(63.9)%	(351.6)	(65.5)%	(304.9)	(63.3)%	(231.2)	(61.8)%
Personnel expenses	(98.1)	(11.3)%	(75.5)	(10.7)%	(59.9)	(11.2)%	(81.5)	(16.9)%	(42.9)	(11.5)%
Other operating expenses	(255.2)	(29.3)%	(175.7)	(25.0)%	(144.6)	(26.9)%	(298.8)	(62.1)%	(94.7)	(25.3)%
Expenses for logistics and packaging	(90.7)	(10.4)%	(69.9)	(9.9)%	(50.9)	(9.5)%
Marketing expenses	(71.2)	(8.2)%	(49.6)	(7.1)%	(47.1)	(8.8)%
IT & Other expenses	(93.3)	(10.7)%	(56.2)	(8.0)%	(46.6)	(8.7)%
Depreciation, amortization and impairment	(30.9)	(3.5)%	(25.6)	(3.6)%	(21.0)	(3.9)%	(22.3)	(4.6)%	(14.8)	(4.0)%
Operating result	(36.5)	(4.2)%	(18.4)	(2.6)%	(32.3)	(6.0)%	(221.2)	(45.9)%	(5.9)	(1.6)%
Finance income	3.0	0.3%	0.2	0.0%	0.2	0.0%	15.9	3.3%	0.0	0.0%
Finance costs	(9.7)	(1.1)%	(8.7)	(1.2)%	(7.4)	(1.4)%	(3.8)	(0.8)%	(3.9)	(1.0)%
Result from investments accounted for at equity	(1.3)	(0.1)%	(0.7)	(0.1)%	0.0	0.0%	(0.6)	(0.1)%	(0.6)	(0.2)%
Earnings before tax (EBT)	(44.4)	(5.1)%	(27.6)	(3.9)%	(39.5)	(7.4)%	(209.7)	(43.6)%	(10.3)	(2.8)%
Income tax benefit (expense)	(1.6)	(0.2)%	1.9	0.3%	3.6	0.7%	8.0	1.7%	(1.7)	(0.5)%
Loss for the period	(46.0)	(5.3)%	(25.6)	(3.6)%	(35.9)	(6.7)%	(201.7)	(41.9)%	(12.0)	(3.2)%
of which attributable to non-controlling interests	—	—	(0.9)	(0.1)%	(3.1)	(0.6)%	—	0.0%	0.7	0.2%
of which attributable to the owners of SSU	(46.0)	(5.3)%	(24.8)	(3.5)%	(32.8)	(6.1)%	(201.7)	(41.9)%	(12.6)	(3.4)%
Loss per shares
Basic and diluted loss per share	(2.6)		(1.4)		(2.4)		(1.0)		(0.7)

Revenue

Revenue includes revenue from the sale of merchandise net of deduction of sales tax, returns, prepayments, customer discounts and rebates.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, revenues were €872.0 million, an increase of 24.0% or €168.8 million, compared to €703.2 million in the fiscal year ended September 30, 2020. The increase in revenue was primarily due to growth in SSU’s customer base, with the number of active customers increasing 33.3% in the fiscal year ended September 30, 2021, compared to the fiscal year ended September 30, 2020. The growth in active customers was driven by increased penetration in both SSU’s core markets and further expansion into new territories. The increase in active customers resulted in an increase in a 29.9% increase in net orders in the fiscal year ended September 30, 2021, compared to the fiscal year ended September 30, 2020. Despite the reduced availability in the higher priced full-bike category the average order value was relatively flat year-over-year.

Six months ended March 31, 2022

For the six months ended March 31, 2022, revenues were EUR 481.4 million, an increase of EUR 107.0 million, or 29%, compared to revenues of EUR 374.4 million in the six months ended March 31, 2021. The increase in revenue was primarily inorganic growth due to the acquisition of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year. For further information, please refer to note 8 “Business combinations” of the unaudited interim condensed consolidated financial statements for the six months ended March 31, 2022. Our Tennis business is facing supply chain issues for tennis shoes but was overcompensated by strong performance across all remaining categories, especially rackets and apparel. The performance of our bike and outdoor business was negative effected by the decline in bike mainstream & expert customer segments due to the continued shortage in full-bike and especially e-bike supply. Our Teamsport & Athleisure business is also facing supply chain issues, as a high fraction of planned goods are delivered late.

Cost of material

Cost of material mainly consisted of cost for merchandise.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, cost of material was €534.1 million, an increase of 18.8%, or €84.5 million, compared to €449.6 million in the fiscal year ended September 30, 2020. The increase in cost of material was mainly driven by higher order volumes. Cost of material decreased as a percentage of SSU’s revenue due to increased demand and supply shortages requiring less discounting in order to drive sales.

Six months ended March 31, 2022

For the six months ended March 31, 2022, cost of materials was EUR 304.9 million, an increase of EUR 73.7 million, or 32%, compared to EUR 231.2 million in the six months ended March 31, 2021. The increase in cost of materials is primarily related to the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year. For further information on acquisitions, please refer to note8 “Business combinations” of the unaudited interim condensed consolidated financial statements for the six months ended March 31, 2022.

Personnel expenses

Personnel expenses consisted of wages and salaries, social security contributions and other personnel expenses.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, personnel expenses were €98.1 million, an increase of 29.9%, or €22.6 million, compared to €75.5 million in the fiscal year ended September 30, 2020. Personnel expenses mainly consisted of wages and salaries. The increase in personnel expenses is primarily due to the increase in net orders requiring more logistics personnel and personnel hired to accelerate SSU’s strategic initiatives. The result from hiring the additional strategic personnel did not have an immediate impact on revenues; however, personnel expense is expected to decrease as a percentage of revenue as the impact of the initiatives are recognized.

Six months ended March 31, 2022

For the six months ended March 31, 2022, personnel expenses were EUR 81.5 million, an increase of EUR 38.6 million, or 90%, compared to EUR 42.9 million in the six months ended March 31, 2021. The increase in personnel expenses resulted from an EUR 25.5 million increase in wages and salaries and social security contributions, primarily related to the increased number of employees following the acquisitions of Wiggle Group and TennisExpress in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year. Additionally, other personnel expenses increased EUR 13.1 million compared to the six months ended March 31, 2021, primarily related to EUR 9.3 million share-based compensation expenses mainly to key management personnel as part of the Capital Reorganization

Other operating expenses

Other operating expenses mainly consisted of expenses for logistics and packaging (relating primarily to outbound shipping costs, return shipping costs and packaging material), marketing expenses (relating primarily to search engine advertising (Google), costs for TV commercials and costs for price comparison websites), IT expenses and charges for payment services.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, SSU’s expenses for logistics and packaging were €90.7 million, an increase of 29.8%, or €20.8 million, compared to €69.9 million in the fiscal year ended September 30, 2020. The increase in expenses for logistics and packaging mainly results from an increased order volume and the increase of the cost ratio is driven by a higher international share as well as higher carrier costs.

For the fiscal year ended September 30, 2021, SSU’s marketing expenses were €71.2 million, an increase of 43.5%, or €21.6 million, compared to €49.6 million in the fiscal year ended September 30, 2020. In order to drive additional sales volumes in other categories than full-Bikes, marketing expenses were increased. The increase of the cost ratio is in part due to the decrease in revenues from the sale of bikes, resulting from supply chain constraints, causing SSU to increase its marketing spend on other segments of the business in order to reduce the impact to SSU’s revenues.

For the fiscal year ended September 30, 2021, SSU’s IT & Other expenses were €93.3 million, an increase of 66.0%, or €37.1 million, compared to €56.2 million in the fiscal year ended September 30, 2020. The increase in IT & Other expenses resulted from increased legal expenses in the amount of €24.7 million that were mainly driven by the public listing, expenses for our IT structures in the amount of €5.2 million and administrative expenses in the amount of €4.0 million during the fiscal year ended September 30, 2021 as compared to the fiscal year ended September 30, 2020.

Six months ended March 31, 2022

For the six months ended March 31, 2022, other operating expenses were EUR 298.8 million, an increase of EUR 204.2 million, or 216%, compared to EUR 94.7 million in the six months ended March 31, 2021. The increase in other operating expenses primarily resulted from the EUR 121.9 million share listing expense related to the Yucaipa Merger which is according to IFRS 2 the difference between the fair value of the net assets contributed by Yucaipa and the fair value of equity instruments provided to former Yucaipa shareholders, a EUR 31.9 million increase in legal and consulting fees, a EUR 18.2 million increase in marketing expenses, a EUR 17.8 million increase in expenses for logistics and packaging, and a EUR 14.4 million increase in miscellaneous other operating expenses. The increase in legal and consulting fees is due to both one-time expenses associated with the Yucaipa Merger and PIPE Financing as well as additional expenses associated with operating as a public company. The increases in marketing expenses, logistics and packaging, and miscellaneous other operating expenses primarily relate to the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year. Furthermore, higher costs for shipping and carriers as well as dual running costs due to the introduction of a new logistic hub increased our logistic expenses. Our marketing expenses increased because of overall higher performance marketing expenses to generate more traffic on our web shops as well as the introduction of new brand marketing contracts at Tennis.

Depreciation, amortization and impairment

Depreciation, amortization and impairment comprises depreciation, amortization and impairment of tangible and intangible assets.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, depreciation, amortization and impairment was €30.9 million, an increase of 20.7%, or €5.3 million, compared to €25.6 million in the fiscal year ended September 30, 2020. The increase in depreciation, amortization and impairment mainly resulted mainly from SSU’s investments in logistics and technology and resulting in increased amortization.

Six months ended March 31, 2022

For the six months ended March 31, 2022, depreciation and amortization was EUR 22.3 million, an increase of EUR 7.5 million, or 51%, compared to EUR 14.8 million in the six months ended March 31, 2021. The increase in depreciation and amortization mainly resulted from the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year and depreciation of the recently implemented IT and logistics investments.

Finance income and costs

Finance income includes interest income, foreign currency exchange gains and other financial income. Finance costs include interest expense on financial liabilities measured at amortized cost and other financing costs and foreign currency exchange losses.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, SSU’s finance income was €3.0 million, an increase of €2.8 million compared to €0.2 million in the fiscal year ended September 30, 2020.

For the fiscal year ended September 30, 2021, SSU’s finance costs were €9.7 million, an increase of €1.0 million, or 11.5%, compared to €8.7 million in the fiscal year ended September 30, 2020 mainly driven by the remeasurement of derivative financials instruments.

Six months ended March 31, 2022

For the six months ended March 31, 2022, finance income was EUR 15.9 million, of which EUR 11.0 million resulted from the revaluation of the warrants and EUR 3.9 million is due to the revaluation of the Midwest put option. There was no material finance income in the six months ended March 31, 2021.

Result from investments accounted for at equity

The result from investments accounted for at equity includes SSU’s share in the results of joint ventures and associates.

For the fiscal year ended September 30, 2021, the result from investments accounted for at equity was a loss of €1.3 million, an increased loss of €0.6 million, compared to a loss of €0.7 million in the fiscal year ended September 30, 2020. The result from investments accounted for at equity mainly consisted of the pro rata loss of the AEON joint venture.

Income tax benefit /expense

Income tax benefit or expense consists primarily of current tax and deferred income tax. Current income taxes are calculated by applying the tax regulations enacted or substantially enacted as of the reporting date in countries in which SSU’s businesses operate. Deferred taxes are recognized on temporary differences between the carrying amounts of the assets and liabilities in our financial statements and the corresponding tax bases used in the computation of taxable income in accordance with IAS 12. The tax rate in Germany that applies to SSU is the German corporation tax inclusive of solidarity surcharge of 15.8% and a trade tax rate of 14.4%.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, income tax expense was €1.6 million, an increase of €3.5 million, compared to a benefit of €1.9 million in the fiscal year ended September 30, 2020 with an effective tax rate of 6.9%. The increase in income tax expense mainly resulted from a decrease of deferred tax assets from temporary differences and tax loss carryforwards.

Six months ended March 31, 2022

For the six months ended March 31, 2022, income tax benefit was EUR 8.0 million, an increase of EUR 9.7 million compared to an income tax expense of EUR 1.7 million in the six months ended March 31, 2021. The income tax benefit resulted from a higher recognition of deferred tax assets due to increased trade tax and corporate tax loss carryforwards.

Segments

In accordance with IFRS 8, SSU has three reporting segments. These reporting segments are comprised of:

•

Bike and Outdoor — the segment bike and outdoor includes the financial results of all business operations from retail activities and online business relating to the bike and outdoor customer categories;

•

Tennis — the segment tennis includes the financial results of all business operations from retail activities and online business relating to tennis with the main brands Tennis-Point and Tennis Pro; and

•	Teamsport and Athleisure— the segment teamsport and athleisure includes the financial results of all business operations from the sale of merchandise through the online shops StyleFile and OUTFITTER.

The following tables present certain financial information of SSU and the three above-mentioned reporting segments for the fiscal year ended and as of September 30, 2021:

	Tennis	Bike and Outdoor	Teamsport and Athleisure
	(in € million)
Revenue	165.4	607.6	105.2
External revenue	165.4	607.0	99.5
Intersegment revenue	—	0.5	5.8
Segment Adjusted EBITDA	7.2	41.4	(5.9)

During the fiscal year ended September 30, 2021, SSU continued to focus on further investing in its e-commerce and technology platform.

The segments Bike and Outdoor and Tennis both exhibited significant growth. The segment Bike and Outdoor achieved revenues of €607.6 million in the fiscal year ended September 30, 2021, compared to €497.5 million in the fiscal year ended September 30, 2020. The segment Tennis generated revenues of €165.4 million in the fiscal year ended September 30, 2021, compared to €125.9 million in the fiscal year ended September 30, 2020. This growth is primarily due to growing active customers and online penetration in these verticals resulting in increased traffic and net orders. In the segment Teamsport and Athleisure, revenue improved considerably to €105.2 million in the fiscal year ended September 30, 2021 from €84.4 million in the fiscal year ended September 30, 2020 mainly driven by growth in sales from marketplaces.

The segment Bike and Outdoor generated a segment adjusted EBITDA of €41.4 million in the fiscal year ended September 30, 2021 compared to €24.8 million in the fiscal year ended September 30, 2020. Main drivers within the segment have been an improved ratio of cost of materials and marketing expenses to net revenues. The segment Tennis generated a segment adjusted EBITDA of €7.2 million in the fiscal year ended September 30, 2021, compared to €2.2 million in the fiscal year ended September 30, 2020. The increase was mainly due to the accompanying marketing investment from the previous year. The segment Teamsport and Athleisure generated a segment adjusted EBITDA of negative €5.9 million in the fiscal year ended September 30, 2021, compared to negative €4.7 million in the fiscal year ended September 30, 2020. The slight decrease was mainly COVID-19 related and the associated decrease of the higher margin team sport business due to the postponement of many leagues.

The following tables present certain of SSU’s financial information and the three above-mentioned operating segments for the fiscal year ended and as of September 30, 2020:

	Tennis	Bike and Outdoor	Teamsport and Athleisure
	(in € million)
Revenue	125.9	497.5	84.4
External revenue	125.5	497.4	80.4
Intersegment revenue	0.4	0.1	4.0
Segment Adjusted EBITDA	2.2	24.8	(4.7)

The following table presents the geographical breakdown of external revenues for the fiscal years ended and as of September 30, 2021, 2020 and 2019:

	For the fiscal year ended September 30,
	2021	2020	2019
	(in € million)
Germany	315.0	284.2	248.5
Switzerland	88.7	80.4	50.5
Austria	35.4	31.2	23.5
France	129.8	105.3	75.7
Rest of the World	303.2	202.2	138.9
Total	872.0	703.2	537.1

The following table presents certain financial information of the Company and the three above mentioned reporting segments for the six-month period ended and as of March 31, 2022:

	Tennis	Bike and Outdoor	Teamsport and Athleisure	Segment total
	EUR million
Revenue	107.3	319.4	58.3	484.9
External revenue	107.3	319.0	55.1	481.4
Intersegment revenue	—	0.4	3.2	3.5
Segment Adjusted EBITDA	(1.7)	(9.2)	(4.7)	(15.6)

The following table presents certain financial information of the Company and the three above mentioned reporting segments for the six-month period ended and as of March 31, 2021:

	Tennis	Bike and Outdoor	Teamsport and Athleisure	Segment total
	EUR million
Revenue	58.7	260.2	57.8	376.7
External revenue	58.7	260.0	55.6	374.4
Intersegment revenue	0	0.2	2.2	2.4
Segment Adjusted EBITDA	0.9	22.4	(2.6)	20.7

Non-IFRS Financial Measures

Adjusted EBITDA

Adjusted EBITDA on a consolidated basis is used by management to evaluate SSU’s core operating performance on a comparable basis and to make strategic decisions. We believe Adjusted EBITDA on a consolidated basis is useful to investors for the same reasons as well as in evaluating SSU’s operating performance against competitors, which commonly disclose similar performance measures. However, our calculation of SSU’s Adjusted EBITDA on a consolidated basis may not be comparable to other similarly titled performance measures of other companies. Adjusted EBITDA on a consolidated basis is not intended to be a substitute for any IFRS financial measure.

The following table presents a reconciliation of SSU’s Adjusted EBITDA on a consolidated basis from SSU’s consolidated net loss for the periods indicated.

	For the fiscal year ended September 30,		For the six-month periods ended March 31
	2021	2020	2022	2021
	(in € millions)
Net loss for the period	(46.0)	(25.6)	(201.7)	(12.0)
Income tax expense (benefit)	1.6	(1.9)	(8.0)	1.7
Earnings before taxes (EBT)	(44.4)	(27.6)	(209.7)	(10.3)
Depreciation and amortization	30.9	25.6	22.3	14.8
Finance income	(3.0)	(0.2)	(15.9)	0.0
Finance costs	9.7	8.7	3.8	3.9
Result from investments accounted for at equity	1.3	0.7	0.6	0.6
Acquisition related charges[1]	0.5	0.4	0.7	(0.0)
Reorganization and restructuring costs[2]	7.4	3.2	127.0	1.1
Consulting fees[3]	22.5	1.1	31.4	3.2
Share-based compensation[4]	2.7	0.1	9.3	—
Other items not directly related to current operations[5]	0.1	2.5	1.8	0.1
Adjusted EBITDA	27.7	14.5	(28.7)	13.4

(1)

Acquisition related charges consist of transaction costs incurred from acquisitions during the period or subsequent business integration related project costs directly associated with an acquired business.

(2)

Reorganization and restructuring costs represent fees and costs associated with various internal reorganization and restructuring initiatives across the SSU’s segments, including severance costs in the amount of €2.8 million and €0.9 million in the fiscal years ended September 30, 2021 and 2020, respectively, restructuring costs in the amount of €4.0 million and €1.0 million in the fiscal years ended September 30, 2021 and 2020, respectively and EUR 121.9 million share listing expense in the six-month periods ended March 31, 2022.

(3)

Consulting fees primarily include expenses incurred in connection with the public listing of €17.8 million in the fiscal year ended September 30, 2021, expenses incurred in relation to the implementation of a new ERP system in the amount of €0.3 million in the fiscal years ended September 30, 2020, fees related to Business Combinations in the amount of €1.5 million and €0.7 million in the fiscal years ended September 30, 2021 and 2020, respectively and expenses for a market study in the amount of €0.8 million in the fiscal year ended September 30, 2021. Consulting fees in the six months ended March 31, 2022 primarily included expenses related to acquisitions, financing (equity and debt) and strategic projects.
(4)	Share-based compensation represents non-cash share-based compensation expenses related to option awards to employees and executives.
(5)

Other items include primarily reimbursement income of €1.5 million and expenses of extraordinary write-down of inventories of €1.3 ended September 30, 2021 and of a long-term incentive plan in the amount of €1.4 million in the fiscal year ended September 30, 2020.

Fiscal year ended September 30, 2021

For the fiscal year ended September 30, 2021, EBITDA was negative €5.5 million, a decrease of €12.7 million compared to €7.2 million in the fiscal year ended September 30, 2020 and adjusted EBITDA was €27.7 million in the fiscal year ended September 30, 2021, an increase of €13.2 million compared to €14.5 million in the fiscal year ended September 30, 2020. The decrease in EBITDA mainly resulted from the increased net loss. The increase in adjusted EBITDA was mainly a result of the adjustment to Consulting fees that were incurred related to SSU’s preparation in becoming a public company.

Six months ended March 31, 2022

For the six months ended March 31, 2022, EBITDA was negative EUR 198.9 million, a decrease of EUR 207.9 million compared to EUR 9.0 million in the six months ended March 31, 2021. Adjusted EBITDA amounted to negative EUR 28.7 million in the six months ended March 31, 2022, a decrease of 42.1 million compared to EUR 13.4 million in the six months ended March 31, 2021. The decrease in Adjusted EBITDA is primarily due to the EUR 121.9 million share listing expense, partially offset by the higher cost ratio of cost of materials and other operating expenditures to net revenues.

Liquidity and Capital Resources

Sources and Uses of Funds

Our primary requirements for liquidity and capital are to, among others, fund our net working capital requirements, make capital expenditures, meet debt service requirements and interest payments under our indebtedness, fund general corporate uses, and, in certain cases, expand our business through acquisitions.

Our primary sources of liquidity are our existing cash reserves and our revolving facility agreement of EUR 100 million from a banking syndicate as well as the proceeds generated from the Capital Reorganization that closed on December 14, 2021. After the reporting date an additional liquidity commitment of up to EUR 100 million has been provided by SIGNA Holding GmbH to us through a working capital facility. Furthermore, we entered into an amendment agreement to the revolving facility agreement. The amendment agreement amends and restates certain provisions of the revolving facility agreement such as the extension and increase option as well as certain minimum cash requirements and suspends certain maintenance covenants.

Our revolving facility agreement, including the latest amendment agreement, as well as the working capital facility from SIGNA Holding provide liquidity as we continue to grow and require additional liquidity, in particular due to the seasonal variability of our business.

As of September 30, 2021, our revolving facility agreement had an average interest rate of 2.4% and our outstanding balance on the revolving credit agreement was €81.7 million. Of the outstanding balance, €1.3 million will be paid in the next twelve months and €80.4 million will be paid in the following three years. Our revolving facility agreement is secured by our inventory and trade receivables.

As of March 31, 2022, our revolving facility agreement had an average interest rate of 2.5 % and our outstanding balance on the revolving credit agreement was EUR 100 million. Our revolving facility agreement is secured by shares in a subsidiary. Due to the formal covenant breach as of March 31, 2022, the outstanding balance of EUR 100.0 million is classified as a current financial liability. With the amendment agreement entered on May 30, 2022, the formal covenant breach was cured after the reporting period and the outstanding balance will be reclassified as a non-current financial liability since it will be paid within the following three years.

Cash and Cash Equivalents

As of September 30, 2021, SSU had cash and cash equivalents of €50.7 million that primarily consisted of cash and bank deposits. A majority of SSU’s cash and cash equivalents, approximately 68.3%, were held in Germany, of which 75.9% and 9.8 % were denominated in Euro and Norwegian Kroner, respectively. No other currency held in Germany accounted for more than 7.6 % of SSU’s cash and cash equivalents. Approximately 31.7% of SSU’s cash and cash equivalents were held outside of Germany, with the majority held in France in Euro.

Net Working Capital

Net working capital is defined as inventories plus trade receivables minus trade payables. The amount of cash flows and working capital we require to support our operational fluctuations throughout the year, primarily driven by the seasonality of our business. Our working capital requirements are also affected by payment terms agreed with suppliers.

Typically, the third and the fourth quarters of the fiscal year are our strongest sales quarters. Conversely, inventory levels need to be strongest in these quarters in order to fulfil the high demand. In parallel, also trade receivables increase during that period as well as trade payables due to high volume of incoming goods. Generally net working capital is lowest in the third quarter of the fiscal year (as a result of the maturity of the payment terms with suppliers for inventory acquired in advance of our peak selling season) and highest in the fourth quarter (as supplier invoices come due).

We continuously strive to improve our days inventory outstanding, foster strong relationships with suppliers to improve days payables outstanding while offering a good payment services mix for our clients without increasing days sales outstanding. These initiatives include the following:

Trade payables

Given our scale and the significance of our business to our suppliers, we have been able to further diversify our supplier portfolio and deepen relationships with existing suppliers, allowing us to renegotiate and further extend payment terms with them.

Together with our trade buying associations, we can offer suppliers to receive their funds early by accepting a discount on the face value. This allows us to negotiate competitive payment terms with our suppliers.

As of September 30, 2021, trade payables were €102.7 million, an increase of 29.5%, or €23.4 million, compared to trade payables of €79.3 million as of September 30, 2020. The increase in trade payables is driven by higher stocks.

Inventories

Our increasing size allows us to order the same products more efficiently, both in terms of order size and frequency, especially in the bike and private label part of our business. This typically results in inventory being fewer days on stock as we grow. However, in the fiscal year ended September 30, 2021 SSU decided to increase the inventories within its Tennis and Teamsport and Athleisure segment to prevent potential supply shortages and thus have an advantage compared to our competitors.

For the reporting periods, days inventory outstanding, defined as inventories as of the balance sheet date divided by costs of material per day, are 120 days for the fiscal year ended September 30, 2020 and 124 days for the fiscal year ended September 30, 2021.

Trade receivables

Since a large part of our clients pay by online service payment providers or credit cards, days sales outstanding, defined as trade receivables as of the balance sheet date divided by net revenues per day, are rather low with 11 days for each of the fiscal years ended September 30, 2021 and 2020.

Cash and Cash Equivalents

SSU had cash and cash equivalents of €50.7 million as of September 30, 2021 and cash and cash equivalents of €95.6 million as of September 30, 2020 which primarily consisted of cash and bank deposits.

We had cash and cash equivalents of EUR 68.6 million as of March 31, 2022 and cash and cash equivalents of EUR 50.7 million as of September 30, 2021, which primarily consisted of cash and bank deposits.

Consolidated Cash Flows

The table below sets forth SSU’s consolidated cash flows information from operating, investing and financing activities for fiscal years 2021, 2020 and 2019, and the six-month period ended March 31, 2022 and March 31, 2021.

	For the fiscal year ended September 30,			For the six-month period ended March 31,
	2021	2020	2019	2022	2021
	(audited)			(unaudited)
	(in € million)
Earnings before taxes	(44.4)	(27.6)	(39.5)	(209.7)	(10.3)
Net cash flow from operating activities	(30.4)	(4.2)	(22.1)	(148.0)	(4.3)
Net cash flow from investing activities	(31.6)	(28.0)	(29.1)	(190.6)	(11.0)
Net cash flow from financing activities	17.1	19.7	142.9	356.4	(27.3)
Effects of movements in exchange rates on cash held				(0.0)	—
Change in cash and cash equivalents	(44.8)	(12.5)	91.7	17.8	(42.6)

Net Cash Flows used in Operating Activities

For the fiscal year ended September 30, 2021, SSU’s net cash flow used in operating activities was negative €30.4 million, a decrease of €26.2 million, compared to cash flow used in operating activities of negative €4.2 million in the fiscal year ended September 30, 2020. This increase in cash outflow was due most significantly to the increased losses before taxes of €16.8 million and increase in net working capital of €14.8 million.

For the six-month period ended March 31, 2022, net cash flow from operating activities was negative EUR 148.0 million, a decrease of EUR 143.7 million, compared to net cash flow from operating activities of negative EUR 4.3 million in the sixmonth period ended March 31, 2021. This decrease in net cash flow from operating activities was primarily due to the decrease in earnings before taxes due to increasing legal and consulting fees related to the Yucaipa Merger and an increase in operating costs resulting from the acquisition of Wiggle Group and Tennis-Express.

Net Cash Flows used in Investing Activities

For the fiscal year ended September 30, 2021, SSU’s net cash flows used in investing activities were €31.6 million, a decrease of €3.6 million, or 12.9%, compared to net cash flows used in investing activities of €28.0 million in the fiscal year ended September 30, 2020. This increase in cash outflow is due to increased acquisitions made during the year, partially offset by decreased spending on property, plant and equipment as compared to the prior year.

For the six-month period ended March 31, 2022, net cash flow from investing activities was negative EUR 190.6 million, a decrease of EUR 179.6 million, compared to net cash flow from investing activities of negative EUR 11.0 million in the six-month period ended March 31, 2021. This decrease in net cash flow from investing activities was primarily due to the acquisition of Wiggle Group and Tennis-Express, net of cash acquired.

Net Cash Flows from Financing Activities

For the fiscal year ended September 30, 2021, SSU’s net cash inflows from financing activities were €17.1 million, a decrease of €2.6 million, or 13.2%, compared to net cash inflows from financing activities of €19.7 million in the fiscal year ended September 30, 2020. This decrease is due to additional payments for financial liabilities as compared to proceeds from financial liabilities.

For the six-month period ended March 31, 2022, net cash flow from financing activities was EUR 356.4 million, an increase of EUR 383.7 million, compared to net cash flow from investing activities of negative EUR 27.3 million in the sixmonth period ended March 31, 2021. This increase in net cash flow from financing activities was primarily due to proceeds of EUR402.7 million from capital contributions, partially offset by additional repayments of financial liabilities of EUR 60.1 million to financial institutions.

Financial Liabilities

Our ability to make principal and interest payments on our revolving facility agreement, in addition to funding planned capital expenditures, will depend on our ability to generate cash in the future. Our future ability to generate cash from operations is, to a certain extent, subject to general economic, financial, competitive, regulatory and other conditions. Based on our current level of operations we believe that our existing cash balances and expected cash flows generated from operations, as well as our financing arrangements under the revolving facility agreement, is sufficient to meet our operating requirements for at least the next twelve months.

Quantitative and Qualitative Disclosures on Selected Risks

Credit and Default Risks

Credit and default risk management refers to potential losses resulting from the inability of business partners to meet their contractual obligations to us. The credit risk arises mainly from our receivables from our customers. In the opinion of management, our credit risk is mainly influenced by the individual characteristics of each customer.

However, management also takes into account the factors which may influence the credit risk of the customer base, including the default risk associated with the respective industry.

Our credit risk management includes the ongoing review of receivables from contractual parties and the credit assessment of new and existing contractual partners. There are no significant market-related risk concentrations in the individual industries due to different geographical markets and customer groups. From management’s point of view, the credit risks from trade receivables are relatively low due to the need for immediate bank transfers, credit card payments, PayPal payments and advance payments.

Nevertheless, the receivables are monitored on an ongoing basis. The monitoring of receivables is the responsibility of the managing directors of the individual subsidiaries. They are obliged to review the receivables regularly and draw up appropriate action plans. The decision on the creation of allowances is made individually by the companies. In the case of doubtful receivables, impairment losses are recognized in the amount of the default risk. If financial assets are uncollectible, they are written off in full.

Since we only cooperate with well-known credit-worthy financial institutions, expected credit losses were not recorded due to immateriality. Furthermore, these financial assets are highly liquid and flexible and therefore can be easily accessed by us.

Due to our global activities and the associated diversification, there were no significant concentrations of risk in the past fiscal year.

The following table contains information on the default risk and expected credit losses for trade receivables:

	As of September 30, 2021
	Gross carrying amounts	Value adjustment
	(in € million)
Low risk	23.8	(2.5)
Medium risk	7.0	(2.2)
Total	30.8	(4.6)

Low risks exist in particular for business customers and for secured receivables. Medium risks exist when entering into transactions with private customers where no collateral exists.

In the previous year, the default risk and expected credit losses were as follows:

	As of September 30, 2020
	Gross carrying amounts	Value adjustment
	(in € million)
Low risk	19.7	(2.8)
Medium risk	6.1	(1.4)
Total	25.8	(4.2)

The gross carrying amount of trade receivables and the valuation adjustments developed as follows in the fiscal years ended September 30, 2021 and 2020:

	As of September 30,
	2021	2020
	(in € million)
Receivables at the beginning of the reporting period	25.8	22.0
Business combinations	0.1	0.1
Additions	27.5	24.2
Payments	(21.7)	(20.0)
Written-off receivables	(0.9)	(0.6)
Exchange rate differences	0.0	0.0
Receivables at the end of the reporting period	30.8	25.8

September 30, 2021
(in € million)
Value adjustment (ECL) at the beginning of the reporting period	(4.2)
Business combinations	—
Additions	(1.0)
Utilization	0.5
Cancellations	0.2
Exchange rate differences	—
Value adjustment at the end of the reporting period	(4.6)

September 30, 2020
(in € million)
Value adjustment (ECL) at the beginning of the reporting period	(1.6)
Business combinations	—
Additions	(3.1)
Utilization	0.6
Cancellations	0.1
Exchange rate differences	—
Value adjustment at the end of the reporting period	(4.2)

The carrying amount of the financial assets plus the value adjustments (expected credit losses) recorded in the consolidates statement of financial position represents the maximum credit risk to which SIGNA Sports United Group is exposed on the balance sheet date. There were no impairments for other financial assets.

Liquidity Risk

Liquidity risks arise for us from contractual liabilities to repay debts in full and when they are due as well as from accelerated repayment of contractual liabilities before their stated maturities in certain instances. Our approach to liquidity management is to ensure as far as possible that we have sufficient liquidity to meet our liabilities as they fall due, both under normal and more difficult conditions, without incurring unacceptable losses or compromising our reputation. In order to minimize this risk, incoming and outgoing payments and maturities are continuously monitored and controlled. Liquidity management includes the determination of liquidity requirements and liquidity surpluses.

Market Risks

The market risk is a risk that changes in market prices could affect our results or the value of our holdings of financial instruments. The aim of market risk management is to manage and control market risk positions with acceptable parameters.

The market risk to which we are exposed mainly consists of minor exchange rate risks. These risks are constantly monitored by us and controlled by contractual agreements. We use derivatives to manage foreign currency risks. All these transactions are carried out within the framework of the risk management guidelines.

Foreign Currency Risk

We are exposed to currency risks to a limited extent that there is a mismatch between the currencies in which sales and purchases are denominated and the respective functional currencies of our companies. Exchange rate risks exist primarily for the Swiss franc (CHF), the Swedish krona (SEK), the Norwegian krona (NOK) and the US Dollar (USD). In order to reduce the effects of exchange rate fluctuations, we continuously quantify the exchange rate risk.

We are exposed to foreign currency risks through highly probable payments in USD. In order to minimize foreign currency risk, we conclude corresponding forward transactions. As a result of the hedging transactions concluded for this risk, we were not exposed to any significant currency risk.

As of the balance sheet date, there are significant assets denominated in foreign currencies amounting to USD 0.2 million (2020: USD 0.3 million), CHF 4.8 million (2020: CHF 4.7 million), SEK 42.2 million (2020: SEK 38.0 million), DKK 5.9 million (2020: DKK 7.3 million), NOK 43.2 million (2020: NOK 29.3 million), PLN 0.9 million (2020: PLN 1.1 million) and GBP 0.9 million (2020: GBP 1.6 million) and liabilities amounting to USD 1.8 million (2020: USD 3.7 million), CHF 0.5 million (2020: CHF 2.3 million), SEK 6.8 million (2020: SEK 16.0 million), DKK 0.0 million (2020: DKK 0.0 million), NOK 0.1 million (2020: NOK 1.5 million), PLN 0.0 million (2020. PLN 0.0 million) and GBP 0.3 million (2020: GBP 0.0 million).

For highly probable payments in USD from imports and revenues in CHF, cash flow hedge accounting is applied for us. We aim to achieve a hedge ratio of up to 100%.

The purpose of applying hedge accounting is to prevent a temporary distortion of the result by the gains or losses from the fair value measurement of the derivatives concluded to hedge existing currency risks.

The existing foreign currency risk and the associated hedging of these risks is constantly monitored. Our risk management strategy aims to minimize the impact of changes in foreign exchange rates on transactions that have already been agreed or are highly likely to occur. In principle, it is our policy that the critical terms of the forward transaction correspond to the hedged underlying transaction. We determine the existence of an economic relationship between the hedging instrument and the hedged underlying transaction on the basis of the currency, amount and timing of their respective cash flows.

We use the hypothetical derivative method to assess whether the derivative designated in each hedging relationship is expected to be and has been effective in offsetting changes in the cash flows of the hedged item.

When this method is applied, the absolute changes in value of the underlying transaction and the hedging instrument are compared. For cash flow hedges, the smaller of the change in value of the underlying transaction and the hedging instrument is recognized in other comprehensive income. If the change in value of the hedging instruments exceeds the change in value of the underlying transaction, this amount is recognized in income.

The hedging relationship between the unrecognized forecast transaction (underlying transaction) and the forward exchange transaction (hedging instrument) is documented at the beginning of the hedged transaction.

In the fiscal year, net gain from cash flow hedges in the amount of EUR 0.5 million (2020: EUR -0.1 million; 2019: EUR 0.2 million) were recognized in other comprehensive income.

The maximum remaining term of cash flow hedges from planned transactions was essentially 12 months at the end of the fiscal year. It is expected that the hedged planned transactions will occur and thus affect the result of the next period.

The net assets of foreign subsidiaries and translation risks are not hedged against exchange rate fluctuations.

As of September 30, 2021, a change in foreign currency holdings by 10 percentage points against the euro would have only a minor impact on total comprehensive income.

Interest Rate Risk

Interest rate risks arise from fluctuations in interest rates on the capital market, which affect our net assets, financial position and results of operations.

Due to the contractually agreed fixed interest rates for financial liabilities, there are no significant interest rate risks for the reporting period. It was therefore not necessary to hedge interest rates through the use of derivatives.

We do not recognize fixed-interest financial assets and liabilities at fair value through profit or loss. Derivatives (interest rate swaps) are not designated as fair value hedging instruments. A change in the interest rate on the reporting date would therefore not affect profit or loss.

Research and development, patents and licenses, etc.

We do not perform any research and development activities and there are currently no intentions to do so.

Trend information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events for the fiscal year ended September 30, 2021 that are reasonably likely to have a material adverse effect on our revenues, profitability, liquidity or capital resources, or that would cause the disclosed financial information of SSU to be not necessarily indicative of future operating results or financial conditions.

Critical Accounting Estimates

The preparation of our financial statements requires our management to make judgments, estimates and assumptions that affect the recognition of income, expenses, assets and liabilities, and the accompanying disclosures. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis and revisions of estimates are recorded prospectively. We evaluate our judgments, estimates and assumptions continuously and bases its judgments, estimates and assumptions on historical experience and on various other assumptions that management believes to be reasonable under the circumstances. Actual results may differ from these estimates if the assumptions prove incorrect. To the extent there are material differences between actual results and these estimates, our future results could be materially and adversely affected.

We require significant judgement for the determination of the cash generating units (“CGUs”) and the allocation of goodwill related to business combinations.

Key assumptions and sources of significant estimation uncertainty

Some accounting and valuation methods require estimates to be made on the basis of complex and subjective judgments using assumptions, including for matters which are inherently uncertain and subject to change. These accounting estimates may change from period to period and have a significant effect on income, expenses and results, as well as the Financial Position and cash flows. Accounting estimates may also include estimates where management could reasonably have made a different estimate in the current accounting period. Even though these estimates and assumptions were made to the best of management’s knowledge, actual results may differ. Estimates and assumptions are reviewed on an ongoing basis. Changes in estimates and assumptions are recognized in the period in which the changes first occur and for future periods affected by the changes. Our management expressly points out that future events often deviate from forecasts and that estimates must be adjusted regularly.

Goodwill and intangible assets with indefinite useful lives are not amortized, but tested annually for impairment. For the purpose of impairment testing, goodwill is allocated to each group of CGUs expected to benefit from the synergies of the business combination. Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired, using the relief-from-royalty method. If there is an indication of impairment, the recoverable amount is determined for the CGU to which the intangible asset belongs. The assessment of impairment is based on discretionary decisions by management, in particular with regard to expected future discounted cash flows. The assessment of discounted future cash flows is based on key assumptions regarding revenue growth rates, terminal value EBITDA margins; terminal value growth rates; royalty rates and the WACC.

MANAGEMENT AND EXECUTIVE COMPENSATION

The following information concerning our management is based on the provisions of the Articles of Association, the form of which is attached as an exhibit to this document. However, the Articles of Association may be changed at any time by amendment in accordance with their terms. If the Articles of Association are amended, the below summary may cease to accurately reflect the Articles of Association as so amended.

Board Structure

As of the date of this document, we are a Dutch public limited liability company (naamloze vennootschap) with a one-tier board structure, consisting of one Executive Director and seven Non-Executive Directors (together, the “Directors”). There are no family relationships among any of the Directors.

Board of Directors

The Board consists of eight members, comprised of one Executive Director and seven Non-Executive Directors. Each of the Directors holds office for the term set by the General Meeting (as set forth in the table below), except in the case of his or her earlier death, resignation or dismissal. The Directors do not have a retirement age requirement under the Articles of Association.

Under the rules of the Board, a person may be appointed as Executive Director for a term of up to four years, without limitation on the number of consecutive terms which an Executive Director may serve. A person may be appointed as Non-Executive Director for a maximum of up to eight consecutive years and, subsequently, for a maximum of two consecutive terms of up to two years each.

The initial Directors have been appointed with staggered term periods ranging from two to up to four years.

Directors and Executive Officers

The following tables list certain information about the individuals who are serving as executive officers and Directors:

Name	Age	Position
Executive Officers
Dr. Stephan Zoll	51	Chief Executive Officer
Alexander Johnstone	35	Chief Financial Officer
Philipp Rossner	42	Chief Strategy Officer
Thomas Neumann	43	Chief Technology Officer

Name	Age	Term Served	Year in which Term Expires	Position
Directors
Dr. Stephan Zoll	51	2021 – Present	2024	Executive Director
Mike Özkan	35	2021 – Present	2025	Chairman
Wolfram Keil	55	2021 – Present	2025	Non-Executive Director
Dieter Berninghaus	57	2021 – Present	2025	Non-Executive Director
Dr. Martin Wittig	58	2021 – Present	2024	Non-Executive Director
Christoph Keese	58	2021 – Present	2023	Non-Executive Director
Richard d’Abo	65	2021 – Present	2024	Non-Executive Director
Thomas Rudolph	60	2021 – Present	2023	Non-Executive Director

The following is a brief summary of the business experience of the executive officers and Directors. Unless otherwise indicated, the current business address for each is the same as our business address: Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

Executive Officers

Dr. Stephan Zoll (CEO) was born in 1970 in Hamburg (Germany). From 1993 to 1998, Dr. Zoll studied law at the universities of Heidelberg (Germany) and Munich (Germany) and obtained a doctorate degree from the university of Augsburg (Germany) in 1999. In 2006, he completed the general manager program at Harvard Business School in Boston, Massachusetts (United States).

Most recently, Dr. Zoll was President Online of the Illinois-based company Sears Holdings, Inc., a multi-channel retailer comprising brands Sears, Kmart, Sears Home Services, Kenmore, DieHard and ShopYourWay. He held this position being responsible for the performance of Sears’ and Kmart’s online businesses from 2016 until 2018. Prior to 2016, Dr. Zoll served for 10 years at eBay, Inc., a NASDAQ-listed California-based global online marketplace as Vice President and managing director (Geschäftsführer) and was a member of eBay’s Marketplaces EU Leadership Team. During his time at eBay, Inc. he was responsible for several subsidiaries. The functions included his positions as managing director of Tradera (eBay Sweden), Gitti Gidiyor (eBay Turkey) and eBay Advertising Group. In his early career, Dr. Zoll worked as a strategy consultant at Olivier Wyman and Booz Allen & Hamilton in various countries.

Alexander Johnstone (CFO) was born in 1987 in London (United Kingdom). He has served as a Chief Financial Officer and as a member of the Management Board of SSU since March 2021. He previously served as a Director in the M&A group at Citigroup in London from 2020 focusing on advising companies in the TMT sectors. Prior to this, he held numerous positions within the Media and Communications Investment Banking team in New York from 2014 to 2020. Mr. Johnstone started his career with Citigroup in London in 2011, covering Emerging Markets Investment Banking. He holds a MSc in Physics from Imperial College London.

Dr. Philipp Rossner (CSO) was born in 1980 in Berlin (Germany). He has served as Chief Strategy Officer and member of the SSU Management Board since June 2018 and is responsible for Strategy, Corporate Development, and M&A. Mr. Rossner previously served as CEO of brands4friends — Private Sale GmbH, a leading online shopping club in Germany, from 2016 to 2018, and held various senior management positions at eBay from 2013 to 2016. Prior to that, Mr. Rossner worked at The Boston Consulting Group from 2005 to 2013, serving most recently as Project Leader in the Retail, Media and Consumer Goods, and Private Equity practice areas. Mr. Rossner holds a PhD from WHU — Otto Beisheim School of Management (Germany), an MBA from the University of Cincinnati (USA), and a Diploma degree from Passau University (Germany).

Thomas Neumann (CTO) was born in 1979 in Bottrop (Germany). He acts as Chief Technology Officer of SSU and has more than 15 years of experience in the e-commerce field, including stations at Rocket Internet and acting as Head of IT for the online division of Plus Warenhandelsgesellschaft. He is responsible for state-of-the-art technology to support the company’s international expansion plans and platform strategy.

Executive Director

Stephan Zoll, our Chief Executive Officer, serves as the sole executive director.

Non-Executive Directors

Dr. Dieter Berninghaus was born in 1965 in Pulheim (Germany). As of September 2016, Dr. Dieter Berninghaus took over as Chairman of the SIGNA Group Executive Board and Chairman of SIGNA Retail. Prior to this, from the beginning of 2008 to August of 2016, Mr. Berninghaus was a Member of the Executive Board as well as CEO Retail at the Swiss Migros Group. This is where, in his position as a Member and Chairman of the Board of Directors, Mr. Berninghaus was responsible for the entire non co-operative retail business and managed 15 companies of the Swiss Migros Group. Mr. Berninghaus also worked for Denner AG/Rast Holding AG (2004–2008) as a Member of the Board of Directors and subsequently as Chairman of the Board of Directors, and also as the CEO and Spokesperson of the Management Board of REWE Group (1999–2004). At Metro AG (1991–1999), Mr. Berninghaus was responsible — most recently as Director — for the management of the Internationalization and Strategic Corporate Development Group Division.

Richard d’Abo was born in 1956. Mr. d’Abo attended the University of Southern California, after which he worked for Union Bank from 1978 to 1987. In 1984, Mr. d’Abo started Union Bank’s leverage finance lending group and was its vice president until joining Yucaipa in 1988 as a partner. During this time with Yucaipa, Mr. d’Abo held various integral roles that included origination and structuring of principal transactions that culminated in Yucaipa’s consolidation of the supermarket industry in the western United States. From 1995 to 2003, Mr. d’Abo was involved in various financial advisory and private equity investing.

Mr. d’Abo returned to Yucaipa in 2004 as a partner. In 2009, Mr. d’Abo led Yucaipa’s $2.2 billion restructuring of Eimskip, a leading logistics company in the North Atlantic. This restructuring resulted in the purchase of Versacold International Corporation, which was the second largest global cold storage company at the time. In 2012, Eimskip completed its IPO (NASDAQ OMX: EIM) and Mr. d’Abo served as a director and Chairman of Eimskip from 2012 to 2018. Mr. d’Abo was also active in Yucaipa’s consolidation of the cold storage industry, which resulted in the IPO of Americold (NYSE: COLD). Mr. d’Abo further served as a member of the board of trustees for Americold from 2013 to 2018. Additionally, Mr. d’Abo is Chairman of New Planet Energy Development, LLC, a developer of advanced waste management facilities.

Christoph Keese was born in 1964 in Remscheid (Germany). After his graduation as an economist at the universities of Marburg and Frankfurt a.M. (Germany), Mr. Keese started his professional career as assistant to the chief executive officer and head of corporate communications of Gruner + Jahr, the Bertelsmann magazine division. He was managing editor of Berliner Zeitung, editor in chief of Financial Times Deutschland and editor in chief of Welt am Sonntag and Welt Online. In 2008, Mr. Keese switched to the management side of Axel Springer SE, Europe’s leading digital publisher. As senior vice president public affairs and investor relations (until 2013) and as executive vice president (after 2013) he helped to shape Axel Springer SE’s digitization strategy. Mr. Keese is the author of bestselling books about digitization, among them “Silicon Valley”. As CEO and founder of his consulting firm, Mr. Keese, inter alia, exercises various formal and informal mandates for Axel Springer SE.

Wolfram Keil was born in 1967 in Mannheim (Germany). Mr. Keil has been a Member of the SIGNA Executive Board and Managing Director of SIGNA Retail since 2013. He previously worked as CFO of SIGNA RECAP Funds. He gained extensive experience in the private equity and real estate business while working for Cerberus Capital Management in Germany and Terra Firma Capital Partners in London. After completing his university studies with a master’s degree in business management and economics from Ruhr-University Bochum (Germany), Mr. Keil began his professional career in finance management at Procter & Gamble and Coca-Cola. He is an experienced board director chairing various supervisory boards of SIGNA portfolio companies.

Mike Özkan was born in 1987 in Dortmund (Germany). He acts as member of the management board of SIGNA Retail Selection AG. Mr. Özkan obtained the advanced federal diploma of higher education for bankers in 2013 and holds a LL.M. degree in international business law from Zurich University since 2018. Mr. Özkan began his career with a trainee program for high school graduates at UBS Switzerland in Zurich (Switzerland) and was promoted to Associate Director of Sales in 2009. In 2011, he was promoted to authorized officer at DZ Private Bank where he was a financial advisor to wealthy private clients. Since 2018, Mr. Özkan plays a major role in establishing and building up SSU and contributes significantly to its further strategic development.

Dr. Thomas Rudolph was born in 1962 in Öhringen (Germany). He studied business administration at the University of Mannheim. Since 2000, he teaches marketing and researches as a full-time professor at the University of St. Gallen. In 2006, he founded the “Retail Lab”, a partnership program between the University of St. Gallen and numerous international retailers. Since 2009, he manages and directs the Institute of Retail Management. Professor Rudolph authored over 400 research articles, many in high impact journals, as well as eleven books, and is consistently honored for his excellence in research and teaching. As an advisory board member he supports numerous renowned companies.

Dr. Martin Wittig was born in 1964 in Frankenholz (now: Bexbach) (Germany). He graduated from RHTW Aachen (Germany) and holds a degree in mining engineering and in economics. Moreover, he obtained his doctorate degree in mining engineering from the Technical University of Berlin (Germany) in 1995. In the same year, Dr. Wittig joined Roland Berger Strategy Consultants and became an associate partner in 1999 and a full partner in 2000. Since January 2001, he had been acting as managing partner and director of the branch in Zurich (Switzerland). In December 2002, Dr. Wittig was elected chief financial officer by the partners in the global executive committee of Roland Berger and re-elected in 2006. Dr. Wittig was elected the chief executive officer of Roland Berger Strategy Consultants unanimously by 180 partners in 2010. In May 2013, Dr. Wittig resigned from his office at Roland Berger. He holds lectures at the University of St. Gallen (Switzerland) on a regular basis and has been appointed Honorary Consul of Germany for the nation of Switzerland (Canton of Schwyz and Canton of Zurich).

Director and Officer Qualifications

We do not expect to formally establish any specific, minimum qualifications that must be met by each of our officers. However, we expect generally to evaluate the following qualities: educational background, diversity of professional experience, including whether the person is a current or was a former chief executive officer or chief financial officer of a public company or the head of a division of a prominent international organization, knowledge of our business, integrity, professional reputation, independence, wisdom and the ability to represent the best interests of our shareholders.

The Nomination and Corporate Governance Committee will prepare policies regarding director qualification requirements and the process for identifying and evaluating director candidates for adoption by the Board.

Board Composition

The Board consists of one Executive Director and seven Non-Executive Directors:

•	the Executive Director and CEO is Dr. Stephan Zoll;

•	the Chairman is Mr. Mike Özkan;

•	the Vice-Chairman is Dieter Berninghaus.

Arrangements and Understandings

Pursuant to our Articles of Association, SIGNA International Sports Holding GmbH (“SISH”) holds nomination rights for directors of the Board. For as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of our issued share capital, it will be allowed to make a binding nomination for one Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) or our issued share capital, it will be allowed to make a binding nomination for two Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of our issued share capital, it will be allowed to make a binding nomination for three Directors. The incumbent directors of the Board nominated by SISH are Messrs. Keil, Özkan and Berninghaus, who have been appointed for four years, respectively, and will serve an initial term as directors of the Board until 2025. In addition, Mr. d’Abo was designated by Yucaipa Sponsor pursuant to agreements relating to the Business Combination.

Service contracts and indemnification agreements

SSU entered into a service agreement with Stephan Zoll, our CEO, which has been amended through June 10, 2021 and transferred to the Company by way of a transfer agreement between Dr. Stephan Zoll, SSU and the Company on December 14, 2021. Under the service agreement Dr. Zoll is entitled to receive an annual salary of €900,000, an annual short term incentive bonus with an annual target amount of €600,000 (with a maximum payment at 150% of target), a long term incentive bonus with an annual target amount of €2,000,000, and a listing bonus, consisting of (a) a cash payment of €2,400,000 and (b) a grant of option rights (see below under “Option Agreement” for more detail). In addition, Dr. Zoll is entitled to ancillary benefits such as a company car, D&O and accident insurance as well as certain contributions mandatory under German law to pension, health and long term care insurance. The services agreement extends Dr. Zoll’s employment term through at least March 31, 2024. Each party may terminate the service agreement for cause. In addition, Dr. Zoll may terminate the agreement with six-months’ notice, but not before March 31, 2023. The service agreement does not provide for severance payments in case of its termination.

We have entered into service agreements with each of our Non-Executive Directors. The agreements remains in full force for as long as each of our Non-Executive Directors serves as a Non-Executive Director of the Board and shall terminate, without prior notice being required, at the moment when such director ceases to be a Non-Executive Director of the Board. Each Party may terminate the service agreement at any time by giving notice to the other party against the end of a calendar month, subject to a one month notice period. A voluntary resignation by a Non-Executive Director is subject to the same notice period. In addition, we may terminate the agreement because of certain acts of a director that constitute urgent cause under Dutch law at any time with immediate effect by giving notice to the respective director. Following such termination, any compensation due pursuant to the service agreement which has not yet been paid or satisfied upon the termination of the agreement, must be paid or satisfied promptly.

Upon the termination of the service agreement, the respective Non-Executive Director shall promptly resign any position or office held by such director with the Company or any of our subsidiaries.

Except for Mr. Özkan, the Chairman of the Board, each Non-Executive Directors is entitled to severance payments upon the termination of their respective service agreements at the initiative of the Company (including situations where (i) the Board resolves not to nominate the director for reappointment by the General Meeting or (ii) the director is dismissed as Director by the General Meeting), except for a termination by the Company for urgent cause under Dutch law. The service agreements of the Non-Executive Directors provide that the severance payment shall equal 50% of the last earned gross base salary and shall be paid within one month following the termination of the service agreement. However, this does not apply in case of termination of the service agreement following a period of one year of the the respective Non-Executive Director’s illness and a Non-Executive Director is not entitled to severance pay in case of termination of the agreement by the director himself.

We have also entered into indemnification agreements with each of our Directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the extent permitted by Dutch law.

Committees of the Board of Directors

The Board has established three standing committees, including Audit Committee, Compensation Committee and Nomination and Corporate Governance Committee.

Audit Committee

The audit committee consists of Martin Wittig, Christoph Keese and Richard d’Abo. The audit committee will assist the Board in overseeing the Company’s accounting and financial reporting processes and the audits of its financial statements. Martin Wittig serves as chairperson of the audit committee. In addition, the audit committee is responsible for the appointment, compensation, retention and oversight of the work of SSU’s independent registered public accounting firm. The Board has determined that Martin Wittig satisfies the “independence” requirements set forth in Rule 10A-3 under the Exchange Act and qualifies as an “audit committee financial expert,” as such term is defined in the rules of the SEC. The composition of our audit committee is consistent with the best practice provisions of the Dutch Corporate Governance Code (“DCGC”). Wolfram Keil was appointed as an observer of the audit committee.

We intend to rely on the phase-in rules of the SEC and NYSE with respect to the independence of our audit committee. These rules require that all members of our audit committee must meet the independence standard for audit committee membership within one year of the effectiveness of the completion of the Business Combination.

The audit committee is governed by a charter that complies with applicable NYSE rules and that is posted on the Company’s website.

Compensation Committee

The compensation committee consists of Wolfram Keil, Christoph Keese and Thomas Rudolph. The compensation committee assists the Board in determining compensation for the Company’s executive officers and the Directors. Wolfram Keil serves as chairperson of the compensation committee.

Under SEC and NYSE rules, there are heightened independence standards for members of the compensation committee, including a prohibition against the receipt of any compensation from the Company other than standard director fees. As permitted by the listing requirements of NYSE, we opted out of NYSE Listed Company Manual §303A.05(a), which requires that a compensation committee consist entirely of independent directors. The compensation committee is governed by a charter that is posted on the Company’s website.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee consists of Dieter Berninghaus, Mike Özkan and Richard d’Abo. The nomination and corporate governance committee assists the Board in identifying individuals qualified to become Directors consistent with criteria established by the Company and in developing our code of business conduct and ethics. Dieter Berninghaus serves as chairperson of the nomination and corporate governance committee. The composition of our nomination and corporate governance committee is consistent with the best practice provisions of the DCGC.

As permitted by the listing requirements of NYSE, we opted out of NYSE Listed Company Manual §303A.04(a), which requires independent director oversight of director nominations. The nomination and corporate governance committee is governed by a charter that is posted on our website.

Code of Business Conduct and Ethics

We adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our website. We intend to disclose any amendment to the code, or any waivers of its requirements, on our website.

Board Dividend Policy

The Board has not instituted a dividend policy. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not plan to pay any dividends on our shares in the near future. The General Meeting is authorized to declare distributions. The General Meeting may only resolve to declare distributions on the proposal of the Board. Declaration and payment of any dividends in the future will depend on a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, capital investment requirements, earnings, cash flow, restrictions imposed by applicable law and other factors we deem relevant. See “Dividend Policy.”

Compensation of Executive Officers

The amount of compensation, including benefits in kind, accrued or paid to the Directors and executive officers of the Company with respect to services provided to the Company and SSU in the financial year ended September 30, 2021 is described in the table below:

	Dr. Stephan Zoll		All other executives
(Euros in thousands)
Periodic compensation	2,575.00	1)	1,743.64
Deferred compensation	—		—
Severance pay	—		—
Profit sharing arrangements and bonus payments	2,657.16	2)	—
Total compensation	€5,232.16		€1,763.64

1)	Includes base salary of then €825,000, a short term incentive bonus payment in the amount of €550,000 and an IPO and LTI bonus cash payment of €1,200,000.
2)	Consists of expenses incurred for share based remuneration component.

Compensation of Non-Executive Directors

The Non-Executive Directors have been appointed to the board of Directors of the Company on December 14, 2021 and did not receive any compensation for services rendered to the Company during the fiscal year ended September 30, 2021. The compensation paid to Non-Executive Directors who served on the advisory board of SSU is described in the table below.

(Euros in thousands)	Mike Özkan	Wolfram Keil	Dieter Berninghaus	Martin Wittig	Christoph Keese	Richard d’Abo	Thomas Rudolph
Periodic compensation1)	—	—	—	120	80	—	80
Other expenses2)	—	—	—	12	—	—	—
Total cash compensation	—	—	—	132	80	—	80

1)	Fixed remuneration for serving on the advisory board (Beirat) of SSU.
2)	Lump sum payment for expenses.

Remuneration and Other Benefits to the Directors

As a foreign private issuer, in accordance with NYSE listing requirements, we comply with home country compensation requirements and certain exemptions thereunder rather than complying with NYSE compensation requirements. Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to Directors, such compensation should however be consistent with our compensation policy. Such compensation policy was adopted by the General Meeting. Changes to such compensation policy require a vote of the General Meeting by simple majority of votes cast. The Board determines the remuneration of individual Directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which Directors may participate is subject to approval by the General Meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to the Directors and the criteria for granting or amendment.

Our compensation policy authorizes the Board to determine the amount, level and structure of the compensation packages of the Directors at the recommendation of our compensation committee. These compensation packages may consist of a mix of fixed and variable compensation components, including base salary, short-term incentives, long-term incentives, fringe benefits, severance pay and pension arrangements, as determined by the Board.

Non-Employee Director Compensation Program

As of their respective appointment and prorated for the first year with regards to cash and the initial compensation components described hereafter, non-employee directors of the Board will receive, as compensation for serving on the Board, a mix of cash compensation and restricted stock unit (“RSU”) awards (granted under the Equity Plan (as defined below)), as follows: (i) an annual cash retainer equal to €75,000; (ii) an annual RSU award with a grant date fair value equal to €100,000, which shall vest on the first anniversary of the grant date subject to continued service with the Board, and (iii) an initial RSU award with a grant date fair value equal to €175,000, which shall vest on the third anniversary of the grant date subject to continued service with the Board. Non-employee directors’ compensation was aligned to the annual directors’ terms so that annual grants will be made right after the election of the directors at the shareholder meeting. In addition, non-employee directors serving on the audit committee, compensation committee and nomination and corporate governance committee will receive the following additional compensation, as applicable:

•	€15,000 for the chairperson member of the audit committee;

•	€7,500 for each non-chairperson member of the audit committee;

•	€10,000 for the chairperson of the compensation committee;

•	€5,000 for each non-chairperson member of the compensation committee;

•	€7,500 for the chairperson of the nomination and corporate governance committee; and

•	€3,750 for each non-chairperson member of the nomination and corporate governance committee.

Non-Employee Director Stock Ownership Guidelines

We intend to adopt minimum stock ownership guidelines applicable to non-employee directors of the Board in order to align their interests with our stockholders’ interests. Non-employee directors will be expected to maintain beneficial ownership of shares of our common stock valued at three times the annual cash retainer. Non-employee directors will have a transition period of five years from their initial election (or from the first annual meeting of our stockholders following their election) to meet the ownership guidelines and, thereafter, one year (measured from the date of each annual meeting) to meet any increased ownership requirements resulting from changes in stock price, annual retainer, annual base salary, or ownership levels occurring since the initial deadline. During the transition period and until the non-employee directors satisfies the specified ownership levels, the guidelines require that each director retain 100% of the shares received, net of tax payment obligations, upon the vesting of any stock or equity awards granted to such director. For the purposes of the guidelines, unvested shares or RSUs are considered to be owned.

Executive Director and CEO Agreements

Service Agreement

Pursuant to a Services Agreement by and between SSU and Dr. Stephan Zoll, as amended through June 10, 2021 and as transferred to the Company by way of a transfer agreement between Dr. Stephan Zoll, SSU and the Company dated December 14, 2021, Dr. Zoll is entitled to receive:

•	an annual salary of €900,000,

•	an annual short term incentive bonus with an annual target amount of €600,000 (with a maximum payment at 150% of target),

•	a long term incentive bonus with an annual target amount of €2,000,000, and

•	a listing bonus, consisting of (a) a cash payment of €2,400,000 and (b) a grant of option rights (see below under “Option Agreement” for more detail).

In addition, Dr. Zoll is, under the Services Agreement, entitled to ancillary benefits such as a company car, D&O and accident insurance as well as certain contributions mandatory under German law to pension, health and long term care insurance. The Services Agreement extends Dr. Zoll’s employment term through at least March 31, 2024.

Option Agreement

In connection with the Business Combination, the Company entered into an option agreement with Dr. Zoll on June 10, 2021. Pursuant to the terms of the option agreement, Dr. Zoll has been awarded the right to acquire 1,293,200 shares in the Company (such right an “Option” and the shares to be acquired upon exercise of the Option, the “Option Shares”). The strike price of each of the Options is €0.12 per Option Share. The number of Option Shares is not subject to any adjustments. The Options may be exercised (i) for 646,600 Option Shares at any time after the expiration of 180 days after the first day of trading of the Copmany on NYSE on December 15, 2021 and until 270 days after such date and (ii) for 646,600 Option Shares for a period of three months following the earlier of Mach 31, 2024 and the termination of Dr. Zoll’s employment with the Company.

Loan Agreement

In connection with the grant of option rights, Dr. Zoll entered into a loan agreement with SIGNA Retail Selection AG, an indirect majority shareholder of SISH who grants similar financial assistance to other SIGNA Retail group companies from time to time. The loan is for an amount of up to €5,300,000, bearing interest at 2.0% per annum, for the purpose of financing tax obligations that would arise if Dr. Zoll transfers shares acquired under the option rights to a personal investment vehicle and is payable only at the request of Dr. Zoll in connection with such a transfer. Provided the aforementioned terms are met, the loan term will end at the earlier of March 31, 2024 or within five days of the receipt of a notice of termination issued by either party. Any loan amount drawn upon, plus interest, is repayable no later than March 31, 2024.

Chairman of the Board Service Agreement

Pursuant to a Services Agreement executed by and between SSU and Mr. Özkan, Mr. Özkan is entitled to receive an annual salary of €500,000, ancillary benefits such as a company car, a housing allowance, D&O and accident insurance, as well as certain contributions mandatory under Swiss law to pension, health and long term care insurance.

Mr. Özkan is also eligible to participate in our Equity Plan (as defined below) and is scheduled to receive a grant of options with different exercise prices and vesting dates that will serve as Mr. Özkan’s sole equity compensation for a six-year period commencing with the listing of our Shares.

Omnibus Equity Incentive Plan

On December 14, 2021 we established an omnibus equity incentive plan (the “Equity Plan”), pursuant to which we may grant options, restricted stock, restricted stock units, share appreciation rights and other equity and equity-based awards. The maximum number of Ordinary Shares underlying awards granted pursuant to the Equity Plan will in total not exceed 10% of our issued share capital on December 14, 2021. In addition, the number of Shares reserved for issuance under the Equity Plan will automatically increase on January 1 of each calendar year, starting on January 1, 2022, in an amount equal to 5% of the total number of Ordinary Shares comprised in our issued share capital on the last day of the calendar month before the date of each automatic increase, or a lesser number of shares determined by the Board. The Equity Plan is administered by any committee or sub-committee of non-employee directors appointed by the Board. We may grant awards under the Equity Plan to the Directors, employees or consultants. The size/amount of grant is agreed individually in each employment agreement, based on a 100% target achievement rate and independent from or individual performance in the relevant fiscal year. The Equity Plan provides for special provisions for good leavers and bad leavers as well as for a change in control of.

In addition to the stock options granted to Dr. Zoll in connection with the Business Combination, Dr. Zoll’s long term incentive bonus is a mix of option rights and restricted stock units (“RSUs”). Option rights have an exercise price equal to the stock price on the date of grant, which will vest ratably over four years. The term of the Zoll option award is ten years from the date of grant.

Equally, all other senior executive officer that participate in the Equity Plan will receive a mix of option rights and RSUs. Option grants made to executive officers will be subject to the same terms as the Zoll award above. RSUs will be granted to eligible recipients in the form of an initial grant and annual grant with the initial grant vesting ratably over three years in three equal installments and the annual granted becoming vested on the first anniversary of is grant. The amount of the grant to be determined by each recipient’s employment agreement and will assume 100% target performance achievement rate.

Pension Benefits

We do not have any defined benefit pension plans or any other plans providing for retirement payments or benefits.

Other Compensatory Arrangements

The amount of compensation, including benefits in kind, accrued or paid to our executive officers with respect to the fiscal year ended September 30, 2021 amounted in the aggregate to €7.0 million.

DESCRIPTION OF SECURITIES

This section of the prospectus includes a description of the material terms of the Articles of Association and of applicable Dutch law. The following description is intended as a summary only and does not constitute legal advice regarding those matters and should not be regarded as such. The description is qualified in its entirety by reference to the complete text of the Articles of Association, which are attached as an exhibit to this prospectus. We urge you to read the full text of the Articles of Association.

Overview

We were incorporated pursuant to Dutch law on May 19, 2021 as a Dutch private limited liability company (besloten vennootschap met beperkte aansprakelijkheid). Our corporate affairs are governed by the Articles of Association, the rules of the Board, our other internal rules and policies and by Dutch law. We are registered with the Dutch Trade Register under number 82838194. Our corporate seat is in Amsterdam, the Netherlands, and our office address is Kantstraße 164, Upper West, 10623 Berlin, Federal Republic of Germany.

As of the date of this prospectus, we are a Dutch public limited liability company (naamloze vennootschap).

Share Capital

Authorized Share Capital

As of the date of this prospectus, we have an authorized share capital in the amount of €187,500,000, divided into 1,562,500,000 Ordinary Shares, each with a nominal value of €0.12.

Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending the Articles of Association. An amendment of the Articles of Association would require a resolution of General Meeting upon proposal by the Board.

The Articles of Association provide that, for as long as any of our Ordinary Shares are admitted to trading on NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

Our Ordinary Shares

The following summarizes the main rights of holders of our Ordinary Shares:

•	each holder of our Ordinary Shares is entitled to one vote per Ordinary Share on all matters to be voted on by shareholders generally, including the appointment of Directors;

•	there are no cumulative voting rights;

•	the holders of our Ordinary Shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;

•

upon our liquidation and dissolution, the holders of our Ordinary Shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

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the holders of our Ordinary Shares have pre-emption rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and the Articles of Association.

Shareholders’ Register

Pursuant to Dutch law and the Articles of Association, we must keep our shareholders’ register accurate and current. The Board keeps the shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification to us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares. The Ordinary Shares are held through DTC. Therefore, DTC or its nominee is recorded in the shareholders’ register as the holder of those Ordinary Shares. The Ordinary Shares are in registered form (op naam). We may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by the Board.

Corporate Objectives

Pursuant to the Articles of Association, our main corporate objectives are:

•	to incorporate, to participate in, to finance, to hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;

•	to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;

•

to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties;

•	to operate trading/retail businesses; and

•	to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

Limitation on Liability and Indemnification Matters

Under Dutch law, the Directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to us and to third parties for infringement of the Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur additional specific civil and criminal liabilities. Subject to certain exceptions, the Articles of Association provide for indemnification of our current and former directors and other current and former officers and employees as designated by the Board. No indemnification under the Articles of Association shall be given to an indemnified person:

•

if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

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to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•

in relation to proceedings brought by such indemnified person against us, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to the Articles of Association, pursuant to an agreement between such indemnified person and our company which has been approved by the Board or pursuant to insurance taken out by our company for the benefit of such indemnified person; and

•	for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without our prior consent.

Under the Articles of Association, the Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

Limitations on the Rights to Own Securities

Our Ordinary Shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. The Articles of Association contain no limitation on the rights to own our shares and no limitation on the rights of non-residents of the Netherlands or foreign shareholders to hold or exercise voting rights.

Federal Forum Provision

The Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts.

Shareholders’ Meeting

General meetings must be held in the Netherlands, in any of the locations specified in the Articles of Association. The annual General Meeting must be held within six months of the end of each financial year. Additional extraordinary General Meeting may also be held, whenever considered appropriate by the Board and shall be held within three months after the Board has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request our Company to convene a General Meeting, setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a General Meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested the Board to convene a General Meeting and the Board has not taken the necessary steps so that the General Meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the general meeting.

General Meeting must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the General Meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 calendar days prior to the day of the meeting. The agenda for the annual General Meeting shall include, among other things, the adoption of our statutory annual accounts, appropriation of our profits and proposals relating to the composition of the Board, including the filling of any vacancies. In addition, the agenda shall include such items as have been included therein by the Board. The agenda shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by the Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC and the Articles of Association, shareholders having the right to put an item on the agenda under the rules described above shall exercise such right only after consulting the Board in that respect. If one or more shareholders intend to request that an item be put on the agenda that may result in a change in our strategy (for example, the dismissal of Directors), the Board must be given the opportunity to invoke a reasonable period to respond to such intention. Such period shall not exceed 180 days (or such other period as may be stipulated for such purpose by Dutch law and/or the DCGC from time to time). If invoked, the Board must use such response period for further deliberation and constructive consultation, in any event with the shareholders(s) concerned, and must explore the alternatives. At the end of the response time, the Board must report on this consultation and the exploration of alternatives to the general meeting. The response period may be invoked only once for any given general meeting and shall not apply: (a) in respect of a matter for which a response period has been previously invoked; or (b) if a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid. The response period may also be invoked in response to shareholders or others with meeting rights under Dutch law requesting that a General Meeting be convened, as described above.

Moreover, the Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a General Meeting or their right to request a general meeting, propose an agenda item for our General Meeting to dismiss, suspend or appoint one or more Directors (or to amend any provision in our Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that the Board believes that such proposal or offer materially conflicts with the interests of our company and its business. During a cooling-off period, the General Meeting cannot dismiss, suspend or appoint Directors (or amend the provisions in our Articles of Association dealing with those matters) except at the proposal of the Board. During a cooling-off period, the Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, the Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next General Meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

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the Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;

•	the Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or

•

other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The General Meeting is presided over by the chairperson of the Board. If no chairperson has been elected or if he or she is not present at the meeting, the General Meeting shall be presided over by the vice-chairperson of the Board. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by a person designated in accordance with the Articles of Association. Directors may always attend a General Meeting. In these meetings, they have an advisory vote. The chairperson of the General Meeting may decide at his or her discretion to admit other persons to the meeting.

All shareholders and others with meeting rights under Dutch law are authorized to attend the General Meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of our Ordinary Shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the General Meeting. Under the

Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the General Meeting. This notice must be received by our company ultimately on the seventh day prior to the General Meeting, unless indicated otherwise when such meeting is convened.

Each Ordinary Share of the Company confers the right on the holder to cast one vote at the General Meeting. Shareholders may vote by proxy. No votes may be cast at a General Meeting on Ordinary Shares held by us or our subsidiaries or on Ordinary Shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of Ordinary Shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such Ordinary Shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such Ordinary Shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of an Ordinary Share of our company on which we hold or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Ordinary Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a General Meeting.

Decisions of the General Meeting are taken by a simple majority of votes cast, except where Dutch law or the Articles of Association provide for a qualified majority or unanimity.

Preemptive Rights

Subject to restrictions in our articles of association, holders of ordinary shares have preemptive rights in relation to newly issued Ordinary Shares under Dutch law.

Under our articles of association, the preemptive rights in respect of newly issued Ordinary Shares may be restricted or excluded by a resolution of our general meeting, which resolution requires a two-thirds majority of the votes cast if less than half of the issued share capital is present or represented at the meeting. The general meeting may authorize our Board to limit or exclude the preemptive rights in respect of newly issued Ordinary Shares. Such authorization for our Board can be granted and extended, in each case for a period not exceeding five years.

Preemptive rights do not exist with respect (a) to the issue of Ordinary Shares to employees of the Company or a “group” company of ours, and (b) the issue of Ordinary Shares against a contribution in kind.

Transfer of Ordinary Shares

Under Dutch law, transfers of Ordinary Shares (other than in book-entry form) require a written deed of transfer and, unless the company is a party to the deed of transfer, and acknowledgement by or proper service upon the company to be effective.

Under our articles of association, if one or more Ordinary Shares are admitted to trading on NYSE, the NASDAQ Stock Market or any other regulated stock exchange operating in the United States, the laws of the State of New York will apply to the property law aspects of the Ordinary Shares reflected in the register of shareholders administered by the relevant transfer agent.

Form of Ordinary Shares

Pursuant to our articles of association, the Ordinary Shares are registered shares.

Purchase and Repurchase of Ordinary Shares

Under Dutch law, when issuing shares, we may not subscribe for newly issued shares in our own capital. Subject to certain restrictions of Dutch law and our Articles of Association, we may acquire fully paid shares in our own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and our Articles of Association, we may repurchase fully paid shares in our own capital if (i) our equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or our Articles of Association and (ii) the aggregate nominal value of Ordinary Shares which we acquire, hold or on which we hold a pledge (pandrecht) or which are held by a subsidiary of the Company, would not exceed 50% of our then-current issued share capital.

An acquisition of own shares for a consideration must be authorized by our General Meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of Ordinary Shares that may be acquired, the manner in which such shares may be acquired and the price limits within which the Ordinary Shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of our Board. No authorization of our General Meeting is required if Ordinary Shares are included on the price list of a stock exchange and acquired by us with the intention of transferring such Ordinary Shares to our employees or employees of a group company pursuant to an arrangement applicable to them. The aforementioned restrictions do not apply to Ordinary Shares acquired by the Company under universal title of succession.

Capital Reduction

At a general meeting, our shareholders may resolve to reduce our issued share capital by (i) cancelling Ordinary Shares or (ii) reducing the nominal value of the Ordinary Shares by amending our Articles of Association. In either case, this reduction would be subject to applicable statutory provisions. A resolution to cancel Ordinary Shares may only relate to Ordinary Shares held by us or in respect of which we hold the depository receipts. In order to be approved by our general meeting, a resolution to reduce the capital requires approval of a majority of the votes cast at a general meeting if at least 50% of the issued share capital is represented at such meeting or at least two-thirds of the votes cast if less than 50% of the issued share capital is represented at such meeting.

Voting Rights and Quorum

In accordance with Dutch law and our articles of association, each Ordinary Share confers the right on the holder thereof to cast one vote at our general meeting. No vote can be cast at a General Meeting in respect of an Ordinary Share belonging to the Company or a Subsidiary or in respect of an Ordinary Share for which any of them holds the depository receipts. Usufructuaries and pledgees of Ordinary Shares belonging to the Company or its Subsidiaries are not, however, precluded from exercising their voting rights if the usufruct or pledge was created before the relevant Ordinary Share belonged to the Company or a Subsidiary. Neither the Company nor a Subsidiary can vote Ordinary Shares in respect of which it holds a usufruct or a pledge.

Voting rights may be exercised by shareholders or by a duly appointed proxy holder (the written proxy being acceptable to the chairman of our general meeting) of a shareholder, which proxy holder need not be a shareholder. The holder of a usufruct or pledge on shares will have the voting rights attached thereto if so provided for when the usufruct or pledge was created.

Under our articles of association, blank votes (votes where no choice has been made), abstentions and invalid votes will not be counted as votes cast. However, shares in respect of which a blank vote or invalid vote has been cast and shares in respect of which the person with meeting rights who is present or represented at the meeting has abstained from voting are counted when determining the part of the issued share capital that is present or represented at a general meeting. The chairman of our general meeting will determine the method of voting.

Resolutions of the shareholders are adopted at a general meeting by a majority of votes cast, except where Dutch law or our articles of association provide for a special majority in relation to specified resolutions.

Subject to certain restrictions in our articles of association, the determination during our general meeting made by the chairman of that general meeting with regard to the results of a vote will be decisive. Our Board will keep a record of the resolutions passed at each general meeting.

Amendment of Articles of Association

At a general meeting, at the proposal of our Board our general meeting may resolve to amend the articles of association. Generally, a resolution by the shareholders to amend the articles of association requires a majority of seventy-five percent.

Directors

Appointment of Directors

Directors will be appointed by the General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of our issued share capital, with respect to one, two or three Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other Directors on the basis of a binding nomination by the Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of our issued share capital, it will be allowed to make a binding nomination for one Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of our issued share capital, it will be allowed to make a binding nomination for two Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of our issued share capital, it will be allowed to make a binding nomination for three Directors. However, the General Meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the General Meeting overrules a binding nomination, SISH or the Board, as applicable, shall make a new nomination.

The Board adopted a diversity policy for the composition of the Board, as well as a profile for the composition of the Board. The Board shall make any nomination for the appointment of a Director with due regard to the rules and principles set forth in such diversity policy and profile, as applicable.

At a General Meeting, a resolution to appoint a Director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or in the explanatory notes thereto.

Duties and Liabilities of Directors

Under Dutch law, the Board is charged with the management of our company, subject to the restrictions contained in the Articles of Association. The Chief Executive Officer manages our day-to-day business and operations and implements our strategy. The Non-Executive Directors focus on the supervision on the policy and functioning of the performance of the duties of all Directors and our general state of affairs. The Directors may divide their tasks among themselves in or pursuant to internal rules. Each Director has a statutory duty to act in the corporate interest of our Company and our business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of our company also applies in the event of a proposed sale or break-up of our Company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

The Board is as a whole entitled to represent us. The power to represent us also vests in the Chief Executive Officer and any other Director acting jointly.

Certain Other Major Transactions

The Articles of Association and Dutch law provide that resolutions of the Board concerning a material change to our identity or our character or our business are subject to the approval of the General Meeting. Such changes include:

•	transferring the business or materially all of the business to a third party;

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entering into or terminating a long-lasting alliance of our company or of a subsidiary either with another entity or company, or as a fully liable partner of a limited partnership or general partnership, if this alliance or termination is of significant importance for us; and

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acquiring or disposing of an interest in the capital of a company by our company or by a subsidiary with a value of at least one third of the value of the assets, according to the balance sheet with explanatory notes or, if we prepare a consolidated balance sheet, according to the consolidated balance sheet with explanatory notes in our most recently adopted annual accounts.

Dividends and Other Distributions

Dividends

We have never paid or declared any cash dividends in the past, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain all available funds and any future earnings to fund the further development and expansion of our business. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or the Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by the General Meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of the Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant. See “Dividend Policy.”

Under the Articles of Association, the Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the General Meeting at the proposal of the Board for distribution on the Ordinary Shares, subject to applicable restrictions of Dutch law. The Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the General Meeting. Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

We may reclaim any distributions, whether interim or not interim, made in contravention of certain restrictions of Dutch law from shareholders that knew or should have known that such distribution was not permissible. In addition, on the basis of Dutch case law, if after a distribution we are not able to pay our due and collectable debts, then our shareholders or directors who at the time of the distribution knew or reasonably should have foreseen that result may be liable to our creditors. We have never declared or paid any cash dividends and we have no plan to declare or pay any dividends in the foreseeable future on our Ordinary Shares. We currently intend to retain any earnings for future operations and expansion.

Since we are a holding company, our ability to pay dividends will be dependent upon the financial condition, liquidity and results of operations of, and our receipt of dividends, loans or other funds from, our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to make funds available to us. In addition, there are various statutory, regulatory and contractual limitations and business considerations on the extent, if any, to which our subsidiaries may pay dividends, make loans or otherwise provide funds to our company.

Exchange Controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-Out Procedure

A shareholder who holds at least 95% of our issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against our other shareholders jointly for the transfer of their Ordinary Shares to such shareholder. The proceedings are held before the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer), and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the Ordinary Shares, if necessary, after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the Ordinary Shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the Ordinary Shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

Dissolution and Liquidation

Under the Articles of Association, we may be dissolved by a resolution of the General Meeting, subject to a proposal of the Board. In the event of a dissolution, the liquidation shall be effected by the Board, unless the General Meeting decides otherwise. During liquidation, the provisions of the Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of our liabilities, any remaining assets shall be distributed to our shareholders in proportion to their number of Ordinary Shares.

Certain Disclosure Obligations of Our Company

We are subject to certain disclosure obligations under Dutch and U.S. law and the rules of NYSE. The following is a description of the general disclosure obligations of public companies under Dutch and U.S. law and the rules of NYSE as such laws and rules exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

Financial Reporting under Dutch Law

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM, supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding the application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt our financial reporting meets such standards and (ii) recommend to us that we make available further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber orders us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation on the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare our financial reports in accordance with the Enterprise Chamber’s instructions.

Periodic Reporting under U.S. Securities Law

We are a “foreign private issuer” under the securities laws of the United States and the rules of the NYSE. Under the securities laws of the United States, “foreign private issuers” are subject to different disclosure requirements than U.S. registrants. We intend to take all actions necessary to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act, the rules adopted by the SEC and NYSE’s listing standards. Under the NYSE rules, a “foreign private issuer” is subject to less stringent corporate governance requirements. Subject to certain exceptions, the NYSE rules permit a “foreign private issuer” to comply with its home country rules in lieu of the listing requirements of NYSE.

We have one or more non-independent directors serving as committee members on our nomination and corporate governance committee. As a result, non-independent directors may, among other things, participate in resolving governance issues regarding our company. Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.

NYSE Rules

For so long as our shares will be listed on NYSE, we are required to meet certain requirements relating to ongoing communication and disclosure to our shareholders, including a requirement to make any annual report filed with the SEC available on or through our website and to comply with the “prompt disclosure” requirement of NYSE with respect to earnings and dividend announcements, combination transactions, stock splits, major management changes and any substantive items of an unusual or non-recurrent nature. Issuers listing shares on NYSE must also meet certain corporate governance standards, such as those relating to annual meetings, board independence, the formation and composition of nominating/corporate governance, compensation and audit committees and approval of our shareholders of certain transactions.

Certain Insider Trading and Market Manipulation Laws

Dutch and U.S. law each contain rules intended to prevent insider trading and market manipulation. The following is a general description of those laws as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

In connection with our listing on NYSE, we adopted an insider trading policy. This policy provides for, among other things, rules on transactions by members of the Board and employees in Ordinary Shares or in financial instruments the value of which is determined by the value of the Ordinary Shares.

The Netherlands

On July 3, 2016, the Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 (the “MAR”) replaced all of the Dutch market abuse rules. The MAR does not apply to us or to our Ordinary Shares as the Ordinary Shares are solely listed on NYSE, a stock exchange outside the European Economic Area. As a result, there are no EU rules applicable to us relating to market abuse, such as insider trading, tipping, market manipulation and notification rules for director dealings.

We have identified those persons working for us who could have access to inside information on a regular or incidental basis and have informed such persons of the prohibitions on insider trading and market manipulation imposed by U.S. laws, including the sanctions which can be imposed in the event of a violation of those rules.

United States

The United States securities laws generally prohibit any person from trading in a security while in possession of material, non-public information or assisting someone who is engaged in doing the same. The insider trading laws cover not only those who trade based on material, non-public information, but also those who disclose material nonpublic information to others who might trade on the basis of that information (known as “tipping”). A “security” includes not just equity securities, but any security (e.g., derivatives). Thus, members of the Board, officers and other employees of our company may not purchase or sell our shares or other securities when he or she is in possession of material, non-public information about our company (including our business, prospects or financial condition), nor may they tip any other person by disclosing material, non-public information about our company.

Certain Disclosure and Reporting Obligations of Directors, Officers and Shareholders

The directors, officers, and shareholders of our company are subject to certain disclosure and reporting obligations under Dutch and U.S. law. The following is a description of the general disclosure obligations of directors, officers, and shareholders under Dutch law as such laws exist as of the date of this document, and should not be viewed as legal advice for specific circumstances.

DCGC

We are subject to the Dutch Corporate Governance Code, or the DCGC. The DCGC contains principles and best practice provisions on corporate governance that regulate relations between the Board and the General Meeting and matters in respect of financial reporting, auditors, disclosure, compliance and enforcement standards. The DCGC is based on a “comply or explain” principle. Accordingly, companies must disclose in their statutory annual reports whether they comply with the provisions of the DCGC. If a company subject to the DCGC does not comply with those provisions, that company would be required to give the reasons for such non-compliance. We do not comply with all best practice provisions of the DCGC. As of the date of this document, our main deviations from the DCGC are summarized below, but we cannot exclude the possibility of deviating from additional provisions of the DCGC after the date hereof, including in order to follow market practice or governance practices in the United States.

Under the Articles of Association, Directors will be appointed by the General Meeting (i) until SISH, alone or together with its affiliates, no longer holds at least 10% of our issued share capital, with respect to one, two or three Directors (depending on the size of the shareholding that SISH holds together with its affiliates), on the basis of a binding nomination prepared by SISH and (ii) for all other Directors on the basis of a binding nomination by the Board. In this respect, for as long as SISH, alone or together with its affiliates, holds at least 10% (but less than 20%) of our issued share capital, it will be allowed to make a binding nomination for one Director, for as long as SISH, alone or together with its affiliates, holds at least 20% (but less than 30%) of our issued share capital, it will be allowed to make a binding nomination for two Directors and for as long as SISH, alone or together with its affiliates, holds at least 30% of our issued share capital, it will be allowed to make a binding nomination for three Directors. This means that the nominee will be appointed unless the general meeting removes the binding nature of the nomination (in which case a new nomination will be prepared for a subsequent general meeting). The Articles of Association provide that the General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. However, the DCGC recommends that the General Meeting can pass such a resolution by simple majority, representing no more than one-third of the issued share capital.

Under the Articles of Association, Directors can only be dismissed by the General Meeting by simple majority, provided that the Board or, during the period when SISH is allowed to make a binding nomination as discussed above, with respect to a SISH nominated Director, SISH proposes the dismissal. In other cases, the General Meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the General Meeting can pass a resolution to dismiss a Director by simple majority, representing no more than one-third of the issued share capital.

The DCGC recommends against providing equity awards as part of the compensation of a non-executive director. However, we may deviate from this recommendation and grant equity awards to the Non-Executive Directors, consistent with U.S. market practice.

The Equity Plan allows us to set the terms and conditions of equity awards granted thereunder. Under the Equity Plan, we may grant shares that are not subject to a lock-up period of at least five years after the date of grant, and we may grant options without restricting the exercisability of those options during the first three years after the date of grant. In those cases, this would cause additional deviations from the DCGC.

Dutch Civil Code

The Dutch Civil Code provides for certain disclosure obligations in our annual accounts. Information on the remuneration and rights to acquire Ordinary Shares of Directors need to be disclosed in our annual accounts.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on January 13, 2022. The Public Warrants will expire on December 14, 2026 or earlier upon redemption or liquidation.

We will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Ordinary Shares underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Public Warrant will be exercisable and we will not be obligated to issue an Ordinary Share upon exercise of a Public Warrant unless the Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Public Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Public Warrant. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the Ordinary Share underlying such unit.

We agreed to use our commercially reasonable efforts to cause a registration statement, under the Securities Act, of the issuance of the Ordinary Shares issuable upon the exercise of the Public Warrants, to become effective within 60 business days after December 14, 2021, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Ordinary Shares until the Public Warrants expire or are redeemed, as specified in the warrant agreement; provided that if our Ordinary Shares are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Public Warrant holder; and

•

if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

We will not redeem the Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Public Warrants is then effective and a current prospectus relating to those Ordinary Shares is available throughout the 30-day redemption period. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Public Warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each Public Warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Warrants — Public Warrants — Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.

Once the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Public Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of our Ordinary Shares (as defined below) except as otherwise described below;

•

if, and only if, the closing price of our Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Public Warrant as described under the heading “— Warrants — Public Warrants — Anti-Dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the Public Warrant holders.

Beginning on the date the notice of redemption is given until the Public Warrants are redeemed or exercised, holders may elect to exercise their Public Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a Public Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their Public Warrants and such Public Warrants are not redeemed for $0.10 per Public Warrant), determined for these purposes based on volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below. We will provide our Public Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant or the exercise price of a Public Warrant is adjusted as set forth under the heading “— Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Public Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant. If the exercise price of a Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “— Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “— Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Public Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Ordinary Shares
(period to expiration of Public Warrants)	$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Public Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.277 Ordinary Shares for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of our Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, holders may choose to, in connection with this redemption feature, exercise their Public Warrants for 0.298 Ordinary Shares for each whole Public Warrant. In no event will the Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Ordinary Shares per Public Warrant (subject to adjustment). Finally, as reflected in the table above, if the Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares.

As stated above, we can redeem the Public Warrants when the Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Public Warrant holders with the opportunity to exercise their Public Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Public Warrants when the Ordinary Shares are trading at a price below the exercise price of the Public Warrants, this could result in the Public Warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Public Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50.

No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares issued and outstanding immediately after giving effect to such exercise.

If the number of outstanding Ordinary Shares is increased by a capitalization or share dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering made to all or substantially all holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of Ordinary Shares equal to the product of (i) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) and (ii) one minus the quotient of (x) the price per Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all of the holders of the Ordinary Shares on account of such Ordinary Shares (or other securities into which the Public Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of Ordinary Shares issuable on exercise of each Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, (c) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a proposed initial business combination, or (d) to satisfy the redemption rights of the holders of Ordinary Shares in connection with a shareholder vote to amend our amended and restated memorandum and articles of association with respect to any other provision relating to the rights of holders of our Ordinary Shares, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event.

If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse share split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares.

Whenever the number of Ordinary Shares purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Public Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by shareholders of the company as provided for in the company’s amended and restated memorandum and articles of association under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding Ordinary Shares, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Public Warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. If less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Public Warrants when an extraordinary transaction occurs during the exercise period of the Public Warrants pursuant to which the holders of the Public Warrants otherwise do not receive the full potential value of the Public Warrants.

The Public Warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the terms of the Public Warrants and the warrant agreement set forth in this prospectus, or defective provision (ii) amending the provisions relating to cash dividends on Ordinary Shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Public Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Public Warrants.

The Public Warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Public Warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No fractional Public Warrants will be issued and only whole Public Warrants will trade. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to the Public Warrant holder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted Ordinary Shares or Public Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares or Public Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of common shares then outstanding; or

•	the average weekly reported trading volume of the common shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will be able to sell their Ordinary Shares pursuant to Rule 144, subject to meeting the Exchange Act reporting and filing requirements above, registration one year after the closing of the business combination.

Registration Rights

At the closing of the Business Combination, SISH and certain other Pre-Closing SSU Shareholders, Yucaipa, Yucaipa Sponsor, the Yucaipa’ initial shareholders and the Wiggle sellers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) providing for, among other matters, and subject to the terms thereof, customary registration rights with respect to their respective Ordinary Shares, including demand and piggy-back rights subject to cut-back provisions. The Registration Rights Agreement also provides that we will maintain an effective registration statement until such time as there are no longer any Registrable Securities (as defined in the Registration Rights Agreement).

In addition, the PIPE Investors, SISH and Ronald W. Burkle have certain registration rights under the Subscription Agreements.

Listing of Securities

Our Ordinary Shares and Public Warrants are trading on the NYSE under the symbols “SSU” and “SSU WT” respectively.

Transfer, Transfer Agent and Registrar

Pursuant to the Articles of Association, our Ordinary Shares are registered shares. Under Dutch law, transfers of our Ordinary Shares other than in book-entry form (as described below) require a written deed of transfer and, unless we are a party to the deed of transfer, and acknowledgement by or proper service upon our company to be effective.

The transfer agent and registrar for our Ordinary Shares is Continental Stock Transfer & Trust Company.

The Articles of Association provide that, for as long as any of our Ordinary Shares are admitted to trading on the NYSE, or on any other regulated stock exchange operating in the United States, the laws of the State of New York shall apply to the property law aspects of our Ordinary Shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

The Ordinary Shares are listed in registered form and such Ordinary Shares are not certificated. We have appointed Continental Stock Transfer & Trust Company as our agent in New York to maintain our shareholders’ register on behalf of the Board and to act as transfer agent and registrar for the Ordinary Shares. The Ordinary Shares are traded on the NYSE in book-entry form. The warrant agent for our Public Warrants is Continental Stock Transfer & Trust Company.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

On December 14, 2021 (the “Closing Date”), we closed the Business Combination, pursuant to which the following transactions occurred:

•

Yucaipa merged with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger, and each issued and outstanding Class A ordinary share, par value of $0.0001 per share, of Yucaipa (the “Yucaipa Class A Shares”) and Class B ordinary share, par value of $0.0001 per share, of Yucaipa (the “Yucaipa Class B Shares” and, together with the Yucaipa Class A Shares, the “Yucaipa Shares”) was exchanged for a claim for a corresponding equity security in Merger Sub, which was contributed as a contribution in kind to us in exchange for one of our ordinary shares (such ordinary shares, the “Ordinary Shares”) (provided that the 8,565,000 Yucaipa Class B Shares held by Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”) were exchanged for 9,815,000 Ordinary Shares); each outstanding warrant to acquire ordinary shares of Yucaipa became a Public Warrant to acquire an equal number of our Ordinary Shares (collectively, the “Business Combination”);

•

immediately thereafter, we issued Ordinary Shares, deemed under the Business Combination Agreement to have an aggregate value of $2,462 million, to the former shareholders of SSU’s capital stock immediately prior to the Closing in exchange for the contribution by such shareholders of all of the paid up shares (Geschäftsanteile) of SSU (such exchange, the “Exchange”);

•	immediately after giving effect to the Exchange, we changed our legal form to a Dutch public limited liability company (naamloze vennotschap); and

•

SSU consummated the acquisition of Mapil Topco Limited, a private company limited by shares incorporated in England and Wales (“Wiggle”, and such acquisition, the “Wiggle Acquisition”), substantially concurrently with the closing of the Business Combination in accordance with the terms of the definitive transaction agreement for the Wiggle Acquisition (as amended, the “Wiggle SPA”), which was signed concurrently with the Business Combination Agreement, pursuant to which upon the closing of the Wiggle Acquisition, on the Closing Date, (i) we caused to be paid, a consideration in cash to the sellers under the Wiggle SPA, (ii) issued an aggregate of 31,045,383 Ordinary Shares to the sellers under the Wiggle SPA, and (iii) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the post-closing lock-up period described in the Wiggle SPA, will pay, or shall cause to be paid to the seller under the Wiggle SPA, the Wiggle Deferred Cash Consideration (as defined in the Wiggle SPA).

Upon the closing of the Business Combination, the Company became the direct parent of SSU, a sports ecommerce company comprised of a group of specialist sports webshops, which are powered by its sports commerce and technology platform.

PIPE Financing

Concurrently with the execution of the Business Combination Agreement, Ronald W. Burkle, we and Yucaipa entered into a subscription agreement (the “Ron Burkle Subscription Agreement”), pursuant to which, among other things, Mr. Burkle has agreed to subscribe for and purchase, and we have agreed to issue and sell to Mr. Burkle, following the Merger, an aggregate of 5,000,000 Ordinary Shares for a purchase price of $10.00 per share, for aggregate gross proceeds of $50,000,000 (the “Ron Burkle Investment”), on the terms and subject to the conditions set forth in the Ron Burkle Subscription Agreement and the applicable Dutch Deed of Issue.

On June 10, 2021, concurrently with the execution of the Business Combination Agreement, we and Yucaipa have also entered into subscription agreements (the “PIPE Subscription Agreements”) with certain third-party investors (each, a “PIPE Investor”). In addition, on October 7, 2021 and December 3, 2021, we and Yucaipa entered into PIPE Subscription Agreements with certain new investors, including SISH, and current

PIPE Investors. Pursuant to the PIPE Subscription Agreements, the PIPE Investors, SISH and Mr. Burkle agreed to subscribe for and purchase, and we agreed to issue and sell to such investors, immediately prior to the closing of the Business Combination, an aggregate of 39,700,000 of our Ordinary Shares (the “PIPE Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $397,000,000, on the terms and subject to the conditions set forth in the applicable PIPE Subscription Agreement and the applicable Dutch Deed of Issue.

Registration Rights Agreement

At the closing of the Business Combination, SISH and certain other Pre-Closing SSU Shareholders, Yucaipa, Yucaipa Sponsor, the Yucaipa’ initial shareholders and the Wiggle sellers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) providing for, among other matters, and subject to the terms thereof, customary registration rights with respect to their respective Ordinary Shares, including demand and piggy-back rights subject to cut-back provisions. The Registration Rights Agreement also provides that we will maintain an effective registration statement until such time as there are no longer any Registrable Securities (as defined in the Registration Rights Agreement).

Indemnification Agreements

The Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our directors, executive officers and certain indemnified persons designated as such by the Board, providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to the Company or, at our request, service to other entities, as officers or directors to the extent permitted by Dutch law.

Review, Approval or Ratification of Transactions with Related Persons

We adopted a policy with respect to related party transactions (the “RPT Policy”) that permits directors and officers to enter into certain related party transactions only when the Board, acting through the Audit Committee, has conducted a reasonable prior review and approves or ratifies such transaction in accordance with the RPT Policy. In conducting this review, the Board is obligated to ensure that all such transactions are approved by a the members of the Board not otherwise interested in the transaction and are in the best interest of the Company and its stockholders.

Earn-Out Agreement

Concurrently with the execution of the Business Combination Agreement, we entered into an earn-out agreement with SISH and Yucaipa (the “Earn-Out Agreement”), pursuant to which, among other things, we issued to SISH 51,000,000 Ordinary Shares that will vest (in whole or in part) upon, among other things, the achievement of certain earn-out thresholds prior to the fifth anniversary of the Closing Date, on the terms and subject to the conditions set forth in the Earn-Out Agreement.

Lock-Up Agreements

In connection with the Business Combination Agreement, certain Pre-Closing SSU Shareholders and the sellers in the Wiggle Acquisition who received equity as consideration entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which each such party agreed not to (a) sell or otherwise dispose of, directly or indirectly, any our Ordinary Shares it received in connection with the Business Combination (the “Lock-up Shares”), subject to certain limited exceptions, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic ownership of any of the Lock-Up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (any of the actions specified in clauses (a)-(c), a “Transfer”), in each case, until the date that is 180 days after the Closing Date (the “Lock-Up Period”). The PIPE Shares are not be subject to a post-closing lock-up period.

Financial Services Agreement and Non Disclosure Agreement

Pursuant to a financial services agreement (the “Financial Services Agreement”) entered into on March 1, 2022 by and between the Company and SIGNA Financial Services Germany GmbH (“SFS”), SFS will provide to the Company certain financial advisory services in connection with potential financing and acquisition opportunities leveraging SFS’s expertise and familiarity with the Company from prior engagements. The Financial Services Agreement has a term until September 30, 2022. Simultaneously with entering into the Financial Services Agreement, the Company and SFS have also entered into a non disclosure agreement dated March 1, 2022 (the “Non Disclosure Agreement”). SFS is a wholly owned indirect subsidiary of SIGNA Holding GmbH, an Austrian limited liability company and indirect owner of 49.48% of the Company’s share capital. The Financial Services Agreement and the Non Disclosure Agreement have been approved by the Audit Committee in accordance with the applicable procedures set out in the RPT Policy.

SIGNA Holding GmbH Working Capital Facility

On May 3, 2022 the Company entered into a € 50,000,000.00 revolving credit agreement with SIGNA Holding GmbH, an affiliate of the Company’s largest shareholder SISH. Under the revolving credit agreement, SIGNA Holding GmbH as lender also agreed to provide the Company an additional amount of up to € 50,000,000.00 during the Company’s fiscal year 2023 in accordance with the terms of the revolving credit agreement, if the Company requires additional liquidity in fiscal year 2023 and provided that an external capital raise in excess of certain thresholds will not be available. The revolving credit facility will be utilized to fund working capital needs, capital expenditures and general corporate purposes. The entering into the revolving credit facility with SIGNA Holding GmbH has been approved by the Audit Committee in accordance with the applicable procedures set out in the Company’s RPT Policy.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information relating to the beneficial ownership of our Ordinary Shares by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding Ordinary Shares;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the Ordinary Shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.

The percentage of Ordinary Shares beneficially owned is computed on the basis of 337,195,617 Ordinary Shares outstanding as of June 10, 2022, (and assumes the options granted to Stephan Zoll under the option agreement entered into by and between the Company and Stephan Zoll on June 10, 2021, have been exercised for 1,293,200 Ordinary Shares), and gives effect to 2,492,833 Ordinary Shares issued in connection with the Tennis Express Acquisitions, and does not include 17,433,333 Ordinary Shares issuable upon the exercise of the Public Warrants that remained outstanding as of February 28, 2022 or up to 950,000 Ordinary Shares registered in connection with the IPO Bonus as the underlying RSUs to be granted do not settle within 60 days after February 28, 2022. Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. To our knowledge, no Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all Ordinary Shares beneficially owned by them. To our knowledge, no Ordinary Shares beneficially owned by any executive officer, director or director nominee have been pledged as security.

	Number of Ordinary Shares(1)	Percentage of All Ordinary Shares(1)
Executive Officers, Directors and Director Nominees
Stephan Zoll	1,293,200	*
Alexander Johnstone	—	—
Philipp Rossner	—	—
Thomas Neumann	—	—
Mike Özkan	—	—
Wolfram Keil	—	—
Dieter Berninghaus	—	—
Richard d’Abo	—	—
Dr. Martin Wittig	—	—
Christoph Keese	—	—
Thomas Rudolph	—	—
All executive officers and directors as a group (11 persons)	1,293,200	*
Other 5% Shareholders
Bridgepoint Europe IV (Nominees) Limited(2)	24,449,937	7.25%
SIGNA International Sports Holding GmbH(3)	167,667,294	49.72%
R+V Lebensversicherung Aktiengesellschaft(4)	23,449,533	6.95%

*	Indicates beneficial ownership of less than 1% of total outstanding Ordinary Shares.
(1)	Assumes the options provided to Stephan Zoll under the Option Agreement entered into by and between the Company and Stephan Zoll on June 10, 2021 have been exercised for 1,293,200 Ordinary Shares.
(2)

Consists of Ordinary Shares held by Bridgepoint Europe IV (Nominees) Limited on behalf of certain limited partnerships comprising the Bridgepoint Europe IV Fund (the “Limited Partnerships”). Each of the Limited Partnerships is managed by Bridgepoint Advisers Limited. Bridgepoint Advisers Limited has the power to control voting and investment decisions and may therefore for these purposes be deemed to beneficially own the Ordinary Shares held by Bridgepoint Europe IV (Nominees) Limited. Bridgepoint Advisers Limited is overseen by a board of directors that acts by majority approval. The registered office of Bridgepoint Advisers Limited is 95 Wigmore Street, London, W1U 1FB.

(3)

As the sole managing director of SISH, Wolfram Keil has representation over such securities. The business address of SISH is Maximiliansplatz 12, 80333 Munich, Federal Republic of Germany. The shareholding of SISH includes 161,691,626 Shares held directly by SISH (representing 47.95% of the outstanding Shares) and 5,975,668 shares held by SISH Beteiligung GmbH & Co. KG (representing 1.77% of the outstanding Shares). SISH Beteiligung GmbH & Co. KG is a German limited liability partnership (Kommanditgesellschaft) wholly owned and controlled by SISH both of which are under common control of SIGNA Retail Sports Holding GmbH Bärengasse 29, 8001 Zurich, Switzerland. The majority of the share capital of SIGNA Retail Sports Holding GmbH is held by SIGNA Retail Selection AG, Bärengasse 29, 8001 Zurich, Switzerland; all of the share capital of SIGNA Retail Selection AG is held by SIGNA Retail GmbH, Freyung 3, 1010 Vienna, Austria; the majority of the share capital of SIGNA Retail GmbH is held by SIGNA Holding GmbH, Maria-Theresien-Straße 31, 6020, Austria; the majority of the share capital of SIGNA Holding GmbH is held by Supraholding GmbH & Co. KG, Maria- Theresien-Straße 31, 6020, Austria and the majority of the share capital of Supraholding GmbH & Co. KG is held, directly or indirectly, by Familie Benko Privatstiftung, Maria-Theresien-Straße 31, 6020, Austria. Each of the foregoing entities may be deemed to beneficially own 167,667,294 Ordinary Shares.

(4)	R+V Lebensversicherung AG is governed by a five member management board. The board members are Claudia Andersch, Jens Hasselbächer, Marc René Michallet, Tillmann Lukosch and Julia Merkel. Claudia

Andersch, Jens Hasselbächer and Marc René Michallet each have joint power of representation over such securities with another member of the management board. Tillmann Lukosch and Julia Merkel have joint power of representation over such securities together with another member of the management board or one of the procurists of the company. The business address of R + V Lebensversicherung AG is Raiffeisenplatz 1, 65189 Wiesbaden, Federal Republic of Germany. The shareholding of R+V Lebensversicherung includes 3,126,609 Shares held directly by R+V Versicherung AG (representing 0.93% of the outstanding Shares) and 20,322,924 shares held by R+V Lebensversicherung (representing 6.03% of the outstanding Shares). R+V Lebensversicherung is a German stock corporation (Aktiengesellschaft) indirectly wholly owned and controlled by R+V Versicherung AG. Both of R+V Versicherung AG and R+V Lebensversicherung are under common control of DZ Bank AG Deutsche Zentral- Genossenschaftsbank, Platz der Republik, Frankfurt am Main, Germany.

SELLING SECURITYHOLDERS

This prospectus relates to the possible offer and sale from time to time of up to 2,492,833 Ordinary Shares by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares and the Public Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the tables below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in our securities after the date of this prospectus.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering Ordinary Shares for resale to the public and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. The individuals and entities listed below have beneficial ownership over their respective securities. The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, Ordinary Shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. The percentage of Ordinary Shares beneficially owned is computed on the basis of 337,195,617 Ordinary Shares outstanding as of June 10, 2022, (and assumes the options granted to Stephan Zoll under the option agreement entered into by and between the Company and Stephan Zoll on June 10, 2021, have been exercised for 1,293,200 Ordinary Shares), and gives effect to 2,492,833 Ordinary Shares issued in connection with the Tennis Express Acquisition, and does not include 17,433,333 Ordinary Shares issuable upon the exercise of the Public Warrants that remained outstanding as of June 10, 2022 and up to 950,000 Ordinary Shares to be issued upon vesting of the RSUs to be granted as the IPO Bonus.

The Ordinary Shares held by certain of the Selling Securityholders are subject to transfer restrictions, as described in the section titled “Description of Securities.”

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Ordinary Shares in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law. Ordinary shares offered and beneficially owned are based primarily on information initially provided to us by the Selling Securityholders indicating the ordinary shares they wished to be covered by this registration statement and eligible for sale under this prospectus. A Selling Securityholder may have sold or transferred some or all of the securities set forth in the table and accompanying footnotes, and consequently the securities indicated to be offered may exceed the number of securities to be sold by the Selling Securityholders.

Selling securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of Ordinary Shares registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See the section titled “Plan of Distribution.”

The shares owned by the persons named below do not have voting rights different from the shares owned by other holders. Unless otherwise indicated, the business address of each beneficial owner listed in the table below is c/o SIGNA Sports United N.V., Kantstraße 164, Upper West 10623 Berlin, Federal Republic of Germany.

	Ordinary Shares				Warrants to Purchase Ordinary Shares
Name of Selling Securityholder	Shares Owned Before the Offering (#)	Shares Being Offered (#)	Shares Owned After the Offering		Warrants Owned Before the Offering (#)	Warrants Being Offered (#)	Warrants Owned After the Offering
			(#)(1)(2)	(%)(1)(2)			(#)(1)(2)	(%)(1)(2)
Bradley E. Blume(3)	2,492,833	2,492,833(3)	0	0

*	Less than 1%
(1)

The percentage of Ordinary shares beneficially owned is computed on the basis of (i) 337,195,617 Ordinary Shares outstanding as of June 10, 2022, (and assumes the options granted to Stephan Zoll under the option agreement entered into by and between the Company and Stephan Zoll on June 10, 2021, have been exercised for 1,293,200 Ordinary Shares) (ii) 2,492,833 Ordinary Shares issued in connection with the Tennis Express Acquisition, and (iii) and does not include 17,433,333 Ordinary Shares issuable upon the exercise of the Public Warrants that remained outstanding as of the date of this prospectus and up to 950,000 Ordinary Shares to be issued upon vesting of the RSUs to be granted as the IPO Bonus.

(2)	Assumes the sale of all shares offered in this prospectus.
(3)	The address of Mr. Blume is 10327 Meadow Lake Lane, Houston, Texas 77042.

TAXATION

Material U.S Federal Income Tax Considerations for U.S. Holders

The following is a general discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of our Ordinary Shares and Public Warrants (the “SSU Securities”). No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of the SSU Securities; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to U.S. federal income tax considerations relevant to U.S. Holders that hold SSU Securities as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•	Our officers or directors

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	taxpayers that are subject to the mark-to-market accounting rules;

•	tax-exempt entities;

•	S-corporations;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more of our shares by vote or value;

•	persons that acquired SSU Securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation or in connection with services;

•	persons that hold SSU Securities as part of a straddle, constructive sale, hedging, conversion or other integrated or similar transaction; or

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar.

As used in this prospectus, the term “U.S. Holder” means a beneficial owner of SSU Securities that is for U.S. federal income tax purposes:

i.	An individual who is a citizen or individual resident of the United States;

ii.	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

iii.	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

iv.

a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

Moreover, the discussion below is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare contribution tax laws, or state, local or non-U.S. tax laws.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold SSU Securities through such entities. If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of SSU Securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner of a partnership holding SSU Securities, we urge you to consult your own tax advisor.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING AND DISPOSING OF SSU SECURITIES. HOLDERS OF SSU SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SSU SECURITIES, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

Taxation of Distributions

Subject to the possible applicability of the PFIC rules discussed below, a U.S. Holder generally will be required to include in gross income as a dividend the amount of any distribution paid on our Ordinary Shares to the extent the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends paid by us will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to the PFIC rules described below, distributions in excess of such earnings and profits generally will be applied against and reduce the U.S. Holder’s basis in our Ordinary Shares (but not below zero) and, to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Ordinary Shares (see “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants” below).

With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Ordinary Shares are readily tradable on an established securities market in the United States or SSU is eligible for benefits under an applicable tax treaty with the United States, and SSU is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. The amount of any dividend distribution paid in euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

Subject to applicable limitations, German income taxes withheld from dividends on common shares at a rate not exceeding the rate provided by the applicable treaty with the United States will be eligible for credit against the U.S. treaty beneficiary’s (as defined below) U.S. federal income tax liability. Subject to certain complex limitations, the non-refundable withheld German taxes generally will be eligible for credit against a U.S. treaty beneficiary’s (as defined below) federal income tax liability. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may deduct foreign taxes, including any German income tax, in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss on the sale or other taxable disposition of our Ordinary Shares or Public Warrants in an amount equal to the difference between the amount realized on the disposition and such U.S. Holder’s adjusted tax basis in such Ordinary Shares or Public Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Ordinary Shares or Public Warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder is currently eligible to be taxed at reduced rates. The deduction of capital losses is subject to certain limitations.

Exercise, Lapse or Redemption of a Warrant

Subject to the PFIC rules and except as discussed below with respect to the cashless exercise of a Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant. A U.S. Holder’s tax basis in an ordinary share received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant exchanged therefor and the exercise price. The U.S. Holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current law. Subject to the PFIC rules discussed below, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. Although we expect a U.S. Holder’s cashless exercise of our Public Warrants (including after we provide notice of our intent to redeem Public Warrants for cash) to be treated as a recapitalization, a cashless exercise could alternatively be treated as a taxable exchange in which gain or loss would be recognized.

In either tax-free situation, a U.S. Holder’s tax basis in the Ordinary Shares received generally would equal the U.S. Holder’s tax basis in the Public Warrants. If the cashless exercise is not treated as a realization event, it is unclear whether a U.S. Holder’s holding period for the Ordinary Share will commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant. If the cashless exercise is treated as a recapitalization, the holding period of the Ordinary Shares would include the holding period of the Public Warrants.

It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Public Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Public Warrants, which would be deemed to be exercised. For this purpose, a U.S. Holder may be deemed to have surrendered a number of Public Warrants having an aggregate value equal to the exercise price for the total number of Public Warrants to be deemed exercised. Subject to the PFIC rules discussed below, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the total number of Public Warrants deemed surrendered and the U.S. Holder’s tax basis in such Public Warrants. In this case, a U.S. Holder’s tax basis in the Ordinary Shares received would equal the U.S. Holder’s tax basis in the Public Warrants exercised plus (or minus) the gain (or loss) recognized with respect to the surrendered Public Warrants. It is unclear whether a U.S. Holder’s holding period for the Ordinary Shares would commence on the date of exercise of the Public Warrant or the day following the date of exercise of the Public Warrant.

Because of the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, a U.S. Holder should consult its tax advisor regarding the tax consequences of a cashless exercise.

Subject to the PFIC rules described below, if we redeem Public Warrants for cash or purchase Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Exercise, Lapse or Redemption of a Warrant.”

Possible Constructive Distributions

The terms of each Public Warrant provide for an adjustment to the number of Ordinary Shares for which the Public Warrant may be exercised or to the exercise price of the Public Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities — Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases such U.S. Holders’ proportionate interests in our assets or earnings and profits (e.g. through an increase in the number of Ordinary Shares that would be obtained upon exercise or through a decrease to the exercise price of a Public Warrant) as a result of a distribution of cash or other property to the holders of Ordinary Shares which is taxable to the U.S. Holders of such Ordinary Shares as described under “— Taxation of Distributions” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the Public Warrants received a cash distribution from us equal to the fair market value of such increased interest, and would increase a U.S. Holder’s adjusted tax basis in its Public Warrants to the extent that such distribution is treated as a dividend.

Passive Foreign Investment Company Status

The treatment of U.S. Holders of our Ordinary Shares and Public Warrants could be materially different from that described above if we are or were treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.

A non-U.S. corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

We do not expect to be treated as a PFIC for U.S. federal income tax purposes, but this conclusion is a factual determination made annually and, thus, is subject to change. With certain exceptions, the Ordinary Shares would be treated as stock in a PFIC with respect to a U.S. Holder if we were a PFIC at any time during a U.S. Holder’s holding period in such U.S. Holder’s Ordinary Shares. There can be no assurance, however, that we will not be treated as a PFIC for any taxable year or at any time during a U.S. Holder’s holding period.

If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Public Warrants and, in the case of Ordinary Shares, the U.S. Holder did not make a qualified electing fund (“QEF”) election or a mark-to-market election, such U.S. Holder generally would be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Ordinary Shares or Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Ordinary Shares).

Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Ordinary Shares or Public Warrants;

•

the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we were a PFIC, will be taxed as ordinary income;

•

the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•

an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If we are a PFIC and, at any time, have a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a portion of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we (or our subsidiary) receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC or the U.S. Holders otherwise were deemed to have disposed of an interest in the lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.

In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of the Ordinary Shares (but not the Public Warrants) by making and maintaining a timely and valid QEF election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. However, we do not expect to furnish U.S. Holders with the tax information necessary to enable a U.S. Holder to make a QEF election.

Alternatively, if we are a PFIC and the Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder, at the close of the first taxable year in which it holds (or is deemed to hold) the Ordinary Shares, makes a mark-to-market election with respect to such shares for such taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Ordinary Shares at the end of such year over its adjusted basis in its Ordinary Shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Ordinary Shares over the fair market value of its Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to Public Warrants.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, including NYSE (on which the Ordinary

Shares will be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Moreover, a mark-to-market election made with respect to Ordinary Shares would not apply to a U.S. Holder’s indirect interest in any lower tier PFICs in which we own shares. U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to the Ordinary Shares under their particular circumstances.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 and such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations until such required information is furnished to the IRS.

The rules dealing with PFICs are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of the Ordinary Shares and Public Warrants should consult their tax advisors concerning the application of the PFIC rules to SSU Securities under their particular circumstances.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” As used herein, the term “Non-U.S. Holder” means a holder who, for U.S. federal income tax purposes, is a beneficial owner of SSU Securities (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect of Ordinary Shares generally will not be subject to U.S. federal income tax unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains in the United States). In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other disposition of SSU Securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States), or the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from the United States sources generally is subject to tax at a 30% rate or a lower applicable treaty rate).

Dividends (including constructive dividends) and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a Public Warrant, or the lapse of a Public Warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a Public Warrant by a U.S. Holder, as described in “Exercise, Lapse or Redemption of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of SSU Securities.

Information Reporting and Backup Withholding

Dividend payments (including constructive dividends) with respect to Ordinary Shares and proceeds from the sale, exchange or redemption of SSU Securities may be subject to information reporting to the IRS and possible United States backup withholding. Backup withholding (currently at a rate of 24%) will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will not be subject to the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to SSU Securities, subject to certain exceptions (including an exception for SSU Securities held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold SSU Securities.

Material Dutch Tax Considerations

Taxation in the Netherlands

This section outlines the principal Dutch tax consequences of the acquisition, holding, settlement, redemption and disposal of the Ordinary Shares and the acquisition, holding, exercise, and disposal of the Public Warrants. It does not present a comprehensive or complete description of all aspects of Dutch tax law which could be of relevance to a holder of Ordinary Shares (a “Shareholder”) or a holder of Public Warrants. For Dutch tax purposes, a Shareholder or holder of Public Warrants may include an individual who, or an entity that, does not hold the legal title to the Ordinary Shares or Public Warrants, but to whom, or to which, nevertheless the Ordinary Shares or Public Warrants, or the income thereof, are attributed based either on such individual or entity owning a beneficial interest in the Ordinary Shares or Public Warrants or based on specific statutory provisions. These include statutory provisions pursuant to which Ordinary Shares or Public Warrants are attributed to an individual who is, or who has directly or indirectly inherited from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the Ordinary Shares or Public Warrants.

This section is intended as general information only. A prospective Shareholder or prospective holder of Public Warrants should consult their own tax adviser regarding the tax consequences of any acquisition, holding, redemption and disposal of Ordinary Shares or acquisition, holding, exercise, or disposal of Public Warrants.

Except as otherwise provided, this section is based on Dutch tax law as applied and interpreted by Dutch tax courts and as published and in effect on the date of this prospectus, including, for the avoidance of doubt, the tax rates applicable on the date of this prospectus, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

Any reference in this section made to Dutch taxes, Dutch tax or Dutch tax law must be construed as a reference to any taxes of any nature levied by or on behalf of the Netherlands or any of its subdivisions or taxing authorities or to the law governing such taxes, respectively. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

Any reference hereafter made to a treaty for the avoidance of double taxation concluded by the Netherlands includes the Tax Regulation for the Kingdom of the Netherlands (Belastingregeling voor het Koninkrijk), the Tax Regulations for the Netherlands and Curacao (Belastingregeling Nederland Curaçao), the Tax Regulations for the

Netherlands and Sint Maarten (Belastingregeling Nederland Sint Maarten), the Tax Regulation for the State of the Netherlands (Belastingregeling voor het land Nederland) and the Agreement between the Taipei Representative Office in the Netherlands and the Netherlands Trade and Investment Office in Taipei for the avoidance of double taxation.

This section does not describe any Dutch tax considerations or consequences that may be relevant to a Shareholder or holder of Public Warrants:

i.

who is an individual and for whom the income or capital gains derived from the Ordinary Shares or Public Warrants are attributable to (employment) activities, the income from which is taxable in the Netherlands;

ii.

who has, or that has, a substantial interest (aanmerkelijk belang) or a fictitious substantial interest (fictief aanmerkelijk belang) in our company within the meaning of chapter 4 of the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001). Generally, a Shareholder or holder of Public Warrants has a substantial interest in our company if such Shareholder or holder of Public Warrants, alone or — in case of an individual — together with a partner for Dutch tax purposes, or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them, directly or indirectly:

1.

owns, or holds, or is deemed to own or hold, certain rights to shares representing five percent or more of the total issued capital of our company, or of the issued and outstanding capital of any class of our shares;

2.

holds, or is deemed to hold, rights, including Public Warrants, to, directly or indirectly, acquire shares, whether or not already issued, representing five percent or more of the total issued capital of our company, or of the issued capital of any class of shares of our company; or

3.

owns, or holds, or is deemed to own or hold, certain rights on profit participating certificates (winstbewijzen) that relate to five percent or more of the annual profit of our company or to five percent or more of the liquidation proceeds of our company.

A Shareholder or holder of Public Warrants who is an individual will also have a substantial interest if a partner for Dutch tax purposes or any relative by blood or by marriage in the ascending or descending line (including foster-children) of either of them has a substantial interest in our company;

iii.

that is an entity which is, pursuant to the Dutch Corporate Income Tax Act 1969 (Wet op de vennootschapsbelasting 1969) (the “CITA”), not subject to Dutch corporate income tax or is in full or in part exempt from Dutch corporate income tax (such as a qualifying pension fund);

iv.	that is an investment institution (beleggingsinstelling) as described in clause 6a or 28 CITA; or

v.	that is required to apply the participation exemption (deelnemingsvrijstelling) with respect to the ordinary Shares, Public Warrants, or a combination thereof (as defined in clause 13 CITA).

Generally, a holding of Ordinary Shares or Public Warrants is considered to qualify as a participation for the participation exemption if it represents a holding of, or right to acquire, an interest of five percent or more of the nominal paid-up share capital in our company.

Withholding Tax on Dividend Payments

Dividends distributed by us are generally subject to Dutch dividend withholding tax at a rate of 15 percent. Generally, we are responsible for the withholding of such dividend withholding tax at source; the Dutch dividend withholding tax is for the account of the Shareholder.

However, a Shareholder will not be subject to Dutch dividend withholding tax on dividends distributed by us if, and for as long as, we are a resident solely in Germany for purposes of the 2021 Convention between the

Federal Republic of Germany and the Kingdom of the Netherlands for the avoidance of double taxation with respect to taxes on income (the “double tax treaty between Germany and the Netherlands”), unless:

i.	the Shareholder is a Dutch Individual (as defined below) or a Dutch Corporate Entity (as defined below); or

ii.

the Shareholder is a Non-Dutch Individual (as defined below) or a Non-Dutch Corporate Entity (as defined below) and derives profits from an enterprise, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Ordinary Shares are attributable.

The current double tax treaty between Germany and the Netherlands stipulates that if a company is treated as tax resident of both the Netherlands and Germany it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty due to the “effective management” tie-breaker included in Article 4(3) of the treaty and the current reservation made by Germany under the Multilateral Convention to Implement Tax Treaty Related Measures to Prevent Base Erosion and Profit Shifting (the “MLI”), with respect to the tie-breaker provision included Article 4(3) of the double tax treaty between Germany and the Netherlands (the “MLI tie-breaker reservation”). Please refer to the paragraphs “Risk Factors — We may become taxable in a jurisdiction other than Germany and this may increase the aggregate tax burden on us” and “Risk Factors — If we do pay dividends, we may need to withhold tax on such dividends payable to holders of Ordinary Shares in both Germany and the Netherlands” for risks regarding our tax residency and the consequences thereof.

It is currently uncertain what evidence, information and documentation will be required by the Dutch tax authorities for purposes of accepting application of the double tax treaty between Germany and the Netherlands as described above, either at source or through a refund request by a Shareholder or a holder of a Public Warrant.

The expression “dividends distributed by us” include, but are not limited to:

•	distributions of profits in cash or in kind, whatever they be named or in whatever form;

iii.

proceeds from our liquidation or proceeds from the repurchase of Ordinary Shares by us, other than as a temporary portfolio investment (tijdelijke belegging), in excess of the average paid-in capital recognized for Dutch dividend withholding tax purposes;

iv.

the nominal value of Ordinary Shares issued to a Shareholder or an increase in the nominal value of Ordinary Shares, to the extent that no related contribution, recognized for Dutch dividend withholding tax purposes, has been made or will be made; and

v.	partial repayment of paid-in capital, that is

•	not recognized for Dutch dividend withholding tax purposes, or

•

recognized for Dutch dividend withholding tax purposes, to the extent that we have “net profits” (zuivere winst), unless (a) the general meeting of shareholders has resolved in advance to make such repayment and (b) the nominal value of the Ordinary Shares concerned has been reduced with an equal amount by way of an amendment to the Articles of Association. The term “net profits” includes anticipated profits that have yet to be realized.

If a Shareholder is resident or deemed to be resident in the Netherlands for Dutch tax purposes, such Shareholder is generally entitled to an exemption or a credit for any Dutch dividend withholding tax against his Dutch (corporate) income tax liability and to a refund of any residual Dutch dividend withholding tax. The same generally applies Non-Dutch Individuals and Non-Dutch Corporate Entities if the Ordinary Shares are attributable to a permanent establishment or permanent representative in the Netherlands of such Non-Resident Individual or Non-Resident Entity.

Depending on his specific circumstances, a Shareholder resident in a country other than the Netherlands, may be entitled to exemptions from, reduction of, or full or partial refund of, Dutch dividend withholding tax pursuant to Dutch law, EU law, or treaties for avoidance of double taxation.

A Shareholder that is resident (i) in an EU member state, or (ii) in a state that is a party to the Agreement on the European Economic Area (“EEA”; Iceland, Liechtenstein or Norway), or (iii) in a designated third state with which the Netherlands has agreed to an arrangement for the exchange of information on tax matters, is entitled to a full or partial refund of Dutch dividend withholding tax incurred in respect of Ordinary Shares if the final tax burden in respect of the dividends distributed by us of a comparable Dutch resident shareholder is lower than the withholding tax incurred by the non-Dutch resident Shareholder. The refund is granted upon request, and is subject to conditions and limitations. No entitlement to a refund exists if the disadvantage for the non-Dutch resident Shareholder is entirely compensated in his state of residence under the provisions of a treaty for the avoidance of double taxation concluded between this state of residence and the Netherlands.

According to Dutch domestic anti-dividend stripping rules, no credit against Dutch (corporate) income tax, exemption from, reduction in or refund of, Dutch dividend withholding tax will be granted if the recipient of the dividends distributed by us is not considered to be the beneficial owner (uiteindelijk gerechtigde) of such dividends.

The Dutch Dividend Withholding Tax Act 1965 (Wet op de dividendbelasting 1965) (the “DWTA”) provides for a non-exhaustive negative description of a beneficial owner. According to the DWTA, a Shareholder will not be considered the beneficial owner of the dividends if as a consequence of a combination of transactions:

•	a person other than the Shareholder wholly or partly, directly or indirectly, benefits from the dividends;

•	whereby this other person retains or acquires, directly or indirectly, an interest similar to that in the Ordinary Shares on which the dividends were paid; and

•	that other person is entitled to a credit, reduction or refund of Dutch dividend withholding tax that is less than that of the Shareholder.

Conditional Withholding Tax on Dividend Payments as of January 1, 2024.

As of January 1, 2024, a Dutch conditional withholding tax will be imposed on dividends distributed by us to entities related (gelieerd) to us (within the meaning of the Dutch Withholding Tax Act 2021; Wet bronbelasting 2021), if such related entity:

•

is considered to be resident (gevestigd) in a jurisdiction that is listed in the yearly updated Dutch Regulation on low-taxing states and non-cooperative jurisdictions for tax purposes (Regeling laagbelastende staten en niet-coöperatieve rechtsgebieden voor belastingdoeleinden) (a “Listed Jurisdiction”); or

•	has a permanent establishment located in a Listed Jurisdiction to which the Ordinary Shares are attributable; or

•

holds the Ordinary Shares for the main purpose or one of the main purposes to avoid taxation for another person or entity and there is an artificial arrangement or transaction or a series of artificial arrangements or transactions; or

•

is not considered to be the beneficial owner of the Ordinary Shares in its jurisdiction of residences because such jurisdiction treats another entity as the beneficial owner of the common shares or warrants (a hybrid mismatch); or

•	is not resident in any jurisdiction (also a hybrid mismatch); or

•

is a reverse hybrid (within the meaning of Article 2(12) of the CITA), if and to the extent (x) there is a participant in the reverse hybrid which is related (gelieerd) to the reverse hybrid, (y) the jurisdiction of residence of such participant treats the reverse hybrid as transparent for tax purposes and (z) such participant would have been subject to the Dutch conditional withholding tax in respect of dividends distributed by us without the interposition of the reverse hybrid, all within the meaning of the Dutch Withholding Tax Act 2021.

The Dutch conditional withholding tax on dividends will be imposed at the highest Dutch corporate income tax rate in effect at the time of the distribution (currently 25.8%). The Dutch conditional withholding tax on dividends will be reduced, but not below zero, by any regular Dutch dividend withholding tax withheld in respect of the same dividend distribution. As such, based on the currently applicable rates, the overall effective tax rate of withholding the regular Dutch dividend withholding tax (as described above) and the Dutch conditional withholding tax on dividends will not exceed the highest corporate income tax rate in effect at the time of the distribution (currently 25.8%).

Holders of Public Warrants

The exercise of Public Warrant does not in our view give rise to Dutch dividend withholding tax, except to the extent (i) the exercise price is below the nominal value of an Ordinary Share (currently, the nominal value per Ordinary Share is €0.12 and the exercise price is $11.50) and (ii) such difference is not charged against our share premium reserve recognized for purposes of Dutch dividend withholding tax. If any Dutch dividend withholding tax due is not effectively withheld for the account of the relevant holder of a Public Warrant, Dutch dividend withholding tax shall be due by us on a grossed-up basis, meaning that the Dutch dividend withholding tax basis shall be equal to the amount referred to in the preceding sentence multiplied by 100/85. Exceptions and relief from Dutch dividend withholding tax may apply as set forth in the preceding paragraph.

Taxes on Income and Capital Gains

Residents of the Netherlands

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of Public Warrant:

i.	individuals who are resident or deemed to be resident in the Netherlands for Dutch income tax purposes (“Dutch Individuals”); and

ii.	entities or enterprises that are subject to the CITA and are resident or deemed to be resident in the Netherlands for corporate income tax purposes (“Dutch Corporate Entities”)

Dutch Individuals Engaged or Deemed to Be Engaged in an Enterprise or in Miscellaneous Activities

Dutch Individuals engaged or deemed to be engaged in an enterprise or who derive income from miscellaneous activities (resultaat uit overige werkzaamheden) are generally subject to (Dutch) income tax at statutory progressive rates with a maximum of 49.5 percent (rate for 2022) on any benefits derived or deemed to be derived from the Ordinary Shares or Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of Public Warrants, that are either attributable to:

iii.

an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur (ondernemer) or pursuant to a co-entitlement (medegerechtigde) to the net worth of such enterprise other than as an entrepreneur or a shareholder; or

iv.

the benefits of which are attributable to miscellaneous activities, including, without limitation, activities which are beyond the scope of active portfolio investment activities (meer dan normaal vermogensbeheer).

Dutch Individuals Not Engaged or Deemed to Be Engaged in an Enterprise or in Miscellaneous Activities

Generally, the Ordinary Shares or Public Warrants held by a Dutch Individual who is not engaged or deemed to be engaged in an enterprise or miscellaneous activities, or who is so engaged or deemed to be engaged but the Ordinary Shares or Public Warrants are not attributable to that enterprise or miscellaneous activities, will be subject to annual Dutch income tax imposed on a fictitious yield on the Ordinary Shares or Public Warrants under the regime for savings and investments (inkomen uit sparen en beleggen). Irrespective of the actual income and capital gains realized, including the Ordinary Shares received upon the exercise of a Public Warrant, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Ordinary Shares and Public Warrants, is set at a percentage of the positive balance of the fair market value of these assets, including the Ordinary Shares and Public Warrants, and the fair market value of these liabilities. The percentage, which is annually indexed, increases:

•	from 1.82% over the first €50,650;

•	to 4.37% over €50,651 up to and including €962,350; and

•	to a maximum of 5.53% over €962,351 or higher.

No taxation occurs if this positive balance does not exceed a certain threshold (heffingvrij vermogen), which is €50,650 in 2022. The fair market value of assets, including the Ordinary Shares and Public Warrants, and liabilities that are taxed under this regime is measured once in each calendar year on January 1. The tax rate under the regime for savings and investments is a flat rate of 31 percent (rate for 2022).

Dutch Corporate Entities

Dutch Corporate Entities are generally subject to corporate income tax at statutory rates up to 25.8 percent on any benefits derived or deemed to be derived from the Ordinary Shares or Public Warrants, including any capital gains realized on the disposal thereof or on the exercise of Public Warrants. A reduced rate of 15 percent applies to the first €395,000 of taxable profits (rates and brackets for 2022).

The description of certain Dutch tax consequences in this paragraph is only intended for the following Shareholders or holders of Public Warrants:

•	individuals not resident and not deemed to be resident in the Netherlands for Dutch income tax purposes (“Non-Dutch Individuals”); or

•	entities not resident and not deemed to be resident in the Netherlands for Dutch corporate income tax purposes (“Non-Dutch Corporate Entities”).

A Non-Dutch Individual or a Non-Dutch Corporate Entity will not be subject to any Dutch taxes on income or capital gains in respect of the acquisition, holding, redemption and disposal of Ordinary Shares and the acquisition, holding, exercise, and disposal of Public Warrants, other than the Dutch withholding taxes as described above, except if:

•

the Non-Dutch Individual or the Non-Dutch Corporate Entity derives profits from an enterprise, whether as entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands, to which the Ordinary Shares or Public Warrants are attributable;

•

the Non-Dutch Individual derives benefits from miscellaneous activities carried out in the Netherlands in respect of the Ordinary Shares or Public Warrants, including (without limitation) activities which are beyond the scope of active portfolio investment activities;

•

the Non-Dutch Corporate Entity is entitled to a share in the profits of an enterprise or a co-entitlement to the net worth of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Ordinary Shares or Public Warrants are attributable; or

•

the Non-Dutch Individual is entitled to a share in the profits of an enterprise, other than by way of securities, which enterprise is effectively managed in the Netherlands and to which enterprise the Ordinary Shares or Public Warrants are attributable.

Under certain specific circumstances, Dutch taxation rights may be restricted for Non-Dutch Individuals and Non-Dutch Corporate Entities pursuant to treaties for the avoidance of double taxation.

Dutch Gift Tax or Inheritance Tax

No Dutch gift tax or inheritance tax is due in respect of any gift of the Ordinary Shares or Public Warrants by, or inheritance of the Ordinary Shares or Public Warrants on the death of, a Shareholder or holder of Public Warrants, except if

•	at the time of the gift or death of the Shareholder or holder of Public Warrants, the Shareholder or holder of Public Warrants is resident, or is deemed to be resident, in the Netherlands;

•

the Shareholder or holder of Public Warrants passes away within 180 days after the date of the gift of the Ordinary Shares or Public Warrants and is not, or not deemed to be, at the time of the gift, but is, or deemed to be resident in the Netherlands at the time of his death; or

•

the gift of the Ordinary Shares or Public Warrants is made under a condition precedent and the Shareholder or holder of Public Warrants is resident, or is deemed to be resident, in the Netherlands at the time the condition is fulfilled.

For purposes of Dutch gift tax or inheritance tax, an individual who is of Dutch nationality will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 10 years preceding the date of the gift or his death. For purposes of Dutch gift tax, any individual, irrespective of his nationality, will be deemed to be resident in the Netherlands if such individual has been resident in the Netherlands at any time during the 12 months preceding the date of the gift.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable by or on behalf of the Shareholder or holder of Public Warrants by reason only of the purchase, ownership and disposal of the Ordinary Shares or the purchase, ownership, exercise and disposal of the Public Warrants.

Residency

A Shareholder or holder of Public Warrants will not become resident, or deemed resident, in the Netherlands for Dutch tax purposes by reason only of holding the Ordinary Shares or Public Warrants.

Material German Tax Considerations – Ordinary Shares and Public Warrants

The following discussion addresses certain German tax consequences of acquiring, owning, disposing or exercising, as the case may be, of the Ordinary Shares or Public Warrants. With the exception of the subsections “— German Taxation of Holders of Ordinary Shares — Taxation of Holders of Ordinary Shares Tax Resident in Germany” and “— German Taxation of Holders of Public Warrants — Taxation of Holders of Public Warrants Tax Resident in Germany” below, which provide an overview of the taxation of the respective holders of Ordinary Shares and Public Warrants that are residents of Germany, this discussion applies only to U.S. treaty beneficiaries (defined below) that acquire Ordinary Shares or Public Warrants in the offering.

This discussion is based on domestic German tax laws, including, but not limited to, circulars issued by German tax authorities, which are not binding on the German courts, and the Treaty (defined below). It is based upon tax laws in effect at the time of filing of this prospectus. These laws are subject to change, possibly with retroactive effect. In addition, this discussion is based upon the assumption that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms. It does not purport to be a comprehensive or exhaustive description of all German tax considerations that may be of relevance in the context of acquiring, owning and disposing of the Ordinary Shares or Public Warrants.

The tax information presented in this section is not a substitute for tax advice. Prospective holders of Ordinary Shares or Public Warrants should consult their own tax advisors regarding the tax consequences of the purchase, ownership, disposition, exercise, donation or inheritance of Ordinary Shares or Public Warrants in light of their particular circumstances, including the effect of any state, local, or other foreign or domestic laws or changes in tax law or interpretation. The same applies with respect to the rules governing the refund of any German withholding tax (Kapitalertragsteuer) withheld. Only an individual tax consultation can appropriately account for the particular tax situation of each investor.

Taxation of Our Company

The current German-Dutch tax treaty stipulates that if a company is treated as tax resident of both the Netherlands and Germany, it shall be treated as resident of the country in which it has its place of effective management for purposes of the treaty. We believe that its place of effective management is in Germany, so that we are treated as a German tax resident for German tax purposes.

Our taxable income, whether distributed or retained, is generally subject to corporate income tax (Körperschaftsteuer) at a uniform rate of 15% plus the solidarity surcharge (Solidaritätszuschlag) of 5.5% thereon, resulting in a total tax rate of 15.825%.

Dividends (Gewinnanteile) and other distributions received by us from domestic or foreign corporations are generally exempt from corporate income tax, inter alia, if we held at the beginning of the calendar year at least 10% of the registered share capital (Grundkapital or Stammkapital) of the distributing corporation which did not deduct the distributions from its own tax base; however, 5% of such revenue is treated as a non-deductible business expense and, as such, is subject to corporate income tax plus the solidarity surcharge. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in the share capital of other corporations which we hold through a partnership, including co-entrepreneurships (Mitunternehmerschaften), are attributable to us only on a pro rata basis at its entitlement to the profits of the relevant partnership. As a consequence of the above, and subject to the above-mentioned requirements, effectively 95% of the amount of dividends and other distributions that we receive from corporations are exempt from corporate income tax. The same applies, in general and irrespective of the size of our shareholding in the respective corporation, to profits earned by us from the sale of shares in another domestic or foreign corporation since 5% of the gains are treated as non-deductible business expenses and are therefore subject to corporate income tax (plus the solidarity surcharge thereon) at a rate of 15.825%. Conversely, losses incurred from the sale of such shares are not deductible for tax purposes. Currently, there are no specific rules deviating from the aforementioned rules with respect to the taxation of gains arising from the disposal of a direct participation of less than 10% in the share capital of a corporation. Please note that there have been discussions and even draft laws which would lead to the taxation of such gains. However, so far none of the draft laws has actually been passed. The above-stated exemptions from corporate income tax on dividends and on capital gains may not apply under certain circumstances in case the distributing entity, or the entity the shares in which are disposed of, are tax resident in a jurisdiction that is listed on the EU blacklist of non-cooperative jurisdictions.

In addition, we are subject to trade tax (Gewerbesteuer) with respect to our taxable trade profit (Gewerbeertrag) from our permanent establishments in Germany (inländische gewerbesteuerliche

Betriebsstätten). Trade tax is generally based on the taxable income as determined for corporate income tax purposes taking into account, however, certain add-backs and deductions.

The trade tax rate depends on the local municipalities in which we maintain our permanent establishments. Dividends received from other corporations and capital gains from the sale of shares in other corporations are treated in principle in the same manner for trade tax purposes as for corporate income tax purposes. However, dividends received from domestic and foreign corporations (i.e., EU or non-EU corporations) are effectively 95% exempt from trade tax only if we held at least 15% of the registered share capital of the distributing corporation at the beginning of the relevant tax assessment period.

Our interest expenses are subject to the “interest barrier” (Zinsschranke) rules. When we calculate our taxable income, the interest barrier rules generally prevent us from deducting certain net interest expenses from our taxable income, i.e., the excess of interest expenses over interest income for a given fiscal year, to the extent such interest expenses exceed 30% of the current taxable EBITDA of the respective entity (taxable earnings adjusted for interest expense, interest income and certain depreciation/amortization and other reductions) if our net interest expense is equal to, or exceeds, €3 million (Freigrenze) and no other exceptions apply. Interest expenses that are not deductible in a given year may be carried forward to our subsequent fiscal years (interest carryforward) and will increase the interest expense in those subsequent years. EBITDA amounts that could not be utilized may, under certain conditions, be carried forward into future fiscal years. If such EBITDA carryforward is not used within five fiscal years it will be forfeited. An EBITDA carryforward that arose in an earlier year must be used before a carryforward that arose in a later year is used. For the purpose of trade tax, however, the deductibility of interest expenses is further restricted to the extent that the sum of interest expenses plus certain other trade tax add back items exceeds €200,000.00. In such cases, 25% of the interest expenses, to the extent they were deducted for corporate income tax purposes, are added back for purposes of the determination of the trade tax base.

Certain interest expenses are generally not deductible for German tax purposes in case of tax shortfalls due to mismatches from the use of hybrid financial instruments or hybrid entities or due to dual tax residency.

Tax-loss carryforwards can be fully offset against taxable income for corporate income tax and trade tax purposes up to an amount of €1 million of such income. If the taxable profit for the year or taxable profit subject to trade taxation exceeds this threshold, only up to 60% of the amount exceeding the threshold may be offset against tax-loss carry-forwards. The remaining 40% is subject to tax (minimum taxation) (Mindestbesteuerung). The rules also provide for a tax carryback to the previous year with regard to corporate income tax up to an amount of €1 million. Unused tax-loss carryforwards may be generally carried forward indefinitely and used in subsequent assessment periods to be offset against future taxable income in accordance with this rule. According to recently enacted laws in force since March 18, 2021 or since July 1, 2020, each to provide COVID-19 tax support (Drittes Corona-Steuerhilfegesetz, Zweites Corona-Steuerhilfegesetz — “German COVID-19 Tax Laws”), tax loss carry-back for the assessment periods 2020 and 2021 are increased to €10.0 million.

If more than 50% of the subscribed capital or voting rights in a corporation are directly or indirectly transferred to an acquirer (including parties related to the acquirer) within five years or if comparable circumstances (including a capital increase of the subscribed capital to the extent that it causes a change of the interest ratio in the capital of the corporation), all tax loss carryforwards and interest carryforwards are generally forfeited. A group of acquirers with aligned interests is also considered to be an acquirer for these purposes. In addition, any current annual losses incurred prior to the acquisition will not be deductible. The forfeiture of tax loss carryforward pursuant to the preceding rules does not apply to share transfers if (i) the acquirer directly or indirectly holds a participation of 100% in the transferring entity, (ii) the transferor indirectly or directly holds a participation of 100% in the receiving entity, or (iii) the same individual or legal entity or commercial partnership directly or indirectly holds a participation of 100% in the transferring and the receiving entity.

Furthermore, tax loss carryforwards, unused current losses and interest carryforwards taxable in Germany will not expire to the extent that they are covered by built in gains taxable in Germany at the time of such acquisition.

Currently, a proceeding is pending at the German Federal Constitutional Court whether forfeiture upon ownership changes of more than 50% is constitutional or not. A decision has not been issued as of the date of this filing.

German Taxation of Holders of Ordinary Shares

General

Shareholders are taxed in particular in connection with the holding of shares (taxation of dividend income), upon the sale or disposal of shares (taxation of capital gains) and the gratuitous transfer of shares (inheritance and gift tax). However, if and to the extent we pay dividends sourced out of a tax recognized contribution account (steuerliches Einlagekonto), such dividends may not be subject to withholding tax, personal income tax (including the solidarity surcharge and church tax, if any) or corporate income tax, as the case may be. However, dividends paid out of a tax-recognized contribution account lower the acquisition costs of the shares, which may result in a higher amount of taxable capital gains upon the shareholder’s sale of the shares. Special rules apply to the extent that dividends from the tax-recognized contribution account exceed the then lowered acquisition costs of the shares.

German Taxation of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries

The following discussion describes the material German tax consequences for a holder that is a U.S. treaty beneficiary of acquiring, owning and disposing of the Ordinary Shares. For purposes of this discussion, a “U.S. treaty beneficiary” is a resident of the United States for purposes of the Convention Between the United States of America and the Federal Republic of Germany for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income and Capital and to Certain Other Taxes as of June 4, 2008 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung und zur Verhinderung der Steuerverkürzung auf dem Gebiet der Steuern vom Einkommen und vom Vermögen und einiger anderer Steuern in der Fassung vom 4. Juni 2008) (the “Treaty”), who is fully eligible for benefits under the Treaty.

A holder will be a U.S. treaty beneficiary entitled to full Treaty benefits in respect of the Ordinary Shares if it is, inter alia:

•	the beneficial owner of the Ordinary Shares (and the dividends paid with respect thereto);

•	a U.S. holder;

•	not also a resident of Germany for German tax purposes; and

•	not subject to the limitation on benefits (i.e., anti-treaty shopping) article of the Treaty that applies in limited circumstances.

Special rules apply to pension funds and certain other tax-exempt investors.

This discussion does not address the treatment of Ordinary Shares that are (i) held in connection with a permanent establishment or fixed base through which a U.S. treaty beneficiary carries on business or performs personal services in Germany or (ii) part of business assets for which a permanent representative in Germany has been appointed.

General Rules for the Taxation of Dividends of Holders of Ordinary Shares that are U.S. Treaty Beneficiaries

The full amount of a dividend distributed by us (such dividend herein referred to as a “Taxable Dividend”) to a non-German resident holder which does not maintain a permanent establishment or other taxable presence in

Germany is generally subject to (final) German withholding tax at an aggregate rate of 26.375%. If shares are admitted for collective custody by a securities custodian bank (Wertpapiersammelbank) pursuant to Section 5 German Act on Securities Accounts (Depotgesetz) and are entrusted to such bank for collective custody (Sammelverwahrung) in Germany (as in the case of the Shares), the withholding tax is withheld and passed on for the account of the shareholders (i) by the domestic credit or financial services institution (inländisches Kredit — oder Finanzdienstleistungsinstitut) (including domestic branches of such foreign enterprises) or the domestic securities institution (inländisches Wertpapierinstitut) which keeps or administers the shares and disburses or credits the dividends or disburses the dividends to a foreign agent or (ii) by the central securities depository (Wertpapiersammelbank) to which the shares were entrusted for collective custody if the dividends are disbursed to a foreign agent by such central securities depository (Wertpapiersammelbank) (the “Dividend Paying Agent”). We do not assume any responsibility for the withholding of the withholding tax, in accordance with the statutory provisions.

Pursuant to the Treaty, the German withholding tax may not exceed 15% of the gross amount of the dividends received by U.S. treaty beneficiaries. The excess of the total withholding tax, including the solidarity surcharge (Solidaritätszuschlag), over the maximum rate of withholding tax permitted by the Treaty may be refunded to U.S. treaty beneficiaries upon application, provided that the requirements under the Treaty are fulfilled. Further, such refund is subject to the German anti-avoidance treaty shopping rules (as described below in section “— Withholding Tax Refund for U.S. Treaty Beneficiaries”).

German Taxation of Capital Gains of the U.S. Treaty Beneficiaries of the Ordinary Shares

The capital gains from the disposition of the Ordinary Shares realized by a non-German resident holder which does not maintain a permanent establishment or other taxable presence in Germany would be treated as German source income and be subject to German tax if such holder at any time during the five years preceding the disposition, directly or indirectly, owned 1% or more of our share capital. If such holder had acquired the Ordinary Shares without consideration, the previous owner’s holding period and quota would be taken into account. Pursuant to a decision of the German Federal Fiscal Court, and the view shared by the German tax authorities, the gains on the disposal of shares are exempt from corporate income tax if the shareholder is a corporation and has no domestic permanent establishment or fixed place of business in Germany and the shares do not form part of business assets for which a permanent representative in Germany has been appointed.

Pursuant to the Treaty, U.S. treaty beneficiaries may not be subject to German tax even under the circumstances described in the preceding paragraph and therefore may not be taxed on capital gains from the disposition of the Ordinary Shares.

German statutory law requires the Domestic Disbursing Agent to levy withholding tax on capital gains from the sale of Ordinary Shares or other securities held in a custodial account in Germany. With regard to the German taxation of capital gains, “Domestic Disbursing Agent” means a German credit institution, a financial services institution, a securities trading enterprise or a securities trading bank (each as defined in the German Banking Act (Kreditwesengesetz) and, in each case including a German branch of a foreign enterprise, but excluding a foreign branch of a German enterprise that holds the Ordinary Shares in custody or administers the Ordinary Shares for the investor or conducts sales or other dispositions and disburses or credits the income from the Ordinary Shares to the holder of the Ordinary Shares. The German statutory law does not explicitly condition the obligation to withhold taxes on capital gains to the requirement that such capital gains are subject to taxation in Germany under German statutory law or on an applicable income tax treaty.

However, a circular issued by the German Federal Ministry of Finance, dated January 18, 2016 (as amended), reference number IV C 1-S2252/08/10004 :017, provides that taxes need not be withheld by the Domestic Disbursing Agent if the holder of the custody account is not a resident of Germany for tax purposes. The circular further states that there is no obligation to withhold such tax even if the non-resident holder owns 1% or more of the share capital of the respective German company. While circulars issued by the German

Federal Ministry of Finance are only binding on the German tax authorities but not on the German courts, in practice, the disbursing agents nevertheless typically rely on guidance contained in such circulars. Therefore, a Domestic Disbursing Agent would only withhold tax at 26.375% on capital gains derived by a U.S. treaty beneficiary from the sale of Ordinary Shares held in a custodial account in Germany in the event that the Domestic Disbursing Agent did not follow the abovementioned guidance. In this case, the U.S. treaty beneficiary may be entitled to claim a refund of the withholding tax from the German tax authorities under the Treaty, as described below in the section “— Withholding Tax Refund for U.S. Treaty Beneficiaries.”

Withholding Tax Refund for U.S. Treaty Beneficiaries

U.S. treaty beneficiaries are generally eligible for treaty benefits under the Treaty, as described above in Section “— German Taxation of Holders of Ordinary Shares — Taxation of Holders of Ordinary Shares Tax Resident in Germany” and “— German Taxation of Holders of Public Warrants — Taxation of Holders of Public Warrants Tax Resident in Germany.” Accordingly, U.S. treaty beneficiaries may be entitled to claim a refund of the portion of the otherwise applicable 26.375% German withholding tax (corporate income tax including solidarity surcharge) on dividends that exceeds the applicable Treaty rate. However, such refund would only be possible, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the Ordinary Shares for an uninterrupted minimum holding period of 45 days within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the Ordinary Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk by more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, then for a shareholder not being tax-resident in Germany who applied for a full or partial refund of the withholding tax pursuant to a double taxation treaty, no refund is available. This restriction generally does only apply, if (i) the tax underlying the refund application is below a tax rate of 15% based on the gross amount of the dividends or capital gains and (ii) the shareholder does not directly own 10% or more of our shares and is subject to income taxes in its state of residence, without being tax-exempt. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 9, 2021 IV C 1 — S 2252/19/10035 :014, DOK 2021/0726914), as amended, the withholding tax credit may also be denied under the general German anti-abuse rule.

Further, such refund is subject to the German anti-avoidance treaty shopping rules. Generally, this rule requires that the source of income of the U.S. treaty beneficiary (in case it is a non-German resident company) is related to a business activity of such U.S. treaty beneficiary, to the extent such business activity, and the relationship to such business activity, meet certain criteria further specified in the applicable rules. However, this would not apply if the foreign company’s principal class of stock is regularly traded in substantial volume on a recognized stock exchange. Whether or not and to which extent the anti-avoidance treaty shopping rule applies, has to be analyzed on a case by case basis taking into account all relevant tests.

Taxation of Holders of Ordinary Shares Tax Resident in Germany

This subsection provides an overview of dividend and capital gains taxation with regard to the general principles applicable to our holders that are tax resident in Germany. A holder is a German tax resident if, in case of an individual, he or she maintains a domicile (Wohnsitz) or a habitual abode (gewöhnlicher Aufenthalt) in Germany or if, in case of a corporation, it has its place of management (Geschäftsleitung) or statutory seat (Sitz) in Germany.

The German dividend and capital gains taxation rules applicable to German tax residents require a distinction between Ordinary Shares held as private assets (Privatvermögen) and Ordinary Shares held as business assets (Betriebsvermögen).

Ordinary Shares as Private Assets (Privatvermögen)

If the Ordinary Shares are held as private assets by a German tax resident, dividends and capital gains are generally taxed as investment income and are principally subject to a 25% German flat income tax rate (Abgeltungsteuer) (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). The flat tax is levied in the form of withholding tax. Generally and subject to exemptions set out below, the tax withholding has discharging effect (abgeltende Wirkung) with regard to the respective shareholder’s income tax liability.

However, shareholders may apply to have their capital investment income assessed in accordance with the general rules and with an individual’s personal income tax rate if this would result in a lower tax burden in which case actually incurred expenses are not deductible. In this case, the withholding tax would be credited against the income tax subject to the progressive income tax rate and any excess amount may generally be refunded. Also, in this case income-related expenses cannot be deducted from the capital investment income, except for the aforementioned annual lump-sum deduction of €801 (€1,602 in the case of jointly assessed married couples or registered life partners).

In general, no flat income withholding tax is levied in case of an individual shareholder who holds the shares as private assets if he or she submits a tax exemption request (Freistellungsauftrag) to the Dividend Paying Agent, but only to the extent the income derived from the shares together with all other capital income do not exceed the aforementioned lump-sum deduction amount. Similarly, no withholding tax is deducted if it is to be assumed that the income is not subject to taxation and the shareholder has submitted to the Dividend Paying Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the competent tax office.

Further exceptions from the flat tax with regard to dividends apply upon application for shareholders who have a shareholding of at least 25% in our company and for shareholders who have a shareholding of at least 1% in our company and can take significant entrepreneurial influence on our economic activity by a professional activity for our company. A further exception from the flat tax with regard to capital gains applies if, a holder directly or indirectly held at least 1% of our share capital at any time during the five years preceding the sale. In that case, 60% of any capital gains resulting from the sale would be taxable at the holder’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Conversely, only 60% of any capital losses would be recognized for tax purposes. Even though withholding tax is withheld by a Domestic Disbursing Agent in such case, this does not satisfy the tax liability of the shareholder. Consequently, a shareholder must declare his capital gains in his income tax returns. The withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the shareholder’s income tax on his tax assessment (including the solidarity surcharge and any church tax if applicable) or refunded in the amount of any excess, provided that the statutory requirements are fulfilled. Losses resulting from the disposal of Ordinary Shares can only be offset against capital gains from the sale of any Ordinary Shares and other shares. If gains are exceeded by losses, such excess losses may be carried forward to subsequent assessment periods. If losses result from the derecognition (Ausbuchung) or transfer to a third party of certain worthless assets or any other total loss of such assets, such losses, together with losses resulting from the full or partial non-recoverability of the repayment claim of capital receivables of the same year, and loss-carry forwards of previous years can only be offset against investment income up to an amount of €20,000 (“Limitation on Loss Deduction”) per calendar year. Any exceeding loss amount can be carried forward and offset against future investment income, but again subject to the €20,000 limitation. Given that the Limitation on Loss Deduction will not be applied by the Domestic Disbursing Agent, investors suffering losses which are subject to the Limitation on Loss Deduction are required to declare such losses in their respective income tax return.

Church tax generally has to be withheld, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office. Where church tax is not levied by way of withholding, it is assessed by means of income tax assessment.

Ordinary Shares as Business Assets (Betriebsvermögen)

In case the Ordinary Shares are held as business assets, the taxation depends on the legal form of the holder (i.e., whether the holder is a corporation, a sole proprietor or a partnership (co-entrepreneurship)). Irrespective of the legal form of the holder, dividends (to the extent such dividends are not sourced out of a tax recognized contribution account) are subject to the aggregate withholding tax rate (including solidarity surcharge) of 26.375% plus church tax, if applicable. The withholding tax is credited against the respective holder’s income tax liability, provided that pursuant to special rules on the restriction of withholding tax credit, the following three cumulative requirements are met: (i) the shareholder must qualify as beneficial owner of the Ordinary Shares for an uninterrupted minimum holding period of 45 days occurring within a period starting 45 days prior to and ending 45 days after the due date of the dividends, (ii) the shareholder has to bear at least 70% of the change in value risk related to the Ordinary Shares during the minimum holding period as described under (i) of this paragraph and has not entered into (acting by itself or through a related party) hedging transactions which lower the change in value risk for more than 30%, and (iii) the shareholder must not be obliged to fully or largely compensate directly or indirectly the dividends to third parties. If these requirements are not met, three-fifths of the withholding tax imposed on the dividends must not be credited against the shareholder’s (corporate) income tax liability, but may, upon application, be deducted from the shareholder’s tax base for the relevant tax assessment period. Such requirements also apply to Ordinary Shares which lead to domestic income in Germany and which are held by a non-German depositary bank. A shareholder that is generally subject to German income tax or corporate income tax and that has received gross dividends without any deduction of withholding tax due to a tax exemption without qualifying for a full tax credit under the aforementioned requirements has to timely notify the competent local tax office accordingly, has to file a withholding tax return in the amount of 15% of the dividends in accordance with the procedural rules applicable for such withholding tax returns, and has to make a payment in the amount of the tax that was stated in such withholding tax return. The special rules on the restriction of withholding tax credit do not apply to a shareholder whose overall dividend earnings within an assessment period do not exceed €20,000 or that has been the beneficial owner of the Ordinary Shares for at least one uninterrupted year upon receipt of the dividends. In addition to the aforementioned restrictions, in particular, pursuant to a decree published by the German Federal Ministry of Finance dated July 9, 2021 IV C 1 — S 2252/19/10035 :014, DOK 2021/0726914), as amended, the withholding tax credit may also be denied based on the general German anti-abuse rules.

To the extent the amount withheld exceeds the income tax liability, the withholding tax may be refunded, provided that certain requirements are met (including the aforementioned requirements).

Special rules apply to credit institutions (Kreditinstitute), securities institutions (Wertpapierinstitute), financial services institutions (Finanzdienstleistungsinstitute), financial enterprises (Finanzunternehmen), life insurance and health insurance companies, and pension funds.

Generally, dividends paid to, and capital gains realized by, a corporation with a tax domicile in Germany are subject to corporate income tax (and solidarity surcharge thereon) at a rate of 15.825%. However, the, dividends and capital gains are in general effectively 95% tax exempt from corporate income tax (including solidarity surcharge). The remaining 5% is treated as non-deductible business expense and, as such, is subject to corporate income tax (including solidarity surcharge). With regard to dividends, this is subject to the shareholder holding at least 10% of our registered share capital at the beginning of the calendar year. The acquisition of a participation of at least 10% in the course of a calendar year is deemed to have occurred at the beginning of such calendar year for the purpose of this rule. Participations in our share capital being held through a partnership, including co-entrepreneurships, are attributable the shareholder only on a pro rata basis at the ratio of its entitlement to the profits of the relevant partnership. Moreover, actual business expenses incurred to generate the dividends may be deducted.

For purposes of German trade tax, capital gains are in general effectively 95% tax exempt as well. The remaining 5% is treated as non-deductible business expense and, as such, is subject to trade tax. As regards dividends, the amount of such dividends after deducting business expenses related to the dividends is subject to German trade tax, unless the corporation held at least 15% of our registered share capital at the beginning of the relevant tax assessment period. In the latter case, the aforementioned exemption of 95% of the dividend income for corporate income tax purposes also applies for trade tax purposes.

Losses from the sale of Ordinary Shares are generally not tax deductible for corporate income tax and trade tax purposes.

The Domestic Disbursing Agent may not withhold the withholding tax if (i) the shareholder is a corporation, association of persons or estate with a tax domicile in Germany, or (ii) the shares belong to the domestic business assets of a shareholder, and the shareholder declares so to the Domestic Disbursing Agent using the designated official form and certain other requirements are met. If withholding tax is nonetheless withheld by Domestic Disbursing Agent, the withholding tax (including the solidarity surcharge and church tax, if applicable) withheld and paid may be credited against the income or corporate income tax liability (including the solidarity surcharge and church tax, if applicable) or may be refunded in the amount of any excess, subject to the requirements for such credit or refund.

With regard to sole proprietors individuals holding Ordinary Shares as business assets (i.e., not as private assets), 60% of dividends and capital gains are taxed at the individual’s personal income tax rate (plus 5.5% solidarity surcharge thereon). Correspondingly, only 60% of business expenses related to the dividends and capital gains as well as losses from the sale of Ordinary Shares are principally deductible for income tax purposes. If the shares are attributable to a domestic permanent establishment in Germany of a business operation of the shareholder, the dividend income (after deduction of business expenses economically related thereto) is not only subject to income tax but is also fully subject to trade tax, unless the prerequisites of the trade tax participation exemption privilege are fulfilled. In this latter case, the net amount of dividends (i.e., after deducting directly related expenses) is exempt from trade tax. Further, if the shares are attributable to a German permanent establishment of a business operation of the sole proprietor, 60% of the gains of the disposal of the shares are, in addition, subject to trade tax. As a rule, trade tax on dividends or capital gains can be credited against the shareholder’s personal income tax, either in full or in part, by means of a lump-sum tax credit method, depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

If a shareholder is a partnership, the personal income tax or corporate income tax, as the case may be, and the solidarity surcharge are levied at the level of each partner rather than at the level of the partnership. The taxation of each partner depends upon whether the partner is a corporation or an individual. If the partner is a corporation, the dividends or capital gains contained in the profit share of the shareholder will be taxed in accordance with the principles applicable for corporations. If the partner is an individual, the taxation is in line with the principles described for sole proprietors. Upon application and subject to further conditions, an individual as a partner may have his or her personal income tax rate lowered for earnings not withdrawn from the partnership.

In addition, if the shares are held as business assets of a domestic permanent establishment of an actual or presumed commercial partnership, the full amount of dividend income is generally also subject to trade tax at the level of the partnership. In the case of partners who are individuals, the trade tax that the partnership pays on the relevant partner’s portion of the partnership’s income is generally credited as a lump sum — fully or in part against the individual’s personal income tax liability, depending on the tax rate imposed by the local municipality and certain individual tax-relevant circumstances of such shareholder. If the partnership held at least 15% of our registered share capital at the beginning of the relevant tax assessment period, the dividends (after deduction of business expenses economically related thereto) should generally not be subject to trade tax. In this case, trade tax should, however, be levied on 5% of the dividends to the extent they are attributable to the profit share of such corporate partners to whom at least 10% of our shares are attributable on a look-through basis, since this portion of the dividends should be deemed to be non-deductible business expenses. The remaining portion of the dividend income attributable to partners other than such specific corporate partners (which includes individual partners and should, according to a literal reading of the law, also include corporate partners to whom, on a look-through basis, only portfolio participations are attributable) should not be subject to trade tax.

In addition, gains on the disposal of our shares are subject to trade tax at the level of a commercial or deemed commercial partnership if the shares are attributed to a domestic permanent establishment of a business operation of the partnership: This generally applies to 60% of the gain as far as our shares are attributable to the profit share of an individual as the partner of the partnership, and, effectively, at 5% as far as they are attributable to the profit share of a corporation as the partner of the partnership. Losses on disposals and other profit reductions in connection with the shares are not taken into account for the purposes of trade tax if they are attributable to the profit share of a corporation, and are taken into account at 60% in the context of general limitations if they are attributable to the profit share of an individual. If the partner of the partnership is an individual, the portion of the trade tax paid by the partnership attributable to his profit share may generally be credited, either in full or in part, against his personal income tax by means of a lump-sum method — depending on the level of the municipal trade tax multiplier and certain individual tax-relevant circumstances of the taxpayer.

German Taxation of Holders of Public Warrants

General

Holders of Public Warrants are taxed in particular upon the sale or disposal of Public Warrants (taxation of capital gains) and the gratuitous transfer of Public Warrants (inheritance and gift tax).

Taxation of Holders of Public Warrants Not Tax Resident in Germany

The capital gains from the disposition of the Public Warrants realized by a non-German tax resident holder of the Public Warrants would not be treated as German source income and not be subject to German income tax provided that (i) such non-German resident holder does not maintain a permanent establishment or other taxable presence in Germany which the Public Warrants form part of, and (ii) the income does not otherwise constitute German-source income (such as income from the letting and leasing of certain property located in Germany or income from certain capital investments directly or indirectly secured by real estate located in Germany). If either requirement (i) or (ii) above is not met, a tax regime similar to that described under “— Taxation of Holders of Public Warrants Tax Resident in Germany” below applies.

The capital gains from the disposition of the Public Warrants realized by a non-German tax resident holder of the Public Warrants are, in general, not subject to German withholding tax on capital gains. However, where the income is subject to German taxation as set forth in the preceding paragraph and if capital gains derived from a disposal of the Public Warrants are paid out or credited to the holder of the Public Warrants by a Domestic Disbursing Agent, withholding tax may be levied under certain circumstances. The withholding tax may be refundable based on an assessment to tax or under an applicable tax treaty, and subject to the requirements for such refund.

Taxation of Holders of Public Warrants Tax Resident in Germany; Withholding Tax on Capital Gains

The capital gains from the disposition of the Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) received by a German resident individual holder of Public Warrants holding the Public Warrants as private assets are generally subject to German withholding tax if the Public Warrants are kept or administered in a custodial account with a Domestic Disbursing Agent. The withholding tax rate is 25% (plus a 5.5% solidarity surcharge thereon, resulting in an aggregate rate of 26.375%). For individual Holders who are subject to church tax, the church tax generally has to be withheld by the Domestic Disbursing Agent, if applicable, based on an automatic data access procedure, unless the shareholder has filed a blocking notice (Sperrvermerk) with the Federal Central Tax Office.

If the Public Warrants are settled by a cash payment, capital gains realized upon exercise (i.e., the cash amount received minus directly related costs and expenses, e.g. the acquisition costs or any premium) are subject to withholding tax. In the event of delivery of Ordinary Shares upon exercise of the Public Warrants, the acquisition costs of the Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. Withholding tax may then apply to any gain resulting from the subsequent disposal, redemption or assignment of the Ordinary Shares received, as described above in Section “— German Taxation of Holders of Ordinary Shares”.

To the extent the Public Warrants have not been kept or administered in a custodial account with same Domestic Disbursing Agent since the time of their acquisition, upon the disposal, redemption, repayment or assignment, a withholding tax applies at a rate of 26.375% (including solidarity surcharge, plus church tax, if applicable) on a lump-sum withholding tax base consisting of 30% of the gross proceeds from the disposal, redemption, repayment or assignment unless the current Domestic Disbursing Agent has been notified of the actual acquisition costs of the Public Warrants by the previous Domestic Disbursing Agent or, if applicable, by a statement of a bank or financial services institution from another member state of the European Union or the European Economic Area or from certain other countries (e.g., Switzerland or Andorra).

In computing any German tax to be withheld, the Domestic Disbursing Agent generally deducts from the basis of the withholding tax, subject to certain limitations, negative investment income realized by a non-business holder of the Public Warrants via the Domestic Disbursing Agent (e.g. losses from the sale of other securities with the exception of shares). For assessment periods beginning after December 31, 2020, losses incurred by non-business holders of the Public Warrants from Public Warrants or certain other forward/future or option transactions may only be applied against income from Public Warrants or certain other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year. The Domestic Disbursing Agent also deducts accrued interest on other securities (if any) paid separately upon the acquisition of the respective security by a non-business holder of Public Warrants via the Domestic Disbursing Agent. In addition, subject to certain requirements and restrictions the Domestic Disbursing Agent may credit foreign withholding taxes levied on investment income in a given year regarding securities held by a non-business holder of Public Warrants in the custodial account with the Domestic Disbursing Agent.

Non-business holders of the Public Warrants are entitled to an annual saver’s allowance of €801 for an individual or €1,602 for a married couple and a registered civil union filing taxes jointly for all investment income received in a given year. Upon the non-business holder of the Public Warrants filing an exemption certificate (Freistellungsauftrag) with the Disbursing Agent, the Disbursing Agent will take the allowance into account when computing the amount of tax to be withheld. No withholding tax will be deducted if the Holder of the Warrants has submitted to the Domestic Disbursing Agent a certificate of non-assessment (Nichtveranlagungs-Bescheinigung) issued by the competent local tax office. The deduction of expenses related to the investment income (including gains with respect to the Public Warrants) is generally not possible for private investors.

German withholding tax will not apply to gains from the disposal, redemption, repayment or assignment of Public Warrants held by a corporation. The same may apply where the Public Warrants form part of a trade or business or are related to income from letting and leasing of property, subject to further requirements being met.

Taxation of Capital Gains

The personal income tax liability of an individual holder of the Public Warrants holding the Public Warrants as private assets deriving income from capital investments under the Public Warrants is, in principle, settled by the tax withheld. To the extent withholding tax has not been levied, such as in the case of Public Warrants kept in custody abroad or if no Domestic Disbursing Agent is involved in the payment process, the non-business holder of Public Warrants must report his or her income and capital gains derived from the Public Warrants (i.e., the difference between the proceeds from the disposal, redemption, repayment or assignment after deduction of expenses directly related to the disposal, redemption, repayment or assignment and the cost of acquisition) on his or her income tax return and then will also be taxed at a flat tax rate of 25% (plus solidarity surcharge of 5.5% thereon, and church tax, if applicable). In the event of delivery of Ordinary Shares upon exercise of the Public Warrants, the acquisition costs of the Public Warrants plus any additional sum paid upon exercise are generally regarded as acquisition costs of the underlying assets received upon physical settlement. If the withholding tax on a disposal, redemption, repayment or assignment has been calculated from the lump-sum withholding tax base of 30% of the gross proceeds from the disposal (rather than from the actual gain) due to a change to a Domestic Disbursing Agent, a non-business holder of the Public Warrants may and in case the actual gain is higher than 30% of the disposal proceeds must also file an income tax return for an assessment on the basis of his or her actual acquisition costs. Further, a non-business holder may request that all investment income of a given year is taxed at his or her lower individual tax rate. In each case, the deduction of expenses is generally not permitted.

Where Public Warrants form part of a trade or business or the income from the Warrants qualifies as income from the letting and leasing of property the withholding tax, if any, will not settle the personal or corporate income tax liability. The respective holder of Public Warrants will have to report income and related (business) expenses on the tax return and the balance will be taxed at the holder’s applicable tax rate. Withholding tax levied, if any, may be credited against the personal or corporate income tax of the holder, provided that the requirements for such credit are fulfilled. Where Public Warrants form part of a German trade or business, gains from the disposal, redemption, repayment or assignment of the Public Warrants may also be subject to German trade tax.

Generally the deductibility of capital losses from Public Warrants is limited.

With regard to non-business holders of Public Warrants, losses may only be applied against profits from income from capital investments derived in the same or, subject to certain limitations, in subsequent years. For assessment periods beginning after December 31, 2020, losses from Public Warrants or certain other forward/future or option transactions incurred by non-business holders of the Public Warrants may only be applied against income from Public Warrants or certain other forward/future or option transactions derived in the same or, subject to certain limitations, in subsequent years and the deductibility of such losses is limited to €20.000 per year.

In addition, losses of non-business holders arising from a bad debt loss (Forderungsausfall), a waiver of a receivable (Forderungsverzicht) or a transfer of an impaired receivable to a third party or from any other default can only be offset against other income from capital investments and only up to an amount of €20,000 per year. The same rules should apply if the Public Warrants expire worthless or lapse.

With regard to business holders of Public Warrants, losses may generally only be applied against profits from other forward/future or option transactions derived in the same or, subject to certain restrictions, the previous year. Otherwise these losses can be carried forward indefinitely and, within certain limitations, applied against profits from forward/future or option transactions in subsequent years. Further special rules apply to credit institutions, financial services institutions and finance companies within the meaning of the German Banking Act.

Abolishment of Solidarity Surcharge

The solidarity surcharge has partially been abolished as of the assessment period 2021 for certain individual holders of Ordinary Shares or Public Warrants. The solidarity surcharge, however, continues to apply for capital investment and, thus, on withholding taxes levied. In addition, the solidarity surcharge continues to apply if holders of Ordinary Shares or Public Warrants are corporations.

German Inheritance and Gift Tax (Erbschaft- und Schenkungsteuer)

The transfer of Ordinary Shares or Public Warrants to another person by inheritance or gift should be generally subject to German inheritance and gift tax only if:

i.

the decedent or donor or heir, beneficiary or other transferee maintained his or her domicile or a usual residence in Germany or had its place of management or registered office in Germany at the time of the transfer, or is a German citizen who has spent no more than five consecutive years outside of Germany without maintaining a domicile in Germany or is a German citizen who serves for a German entity established under public law and is remunerated for his or her service from German public funds (including family members who form part of such person’s household, if they are German citizens) and is only subject to estate or inheritance tax in his or her country of domicile or usual residence with respect to assets located in such country (special rules apply to certain former German citizens who neither maintain a domicile nor have their usual residence in Germany);

ii.

at the time of the transfer, the Ordinary Shares or Public Warrants are held by the decedent or donor as business assets forming part of a permanent establishment in Germany or for which a permanent representative in Germany has been appointed; or

iii.

the Ordinary Shares subject to such transfer form part of a portfolio that represents at the time of the transfer 10% or more of our registered share capital and that has been held directly or indirectly by the decedent or donor, either alone or together with related persons.

The Agreement between the Federal Republic of Germany and the United States of America for the avoidance of double taxation with respect to taxes on inheritances and gifts as of December 21, 2000 (Abkommen zwischen der Bundesrepublik Deutschland und den Vereinigten Staaten von Amerika zur Vermeidung der Doppelbesteuerung auf dem Gebiet der Nachlass-, Erbschaft- und Schenkungssteuern in der Fassung vom 21. Dezember 2000) (the “United States-Germany Inheritance and Gifts Tax Treaty”), provides that the German inheritance tax or gift tax can, with certain restrictions, only be levied in the cases of (i) and (ii) above. Special provisions apply to certain German citizens living outside of Germany and former German citizens.

Other Taxes

No German transfer tax, value-added tax, stamp duty or similar taxes are assessed on the purchase, sale or other transfer of Ordinary Shares or Public Warrants. Provided that certain requirements are met, an entrepreneur may, however, opt for the payment of value-added tax on transactions that are otherwise tax-exempt. Net wealth tax (Vermögensteuer) is currently not imposed in Germany. Certain member states of the European Union (including Germany) are considering introducing a financial transaction tax (Finanztransaktionssteuer) which, if and when introduced, may also be applicable on sales and/or transfer of Ordinary Shares and Public Warrants.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 950,000 RSUs to be granted as the IPO Bonus and up to 950,000 Ordinary Shares, to be issued upon the vesting of an equivalent number of the RSUs. We are also registering the possible offer and sale from time to time of up to 2,492,833 Ordinary Shares by the Selling Securityholders. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from such sales.

Except as set forth in any applicable agreement providing registration rights, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.

The Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of NYSE;

•

through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices,

•

at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution for value of securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.

The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.

The Selling Securityholders may solicit offers to purchase the securities directly from, and they may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Ordinary Shares and Public Warrants are listed on the NYSE under the symbol “SSU” and “SSU WT,” respectively.

The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

Notice to prospective investors in the European Economic Area

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of Ordinary Shares in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Ordinary Shares. Accordingly, any person making or intending to make an offer in the EEA of Ordinary Shares which are the subject of an offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we nor any underwriters have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the EEA means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares .

Notice to prospective investors in the United Kingdom

The Ordinary Shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law in the United Kingdom by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law in the United Kingdom by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Ordinary Shares or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Ordinary Shares or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

This prospectus has been prepared on the basis that any offer of Ordinary Shares in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Ordinary Shares. Accordingly, any person making or intending to make an offer in the United Kingdom of Ordinary Shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any underwriter to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation in relation to such offer. Neither we nor any underwriter have authorized, nor do they authorize, the making of any offer of Ordinary Shares in circumstances in which an obligation arises for us or any underwriter to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any Ordinary Shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for any Ordinary Shares.

In the United Kingdom, this document is for distribution only to, and is only directed at qualified investors (as defined in the UK Prospectus Regulation) who (i) are investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order, or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA in connection with the issue or sale of any Ordinary Shares may otherwise lawfully be communicated or caused to be communicated (all such persons being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

All applicable provisions of the FSMA will be complied with respect to anything done by the Company or any underwriter in relation to the Ordinary Shares in, from or otherwise involving, the United Kingdom.

SHARES ELIGIBLE FOR FUTURE SALE

We have 1,562,500,000 Ordinary Shares authorized and 334,473,371 Ordinary Shares issued and outstanding as of December 31, 2021. Additionally, we have 17,433,333 Public Warrants issued and outstanding, which entitle the holder to purchase one Ordinary Share per Public Warrant at an exercise price of $11.50 per share and that became exercisable on January 13, 2022. The Public Warrants expire five years after December 14, 2021 (the Closing Date of the Business Combination) or earlier upon redemption or liquidation in accordance with their terms.

The 2,679,315 Ordinary Shares issued to holders of Class A ordinary shares of Yucaipa and the 9,905,000 Ordinary Shares issued to the holders of Class B ordinary shares of Yucaipa in connection with the Business Combination are freely transferable without restriction or further registration under the Securities Act. The SSU Shares, the Wiggle Shares, the PIPE Shares and the Shortfall Shares were not registered under the Securities Act, in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder, and are not freely transferable. The shares issued to our “affiliates” and the SSU Shares, the Wiggle Shares, the PIPE Shares and the Shortfall Shares are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement, such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act (see description below).

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted ordinary shares for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted Ordinary Shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of Ordinary Shares then issued and outstanding; or

•	the average weekly reported trading volume of the Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Upon the consummation of the Business Combination, in December 2021, we ceased to be a shell company and so, once the conditions set forth in the exceptions listed above are satisfied and subject to meeting the Exchange Act reporting and filing requirements above, Rule 144 will become available for the resale of restricted securities and securities held by affiliates.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. Generally, subject to certain limitations, holders of our restricted shares who are not affiliates of our company or who are affiliates of our company by virtue of their status as an officer or director may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of our restricted shares by an officer or director who is an affiliate of ours solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of our restricted shares who will be an affiliate of our company other than by virtue of his or her status as an officer or director of our company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

In connection with the Business Combination Agreement, certain Pre-Closing SSU Shareholders and the sellers in the Wiggle Acquisition who receive equity as consideration entered into lock-up agreements (the “Lock-Up Agreements”) pursuant to which each such party agreed not to (a) sell or otherwise dispose of, directly or indirectly, any our Ordinary Shares it receives in connection with the Business Combination (the “Lock-up Shares”), subject to certain limited exceptions, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic ownership of any of the Lock-Up Shares, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b) (any of the actions specified in clauses (a)-(c), a “Transfer”), in each case, until the date that is 180 days after the Closing Date (the “Lock-Up Period”). The PIPE Shares will not be subject to a post-closing lock-up period.

Registration Rights

At the closing of the Business Combination, SISH and certain other Pre-Closing SSU Shareholders, Yucaipa, Yucaipa Sponsor, the Yucaipa’ initial shareholders and the Wiggle sellers, entered into a Registration Rights Agreement (the “Registration Rights Agreement”) providing for, among other matters, and subject to the terms thereof, customary registration rights with respect to their respective Ordinary Shares, including demand and piggyback rights subject to cut-back provisions. The Registration Rights Agreement also provides that we will file this registration statement to register the Shares covered by the Registration Rights Agreement as soon as practicable but no later than 30 calendar days following the closing of the Business Combination.

LEGAL MATTERS

NautaDutilh N.V., Dutch counsel to the company, has provided a legal opinion for our company regarding the validity of the Ordinary Shares offered by this document.

EXPERTS

The financial statements of Yucaipa Acquisition Corporation as of December 31, 2020 and for the period from June 4, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of SSU as of September 30, 2020 and 2021, and for each of the years in the three-year period ended September 30, 2021, have been included herein in reliance upon the report of KPMG AG Wirtschaftsprüfungsgesellschaft, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Mapil Topco Limited as of September 26, 2021 and September 27, 2020, and for the periods then ended, have been included herein in reliance upon the report of KPMG LLP, independent auditors, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

ENFORCEMENT OF CIVIL LIABILITIES

The Company is organized and existing under the laws of the Netherlands, and, as such, the rights of the Company’s shareholders and the civil liability of the Company’s directors and executive officers will be governed in certain respects by the laws of the Netherlands. The ability of the Company’s shareholders in certain countries other than the Netherlands to bring an action against the Company, its directors and executive officers may be limited under applicable law. In addition, substantially all of the Company’s assets are located outside the United States.

As a result, it may not be possible for shareholders to effect service of process within the United States upon the Company or its directors and executive officers or to enforce judgments against the Company or them in U.S. courts, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. In addition, it is not clear whether a Dutch court would impose civil liability on the Company or any of its directors and executive officers in an original action based solely upon the federal securities laws of the United States brought in a court of competent jurisdiction in the Netherlands.

As of the date of this prospectus, the United States and the Netherlands do not have a treaty providing for the reciprocal recognition and enforcement of judgments, other than arbitration awards, in civil and commercial matters. With respect to choice of court agreements in civil or commercial matters, the Hague Convention on Choice of Court Agreements has entered into force for the Netherlands, but has not entered into force for the United States. Accordingly, a judgment rendered by a court in the United States, whether or not predicated solely upon U.S. securities laws, would not automatically be recognized and enforced by the competent Dutch courts. However, if a person has obtained a final and conclusive judgment for the payment of money rendered by a court in the United States that is enforceable in the United States and files a claim with the competent Dutch court, the Dutch court will generally give binding effect to such foreign judgment insofar as it finds that (i) the jurisdiction of the U.S. court has been based on a ground of jurisdiction that is generally acceptable according to international standards, (ii) the judgment by the U.S. court was rendered in legal proceedings that comply with the Dutch standards of proper administration of justice including sufficient safeguards (behoorlijke rechtspleging), (iii) binding effect of such foreign judgment is not contrary to Dutch public order (openbare orde) and (iv) the judgment by the U.S. court is not incompatible with a decision rendered between the same parties by a Dutch court, or with a previous decision rendered between the same parties by a foreign court in a dispute that concerns the same subject and is based on the same cause, provided that the previous decision qualifies for acknowledgment in the Netherlands. However, even if such a foreign judgment is given binding effect, a claim based on that foreign judgment may still be rejected if the foreign judgment is not or no longer formally enforceable.

Based on the lack of a treaty as described above, U.S. investors may not be able to enforce against the Company or its directors, representatives or certain experts named herein who are residents of the Netherlands or countries other than the United States any judgments obtained in U.S. courts in civil and commercial matters, including judgments under the U.S. federal securities laws.

Under the Articles of Association, and certain other contractual arrangements between the Company and its directors, the Company indemnifies and holds its directors harmless against all claims and suits brought against them, subject to limited exceptions. There is doubt, however, as to whether U.S. courts would enforce such indemnity provisions in an action brought against one of the Company’s directors in the United States under U.S. securities laws.

EXPENSES RELATED TO THE OFFERING

Set forth below is an itemization of the total expenses which are expected to be incurred by us in connection with the offer and sale of our Ordinary Shares by the Selling Securityholders. With the exception of the SEC registration fee, all amounts are estimates.

SEC registration fee	$2,068.14
FINRA filing fee	*
Legal fees and expenses	*
Accounting fees and expenses	$35,000.00†
Printing expenses	*
Transfer agent fees and expenses	*
Miscellaneous expenses	*
Total	$2,068.14

*	The fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.
†	Previously paid.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. For purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file or furnish reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal and Selling Securityholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

We maintain a corporate website at www.signa-sportsunited.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely for informational purposes.

INDEX TO FINANCIAL STATEMENTS

Consolidated Financial Statements of SIGNA Sports United GmbH as of September 30, 2021 and 2020, and for each of the three-year period ended September 30, 2021
Report of Independent Registered Public Accounting Firm	F-4
Consolidated Statement of Profit or Loss and Other Comprehensive Income	F-5
Consolidated Statement of Financial Position	F-6
Consolidated Statement of Changes in Equity	F-8
Consolidated Statement of Cash Flows	F-11
Notes to the Consolidated Financial Statements	F-12

Unaudited Interim Condensed Consolidated Financial Statements as of and for the six-month period ended March 31, 2022 of SIGNA Sports United N.V.
Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income	F-79
Interim Condensed Consolidated Statements of Financial Position	F-80
Assets	F-80
Interim Condensed Consolidated Statements of Changes in Equity	F-82
Interim Condensed Consolidated Statements of Cash Flows	F-84
Selected Explanatory Notes to the Unaudited Interim Condensed Consolidated Financial Statements	F-85

Audited Financial Statements of Yucaipa Acquisition Corporation
Report of Independent Registered Public Accounting Firm	F-99
Balance Sheet as of December 31, 2020 (As Restated)	F-100
Statement of Operations for the Period from June 4, 2020 (inception) to December 31, 2020 (As Restated)	F-101
Statement of Changes in Shareholders’ Deficit for the Period from June 4, 2020 (inception) through December 31, 2020 (As Restated)	F-102
Statement of Cash Flows for the Period from June 4, 2020 (inception) to December 31, 2020 (As Restated)	F-103
Notes to the Financial Statements (As Restated)	F-104

Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-123

Unaudited Condensed Statements of Operations for the Three Months Ended September 30, 2021 and 2020, and for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020

F-124

Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020

F-125
Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-126
Notes to Unaudited Condensed Financial Statements (As Restated)	F-127

Audited Consolidated Financial Statements of Mapil TopCo Limited
Officers and Professional Advisers	F-151
Independent Auditor’s report	F-152
Consolidated Income Statement and Statement of Other Comprehensive Income for the 52 weeks ended September 26, 2021 and the 39 weeks ended September 27, 2020	F-153
Consolidated Statement of Financial Position as of September 26, 2021 and September 27, 2020	F-154
Consolidated Statement of Changes in Equity as at September 26, 2021	F-155
Consolidated Cash Flow Statement for the 52 weeks ended September 26, 2021 and the 39 weeks ended September 27, 2020	F-156
Notes to the Audited Consolidated Financial Statements	F-157

Consolidated Financial Statements of SIGNA

Sports United GmbH as of September 30, 2021 and 2020, and for each of the three-year period ended September 30, 2021

Report of Independent Registered Public Accounting Firm

To the Stockholders and Audit Committee

SIGNA Sports United N.V.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of SIGNA Sports United GmbH (the Company) as of September 30, 2021 and 2020, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended September 30, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended September 30, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG AG Wirtschaftsprüfungsgesellschaft

We have served as the Company’s auditor since 2018.

Düsseldorf, Germany

February 4, 2022

Consolidated Statements of Profit or Loss and Other Comprehensive Income

		Fiscal year ended September 30,
EUR million	Note	2021	2020	2019
Revenue	5.1	872.0	703.2	537.1
Own work capitalized	5.2	3.8	3.3	3.4
Other operating income	5.3	6.1	1.5	4.4
Cost of material		(534.1)	(449.6)	(351.6)
Personnel expenses	5.4	(98.1)	(75.5)	(59.9)
Other operating expenses	5.5	(255.2)	(175.7)	(144.6)
Depreciation and amortization	6.1, 6.3	(30.9)	(25.6)	(21.0)

Operating result		(36.5)	(18.4)	(32.3)

Finance income	5.6	3.0	0.2	0.2
Finance costs	5.6	(9.7)	(8.7)	(7.4)
Result from investments accounted for at equity		(1.3)	(0.7)	0.0

Earnings before taxes (EBT)		(44.4)	(27.6)	(39.5)

Income tax (expense)/benefit	5.7	(1.6)	1.9	3.6

Loss for the period		(46.0)	(25.6)	(35.9)

of which attributable to non-controlling interests	14.2	—	(0.9)	(3.1)
of which attributable to the owners of SIGNA Sports United GmbH		(46.0)	(24.8)	(32.8)
Loss per share	5.8
Basic and diluted loss per share		(2.6)	(1.4)	(2.4)

		Fiscal year ended September 30,
EUR million	Note	2021	2020	2019
Loss for the period		(46.0)	(25.6)	(35.9)

Items that may be subsequently reclassified to profit or loss
Currency translation differences		0.6	0.2	(1.3)

Gain (Loss) from derivative financial instruments		0.5	(0.1)	0.2

Other comprehensive income/(loss), net of tax		1.1	0.1	(1.1)

Total comprehensive income/(loss)		(44.9)	(25.5)	(37.0)

of which attributable to non-controlling interests	14.2	—	(1.0)	(3.3)
of which attributable to the owners of SIGNA Sports United GmbH		(44.9)	(24.6)	(33.7)

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Financial Position

Assets

		Fiscal year ended September 30,
EUR million	Note	2021	2020
Property, plant and equipment	6.3	37.7	33.9
Right-of-use-assets	6.4	60.6	35.3
Intangible assets and goodwill	6.1	326.8	313.7
Investments accounted for using the equity method		0.0	0.7
Other non-current financial assets		1.4	0.6

Non-current assets		426.6	384.2

Inventories	6.6	181.9	147.8
Trade receivables	6.7	26.3	21.6
Other current financial assets	6.8	24.0	13.3
Other current assets	6.9	33.4	19.5
Cash and cash equivalents	6.10	50.7	95.6

Current assets		316.3	297.8

Total assets		742.9	682.0

The accompanying notes are an integral part of these consolidated financial statements.

Equity and liabilities

		Fiscal year ended September 30,
EUR million	Notes	2021	2020
Share capital	6.11	17.6	17.6
Share capital - not yet registered (convertible loan)	7	1.7	—
Share capital - not yet registered (NCI)	7	2.0	—
Capital reserve	6.11	558.4	370.4
Retained earnings		(206.3)	(64.6)
Other reserves		(0.0)	(0.7)
Capital and reserves attributable to the owners of SIGNA Sports United GmbH	8	373.4	322.7
Non-controlling interests	14.2	—	24.4

Total Equity		373.4	347.1

Non-current provisions	6.13	0.1	0.1
Non-current financial liabilities	6.14	140.4	138.9
Other non-current liabilities		1.0	0.1
Deferred tax liabilities	6.5	40.2	39.6

Non-current liabilities		181.6	178.6

Current provisions	6.13	4.9	2.9
Trade payables	6.15	102.7	79.3
Other current financial liabilities	6.16	27.7	28.2
Other current liabilities	6.17	47.9	40.2
Contract liabilities	6.18	4.7	5.7

Current liabilities		187.9	156.3

Total liabilities		369.5	334.9

Total equity and liabilities		742.9	682.0

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Changes in Equity

		Share capital- not yet registered (convertible loan)		Capital Reserves		Other Reserves			Capital and reserves attributable to the owners of SIGNA Sports United GmbH
EUR million	Share capital		Share capital- not yet registered (NCI)	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges	Retained earnings		Non- controlling interests	Group equity
Balance as of Oct. 1, 2020	17.6	—	—	367.3	3.1	(0.4)	(0.3)	(64.6)	322.7	24.4	347.1

Total income/(loss)	—	—	—	—	—	—	—	(46.0)	(46.0)	—	(46.0)
Other comprehensive income/(loss), net of tax	—	—	—	—	—	0.6	0.5	—	1.1	—	1.1

Total comprehensive income/(loss)	—	—	—	—	—	0.6	0.5	(46.0)	(44.9)	—	(44.9)

Capital Increase	—	1.7	2.0	115.5	—	—	—	—	119.1	—	119.1
Equity-settled share-based payment	—	—	—	—	—	—	—	2.7	2.7	—	2.7
Conversion of convertible loan	—	—	—	73.8	—	—	—	—	73.8	—	73.8
Dividends	—	—	—	—	—	—	—	(0.3)	(0.3)	—	(0.3)
Change in non-controlling interests (NCI)	—	—	—	—	—	(0.1)	(0.3)	(98.0)	(98.4)	(24.4)	(122.8)
Transaction costs of the capital increase after taxes	—	—	—	(1.2)	—	—	—	—	(1.2)	—	(1.2)

Balance as of Sep. 30, 2021	17.6	1.7	2.0	555.3	3.1	0.1	(0.1)	(206.3)	373.4	—	373.4

The accompanying notes are an integral part of these consolidated financial statements.

		Capital Reserves		Other Reserves			Capital and reserves attributable to the owners of SIGNA Sports United GmbH
EUR million	Share capital	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges	Retained earnings		Non- controlling interests	Group equity

Balance as of Oct. 1, 2019	17.6	367.3	0.0	(0.8)	(0.2)	(39.7)	344.3	26.0	370.3

Total net income/(Loss)	—	—	0.0	0.0	0.0	(24.8)	(24.8)	(0.9)	(25.6)
Other comprehensive income/(loss)	—	—	—	0.4	(0.1)	—	0.2	(0.2)	0.1

Total comprehensive total income/(loss)	—	—	—	0,4	(0,1)	(24,8)	(24,6)	(1,0)	(25,5)

Equity-settled share-based payment	—	—	0.0	—	—	0.1	0.1	—	0.1
Recognition of equity component of convertible loans	—	—	3.1	—	—	—	3.1	—	3.1
Change in non-controlling interests	—	—	0.0	0.0	0.0	(0.1)	(0.1)	(0.6)	(0.8)

Balance as of Sept. 30, 2020	17.6	367.3	3.1	(0.4)	(0.3)	(64.6)	322.7	24.4	347.1

The accompanying notes are an integral part of these consolidated financial statements.

	Capital Reserves		Other Reserves			Capital and reserves attributable to the owners of SIGNA Sports United GmbH
EUR million	Share capital	Capital reserve	Currency conversion	Cash flow hedges	Retained earnings		Non- controlling interests	Group equity
Balance as of Sept. 30, 2018	12.5	186.4	0.5	(0.5)	(6.7)	192.3	30.3	222.6

Effect of the implementation of IFRS 16 as of October 1, 2018	—	—	—	—	(0.4)	(0.4)	0.0	(0.4)
Adjusted balance as of Oct. 1, 2018	12.5	186.4	0.5	(0.5)	(7.1)	191.9	30.3	222.2

Total net income/(Loss)	—	—	—	—	(32.8)	(32.8)	(3.1)	(35.9)
Other comprehensive income/(loss)	—	—	(1.3)	0.2	0.0	(0.9)	(0.2)	(1.1)

Total comprehensive total income/(loss)	—	—	(1.3)	0.2	(39.7)	(33.7)	(3.3)	(37.0)

Capital increase	5.1	183.1	—	—	—	188.3	0.0	188.3
Transaction costs of the capital increase, net of taxes	—	(2.3)	—	—	—	(2.3)	—	(2.3)
Change in the employee participation plan	—	—	—	—	0.1	0.1	—	0.1
Change in non-controlling interests	—	—	—	—	—	—	(1.0)	(1.0)

Balance as of Sept. 30, 2019	17.6	367.3	(0.8)	(0.2)	(39.7)	344.3	26.0	370.3

The accompanying notes are an integral part of these consolidated financial statements.

Consolidated Statements of Cash Flows

		Fiscal Year ended September,
EUR million	Note	2021	2020	2019
Earnings before taxes		(44.4)	(27.6)	(39.5)

Adjustments for
Depreciation and amortization	6.1, 6.3	30.9	25.6	21.0
Income from investments accounted for using the equity method		1.3	0.7	0.0
Net finance costs	5.6	6.7	8.5	7.2
Other non-cash income and expenses		(1.2)	0.1	(3.0)
Change in other non-current assets		(0.7)	(0.2)	1.0
Change in other non-current liabilities		0.7	(0.3)	0.1
Change in:
Inventories		(29.2)	(10.9)	(29.0)
Trade receivables		(4.6)	(1.1)	4.1
Other current financial assets		(10.7)	(3.5)	(7.3)
Other current assets		(12.2)	4.4	(9.1)
Current provisions		2.0	2.5	(5.7)
Trade payables		19.0	(9.0)	19.7
Other current financial liabilities		7.8	(5.1)	2.8
Other current liabilities		5.1	9.6	13.3
Other Contract liabilities		(1.0)	2.2	3.1
Income tax payment		0.1	(0.1)	(0.8)

Net cash flow from operating activities		(30.4)	(4.2)	(22.1)

Purchase of intangible assets and property, plant and equipment	6.1, 6.3	(24.2)	(26.5)	(24.8)
Proceeds from the sale of intangible assets and property, plant and equipment	6.1, 6.3	0.1	0.0	0.0
Acquisition of subsidiaries, net of cash acquired	8	(7.5)	(0.3)	(4.3)
Acquisition of shares in equity method investments		—	(1.2)	0.0

Net cash flow from investing activities		(31.6)	(28.0)	(29.1)

Proceeds from capital contributions		—	—	138.6
Proceeds from the issue of convertible loans	8	—	24.4	—
Proceeds from financial liabilities to shareholders	8	—	0.0	31.5
Repayments of financial liabilities to related parties	8	(1.3)	(25.2)	(14.3)
Proceeds from financial liabilities to financial institutions	8	75.0	34.8	1.1
Repayment of financial liabilities to financial institutions	8	(38.0)	(1.3)	(2.6)
Acquisition of non-controlling interests		(4.7)	(0.4)	—
Proceeds of other loans		0.2	—	—
Repayment of other loans		—	(0.4)	—
Payments for lease liabilities	8	(10.4)	(7.8)	(6.4)
Interest paid	8	(3.6)	(4.4)	(5.0)

Net cash flow from financing activities		17.1	19.7	142.9

Currency translation differences		0.0	0.0	0.0

Change in cash and cash equivalents		(44.8)	(12.5)	91.7

Cash and cash equivalents as of October 1		95.6	108.1	16.4
Cash and cash equivalents as of September 30		50.7	95.6	108.1

The accompanying notes are an integral part of these consolidated financial statements

Notes to the Consolidated Financial Statements

1. General information

SIGNA Sports United Group (hereinafter also referred to as “SIGNA Sports United” or “the Group”) comprises the parent company SIGNA Sports United GmbH (“SSU”), Munich, Germany, and its direct and indirect subsidiaries. SSU is registered in the Commercial Register of the Munich District Court under the registration number HRB 241442 with its registered office in Berlin. The address of the registered office of SSU is Kantstraße 164, 10623 Berlin, Germany. SIGNA Sports United Group is a leading e-commerce platform for various sporting goods brands in continental Europe and operates as well in the United States. Its business activities focus on the Tennis, Bike & Outdoor, Teamsport & Athleisure sectors. The Group markets its products mainly via various online platforms, as well as through individual physical stores where customers are offered various sports and lifestyle products. SSU is not the SEC reporting entity since upon the closing of the business combination, SIGNA Sports United N.V., a Netherlands public limited company became the direct parent of SSU. For further information please refer to note 16.

2. Basis of preparation and general principles

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and the interpretations of the IFRS Interpretations Committee (IFRS IC) as issued by the International Accounting Standards Board (IASB).

The consolidated financial statements have been presented in euros, which is the Group’s functional currency. Unless indicated otherwise, the amounts are presented in millions of euros (EUR million). Totals have been calculated on the basis of non-rounded euro amounts and may differ from a calculation based on the reported million euro amounts.

These consolidated financial statements comprise a consolidated statement of financial position as of September 30, 2021 and a consolidated statement of profit or loss and other comprehensive income, a consolidated statement of cash flows, a consolidated statement of changes in equity and notes to the consolidated financial statements for the fiscal years ended September 30, 2021. In accordance with IAS 1.99, expenses in the income statement are presented by their nature. This method provides information about expenses arising from the main inputs that are consumed in order to accomplish group’s business activities. The ultimate parent company of the Group is SIGNA Retail GmbH, Vienna, Austria.

The consolidated financial statements have been prepared on a basis which assumes that the Group will continue as a going concern, and which contemplates the recoverability of assets and the satisfaction of the liabilities and commitments in the normal course of business.

The consolidated financial statements were authorized by management of SIGNA Sports United GmbH on February 4, 2022.

3. Effects of new IFRS applicable for the first time and in future periods

Standards to be applied in future periods

The new and amended standards and interpretations that have been published, but not yet effective, are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

Standard / Interpretation	Effective date
Interest Rate Benchmark Reform – Phase 2 (Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16)	1/1/2021
COVID-19-Related Rent Concessions beyond 30 June 2021 (Amendment to IFRS 16)	1/4/2021

The amendments to the standards and interpretations presented are expected to have only an insignificant impact on the consolidated financial statements and are therefore not discussed further.

Standards applied for the first time in the current financial statements

The following standards and interpretations were applied for the first time to these consolidated financial statements.

Standard / Interpretation
Amendments to References to the Conceptual Framework in IFRS Standards
Definition of a Business (Amendments to IFRS 3)
Definition of Material (Amendments to IAS 1 and IAS 8)
Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7)
COVID-19-Related Rent Concessions (Amendment to IFRS 16)

Amendments to References to the Conceptual Framework in IFRS Standards

The revised Framework is more comprehensive than the old one – its aim is to provide the Board with the full set of tools for standard setting. It covers all aspects of standard setting from the objective of financial reporting, to presentation and disclosures.

Definition of a Business (Amendments to IFRS 3)

This amended IFRS 3 to narrow and clarify the definition of a business, and to permit a simplified assessment of whether an acquired set of activities and assets is a group of assets rather than a business. The amendments confirmed that a business must include inputs and a process and clarified that the process must be substantive and the inputs and process must together significantly contribute to creating outputs. It narrowed the definitions of a business by focusing the definition of outputs on goods and services provided to customers and other income from ordinary activities, rather than on providing dividends or other economic benefits directly to investors or lowering costs. It added a test that makes it easier to conclude that a company has acquired a group of assets, rather than a business, if the value of the assets acquired is substantially all concentrated in a single asset or group of similar assets.

Definition of Material (Amendments to IAS 1 and IAS 8)

The amendments clarify the definition of material and its application by aligning the wording of the definition of material across all IFRS Standards and other publications and making minor improvements to that wording. They are including some of the supporting requirements in IAS 1 Presentation of Financial Statements in the definition to give them more prominence and clarifying the explanation accompanying the definition of material.

Interest Rate Benchmark Reform (Amendments to IFRS 9, IAS 39 and IFRS 7)

The amendments require qualitative and quantitative disclosures to enable users of financial statements to understand how an entity’s hedging relationships are affected by the uncertainty arising from interest rate benchmark reform.

COVID-19-Related Rent Concessions (Amendment to IFRS 16)

The amendment permitted lessees, as a practical expedient, not to assess whether particular rent concessions occurring as a direct consequence of the covid-19 pandemic are lease modifications and instead to account for those rent concessions as if they are not lease modifications. The amendment did not affect lessors.

There are no material effects with regards to all above-mentioned standards and interpretations to be applied for the first time.

4. Summary of significant accounting judgements, estimates, and significant accounting policies

4.1. Significant accounting judgements and estimates

The preparation of the consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of income, expenses, assets and liabilities, and the accompanying disclosures. Actual results could differ from those estimates. Estimates and underlying assumptions are reviewed on an ongoing basis and revisions of estimates are recorded prospectively.

Judgements

Information about judgements made in applying accounting policies that have the most significant effects on the amounts recognized in the consolidated financial statements is included hereinafter:

Leases

SIGNA Sports United Group exercises judgement in determining the lease term as the non-cancellable term of the lease, together with the impact of options to extend or terminate the lease if it is reasonably certain to be exercised. The group usually assess whether it is reasonably certain to exercise the option to renew. In doing so, management considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, management reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise the option to renew. Further information can be found in note 6.4.

CGUs / Goodwill

Significant judgement is required by SIGNA Sports United Group for the determination of the cash generating units (CGUs) and the allocation of goodwill related to business combination. Synergies are expected to be realized across the whole group from the expansion of existing business activities. Therefore, goodwill is allocated to the CGU groups Internetstores, Publikat, Tennis and OUTFITTER, Teamsport & Ballside. Further information can be found in note 6.2.

Share based payments

On the grant date of each share-based payment agreement, judgement is required by SIGNA Sports United Group regarding the probability of the occurrence of future non-market conditions. The Group assess the likelihood of meeting future non-market conditions on a case-by-case basis. In case the fulfilment of non-market conditions is more likely than not, the Group recognizes share based payments in accordance with IFRS 2. Further information can be found in note 6.12

Related parties

Familie Benko Privatstiftung, a trust incorporated under Austrian law which has an independent management board which controls its own succession, is the ultimate beneficial owner of the shares held in SSU by SIGNA International Sports Holding GmbH (SISH) and SISH Beteiligung GmbH & Co. KG in accordance with applicable US securities laws and SEC regulations. The trustors are Mr. René Benko and Ms. Ingeborg Benko and the members of the management board are Dr. Dieter Spranz, Dr. Marcus Mühlberger and Ms. Karin Furhmann. As of September 30, 2021, Familie Benko Privatstiftung indirectly owned the majority of SSU‘s ownership interest through multiple holding companies also involving other minority shareholders.

In assessing SSU’s related party relationships, management exercised judgement in determining the Company’s ultimate controlling party in accordance with IAS 24.13 and concluded that neither Familie Benko Privatstiftung, nor its trustors René Benko or Ingeborg Benko are considered the ultimate controlling party of SIGNA Sports United. In reaching this conclusion, management took into consideration the governance structure of the Familie Benko Privatstiftung which holds an indirect interest in the SSU as well as other contractual relationships at multiple shareholder levels. As a result of the analysis, management concluded that Familie Benko Privatstiftung was an investor with significant influence and that SIGNA Retail GmbH was the ultimate controlling party of SSU as of September 30, 2021. Further information can be found in note 11.

Key assumptions and sources of significant estimation uncertainty

Some accounting and valuation methods require estimates to be made on the basis of complex and subjective judgements using assumptions, including for matters which are inherently uncertain and subject to change. These accounting estimates may change from period to period and have a significant effect on income, expenses and results, as well as the Financial Position and cash flows. Accounting estimates may also include estimates where management could reasonably have made a different estimate in the current accounting period compared to prior periods. Even though these estimates and assumptions were made to the best of management’s knowledge, actual results may differ. Estimates and assumptions are reviewed on an ongoing basis. Changes in estimates and assumptions are recognized in the period in which the changes first occur and for future periods affected by the changes. Management expressly points out that future events often deviate from forecasts and that estimates must be adjusted regularly.

Impairment of goodwill

Goodwill is not amortized but tested annually for impairment. For the purpose of impairment testing, goodwill is allocated to each group of CGUs expected to benefit from the synergies of the business combination. The assessment of impairment is based on discretionary decisions by management, in particular with regard to expected future discounted cash flows. The assessment of discounted future cash flows is based on key assumptions regarding revenues, costs and discount rates, as well as assumptions regarding future product portfolios, market penetration, market developments, the success of the integration of the acquired businesses and growth.

Although the current assumptions are considered reasonable and appropriate by management, a change in the assumptions may have a material impact on the items reported in the financial statements and result in the recognition of impairment losses or reversals of impairment losses in future periods.

Impairment of intangible assets with indefinite useful lives

Intangible assets with indefinite useful lives are not amortized but are tested for impairment at least annually and whenever there is an indication that the asset may be impaired, using the relief-from-royalty method. If there is an indication of impairment, the recoverable amount is determined for the CGU to which the intangible asset belongs.

Although the current assumptions are considered reasonable and appropriate by management, a change in the assumptions may have a material impact on the items reported in the financial statements and result in the recognition of impairment losses or reversals of impairment losses in future periods.

Further information on the impairment test and subsequent measurement of goodwill and assets with indefinite useful lives is provided in note 6.2

Business combinations

As a result of business combinations, SIGNA Sports United Group has reported goodwill in the consolidated statement of financial position. In a business combination, all identifiable assets, liabilities and contingent liabilities acquired are recognized at their fair values on the acquisition date. One of the most important estimates relates to the determination of the fair value of these assets, liabilities and contingent liabilities. In order to assess purchase price allocations, management of SIGNA Sports United Group uses appropriate valuation techniques to determine the fair value of the acquired assets, liabilities and contingent liabilities. These valuations are dependent on assumptions and assessments made by management (and supported by third party experts where deemed necessary) with regard to the future development of the assets concerned and changes in discount rates.

Leases

When accounting for leases under IFRS 16, certain assumptions and estimates are made by management, in particular when determining the discount rate (incremental borrowing rate). Further information can be found in note 6.4.

Revenue

A particular degree of discretion is required in determining sales deductions for returns from customers, which are mainly estimated on the basis of experience from specific contractual obligations. The estimate of return rates or revocation rates results from the assessment of actual empirical observations, such as historical sales channel-related return rates. Further information can be found in note 5.1.

Critical judgments and accounting estimates

The accounting policies that most frequently or significantly requires the Group to make judgments, estimates and assumptions and therefore are critical to understand our results of operations include the following, which are explained in the respective accounting policies below:

•	Revenue recognition

Estimates and assumptions that are required in determining sales deductions for returns from customers, which are mainly estimated on the basis of experience from specific contractual obligations.

•	Business combinations

One of the most important estimates relates to the determination of the fair value of these assets, liabilities and contingent liabilities, Management of SIGNA Sports United Group uses appropriate valuation techniques to determine the fair value of the acquired assets, liabilities and contingent liabilities. These valuations are dependent on assumptions and assessments made by management with regard to the future development of the assets concerned and changes in discount rates.

•	Impairment of goodwill and assets with indefinite useful lives

The assessment of impairment is based on discretionary decisions by management, in particular in regard to assumptions for revenue growth, discount rates, EBITDA margins and royalty rates.

4.2. Significant accounting policies

Measurement

The consolidated financial statements have been prepared on a historical cost basis, except for certain items such as derivative financial instruments, hedging transactions and pensions and similar obligations.

The basis of measurement for these exceptions is described in the respective paragraphs below.

Principles of consolidation

The consolidated financial statements include the financial statements of SIGNA Sports United GmbH and the financial statements of all subsidiaries directly or indirectly controlled by SIGNA Sports United GmbH. Control exists only if the parent company has power of disposal over the subsidiary, is exposed to positive and negative returns and is in a position to influence the level of variable returns based on voting or other rights.

The Group’s interests in equity-accounted investees comprises a joint venture, namely Teamstolz GmbH. A joint venture is an arrangement in which the Group has joint control, whereby the Group has rights to the net assets of the arrangement, rather than rights to its assets and obligations for its liabilities.

Interests in the joint venture are accounted for using the equity method. They are initially recognized at cost, which includes transaction costs. Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and other comprehensive income of equity accounted investees, until the date on which significant influence or joint control ceases.

The financial statements of the consolidated subsidiaries included in the consolidated financial statements are generally prepared as of the balance sheet date of the parent entity. The financial statements of SIGNA Sports United GmbH and its subsidiaries included in the consolidated financial statements are prepared in accordance with uniform accounting policies. All intercompany assets and liabilities, equity, income and expenses, as well as cash flows from transactions between the consolidated companies are eliminated in full as part of the consolidation process. Acquisitions of companies that are not under common control are accounted for using the purchase method in accordance with IFRS 3 at the time of acquisition. Changes in shareholdings in Group companies which reduce or increase the shareholding of SIGNA Sports United GmbH without loss of control are accounted for as equity transactions between owners.

Foreign currency

The euro is the functional and presentation currency of the most companies included in the consolidation with a primary economic environment within the European currency area. Transactions in foreign currencies are initially recognized in the functional currency by applying the spot rate prevailing at the time of the transaction to the foreign currency amount. Resulting currency gains and losses from currency translation are directly reported in the consolidated statements of profit or loss. Differences arising from the translation of the financial statements of companies outside the euro zone are reported under equity in accordance with IAS 21 and reclassified to the consolidated statements of profit or loss when the gain or loss on disposal of SSU is recognized.

The financial information of the companies included in the scope of consolidation of SIGNA Sports United Group, whose functional currency is not the euro, is translated into the reporting currency of the consolidated financial statements as of the balance sheet date. Closing rates are used for the translation of the Financial Position, while average rates for the reporting period are used for the translation of the consolidated statements of profit or loss and other comprehensive Income. Non-monetary items that are measured based on historical cost in a foreign currency are translated at the exchange rate at the date of the transaction.

Business combinations

Business combinations that are not carried out under common control are accounted for using the acquisition method in accordance with IFRS 3 at the time of the acquisition. Acquisition costs are determined at the fair value of the assets given and liabilities taken over as well as on the basis of agreed contingent consideration at the time of acquisition. Incidental acquisition costs are expenses in the reporting period. Identifiable assets acquired and liabilities assumed in a business combination (including contingent liabilities) are initially measured at their fair values at the acquisition date, irrespective of non-controlling interests. A positive difference between the acquisition cost including the fair value of the non-controlling interest and the acquired assets and liabilities is recognized as goodwill. SIGNA Sports United GmbH applies the full goodwill method by way of business combination.

In the case of acquisitions concluded in stages, the fair values of the assets and liabilities of the acquired company are measured in accordance with IFRS 3 “Business Combinations” on the date on which the control is obtained. Resulting adjustments to the fair value of the existing shares are recognized in the consolidated statements of profit or loss. The carrying amount of the assets and liabilities already recognized in the consolidated statements of financial position is adjusted accordingly.

The application of the acquisition method requires certain estimates and assumptions, especially with regard to the fair values of the acquired intangible assets, property, plant and equipment and liabilities assumed at the time of acquisition, as well as the useful lives of the acquired intangible assets and property, plant and equipment.

The valuation is primarily based on expected cash flows. If the actual cash flows differ from those used in the calculation of fair values, this may have a material impact on future operating results. The valuations are based on the information available at the time of acquisition.

The valuation of the indefinite life intangible assets is based on the relief from royalty method at the time of the acquisition.

Goodwill and assets with indefinite useful lives

Groups of CGUs to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the group of CGU is less than the carrying amount of the unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication that the asset may be impaired. For those assets, the relief-from-royalty method is used for impairment testing. The relief-from-royalty method determines the fair value of intangible assets by reference to the capitalized value of the hypothetical royalty payments that would be saved through owning the asset, as compared with licensing the asset from a third party.

If, on the balance sheet date, an indication arises that the reasons for impairment no longer exist, a review is carried out to determine whether a reversal of the impairment loss is required in whole or in part. Therefore, the carrying amount is written up to the recoverable amount, but not higher than the amortized cost of the asset, as if no impairment had taken place. Further information can be found in note 6.2.

Intangible assets

Acquired intangible assets are initially measured at cost, whereas intangible assets acquired in a business combination are measured at fair value. After initial recognition, intangible assets are accounted for using the cost model.

Amortization of intangible assets with finite useful lives is calculated using the straight-line method. The estimated useful life and the amortization method are reviewed annually at the end of the reporting period and any changes in the useful life are accounted for prospectively.

Amortization of intangible assets is recognized in the consolidated statements of profit or loss. For further information on intangible assets, please see note 6.1.

Besides scheduled amortization, an impairment test is performed if relevant events or changes in circumstances indicate that intangible assets may be impaired. If the carrying amount of an intangible asset exceeds its recoverable amount, the intangible asset is impaired. An impairment loss is recognized in the amount by which the carrying amount exceeds the recoverable amount. Assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (CGUs). If the reasons for impairment no longer exist, the impairment loss is reversed up to the amortized cost of the intangible asset.

Costs for internally generated intangible assets are capitalized in the consolidated statements of financial position, provided that these costs can be clearly assigned to the development phase and where the following criteria are met:

•	it is technically feasible to complete the intangible asset so that it will be available for use

•	management intends to complete the intangible asset and use or sell it

•	there is an ability to use or sell the intangible asset

•	it can be demonstrated how the intangible asset will generate probable future economic benefits

•	adequate technical, financial and other resources to complete the development and to use or sell the intangible asset are available, and

•	the expenditure attributable to the intangible asset during its development can be reliably measured.

The estimated useful lives of intangible assets are as follows:

Intangible assets	Average useful life
Software	3 - 5 years
Customer relationships	Lower of the contract term and the useful economic life
Internally developed	3 - 5 years
Other intangible assets	3 - 5 years

Intangible assets with indefinite useful lives mainly relate to acquired brands and Internet domains. An analysis of product life cycle studies and market and competitive trends provides evidence that brands and Internet domains will generate appropriate revenues for the group for an indefinite period.

Gains or losses arising from derecognition of intangible assets are recognized based on the difference between the net realizable value and the carrying amount of the intangible asset. The gain or loss is recognized in the consolidated statements of profit or loss in the period in which the intangible asset is derecognized.

Property, plant and equipment

Property, plant and equipment is measured at cost less accumulated depreciation and impairment losses. The cost of property, plant and equipment consists of expenses that must be incurred to acquire an asset and bring it to working condition. Subsequent costs, including repair and maintenance costs, are only recognized as part of the cost of an existing asset or, if applicable, as a separate asset, if it is probable that SIGNA Sports United Group will receive the future economic benefits attributable to the asset and the cost of the asset can be measured reliably. Expected future expenses for the removal of tenant fixtures upon the future termination of rental contracts are capitalized and depreciated through the expected rental term. All other expenses (e.g. for ongoing repairs and maintenance) are expensed as incurred.

Property, plant and equipment is depreciated on a straight-line basis over the following useful lives:

Property, plant and equipment	Average useful life
Buildings	Up to 40 years
Technical facilities and machines	3 - 10 years
Other facilities, operating and business equipment	5 - 10 years
Leasehold improvements	Shorter of useful life and the term of the underlying lease

In addition to depreciation and amortization, an impairment test is carried out and, if necessary, an impairment loss is recognized if there are relevant events or changes in circumstances that indicate that an impairment of property, plant or equipment may have occurred.

Property, plant and equipment is derecognized from the accounts either at the time of disposal or when no further economic benefit is derived from the respective items. Gains or losses on disposal or retirement are recognized in the consolidated statements of profit or loss in the period in which they arise.

Remaining carrying amounts and estimated useful lives as well as depreciation methods are reviewed annually and adjusted, if necessary.

Right of return

For certain categories of goods customers have a right to return these goods within a specified period. Return allowances, which reduce net revenues, are estimated based on historical experiences. The Group updates its estimates on a quarterly basis.

For goods that are expected to be returned from the customers, the Group recognizes a refund liability (included other current liabilities in the consolidated statements of financial position). The liability is measured at the amount the Group ultimately expects it will have to return to the customer. A right of return asset (included in Inventories in the consolidated statements of financial position) and corresponding adjustment to cost of sales is also recognized for the right to recover products from the customers.

Leases

The Group assesses at contract inception of the lease whether a contract is, or contains a lease. The Group recognizes a right-of-use asset and a corresponding lease liability for all leases where the Group is the lessee. The Group elected to apply an exemption for low value leases as well as short-term leases in accordance with IFRS 16. Lease payments associated with low value leases and short-term leases are expensed on a straight-line basis over the lease term. Accordingly, no right of use assets or lease liabilities are recognized.

Upon initial recognition, the lease liability is measured at the present value of the lease payments not yet paid at the inception of the lease and is discounted on the basis of the interest rate underlying the lease. If this interest rate cannot be readily determined, the Group uses its incremental borrowing rate.

The following lease payments are included in the measurement of the lease liability:

•	Fixed lease payments (including de facto fixed payments), less incentive payments to be received;

•	Variable lease payments based on an index or price, initially measured at the index or price at the inception of the lease;

•	Expected payments by the lessee due to residual value guarantees;

•	Exercise prices of purchase options if the lessee is reasonably certain that these will be exercised; and

•	Penalties for the premature termination of leases, if the term of the lease is based on the exercise of the right to terminate the lease.

Subsequent measurement of the lease liability is made by increasing the carrying amount by the interest on the lease liability (using the effective interest method) and reducing the carrying amount by the lease payments made.

In the following cases, the Group remeasures the lease liability and adjusts the corresponding right-of-use asset accordingly:

•

There has been a change in the lease term or there is a significant event or significant change in circumstances that results in a change in judgement with respect to the exercise of a purchase option. In this case, the lease liability is remeasured by discounting the adjusted lease payments at a revised discount rate.

•

The lease payments change due to index or exchange rate changes or due to a change in the expected payment to be made on the basis of a residual value guarantee. In these cases, the lease liability is remeasured by discounting the adjusted lease payments at an unchanged discount rate, unless the change in the lease payments is attributable to a change in a variable interest rate. In this case, an updated interest rate is to be applied.

•

A lease is amended and the amendment to the lease is not recognized as a separate lease. In this case, the lease liability is remeasured on the basis of the term of the amended lease by discounting the amended lease payments at an updated interest rate at the effective date of the amendment.

Right-of-use assets are generally amortized over the term of the lease. However, if the useful life of the underlying asset is shorter than the term of the lease, the right-of-use asset shall be amortized over that period accordingly. This also applies in cases where a lease transfers ownership of the leased asset or where the Group deems the exercise of a purchase option agreed under the lease to be sufficiently certain and the exercise price is therefore already included in the cost of the right-of-use asset. Depreciation begins at the beginning of the lease.

To assess the need for an impairment of a right-of-use asset, the Group applies IAS 36 and recognizes all impairment losses as described in the accounting policies for property, plant and equipment.

Share-based Payment

IFRS 2 “Share-based Payment” is applied in accounting for share-based payment schemes involving employees and other participants who render the respective services. The Group has only equity-settled share-based payments.

In the case of equity-settled share-based payment, services are provided as consideration for equity instruments. The fair value of the services is determined at the grant date by reference to the fair value of the equity instruments. The fair value is recognized over the vesting period as personnel expenses with a corresponding increase in equity.

The fair value of equity instruments is determined using valuation models such as the Black-Scholes formula or a Monte Carlo model.

Fair value

A number of accounting policies and disclosures of SIGNA Sports United Group require the measurement of fair values for both financial and non-financial assets and liabilities.

The valuation of assets and liabilities at fair value is based on the three-level “fair value hierarchy” or “level hierarchy” in accordance with IFRS 13 and the proximity of the valuation factors used to an active market. An active market is a market in which homogeneous products are traded, in which interested buyers and sellers can be found at any time and in which prices are publicly available. On the basis of the three-level measurement hierarchy, certain assumptions and estimates of management were used, in particular with regard to assets and liabilities at fair value, which were classified to Levels 2 and 3:

Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2: Quoted prices other than those included in Level 1 that are observable, directly or indirectly, for the asset or liability. The fair value of Level 2 financial instruments is determined on the basis of the conditions prevailing at the end of the reporting period, such as interest rates or exchange rates, and using recognized models such as discounted cash flow or option pricing models.

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs). The fair value of Level 3 financial instruments was determined by reference to individual default expectations; these are based to a large extent on the Group’s assumptions regarding the creditworthiness of the counterparty.

If the parameters used to determine the fair value of an asset or liability fall into different levels of the fair value hierarchy, the fair value measurement in its entirety is classified in the same level of the fair value hierarchy as the lowest input that is significant to the fair value measurement as a whole.

Investments accounted for using the equity method

Investments in associated companies are accounted for using the equity method. An associated company is a company over which SIGNA Sports United has significant influence, but not control.

Under the equity method, shares in associated companies are capitalized in the consolidated statements of financial position at acquisition cost. Goodwill in connection with the acquisition of associated companies is not amortized but tested for impairment as part of the total investment in the associate.

Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and OCI of equity-accounted investees, until the date on which significant influence or joint control ceases. Intercompany profits or losses arising from transactions between SIGNA Sports United Group and its associates are eliminated to the extent of SIGNA Sports United Group’s interest in the associate.

Financial Instruments (IFRS 9)

Financial assets

SIGNA Sports United Group classifies its financial assets in the following measurement categories:

•	those to be measured subsequently at fair value either through OCI or through profit or loss (FVOCI or FVPL), and

•	those to be measured at amortized cost (AC)

The classification depends on the entity’s business model for managing the financial assets and the contractual terms of the cash flows. SIGNA Sports United Group reclassifies debt investments when and only when its business model for managing those assets changes.

SIGNA Sports United Group recognizes a financial asset when, and only when, the Group becomes party to the contractual provisions of the instrument. Regular way purchases and sales of financial assets are recognized on trade date, the date that the Group commits to purchase or sell the asset.

At initial recognition, the Group measures a financial asset at its fair value plus, in the case of a financial asset measured not at fair value through profit or loss (FVPL), transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at FVPL are expensed in profit or loss.

Subsequent measurement of financial assets depends on the Group’s business model for managing the asset and the cash flow characteristics of the asset:

•

Amortized cost: Financial assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. Interest income from these financial assets is included in finance income using the effective interest rate method. Any gain or loss arising on derecognition is recognized directly in profit or loss and presented in other gains/(losses) together with foreign exchange gains and losses. Impairment losses are presented as separate line item in the statements of profit or loss. For SIGNA Sports United Group, this category mainly comprises trade receivables, other financial assets (with the exception of derivatives and contingent receivables) and cash and cash equivalents.

•

FVOCI: Financial assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest on the principal amount outstanding, are measured at FVOCI. Movements in the carrying amount are taken through OCI, except for the recognition of impairment gains or losses, interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in OCI is reclassified from equity to profit or loss and recognized in other gains/(losses). Interest income from these financial assets is included in finance income using the effective interest rate method. Foreign exchange gains and losses are presented in other gains/(losses) and impairment expenses are presented as separate line item in the statements of profit or loss. Currently SIGNA Sports United Group does not hold any financial assets designated as at FVOCI.

•

FVPL: Financial assets that are not classified as measured at amortized cost or FVOCI are measured at FVPL. A gain or loss on a debt investment that is subsequently measured at FVPL is recognized in profit or loss and presented net within other gains/(losses) in the period in which it arises. For SIGNA Sports United Group, this category comprises contingent receivables, related to earn-out agreements.

In accordance with the impairment provisions of IFRS 9, SIGNA Sports United Group applies the simplified approach to the valuation of expected credit losses (ECL), under which an allowance is made for trade receivables based on the expected losses over the term of the receivable. Due to the common default risk characteristics of company’s trade receivables, the expected losses over the term of the receivable are determined on the basis of external industry-related ratings and internally determined past default rates, unless there is objective evidence of an individual deterioration in creditworthiness. The external rating reflects current and future-oriented information on macroeconomic factors affecting the ability of customers to settle the receivables. For reasons of materiality, no value adjustments are made for cash and cash equivalents and other financial assets.

Additionally, allowances for individual receivables are recognized if there is objective evidence of credit impairment. Objective indications may be payment arrears of a certain duration, the initiation of enforcement measures, the risk of insolvency or over indebtedness, the filing or opening of insolvency proceedings or the failure of restructuring measures. Account balances are written off either partially or in full if judged that the likelihood of recovery is remote. Allowances for doubtful accounts are regularly posted to separate allowance accounts.

Trade receivables are eliminated from the accounts after a reasonable estimate has been made if they are no longer realizable. This is the case, for example, if the debtor fails to commit to a repayment schedule vis-à-vis the Group or if no other partial repayment is foreseeable.

Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Group has transferred substantially all the risks and rewards of ownership.

Financial liabilities

SIGNA Sports United Group recognizes a financial liability when, and only when, the Group becomes party to the contractual provisions of the instrument. Financial liabilities are categorized as either financial liabilities at fair value through profit or loss (FVPL) or financial liabilities at amortized cost.

Financial liabilities are categorized as at FVPL if the financial liability is either held for trading or it is designated as at FVPL. Currently SIGNA Sports United Group holds only earn-out and put option liabilities at FVPL. Derivative financial liabilities for which hedge accounting is not applied are classified as held for trading upon initial recognition. Financial liabilities are initially recognized at fair value. Financial liabilities at FVPL are subsequently carried at fair value.

Other financial liabilities, including trade payables and the remaining other financial liabilities, are initially measured at fair value, net of transaction costs. They are subsequently measured at amortized cost using the effective interest method, with interest expense recognized on an effective yield basis.

The Group derecognizes financial liabilities if, and only if, the Group’s obligations are discharged, cancelled or have expired.

Offsetting financial assets and liabilities

Financial assets and liabilities are offset and the net amount reported in the consolidated statements of financial position where the Group currently has a legally enforceable right to offset the recognized amounts, and there is an intention to settle on a net basis or realize the asset and settle the liability simultaneously.

Derivative financial instruments and hedge accounting

Derivative financial instruments, such as forward contracts, are used in the Group to hedge foreign currency risks for balance sheet items and future cash flows. SIGNA Sports United Group does not hold derivatives for speculative trading purposes.

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at the end of each reporting period. Where the derivative is not designated as a cash-flow hedge, subsequent changes in the fair value are recognized in profit or loss. Such derivatives are classified as a current asset or liability.

The group designates certain derivatives as cash flow hedges to hedge particular risks associated with the cash flows of recognized assets and liabilities and highly probable forecast transactions.

At inception of the hedge relationship, the Group documents the economic relationship between hedging instruments and hedged items including whether changes in the cash flows of the hedging instruments are expected to offset changes in the cash flows of hedged items. The Group documents its risk management objective and strategy for undertaking its hedge transactions. Currently the Group has only designated cash flow hedges.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in the cash flow hedge reserve within equity. The gain or loss relating to the ineffective portion is recognized immediately in profit or loss.

When a hedging instrument matures, any gains or losses held in the cash flow hedge reserve are recycled to the statement of operations or inventory on the balance sheet when the related hedged item is recognized in the statement of operations or inventory on the balance sheet.

If a hedge no longer meets the criteria for hedge accounting, or the forecast transaction is no longer likely to occur, the cumulative gain or loss reported in equity is immediately reclassified to profit or loss.

Contingent liabilities, such as earn-out agreements, are classified as either equity or financial liabilities and measured at fair value upon initial recognition. Amounts classified as financial liabilities are subsequently remeasured at fair value, with changes in fair value recognized in profit or loss.

Inventories

Inventories are valued at the lower of cost and net realizable value. The net realizable value is the estimated selling price of goods, minus the cost of their sale or disposal. In general, acquisition costs are determined using the weighted average purchase price, adjusted for reductions, e.g. from discounts, and ancillary acquisition costs, e.g. from customs duties. If circumstances which previously caused inventories to be written down below cost no longer exist or if there is clear evidence of an increase in net realizable value due to changed economic circumstances, the amount of the write-down is reversed. Further information can be found in note 6.6.

Provisions

Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognized as finance cost. Provisions are measured in accordance with IAS 37 “Provisions, Contingent Liabilities and Contingent Assets,” or, if applicable, IAS 19 “Employee Benefits.” If it is expected that the cash flow required to settle an obligation will occur after one year, the provision is measured at the present value of the expected cash flow. Claims for reimbursement by third parties are shown separately in the consolidated statements of financial position if their realization is virtually certain. Further information can be found in note 6.13.

Contingent liabilities

Contingent liabilities are possible obligations resulting from past events whose existence will only be confirmed by the occurrence of one or more uncertain future events that are not entirely within the control of SIGNA Sports United Group. Furthermore, contingent liabilities can be current obligations resulting from past events but which are not recognized in the consolidated statements of financial position because it is not probable that an outflow of resources will be required to settle the obligation or the amount of the obligation cannot be measured with sufficient reliability. In accordance with IAS 37, such contingent liabilities are not recognized in the consolidated statements of financial position but disclosed in the notes.

Revenue recognition

Revenue is measured at the calculated transaction price including any effects of variable consideration, financing components, non-cash consideration and payments to customer. Revenue is recognized when SSU has fulfilled the underlying performance obligations.

Revenue from the sale of merchandise is recognized on delivery of goods to the end consumer, which represents the point in time at which control transfers to the consumer and the Group’s performance obligation is satisfied. Thus, transportation is not considered as separate performance obligation since customer obtains control of the goods after transport is completed. Revenue from the sale of merchandise is recognized at net value, i.e. after deduction of sales tax, returns, prepayments, customer discounts and rebates. Sales transactions generally include the right of the buyer to return the goods within a certain period of time. Sales deductions, including for returns from customers, are estimated mainly on the basis of past experience and specific contract provisions.

Services (e.g. repair, product configuration, flocking) are recognized at the time of service provision, i.e. when the service is completed. The services that are offered by the group usually run for a short period of time only. Accordingly, the revenue is recognized at a point in time rather than over a period.

Payment for the purchased goods or services is generally made either before delivery or when service is performed. In case of payment by invoice payment is due within short time after sending the goods to the customer. Cash is collected by the Group from the end consumer using payment service providers. A contract liability is recognized for customer advances as well as for unredeemed gift certificates.

Income taxes

Income tax expense comprises current and deferred tax. It is recognized in profit or loss except to the extent that it relates to a business combination, or items recognized directly in equity or in OCI.

Management has determined that interest and penalties related to income taxes, including uncertain tax treatments, do not meet the definition of income taxes, and therefore accounted for them under IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

Current income taxes

The current income tax expense is determined by applying the tax regulations in force on the balance sheet date in the countries in which SIGNA Sports United Group operates. Estimates are required in determining income taxes. The valuations by the relevant tax authorities may deviate from these estimates. This uncertainty is taken into account by the fact that uncertain tax positions are only recognized if SIGNA Sports United Group estimates the probability of their occurrence to be more than 50%.

Deferred income taxes

Deferred taxes are recognized in accordance with IAS 12 on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the amounts used for tax purposes. In addition, deferred tax assets are recognized for tax loss carryforwards and interest carryforwards. Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized for deductible temporary differences, tax loss carryforwards and interest carryforwards to the extent that it is probable that sufficient taxable income will be available in the future against which deductible temporary differences and/or tax loss carryforwards can be offset.

Deferred taxes are measured at the tax rates that are expected to apply in the period in which the asset is realized or the liability settled.

Deferred tax assets and liabilities arising from temporary differences in connection with investments in subsidiaries, associates or joint ventures are recognized unless the timing of the reversal of the temporary differences cannot be determined at Group level and/or it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets and deferred tax liabilities are only offset if the Group has a legally enforceable right to set off current tax assets against current tax liabilities, deferred tax assets and liabilities relate to the same taxable entity and are examined by the same tax authority.

IFRIC 23 Uncertainty over Income Tax Treatments

IFRIC 23 clarifies the application of the recognition and measurement requirements of IAS 12 when there is uncertainty about the income tax treatment. For recognition and measurement, estimates and assumptions must be made, e.g., whether an estimate is made separately or together with other uncertainties, a most likely amount or expected amount for the uncertainty is used and whether changes have occurred compared to the previous period. The risk of detection from tax authorities is irrelevant for the recognition of uncertain balance sheet items. Accounting is based on the assumption that the tax authorities are investigating the matter in question and that they have all relevant information at their disposal.

There are no material effects on the consolidated financial statements of the Group.

Segment reporting

Management of SIGNA Sports United GmbH has appointed a strategic steering and control committee for SIGNA Sports United Group that evaluates the financial performance and situation of SIGNA Sports United Group and makes strategic decisions. This committee acts as Chief Operating Decision Maker (“CODM”). The steering and control committee consists of the Chief Executive Officer and the Chief Financial Officer. Based on the current reporting structures and decision-making processes, SIGNA Sports United GmbH identified three operating segments, which represent the reportable segments (see note 15).

5. Notes to the Consolidated Statements of Profit and Loss and Other Comprehensive Income

5.1. Revenue

	September 30,
EUR million	2021	2020	2019
Revenue from the sale of merchandise	871.3	701.8	535.9
Revenue from the sale of services	0.6	1.4	1.2

Total	872.0	703.2	537.1

The business activities of Tennis, Bike & Outdoor as well as Teamsport & Athleisure are managed globally and have their main business activities within the DACH region, which includes activities in Germany (D), Austria (A) and Switzerland (CH), as well as France. In the presentation of geographical information (see note 15), segment revenues were determined based on the geographical location of the sales units.

The following table shows the geographical breakdown of external revenues:

EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Revenue for the year ended Sept. 30, 2021
Germany	59.7	188.5	66.7	315.0
Switzerland	7.6	72.8	8.3	88.7
Austria	11.1	22.0	2.2	35.4
France	18.6	104.7	6.5	129.8
Rest of the world	68.5	218.9	15.8	303.2

Total	165.4	607.0	99.5	872.0

The geographical information on segment revenues from the previous years is broken down as follows:

EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Revenue for the year ended Sept. 30, 2020
Germany	53.9	172.4	58.0	284.2
Switzerland	6.2	74.1	0.1	80.4
Austria	11.1	17.3	2.7	31.2
France	19.7	78.8	6.7	105.3
Rest of the world	34.6	154.8	12.8	202.2

Total	125.5	497.4	80.4	703.2

EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Revenue for the year ended Sept. 30, 2019
Germany	52.8	143.5	52.2	248.5
Switzerland	5.7	44.7	0.2	50.5
Austria	8.2	12.8	2.4	23.5
France	7.2	62.2	6.3	75.7
Rest of the world	22.1	107.0	9.8	138.9

Total	96.1	370.0	70.7	537.1

Refund liabilities

The following table provides information about the Group’s refund liabilities from contracts with customers:

	September 30,
EUR million	2021	2020	2019
Refund liabilities arising from right of return	10.7	10.1	5.9

5.2. Own work capitalized

	September 30,
EUR million	2021	2020	2019
Own work capitalized	3.8	3.3	3.4

Total	3.8	3.3	3.4

Own work capitalized mainly comprises the capitalized development costs for internally generated software.

5.3. Other operating income

	September 30,
EUR million	2021	2020	2019
Other	6.1	1.5	4.4

Total	6.1	1.5	4.4

Other operating income consists mainly of a reimbursement of EUR 1.5 million of SIGNA Financial Services AG and a change in fair value from an earn-out liability of EUR 0.6 million

5.4. Personnel expenses

	September 30,
EUR million	2021	2020	2019
Wages and salaries	(79.2)	(61.0)	(49.4)
Social security contributions	(15.1)	(11.7)	(9.4)
Other personnel expenses	(3.8)	(2.7)	(1.1)

Total	(98.1)	(75.5)	(59.9)

The following table shows the annual average number of employees within SIGNA Sports United Group:

	September 30,
	2021	2020	2019
Employees	2,492	1,914	1,590

Total	2,492	1,914	1,590

5.5. Other operating expenses

	September 30,
EUR million	2021	2020	2019
Expenses for logistics and packaging	(90.7)	(69.9)	(50.9)
Marketing expenses	(71.2)	(49.6)	(47.1)
Expenses for warehousing, rents and similar expenses	(6.8)	(10.1)	(8.0)
Charges for payment services	(11.7)	(8.9)	(6.9)
Legal and consulting fees	(31.9)	(7.2)	(8.0)
IT expenses	(14.5)	(9.3)	(6.1)
Administrative expenses	(7.6)	(3.6)	(3.7)
Temporary workers and other personnel related expenses	(12.7)	(9.3)	(8.8)
ECL allowance	(2.1)	(4.0)	(0.9)
Other	(6.1)	(3.9)	(4.2)

Total	(255.2)	(175.7)	(144.6)

5.6. Finance income and cost

	September 30,
EUR million	2021	2020	2019
Finance income
Interest income	2.2	0.0	0.0
Other financial income	0.8	0.1	0.2

Total	3.0	0.2	0.2

Finance cost
Interest expense for financial liabilities carried at amortized cost	(8.3)	(8.3)	(6.8)
Other financial expenses	(1.1)	(0.1)	(0.3)
Interest expense for lease liabilities (IFRS 16)	(0.3)	(0.3)	(0.3)

Total	(9.7)	(8.7)	(7.4)

Net finance costs	(6.7)	(8.5)	(7.2)

5.7. Income taxes

Income tax expenses recognized in the Consolidated Statements of Profit or Loss

	September 30,
EUR million	2021	2020	2019
Current income taxes	(1.7)	(0.5)	(0.1)
Deferred income taxes	0.1	2.4	3.7

Total	(1.6)	1.9	3.6

The current income tax expenses and income are as follows:

	September 30,
EUR million	2021	2020	2019
Earnings before taxes	(43.6)	(27.6)	(39.5)

Expected income tax rate (of the parent company)	30.2%	33.0%	33.0%
Income tax benefits based on the expected income tax rate	13.2	9.1	13.0
Increase (decrease) in income tax expense due to:
Differences between the company’s domestic and foreign tax rates	0.1	(0.9)	(1.0)
Tax rate changes	0.0	0.0	0.0
Non-deductible operating expenses	(0.5)	(0.4)	(0.5)
Non-recognition of deferred tax assets from temporary differences and tax loss carryforwards	(14.2)	(5.5)	(7.1)
Other	(0.2)	(0.4)	(0.8)

Total income tax benefit (expense)	(1.6)	1.9	3.6

Effective tax rate	(3.7)%	6.9%	9.1%

The tax rate used to calculate the expected tax income corresponds to the tax rate of SIGNA Sports United GmbH, Berlin/Germany, and consists of the corporate tax rate including the solidarity surcharge of 15.83% (2020 and 2019: 15.83%) and a trade tax rate of 14.35% (2020 and 2019: 17,15%). The reduction of the trade tax rate is due to the change of the registered office from SIGNA Sports United GmbH from Munich to Berlin.

5.8. Earnings per share (“EPS”)

Basic EPS is calculated by dividing the profit/(loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of common shares outstanding during the year.

Basic earnings/(loss) per share is computed using the weighted-average number of outstanding shares during the period. Diluted loss per share is computed using the weighted-average number of outstanding shares and excludes all potential shares outstanding during the period, as their inclusion would be anti-dilutive. The Group’s potential shares consist of the assumed exercise of share options as of September 30, 2021.

The calculation of earnings/(loss) per share is as follows:

	September 30,
EUR million	2021	2020	2019
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable equity holders of the parent entity	(46.0)	(24.8)	(32.8)
Number of shares in millions
Weighted average number of ordinary shares for the purposes of basic earnings per share	17.6	17.6	13.6
Basic and diluted loss per share in EUR	(2.6)	(1.4)	(2.4)

Weighted average number of ordinary shares:

	September 30,
in millions of shares	2021	2020	2019
Issued ordinary shares at October 1	17.6	17.3	5.2
Effect of shares issued in March 2019	—	—	7.0
Effect of shares issued in September 2019	—	—	1.4
Effect of shares issued in October 2019	—	0.3	—
Effect of shares issued in September 2021	0.0	—	—

Weighted average number of ordinary shares at September 30	17.6	17.6	13.6

The number of ordinary shares reflects the increase of SSU share capital described in Note 7 as of the settlement date of the liabilities but did not have any impact on the EPS figure.

Potential dilutive securities that are not included in the diluted per share calculations because they would be anti-dilutive are as follows:

	September 30,
in millions of shares	2021	2020	2019
Employee options	1.3	0.0	0.0
Convertible loan	1.6	1.6	—

6. Notes to the Consolidated Statements of Financial Position

6.1. Intangible assets and goodwill

The intangible assets as of September 30, 2021, are as follows:

EUR million	Goodwill	Software	Domains	Brands	Customer relationships	Internally developed software	Other intangible assets	Total
Cost
Balance as of Oct. 1, 2020	118.4	21.8	158.5	5.6	13.9	15.1	14.6	347.9

Business combinations	11.1	—	—	0.5	1.3	—	—	12.8
Additions	—	3.2	0.1	0.0	0.0	1.8	9.1	14.3
Transfers	0.0	2.7	0.1	0.0	—	3.9	(6.7)	(0.0)
Disposals	—	(0.1)	—	—	—	—	(0.0)	(0.1)
Currency translation differences	—	0.0	0.5	—	0.0	—	—	0.6

Balance as of Sept. 30, 2021	129.5	27.7	159.2	6.2	15.3	20.7	16.9	375.5

Accumulated amortization
Balance as of Oct. 1, 2020	0.0	(15.0)	(1.0)	(0.5)	(9.5)	(6.4)	(1.9)	(34.2)

Additions	0.0	(4.9)	(0.2)	(0.1)	(3.0)	(4.1)	(1.9)	(14.2)
Impairment losses	—	0.0	(0.2)	—	—	0.0	—	(0.2)
Transfers	—	0.0	0.0	—	0.0	0.0	0.0	0.0
Disposals	—	0.1	—	—	—	—	—	0.1
Currency translation differences	—	0.0	—	0.0	0.0	—	—	0.0

Balance as of Sept. 30, 2021	0.0	(19.8)	(1.4)	(0.6)	(12.5)	(10.4)	(3.8)	(48.6)

Carrying amount as of Sept. 30, 2021	129.5	7.9	157.8	5.6	2.7	10.3	13.1	326.8

Software mainly comprises an ERP system with a carrying amount of EUR 3.1 million. In the internally developed intangible assets is a used software with a carrying amount of EUR 5.3 million and other intangible assets contains software as assets under construction with a carrying amount of EUR 3.3 million for companies that cannot yet use the software.

The intangible assets as of September 30, 2020, are as follows:

EUR million	Goodwill	Software	Domains	Brands	Customer relationships	Internally developed software	Other intangible assets	Total
Cost
Balance as of Oct. 1, 2019	117.5	19.1	157.9	5.6	13.3	9.7	11.4	334.5

Business combinations	1.0	0.0	0.0	0.0	0.4	0.0	0.0	1.5
Additions	0.0	2.7	0.7	0.0	0.0	2.2	7.3	13.0
Transfers	—	0.4	0.3	0.0	0.2	3.1	(3.9)	0.0
Disposals	—	(0.4)	(0.6)	0.0	—	—	(0.2)	(1.2)
Currency translation differences	—	0.0	0.2	—	0.0	—	—	0.2

Balance as of Sept. 30, 2020	118.4	21.8	158.5	5.6	13.9	15.1	14.6	347.9

Accumulated amortization
Balance as of Oct. 1, 2019	0.0	(9.5)	(0.9)	(0.4)	(6.5)	(3.3)	(0.5)	(21.1)

Additions	0.0	(5.7)	(0.1)	(0.1)	(3.0)	(3.1)	(1.4)	(13.4)
Transfers	—	—	—	—	—	—	—	—
Disposals	—	0.3	0.0	0.0	—	—	0.0	0.3
Currency translation differences	—	0.0	—	—	0.0	—	—	0.0

Balance as of Sept. 30, 2020	0.0	(15.0)	(1.0)	(0.5)	(9.5)	(6.4)	(1.9)	(34.2)

Carrying amount as of Sept. 30, 2020	118.4	6.8	157.5	5.1	4.4	8.7	12.7	313.7

In the current reporting period, SIGNA Sports United Group completed an acquisition and classified it as a business combination, which was accounted for using the acquisition method at the time of acquisition in accordance with IFRS 3. In this business combination, the purchase price was allocated to acquired tangible and intangible assets and liabilities on the basis of their respective fair values. The difference between the purchase price and the net assets acquired was recognized as goodwill. Further details on the acquisition of Midwest Sports Supply, Inc. are presented in note 13.

6.2. Impairment test for goodwill and intangible assets with indefinite useful lives

Goodwill has been allocated to groups of CGUs as follow:

	As of September 30, 2021
EUR million	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
Goodwill	88.9	4.1	35.4	1.0

	As of September 30, 2020
EUR million	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
Goodwill	88.9	4.1	24.4	1.0

In the period from October 1, 2020, to September 30, 2021, the CGU Group Tennis was expanded by the newly acquired Midwest Sports Supply, Inc. (see Note 13) and is now referred to as the CGU Group Tennis. The CGU Group Tennis corresponds to the Tennis segment.

The following table shows the key assumptions used in the impairment test for those CGU groups to which significant goodwill is allocated. Significant assumptions are relevant in order to compare the carrying amount with the recoverable amount, which, in the case of SIGNA Sports United Group, is defined as fair value less costs of disposal. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from both external and internal sources.

	As of September 30, 2021
EUR million	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
WACC (after taxes)	8.86%	9.17%	9.43%	9.05%
Tax rate	26.50%	28.08%	28.98%	31.93%
5-year CAGR (Compound Annual Growth Rate)	25.63%	15.87%	21.09%	19.56%
Growth rate terminal value	0.50%	0.50%	0.50%	0.50%
Terminal value EBITDA margin	13.49%	9.44%	11.73%	9.44%
Carrying amount in EUR million	293.2	44.2	105.7	20.8

	As of September 30, 2020
EUR million	CGU Group Internetstores	CGU Group Publikat	CGU Group Tennis	CGU Group OUTFITTER Teamsport & Ballside
WACC (after taxes)	9.67%	9.55%	9.07%	9.10%
Tax rate	26.50%	28.08%	28.98%	31.93%
5-year CAGR (Compound Annual Growth Rate)	24.41%	17.31%	23.71%	35.95%
Growth rate terminal value	0.50%	0.50%	0.50%	0.50%
Terminal value EBITDA margin	9.53%	8.50%	10.69%	7.36%
Carrying amount in EUR million	281.1	37.7	69.8	15.0

For the goodwill impairment test, the recoverable amount of the CGU groups were determined on the basis of fair value less costs of disposal, which requires the use of assumptions. The calculations are based on cash flow projections from financial budgets approved by management and cover a period of five years up to TV (Termination Value) from 2026. Accordingly, the budget represents an appropriate financial basis for the calculation of a fair value less cost of disposal, which would be paid in an orderly transaction between market participants. As there is no active market (Level 3 of the valuation hierarchy), fair values are calculated as the sum of discounted cash flow projections less costs of disposal, estimated at 3% (2020: 3%). Cash flows beyond the five-year period are extrapolated using the estimated terminal value growth rates mentioned above. The terminal value growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate (please refer to Note 15), consistent with the assumptions that a market participant would make. Assumed 5-year CAGR mentioned above were projected taking into account the average growth levels experienced over the past five years and the estimated sales volume and price growth for the next five years. Growth rates in the past were above average market growth in the online sales of the product groups of each group of CGU. It was assumed that the sales price would increase in line with forecast inflation over the next five years on the respective market environment of the CGU groups. The budgeted EBITDA takes into account the 5-year CAGR projected as described above.

For goodwill, no impairment losses were recognized for the fiscal years ended September 30, 2021, 2020 and 2019.

Intangible assets with an indefinite useful life

As required by IAS 36, intangible assets with an indefinite useful life have to be tested for impairment annually.

Intangible assets with indefinite useful lives amounted to EUR 163.1 million as of September 30, 2021 (2020: EUR 162.6 million). The Internetstores group comprises 24 brands and domains with carrying amounts between EUR 0.2 million and EUR 33.1 million (2020: EUR 0.1 million and EUR 33.1 million). The Tennis group comprises 23 brands and domains with carrying amounts between EUR 0.1 million and EUR 8.3 million (2020: EUR 0.1 million and EUR 8.3 million). Publikat and Outfitter Teamsport & Ballside comprise 4 brands and domains and one domain with book values between EUR 0.1 million and EUR 0.5 million and EUR 3.8 million respectively (2020: EUR 0.1 million and EUR 0.5 million and EUR 3.8 million respectively). The largest internet domains/brand names being www.fahrrad.de and www.bikester.ch with a carrying amount of EUR 33.1 million and EUR 25.8, respectively. All other individual domains/brand names have carrying amounts that are below 10% of the total carrying amount of all indefinite useful life intangible assets.

As internet domains are unique alphanumeric names that are used to identify a particular numeric internet address, there are no indications that the domains might be subject to technical, technological, commercial or other types of obsolescence. Although domains have fairly short legal lives, they can be automatically renewed over and over without great effort. As such, they have an indefinite useful life.

Management has determined the recoverable amount of those assets by assessing the fair value less cost of disposal of the underlying assets using the relief from royalty method which is considered is a level 3 fair value measurement. In this method fair value is derived from future royalties which Signa Sports United would have to pay to a third party in order to license these domains and brand names. In order to calculate the value, the relevant revenues are multiplied with the estimated royalty rate. The relevant revenue is based on managements approved financial budgets covering a five-year period. Assumed 5-year CAGR were projected taking into account the average growth levels experienced over the past five years and the estimated sales volume and price growth for the next five years. It was assumed that the sales price would increase in line with forecast inflation over the next five years. The discount rate used was an internet domain/brand name-specific post-tax discount rate. Cash flows beyond the five-year period are extrapolated using the estimated growth rates. The terminal value growth rate was determined based on management’s estimate of the long-term compound annual EBITDA growth rate, consistent with the assumptions that a market participant would make.

The following table summarizes the allocation of carrying amounts and significant assumptions used in determining fair value less costs of disposal as of September 30, 2021:

	As of September 30, 2021
	Internetstores (incl. Fahrrad.de and Bikester.ch)	Publikat	Tennis	Outfitter Teamsport & Ballside
WACC (after taxes)	8.63% - 10.38%	9.01% - 10.42%	9.13% - 10.87%	9.04%
5-year CAGR (Compound Annual Growth Rate)	25.63%	15.87%	20.63%	19.56%
Royalty rate	0.72% - 5.27%	0.27%	1,08% - 1.54%	1.17%
Carrying amount in EUR million	136.4	0.7	15.3	3.8

	As of September 30, 2020
	Internetstores (incl. Fahrrad.de and Bikester.ch)	Publikat	Tennis	Outfitter Teamsport & Ballside
WACC (after taxes)	8.25% - 11.1%	8.57% - 10.34%	7.49% - 9.27%	8.7%
5-year CAGR (Compound Annual Growth Rate)	24.41%	17.31%	23.71%	35.95%
Royalty rate	0.72% - 4.88%	0.27%	1.54%	1.17%
Carrying amount in EUR million	137.2	0.8	15.7	3.8

In the fiscal year ended September 30, 2021, management has decided not to continue operating the domains Bigtree.de, Bigtree.fr and Bigtree.nl as well as the domains Stylfile.it, Stylefile.es and Stylfile.com. The impairment test, as described above, resulted in impairment of EUR 0.2 million, which has been recognized in profit and loss. As of October 1, 2020, the intangible asset “Bigtree” was recognized with an amount of EUR 0.1 million. This group of domains is assigned to the group’s “ Bike & Outdoor “ reportable segment. The intangible asset “Stylefile” was recognized with an amount of EUR 0.1 million. This group of domains is assigned to the group’s “ Teamsport & Athleisure “ reportable segment. The impairment loss is included in depreciation and amortization expenses in the consolidated statements of profit or loss.

For other intangible assets with indefinite useful life, no impairment losses were recognized for the fiscal years ended September 30, 2021 and 2020.

Significant estimates: Effects of possible changes in key assumptions

Assumptions made were subjected to sensitivity analyses in which the effects of a change in the parameters on the values were calculated.

Management has identified that a change in key assumptions could cause the carrying amount to exceed the recoverable amount. The following tables show the amount by which the key assumptions would need to change for significant goodwill and significant intangible assets with an indefinite useful life individually for the estimated recoverable amount to be equal to the carrying amount.

The below analysis has been performed on a ceteris paribus basis and does not take into account interdependencies between changes in key assumptions.

	Goodwill
	2021		2020
In percentage points	Terminal Value EBITDA margin	5-year CAGR (Compound Annual Growth Rate)	Terminal Value EBITDA margin	5-year CAGR (Compound Annual Growth Rate)
CGU Group Internetstores	(11.2)	(10.0)	(6.2)	(4.8)
CGU Group Tennis	(7.9)	(5.8)	(6.6)	(4.4)
CGU Group Publikat	(0.2)	(2.9)	(2.2)	(4.7)

	Intangible assets with an indefinite useful life
	2021	2020
In percentage points	5-year CAGR (Compound Annual Growth Rate)	5-year CAGR (Compound Annual Growth Rate)
Fahrrad.de	(20.6)	(16.1)
Bikester.ch	(19.1)	(15.7)

Internetstores (excl. Fahrrad.de and Bikester.ch)	(30.2)	(13.4)
Tennis	(15.3)	(17.7)
Outfitter Teamsport & Ballside	(27.1)	(28.3)

6.3. Property, plant and equipment and right-of-use assets

Property, plant and equipment excluding right-of-use assets accounted for in accordance with IFRS 16 are as follows as of September 30, 2021:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Assets under construction	Total
Cost
Balance as of Oct. 1, 2020	3.9	10.2	31.6	4.3	49.9

Business combinations	—	—	0.1	—	0.1
Additions	0.3	0.8	3.6	5.2	9.8
Transfers	0.5	0.8	7.1	(8.4)	0.0
Disposals	0.0	0.0	(1.5)	0.0	(1.5)
Currency translation differences	—	—	0.0	—	0.0

Balance as of Sept. 30, 2021	4.6	11.7	40.9	1.1	58.4

Accumulated depreciation
Balance as of Oct. 1, 2020	(0.4)	(1.8)	(13.8)	—	(16.0)

Additions	(0.4)	(1.1)	(4.1)	—	(5.6)
Impairment loss	—	(0.2)	(0.1)	—	(0.4)
Disposals	0.0	0.0	1.4	—	1.4
Currency translation differences	—	—	0.0	—	0.0

Balance as of Sept. 30, 2021	(0.9)	(3.1)	(16.6)	0.0	(20.3)

Carrying amount as of Sept. 30, 2021	3.8	8.6	24.3	1.1	37.7

Property, plant and equipment as of September 30, 2020, is as follows:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Assets under construction	Total
Cost
Balance as of Oct. 1, 2019	2.5	5.1	27.7	0.3	35.7

Business combinations	—	0.5	—	—	0.5
Additions	1.1	4.2	4.1	5.1	14.5
Transfers	0.3	0.4	0.4	(1.2)	(0.1)
Disposals	0.0	0.0	(0.6)	—	(0.7)
Currency translation differences	—	—	—	—	—

Balance as of Sept. 30, 2020	3.9	10.2	31.6	4.3	49.9

Accumulated depreciation
Balance as of Oct. 1, 2019	(0.1)	(1.2)	(11.0)	—	(12.3)

Additions	(0.3)	(0.6)	(3.3)	—	(4.2)
Transfers	—	—	—	—	—
Disposals	0.0	0.0	0.6	—	0.6
Currency translation differences	—	—	0.0	—	0.0

Balance as of Sept. 30, 2020	(0.4)	(1.8)	(13.8)	0.0	(16.0)

Carrying amount as of Sept. 30, 2020	3.4	8.4	17.8	4.3	33.9

Further details of the acquisitions are shown in note 13.

6.4. Leases

The right-of-use assets recognized in accordance with IFRS 16 are as follows as of September 30, 2021:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Total
Cost
Balance amount as of Oct. 1, 2020	46.2	3.8	0.5	50.5

Additions	38.0	0.5	0.9	39.5
Derecognition	(6.6)	(0.1)	(0.2)	(6.9)
Acquisition through business combinations	0.6	—	—	0.6
Currency translation differences	0.1	—	—	0.1

Balance amount as of Sept. 30, 2021	78.4	4.2	1.2	83.8

Accumulated depreciation
Balance as of Oct. 1, 2020	(13.6)	(1.4)	(0.3)	(15.4)
Additions	(9.8)	(0.6)	(0.2)	(10.6)
Derecognition	2.3	0.1	0.2	2.6
Currency translation differences	0.0	0.0	0.0	0.0

Balance as of Sept. 30, 2021	(21.1)	(1.9)	(0.2)	(23.2)

Carrying amount as of Sept. 30, 2021	57.3	2.3	1.0	60.6

The right-of-use assets recognized in accordance with IFRS 16 are as follows as of September 30, 2020:

EUR million	Land and buildings	Technical facilities and machines	Other facilities, operating and business equipment	Total
Cost
Balance amount as of Oct. 1, 2019	40.3	4.1	0.4	44.8

Additions	5.6	0.3	0.1	6.0
Disposal	(0.2)	(0.6)	0.0	(0.8)
Acquisition through business combinations	0.5	0.0	—	0.5
Currency translation differences	0.0	—	—	0.0

Balance amount as of Sept. 30, 2020	46.2	3.8	0.5	50.5

Accumulated depreciation
Balance as of Oct. 1, 2019	(6.6)	(1.0)	(0.1)	(7.7)
Additions	(7.2)	(0.5)	(0.1)	(7.8)
Disposal	0.2	0.1	0.0	0.3
Currency translation differences	0.0	—	—	0.0

Balance as of Sept. 30, 2020	(13.6)	(1.4)	(0.3)	(15.4)

Carrying amount as of Sept. 30, 2020	32.6	2.4	0.3	35.2

Except for short-term leases and leases of low-value assets, the Group applies a single recognition and measurement approach for all leases. As a lessee, the Group recognizes a liability to make lease payments (i.e., the lease liability) and an asset representing the right to use the underlying asset during the lease term (i.e., the right-of-use asset).

The recognized right-of-use assets relate to the following types:

	September 30,
EUR million	2021	2020
Land and buildings	57.3	32.6
Plant and machinery	2.3	2.4
Other equipment	1.0	0.3

Total right of use assets	60.6	35.3

Lease liabilities

Lease liabilities are presented in the statement of financial position as follows:

	September 30,
EUR million	2021	2020
Current	11.0	7.9
Non-current	49.9	27.6

Total Lease liabilities	60.9	35.5

The maturity of the lease liabilities classified as non-current is set out below:

	September 30, 2021
EUR million	One to five years	More than five years	Total
Lease liability future payments	32.1	17.8	49.9

	September 30, 2020
EUR million	One to five years	More than five years	Total
Lease liability future payments	19.3	8.3	27.6

The Group has several lease contracts that include extension and termination options. These are used to maximize operational flexibility in terms of managing the assets used in the group’s operations. The majority of extension and termination options held are exercisable only by the group and not by the respective lessor. Extension options (or periods after termination options) are only included in the lease term if the lease is reasonably certain to be extended (or not terminated). Most extension options in land and building leases have not been included in the lease liability, because the group could replace the assets without significant cost or business disruption. As of September 30, 2021, potential future cash outflows of EUR 28.0 million (2020: EUR 24.0 million) (undiscounted) have not been included in the lease liability because it is not reasonably certain that the leases will be extended (or not terminated).

Upon initial recognition, the lease liability is measured at the present value of the lease payments not yet paid at the inception of the lease and is discounted based on the interest rate implicit in the lease. If this interest rate cannot be readily determined, the Group uses its incremental borrowing rate. For further details please refer Note 4.1 Leases.

The following lease payments are included in the measurement of the lease liability:

•	Fixed lease payments (including de facto fixed payments), less any incentive payments receivable;

•	Variable lease payments based on an index or rate, initially measured using the index or price as at the commencement date;

•	Expected payments by the lessee due to residual value guarantees;

•	Exercise prices of purchase options if the lessee is reasonably certain that these will be exercised; and

•	Penalties for the premature termination of leases, if the lease term reflects the lessee exercising the right to terminate the lease.

Right-of-use assets

The right-of-use asset is initially measured at the amount of the lease liability plus any initial direct costs incurred by the Group. Right-of-use assets are generally amortized over the lease term. However, depreciation is charged over the useful life of the underlying asset if it is shorter than the lease term. This also applies when a lease transfers ownership of the leased asset or when the Group deems the exercise of a purchase option inherent in the lease to be sufficiently certain. In this case, the exercise price is already included in the cost of the right-of-use asset. Depreciation begins at the beginning of the lease.

To assess the need for an impairment of a right-of-use asset, the Group applies IAS 36 and recognizes all impairment losses as described in the accounting policies for property, plant and equipment.

Lease payments not recognized as a liability

The recognition of short-term leases (with a lease term of 12 months or less) and leases of low-value assets is optional. The Group has elected to account for payments associated with such leases as an expense in profit or loss. The payments should be expensed on a straight-line basis over the lease term, or another systematic basis if this basis is more representative of the time pattern in which the economic benefits embodied in the leased assets are consumed. Furthermore, certain variable lease payments are not permitted to be recognized as lease liabilities and are expensed as incurred.

The following table depicts the amounts related to IFRS 16 recognized in profit or loss:

	September 30,
EUR million	2021	2020	2019
Interest on lease liabilities	(0.3)	(0.4)	(0.4)
Expense relating to variable lease payment not included in lease liabilities	—	—	—
Expenses relating to short term leases	0.0	0.0	(0.0)
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	0.0	0.0	(0.0)

The total cash flow for leases in 2021 was EUR 11.1 million (2020: EUR 8.1 million, 2019: EUR 6.7 million).

Expenses for rents and similar expenses are included in the Consolidated Statements of Profit or Loss (see note 5.5 “Other operating expenses”) and amounted to EUR 6.8 million as of September 30, 2021 (2020: EUR 10.1 million, 2019: EUR 8.0 million).

6.5. Deferred taxes

Deferred tax assets and liabilities as of September 30, 2021 are as follows:

	September 30,
	2021		2020
EUR million	Assets	Liabilities	Assets	Liabilities
Deferred taxes	32.2	72.3	24.9	64.5
Offset	(32.2)	(32.2)	(24.9)	(24.9)

Total	—	40.1	—	39.6

All deferred taxes are reported as non-current, even if they are expected to be used in the short term.

The change in deferred tax assets and liabilities results from the effects shown below:

	September 30,
EUR million	2021	2020
Deferred tax assets	0.0	0.0
Deferred tax liabilities	40.1	39.6

Recognized deferred taxes (net)	(40.1)	(39.6)

Changes compared to the previous year	(0.5)	2.4

of which recognized in the consolidated statement of profit and loss	0.1	2.4
of which recognized in other comprehensive income	(0.2)	0.0
of which recognized in the context of business combinations	(0.4)	(0.1)

Deferred tax assets on tax loss and interest carryforwards and deductible temporary differences are only recognized to the extent that it is probable that the tax benefit will be realized through future taxable profits. Such deferred tax assets are generally recognized to the extent that sufficient taxable temporary differences are available, taking into account the expected timing of when the respective taxable temporary differences reverse as well as minimum taxation rules applicable to the utilization of tax loss carryforwards.

Deferred tax assets have not been recognized in respect to trade tax and corporate tax loss carryforwards in the amount of EUR 189.8 million (2020: EUR 85.3 million).

The corporate tax loss carryforwards, mainly from Probikeshop Dolphin France SAS, Internetstores GmbH and Tennis-Point GmbH, amounted to EUR 133.1 million (2020: EUR 81.0 million). Deferred tax assets were recognized with respect to EUR 32.2 million (2020: EUR 34.8 million) of such corporate tax loss carryforwards. The trade tax loss carryforwards amounted to EUR 106.9 million (2020: EUR 58.9 million). As of September 30, 2021, deferred tax assets were recognized with respect to EUR 18.1 million (2020: EUR 19.8 million) of such trade tax loss carryforwards. The trade tax and corporate tax loss carryforwards are subject to restrictions on their use depending on the respective regulation in the countries, in which the Group is operating. For examples, in Germany and France minimum taxation rules apply. As a result, an amount of EUR 1.0 million can be used without restriction and in addition only 50% (France) and 60% (Germany) of the remaining taxable profits thereafter can be used to reduce taxable income. The Group’s loss carryforwards have no expiration date.

As of September 30, 2021, deferred tax assets were recognized with respect to EUR 8.2 million (2020: EUR 6.7 million) of interest carryforwards related to Internetstores GmbH.

In addition, deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which they can be utilized. Deferred tax assets of EUR 3.0 million (2020: EUR 0.5 million) have not been recognized as it is unclear whether sufficient taxable profits will be available in the foreseeable future to allow the deductible temporary differences to be utilized. In order to determine the tax base of the right-of-use asset and lease liability, the available tax deductions are allocated to either to the right-of-use asset or the lease liability. Depending on the allocation, a temporary difference can arise upon initial recognition or in subsequent periods, resulting in the recognition of deferred taxes.

Effects on earnings from deferred taxes are essentially attributable to the formation and reversal of deferred tax liabilities on temporary differences in intangible assets (net effect: EUR 0.2 million; 2020: EUR 0.1 million; 2019. EUR 0.4 million), as well as to the recognition of deferred tax assets on tax loss carryforwards (EUR -0.2 million; 2020: EUR 2.6 million; 2019: EUR 3.8 million).

As of September 30, 2021, outside base differences in the amount of EUR 1.4 million (2020: EUR 1.1 million) exist. No deferred tax liabilities were recognized.

Classes of assets and liabilities relating to temporary differences

The allocation of deferred taxes from temporary differences to the respective assets and liabilities as of September 30, 2021, is as follows:

	September 30, 2021
EUR million	Deferred tax assets	Deferred tax liabilities
Assets
Non-current assets
Intangible assets	—	51.4
Property, plant and equipment	—	0.2
Right-of-use assets (IFRS 16)	—	18.0
Other financial assets	—	—
Current assets
Inventories	—	1.1
Trade and other receivables	0.9	—
Other assets	—	0.3
Cash and cash equivalents	—	—
Equity and debt capital
Non-current liabilities
Financial liabilities	15.8	—
Other provisions	—	—
Trade payables and other liabilities	—	—
Other liabilities	—	—
Current liabilities
Financial liabilities	3.6	—
Other provisions	0.3	0.0
Trade payables and other liabilities	0.5	0.8
Other liabilities	0.2	0.5

Total temporary differences	21.3	72.3

Tax loss and interest carryforwards	10.9	—

Total	32.2	72.3

Offset	(32.2)	(32.2)

Total after offset	—	40.1

The allocation of deferred taxes from temporary differences to the corresponding assets and liabilities as of September 30, 2020, is as follows:

	September 30, 2020
EUR million	Deferred tax assets	Deferred tax liabilities
Assets
Non-current assets
Intangible assets	—	51.7
Property, plant and equipment	—	1.2
Right-of-use assets (IFRS 16)	—	8.9
Other financial assets	0.9	—
Current assets
Inventories	—	0.9
Trade and other receivables	0.4	—
Other assets	—	0.7
Cash and cash equivalents	—	—
Equity and debt capital
Non-current liabilities
Financial liabilities	8.3	1.1
Other provisions	—	—
Trade payables and other liabilities	—	—
Other liabilities	—	—
Current liabilities
Financial liabilities	2.8	—
Other provisions	0.2	—
Trade payables and other liabilities	0.8	—
Other liabilities	0.4	—

Total temporary differences	13.8	64.5

Tax loss and interest carryforwards	11.1	—

Total	24.9	64.5

Offset	(24.9)	(24.9)

Total after offset	—	39.6

6.6. Inventories

	September 30,
EUR million	2021	2020
Raw materials and supplies	0.4	0.4
Merchandise	173.7	143.6
Right of return assets	7.7	3.8

Total	181.9	147.8

Merchandise mainly consists of Bike & Outdoor, Tennis and Athleisure products.

As of September 30, 2021, the Group has pledged inventories amounting to EUR 17.4 million (2020: EUR 54.2 million) as collateral.

In 2021, inventories of EUR 534.1 million (2020: EUR 449.6 million; 2019: EUR 351.6 million) were recognized as an expense during the year and included in ‘cost of material’.

Write-downs of inventories to net realizable value amounted to EUR 2.7 million (2020: EUR 4.9 million; 2019: EUR 2.5 million). These were recognized as an expense and included in cost of material in the consolidated statements of profit or loss.

6.7. Trade receivables

	September 30,
EUR million	2021	2020
Trade receivables before value adjustments	30.8	25.8
Valuation adjustments (ECL)	(4.5)	(4.2)

Total	26.3	21.6

The carrying amounts correspond to the fair values due to their short-term nature. They are generally settled within 30 days, but this depends on the individual circumstances.

Information on the impairment of trade receivables, their creditworthiness and the Group’s exposure to credit, foreign currency and interest rate risk is provided in note 9.

6.8. Other current financial assets

	September 30,
EUR million	2021	2020
Supplier discounts and bonuses	9.6	6.5
Derivative financial instruments	0.5	0.2
Other	14.0	6.6

Total	24.0	13.3

Supplier discounts and bonus are settled in cash within a short period of time.

Further information on derivative financial instruments can be found in note 9. The position other mainly compromises restricted cash positions in the amount of EUR 12.0 million (2020: EUR 5.3 million). Restricted cash is composed mainly of deposits for purchase agreements that are subject to contractual restrictions and are therefore not available for general use by SSU.

The expected credit losses for other current financial assets are immaterial.

6.9. Other current assets

	September 30,
EUR million	2021	2020
Other tax receivables	20.5	12.1
Prepaid expenses	2.5	1.1
Miscellaneous other current assets	10.3	6.4

Total	33.4	19.5

The other tax receivables mainly result from value added tax.

Prepaid expenses result from the normal course of business such as license agreements.

Miscellaneous other current assets mainly include creditors with debit balances amounting to EUR 3.9 million (2020: EUR 1.8 million).

6.10. Cash and cash equivalents

	September 30,
EUR million	2021	2020
Cash on hand	0.1	0.1
Bank balances	50.6	95.5

Total	50.7	95.6

Short-term deposits are generally recognized as cash equivalents if they have a maturity of up to three months from the date of acquisition and can be repaid with 24 hours’ notice without loss of interest. Bank balances only comprise short-term deposits.

6.11. Share capital, share premium and other capital reserves

Share capital

SSU has one class of ordinary shares which carries no right to fixed income. The number of outstanding shares for the year ended September 30, 2021 and 2020 can be summarized as follows:

	Authorized		Issued and fully paid
	September 30,
EUR million	2021	2020	2021	2020
Ordinary shares of 1 EUR each	17.6	17.6	17.6	17.6

Total	17.6	17.6	17.6	17.6

All ordinary shares rank equally with regard to SSU residual assets. Holders of these shares are entitled to dividends as declared from time to time and are entitled to one vote per share at general meetings of SSU. All rights attached to SSU’s shares held by the Group are suspended until those shares are reissued.

There were no changes or movements regarding ordinary shares:

	Quantity
EUR million	Ordinary Shares	Share capital	Share premium
Balances as of Oct. 1, 2020	17.6	17.6	—

Balances as of Sept. 30, 2021	17.6	17.6	—

SIGNA Sports United GmbH carried out the following capital increases during the fiscal year ended September 30, 2021:

As a result of the conversion of the convertible loan and the closing of the roll-up agreements with the minority shareholders, the share capital increased by EUR 1.7 million and EUR 2.0 million, respectively (refer to note 7). The capital increase became effective upon entry in the Commercial Register at the Munich District Court on October 7, 2021, and therefore are not yet included in the table above.

Capital reserve

The following table shows the movement of the capital reserves for the year ended September 30, 2021 and 2020:

	September 30,
	2021	2020
Balance as of Oct. 1,	370.4	367.3

Capital increase	115.5	—
Recognition of equity component of convertible loan	—	3.1
Transaction costs of the capital increase after taxes	(1.2)	—
Conversion convertible loan	73.8	—

Balance as of Sept. 30,	558.4	370.4

The increase in capital reserves reflects the conversion of the convertible loan and the closing of the roll-up agreements with the minority shareholders (refer to note 7).

Ownership Structure

The following table provides information about the Group’s major shareholders on a non-diluted basis as of September 30, 2021 and 2020 and does not include the capital increase (refer to note 7).

	September 30,
EUR million	2021	2020
SIGNA International Sports Holding GmbH	13.8	13.8
R+V Lebensversicherung Aktiengesellschaft	1.8	1.8
AEON Co.Ltd.	1.3	1.3
Evergrow Asia Limited	0.5	0.5
R+V Versicherung AG	0.3	0.3

Total Shares	17.6	17.6

6.12. Share-based Payment

During the reporting period ending on September 30, 2021, SSU and the group CEO signed a new employment contract, with an effective date as of March 31, 2021 and entered into an option agreement related to certain shares in SIGNA Sports United B.V. (after conversion into N.V.) in which the group CEO is granted the right to acquire 1,293,200 ordinary shares at a strike price of EUR 0.12 per option. Based on the terms of the Listing equity-based compensation agreement, management concluded the equity-based compensation expense to be recognized as a result of the Option Agreement was EUR 2.7 million as of September 30, 2021.

In the previous years, certain executives of SIGNA Sports United Group have been granted the right to become limited partners of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG and acquire shares that economically correspond to the C- and D1-Shares of SIGNA Sport Online GmbH. The executives therefore indirectly hold in the previous year 1.47% of the shares in SIGNA Sport Online GmbH. The shareholding structure of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG is shown in the following table:

	September 30,
	2021		2020
Shares corresponding to	C-Shares	D1-Shares	C-Shares	D1-Shares
SIGNA Sports United GmbH	—	—	20,001	3,810
Executives	—	—	30,000	3,117

Total	—	—	50,001	6,927

The acquisition of the shares in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG by the executives is a share-based payment transaction in scope of IFRS 2. During the reporting period ending on September 30, 2021 the shareholders of SIGNA Sports United GmbH and the executives signed a roll-up agreement regarding their shares in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG and are therefore not in the scope of IFRS 2 anymore (refer to note 7).

6.13. Provisions

The provisions as of September 30, 2021, are as follows:

EUR million
Balance of non-current provisions as of Oct. 1, 2020	0.1

Current provisions	2.9

Balance of provisions as of Oct. 1, 2020	3.0

Use of provision	(1.7)
Reversal	(0.2)
Additions	3.9

Balance of provisions as of Sept. 30, 2021	5.0

Less current provisions	4.9

Balance of non-current provisions as of Sept. 30, 2021	0.1

Expected cash flow	—

Within 12 months	4.9
Within 1-5 years	0.1
After 5 years	—

Total	5.0

The provisions as of September 30, 2020, are as follows:

EUR million
Balance of non-current provisions as of Oct. 1, 2019	0.4

Current provisions	0.4

Balance of provisions as of Oct. 1, 2019	0.7

Use of provision	(0.2)
Additions	2.4

Balance of provisions as of Sept. 30, 2020	3.0

Less current provisions	2.9

Balance of non-current provisions as of Sept. 30, 2020	0.1

Expected cash flow	—

Within 12 months	2.9
Within 1-5 years	0.1
After 5 years	—

Total	3.0

Provisions exist in particular for long-term bonus agreements that are linked to certain achievements of performance parameters, reorganization costs for the logistic and litigation risks in France as well as in the United States due to different legal positions where the outcome depends on court proceedings.

6.14. Non-current financial liabilities

	September 30,
EUR million	2021	2020
Liabilities to financial institutions	80.4	34.6
Lease liabilities	49.9	27.6
Earn-out obligations	—	0.6
Forward exchange transactions	—	0.0
Other	10.1	2.2
Convertible loan	—	73.9

Total	140.4	138.9

As of September 30, 2020, there were convertible loans recognized from the holders SIGNA International Sports Holding GmbH and the RAG Foundation with a total amount of EUR 73.9 million. During the reporting period ending on September 30, 2021 SIGNA International Sports Holding GmbH transferred their holdings in convertible loan liabilities in different tranches to four lenders that are all non-related parties. In June 2021 all lenders exercised their conversion right. For further information on the convertible loans, please refer to note 7.

Further information on earn-out obligations can be found in note 9.

Liabilities to financial institutions mainly consist of borrowings by certain entities of the Group under lines of credit with clearing banks. The average interest rate on the borrowings at September 30, 2021 was 2.4% (2020: 1.8%). Liabilities to financial institutions are secured by inventories and trade receivables granted by the Group.

The carrying amounts of assets pledged as security for current and non-current borrowings are:

	September 30,
EUR million	2021	2020
Current
Trade receivables	—	9.1
Inventories	17.4	54.2

Total current assets pledged as security	17.4	63.3

The trade receivables are reported on a quarterly basis towards the financial institutions and are made as a continuing security in order the secure the prompt, full and final discharge of any and all secured obligations. Upon the occurrence of an event of default all or part of the receivables are realized to the extent necessary to satisfy any outstanding obligations.

6.15. Trade payables

	September 30,
EUR million	2021	2020
Trade payables	102.7	79.3

Total	102.7	79.3

Trade payables are unsecured. The carrying amounts correspond to their fair values due to their short-term maturity. Payment is generally made within 120 days but may vary due to individual payment terms.

6.16. Other current financial liabilities

	September 30,
EUR million	2021	2020
Liabilities to related parties	—	1.3
Liabilities to financial institutions	1.3	10.0
Lease liabilities	11.0	7.9
Derivative financial instruments	—	0.8
Other	15.4	8.3

Total	27.7	28.2

Further information on financial liabilities to related parties is provided in note 11.

Liabilities to financial institutions are secured by inventories and trade receivables. Other liabilities include an amount of EUR 12.0 million related to an agreement between SSU and a payment processing agency regarding payments to suppliers, where the financial institution assumes the payment obligation. Liabilities to financial institutions mainly consist of borrowings by certain entities of the Group under lines of credit with commercial banks. The average interest rate on the borrowings at September 30, 2021 was 1.1% (2020: 5.8%).

Please refer to section 9 for information on derivative financial instruments.

6.17. Other current liabilities

	September 30,
EUR million	2021	2020
Liabilities from other taxes	17.4	17.8
Liabilities for personnel expenses	12.9	7.3
Payables to customers	3.4	3.6
Refund liability	10.7	10.1
Other liabilities	3.5	1.5

Total	47.9	40.2

The liabilities for personnel expenses mainly include holiday and bonus obligations. For goods that are expected to be returned from customers, the Group recognizes a refund liability. The liability is measured at the amount the Group ultimately expects it will have to return to the customer.

6.18. Contract liabilities

	September 30,
EUR million	2021	2020
Contract liabilities	4.7	5.7

Total	4.7	5.7

Contract liabilities include customer advances, in particular advance payments received from the sale of vouchers. The Group recognized EUR 1.3 million of revenues in 2021 from balances recognized as contract liabilities as of September 30, 2020. All contracts with customers are for periods of one year or less. As permitted under IFRS 15, the transaction price allocated to these unsatisfied contracts is not disclosed.

7. Notes to the Consolidated Statements of Changes in Equity

Conversion of convertible loan

By conversion notices dated in June 2021 all five convertible loan lenders exercised their conversion rights of the convertible loan agreements and declared to SSU the conversion of the convertible loans into new shares of SSU.

As a result of the conversion: The carrying amount of the loan component in the amount of EUR 75.4 million was reclassified to capital reserve and share capital (see below). The original equity component in the amount of EUR 3.1 million continues to be recognized as share capital.

Furthermore, on September 28, 2021, the shareholders’ meeting of SSU resolved to increase the SSU’s capital by EUR 1.7 million. The new shares to be issued were subscribed for by the five lenders.

Since the capital increase became effective upon entry in the Commercial Register at the Munich District Court on October 7, 2021 the amount of EUR 1.7 million was not recognized in the share capital as of September 30, 2021.

Acquisition of non-controlling interests and Roll-up agreements

In February 2021, the Group acquired an additional 5.11% interest in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co KG, increasing its ownership from 41.83% to 46.94%. Furthermore, the Group acquired an additional 0.25% interest in SIGNA Sport Online GmbH increasing its ownership from 84.69% to 84.94%.

In the same month the Group acquired an additional 1.0% interest in Tennis-Point GmbH, increasing its ownership from 88.00% to 89.00%.

On July 17, 2018, the shareholders of SIGNA Sports United GmbH and the executives signed a roll-up agreement regarding their shares in SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG. According to this agreement, the limited partnership should cease in case of an IPO of SIGNA Sports United GmbH and the shares should be exchanged into shares in the listed SIGNA Sports United Group. This roll-up agreement was renewed and modified in some parts on September 14, 2020. In particular, the roll-up shall now also apply in case of an indirect IPO of SIGNA Sports United GmbH via a special acquisition company. Further, the executives were granted the right to immediately exercise their D1-Shares for an exercise price of EUR 441.5. On January 29, 2021, the executives exercised in total 2,909 of the 3,117 D1-Shares.

By way of agreements dated May 17, 2021, among others, SSU, SIGNA International Sports Holding GmbH (SISH) and the SIGNA Sports Online GmbH (SSO)-minority shareholders have agreed, that, in connection with the transactions contemplated by the Business Combination Agreement by and among Yucaipa Acquisition Corporation, SIGNA Sports United GmbH, SIGNA Sports United B.V., Olympics Merger Sub, LLC and SIGNA International Sports Holding GmbH, dated June 10, 2021, as amended (De-SPAC Transaction), the SSO-minority shareholders shall transfer by way of contribution in kind their respective shares directly or indirectly held in SIGNA Sport Online GmbH to the SSU against creation and subscription of new shares in SSU. SSU is already the majority shareholder of SIGNA Sport Online GmbH. The contribution took place on September 29, 2021.

SSU as well as the executives (refer to note 6.12) also hold interests as limited partners (Kommanditisten) in BTG KG, which in turn is a shareholder of SIGNA Sport Online GmbH. In connection with the De-SPAC transaction and immediately prior to the aforementioned contribution in kind to the SSU by transfer of the shares in SIGNA Sport Online GmbH, BTG KG shall be dissolved and the shares held by it in SIGNA Sport Online GmbH shall be transferred by way of de facto-splitting to the limited partners (Kommanditisten) of BTG KG in accordance with the dissolution and transfer agreements.

By way of agreement dated June 8, 2021, among others, SSU, SISH and Rochon Holding have agreed, that, in connection with the transaction, Rochon Holding shall transfer by way of contribution in kind its shares held in SIGNA Sport Online GmbH to the SSU against creation and subscription of new shares in SSU.

By way of agreement dated June 7, 2021, among others, SSU, SISH and the founder of Tennis-Point have agreed, that, in connection with the transaction, the founder shall transfer by way of contribution in kind his shares held in Tennis-Point GmbH to SSU against creation and subscription of new shares in SSU. SSU is already the majority shareholder of Tennis-Point GmbH.

By way of agreement dated June 7, 2021, among others, SSU, SISH and the founder of SIGNA AppVentures have agreed, that, in connection with the transaction, the founder shall transfer by way of contribution in kind his shares held in SIGNA AppVentures GmbH to SSU against creation and subscription of new shares in SSU. SSU is already the majority shareholder of SIGNA AppVentures GmbH.

Thus, the shareholders intend to further increase the share capital of SSU by additional total EUR 2.0 million by way of a capital increase in kind against contribution of the shares held by the minority shareholders in the portfolio companies.

Since the capital increase became effective upon entry in the Commercial Register at the Munich District Court on October 7, 2021 the amount of EUR 2.0 million was not recognized in the share capital as of September 30, 2021.

Transaction cost in the amount of EUR 1.2 million were capitalized and deducted from the equity.

The following table summarizes the effect of changes in the Group’s ownership interests:

EUR million	September 30, 2021
Carrying amount of non-controlling interest acquired	24.4
Consideration transferred	122.8

Thereof paid in cash	4.7
A decrease in equity attributable to owners of the Group	98.4

8. Notes to the Consolidated Statements of Cash flows

Operating activity

For fiscal year 2021 the change in other non-current assets consist mainly of the change in rent deposits. The change in other non-current liabilities compromises mainly a change in the employee related accruals.

For fiscal year 2020 and 2019 the change in other non-current assets consist mainly of the change in derivative financial instruments in cash flow hedge accounting. The change in other non-current liabilities compromises mainly a change in non-current provisions.

Investment activity

The cash outflow from the acquisition of subsidiaries in fiscal year 2021 resulted from the acquisition of Midwest Sports Supply, Inc., Cincinnati, Ohio, USA (“Midwest”), please refer to note 13.1.

The cash outflow from the acquisition of subsidiaries in fiscal year 2020 resulted from the acquisition of the remaining shares in System Sport GmbH for a purchase price of EUR 0.7 million.

The cash outflow from the acquisition of subsidiaries in fiscal year 2019 resulted from the acquisition of the remaining shares in Ballside GmbH for a purchase price of EUR 0.2 million and the net outflow of cash and cash equivalents from the acquisition of Score Invest SAS of EUR 4.2 million.

Financing activity

The cash inflows and outflows from financing activities can be reconciled with the balance sheet items as follows:

EUR million	Note	September 30, 2021	Cash outflow	Cash inflow	Other non-cash items	Conversion	Business combinations	October 1, 2020
Group equity
Share capital	6.11	17.6	—	—	—	—	—	17.6
Share capital- not registered		3.6	—	—	2.0	1.7	—	—
Capital reserve	6.11	558.4	—	—	114.3	73.8	—	370.4
Non-controlling interests		—	(4.7)	—	(19.7)	—	—	24.4
Non-current financial liabilities
Convertible loan	7	—	—	—	1.5	(75.4)	—	73.9
Lease liabilities	6.4	49.9	(1.0)	—	22.8	—	0.5	27.6
Liabilities to financial institutions	6.14	80.4	(30.5)	75.0	1.3	—	—	34.6
Other current financial liabilities
Financial liabilities to equity holders (including accrued interest)	11	—	(1.3)	—	—	—	—	1.3
Lease liabilities	6.4	11.0	(9.5)	—	12.3	—	0.2	8.0
Liabilities to financial institutions	6.16	1.3	(7.5)	—	(1.2)	—	—	10.0
Other loans		0.7	—	0.2	—	—	—	0.5

Balance		723.0	(54.5)	75.2	133.2	—	0.7	568.3

Financial expenses
Net finance costs	5.6	(6.7)	(3.6)	—	(3.2)	—	—	—

Profit and loss statement		(6.7)	(3.6)	—	(3.2)	—	—	—

Cash flow from financing activities			(58.0)	75.2

EUR million	Note	September 30, 2020	Cash outflow	Cash inflow	Other non-cash items	Conversion	Business combinations	October 1, 2019
Group equity
Share capital	6.11	17.6	—	—	—	—	—	17.6
Capital reserve	6.11	370.4	—	—	3.1	—	—	367.3
Non-controlling interests*		24.4	(0.4)	—	(1.2)	—	—	26.0
Non-current financial liabilities
Financial liabilities to shareholders (including accrued interest)	11	—	(19.7)	—	—	(49.9)	—	69.5
Convertible loan	7	49.3	—	—	(0.6)	49.9	—	—
Convertible loan	7	24.6	—	24.4	0.2	—	—	—
Lease liabilities	6.4	27.6	—	—	(3.1)	—	0.4	30.3
Liabilities to financial institutions	6.14	34.6	(0.3)	32.0	(7.1)	—	—	10.0
Other current financial liabilities
Financial liabilities to equity holders (including accrued interest)	11	1.3	(5.5)	—	1.3	—	—	5.5
Lease liabilities	6.4	8.0	(7.8)	—	8.8	—	0.1	7.0
Liabilities to financial institutions	6.16	10.0	(1.0)	2.8	7.2	—	—	1.0
Other loans		0.5	(0.4)	—	—	—	—	0.9

Balance		568.3	(35.1)	59.2	8.6	—	0.5	535.1

Financial expenses
Interest expenses	5.6	(8.6)	(4.4)	—	(4.3)	—	—	—

Profit and loss statement		(8.6)	(4.4)	0.0	(4.3)	—	0.0	0.0

Cash flow from financing activities			(39.5)	59.2

EUR million	Note	September 30, 2019	Cash outflow	Cash inflow	Other non-cash items	Business combinations	October 1, 2018
Group Equity
Share capital	6.11	17.6	—	3.8	1.3	—	12.5
Capital reserve	6.11	367.3	—	134.7	46.1	—	186.4
Non-current financial liabilities
Financial liabilities to shareholders (including accrued interest)	11	69.5	(6.8)	26.0	(44.6)	—	94.8
Lease liabilities	6.4	30.3	—	—	26.3	—	3.9
Liabilities to financial institutions	6.14	10.0	—	1.1	(1.1)	3.1	6.8
Other current financial liabilities
Financial liabilities to equity holders (including accrued interest)	11	5.5	(0.2)	5.5	(0.7)	—	0.9
Lease liabilities	6.4	7.0	(6.2)	—	11.7	—	1.4
Liabilities to financial institutions	6.16	1.0	(2.6)	—	1.1	—	2.5
Other financial liabilities		—	(7.3)	—	—	—	7.3

Balance		507.8	(23.2)	171.3	40.1	3.1	316.5

Financial expenses
Interest expenses	5.6	(3.1)	(5.1)	—	2.1	—	—

Profit and loss statement		(7.1)	(5.1)	0.0	2.1	—	—

Cash flow from financing activities			(28.3)	171.3

9. Financial risk management

9.1. Categories and measurement at fair value

The following section provides additional information on the significance of financial instruments and on individual items of the consolidated statements of financial position and the consolidated statements of profit or loss and other comprehensive income with respect to financial instruments.

The following table shows the reconciliation of the consolidated statements of financial position items to the relevant classes of financial instruments as of September 30, 2021 and 2020, broken down by the carrying amount and fair value of the financial instruments and the allocation of the consolidated statements of financial position items to the measurement categories. See note 7 for debt restructuring related to convertible loans.

The financial instruments as of September 30, 2021, are as follows:

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2021	Fair value hierarchy	Fair value
Financial assets
Other non-current financial assets		1.4		1.4

of which with related companies and persons	AC	0.0	2	0.0
of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	—	2	—
of which from other financial assets	AC	1.4	2	1.4

Trade receivables	AC	26.3	n/a	26.3

Other current financial assets		24.0		24.0

of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	0.5	2	0,5
of which from financial assets	AC	23.5	n/a	23.5
Cash and cash equivalents	AC	50.7	n/a	50.7

Financial liabilities
Non-current financial liabilities		140.4		95,2

of which to financial institutions	AC	80.4	2	85.1
of which other loans	AC	0.9	2	0.9
of which from lease liabilities	n/a	49.9	n/a	n/a
of which earn-out liabilities	FVPL	—	3	—
of which put option liabilities	FVPL	9.3	2	9.3
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	—	2	—
of which from other financial liabilities	AC	—	2	—
of which convertible loan	AC	—	2	—

Trade payables	AC	102.7	n/a	102.7

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2021	Fair value hierarchy	Fair value
Other current financial liabilities		27.7		16.7

of which to financial institutions	AC	1.3	n/a	1.3
of which from lease liabilities	n/a	11.0	n/a	n/a
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	—	2	—
of which from other financial liabilities	AC	15.4	n/a	15.4

The financial instruments as of September 30, 2020, are as follows:

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2020	Fair value hierarchy	Fair value
Financial assets
Other non-current financial assets		0.6		0.6

of which with related companies and persons	AC	0.1	2	0.1
of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	0.0	2	0.0
of which from other financial assets	AC	0.5	2	0.5

Trade receivables	AC	21.6	n/a	21.6

Other current financial assets		13.3		13.3

of which from the positive fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	0.2	2	0.2
of which from financial assets	AC	13.1	n/a	13.1

Cash and cash equivalents	AC	95.6	n/a	95.6

Financial liabilities
Non-current financial liabilities		138.9		138.9

of which to financial institutions	AC	34.6	2	34.6
of which other loans	AC	0.0	2	0.0
of which from lease liabilities	n/a	27.6	n/a	n/a
of which earn-out liabilities	FVPL	0.6	3	0.6
of which put option liabilities	FVPL	1.2	2	1.2
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	0.0	2	0.0
of which from other financial liabilities	AC	1.0	2	1.0
of which convertible loan	AC	73.9	2	73.9

Trade payables	AC	79.3	n/a	79.3

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of September 30, 2020	Fair value hierarchy	Fair value
Other current financial liabilities		28.2		28.2

of which with related companies and persons	AC	1.3	n/a	1.3
of which to financial institutions	AC	10.0	n/a	10.0
of which from lease liabilities	n/a	7.9	n/a	n/a
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	0.8	2	0.8
of which from other financial liabilities	AC	8.3	n/a	8.3

The following table shows the changes in Level 3 instruments for the twelve-month period ending September 30, 2021:

EUR million	Earn-out liabilities	Total
Opening balance as of Oct. 1, 2020	0.6	0.6

Changes in fair value	(0.6)	(0.6)
Utilization / dissolution	—	—

Closing balance as of Sept. 30, 2021	—	—

And as of September 30, 2020:

EUR million	Contingent receivables	Earn-out liabilities	Total
Opening balance as of Oct. 1, 2019	0.3	0.6	0.9

Changes in fair value	—	—	—
Utilization / reversal	(0.3)	—	(0.3)

Closing balance as of Sept. 30, 2020	—	0.6	0.6

Significant unobservable parameters used in the Level 3 valuation at fair value of contingent assets and contingent liabilities in connection with the acquisitions of Probikeshop and Publikat are based on the contractual terms and conditions (mainly EBITDA-related performance indicators) and the related probability assessment of various scenarios for possible business development and how the current economic environment is expected to affect this.

The cumulative carrying amounts of financial instruments allocated to the measurement categories of IFRS 9 as of September 30, 2021 and 2020 are as follows:

EUR million	Carrying amount as of September 30, 2021	Fair value as of September 30, 2021
Financial assets measured at amortized cost (AC)	101.5	101.5
Financial assets at fair value profit or loss (FVPL)	—	—
Financial assets fair value OCI (Hedge Accounting)	0.5	0.5

Total financial assets	101.9	101.9

Financial liabilities measured at amortized cost (AC)	197.9	202.6
Financial liabilities at fair value through profit or loss (FVPL)	9.3	9.3
Financial liabilities at fair value OCI (Hedge Accounting)	—	—

Total financial liabilities	207.2	211.9

EUR million	Carrying amount as of September 30, 2020	Fair value as of September 30, 2020
Financial assets measured at amortized cost (AC)	130.9	130.9
Financial assets at fair value profit or loss (FVPL)	0.2	0.2
Financial assets fair value OCI (Hedge Accounting)	—	—

Total financial assets	131.1	131.1

Financial liabilities measured at amortized cost (AC)	129.1	129.1
Financial liabilities at fair value through profit or loss (FVPL)	1.8	1.8
Financial liabilities at fair value OCI (Hedge Accounting)	0.8	0.8

Total financial liabilities	131.7	131.7

The fair values were determined on the basis of the market conditions prevailing at the end of the reporting period and the valuation techniques described. The fair values correspond to the prices that would be obtained for the sale of an asset or for the transfer of a liability between market participants in an arm’s length transaction. There were no material changes in the valuation methods applied compared to the previous year.

Cash and cash equivalents, trade receivables and payables and other financial assets and liabilities mainly have short-term residual terms. Therefore, the carrying amounts at the end of the reporting periods correspond approximately to the fair values. In addition, an appropriate impairment loss was recognized for trade receivables if there were objective indications of impairment.

The measurement and presentation of the fair values of financial instruments are based on the fair value hierarchy, which reflects the significance of the parameters used for measurement.

There were no reclassifications between Level 1, Level 2 and Level 3 in fiscal year 2021 and 2020.

9.2. Offsetting of financial assets and financial liabilities

The gross amount of the financial assets and liabilities shown equates to the net amount, as these have not been offset in the consolidated statements of financial position.

9.3. Net gains and losses from financial instruments by measurement category in accordance with IFRS 9

The net gains and losses from financial instruments based on valuation categories according to IFRS 9 are as follows as of September 30, 2021, 2020 and 2019:

	September 30,
EUR million	2021	2020	2019
Financial assets measured at amortized cost (AC)	0.0	(0.8)	(4.0)
Financial liabilities measured at amortized cost (AC)	(6.1)	(6.6)	(8.6)
Financial assets measured at fair value	—	0.2	—
Financial liabilities measured at fair value	—	(0.3)	—

Net result	(6.1)	(7.5)	(12.6)

The net result from financial instruments includes net interest income and expenses, fair value measurements and impairments.

Interest expenses for financial liabilities not measured at fair value through profit or loss amounted to EUR 8.2 million (2020: EUR 5.9 million; 2019: EUR 6.7 million).

Interest income from impaired financial assets is insignificant, as the receipt of payment is expected in the short term in most cases.

9.4. Management of financial risks

SIGNA Sports United Group is exposed to financial risks within the scope of its operating and business activities, in particular interest rate, credit, exchange rate and liquidity risks.

The overall financial risks of SIGNA Sports United Group are regularly assessed and monitored in order to control and minimize the overall risk. The aim is to maintain an appropriate balance between the business risks entered and the earnings as well as to reduce financial risks.

The principles and responsibilities for monitoring and controlling the risks associated with the financial instruments are determined by management.

Risk management guidelines are established to identify and analyze the risks to which SIGNA Sports United Group is exposed, to set appropriate risk limits and controls and to monitor the risks and compliance with the limits. The risk management guidelines are reviewed regularly to take account of changes in market conditions and the activities of SIGNA Sports United Group.

9.5. Credit and default risks

Credit risk management refers to potential losses resulting from the inability of business partners to meet their contractual obligations to SIGNA Sports United Group. The credit risk arises mainly from SIGNA Sports United Group’s receivables from its customers. In the opinion of management, the credit risk of SIGNA Sports United Group is mainly influenced by the individual characteristics of each customer. However, management also takes into account the factors which may influence the credit risk of the customer base, including the default risk associated with the respective industry.

The Group’s credit risk management includes the ongoing review of receivables from contractual parties and the credit assessment of new and existing contractual partners. There are no significant market-related risk concentrations in the individual industries due to different geographical markets and customer groups. From management’s point of view, the credit risks from trade receivables are relatively low due to the need for immediate bank transfers, credit card payments, PayPal payments and advance payments.

Nevertheless, the receivables are monitored on an ongoing basis. The monitoring of receivables is the responsibility of the Managing Directors of the individual subsidiaries. They are obliged to review the receivables regularly and draw up appropriate action plans. The decision on the creation of allowances is made individually by the companies. In the case of doubtful receivables, impairment losses are recognized in the amount of the default risk. If financial assets are uncollectible, they are written off in full. Please refer to note 4.2 (Financial instruments) for more information on expected credit losses according to IFRS 9.

Since the Group only cooperates with well-known credit-worthy financial institutions, expected credit losses were not recorded due to immateriality. Furthermore, these financial assets are highly liquid and flexible and therefore can be easily accessed by the Group.

Due to the global activities of the Group and the associated diversification, there were no significant concentrations of risk in the past fiscal year.

The following table contains information on the default risk and expected credit losses for trade receivables:

	September 30, 2021
EUR million	Gross carrying amounts	Value adjustment
Low risk	23.8	(2.5)
Medium risk	7.0	(2.2)

Total	30.8	(4.6)

Low risks exist in particular for business customers and for secured receivables. Medium risks exist when entering into transactions with private customers where no collateral exists.

In the previous year, the default risk and expected credit losses were as follows:

	September 30, 2020
EUR million	Gross carrying amounts	Value adjustment
Low risk	19.7	(2.8)
Medium risk	6.1	(1.4)

Total	25.8	(4.2)

The gross carrying amount of trade receivables and the valuation adjustments developed as follows in the fiscal year ended September 30, 2021 and 2020:

	September 30,
EUR million	2021	2020
Receivables at the beginning of the reporting period	25.8	22.0
Business combinations	0.1	0.1
Additions	27.5	24.2
Payments	(21.7)	(20.0)
Written-off receivables	(0.9)	(0.6)
Exchange rate differences	0.0	0.0

Receivables at the end of the reporting period	30.8	25.8

EUR million	September 30, 2021
Value adjustment (ECL) at the beginning of the reporting period	(4.2)

Business combinations	—
Additions	(1.0)
Utilization	0.5
Cancellations	0.2
Exchange rate differences	—
Value adjustment (ECL) at the end of the reporting period	(4.6)

EUR million	September 30, 2020
Value adjustment (ECL) at the beginning of the reporting period	(1.6)

Business combinations	—
Additions	(3.1)
Utilization	0.6
Cancellations	0.1
Exchange rate differences	—
Value adjustment at the end of the reporting period	(4.2)

The carrying amount of the financial assets plus the value adjustments (expected credit losses) recorded in the consolidates statements of financial position represents the maximum credit risk to which SIGNA Sports United Group is exposed on the balance sheet date. There were no impairments for other financial assets.

9.6. Liquidity risks

Liquidity risks arise for SIGNA Sports United Group from contractual liabilities to repay debts in full and when they are due as well as from accelerated repayment of contractual liabilities before their stated maturities in certain instances. The Group’s approach to liquidity management is to ensure as far as possible that it has sufficient liquidity to meet its liabilities as they fall due, both under normal and more difficult conditions, without incurring unacceptable losses or compromising the reputation of SIGNA Sports United Group. In order to minimize this risk, incoming and outgoing payments and maturities are continuously monitored and controlled. Liquidity management includes the determination of liquidity requirements and liquidity surpluses.

9.7. Maturity analysis of financial liabilities

The tables below analyze the Group’s financial liabilities into relevant maturity groups for September 30, 2021 and 2020, respectively. The amounts disclosed in the table are the contractual undiscounted cash flows.

	September 30, 2021
EUR million	< 1 year	1-5 years	> 5 years	Total undiscounted cash flows	Carrying amount
Financial liabilities to financial institutions	1.3	85.7	—	87.0	81.6
Lease liabilities	11.0	33.2	18.1	62.3	60.9
Other financial liabilities	15.4	10.1	—	25.5	25.5
Trade payables	102.7	—	—	102.7	102.7
Inflow from Hedges	12.2	1.2	—	13.5	(0.4)
Outflow from Hedges	(12.5)	(1.3)	—	(13.8)	0.0

Total	130.0	128.9	18.1	277.1	270.3

	September 30, 2020
EUR million	< 1 year	1-5 years	> 5 years	Total	Carrying amount
Financial liabilities to financial institutions	10.5	35.1	—	45.5	44.5
Lease liabilities	8.1	20.1	8.6	36.7	35.5
Other financial liabilities	8.3	2.7	—	11.0	11.0
Trade payables	79.2	—	—	79.2	79.2
Convertible loan	5.3	76.0	—	81.3	75.2
Thereof related parties/shareholders	3.9	50.7	—	54.6	50.6
Inflow from Hedges	12.2	1.2	—	13.4	0.8
Outflow from Hedges	(12.5)	(1.3)	—	(13.8)	—

Total	111.0	133.8	8.6	253.4	246.3

For the interest-bearing liabilities the nominal interest rates and the face values are as followed.

				September 30, 2021		September 30, 2020
EUR million	Currency	Nominal interest rate	Year of maturity	Carrying amount	Face value	Carrying amount	Face value
Secured bank loan	EUR	1%	2026	0.5	0.4	0.6	0.6
Unsecured bank loan	EUR	8.45%	2020	0.0	0.0	3.1	3.1
Unsecured bank loan	EUR	7.95%	2020	0.0	0.0	0.2	0.0
Unsecured bank loan	EUR	7.65%	2020	0.0	0.0	3.7	3.9
Secured bank loan	EUR	1.3%	2025	0.4	0.4	0.6	0.6
Secured bank loan	EUR	1.55%	2025	0.4	0.4	0.6	0.6
Secured bank loan	EUR	0.9%	2025	0.2	0.2	0.3	0.3
Secured bank loan	EUR	EURIBOR 3M+3.4 points	2021	0.0	0.0	0.1	0.1
Secured bank loan	EUR	1.25%	2024	0.6	0.6	0.9	0.9
Secured bank loan	EUR	0.5%	2022	0.0	0.0	0.0	0.0
Secured bank loan	EUR	0.6%	2024	0.2	0.2	0.3	0.3
Secured bank loan	EUR	0.25%	2021	2.0	2.0	2.0	2.0
Secured bank loan	EUR	0.25%	2025	2.0	2.0	2.0	2.0
Secured bank loan	EUR	0.95%	2021	0.0	0.0	0.0	0.0
Secured bank loan	EUR	EURIBOR 3M+2.5% margin	2023	0.0	0.0	30.0	30.0
Secured bank loan	EUR	EURIBOR 3M+2.5% margin	2020	0.0	0.0	0.0	0.0

				September 30, 2021		September 30, 2020
EUR million	Currency	Nominal interest rate	Year of maturity	Carrying amount	Face value	Carrying amount	Face value
Secured bank loan	EUR	EURIBOR +2.5% margin	2024	75.2	75.0	0.0	0.0
Convertible loan	EUR	5.25%	2024	0.0	0.0	75.2	73.9

The cash inflows and outflows shown in the table above represent the contractual, undiscounted cash flows from derivative financial liabilities held for risk management purposes, which are generally not concluded before the expiry of the contract. The disclosure shows the gross cash inflows and outflows for derivatives that also show gross cash settlement.

It is not expected that the cash flows included in the maturity analysis could occur significantly earlier or in significantly different amounts.

The secured bank loans are secured over inventories and trade receivables. Please refer to note 6.14.

9.8. Market risks

The market risk is a risk that changes in market prices could affect the results of SIGNA Sports United Group or the value of its holdings of financial instruments. The aim of market risk management is to manage and control market risk positions with acceptable parameters.

The market risk to which SIGNA Sports United Group is exposed mainly consists of minor exchange rate risks. These risks are constantly monitored by the Group and controlled by contractual agreements. SIGNA Sports United Group uses derivatives to manage foreign currency risks. All these transactions are carried out within the framework of the risk management guidelines.

9.9. Foreign currency risks

SIGNA Sports United Group is exposed to currency risks to a limited extent that there is a mismatch between the currencies in which sales and purchases are denominated and the respective functional currencies of the companies of SIGNA Sports United Group. Exchange rate risks exist primarily for the Swiss franc (CHF), the Swedish krona (SEK), the Norwegian krona (NOK) and the US Dollar (USD). In order to reduce the effects of exchange rate fluctuations, SIGNA Sports United Group continuously quantifies the exchange rate risk.

SIGNA Sports United Group is exposed to foreign currency risks through highly probable payments in USD. In order to minimize foreign currency risk, SIGNA Sports United Group concludes corresponding forward transactions. As a result of the hedging transactions concluded for this risk, the Group was not exposed to any significant currency risk.

As of the balance sheet date, there are significant assets denominated in foreign currencies amounting to USD 0.2 million (2020: USD 0.3 million), CHF 4.8 million (2020: CHF 4.7 million), SEK 42.2 million (2020: SEK 38.0 million), DKK 5.9 million (2020: DKK 7.3 million), NOK 43.2 million (2020: NOK 29.3 million), PLN 0.9 million (2020: PLN 1.1 million) and GBP 0.9 million (2020: GBP 1.6 million) and liabilities amounting to USD 1.8 million (2020: USD 3.7 million), CHF 0.5 million (2020: CHF 2.3 million), SEK 6.8 million (2020: SEK 16.0 million), DKK 0.0 million (2020: DKK 0.0 million), NOK 0.1 million (2020: NOK 1.5 million), PLN 0.0 million (2020. PLN 0.0 million) and GBP 0.3 million (2020: GBP 0.0 million).

For highly probable payments in USD from imports and revenues in CHF, cash flow hedge accounting is applied for SIGNA Sports United Group. SIGNA Sports United Group aims to achieve a hedge ratio of up to 100%.

The purpose of applying hedge accounting is to prevent a temporary distortion of the result by the gains or losses from the fair value measurement of the derivatives concluded to hedge existing currency risks.

The existing foreign currency risk and the associated hedging of these risks is constantly monitored. The Group’s risk management strategy aims to minimize the impact of changes in foreign exchange rates on transactions that have already been agreed or are highly likely to occur. In principle, it is the Group’s policy that the critical terms of the forward transaction correspond to the hedged underlying transaction. SIGNA Sports United determines the existence of an economic relationship between the hedging instrument and the hedged underlying transaction on the basis of the currency, amount and timing of their respective cash flows.

The Group uses the hypothetical derivative method to assess whether the derivative designated in each hedging relationship is expected to be and has been effective in offsetting changes in the cash flows of the hedged item. When this method is applied, the absolute changes in value of the underlying transaction and the hedging instrument are compared. For cash flow hedges, the smaller of the change in value of the underlying transaction and the hedging instrument is recognized in other comprehensive income. If the change in value of the hedging instruments exceeds the change in value of the underlying transaction, this amount is recognized in income.

The hedging relationship between the unrecognized forecast transaction (underlying transaction) and the forward exchange transaction (hedging instrument) is documented at the beginning of the hedged transaction.

In the fiscal year, net gain from cash flow hedges in the amount of EUR 0.5 million (2020: EUR -0.1 million; 2019: EUR 0.2 million) were recognized in other comprehensive income.

The maximum remaining term of cash flow hedges from planned transactions was essentially 12 months at the end of the fiscal year. It is expected that the hedged planned transactions will occur and thus affect the result of the next period.

The net assets of foreign subsidiaries and translation risks are not hedged against exchange rate fluctuations.

As of September 30, 2021, a change in foreign currency holdings by 10 percentage points against the euro would have only a minor impact on total comprehensive income.

9.10. Interest rate risks

Interest rate risks arise from fluctuations in interest rates on the capital market, which affect the Group’s net assets, financial position and results of operations.

Due to the contractually agreed fixed interest rates for financial liabilities, there are no significant interest rate risks for the reporting period. For further information on the main current financing arrangements and the underlying interest rates, see note 11 “Related party transactions.” It was therefore not necessary to hedge interest rates through the use of derivatives.

The Group does not recognize fixed-interest financial assets and liabilities at fair value through profit or loss. Derivatives (interest rate swaps) are not designated as fair value hedging instruments. A change in the interest rate on the reporting date would therefore not affect profit or loss.

9.11. Capital management

SIGNA Sports United Group is not subject to any external legal requirements regarding capital management except the general capital regulations in the German limited liability company law (GmbHG).

In the past, SIGNA Sports United Group was provided with capital by its parent company through capital contributions and intra-Group loans, primarily from SIGNA International Sports Holding GmbH. SIGNA Sports United distributes its financial resources among its Group companies independently of its parent company.

The objectives of SIGNA Sports United Group in managing its capital were:

•	to secure its ability to continue as a going concern so that it can continue to generate income for its shareholders and economic benefits for other stakeholders, and

•	to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust its capital structure, SIGNA Sports United has implemented a sustainable concept for managing its short, medium and long-term financing and liquidity requirements. For the current reporting period, SIGNA Sports United manages liquidity risks by maintaining sufficient capital reserves and credit lines with banks as well as by continuously monitoring expected and actual cash flows and a balanced portfolio of financial assets and liabilities with regard to maturities.

The following table shows the total equity of SIGNA Sports United Group (as shown in the consolidated statements of financial position, including non-controlling interests) and the equity ratio:

	September, 30
EUR million	2021	2020	2019
Total equity	373.4	347.1	370.3
Total equity and borrowed capital	742.9	682.0	675.1

Equity ratio	50.3%	50.9%	54.9%

10. Commitments, contingent liabilities and guarantees

Liabilities of the Group to banks totaling EUR 81.6 million (2020: EUR 44.5 million) are secured mainly by inventories and trade receivables. Please refer to note 6.14. The Group’s syndicated loan is secured by shares in a subsidiary. Contingent liabilities exist for bonus payments where the obligation is depending on future events.

11. Related party transactions

SSU’s parent is SIGNA International Sports Holding GmbH, Munich, Germany and the SSU’s ultimate controlling party is SIGNA Retail GmbH, Vienna, Austria. The next more senior parent that produces consolidated financial statements is SIGNA Retail AG, Zürich, Switzerland.

Transactions and outstanding balances with related parties exist between the consolidated companies of SIGNA Sports United GmbH (see note 14) and the other companies of SIGNA Retail Selection Group, consisting of SIGNA Retail Selection AG, Zürich/Switzerland and its direct and indirect subsidiaries outside the consolidated companies of SIGNA Sports United GmbH, as well as with associated companies and joint ventures (e.g. Teamstolz GmbH and AEON SIGNA Sports United Co., Ltd.), and with members of management in key positions and the Advisory Board of SIGNA Sports United GmbH.

Transactions and outstanding balances with related parties are explained below. Please refer to note 12 for the remuneration of Executive Management and the Advisory Board.

During the year, group entities entered into the following transactions with related parties who are not members of the Group:

	Transaction values			Balance outstanding
	September 30,
EUR million	2021	2020	2019	2021	2020
Sale of goods and services
OUTFITTER GmbH	—	0.8	0.0	—	—
Karstadt Sports	—	—	0.9	—	—
SportScheck GmbH	0.4	—	—	0.5	0.3
Purchase of goods and services
OUTFITTER GmbH	—	0.5	13.1	—	1.5
Karstadt Sports	—	2.2	18.6	—	0.2
Galeria Karstadt Kaufhof GmbH	0.4	5.4	—	0.0	0.1
SportScheck GmbH	2.7	0.2	—	0.2	—
SIGNA Retail Selection AG	0.5	0.4	—	0.2	0.4
SIGNA Real Estate Management Germany GmbH	0.1	—	—	—	—
SIGNA Informationstechnologie GmbH	0.1	—	—	—	—
o5 Logistik GmbH	—	0.2	—	—	—
SIGNA Retail GmbH	0.7	0.4	0.4	—	—
SIGNA Financial Services AG	1.5	—	1.5	4.0	—
Financial liabilities and interest
SIGNA International Sports Holding GmbH	—	—		—	—
Convertible Loan and related interest	0.8	2.7	—	—	50.7
Shareholder Loan and related interest	—	—	5.7	—	—

All outstanding balances with these related parties are to be settled in cash within two months of the reporting date. None of the balances is secured. No expense has been recognized in the current year or prior year for bad or doubtful debts in respect of amounts owed by related parties.

With effect from April 3, 2018, both Internetstores Holding and Tennis-Point have entered into a partnership agreement with Karstadt Sports GmbH, Essen/Germany, (hereinafter also referred to as “Karstadt”), a subsidiary of Karstadt Warenhaus GmbH. The subject of the agreement is a cooperation in the bicycle and tennis business segments using Karstadt stores.

Karstadt is compensated for its retail space and sales services by a monthly rental payment, a marketing fee, a purchase commission, a sales commission and cost of goods. In a second phase, Internetstores Holding and Tennis-Point will be responsible for the complete merchandise purchasing and also for the logistics to the Karstadt stores.

The partnership agreement was terminated within the financial year ending September 30, 2021.

OUTFITTER GmbH and o5 Logistik GmbH are as of September 30, 2021 not within the consolidation scope of Signa Retail Selection AG anymore.

12. Remuneration of the members of Executive Management and the Advisory Board

Executive management (CEO and CFO) has authority and responsibility for planning, directing and controlling the activities of the Group, and is considered to be key management personnel. In the financial year ended September 30, 2021, the key management personnel as defined above received short-term employee benefits as total compensation.

The total remuneration of management is shown in the following table:

	September 30,
EUR million	2021	2020	2019
Salaries and other short-term benefits	4.3	4.0	3.2
Post-employment benefits	0.0	0.9	—
Termination benefits	—	0.2	—
Share-based payments	2.7	—	—

Total	7.0	5.1	3.2

The Advisory Board monitors and advises management on all matters relating to the daily business of SSU and in particular in the exercise of rights in relation to its direct holdings. The Advisory Board currently consists of six members.

The total remuneration of the Advisory Board in the fiscal year amounted to EUR 0.3 million (2020: EUR 0.3 million; 2019: EUR 0.1 million).

13. Business combinations

13.1. The following strategic business combinations were made to form the SIGNA Sports United Business in fiscal year 2021:

Acquisition of Midwest Sports

The acquisition of Midwest Sports Supply, Inc., Cincinnati, Ohio, USA (“Midwest”), an online retailer, which closed on April 30, 2021, was a strategic investment to strengthen the activities in the Tennis business segment.

As part of the transaction, SIGNA Sports United acquired 60.61% of the shares in Midwest. The purchase price paid in cash amounted to EUR 7.7 million at the time of acquisition. At the time of the acquisition, SSU and the non-controlling shareholders entered into a nearly symmetrical put call option that can be classified as a synthetic forward transaction. Under the options, the Group is obligated to acquire the remaining 39.39% non-controlling interests for a contractually agreed consideration no later than the expiry of the options on March 31, 2025. The expected payment resulting from the put option liability at the acquisition date is EUR 5.5 million. SIGNA Sports United GmbH has applied the anticipated acquisition method, whereby the put option liability is viewed as part of the consideration transferred and no non-controlling interest is recognized.

Acquisition-related costs in the amount of EUR 0.4 million were reported within other operating expenses.

As of September 30, 2021 the purchase price allocation has been completed. The following table illustrates the recognized assets and liabilities assumed at the date of the acquisition:

EUR million	Fair value at the time of acquisition
Property, plant and equipment	0.1
Right-of-use-assets	0.6
Intangible assets	1.7
Other non-current assets	0.3
Inventories	4.9
Trade receivables	0.1
Other current assets	0.1
Cash and cash equivalents	0.2
Other non-current liabilities	0.5
Tax liabilities	0.7
Trade payables	3.2
Other current liabilities	1.4

Total identifiable net assets acquired	2.2

Consideration transferred	13.2
Goodwill	11.0

The goodwill allocated to the expected synergies from the expansion of existing business activities and the expected benefits from the expansion into new markets and business segments was not tax deductible.

The fair value of the trademarks was determined using the relief from royalty method. The fair value allocated to the customer relationship was determined using the “Multi-Period Excess Earnings Method”.

From the acquisition date on April 30, 2021, to September 30, 2021, Midwest contributed revenue of EUR 16.5 million and profit of EUR 0.5 million to the Group’s results. If the acquisition had taken place already on October 1, 2020, management estimates that the contribution to the consolidated revenue and consolidated profit would have been EUR 35.9 million and EUR 2.5 million, respectively. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on October 1, 2020.

13.2. Purchase price allocations from the previous year completed in the reporting year:

Acquisition of System Sport

The acquisition of System Sport GmbH, Munderkingen, Germany on May 31, 2020, was a strategic investment to strengthen the activities in the Teamsport & Athleisure business segment. The acquired business offers a range of techniques for textile branding.

In the course of the transaction, SIGNA Sports United acquired in addition to the already held 60% of the shares a further 40% of the shares in System Sport GmbH. The purchase price paid in cash amounted to EUR 0.7 million at the time of acquisition. No gains or losses were recognized since the carrying amount/book value of the previously held 60% was nearly equal to the fair value in the amount of EUR 1.7 million.

As a result of the business combination achieved in stages, System Sport GmbH is fully consolidated in the consolidated financial statements. In the prior year, SIGNA Sports United did not have control over System Sport GmbH. The lack of control was due to extensive approval rights in the articles of incorporation / selling and purchasing agreements for the other parties involved.

The purchase price allocation was completed in the fiscal year ending September 30, 2021. There were no changes compared to the preliminary purchase price allocation presented in the consolidated financial statements as of September 30, 2020. The assets and liabilities recognized as part of the acquisition are therefore as follows:

EUR million	Fair value at the time of acquisition
Intangible assets	0.5
Property, plant and equipment	1.0
Inventories	0.1
Trade receivables	0.1
Other current assets	0.0
Cash and cash equivalents	0.3
Trade payables	0.1
Non-current financial liabilities	0.5
Current tax liabilities	0.0
Trade payables	0.0
Other current liabilities	0.1

Value of net assets acquired	1.4

Consideration transferred	2.4

Goodwill	1.0

The goodwill allocated to the expected synergies from the expansion of existing business activities was not tax deductible.

The fair value allocated to the customer base was determined using the “Multi-Period Excess Earnings Method”.

From the acquisition date on May 31, 2020, to September 30, 2020, System Sport GmbH contributed revenue of EUR 0.5 million and profit of EUR 0.0 million to the Group’s results. If the acquisition had taken place already on October 1, 2019, management estimates that the contribution to the consolidated revenue and consolidated profit would have been EUR 1.3 million and EUR -0.2 million, respectively. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on October 1, 2019.

14. Disclosures on shareholdings in accordance with IFRS 12

14.1. Subsidiaries

As of September 30, 2021, SIGNA Sports United Group comprised the following material companies which were included in the scope of consolidation:

Name	Principal place of business, Country	Sum of the direct and indirect shares as of September 30, 2021	Type of interest[1]	Sum of the direct and indirect shares as of September 30, 2020	Type of interest[1]
SIGNA Sports United GmbH	Munich, Germany
OUTFITTER Teamsport GmbH	Großostheim, Germany	100.0%	FC	100.0%	FC
Teamstolz GmbH	Ehingen, Germany	55.0%	AE	55.0%	AE

[1]	FC: Full consolidation,
AC:	At amortized cost,
AE:	At-equity

Name	Principal place of business, Country	Sum of the direct and indirect shares as of September 30, 2021	Type of interest[1]	Sum of the direct and indirect shares as of September 30, 2020	Type of interest
System Sport GmbH	Munderkingen, Germany	—	—	100.0%	FC
SIGNA SPORTS CENTRO TÉCNICO SL	Barcelona, Spain	100.0%	FC	100.0%	FC
Score Invest SAS	Holtzheim, France	80.58%	FC	80.58%	FC
Tennis Pro Distribution SAS	Entzheim, France	100.0%	FC	100.0%	FC
Sport Distributeur SARL	Villejust, France	—	—	100.0%	FC
Lardé Sports SARL	Entzheim, France	—	—	100.0%	FC
Made of Tennis SARL	Boulogne-Billancour, France	—	—	100.0%	FC
TennisPro Japan Ltd.	Kiyosu, Japan	51.0%	AC	51.0%	AC
Tennis-Point GmbH	Herzebrock-Clarholz, Germany	100.0%	FC	88.0%	FC
MRS Tennis AG	Dietikon, Switzerland	100.0%	FC	100.0%	FC
Tennis-Point Handels GmbH	Graz, Austria	100.0%	FC	100.0%	FC
TENNIS POINT SPOR MALZEMELERI LIMITED SIRKETI	Serik Antalya, Turkey	100.0%	FC	100.0%	FC
Tennis-Point Iberia S.L.	Barcelona, Spain	100.0%	FC	100.0%	FC
Tennis-Point d.o.o.	Bol, Croatia	100.0%	FC	100.0%	FC
Tennis Point Italia SRL	Bruneck, Italy	100.0%	FC
Midwest Sports Supply Inc.	Cincinnati, USA	60.61%	FC	—	—
Ballside GmbH	Rostock, Germany	100.0%	FC	100.0%	FC
Publikat GmbH	Großostheim, Germany	100.0%	FC	100.0%	FC
SIGNA Sport Online GmbH	Munich, Germany	100.0%	FC	87.21%	FC
Internetstores Holding GmbH	Stuttgart, Germany	100.0%	FC	100.0%	FC
Internetstores GmbH	Stuttgart, Germany	100.0%	FC	100.0%	FC
Bikester Sweden Retail Stores AB	Stockholm, Sweden	100.0%	FC	100.0%	FC
Addnature AB	Stockholm, Sweden	100.0%	FC	100.0%	FC
Probikeshop-Dolphin France SAS	Saint Etienne, France	100.0%	FC	100.0%	FC
E-Procall	Saint Etienne, France	100.0%	FC	100.0%	FC
E-Prolog	Chapponay, France	100.0%	FC	100.0%	FC
SIGNA Beteiligung I Verwaltungs UG (haftungsbeschränkt)	Munich, Germany	100.0%	FC	100.0%	FC
SIGNA Beteiligung I UG (haftungsbeschränkt) & Co KG	Munich, Germany	100.0%	FC	41.83%	FC
INSIGNA GmbH	Munich, Germany	100.0%	FC	100.0%	FC

Name	Principal place of business, Country	Sum of the direct and indirect shares as of September 30, 2021	Type of interest[1]	Sum of the direct and indirect shares as of September 30, 2020	Type of interest
SIGNA AppVentures GmbH	Munich, Germany	100.0%	FC	80.0%	FC
AEON SIGNA Sports United Co., Ltd.	Chiba, Japan	50.0%	AE	50.0%	FC

As of September 30, 2020 SIGNA Sports United Group owned less than half of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co KG and had less than half of their voting power, although management has determined that the Group controls this entity. SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG was controlled by SIGNA International Sports Holding GmbH due to its right to appoint the only managing director. This right was granted to SIGNA International Sports Holding GmbH via the articles of association of SIGNA Beteiligung I UG (haftungsbeschränkt) & Co. KG.

Although, the Group has half of the voting rights of AEON SIGNA Sports United Co., Ltd., management decided that the group has no control over this investee, AEON SIGNA Sports United Co., Ltd is account for at-equity.

14.2. Non-controlling interests

As of September 30, 2020, SIGNA Sports United had significant non-controlling interests in its companies Tennis-Point GmbH (12%) and Signa Sports Online GmbH (12.8%). The following tables contain summarized financial information for Tennis-Point GmbH and Signa Sports Online GmbH and their fully consolidated subsidiaries, including the effects of purchase price allocation and goodwill:

Combined Statement of Financial Position

	As of September 30, 2020
EUR million	Tennis-Point	Signa Sports Online
Current
Assets	42.5	157.0
Liabilities	63.6	91.2

Current net assets	(21.1)	65.8

Non-current
Assets	57.6	278.8
Liabilities	4.5	182.3
Non-current net assets	53.1	96.5

Total net assets	32.0	162.2

Total net assets attributable to NCI	3.7	(3.5)

Combined Statement of Comprehensive Income

	As of September 30, 2020
EUR million	Tennis-Point	Signa Sports Online
Revenue	101.1	495.1
Earnings before income taxes	(8.2)	(1.3)
Taxes on income and earnings	2.2	(0.8)

Profit/(Loss) after taxes	(5.9)	(2.2)

Other comprehensive income	0.1	0.0

Total comprehensive income	(5.9)	(5.8)

Loss attributable to NCI	(0.8)	(0.1)

	As of September 30, 2019
EUR million	Tennis-Point	Signa Sports Online
Revenue	95.6	359.5
Earnings before income taxes	(5.2)	(21.9)
Taxes on income and earnings	1.1	3.5

Profit/(Loss) after taxes	(4.1)	(18.4)

Other comprehensive income	0.0	(1.1)

Total comprehensive income	(4.1)	(19.5)

Loss attributable to NCI	(0.4)	(2.0)

Condensed cash flow statement

	As of September 30, 2020
EUR million	Tennis-Point	Signa Sports Online
Cash flow from operating activities	1.7	24.4
Cash flow from investing activities	(4.0)	(13.9)
Cash flow from financing activities	2.9	21.3

Net change in cash and cash equivalents	0.6	31.8

Cash and cash equivalents at the beginning of the reporting period	8.6	8.6
Effects of changes in interest rates on cash and cash equivalents	—	0.0

Cash and cash equivalents at the end of the reporting period	9.2	40.5

Cash and cash equivalents attributable to NCI	1.1	5.2

	As of September 30, 2019
EUR million	Tennis-Point	Signa Sports Online
Cash flow from operating activities	6.3	(10.6)
Cash flow from investing activities	(10.0)	(10.9)
Cash flow from financing activities	7.8	20.0

Net change in cash and cash equivalents	4.1	(1.4)

Cash and cash equivalents at the beginning of the reporting period	4.5	10.1
Effects of changes in interest rates on cash and cash equivalents	—	0.0

Cash and cash equivalents at the end of the reporting period	8.6	8.6

Cash and cash equivalents attributable to NCI	1.0	1.1

As of September 30, 2021, SIGNA Sports United has no non-controlling interests, please refer to Note 7.

15. Segment information

Basis for segmentation

SIGNA Sports United Group operates a variety of e-commerce platforms and offline stores for various brands and offers a broad product portfolio in the sporting goods sector. The Group has the following divisions, which are its operating segments: Tennis, Bike & Outdoor, and Teamsport & Athleisure. These divisions offer different products and services, and are managed separately because they require different technology and marketing strategies. Due to the acquisition on April 30, 2021 Midwest Sports Supply, Inc. was added to the operating segment Tennis (refer to chapter 13. Business combinations).

Segment	Operations

Tennis	Retail activities and online business with main brands Tennis-Point and TennisPro; product portfolio comprises tennis supplies

Bike & Outdoor	Retail activities and online business through various brands; product portfolio comprises bikes and related services as well as outdoor products

Teamsport & Athleisure	Sale through the online shops StyleFile and OUTFITTER; focus is on offering and selling sports & street wear and sneakers as well as customizing of merchandise

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (CODM). The CODM evaluates the financial performance of SIGNA Sports United Group, allocates resources and is involved in strategic and operational decision making on an ongoing basis. The CODM receives and reviews the internal management reporting for each operating segment at least once a month in order to make decisions and allocate resources to the Tennis, Bike & Outdoor, and Teamsport & Athleisure segments.

In accordance with IFRS 8.5, all three operating segments are reportable segments.

See further information regarding impairment testing in note 6.2.

Segment Adjusted EBITDA

The CODM assesses the performance of the operating segments based on Segment Adjusted EBITDA (consolidated net income (loss) before interest, taxes, depreciation and amortization) adjusted for certain items which management believes do not reflect the core operating performance of the operating segments. Such adjustments described below in more detail include acquisition related charges, reorganization and restructuring costs, consulting fees, share-based compensation, ramp-up cost and other items not directly related to current operations.

Information on reportable segments

	Fiscal year ended September 30, 2021
EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Segment total
Revenue	165.4	607.6	105.2	878.3
External revenue	165.4	607.0	99.5	872.0
Intersegment revenue	—	0.5	5.8	6.3
Segment Adjusted EBITDA	7.2	41.4	(5.9)	42.6
Segment Assets	156.3	450.6	95.9	702.8
Segment Liabilities	124.4	284.9	128.2	537.5

	Fiscal year ended September 30, 2020
EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Segment total
Revenue	125.9	497.5	84.4	707.8
External revenue	125.5	497.4	80.4	703.3
Intersegment revenue	0.4	0.1	4.0	4.5
Segment Adjusted EBITDA	2.2	24.8	(4.7)	22.3
Segment Assets	122.5	435.7	82.1	640.3
Segment Liabilities	84.6	273.5	96.1	454.2

	Fiscal year ended September 30, 2019
EUR million	Tennis	Bike & Outdoor	Teamsport & Athleisure	Segment total
Revenue	98.2	370.0	72.4	540.6
External revenue	96.1	370.0	70.7	536.8
Intersegment revenue	2.1	—	1.7	3.8
Segment Adjusted EBITDA	3.7	4.3	(4.4)	3.6
Segment Assets	125.1	396.2	65.9	587.2
Segment Liabilities	80.2	231.9	66.6	378.7

The following table reconciles the performance indicators presented in the segment information to the consolidated statements of profit or loss and other comprehensive Income of SIGNA Sports United Group.

	September 30,
EUR million	2021	2020	2019
Segment Adjusted EBITDA total	42.6	22.3	3.6
Unallocated corporate costs	(13.6)	(6.7)	(4.7)
Acquisition related charges (1)	(0.5)	(0.4)	(0.8)
Reorganization and restructuring costs (2)	(7.4)	(3.2)	(0.7)
Consulting fees (3)	(23.1)	(1.3)	(4.8)
Share-based compensation (4)	(2.7)	(0.1)	(0.1)
Ramp-up cost (5)	(0.8)	(0.8)	(2.8)
Other items not directly related to current operations (6)	(0.1)	(2.5)	(1.2)

Result from investments accounted for at equity	(1.3)	(0.7)	(0.0)

Finance costs	(9.7)	(8.7)	(7.4)

Finance income	3.0	0.2	0.2

Depreciation and amortization	(30.9)	(25.6)	21.0

Earnings before taxes (EBT)	(44.4)	(27.6)	(39.5)

Unallocated and intersegment elimination consists of mainly intercompany activities and loans, corporate functions as well as cost allocations.

(1) Acquisition related charges consist of transaction costs incurred from acquisitions during the period or subsequent business integration related project costs directly associated with an acquired business.

(2) Reorganization and restructuring costs represent fees and costs associated with various internal reorganization and restructuring initiatives across the SSU’s segments, including severance costs and changes share-based compensation plans as a result of the reorganization or restructuring.

(3) Consulting fees include consultancy fees in connection with the offering contemplated by a Prospectus, acquisitions, financing (equity and debt), strategic projects and the replacement of management posts.

(4) Share-based compensation represents non-cash share-based compensation expenses related to option awards to employees and executives.

(5) Ramp-up costs include expenses from the expansion into and development of new markets, which were incurred in advance to generate sales revenues in these markets for the first time. In particular, these relate to incremental marketing and personnel expenses as well as set up costs related to IT and new domains which are not capitalizable.

(6) Other items are excluded from adjusted EBITDA because they are not considered to be representative of the performance of our businesses.

Reconciliations of information on reportable segments to the amounts reported in the financial statements

	September 30,
EUR million	2021	2020	2019
I. Revenue
Total segment revenue	878.3	707.8	540.6
Unallocated and intersegment elimination	(6.3)	(4.6)	(3.6)

Consolidated revenue	872.0	703.2	537.1

II. Assets
Total segment assets	702.8	640.3	587.2
Unallocated and intersegment elimination	40.1	41.6	87.9

Consolidated assets	742.9	682.0	675.1

III. Liabilities
Total segment liabilities	537.5	454.2	378.7
Unallocated and intersegment elimination	(168.0)	(119.3)	(73.9)

Consolidated liabilities	369.5	334.9	304.9

Unallocated and intersegment elimination consists of mainly intercompany activities and loans, corporate functions as well as cost allocations.

Geographical information

Non-current assets are presented according to the SSU’s registered office. The tangible and other intangible assets of SIGNA Sports United GmbH are mainly located in Germany. Therefore, goodwill is not included in the geographical allocation of non-current assets.

	Non-current assets as of September 30,
EUR million	2021	2020
Germany	245.8	219.1
Switzerland	0.2	0.1
Austria	0.6	0.4
France	31.4	29.8
Rest of the world	19.2	16.3

Total	297.1	265.8

For the geographical breakdown of external revenues see note 5.1.

Information on major customers

Revenues from one single customer do not exceed 10% of the revenues of SIGNA Sports United GmbH in the reporting period ending on September  30, 2021 and 2020.

16. Events after the reporting period

The following events of particular significance occurred after September 30, 2021:

On June 10, 2021, Yucaipa Acquisition Corporation (“Yucaipa”), SSU, SIGNA Sport United N.V. (formerly known as SIGNA Sports United B.V.) (“TopCo”), Olympics I Merger Sub, LLC (“Merger Sub”) and SIGNA International Sports Holding GmbH entered into a Business Combination Agreement (as amended from to time, the “BCA”), contemplating several transactions, and in connection with which, Yucaipa was merged with and into Merger Sub, with Merger Sub as the surviving company, TopCo is the ultimate parent company of SSU and SSU consummated the acquisition of Mapil TopCo Limited (“Wiggle”) (altogether: “Business Combination”).

TopCo was incorporated for the purpose of holding Merger Sub, SSU and Wiggle following consummation of the Business Combination. As part of the consummation of the Business Combination, on December 14, 2021, TopCo was converted into a public limited liability company (naamloze vennootschap) incorporated under the laws of the Netherlands and renamed “SIGNA Sports United N.V.” Ordinary shares and warrants issued by TopCo are listed on the New York Stock Exchange.

Acquisition of Wiggle Group

On December 14, 2021, SSU completed the acquisition of 100% of the issued shares in Wiggle Group, a UK headquartered online cycling and multisport specialist, for consideration of EUR 512.1 million. The strategic investment is intended to strengthen the SSU’s activities in the Bike & Outdoor business segment and to extend our internationalization strategy.

The financial effects of this transaction have not been recognized as of September 30, 2021. The operating results and assets and liabilities of the acquired company will be consolidated from December 14, 2021.

At the time the financial statements were authorized for issue, the group had not yet completed the accounting for the acquisition of Wiggle Group. In particular, the fair values of the assets and liabilities disclosed above have only been determined provisionally as the independent valuations have not been finalized. It is also not yet possible to provide detailed information about each class of acquired receivables and any contingent liabilities of the acquired entity.

Acquisition of Tennis-Express

On December 31, 2021, SSU acquired, through its subsidiary SSU Midwest Acquisition Corp., 66.66% of the issued shares in Tennis Express, L.P., a Texas limited partnership, a full-service tennis specialty retailer based in Houston, Texas. The strategic investment is intended to strengthen the activities in the Tennis business segment and to extend our internationalization strategy.

The purchase price for the purchased securities also consists of the stock payment, subject to adjustment and disbursement (Equity Purchase Agreement). The maximum total initial consideration in shares is USD 23.6 million.

At the time the financial statements were authorized for issue, it is not yet possible to provide detailed information about the fair values of the assets and liabilities and about each class of acquired receivables and any contingent liabilities of the acquired entity.

Berlin, February 4, 2022

SIGNA Sports United GmbH

Dr. Stephan Zoll	Alexander Johnstone
Chief Executive Officer	Chief Financial Officer

Dr. Philipp Rossner	Thomas Neumann
Chief Strategy Officer	Chief Technical Officer

Stefanie Kniepen
Deputy Chief Financial Officer

Unaudited Interim Condensed Consolidated Financial Statements

As of and for the six-month period ended

March 31, 2022

SIGNA Sports United N.V.

Interim Condensed Consolidated Statements of Profit or Loss and Other Comprehensive Income

EUR million	Note	October 1, 2021 - March 31, 2022	October 1, 2020 - March 31, 2021
Revenue	6.1	481.4	374.4
Own work capitalized		2.3	1.7
Other operating income		2.7	1.7
Cost of material	6.2	(304.9)	(231.2)
Personnel expenses	6.3	(81.5)	(42.9)
Other operating expenses*	6.4, 6.5	(298.8)	(94.7)
Depreciation and amortization		(22.3)	(14.8)
Operating result		(221.2)	(5.9)
Finance income	6.7	15.9	0.0
Finance costs	6.7	(3.8)	(3.9)
Result from investments accounted for at equity		(0.6)	(0.6)
Earnings before taxes (EBT)		(209.7)	(10.3)
Income tax benefit (expense)		8.0	(1.7)
Loss for the period		(201.7)	(12.0)
of which attributable to non-controlling interests		—	0.7
of which attributable to the owners of SIGNA Sports United N.V.		(201.7)	(12.6)
Loss per share	6.6
Basic and diluted loss per share		(1.0)	(0.7)

EUR million	October 1, 2021 - March 31, 2022	October 1, 2020 - March 31, 2021
Loss for the period	(201.7)	(12.0)
Items that may be subsequently reclassified to profit or loss
Currency translation differences	(2.7)	0.4
Gain (Loss) from derivative financial instruments	(0.4)	0.1
Other comprehensive income/(loss), net of tax	(3.1)	0.5
Total comprehensive income/(loss)	(204.8)	(11.4)
of which attributable to non-controlling interests	—	0.7
of which attributable to shareholders of SIGNA Sports United N.V.	(204.8)	(12.2)

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Financial Position

Assets

EUR million	Note	As of March 31, 2022	As of September 30, 2021
Property, plant and equipment		49.3	37.7
Right-of-use-assets		88.4	60.6
Intangible assets and goodwill		935.2	326.8
Investments accounted for using the equity method		0.0	0.0
Other non-current financial assets		3.3	1.4
Deferred tax assets		—	0.0
Non-current assets		1,076.2	426.6
Inventories		313.7	181.9
Trade receivables		25.3	26.3
Other current financial assets		15.9	24.0
Other current assets		48.1	33.4
Cash and cash equivalents		68.6	50.7
Current assets		471.5	316.3

Total assets		1,547.7	742.9

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Equity and liabilities

EUR million	Note	As of March 31, 2022	As of September 30, 2021
Share capital		46.4	17.6
Share capital - not yet registered (convertible loan)		—	1.7
Share capital - not yet registered (NCI)		—	2.0
Capital reserve		1,326.8	558.4
Retained earnings		(397.9)	(206.3)
Other reserves		(3.1)	(0.0)
Total equity		972.2	373.4
Non-current provisions		4.1	0.1
Non-current financial liabilities	7.1	105.5	140.4
Non-current Trade Payables	7.2	12.3	—
Other non-current liabilities		3.6	1.0
Deferred tax liabilities		57.8	40.2
Non-current liabilities		183.2	181.6
Current provisions		2.7	4.9
Trade payables		153.3	102.7
Other current financial liabilities	7.1	154.9	27.7
Other current liabilities		75.9	47.9
Contract liabilities		5.5	4.7
Current liabilities		392.3	187.9
Total liabilities		575.6	369.5

Total equity and liabilities		1,547.7	742.9

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Changes in Equity

				Capital Reserve		Other Reserves
EUR million	Share capital	Share capital - not yet registered (convertible loan)	Share capital - not yet registered (NCI)	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges	Retained earnings	Group equity
Balance as of October 1, 2021	17.6	1.7	2.0	555.3	3.1	0.1	(0.1)	(206.3)	373.4
Total income/(loss)	—	—	—	—	—	—	—	(201.7)	(201.7)
Other comprehensive income/(loss), net of tax	—	—	—	—	—	(2.7)	(0.4)	—	(3.1)
Total comprehensive income/(loss)	—	—	—	—	—	(2.7)	(0.4)	(201.7)	(204.8)
Reclass Share capital and capital reserve	3.6	(1.7)	(2.0)	3.1	(3.1)	—	—	—	—
Equity-settled share-based payment	—	—	—	—	—	—	—	10.0	10.0
Issue of share capital
PIPE Financing, net of transaction costs	11.6	—	—	391.1	—	—	—	—	402.7
Yucaipa Merger, net of transaction costs	1.5	—	—	108.6	—	—	—	—	110.1
Issue of ordinary shares related to business combinations	4.0			287.0					291.0
Total issuance of share capital	17.1	—	—	788.7	—	—	—	—	805.7
Reorganization	8.0	—	—	(8.0)	—	—	—	—	—
Transaction costs of the capital increase after taxes	—	—	—	(10.3)	—	—	—	—	(10.3)
Balance as of March 31, 2022	46.4	—	—	1,326.8	—	(2.6)	(0.5)	(397.9)	972.2

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

		Capital Reserve		Other Reserves
EUR million	Share capital	Capital reserve	Equity component of convertible loans	Currency conversion	Cash flow hedges	Retained earnings	Capital and reserves attributable to the owners of SIGNA Sports United GmbH	Non-controlling interests	Group equity
Balance as of October 1, 2020	17.6	367.3	3.1	(0.4)	(0.3)	(64.6)	322.7	24.4	347.1
Total income/(loss)	—	—	—	—	—	(12.6)	(12.6)	0.7	(12.0)
Other comprehensive income/(loss), net of tax	—	—	—	0.4	0.1	—	0.5	0.1	0.5
Total comprehensive total income/(loss)	—	—	—	0.4	0.1	(12.6)	(12.2)	0.7	(11.4)
Change in non-controlling interests	—	—	—	—	0.0	(15.9)	(15.9)	(2.9)	(18.8)
Balance as of March 31, 2021	17.6	367.3	3.1	(0.1)	(0.2)	(93.2)	294.7	22.2	316.9

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Interim Condensed Consolidated Statements of Cash Flows

		Six-months ended March 31,
EUR million	Note	2022	2021
Earnings before tax		(209.7)	(10.3)
Adjustments for:
Depreciation and amortisation		22.3	14.8
Income from investments accounted for using the equity method		0.6	0.6
Net finance costs	6.7	(12.2)	3.9
Other non-cash income and expenses		8.3	0.3
Listing expenses (IFRS 2 service charge)	6.5	121.9	—
Change in other non-current assets		3.0	(0.2)
Change in other non-current liabilities		5.6	(0.2)
Change in:
Inventories		(44.7)	(26.3)
Trade receivables		3.3	(6.1)
Other current financial assets		5.6	2.1
Other current assets		(5.3)	(11.2)
Current provisions		(2.2)	0.1
Trade payables		0.6	23.0
Other current financial liabilities		0.0	6.8
Other current liabilities		(44.3)	(0.3)
Other contract liabilities		(0.9)	(0.9)
Income tax payment	5	—	(0.4)
Net cash flow from operating activities		(148.0)	(4.3)
Purchase of intangible assets and property, plant and equipment		(20.7)	(11.0)
Acquisition of subsidiaries, net of cash acquired		(169.9)	—
Net cash flow from investing activities		(190.6)	(11.0)
Proceeds from capital contributions	3	402.7	—
Acquisitions of non-controlling interests		—	(1.8)
Proceeds from financial liabilities to financial institutions		26.1	—
Repayment of financial liabilities to financial institutions	7.1	(77.5)	(17.4)
Transaction costs related to the listing		(10.3)	—
Proceeds from the recapitalization		23.6	—
Repayment of other loans		(0.7)	—
Payments for lease liabilities		(6.4)	(4.8)
Interest paid		(1.2)	(3.3)
Net cash flows from financing activities		356.4	(27.3)
Effect of exchange rate changes on cash and cash equivalents		(0.0)	—
Change in cash and cash equivalents		17.8	(42.6)
Cash and cash equivalents as of October 1		50.7	95.6
Cash and cash equivalents as of March 31		68.6	53.0

The accompanying notes are an integral part of these interim condensed consolidated financial statements.

Selected Explanatory Notes to the Unaudited Interim Condensed Consolidated Financial Statements

1. General Information

SIGNA Sports United Group (hereinafter also referred to as “the Company” or “The Group”), comprises the parent company SIGNA Sports United N.V., Berlin, Germany, and its direct and indirect subsidiaries. The Company is registered in the Commercial Register of the Chamber of Commerce (Kamer van Koophandel) in the Netherlands under number 82838194 with its registered office in Berlin. The address of the registered office of the Company is Kantstraße 164, Upper West, 10623 Berlin, Germany. SIGNA Sports United Group is a leading e-commerce platform for various sporting goods brands in continental Europe. Its business activities focus on the Tennis, Bike, Outdoor, Teamsport and Athleisure sectors. The Group markets its products mainly via various online platforms as well as through individual physical stores where customers are offered various sports and lifestyle products.

Prior to December 14, 2021, SIGNA Sports United N.V. was a shell company with no active trade or business or subsidiaries and all relevant assets and liabilities as well as income and expenses were borne by SIGNA Sports United GmbH. Therefore, the comparable consolidated financial statements represent the consolidated financial statements of Signa Sports United GmbH for all periods prior to December 14, 2021.

2. Basis of preparation and general principles

These unaudited interim condensed consolidated financial statements of the SIGNA Sports United Group have been prepared as of and for the six-month period ended March 31, 2022 and 2021.

The unaudited interim condensed consolidated financial statements are presented in euros which is the Group’s functional currency. Unless indicated otherwise, the amounts are presented in millions of euros (EUR million). Totals have been calculated on the basis of non-rounded euro amounts and may differ from a calculation based on the reported million euro amounts.

The unaudited interim condensed consolidated financial statements comprise interim condensed consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the six-month period ended March 31, 2022 and 2021. Also included are interim condensed consolidated statements of financial position as of March 31, 2022 and September 30, 2021.

These unaudited interim condensed financial statements have been prepared in accordance with International Accounting Standard IAS 34 – “Interim Financial Reporting”. They do not include all of the information required for a complete set of financial statements prepared in accordance with IFRS standards and should be read in conjunction with the Group’s latest annual consolidated financial statements as of and for the year ended September 30, 2021. Selected information has been included to explain significant changes in the reporting period since the last annual financial statements and disclosures explicitly required by IAS 34. For further information on the scope of consolidation, including the six-month period ended March 31, 2022, refer to the consolidated financial statements of SIGNA Sports United GmbH as of and for the fiscal year ended September 30, 2021. Additionally, see note 8 “Business combinations” for further information in regard to the acquisitions of Tennis-Express LP, Houston, Texas/USA (“Tennis-Express”) and Mapil TopCo Limited, Portsmouth/UK (“Wiggle” or “the Wiggle Group”) within the current financial year.

The unaudited interim condensed consolidated financial statements have been prepared on a basis which assumes that the Group will continue as a going concern, and which contemplates the recoverability of assets and the satisfaction of the liabilities and commitments in the normal course of business.

The unaudited interim condensed consolidated financial statements were authorized by the management of SIGNA Sports United N.V. on June 24, 2022.

Russia-Ukraine War

With Russia’s invasion of Ukraine, the geopolitical situation around the world intensified on February 24, 2022. The ongoing conflict in Eastern Europe and the imposed sanctions have led to significant global economic uncertainty followed by rising commodity prices and increased raw materials costs.

So far, the Russia-Ukraine war has not had a material impact on the Company’s supply chain as it does not have any supply relationships with companies in this region. The uncertainties about the future development of the war and its impact on the global economy remain and uncertainties in the global economy could have an adverse impact on the Company and its impact supply chain, future sales as well as the Company’s assets.

3. DE-SPAC

On June 10, 2021, Yucaipa Acquisition Corporation (“Yucaipa”), SIGNA Sport United GmbH (“SSU GmbH”), SIGNA Sport United N.V. (formerly known as SIGNA Sports United B.V.), (“SSU N.V.”) Olympics I Merger Sub, LLC (“Merger Sub”) and SIGNA International Sports Holding GmbH entered into a Business Combination Agreement, contemplating several transactions, and in connection with which, Yucaipa would be merged with and into Merger Sub, with Merger Sub as the surviving company, SIGNA Sport United N.V. would be the ultimate parent company of SSU GmbH and SSU GmbH would consummate the acquisition of Wiggle Group (altogether: “Business Combination”).

SSU N.V. was incorporated for the purpose of holding Merger Sub, SSU GmbH and Wiggle following the consummation of the Business Combination which occurred on December 14, 2021. Ordinary shares and warrants issued by SSU N.V. are listed on the New York Stock Exchange.

The merger of Yucaipa constituted a transaction by SSU N.V., which is accounted for within the scope of IFRS 2 as a “reverse recapitalization”.

As part of the transaction, former shareholders of Yucaipa (public shareholders, sponsors and directors) received 12,584,315 shares of SSU N.V. and 17,433,333 warrants (“SSU Warrants”) to purchase ordinary shares of SSU N.V. In exchange, SSU N.V. received the net assets held by Yucaipa, which had a fair value of EUR 7.3 million upon closing of the transaction on December 14, 2021. The net assets included EUR 23.6 million of cash and cash equivalents held in Yucaipa trust account, current liabilities of EUR 5.7 million and EUR 10.6 million deferred underwriting commissions.

In accordance with IFRS 2, the difference between the fair value of the net assets contributed by Yucaipa and the fair value of equity instruments provided to former Yucaipa shareholders is treated as an expense, resulting in an EUR 121.9 million Share listing expense classified within the other operating expenses (see Note 6.5). The 17,433,333 SSU Warrants give the holder the right, but not the obligation, to subscribe to SSU N.V.’s shares at a fixed or determinable price for a specified period of time subject to the provision of the Warrant Agreement. Due to an option of cashless exercise of the SSU Warrants, which gives SSU N.V. a choice over how the warrant is settled with a settlement alternative, that results in SSU N.V. delivering a variable number of shares. Therefore, the SSU Warrants are accounted for as financial liability through profit and loss.

SSU N.V. raised an additional EUR 402.7 million in net equity proceeds through a private placement of ordinary shares with existing shareholders of SSU GmbH and Yucaipa as well as new investors (“PIPE Financing”). The PIPE Financing is treated as a capital contribution, which resulted in increases of EUR 11.6 million and EUR 391.1 million to share capital and capital reserve, respectively.

Both the Yucaipa Merger and PIPE Financing closed as of December 14, 2021. Upon consummation of the transactions, SSU N.V. became a publicly traded corporation on the New York Stock Exchange under the ticker SSU. The SSU Warrants are traded under the ticker SSU.WS. SSU N.V. incurred incremental transaction costs directly attributable to the issuance of new shares to Yucaipa shareholders and the PIPE Financing of EUR 10.3 million, which it netted against the equity proceeds as a reduction in capital reserve.

SSU N.V. also amended existing share-based compensation agreements held by employees of SSU GmbH prior to the Yucaipa Merger, in addition to making additional cash and share-based payments to key management personnel (see Note 6.3).

4. Effects of new IFRS applicable for the first time and in future periods

Standards applied for the first time in the current financial statements

The IASB and the IFRS Interpretations Committee have issued amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4 and IFRS 16, whose application was mandatory for fiscal years beginning on or after January 1, 2021, but which did not have any material effects on the unaudited interim condensed consolidated financial statements. For further information please refer to the consolidated financial statements of SSU GmbH as of and for the fiscal year ended September 30, 2021

Standards to be applied in future periods

The expected impact of the most relevant new and amended standards and interpretations effective in future periods have been disclosed in the consolidated financial statements as of and for the fiscal year ended September 30, 2021.

5. Summary of significant accounting judgements, estimates, and significant accounting policies

Significant accounting judgements, estimates and assumptions

No significant changes in accounting estimates, management judgements and assumptions have occurred compared to the significant accounting judgements, estimates and assumptions discussed in the consolidated financial statements as of and for the fiscal year ended September 30, 2021.

Unless stated otherwise the unaudited interim condensed consolidated financial are presented on a basis consistent with the accounting policies and specific considerations set out in the consolidated financial statements for the Group as of and for the year ended September 30, 2021 and should be read in conjunction with these, as the unaudited interim condensed consolidated financial statements are an update of that information considering significant changes in the reporting period and disclosures explicitly required by IAS 34.

Income taxes

In interim periods for the six-month ended March 31, 2022, and March 31, 2021, current and deferred taxes are determined based on the domestic tax rates and tax legislations of the Group’s components, which are enacted or substantively enacted at the reporting date. Deferred taxes also include the recognition of assets for reductions in tax resulting in subsequent years from the expected use of existing unused tax losses (or similar items), as far as the realization can be expected with a sufficient degree of certainty.

The Group’s consolidated effective tax rate for the six-month period ended March 31, 2022, was 3.8% (six-month period ended March 31, 2021: 16.8%). The effective tax rate is affected by a higher recognition of deferred tax assets due to increased trade and corporate tax loss carryforwards.

6. Notes to the Interim Condensed Statements of Profit or Loss and Other Comprehensive Income

6.1. Revenue

In the following tables, revenue is disaggregated by reportable segment and geographical market.

EUR million	Tennis	Bike and Outdoor	Teamsport and Athleisure	Revenue for the six- month period ended March 31, 2022
Germany	27.2	77.5	35.7	140.3
Switzerland	3.4	28.5	7.2	39.1
United Kingdom	4.1	59.3	0.1	63.5
Austria	5.0	9.0	0.1	14.0
France	14.5	41.2	3.9	59.6
United States of America	30.9	4.2	0.0	35.1
Rest of the world	22.1	99.3	8.2	129.6

Total	107.3	319.0	55.1	481.4

The business activities of Tennis, Bike and Outdoor as well as Teamsport and Athleisure are managed globally and have their main business activities within the DACH region, which includes activities in Germany (D), Austria (A) and Switzerland (CH), as well as in United Kingdom and France.

	Six-months ended March 31,
EUR million	2022	2021
Revenue from the sale of merchandise	478.0	374.1
Revenue from the sale of services	3.3	0.3

Total	481.4	374.4

Effects from seasonality have an impact on reported revenues, given that, in particular, bike and outdoor as well as tennis activities have their high season in spring and summer. As a result, the SIGNA Sports United Group generates a high proportion of its revenues and operating income during the third and fourth quarters of their fiscal year. Additionally, weather conditions during this time of the year have an impact on the business. Furthermore, sports events can have a particular effect on revenues. For instance, the success of major sport stars and teams can boost sales. The increase in revenues in comparison to prior year is mainly due to the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest Sports Supply, Inc. (“Midwest”) in the second half of the previous financial year. For further information refer to note 8 “Business combinations”.

6.2. Cost of material

The increase in the cost of materials is primarily due to the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year.

6.3. Personnel expenses and share-based compensation

The Group recognized the following personnel expenses:

	Six-months ended March 31,
EUR million	2022	2021
Wages and salaries	57.2	35.0
Social contributions	10.3	7.1
Other personnel expenses	14.0	0.9

Total	81.5	42.9

The overall increase in personnel expense is mainly due to the increasing number of employees after the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year. Other personnel expenses include EUR 9.3 million share-based compensation expenses mainly to key management personnel as part of the Yucaipa Merger.

6.4. Other operating expenses

The Group recognized the following other operating expenses:

	Six-months ended March 31,
EUR million	2022	2021
Expenses for logistics and packaging	57.2	39.4
Marketing expenses	42.6	24.5
Expenses for warehousing, rents and similar expenses	5.7	3.5
Charges for payment services	7.8	4.5
Legal and consulting fees	38.9	7.1
IT expenses	10.4	7.4
Administrative expenses	5.2	1.8
Expenses related to personnel	6.0	4.5
ECL allowance	0.1	0.3
Other	124.8	1.8

Total	298.8	94.7

The other operating expenses in 2022 include EUR 121.9 million Share listing expense (refer to note 6.5). The increase in legal and consulting fees resulted mainly from an increase in accounting, audit and legal fees. The increase is due to both one-time expenses associated with the Yucaipa Merger and PIPE Financing as well as efforts to operate as a public company. The remaining other operating expenses increased due to the acquisitions of Wiggle Group and Tennis-Express in the current financial year as well as the acquisition of Midwest in the second half of the previous financial year.

6.5. Share listing expense and change in fair value of warrant liabilities

As described in Note 3, the Yucaipa Merger led to a Share listing expense. SSU N.V. issued shares with a fair value of EUR 110.1 million to Yucaipa shareholders, comprised of the fair value of SSU N.V. shares, that were issued to Yucaipa shareholders of EUR 8.75 per share (Yucaipa’s closing price as of December 14, 2021). In exchange, SSU N.V received the identifiable net assets held by Yucaipa, which had a fair value upon closing of EUR 7.3 million, comprising of investments held in Yucaipa’s trust account partly offset by current liabilities by Yucaipa, deferred underwriting commissions and financial liabilities in the amount of EUR 19.0 million accounted for the 17,433,333 Yucaipa Warrants considering a fair value of the warrants of EUR 1.09 per warrant (price of Yucaipa Warrants at Closing of the Yucaipa Merger in EUR; closing price in USD as the denominated currency was USD 1.24). The excess of the fair value of the equity instruments issued over the fair value of the identified net assets contributed, represents a non-cash expense in accordance with IFRS 2. This one-time expense as a result of the Yucaipa Merger, in the amount of EUR 121.9 million, is recognized as Share listing expense in other operating expenses within the Consolidated Statement of Profit or Loss. Details of the calculation of the Share listing expense are as follows:

EUR million, except per share data
Shares to be issued by TopCo to Yucaipa	A	12.6
Yucaipa’s closing price per share as of December 14, 2021	B	8.75

Fair value of shares deemed issued (A x B)	C	110.1

Fair value of the deemed issued Warrants	D	19.0

Fair value of shares deemed issued incl. warrants (C + D)	E	129.2

Yucaipa’s net assets	F	7.3

Excess of Fair value of shares over Yucaipa’s net assets acquired (E - F)	G	121.9

Upon closing of the Yucaipa Merger, Yucaipa Warrants were converted into SSU Warrants. The financial liability for the SSU Warrants is accounted for at fair value through profit and loss. The fair value of warrants decreased from EUR 1.09 per warrant as of December 14, 2021 to EUR 0.48 per warrant as of March 31, 2022. The result is a decrease in fair value of warrant liabilities of EUR 11.0 million for the period.

6.6. Earnings per share (“EPS”)

Basic earnings/(loss) per share is calculated by dividing the profit/(loss) for the year attributable to ordinary equity holders of the parent by the weighted average number of common shares outstanding during the period.

Diluted loss per share is computed using the weighted-average number of outstanding shares and excludes all potential shares outstanding during the period, as their inclusion would be anti-dilutive. The Group’s potential shares consist of incremental shares issuable in relation to the convertible bond and upon the assumed exercise of share options.

The calculation of earnings/(loss) per share is based on the following data:

	Six-months ended March 31,
EUR million	2022	2021
Earnings
Earnings for the purposes of basic earnings per share being net profit attributable equity holders of the parent entity	(201.7)	(12.6)
Number of shares in millions
Weighted average number of outstanding ordinary shares for the purposes of basic earnings per share	204.5	17.6
Basic and diluted loss per share in EUR	(1.0)	(0.7)

Potential dilutive securities that are not included in the diluted per share calculations because they would be anti-dilutive are as follows:

	Six-months ended March 31,
in millions of shares	2022	2021
Employee options	3.1	—
Earn Out Shares	51.0	—
Convertible loan	—	1.6

6.7. Finance income and cost

	Six-months ended March 31,
EUR million	2022	2021
Finance income
Interest income	0.0	0.0
Other financial income	15.9	—

Total	15.9	0.0

Finance cost
Interest expense for financial liabilities carried at amortized cost	(2.0)	(3.6)
Other financial expenses	(1.2)	(0.1)
Interest expense for lease liabilities (IFRS 16)	(0.6)	(0.2)

Total	(3.8)	(3.9)

Net finance costs	12.2	(3.8)

The other financial income includes EUR 11.0 million due to the revaluation of the warrants.

7. Notes to the Interim Condensed Statement of Financial Position

7.1. Non-current financial liabilities

On May 5, 2021, the Group entered a long-term syndicated financing to further strengthen the Group’s development and growth potential. The financing concludes a revolving facility with a maximum amount of EUR 150.0 million. As of March 31, 2022, the Group utilized EUR 100.0 million from the facility. Due to the formal covenant breach as of March 31, 2022, the outstanding balance of EUR 100.0 million is classified as a current financial liability. With an amendment agreement entered on May 30, 2022, the formal covenant breach was cured after the reporting period and the outstanding balance will be reclassified as a non-current financial liability since it will be paid within the following three years.

During the six-months ended March 31, 2022, the Group repaid bank loans in the amount of EUR 77.5 million which were mainly related to the refinancing of Wiggle after the acquisition.

7.2. Non-current Trade payables

The non-current trade payables with an amount of EUR 12.3 million of deferred underwriting commissions are related to the listing of SSU N.V. (see note 3).

8. Business combinations

The following strategic business combinations took place in during the six-month period ended March 31, 2022:

Acquisition of Wiggle Group

On December 14, 2021, SSU GmbH completed the acquisition of 100% of the issued shares in Wiggle Group, a UK headquartered online cycling and multisport specialist, for a total consideration of EUR 509.0 million. The strategic investment is intended to strengthen the Company’s activities in the Bike & Outdoor business segment and to extend the Company’s internationalization strategy. The operating results and assets and liabilities of the acquired company are consolidated from December 14, 2021.

Acquisition-related costs in the amount of EUR 0.2 million were reported within other operating expenses (2021: EUR 3.6 million).

The purchase price allocation as of March 31, 2022, is preliminary and therefore may be subject to changes.

Details of the consideration transferred are:

EUR million
Initial Cash Consideration	212.8
Equity Consideration	273.6
Deferred Cash Consideration	22.6

Total consideration	509.0

The following table illustrates the recognized assets and (liabilities) assumed at the date of the acquisition:

EUR million	Fair value at the time of acquisition
Property, plant and equipment	9.5
Right-of-use-assets	24.5
Identifiable intangible assets	273.1
Inventories	78.0
Trade receivables	0.7
Other current financial asset	2.4
Other current assets	11.2
Cash and cash equivalents	45.8
Non-current provisions	(3.1)
Non-current financial liabilities	(97.5)
Deferred tax liabilities	(24.9)
Trade payables	(41.2)
Other current financial liabilities	(2.0)
Other current liabilities	(69.6)
Contract liabilities	(1.7)

Total identifiable net assets acquired	205.4

Consideration transferred	509.0

Goodwill	303.6

The goodwill is attributable mainly to the synergies expected to be achieved from integrating the Wiggle Group into the Group’s existing bike and outdoor business as well as from the expansion of existing business activities and the expected benefits from the expansion into new markets and business segments. None of the goodwill recognized is expected to be deductible for tax purposes.

The fair value of the trademarks was determined using the relief from royalty method. The fair value allocated to customer relationships was determined using the “Multi-Period Excess Earnings Method”.

From the acquisition date on December 14, 2021 to March 31, 2022, the Wiggle Group contributed revenue of EUR 80.0 million and loss of EUR 7.2 million to the Group’s results. If the acquisition had taken place on

October 1, 2021, management estimates that the contribution to the consolidated revenue and consolidated loss would have been EUR 152.6 million and EUR 59.5 million, respectively. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on October 1, 2021.

Acquisition of Tennis Express

On January 1, 2022, the Company acquired 66.66 % of the issued shares in Tennis-Express, a full-service tennis specialty retailer based in Houston, Texas. The strategic investment is intended to strengthen the activities in the Tennis business segment and to extend our internationalization strategy. The purchase price paid in cash amounted to EUR 3.6 million and also consists of equity instruments in the amount of EUR 16.9 million. At the time of the acquisition, the Company and the non-controlling shareholders entered into a nearly symmetrical put call options that are classified as a synthetic forward transaction. Under these options, the Group is obligated to acquire the remaining 33.34% of non-controlling interests for a contractually agreed consideration no later than the expiry of the options on February 29, 2024. The expected payment resulting from the put option liability at the acquisition date is EUR 12.9 million. The Group has applied the anticipated acquisition method, whereby the put option liability is viewed as part of the consideration transferred and no non-controlling interest is recognized.

Acquisition-related costs in the amount of EUR 0.1 million were reported within other operating expenses (2021: EUR 0.3 million).

The purchase price allocation as of March 31, 2022, is preliminary and therefore may be subject to changes.

The following table illustrates the recognized assets and (liabilities) assumed at the date of the acquisition:

EUR million	Fair value at the time of acquisition
Property, plant and equipment	0.1
Right-of-use-assets	0.2
Identifiable intangible assets	5.5
Inventories	9.1
Trade receivables	0.1
Other current assets	1.4
Cash and cash equivalents	0.8
Deferred tax liabilities	(1.4)
Tax liabilities	(1.1)
Trade payables	(3.2)
Other current liabilities	(2.6)

Total identifiable net assets acquired	9.0

Consideration transferred	33.4

Goodwill	24.4

The goodwill is attributable mainly to the synergies expected to be achieved from integrating Tennis-Express into the Group’s existing tennis business as well as from the expansion of existing business activities and the expected benefits from the expansion into new markets and business segments. None of the goodwill recognised is expected to be deductible for tax purposes.

From the acquisition date on January 1, 2022, to March 31, 2022, Tennis-Express contributed revenue of EUR 12.7 million and loss of EUR 1.8 million to the Group’s results. If the acquisition had taken place on October 1, 2021, management estimates that the contribution to the consolidated revenue and consolidated loss would have been EUR 26.6 million and EUR 1.8 million, respectively. In determining these amounts, management has assumed that the fair value adjustments, determined provisionally, that arose on the date of acquisition would have been the same if the acquisition had occurred on October 1, 2021.

9. Financial risk management

The following section contains additional disclosures on the significance of financial instruments and on individual line items from the statement of financial position and statement of profit or loss relating to financial instruments.

The following table shows the reconciliation of the statement of financial position items to the relevant classes of financial instruments as of March 31, 2022, broken down by the carrying amount and fair value of the financial instruments as well as the allocation of the statement of financial position items to the measurement categories:

EUR million	Measurement category in accordance with IFRS 9	Balance sheet carrying amount as of March 31, 2022	Fair value hierarchy	Fair value
Financial Assets
Other non-current financial assets		3.3		3.3

of which with related companies and persons	AC	0.2	2	0.2
of which from other financial assets	AC	3.1	2	3.1

Trade receivables	AC	25.3	n/a	25.3

Other current financial assets		15.9		15.9

of which from other financial assets	AC	15.9	n/a	15.9
Cash and cash equivalents	AC	68.6	n/a	68.6

Financial Liabilities
Non-current financial liabilities		105.5		31.7

of which to financial institutions	AC	4.5	2	4.5
of which other loans	AC	0.9	2	0.9
of which from lease liabilities	n/a	73.6	n/a	—
of which put option liabilities	FVPL	18.3	2	18.3
of which from the negative fair values of derivative financial instruments in cash flow hedge accounting	Hedge Accounting	0.1	2	0.1
of which warrants	FVPL	8.0	1	8.0

Non-current Trade payables	AC	12.3	n/a	12.3

Trade payables	AC	153.3	n/a	153.3

Other current financial liabilities		154.9		140.7

of which to financial institutions	AC	102.7	n/a	102.7
of which from lease liabilities	n/a	14.1	n/a	—
of which from the negative fair values of derivative financial instruments not in hedge accounting	Hedge Accounting	0.3	2	0.3
of which from other financial liabilities	AC	37.7	n/a	37.7

Fair values were determined on the basis of the market conditions prevailing at the end of the reporting period and the valuation techniques described in group consolidated financial statement as of September 30, 2021. The fair values correspond to the prices that would be received for the sale of an asset or paid for the transfer of a liability between market participants in an arm’s length transaction.

Cash and cash equivalents, trade receivables and payables, and other financial assets and liabilities mostly have short remaining maturities. For this reason, their carrying amounts at the end of the reporting periods are approximately the same as their fair values.

Measurement of financial instruments at fair value is based on the three-level hierarchy and on the proximity of the measurement factors used to an active market. An active market is one in which homogeneous products are traded, where willing buyers and sellers can be found for them at all times, and where their prices are publicly available.

Level 1: Quoted prices (unadjusted) in active markets for identical assets and liabilities.

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The fair value of Level 2 financial instruments is determined on the basis of the conditions prevailing at the end of the reporting period, such as interest rates or exchange rates, and using recognized models such as discounted cash flow or option pricing models.

Level 3: Inputs for the asset or liability that are not based on observable market data (unobservable inputs). The fair value of Level 3 financial instruments was measured by reference to individual expectations of losses; these are based, to a significant extent, on the business’ assumptions about counterparty credit quality.

The transfers between the levels of the fair value hierarchy are reported at the respective reporting dates. There were no transfers between Level 1, Level 2, and Level 3 in the six-month period ended March 31, 2022.

10. Segment information

Basis for segmentation

SIGNA Sports United Group operates a variety of e-commerce platforms and offline stores for various brands and offers a broad product portfolio in the sporting goods sector. The Group has the following divisions, which are its operating segments: Tennis, Bike and Outdoor, and Teamsport and Athleisure. These divisions offer different products and services and are managed separately because they require different technology and marketing strategies.

Due to the acquisitions described in note 8 Business combinations, the Wiggle Group was included in the operating segment Bike and Outdoor and Tennis-Express was included in the operating segment Tennis.

Segment	Operations
Tennis	Retail activities and online business with main brands Tennis-Point and TennisPro; product portfolio comprises tennis supplies

Bike and Outdoor	Retail activities and online business through various brands; product portfolio comprises bikes and related services as well as outdoor products

Teamsport and Athleisure	Sale through the online shops StyleFile and OUTFITTER; focus is on offering and selling sports & street wear and sneakers as well as customizing of merchandise

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker (CODM). The CODM evaluates the financial performance of SIGNA Sports United Group, allocates resources and is involved in strategic and operational decision making on an ongoing basis. The CODM receives and reviews the internal management reporting for each operating segment at least once a month in order to make decisions and allocate resources to the Tennis, Bike and Outdoor, and Teamsport and Athleisure segments.

In accordance with IFRS 8.5, all three operating segments are reportable segments.

Segment Adjusted EBITDA

The CODM assesses the performance of the operating segments based on Segment Adjusted EBITDA (consolidated net income (loss) before interest, taxes, depreciation and amortization) adjusted for certain items which management believes do not reflect the core operating performance of the operating segments. Such adjustments described below in more detail include acquisition related charges, reorganization and restructuring costs, consulting fees, share-based compensation and other items.

Information on reportable segments

Six-months ended March 31, 2022
EUR million	Tennis	Bike and Outdoor	Teamsport and Athleisure	Segment total
Revenue	107.3	319.4	58.3	484.9
External revenue	107.3	319.0	55.1	481.4
Intersegment revenue	—	0.4	3.2	3.5
Segment Adjusted EBITDA	(1.7)	(9.2)	(4.7)	(15.6)
Segment Assets	180.7	908.9	89.1	1,178.7
Segment Liabilities	153.0	868.3	131.7	1,152.9

Six-months ended March 31, 2021
EUR million	Tennis	Bike and Outdoor	Teamsport and Athleisure	Segment total
Revenue	58.7	260.2	57.8	376.7
External revenue	58.7	260.0	55.6	374.4
Intersegment revenue	0	0.2	2.2	2.4
Segment Adjusted EBITDA	0.9	22.4	(2.6)	20.7
Segment Assets	127.2	459.5	84.1	670.8
Segment Liabilities	93.7	291.1	106.2	490.9

The following table reconciles the performance indicators presented in the segment information to the consolidated statement of profit or loss and other comprehensive Income of SIGNA Sports United Group.

	Six-months ended March 31,
EUR million	2022	2021*
Segment Adjusted EBITDA total	(15.6)	20.7
Unallocated corporate costs	(13.1)	(7.3)
Acquisition related charges (1)	(0.7)	(0.0)
Reorganization costs (2)	(127.0)	(1.1)
Consulting fees (3)	(31.4)	(3.2)
Share-based compensation (4)	(9.3)	—
Other items	(1.8)	(0.1)

Result from investments accounted for at equity	(0.6)	(0.6)

Finance costs	(3.8)	(3.9)

Finance income	15.9	0.0

Depreciation and amortization	(22.3)	(14.8)

Earnings before taxes (EBT)	(209.7)	(10.3)

Unallocated corporate costs consist of mainly intercompany activities and loans, corporate functions as well as cost allocations.

(1) Acquisition related charges consist of transaction costs incurred from acquisitions during the period or subsequent business integration related project costs directly associated with an acquired business.

(2) Reorganization costs represent fees and costs associated with various internal reorganization initiatives across the Company’s segments, including severance costs and EUR 121.9 million share listing expense in the six-month periods ended March 31, 2022.

(3) Consulting fees include consultancy fees in connection with acquisitions, financing (equity and debt) and strategic projects.

(4) Share-based compensation represents non-cash share-based compensation expenses related to option awards to employees and executives.

*) The definition of Segment Adjusted EBITDA was changed beginning October 1, 2021 to include ramp-up costs and consulting expenses related to management hiring which had previously been excluded. The prior period amounts have been adjusted to state the relevant amounts on a comparable basis. The impact on the prior period Segment Adjusted EBITDA was less than EUR 1 million.

Reconciliations of information on reportable segments to the amounts reported in the financial statements

	Six-months ended March 31,
EUR million	2022	2021
I. Revenue
Total segment revenue	484.9	376.7
Intersegment elimination	(3.5)	(2.4)

Consolidated revenue	481.4	374.4

II. Assets
Total segment assets	1,178.7	670.8
Unallocated and intersegment elimination	369.3	21.8

Consolidated assets	1,548.0	692.7

III. Liabilities
Total segment liabilities	1,152.9	490.9
Unallocated and intersegment elimination	(577.1)	(115.1)

Consolidated liabilities	575.8	375.8

Unallocated and intersegment elimination consists of mainly intercompany activities and loans, corporate functions as well as cost allocations.

Geographical information

Non-current assets are presented according to the consolidated subsidiaries’ registered office. Non-current assets exclude goodwill.

EUR million	Non-current assets as of March 31, 2022	Non-current assets as of September 30, 2021
Germany	253.0	245.8
United Kingdom	223.2	—
Switzerland	0.2	0.2
Austria	0.5	0.6
France	32.9	31.4
United States of America	8.0	2.2
Rest of the world	17.1	17.0

Total	534.9	297.1

11. Events after the reporting period

After the reporting date, an additional liquidity commitment of up to EUR 100 million has been provided by SIGNA Holding GmbH to SSU GmbH through a working capital facility. Furthermore, on May 30, 2022 the Company entered into an amendment agreement to the revolving facility agreement with a banking syndicate. The amendment agreement amends and restates certain provisions of the revolving facility agreement such as the extension and increase option as well as certain minimum cash requirements and suspends certain maintenance covenants (see note 7.1).

Berlin, June 24, 2022

SIGNA Sports United N.V.

Dr. Stephan Zoll	Alexander Johnstone
Chief Executive Officer	Chief Financial Officer

Dr. Philipp Rossner	Thomas Neumann
Chief Strategy Officer	Chief Technical Officer

Stefanie Kniepen
Deputy Chief Financial Officer

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of

Yucaipa Acquisition Corporation

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Yucaipa Acquisition Corporation (the “Company”) as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from June 4, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from June 4, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2 to the financial statements, the Company’s working capital deficit, mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Restatement of Previously Issued Financial Statements

As discussed in Note 2 to the financial statements, the 2020 financial statements have been restated to correct certain misstatements.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York. New York

June 10, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is November 22, 2021

YUCAIPA ACQUISITION CORPORATION

BALANCE SHEET

December 31, 2020

(As Restated)

Assets
Current assets:
Cash	$1,041,923
Prepaid expenses	243,466

Total current assets	1,285,389
Investments held in Trust Account	345,023,329

Total assets	$346,308,718

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$111,025
Accrued expenses	53,539

Total current liabilities	164,564
Deferred underwriting commissions	12,075,000
Derivative liabilities	27,885,970

Total liabilities	40,125,534
Commitments and Contingencies (Note 6)
Class A ordinary shares, $0.0001 par value; 34,500,000 shares subject to possible redemption at $10.00 per share	345,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable shares shares issued and outstanding	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding	862
Additional paid-in capital	—
Accumulated deficit	(38,817,678)

Total shareholders’ equity	(38,816,816)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,308,718

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

For the Period from June 4, 2020 (inception) through December 31, 2020

(As Restated)

General and administrative expenses	$243,372
Administrative expenses—related party	50,000

Loss from operations	(293,372)
Interest income earned on investments held in Trust Account	23,329
Change in fair value of derivative liabilities	(10,103,970)
Offering costs—derivative warrant liabilities	(675,810)

Net loss	$(11,049,823)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	25,277,228

Basic and diluted net loss per share, Class A	$(0.33)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,324,257

Basic and diluted net loss per share, Class B	$(0.33)

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

For the Period from June 4, 2020 (inception) through December 31, 2020

(As Restated)

	Ordinary Shares						Total
	Class A		Class B		Additional Paid-In	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance—June 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	862	24,138	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	2,848,000	—	2,848,000
Accretion of Class A ordinary shares subject to possible redemption	—	—	—	—	(2,872,138)	(27,767,855)	(30,639,993)
Net loss	—	—	—	—	—	(11,049,823)	(11,049,823)

Balance—December 31, 2020	—	—	8,625,000	$862	—	(38,817,678)	(38,816,816)

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

For the Period from June 4, 2020 (inception) through December 31, 2020

(As Restated)

Cash Flows from Operating Activities:
Net loss	$(11,049,823)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	5,000
Change in fair value of derivative liabilities	10,103,970
Offering costs—derivative warrant liabilities	675,810
Net gain from investments held in Trust Account	(23,329)
Changes in operating assets and liabilities:
Prepaid expenses	(218,466)
Accounts payable	111,025
Accrued expenses	(31,461)

Net cash used in operating activities	(427,274)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)

Net cash used in investing activities	(345,000,000)

Cash Flows from Financing Activities:
Repayment of note payable to related party	(102,031)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	8,900,000
Offering costs paid	(7,328,772)

Net cash provided by financing activities	346,469,197

Net change in cash	1,041,923
Cash—beginning of the period	—

Cash—end of the period	$1,041,923

Supplemental disclosure of noncash investing and financing activities:
Expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$25,000
Offering costs included in accrued expenses	$85,000
Payment of offering costs through note payable—related party	$97,031
Deferred underwriting commissions	$12,075,000

The accompanying notes are an integral part of these financial statements.

YUCAIPA ACQUISITION CORPORATION

NOTES TO FINANCIAL STATEMENTS

Note 1—Description of Organization and Business Operations

Organization and General

Yucaipa Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012 (the “JOBS Act”).

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from June 4, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (“Initial Public Offering”) described below, and since the Initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenue until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income from its investments held in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 3, 2020. On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 4).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million (Note 5).

Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (the “Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, and then only in connection with those Class A ordinary shares that the holders of public shares (the “Public Shareholders”) properly elected to redeem, subject to certain limitations described in the IPO Registration Statement, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares, and (iii) the redemption of the Class A ordinary shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company may use the interest income generated by the assets in the Trust Account to pay for taxes that were paid by the Company or are payable by the Company and, in case the Company does not complete its initial Business Combination within the Combination Period, $100,000 of the interest income may be used to pay dissolution expenses.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (excluding the amount of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company will provide the Public Shareholders, with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to Citigroup Global Markets Inc. (the “Underwriter) (as discussed in Note 6). These Public Shares were classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to the Amended and Restated Memorandum and Articles of Association, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within the Combination Period or (b) with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The Underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party (excluding the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the Underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act.

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the

Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. The Sponsor may not be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $1.0 million of cash in its operating account and working capital of approximately $1.1 million.

Prior to the completion of the Initial Public Offering, the Company’s liquidity needs had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses on the Company’s behalf in exchange for the issuance of Founder Shares (as defined below), and a loan of approximately $102,000 pursuant to the Note issued to the Sponsor, which was repaid on August 7, 2020 (Note 5). Subsequent to the consummation of the Initial Public Offering and Private Placement, the Company’s liquidity needs have been satisfied with the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (as defined below) (see Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.

Note 2 —Restatement of Previously Issued Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error. Therefore, the Company, in consultation with its Audit Committee, concluded that the following financial statements should be restated: (i)

audited balance sheet as of August 6, 2020 (the “Post IPO Balance Sheet”), as previously revised in the Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2020, filed with the SEC on June 10, 2021 (“2020 Form 10-K/A No. 1”), (ii) audited financial statements included in the 2020 Form 10-K/A No. 1, and (iii) unaudited interim financial statements included in the Form 10-Q for the quarterly period ended September 30, 2020 as previously revised in the 2020 Form 10-K/A No. 1 (collectively, the “Affected Periods”), and should no longer be relied upon. As such, the Company will restate its financial statements for the Affected Periods in this Form 10-K/A for the Post IPO Balance Sheet and the Company’s audited financial statements included in the 2020 Form 10-K/A No. 1, and the unaudited condensed financial statements for the quarterly period ended September 30, 2020. The unaudited condensed financial statements for the periods ended March 31, 2021 and June 30, 2021 will be amended in the Company’s Quarterly Report on Form 10-Q/A for the quarterly period ended September 30, 2021, to be filed with the SEC.

The restatement does not have an impact on the Company’s cash position and cash held in the trust account established in connection with the IPO (the “Trust Account”).

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of December 31, 2020:

As of December 31, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Total assets	$346,308,718	—	$346,308,718

Total liabilities	$40,125,534	—	$40,125,534
Class A ordinary shares subject to possible redemption	301,183,180	43,816,820	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	438	(438)	—
Class B ordinary shares	862	—	862
Additional paid-in capital	16,048,527	(16,048,527)	—
Accumulated deficit	(11,049,823)	(27,767,855)	(38,817,678)

Total shareholders’ equity (deficit)	$5,000,004	$(43,816,820)	$(38,816,816)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,308,718	$—	$346,308,718

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from June 4, 2020 (inception) through December 31, 2020:

Period From June 4, 2020 (Inception) Through December 31, 2020
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Value of Class A ordinary shares subject to possible redemption	$311,506,440	$(311,506,440)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(10,323,260)	$10,323,260.00	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the period from June 4, 2020 (inception) through December 31, 2020:

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
For the period From June 4, 2020 (Inception) Through December 31, 2020
Net loss	$(11,049,823)	$—	$(11,049,823)

Weighted average shares outstanding - Class A ordinary shares	34,500,000	(9,222,772)	25,277,228
Basic and diluted loss per share - Class A ordinary shares	$—	$(0.33)	$(0.33)
Weighted average shares outstanding - Class B ordinary shares	8,324,257	—	8,324,257
Basic and diluted loss per share - Class B ordinary shares	$(1.33)	$1.00	$(0.33)

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of August 6, 2020:

As of August 6, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Total assets	$347,278,700	—	$347,278,700

Total liabilities	$30,772,251	—	$30,772,251
Class A ordinary shares subject to possible redemption	311,506,440	33,493,560	345,000,000
Preferred stock	—	—	—
Class A ordinary shares	335	(335)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	5,725,369	(5,725,369)	—
Accumulated deficit	(726,558)	(27,767,856)	(28,494,414)

Total shareholders’ equity (deficit)	$5,000,009	$(33,493,560)	$(28,493,551)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$347,278,700	$—	$347,278,700

See Note 11 for the unaudited interim balance sheet restatement as of September 30, 2020, unaudited interim supplemental cash flow restatement for the period from June 4, 2020 (inception) through September 30, 2020, and the earnings per share and weighted average share restatement for the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020.

Subsequent to our previously issued Form 10-K/A on June 10, 2021, in connection with the Company’s assessment of going concern considerations in accordance with FASB’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to complete a Business Combination by August 6, 2022, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution as well as the Company’s working capital deficit raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 6, 2022. The Company intends to complete a Business Combination before the mandatory liquidation date.

Note 3—Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC.

As described in Note 2—Restatement of Previously Issued Financial Statements, the Company’s financial statements as of December 31, 2020, and for the period from June 4, 2020 (inception) through December 31, 2020 and as of September 30, 2020 and for the three months ended September 30, 2020 and for the period from June 4, 2020 (inception) through September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2—Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times, may exceed the Federal depository insurance coverage of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of December 31, 2020 is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities money market funds.

Investments Held in the Trust Account

The Company’s portfolio of investments held in the Trust Account is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s investments held in Trust Account are comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. treasury securities and are recognized at fair value. The fair value of investments held in Trust Account is determined using quoted prices in active markets.

The fair value of the Public Warrants and forward purchase agreement issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the issuance of Class A ordinary shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, Accordingly, at December 31, 2020, 34,500,000 Class A ordinary shares subject to possible redemption at the redemption amount were presented at redemption value as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of Class A ordinary shares subject to possible redemption resulted in charges against additional paid-in capital and accumulated deficit.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 11,500,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering, including the over-allotment, and simultaneously issued 5,933,333 Private Placement Warrants. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations.

The Company entered into a forward purchase agreement with our sponsor, which provides for the purchase of up to $50.0 million of units, with each unit consisting of one Class A ordinary share (the “forward purchase shares”) and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share (the “forward purchase warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial business combination. The obligations under the forward purchase agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders. The forward purchase shares and forward purchase warrants will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of forward purchase shares may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company. The forward purchase agreement is recognized as a derivative liability in accordance with ASC 815-40. Accordingly, the Company recognizes the instrument as a liability at fair value and adjust the instrument to fair value at each reporting period.

The fair value of the Public Warrants and forward purchase agreement issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Net Income (Loss) Per Ordinary Share

The Company has two classes of shares, Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted-average number of ordinary shares outstanding during the periods. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 17,433,333, of the Company’s Class A ordinary shares in the calculation of diluted net income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the period from June 4, 2020 (inception) through December 31, 2020. Accretion associated with the Class A ordinary shares subject to possible redemption is excluded from earnings per share as the redemption value approximates fair value.

Income Taxes

ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman Islands federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statement. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Note 4—Initial Public Offering

On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units (the “Units”), including the 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8).

Note 5—Related Party Transactions

Founder Shares

On June 13, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the Underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering in August 2020, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On June 12, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $102,000 under the Note, which was fully repaid on August 7, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date of the Company’s prospectus, the Company agreed to pay an affiliate of the Sponsor a total of $10,000 per month for office space and certain office and secretarial services. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the period from June 4, 2020 (inception) through December 31, 2020, the Company incurred $50,000 in expenses for these services. As of December 31, 2020, no amounts were due to the related party.

Forward Purchase Agreement

In connection with the consummation of the Initial Public Offering, the Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with the Sponsor, which provides for the purchase of up to $50.0 million of units, with each unit consisting of one Class A ordinary share (the “Forward Purchase Shares”) and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share (the “Forward Purchase Warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial Business Combination. The obligations under the Forward Purchase Agreement do not depend on whether any Class A ordinary shares are redeemed by the Public Shareholders. The Forward Purchase Shares and Forward Purchase Warrants will be issued only in connection with the closing of the initial Business Combination. The proceeds from the sale of Forward Purchase Shares may be used as part of the consideration to the sellers in the initial Business Combination, expenses in connection with the initial Business Combination or for working capital in the post-transaction company.

Note 6—Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Proposed Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreement, the Company has agreed to use its reasonable best efforts (i) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter but in no event later than sixty (60) days after the initial filing, (iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which the Sponsor or its assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct firm commitment underwritten offerings, subject to certain limitations. In addition, the Forward Purchase Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting Agreement

The Company granted the Underwriter a 45-day option from the date of the final prospectus relating to the Company’s Initial Public Offering to purchase up to 2,086,956 additional Ordinary Shares at the Initial Public Offering price less the underwriting discounts and commissions. On August 6, 2020, the Underwriter fully exercised the over-allotment option.

The Underwriter was paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, which was paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $12.1 million in the aggregate will be payable to the Underwriter for deferred underwriting commissions. The deferred fee will become payable to the Underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of this financial statement. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 7—Warrant Liabilities

As of December 31, 2020, the Company had 11,500,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding. Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the agreed redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 8— Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. As of December 31, 2020, there were 34,500,000 Class A ordinary shares outstanding, all of which were subject to possible redemption.

The Class A ordinary shares issued in the Initial Public Offering and issued as part of the Over-Allotment Units were recognized in Class A ordinary shares stock subject to possible redemption as follows

Gross Proceeds for initial public offering and over-allotment	$345,000,000
Less:	—
Offering costs allocated to Class A shares subject to possible redemption	(18,909,993)
Proceeds allocated to Public Warrants at issuance	(11,730,000)
Plus:
Accrection on Class A ordinary shares subject to possible redemption amount	30,639,993

Class A ordinary shares subject to possible redemption	$345,000,000

Note 9—Shareholders’ Equity

Preference shares—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2020, there are no preference shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2020, there were 34,500,000 Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and classified in temporary equity (see Note 8).

Class B Ordinary Shares—The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 13, 2020, the Company issued 8,625,000 Class B ordinary shares, of which up to 1,125,000 Class B shares were subject to forfeiture to the extent that the Underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of our shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 10—Fair Value Measurements

The following table presents information about the Company’s financial assets that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities money market funds	$345,023,329	$—	$—
Liabilities:
Derivative warrant liabilities—Public Warrants	16,445,000	—	—
Derivative warrant liabilities—Private Warrants	—	—	8,662,670
Forward purchase agreement	—	—	2,778,300

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded.

The fair value of the Public Warrants and forward purchase agreement issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, beginning in September 2020.

The estimated fair value of the Private Placement Warrants, Forward Purchase Agreement and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	As of August 6, 2020	As of December 31, 2020
Warrants:
Option term (in years)	5.0	5.0
Volatility	20%	22%
Risk-free interest rate	0.21%	0.36%
Expected dividends	0.00%	0.00%
Stock price	$9.69	$10.10
Forward purchase agreement:
Expected term	1.1	0.7
Risk-free interest rate	0.14%	0.1%

The change in the fair value of the derivative liabilities measured with Level 3 inputs for the period from June 4, 2020 (inception) through December 31, 2020 is summarized as follows:

Level 3- Derivative liabilities at June 4, 2020 (inception)	$—
Issuance of Public and Private Warrants and Forward Purchase Agreement	17,782,000
Change in fair value of derivative warrant liabilities and forward purchase agreement	10,103,970
Transfer of Public Warrants out of level 3	(16,445,000)

Level 3 -Derivative liabilities at December 31, 2020	$11,440,970

Note 11—Quarterly Financial Information (Unaudited)

The following tables contain unaudited quarterly financial information for the three and for the period from June 4, 2020 (inception) through September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s financial statements as described in Note 2—Restatement of Previously Issued Financial Statements. The restatement and revision had no impact on net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of September 30, 2020:

As of September 30, 2020	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Total assets	$346,437,009		$346,437,009

Total liabilities	$33,910,137		$33,910,137
Class A ordinary shares subject to possible redemption	307,526,870	37,473,130	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	375	(375)	—
Class B ordinary shares	863	—	863
Additional paid-in capital	9,704,899	(9,704,899)	—
Accumulated deficit	(4,706,135)	(27,767,856)	(32,473,991)

Total shareholders’ equity (deficit)	$5,000,002	$(37,473,130)	$(32,473,128)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,437,009	$—	$346,437,009

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the period from June 4, 2020 (inception) through June 30, 2021:

Period From June 4, 2020 (Inception) Through September 30, 2020
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Value of Class A ordinary shares subject to possible redemption	$311,506,440	$(311,506,440)	$—
Change in value of Class A ordinary shares subject to possible redemption	$(3,979,570)	$3,979,570	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the affected interim periods:

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
For the period From June 4, 2020 (Inception) Through September 30, 2020
Net loss	$(4,706,135)	$—	$(4,706,135)

Weighted average shares outstanding - Class A ordinary shares	34,500,000	(16,936,364)	17,563,636
Basic and diluted loss per share - Class A ordinary shares	$—	$(0.18)	$(0.18)
Weighted average shares outstanding - Class B ordinary shares	8,072,727	—	8,072,727
Basic and diluted loss per share - Class B ordinary shares	$(0.59)	$0.41	$(0.18)

	Earnings Per Share
	As Reported As Previously Restated in 10-K/A Amendment No. 1	Adjustment	As Restated
Three months ended September 30, 2020
Net loss	$(4,692,306)	$—	$(4,692,306)

Weighted average shares outstanding - Class A ordinary shares	34,500,000	(13,500,000)	21,000,000
Basic and diluted loss per share - Class A ordinary shares	$—	$(0.16)	$(0.16)
Weighted average shares outstanding - Class B ordinary shares	8,184,783	—	8,184,783
Basic and diluted loss per share - Class B ordinary shares	$(0.58)	$0.42	$(0.16)

Table of Contents

Condensed Balance Sheets as of September 30, 2021 (unaudited) and December 31, 2020	F-123

Unaudited Condensed Statements of Operations for the Three Months Ended September 30, 2021 and 2020, and for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-124

Unaudited Condensed Statements of Changes in Shareholders’ Equity (Deficit) for the Three and Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-125

Unaudited Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2021, and for the Period from June 4, 2020 (inception) through September 30, 2020	F-126

Notes to Unaudited Condensed Financial Statements (As Restated)	F-127

YUCAIPA ACQUISITION CORPORATION

CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
Assets	(Unaudited)
Current assets:
Cash	$15,095	$1,041,923
Prepaid expenses	157,792	243,466

Total current assets	172,887	1,285,389
Investments held in Trust Account	345,038,790	345,023,329

Total assets	$345,211,677	$346,308,718

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$96,536	$111,025
Accrued expenses	3,952,605	53,539
Due to related party	11,320	—

Total current liabilities	4,060,461	164,564
Deferred underwriting commissions	12,075,000	12,075,000
Derivative liabilities	19,397,960	27,885,970

Total liabilities	35,533,421	40,125,534
Commitments and Contingencies (Note 5)
Class A ordinary shares; 34,500,000 shares subject to possible redemption at $10.00 per share redemption value as of September 30, 2021 and December 31, 2020	345,000,000	345,000,000
Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no nonredeemable Class A ordinary shares issued and outstanding as of September 30, 2021 and December 31, 2020	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 8,625,000 shares issued and outstanding as of September 30, 2021 and December 31, 2020	862	862
Additional paid-in capital	—	—
Accumulated deficit	(35,322,606)	(38,817,678)

Total shareholders’ deficit	(35,321,744)	(38,816,816)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$345,211,677	$346,308,718

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30, 2021	For The Period From June 4, 2020 (inception) through September 30, 2020
	2021	2020
General and administrative expenses	$992,777	$122,158	$4,918,399	$135,987
Administrative expenses - related party	30,000	20,000	90,000	20,000

Loss from operations	(1,022,777)	(142,158)	(5,008,399)	(155,987)
Interest earned on cash held in operating account	—	35	—	35
Interest income earned on investments held in Trust Account	5,211	16,417	15,461	16,417
Offering cost - derivative warrant liabilities	—	(675,810)	—	(675,810)
Change in fair value of derivative liabilities	5,466,050	(3,890,790)	8,488,010	(3,890,790)

Net income (loss)	$4,448,484	$(4,692,306)	$3,495,072	$(4,706,135)

Basic and diluted weighted average shares outstanding of Class A ordinary shares	34,500,000	21,000,000	34,500,000	17,563,636

Basic and diluted net income (loss) per share, Class A	$0.10	$(0.16)	$0.08	$(0.18)

Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,625,000	8,184,783	8,625,000	8,072,727

Basic and diluted net income (loss) per share, Class B	$0.10	$(0.16)	$0.08	$(0.18)

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)

	For the Three and Nine Months Ended September 30, 2021
	Ordinary Shares						Total Shareholders’ Deficit
	Class A		Class B		Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount
Balance - December 31, 2020, as restated	—	$—	8,625,000	$862	$—	$(38,817,678)	$(38,816,816)
Net income	—	—	—	—		323,006	323,006

Balance - March 31, 2021 (Unaudited), as restated	—	—	8,625,000	862	—	(38,494,672)	(38,493,810)
Net loss	—	—	—	—	—	(1,276,418)	(1,276,418)

Balance - June 30, 2021 (Unaudited), as restated	—	—	8,625,000	862	—	(39,771,090)	(39,770,228)
Net income	—	—	—	—	—	4,448,484	4,448,484

Balance - September 30, 2021 (Unaudited)	—	$—	8,625,000	$862	$—	$(35,322,606)	$(35,321,744)

	For the Period from June 4, 2020 (inception) through September 30, 2020
	Ordinary Shares				Additional		Total Shareholder’s Equity (Deficit)
	Class A		Class B		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit
Balance - June 4, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	862	24,138	—	25,000
Net loss	—	—	—	—	—	(13,829)	(13,829)

Balance - June 30, 2020 (unaudited)	—	—	8,625,000	862	24,138	(13,829)	11,171
Excess of cash received over fair value of private placement warrants	—	—	—	—	2,848,000	—	2,848,000
Accretion of Class A ordinary stock subject to possible redemption amount	—	—	—	—	(2,872,138)	(27,767,855)	(30,639,993)
Net loss	—	—	—	—	—	(4,692,306)	(4,692,306)

Balance - September 30, 2020 (unaudited)	—	$—	8,625,000	$862	$—	$(32,473,990)	$(32,473,128)

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30, 2021	For the Period from June 4, 2020 (inception) through September 30, 2020
Cash Flows from Operating Activities:
Net income (loss)	$3,495,072	$(4,706,135)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
General and administrative expenses paid by related party under note payable	—	5,000
Change in fair value of derivative liabilities	(8,488,010)	3,890,790
Offering cost- derivative warrant liabilities	—	675,810
Interest income earned on investments held in Trust Account	(15,461)	(16,417)
Changes in operating assets and liabilities:
Prepaid expenses	85,674	(263,919)
Accounts payable	(14,489)	27,520
Accrued expenses	3,899,066	49,827
Due to related party	11,320	—

Net cash used in operating activities	(1,026,828)	(337,524)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(345,000,000)

Net cash used in investing activities	—	(345,000,000)

Cash Flows from Financing Activities:
Repayment of notes payable to related party	—	(102,031)
Proceeds received from initial public offering, gross	—	345,000,000
Proceeds received from private placement	—	8,900,000
Offering costs paid	—	(7,328,772)

Net cash provided by financing activities	—	346,469,197

Net change in cash	(1,026,828)	1,131,673
Cash - beginning of the period	1,041,923	—

Cash - end of the period	$15,095	$1,131,673

Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs included in accrued expenses	$—	$85,000
Payment of offering costs through note payable - related party	$—	$97,031
Deferred underwriting commissions	$—	$12,075,000

The accompanying notes are an integral part of these unaudited condensed financial statements.

YUCAIPA ACQUISITION CORPORATION

NOTES TO THE UNAUDITED CONDENSED FINANCIAL STATEMENTS

(As Restated)

Note 1 - Description of Organization and Business Operations

Yucaipa Acquisition Corporation (the “Company”) was incorporated as a Cayman Islands exempted company on June 4, 2020. The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from June 4, 2020 (inception) through September 30, 2021, relates to the Company’s formation and the preparation of the initial public offering (“Initial Public Offering”) described below, and since the initial Public Offering, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Yucaipa Acquisition Manager, LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on August 3, 2020. On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), including 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions (Note 3).

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million (Note 4).

Upon the closing of the Initial Public Offering and the Private Placement in August 2020, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account (“Trust Account”), located in the United States at J.P. Morgan Chase Bank, N.A., with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination, and then only in connection with those Class A ordinary shares that the holders of public shares (the “Public Shareholders”) properly elected to redeem, subject to certain limitations described in the IPO Registration Statement, (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”) (A) to modify the substance or timing of the Company’s obligation to provide holders of Class A ordinary shares the right to have their shares redeemed in connection with the Company’s initial Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its initial Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”) or (B) with respect to any other provision relating to the rights of holders of Class A ordinary shares, and (iii) the redemption of the Class A ordinary shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. The remaining net proceeds (not held in the Trust Account) may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. The Company may use the interest income generated by the assets in the Trust Account to pay for taxes that were paid by the Company or are payable by the Company and, in case the Company does not complete its initial Business Combination within the Combination Period, $100,000 of the interest income may be used to pay dissolution expenses.

The Company entered into a forward purchase agreement with the Company’s sponsor, which provides for the purchase of up to $50.0 million of units, with each unit consisting of one Class A ordinary share (the “forward purchase shares”) and one-third of one warrant to purchase one Class A ordinary share at $11.50 per share (the “forward purchase warrants”), for a purchase price of $10.00 per unit, in a private placement to occur concurrently with the closing of the initial business combination (the “Forward Purchase Agreement”). The obligations under the Forward Purchase Agreement do not depend on whether any Class A ordinary shares are redeemed by the public shareholders. The forward purchase shares and forward purchase warrants will be issued only in connection with the closing of the initial business combination. The proceeds from the sale of forward purchase shares may be used as part of the consideration to the sellers in the initial business combination, expenses in connection with the initial business combination or for working capital in the post-transaction company. Concurrently with the execution of the Business Combination Agreement (as defined below), the Sponsor and the Company agreed that (i) the Sponsor would not purchase units through the Forward Purchase Agreement in connection with the Proposed Business Combination (as defined below) and (ii) the Forward Purchase Agreement will be terminated effective as of the closing of the Proposed Business Combination, in each case, on the terms and subject to the conditions set forth therein.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on income earned on the Trust Account) at the time of the signing of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the Investment Company Act”).

The Company will provide the holders of Public Shares (the “Public Shareholders”), with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares have been classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which the Company will be adopted upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the initial shareholders (as defined below) have agreed to vote their Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. Subsequent to the consummation of the Initial Public Offering, the Company will adopt an insider trading policy which will require insiders to: (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel prior to execution. In addition, the initial shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks shareholder approval of its Business Combination and does not conduct redemptions in connection with its Business Combination pursuant to the tender offer rules, the Amended and Restated Memorandum and Articles of Association provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.

The Sponsor and the Company’s officers and directors (the “initial shareholders”) have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (a) that would modify the substance or timing of the Company’s obligation to provide holders of its Public Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of the Company’s Public Shares if the Company does not complete its Business Combination within 24 months from the closing of the Initial Public Offering, or August 6, 2022 (the “Combination Period”) or with respect to any other provision relating to the rights of Public Shareholders, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.

If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay for its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and its board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The initial shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or members of the Company’s management team acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

On June 10, 2021, the Company entered into a Business Combination Agreement as amended on July 9, 2021 (see Note 9) (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, SIGNA Sports United GmbH, a German limited liability company (“SSU”), SIGNA Sports United B.V., a Dutch private limited liability company and wholly-owned subsidiary of SSU (“TopCo”), Olympics I Merger Sub, LLC, a Cayman Islands exempted company and wholly-owned subsidiary of TopCo (“Merger Sub”), and SIGNA International Sports Holding GmbH, a German limited liability company (the “Proposed Business Combination”). Concurrently with the execution of the Business Combination Agreement, the Company and TopCo have also entered into subscription agreements with certain third-party investors and Ronald W. Burkle (the “Subscription Agreements”) for an aggregate of 30,200,000 ordinary shares of TopCo (“TopCo Ordinary Shares”) for a purchase price of $10.00 per share, for aggregate gross proceeds of $302 million (the “PIPE Financing”).

The Business Combination Agreement provides for, among other things, the following transactions on the closing date (the “closing”), in each case, on the terms and subject to the conditions set forth in the Business Combination Agreement:

•

the Company will merge with and into Merger Sub (the “Merger”), with Merger Sub as the surviving company in the merger (the “Surviving Company”), and each issued and outstanding Class A ordinary share, par value of $0.0001 per share, of the Company (the “Yucaipa Class A Shares”) and Class B ordinary share, par value of $0.0001 per share, of the Company (the “Yucaipa Class B Shares” and, together with the Yucaipa Class A Shares, the “Yucaipa Shares”) will be exchanged for a claim for a corresponding equity security in Merger Sub, which will be contributed as a contribution in kind to TopCo in exchange for one ordinary share of TopCo (such ordinary shares, the “TopCo Ordinary Shares”) (provided that the 8,565,000 Yucaipa Class B Shares held by Sponsor will entitle Sponsor to a claim for equity security in Merger Sub, which upon contribution in kind to TopCo, will be exchanged for 9,815,000 TopCo Ordinary Shares); each outstanding warrant to acquire ordinary shares of the Company will become a warrant to acquire an equal number of TopCo Ordinary Shares;

•

immediately thereafter, TopCo will issue TopCo Ordinary Shares, deemed under the Agreement to have an aggregate value of $2,462 million, to the shareholders of SSU’s capital stock immediately prior to the Closing in exchange for the contribution by such shareholders of all of the paid up shares (Geschäftsanteile) of SSU (such exchange, the “Exchange”);

•	immediately after giving effect to the Exchange, TopCo will change its legal form to a Dutch public limited liability company; and

•	SSU will consummate the acquisition of Mapil TopCo Limited, a private company limited by shares incorporated in England and Wales (“Wiggle” and such acquisition, the “Wiggle Acquisition”), the consummation of which is a condition to the Closing of the Business Combination, concurrently with the Closing in accordance with the terms of the definitive transaction agreement for the Wiggle Acquisition (the “Wiggle SPA”), which was signed concurrently with the Business Combination Agreement, pursuant to which, (i) on the closing date and in order to give effect to the Wiggle Acquisition, (A) TopCo will pay, or cause to be paid, a consideration in cash to the sellers under the Wiggle SPA, (B) TopCo will issue a number of TopCo Shares equivalent to the Wiggle Equity Consideration (as defined in the Business Combination Agreement) (based on a share price of $10.00 per TopCo Share), and (ii) within ten “Business Days” (as such term is defined in the Wiggle SPA) following the post-closing lock-up period described therein, TopCo will pay, or will cause to be paid to the sellers under the Wiggle SPA, the Wiggle Deferred Cash Consideration (as defined in the Business Combination Agreement).

The obligation of the Company, TopCo, SSU, Merger Sub and SISH to consummate the Proposed Business Combination is subject to certain closing conditions, including, among others: (i) the registration statement on Form F-4 becoming effective, (ii) the absence of any order, law or other legal restraint or prohibition issued by any court of competent jurisdiction or other governmental entity of competent jurisdiction enjoining or prohibiting the consummation of the Proposed Business Combination, (iii) the required approval of the Company’s shareholders, (iv) the approval of SSU’s shareholders continuing to be in full force and effect, (v) TopCo having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing, (vi) the Wiggle Acquisition being consummated simultaneously with the Closing and (vii) the termination of a certain affiliate agreement.

The proposed transaction is further described in the Company’s Current Report on Form 8-K as filed with the SEC on June 11, 2021. The Business Combination Agreement, the forms of the Subscription Agreements, an amendment to the Forward Purchase Agreement, and other related agreements are included with the Form 8-K filing.

On July 2, 2021, TopCo filed a Registration Statement on Form F-4 with the SEC in connection with the Proposed Business Combination (the “Registration Statement on Form F-4”).

On July 9, 2021, the Company, SSU and SISH entered into the First Amendment to the Business Combination Agreement (“Amendment No. 1 to Business Combination Agreement”), pursuant to which, among other things, the parties thereto have agreed to (i) reduce the number of TopCo Ordinary Shares to which the Sponsor will ultimately be entitled with respect to its Class B ordinary shares of the Company from 9,875,000 TopCo Ordinary Shares to 9,815,000 TopCo Ordinary Shares (“TopCo Ordinary Share Adjustment”), and (ii) include SSU’s transaction expenses as a reduction in the cash held in the Company’s trust account as of the closing of the Business Combination for purposes of calculating the “Minimum Available Cash Condition” (as defined in the Business Combination Agreement), in each case, on the terms and subject to the conditions set forth therein.

Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, SSU, TopCo and certain individuals party thereto (the “Insiders”) entered into a letter agreement (the “Sponsor Agreement”). In connection with Amendment No. 1 to Business Combination Agreement, on July 9, 2021, the Company, the Sponsor, SSU, TopCo and the Insiders entered into the Sponsor Agreement Amendment ( “Amendment No. 1 to Sponsor Agreement”), pursuant to which, among other things, the parties have agreed to waive anti-dilution protections set forth in the Company’s governing documents in excess of 9,815,000 TopCo Ordinary Shares, rather than in excess of 9,875,000 TopCo Ordinary Shares, in alignment with the TopCo Ordinary Share Adjustment included in Amendment No. 1 to Business Combination Agreement.

For more information, the Company filed a Current Report on Form 8-K on July 9, 2021, which includes and further describes the amendments to the Business Combination Agreement and the Sponsor Agreement.

On October 15, 2021, TopCo, SISH and Bridgepoint Advisors Limited (acting as manager of the Bridgepoint Beneficial Sellers (as defined in the Wiggle SPA)) and in its capacity as “Investor” Representative under the

Wiggle SPA (“Bridgepoint”) (collectively, the “ROA Parties”) entered into a Redemption Offset Agreement (the “Redemption Offset Agreement”), pursuant to which the ROA Parties agreed to offset redemptions that occur above a certain level. The Redemption Offset Agreement provides, among other things, that (i) in the event that the level of redemptions by the public shareholders of the Company will require the release to such shareholders of an aggregate amount from the Trust Account exceeding the Redemption Threshold Amount (as defined in the Redemption Offset Agreement) (the amount by which the amount required to be released exceeds the Redemption Threshold Amount, the “Shortfall Amount”), then (A) SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in the amount of fifty percent (50%) of the lesser of the Shortfall Amount and $60 million (the “First Installment Shortfall Amount”) and (B) all or a portion of the First Consideration Installment (as defined in the Wiggle SPA) up to an aggregate amount equal to First Consideration Installment will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers (as defined in the Wiggle SPA) in accordance with the terms of the Wiggle SPA; (ii) in the event the Shortfall Amount exceeds $60 million, SISH will subscribe for and purchase, and TopCo will issue TopCo Ordinary Shares in an amount equal to the lesser of (A) the amount equal to the Shortfall Amount minus $60 million and (B) $30 million; (iii) in the event the Shortfall Amount exceeds $90 million, then all or a portion of the Third Consideration Installment (as defined in the Wiggle SPA) up to an amount equal to the lesser of the Third Consideration Installment and the difference between the shortfall amount and $90 million will be settled through the issuance of TopCo Ordinary Shares to the Wiggle Sellers in accordance with the terms of the Wiggle SPA; (iv) the shares issued to the Wiggle Sellers in satisfaction of a portion of all of the Third Consideration Installment pursuant to the Redemption Offset Agreement and the Wiggle SPA as discussed above will be subject to the lock-up restrictions set forth in that certain Lock-up Agreement (as described in the section of the Registration Statement on Form F-4 entitled “The Business Combination Agreement and Ancillary Documents”); and (v) any TopCo Ordinary Shares to be issued by TopCo to either of the ROA Parties pursuant to the Redemption Offset Agreement will be issued at Closing at a price of $10.00 per share.

On October 15, 2021, SISH and Bridgepoint and HUW CRWYS-Williams entered into the SPA Variation Agreement (the “SPA Variation Agreement”) pursuant to which the Wiggle SPA was amended to establish, among other things, that a portion of the cash consideration that the Wiggle Sellers were entitled to receive under the Wiggle SPA will be settled through the issuance of TopCo Ordinary Shares, under certain circumstances and pursuant to the terms and conditions set forth in the SPA Variation Amendment. I.

In connection with Amendment No. 2 to Business Combination Agreement, on October 15, 2021, Yucaipa, the Sponsor, SSU, TopCo and the Insiders entered into the Sponsor Agreement Amendment ( “Amendment No. 2 to Sponsor Agreement”) to reflect that the TopCo Ordinary Shares issued to the Sponsor in the PIPE Financing (as defined in the Registration Statement) would not be subject to a lock-up period following the Closing.

In connection with the foregoing transactions, Yucaipa and SSU entered into subscription agreements with certain new and current investors in the PIPE Financing pursuant to which the size of the PIPE Financing was increased by an additional $70 million (7,000,000 TopCo Ordinary Shares at a price of $10.00 per share), together with the initial PIPE Financing commitment, to a total of $372 million.

On October 18, 2021, the Company filed another Current Report on Form 8-K with additional material agreements entered into with respect to the proposed business combination. See Note 10.

Liquidity and Going Concern

At September 30, 2021, the Company had approximately $15,000 in cash and working capital deficit of approximately $3.9 million.

The Company’s liquidity needs up to September 30, 2021, had been satisfied through the payment of $25,000 from the Sponsor to cover certain expenses of the Company’s behalf in exchange for the issuance of the Founder Shares (as defined below), and a loan of approximately $102,000 pursuant to the Note issued to the Sponsor

(Note 4) which was fully repaid on August 7, 2020. Subsequent to the Initial Public Offering on August 6, 2020, and through September 30, 2021, the Company’s liquidity needs had been satisfied with the net proceeds from the consummation of the Private Placement not held in the Trust Account. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor may, but is not obligated to, provide the Company Working Capital Loans (see Note 4). As of September 30, 2021, there were no amounts outstanding under any Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC 205-40, “Basis of Presentation – Going Concern,” management has determined that the working capital deficit and mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 6, 2022. The unaudited condensed financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Note 2 - Summary of Significant Accounting Policies (as restated)

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited interim condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the balances and results for the period presented. Operating results for the three and nine months ended September 30, 2021, are not necessarily indicative of the results that may be expected through December 31, 2021.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as amended, for the period ended December 31, 2020 as filed with the SEC on June 10, 2021, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2020, is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K, as amended, for the period from June 4, 2020 (inception) to December 31, 2020.

Restatement of Previously Reported Financial Statements

In preparation of the Company’s unaudited condensed financial statements for the quarterly period ended September 30, 2021, the Company concluded it should restate its previously issued financial statements to classify all Class A ordinary shares subject to possible redemption in temporary equity. In accordance with the SEC and its staff’s guidance on redeemable equity instruments in ASC 480-10-S99, redemption provisions not solely within the control of the Company, require ordinary shares subject to redemption to be classified outside of permanent equity. The Company had previously classified a portion of its Class A ordinary shares in permanent equity. Although the Company did not specify a maximum redemption threshold, its charter currently provides that the Company will not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001. Previously, the Company did not consider redeemable shares classified as temporary equity as part of net tangible assets. Effective with these condensed financial statements, the Company revised this interpretation to include temporary equity in net tangible assets. In connection with the change in presentation for the Class A ordinary shares subject to possible redemption, the Company has revised its earnings per share calculation to allocate income and losses shared pro rata between the two classes of shares. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of shares participate pro rata in the income and losses of the Company.

In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” the Company evaluated the corrections and has determined that the related impact was material to the previously filed financial statements that contained the error, reported in the Company’s Form 10-Qs for the quarterly periods ended March 31, 2021, and June 30, 2021 (the “Affected Quarterly Periods”). Therefore, the Company, in consultation with its Audit Committee, concluded that the Affected Quarterly Periods should be restated to present all Class A ordinary shares subject to possible redemption as temporary equity and to recognize accretion from the initial book value to redemption value at the time of its Initial Public Offering. As such, the Company is reporting these restatements to those periods in this quarterly report.

The impact of the restatement on the financial statements for the Affected Quarterly Periods is presented below.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of March 31, 2021:

As of March 31, 2021	As Reported	Adjustment	As Restated
Total assets	$346,124,883		$346,124,883
Total liabilities	$39,618,693		$39,618,693
Class A ordinary shares subject to possible redemption	301,506,180	43,493,820	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	435	(435)	—
Class B ordinary shares	862	—	862
Additional paid-in capital	15,725,530	(15,725,530)	—
Accumulated deficit	(10,726,817)	(27,767,855)	(38,494,672)
Total shareholders’ equity (deficit)	$5,000,010	$(43,493,820)	$(38,493,810)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$346,124,883	$—	$346,124,883

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the three months ended March 31, 2021:

Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$323,000	$(323,000)	$—

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported balance sheet as of June 30, 2021:

As of June 30, 2021	As Reported	Adjustment	As Restated
Total assets	$345,704,187		$345,704,187
Total liabilities	$40,474,414		$40,474,414
Class A ordinary shares subject to possible redemption	300,229,770	44,770,230	345,000,000
Preferred shares	—	—	—
Class A ordinary shares	448	(448)	—
Class B ordinary shares	862	—	862
Additional paid-in capital	17,001,928	(17,001,928)	—
Accumulated deficit	(12,003,235)	(27,767,854)	(39,771,089)
Total shareholders’ equity (deficit)	$5,000,003	$(44,770,230)	$(39,770,227)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$345,704,187	$—	$345,704,187

The Company’s statement of shareholders’ equity has been restated to reflect the changes to the impacted shareholders’ equity accounts described above.

The table below presents the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported statement of cash flows for the six months ended June 30, 2021:

Supplemental Disclosure of Noncash Financing Activities:
Change in value of Class A ordinary shares subject to possible redemption	$(953,410)	$953,410	$—

The impact to the reported amounts of weighted average shares outstanding and basic and diluted earnings per share is presented below for the Affected Quarterly Periods:

	Earnings Per Share
	As Reported	Adjustment	As Restated
Three Months Ended March 31, 2021
Net income	$323,006	$—	$323,006
Weighted average shares outstanding - Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted earnings per share - Class A ordinary shares	$0.00	$0.01	$0.01
Weighted average shares outstanding - Class B ordinary shares	8,625,000		8,625,000
Basic and diluted earnings per share - Class B ordinary shares	$0.04	$(0.03)	$0.01

	Earnings Per Share
	As Reported	Adjustment	As Restated
Three Months Ended June 30, 2021
Net loss	$(1,276,418)	$—	$(1,276,418)
Weighted average shares outstanding - Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted earnings per share - Class A ordinary shares	$0.00	$(0.03)	$(0.03)
Weighted average shares outstanding - Class B ordinary shares	8,625,000		8,625,000
Basic and diluted earnings per share - Class B ordinary shares	$(0.15)	$0.12	$(0.03)

	Earnings Per Share
	As Reported	Adjustment	As Restated
Six Months Ended June 30, 2021
Net loss	$(953,412)	$—	$(953,412)
Weighted average shares outstanding - Class A ordinary shares	34,500,000	—	34,500,000
Basic and diluted earnings per share - Class A ordinary shares	$0.00	$(0.02)	$(0.02)
Weighted average shares outstanding - Class B ordinary shares	8,625,000		8,625,000
Basic and diluted earnings per share - Class B ordinary shares	$(0.11)	$0.09	$(0.02)

Use of Estimates

The preparation of the condensed financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenue and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ from those estimates.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000, and investments held in Trust Account. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. The Company’s investments held in the Trust Account as of September 30, 2021, is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in a money market funds that comprise only U.S. Treasury securities money market funds.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of September 30, 2021, and December 31, 2020.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest income earned on investments held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•

Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•

Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its warrants issued in connection with its Initial Public Offering and Private Placement and units committed to be issued under the Forward Purchase Agreement as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the instruments as liabilities at fair value and adjusts the instruments to fair value at the end of each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations.

The fair value of all warrants and units committed to be issued under the Forward Purchase Agreement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants. The fair value of the Private Placement Warrants and units committed under the Forward Purchase Agreement continue to be valued using a Monte Carlo simulation model as of each measurement date.

The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with the derivative liabilities are expensed as incurred, presented as non-operating expenses in the condensed statement of operations. Offering costs associated with the Public

Shares were charged against the carrying value of the Class A ordinary shares subject to possible redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, and December 31, 2020, 34,500,000 Class A ordinary shares subject to possible redemption, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed balance sheets.

Effective with the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit.

Net Income (Loss) Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average number of ordinary shares outstanding for the respective period.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants underlying the Units sold in the Initial Public Offering and the Private Placement Warrants to purchase 17,433,333 Class A ordinary shares because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and nine months ended September 30, 2021, for the three months ended September 30, 2020, and for the period from August 28, 2020 (inception) through September 30, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value

The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Three Months Ended September 30, 2021		For the Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$3,558,787	$889,697	$2,796,058	$699,014
Denominator:
Basic and diluted weighted average ordinary shares outstanding	34,500,000	8,625,000	34,500,000	8,625,000

Basic and diluted net income per ordinary share	$0.10	$0.10	$0.08	$0.08

	For the Three Months Ended September 30, 2020		For The Period From June 4, 2020 (inception) through September 30, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net loss per ordinary share:
Numerator:
Allocation of net loss	$(3,376,363)	$(1,315,943)	$(3,224,203)	$(1,481,932)
Denominator:
Basic and diluted weighted average ordinary shares outstanding	21,000,000	8,184,783	17,563,636	8,072,727

Basic and diluted net loss per ordinary share	$(0.16)	$(0.16)	$(0.18)	$(0.18)

Income Taxes

FASB ASC Topic 740, “Income Taxes” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2021, and December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of September 30, 2021, and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

In August 2020, the FASB issued Accounting Standards Update (“ASU”) No. 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own

Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU 2020-06 on January 1, 2021. The Company elected the modified retrospective method for transition. Adoption of the ASU did not have a material impact on the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

Note 3 - Initial Public Offering

On August 6, 2020, the Company consummated its Initial Public Offering of 34,500,000 Units (the “Units”), including the 4,500,000 additional Units to cover over-allotments (the “Over-Allotment Units”), at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.6 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share, and one-third of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 6).

Note 4 - Related Party Transactions

Founder Shares

On June 13, 2020, the Sponsor paid $25,000 to cover certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares, par value $0.0001, (the “Founder Shares”). The Sponsor agreed to forfeit up to 1,125,000 Founder Shares to the extent that the over-allotment option is not exercised in full by the underwriters, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering plus the number of Class A ordinary shares to be sold pursuant to the Forward Purchase Agreement. On August 6, 2020, the underwriters fully exercised the over-allotment option; thus, these Founder Shares were no longer subject to forfeiture.

The initial shareholders agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering in August 2020, the Company consummated the private placement (“Private Placement”) of 5,933,333 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.50 per Private Placement Warrant with the Sponsor, generating gross proceeds of $8.9 million.

Each whole Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the

Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Shares until 30 days after the completion of the initial Business Combination.

Related Party Loans

On June 12, 2020, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover for expenses related to the Initial Public Offering pursuant to a promissory note (the “Note”). This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed approximately $102,000 under the Note, and fully repaid the Note on August 7, 2020.

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of September 30, 2021, and December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Support Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange through the earlier of consummation of the initial Business Combination or the Company’s liquidation, the Company has agreed to reimburse the Sponsor for office space, secretarial and administrative services provided to the Company in the amount of $10,000 per month. During the three and nine months ended September 30, 2021, for the three months ended September 30, 2020, and for the period from June 4, 2020 (inception) through September 30, 2020, the Company incurred $30,000, $90,000, $20,000 and $20,000, respectively, in expenses for these services which is included as administrative expenses - related party on the accompanying unaudited condensed statements of operations. As of September 30, 2021, and December 31, 2020, there was $10,000 and $0 balance outstanding included in due to related party on the accompanying condensed balance sheets, respectively.

Due to Related Party

As of September 30, 2021, there was approximately $11,000 in due to related party included in current liabilities on the condensed balance sheets. The balance consists of monthly administrative expenses and the fees paid by the related party.

Forward Purchase Agreement

In connection with the consummation of the Initial Public Offering, the Company entered into the Forward Purchase Agreement, which was subsequently amended in connection with the execution of the Business Combination Agreement (as described in Note 1).

Note 5 - Commitments & Contingencies

Registration and Shareholder Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any, will be entitled to registration rights pursuant to a registration and shareholder rights agreement to be signed upon consummation of the Initial Public Offering. These holders will be entitled to certain demand and “piggyback” registration rights. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until the termination of the applicable lock-up period for the securities to be registered. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Pursuant to the Forward Purchase Agreement, the Company has agreed to use its reasonable best efforts (i) to file within 30 days after the closing of a Business Combination a registration statement with the SEC for a secondary offering of the Forward Purchase Shares and the Forward Purchase Warrants (and underlying Class A ordinary shares), (ii) to cause such registration statement to be declared effective promptly thereafter but in no event later than sixty (60) days after the initial filing, (iii) to maintain the effectiveness of such registration statement until the earliest of (A) the date on which the Sponsor or its assignees cease to hold the securities covered thereby and (B) the date all of the securities covered thereby can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and (iv) after such registration statement is declared effective, cause us to conduct firm commitment underwritten offerings, subject to certain limitations. In addition, the Forward Purchase Agreement provides that these holders will have certain “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 4,500,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters fully exercised their over-allotment option on August 6, 2020.

The underwriters were paid a cash underwriting discount of $0.20 per Public Share, or approximately $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Public Share, or approximately $12.1 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the unaudited condensed balance sheet. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 6-Warrant Liabilities

As of September 30, 2021, the Company has 11,500,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company has agreed that as soon as practicable, but in no event later than twenty business days after the closing of the initial Business Combination, the Company will use its commercially reasonable efforts to file with the SEC a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants, and the Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement provided that if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, it will not be required to file or maintain in effect a registration statement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per whole share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities, excluding the forward purchase securities, for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described below under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

Redemption of warrants for cash when the price per Class A ordinary share equals or exceeds $18.00.

Once the warrants become exercisable, the Company may redeem the Public Warrants for cash (except with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price (the “closing price”) of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

Redemption of warrants for Class A ordinary shares when the price per Class A ordinary share equals or exceeds $10.00.

Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the agreed redemption date and the “fair market value” of the Company’s Class A ordinary shares;

•

if, and only if, the last reported sale price (the “closing price”) of the Company’s Class A ordinary shares equals or exceeds $10.00 per Public Share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•

the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of the Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).

If the Company has not completed the initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 7 – Class A Ordinary Shares Subject to Possible Redemption

The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of September 30, 2021, there were 34,500,000 Class A ordinary shares issued and outstanding, all of which were subject to possible redemption and are classified outside of permanent equity in the condensed balance sheet.

Class A ordinary shares subject to possible redemption reflected on the unaudited condensed balance sheet is reconciled on the following table:

Gross proceeds	$345,000,000
Less:
Fair value of Public Warrants at issuance	(11,730,000)
Offering costs allocated to Class A ordinary shares subject to possible redemption	(18,909,993)
Plus:
Accretion of carrying value to redemption value	30,639,993

Class A ordinary share subject to possible redemption	$345,000,000

Note 8 - Shareholders’ Equity (Deficit)

Preference shares-The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of September 30, 2021, and December 31, 2020, there are no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of September 30, 2021 and December 31, 2020, there were 34,500,000 Class A ordinary shares outstanding, and all of which were subject to possible redemption and classified as temporary equity in the accompanying condensed balance sheets. See Note 7.

Class B Ordinary Shares-The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On June 13, 2020, the Company issued 8,625,000 Class B ordinary shares, of which up to 1,125,000 Class B shares were subject to forfeiture to the extent that the Underwriter’s over-allotment option was not exercised in full or in part, so that the initial shareholders would collectively own approximately 20% of the Company’s issued and outstanding ordinary shares. On August 6, 2020, the Underwriter fully exercised the over-allotment option; thus, these shares were no longer subject to forfeiture.

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, except as required by law or stock exchange rule; provided that only holders of the Class B ordinary shares have the right to vote on the election of the Company’s directors prior to the initial Business Combination.

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of the initial Business Combination at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination (including the Forward Purchase Shares, but not the Forward Purchase Warrants), excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.

Note 9 - Fair Value Measurements

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2021 and December 31, 2020 by level within the fair value hierarchy:

September 30, 2021

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities money market funds	$345,038,790	$—	$—
Liabilities:
Derivative warrant liabilities - Public warrants	$12,190,000	$—	$—
Derivative warrant liabilities - Private warrants	$—	$—	$6,289,330
Forward purchase securities	$—	$—	$918,630

December 31, 2020

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
U.S. Treasury securities money market funds	$345,023,329	$—	$—
Liabilities:
Derivative warrant liabilities - Public warrants	$16,445,000	$—	$—
Derivative warrant liabilities - Private warrants	$—	$—	$8,662,670
Forward purchase securities	$—	$—	$2,778,300

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in September 2020, when the Public Warrants were separately listed and traded. There were no transfers to/from Level 1, 2 or 3 in the three and nine months ended September 30, 2021.

The fair value of all warrants and units committed to be issued under the Forward Purchase Agreement were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, beginning in September 2020. The fair value of the Private Placement Warrants and units committed under the Forward Purchase Agreement continue to be valued using a Monte Carlo simulation model as of each measurement date.

The estimated fair value of the Private Placement Warrants and the FPS is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:

	As of September 30, 2021	As of December 31, 2020
Warrants:
Option term (in years)	5.0	5.0
Volatility	21%	22%
Risk-free interest rate	1.01%	0.36%
Expected dividends	0.00%	0.00%
Stock price	$9.88	$10.10
Forward purchase securities:
Expected term	0.1	0.7
Risk-free interest rate	0.05%	0.1%
Stock price	$1.06 - $9.88	$1.46 - $10.10

The change in the fair value of the derivative liabilities measured with Level 3 inputs for the three and nine months ended September 30, 2021 is summarized as follows:

Level 3- Private warrant liabilities and forward purchase securities liability at December 31, 2020	$11,440,970
Change in fair value of private warrant liabilities and forward purchase securities liability	(1,404,500)

Level 3 -Private warrant liabilities and forward purchase securities liability at March 31, 2021	$10,036,470
Change in fair value of private warrant liabilities and forward purchase securities liability	(582,460)

Level 3 -Private warrant liabilities and forward purchase securities liability at June 30, 2021	$9,454,010
Change in fair value of private warrant liabilities and forward purchase securities liability	(2,246,050)

Level 3 -Private warrant liabilities and forward purchase securities liability at September 30, 2021	$7,207,960

Note 10 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the unaudited condensed balance sheet date up to the date unaudited condensed financial statements were issued. Other than disclosed above, based on this evaluation, the Company does not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.

Company Registered Number: 07862446

MAPIL TOPCO LIMITED

Annual Report and Financial Statements

for the 52 weeks ended 26 September 2021

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Officers and Professional Advisers

Directors

A Bruce

A Clemmow (resigned 24 March 2021)

H Crwys-Williams (appointed 10 March 2021)

M Davy (resigned 15 December 2021)

M Dunn (resigned 13 December 2021)

C Watson (resigned 15 December 2021)

Registered office

1000 Lakeside, Suite 310

Third Floor, N E Wing

Portsmouth, PO6 3EN

Banker

HSBC Bank plc

165 High Street

Southampton, SO14 2NZ

Solicitor

Travers Smith LLP

10 Snow Hill

London, EC1A 2AL

Auditor

KPMG LLP

Gateway House

Tollgate

Chandler’s Ford

Southampton, SO53 3TG

Independent Auditor’s report

The Board of Directors

Mapil Topco Limited

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Mapil TopCo Limited and its subsidiaries, which comprise the consolidated statements of financial position as of September 26, 2021 and September 27, 2020, and the related consolidated income statements and statements of other comprehensive income, changes in equity, and cash flows for the periods then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mapil TopCo Limited and its subsidiaries as of September 26, 2021 and September 27, 2020 and their consolidated financial performance and their consolidated cash flows for the periods then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

KPMG LLP

Southampton

United Kingdom

28 January 2022

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Consolidated Income Statement and Statement of Other Comprehensive Income

For the 52 weeks ended 26 September 2021

(2020: For the 39 weeks ended 27 September 2020)

	Note	52 weeks ending 26 September 2021 £‘000	39 weeks ending 27 September 2020 £‘000
Revenue	3	360,338	291,602
Cost of sales		(227,189)	(199,938)

Gross profit		133,149	91,664
Selling and distribution expenses		(49,311)	(37,065)
Administrative expenses		(49,682)	(40,121)
Depreciation, amortisation and impairment	4	(10,529)	(14,814)
Gain on disposal	4	1,483	8

Operating profit / (loss)		25,110	(328)
Exchange gain / (loss) on bank debt and other foreign currency balances	6	4,304	(4,059)
Other interest payable and similar charges	6	(5,219)	(3,155)
Interest payable to shareholders and investors	6	(38,750)	(26,148)

Loss before tax		(14,555)	(33,690)
Taxation	7	12,969	444

Loss for the period		(1,586)	(33,246)

There are no other comprehensive gains or losses for the current or preceding financial period.

The notes on pages F-157 to F-189 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Consolidated Statement of Financial Position

At 26 September 2021

(2020: At 27 September 2020)

	Note	26 September 2021 £‘000	27 September 2020 £‘000
Non-current assets
Intangible assets	8	98,771	98,906
Tangible assets	9	25,463	25,977
Deferred tax assets	7	14,461	—

Total non-current assets		138,695	124,883

Current assets
Inventory	11	60,669	53,214
Trade and other receivables	12	9,837	10,375
Cash and cash equivalents		46,864	49,306

Total current assets		117,370	112,895

Current liabilities
Creditors: amounts falling due within one year	13	(69,358)	(89,737)

Total current liabilities		(69,358)	(89,737)

Net current assets		48,012	23,158

Total assets less current liabilities		186,707	148,041

Non-current liabilities
Creditors: amounts falling due after more than one year	14	(408,878)	(371,157)
Provisions for liabilities and charges	15	(2,741)	(1,661)
Deferred tax liability	7	(1,451)	—

Total non-current liabilities		(413,070)	(372,818)

Net liabilities		(226,363)	(224,777)

Capital and reserves
Share capital	16	46	46
Share premium	16	127,697	127,697
Capital contribution		72,430	72,430
Profit and loss		(426,536)	(424,950)

Total equity		(226,363)	(224,777)

The notes on pages F-157 to F-189 are an integral part of these financial statements.

These financial statements were approved by the board of directors on 28 January 2022.

Signed on behalf of the board of directors

A Bruce

Director

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Consolidated Statement of Changes in Equity

At 26 September 2021

	Share capital £‘000	Share premium £‘000	Capital contribution reserve £‘000	Retained earnings £‘000	Total equity £‘000
At 29 December 2019	46	127,697	72,430	(391,704)	(191,531)
Loss for the period	—	—	—	(33,246)	(33,246)

Total comprehensive income	—	—	—	(33,246)	(33,246)

At 27 September 2020	46	127,697	72,430	(424,950)	(224,777)

Loss for the period	—	—	—	(1,586)	(1,586)

Total comprehensive income	—	—	—	(1,586)	(1,586)

At 26 September 2021	46	127,697	72,430	(426,536)	(226,363)

The notes on pages F-157 to F-189 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Consolidated Statement of Cash Flows

for the 52 weeks ended 26 September 2021

(2020: for the 39 weeks ended 27 September 2020)

	52 weeks ending 26 September 2021 £‘000	39 weeks ending 27 September 2020 £‘000
Cash flows from operating activities
Loss for the period from continuing operations	(1,586)	(33,246)
Adjustments for:
Depreciation, amortisation and impairment	10,529	14,814
Increase / (Decrease) in provision for dilapidations	1,080	(286)
Gain on disposals	(1,484)	(8)
Net foreign exchange (gain) / loss	(4,304)	4,059
Net finance cost	42,917	29,303
Tax credit	(12,969)	(444)
Movements in working capital:
(Increase) / Decrease in inventories	(7,455)	6,659
Decrease / (Increase) in trade and other receivables	604	(1,342)
(Decrease) / Increase in trade and other payables	(15,855)	27,673

Cash flows from operations	11,477	47,182
Tax paid	(9)	(23)
Interest paid	(1,664)	(267)

Net cash flows from operating activities	9,804	46,892

Cash flows from investing activities
Payments for intangible assets, property, plant and equipment	(7,098)	(2,336)
Proceeds from sale of property, plant and equipment	2,853	8

Net cash flows used in investing activities	(4,245)	(2,328)

Cash flows from financing activities
Repayment of bank loans	(6,280)	—
Payment of lease liabilities	(2,071)	(1,510)

Net cash flows used in financing	(8,350)	(1,510)

Net (decrease) / increase in cash and cash equivalents	(2,791)	43,054

Net (decrease) / increase in cash and cash equivalents	(2,791)	43,054
Cash and cash equivalents at beginning of period	49,306	5,860
Effects of exchange rate changes on cash and cash equivalents held in foreign currencies	349	392

Cash and cash equivalents at end of period	46,864	49,306

The notes on pages F-157 to F-189 are an integral part of these financial statements.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements

1.	General information

Mapil Topco Limited (the “Company”) incorporated in the United Kingdom on 28 November 2011 with company number 07862446. The registered address of the Company is 1000 Lakeside, Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN, United Kingdom. On 7 December 2011, the Company acquired Mapil Midco 1 Limited whose primary trading subsidiary undertaking was Wiggle Limited. On 7 July 2016, the Group acquired the Chain Reactions Cycles Group and the brand became WiggleCR. Wiggle Limited is the main trading entity of the Group. In addition the Company wholly owns the subsidiaries listed in note 10, which together form Mapil Topco Limited (the “Group”).

2.	Summary of significant accounting policies

A summary of the significant accounting policies is set out below; these have been applied consistently in the financial period.

Statement of compliance

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as adopted for use by the International Accounting Standards Board (“IASB”), in conformity with the requirements of the International Financial Reporting Interpretations Committee (“IFRIC”) interpretations.

The financial information presented within this document does not comprise the statutory accounts of Mapil TopCo Limited for the financial period ended 26 September 2021. The statutory accounts for the period will be finalised on the basis of the financial information presented by the directors in this non-statutory set of financial statements and will be delivered to the registrar of companies in due course.

The comparative figures for the financial period ended 27 September 2020 are not the company’s statutory accounts for that financial period. Statutory accounts for that period have been reported on by the company’s auditor and delivered to the registrar of companies.

The report of the auditor was unqualified, did not include a reference to any matters to which the auditor drew attention by way of emphasis without qualifying their report, and did not contain a statement under section 498 (2) or (3) of the Companies Act 2006.

Change in Financial Period

During the prior period, the Group changed its financial reporting period end from 27 December 2020, to 27 September 2020. As a result, comparative figures in this report are not directly comparable. The prior financial period is for a shortened 39 week period from 30 December 2019 to 27 September 2020 whilst the current figures are for a 52 week period from 28 September 2020 to 26 September 2021 unless otherwise specified.

Basis of preparation

These consolidated financial statements are prepared on a going concern basis under the historical cost convention as modified by financial instruments at fair value through the profit and loss, they are presented in sterling (£’000).

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Basis of preparation  (continued)

Historical cost is generally based on the fair value of the consideration in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IFRS 16, and measurements that have some similarity to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly (i.e. as prices) or indirectly (i.e. Derived from prices); and

•	Level 3: inputs for assets or liabilities that are not based on observable market data (unobservable inputs).

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgement, complexity or areas where assumptions and estimates are significant to the financial statements are disclosed at the end of this note—Significant accounting estimates and assumptions.

Going Concern

Notwithstanding net current liabilities of £226.4m as at 26 September 2021, a loss for the year then ended of £1.6m and operating cash outflows for the year of £2.8m, the financial statements have been prepared on a going concern basis which the directors consider to be appropriate for the following reasons.

The directors have considered the principal activities of the Group, the business risks and uncertainties and the financial performance for the period ended 26 September 2021 and up to the date of signing these accounts. The directors have prepared cash flow forecasts for a period of at least 12 months from the date of approval of these financial statements which indicate that, taking account of reasonably possible downsides, and the funding available to the company as detailed below, that the company will have sufficient funds to meet its liabilities as they fall due for that period.

In making their assessment of the going concern assessment period, the directors have considered the impact of the acquisition of the Group by SIGNA Sports United GmbH, the Group’s funding arrangements and the Group’s performance and cashflow projections.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Going Concern  (continued)

Acquisition and Funding

The Group was acquired on 14 December 2021. As a result of this acquisition the Group’s external shareholder debt of £246.8m (notes 13 and 14), bank debt of £66.1m (note 14) and any accrued interest was settled by SIGNA Sports United GmbH. The repayment of the bank debt removes all financial covenants and any new shareholder debt issued by SIGNA Sports United GmbH will not have any financial covenants attached to it.

Given the proximity of the transaction to the signing of these financial statements the exact nature of any debt or equity instruments that will replace the settled debt is yet to be finalised and formalised. As a result, and in recognition of this fact SIGNA Sports United GmbH, acting as parents of Mapil Topco Limited, has provided a letter of support indicating that SIGNA Sports United GmbH will not be seeking repayment of the amounts currently due to the group, which at 26 September 2021 amounted to £nil, and providing additional financial support up to £25m during that period. As with any Group placing reliance on other Group entities for financial support, the directors acknowledge that there can be no certainty that this support will continue although, at the date of approval of these financial statements, they have no reason to believe that it will not do so.

Profitability

The comparative period represents 39 weeks to September 2020, whilst the current period represents 52 weeks to September 2021, therefore the periods are not comparable when assessing on a like for like basis. Operating profit increased from a loss of £0.3m for the 39 week period ended September 2020 to a profit of £17.4m for the 39 week period ended September 2021 and £34.2m for the full 52 week period ended September 2021. The key drivers are an increase in sales volumes during the Covid-19 pandemic along with careful margin and cost management, underpinned by the strategic and operational improvements that have been delivered during the course of the last two years. Closing cash at the 26 September 2021 was £46.9m, which comprised a net cash inflow from operating activities in the year of £11.5m, a cash outflow from investing activities of £4.2m, and a cash outflow from financing activities of £8.4m. The closing cash at the 31 December 2021 was £15.6m. The Group has net current trading assets at the period end (being net current assets excluding amounts owed to shareholders detailed in note 13) totalling £54.0m.

The plan for the Going Concern Assessment Period is to maintain the positive development in Operating Profit delivered in 2021 and to grow the business by delivering on the Group’s key strategic objectives. Underpinning this plan is a projection to generate cash from operations through profitable trade and to re-invest some of this cash into the business as part of the capital investment plan in the Going Concern Assessment Period.

Cash flow Projections

Detailed cash flow projections have been prepared which demonstrates the Group’s funding requirement for the Going Concern Assessment Period. Those projections include a year on year increase in revenue reflecting the normalisation of international demand as international cost headwinds abate, the benefits of the new technology platforms due to go-live in 2022, and the ongoing growth of the Group’s successful house brand portfolio.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Going Concern  (continued)

Gross margin rates across the going concern period are projected to reduce slightly as supply chain conditions ease, resulting in greater availability and competition across the market.

These projections have been sensitised against a set of severe but plausible downside assumptions, being a drop in revenue against the plan of 20% and a reduction in gross margin of 1.5%, mitigated through some modest overhead and capital cost reductions, which are within the control of the directors.

In the downside scenario additional funding of £15m would be required from SIGNA Sports United GmbH. A letter of support has been received from SIGNA Sports United GmbH, demonstrating their intention to fund the cash requirements presented in the downside projection.

On the basis of their assessment of the Group’s financial position and the support in place from SIGNA Sports United GmbH the Group’s directors are confident that the Group and company will have sufficient funds to continue to meet its liabilities as they fall due for the Going Concern Assessment Period and therefore have prepared the financial statements on a going concern basis.

Subsidiaries

Business combinations are accounted for using the purchase method.

Subsidiaries are entities controlled by the Group. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. In assessing control, the Group takes into consideration potential voting rights. The acquisition date is the date on which control is transferred to the acquirer. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases.

Inter-company transactions, balances and unrealised gains on transactions between Group companies are eliminated. Unrealised losses are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Revenue

Revenue arising from sales represents the invoiced amounts of goods, adjusted at the period end for items which have yet to reach the customer, stated net of value added tax. Revenue arising from the sale of gift vouchers is deferred and recognised at the point of redemption. An expiration assumption is applied to customer vouchers based on historic voucher expiry data. There are no other performance obligations arising from the sale of goods to customers that require disaggregation. Rights to return are estimated based on historic returns data and an estimate of sales to be refunded and stock returned made within the accounts. There are no separable or enhanced warranties that are sold to customers that would require disaggregation.

Cost of sales

Cost of sales includes the cost of goods sold and all direct costs associated with landing these goods into the warehouse, including import duty and import freight. The cost of damaged and lost stock is included within cost of sales as is the impairment of stock from cost to net realisable value.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Pensions

The Group operates a defined contribution scheme and pays contributions to privately administered pension plans. The Group has no further payment obligations once the contributions have been paid. The contributions are recognised as an employee benefit expense when they are earned.

Net finance costs

Net finance costs comprises interest payable, finance charges on finance leases and foreign exchange gains and losses, that are recognised in the income statement. Interest income and interest payable is recognised in profit or loss as it accrues, using the effective interest method.

Foreign currency

Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the average foreign exchange rate in the period. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Foreign exchange differences arising on translation are recognised in the income statement. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined.

The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency, sterling, at foreign exchange rates ruling at the balance sheet date. The revenues and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions.

Intangible assets

Acquired intangible assets are capitalised at costs incurred to acquire and bring into use. These costs are amortised over their estimated useful lives as follows:

Asset Class	Amortisation Policy
Goodwill	Annual impairment review
Intellectual property:
Brands	5 to 12 years
Customer relationships	5 years
Customer database	3 to 8 years
Trademarks	10 years or registered life if shorter
Software and licenses	2 to 10 years

Certain costs incurred in connection with the development of software to be used internally or for providing services to customers are capitalised once a project has progressed beyond a conceptual, preliminary stage to that of application development. Development costs that are directly attributable to the design and testing

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Intangible assets  (continued)

of identifiable and unique software products controlled by the Group are recognised as intangible assets when the following criteria are met:

•	it is technically feasible to complete the software product so that it will be available for use;

•	management intends to complete the software product and use or sell it;

•	there is an ability to use or sell the software product;

•	it can be demonstrated how the software product will generate probable future economic benefits;

•	adequate technical, financial and other resources to complete the development and to use or sell the software product are available; and

•	the expenditure attributable to the software product during its development can be reliably measured.

Costs that qualify for capitalisation include both internal and external costs, but are limited to those that are directly related to the specific project. Computer software costs are included at capitalised costs less accumulated amortisation and any recognised impairment loss.

Useful lives are reviewed at the end of each reporting period and adjusted if appropriate.

Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Where parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items of property, plant and equipment. Depreciation is provided to write off the cost less the estimated residual value of tangible fixed assets over their estimated useful economic lives as follows:

Asset Class	Depreciation Policy
Leasehold land and buildings	5 to 50 years
Equipment and fixtures:
Computer and communications equipment	2 to 4 years
Fixtures, fittings and furniture	5 to 7 years
Plant and machinery	4 to 5 years
Motor vehicles	4 years

Impairment of non-financial assets

Assets that are subject to amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognised for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Where the asset does not generate cash flows that are independent from other assets, the Company estimates the recoverable amount of the cash-generating unit (“CGU”) to which the asset belongs. For tangibles and intangibles the allocation is made to those CGU units that are expected to benefit from the asset.

Any impairment charge is recognised in the income statement in the period in which it occurs. With the exception of goodwill; when an impairment loss subsequently reverses due to a change in the original

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Impairment of non-financial assets  (continued)

estimate, the carrying amount of the asset is increased to the revised estimate of its recoverable amount providing it doesn’t exceed the original carrying amount before impairment. Any impairment loss related to goodwill is non reversible.

Financial Instruments

Financial assets and financial liabilities are recognised when the Group becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and liabilities (other than financial assets and financial liabilities at fair value through the profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets and financial liabilities at fair value through the profit or loss are recognised immediately in profit or loss.

Effective interest method

The effective interest method is a method of calculating amortised cost of a financial instrument and allocating interest over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash flows related to the financial instrument over its expected life, or where appropriate, a shorter period, to the net carrying amount on initial recognition.

Financial Assets

Financial assets are classified into the following specified categories: financial assets ‘at fair value through profit or loss’ (FVTPL) and ‘loans and receivables’. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Financial assets at FVTPL

Financial assets are classified as at FVTPL when the financial asset is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL. Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurements included in profit or loss. Fair value is determined in the manner described in note 19.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables (including trade and other receivables, bank balances and cash) are measured at amortised cost using the effective interest method, less any impairment.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Financial Instruments  (continued)

Interest income is recognised by applying the effective interest rate, except for short term receivables when the effect of discounting is immaterial.

Financial liabilities

Financial liabilities are classified as either financial liabilities ‘at FVTPL’ or ‘other financial liabilities’.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL. Financial liabilities at FVTPL are stated at fair value, with any gains or losses arising on remeasurements included in profit or loss.

Other financial liabilities

Other financial liabilities (including borrowings and trade and other payables) are subsequently remeasured at amortised cost using the effective interest rate method.

Derecognition of financial liabilities

The Group derecognises a financial liability when the criteria for derecognition are met such as when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and consideration paid or payable is recognised in profit or loss.

Leasing

The Group recognises a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the earlier of the end of the useful life of the right-of-use asset or the end of the lease term. The estimated useful lives of right-of-use assets are determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payment, including in-substance fixed payments.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Leasing  (continued)

•	variable lease payments that depend on an index or rate, initially measured using the index or rate as at the commencement date

•	amounts expected to be payable under a residual value guarantee; and

•

the exercise price under a purchase option that the Company is reasonably certain to exercise, leases payments in an optional renewal period if the Group is reasonably certain to exercise an extension option, and penalties for early termination of a lease unless the Group is reasonably certain not to terminate early.

The lease liability is measured at amortised cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Group’s estimate of the amount expected to be payable under a residual value guarantee, or if the Group changes its assessment of whether it will exercise a purchase, extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

The Group presents right-of-use assets in “tangible assets” and lease liabilities in “creditors: amounts falling due within one year” or “creditors: amounts falling due after more than one year” in the statement of financial position.

Short-term leases and leases of low-value assets

The Group has elected not to recognise right-of-use assets and lease liabilities for short-term leases of machinery that have a lease term of 12 months or less and leases of low-value assets, including IT equipment. The Group recognises the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

Government grants

Government grants are deferred and credited to the profit and loss account on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. The Group has elected to present grants related to income as a reduction to the related expense line. During the prior period, the Group claimed Government grants in relation to the Coronavirus Job Retention Scheme totalling less than £32,000 but these grants were fully repaid to the scheme within the same period.

Inventory

Provision is made for those items of inventory where the net realisable value is estimated to be lower than cost. Net realisable value is based on both historical experience and assumptions regarding future selling prices, and is consequently a source of estimation uncertainty. The key estimation uncertainties relate to the level of price adjustment that would be required to stimulate demand on slower-selling lines; the estimate of

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Inventory  (continued)

future selling prices based on historical levels achieved and specific pricing plans; and the assumptions around demand levels for product types.

Borrowing costs

General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale. All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

Current taxation

Current tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantially enacted by the balance sheet date.

Income tax relating to items recognised in comprehensive income or directly in equity is recognised in comprehensive income or equity and not in the income statement.

Deferred taxation

Deferred income tax is provided using the liability method on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, with the following exceptions:

•

where the temporary difference arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss;

•

in respect of taxable temporary differences associated with investments in subsidiaries, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future;

•

and deferred income tax assets are recognised only to the extent that it is probable that taxable profit will be available against which deductible temporary differences, carried forward tax credits or tax losses can be utilised.

The carrying amount of deferred income tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised.

The amount of deferred tax provided is based on the expected manner of realisation or settlement of the carrying amount of assets and liabilities. Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply to the period when the asset is realised or the liability is settled, based on tax rates and tax laws that have been enacted or substantively enacted at the balance sheet date.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided. A liability is recognised for the amount expected to be paid under incentives if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

Termination benefits are recognised as an expense when the company is demonstrably committed, without realistic possibility of withdrawal, to a formal detailed plan to either terminate employment before the normal retirement date, or to provide termination benefits as a result of an offer made to encourage voluntary redundancy. Termination benefits for voluntary redundancies are recognised as an expense if the company has made an offer of voluntary redundancy, it is probable that the offer will be accepted, and the number of acceptances can be estimated reliably. If benefits are payable more than 12 months after the reporting date, then they are discounted to their present value.

Significant accounting estimates and assumptions

These consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (“IFRS”) as adopted for use by the International Accounting Standards Board (“IASB”), in conformity with the requirements of the International Financial Reporting Interpretations Committee (“IFRIC”) interpretations, which require estimates and assumptions to be made that affect the value at which certain assets and liabilities are held at the balance sheet date and also the amounts of revenue and expenditure recorded in the period. The directors believe the accounting policies chosen are appropriate to the circumstances and that the estimates and assumptions involved in its financial reporting are reasonable.

Accounting estimates made by the Group’s management are based on information available to management at the time each estimate is made. Accordingly, actual outcomes may differ materially from current expectations under different assumptions and conditions. The estimates and assumptions for which there is a significant risk of a material adjustment to the financial statements within the next financial year are set out below.

Significant Estimates and Assumptions

Inventory

Provision is made for those items of inventory totalling £63.5m (2020: £55.9m) where the net realisable value is estimated to be lower than cost, and totals £2.8m (2020: £2.7m). Net realisable value is based on both historical experience and assumptions regarding future selling prices, and is consequently a source of estimation uncertainty. The key estimation uncertainties relate to the level of price adjustment that would be required to stimulate demand on slower-selling lines; the estimate of future selling prices based on historical levels achieved and specific pricing plans; and the assumptions around demand levels for product types.

A sensitivity has been carried out on the carrying value of inventory. A 10% reduction in the current selling price of products would cause a £0.6m increase to the inventory provision; and a 10% increase in price would lead to a £0.6m decrease to the inventory provision.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

2.	Summary of significant accounting policies (continued)

Significant accounting estimates and assumptions  (continued)

In addition to the estimate mentioned above, the following has been identified as an area that involves some degree of estimation but are not considered to be at significant risk of material adjustment in the next financial year:

Goodwill Impairment

The carrying amounts of the Group’s assets other than inventories and deferred tax assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. An impairment loss is recognised whenever the carrying amount of an asset or its cash generating unit exceeds its recoverable amount. The value in use is remeasured based upon recent performance and the future financial projections, the key assumptions in calculating the value in use are the revenue and margin growth rates along with the cost percentages, discount rate and terminal growth rate. Impairment losses are recognised in the income statement. Brought forward impairments of £108.4m in relation to Goodwill are recognised in the Group balance sheet.

3.	Revenue by geographic location

	52 weeks ending 26 Sep 2021	39 weeks ending 27 Sep 2020
	£’000	£’000
United Kingdom	230,661	171,746
Rest of Europe	52,720	56,287
Rest of World	76,957	63,569

	360,338	291,602

This analysis is based on the geographical location of customers. Rest of Europe represents sales to all countries within the Europe, in the prior year statements this was just countries in the EU. This is due to aligning to reporting within the business and is not a restatement.

4.	Expenses and auditor’s remuneration

	52 weeks ending 26 Sep 2021	39 weeks ending 27 Sep 2020
	£’000	£’000
Other charges/(gains):
Depreciation of tangible assets	3,611	2,248
Amortisation of intangible assets	6,918	12,566

	10,529	14,814
Gain on disposal of tangible assets	(1,483)	(8)

	9,046	14,806

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

4.	Expenses and auditor’s remuneration (continued)

	52 weeks ending 26 Sep 2021	39 weeks ending 27 Sep 2020
	£’000	£’000
Auditor’s remuneration:
Audit services	1,138	1,209
Other services relating to taxation and advisory services	102	182

	1,240	1,391

5.	Employee numbers and costs

	52 weeks ending 26 Sep 2021	39 weeks ending 27 Sep 2020
	£’000	£’000
Costs of Group employees (excluding directors) during the period amounted to:
Wages and salaries	28,802	20,376
Social security costs	2,470	2,108
Other Pension Costs	1,087	753
Healthcare Costs	123	96

	32,482	23,333

Average number of employees employed by the Group, including directors employed by the Group, during the period analysed by category, was as follows:

	52 weeks ending 26 Sep 2021	39 weeks ending 27 Sep 2020
	Number	Number
Directors	2	2
Head office and administration	512	482
Warehouse	358	321

	872	805

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

5.	Employee numbers and costs (continued)

Directors’ emoluments

Compensation of key management personnel

Key management includes the directors as identified on page 1. The compensation paid or payable to key management for employee services to Group companies within the Group is shown below:

	52 weeks ending 26 Sep 2021 £’000	39 weeks ending 27 Sep 2020 £’000
Short-term employee benefits	591	387

Long-term employee benefits	—	184

Highest paid director	393	310

Some of the directors are not included as employees of the group. The services of the directors are incidental to their duties for other companies and consequently no emoluments have been accrued to them during the year.

There are zero (2020: zero) directors accruing benefits under a money purchase scheme.

At the period-end £1,067,590 (2020: £375,667) was owed to the directors in respect of short-term and long-term incentive plans.

6.	Finance income and finance cost

	52 weeks ending 26 Sep 2021 £’000	39 weeks ending 27 Sep 2020 £’000
Foreign currency gain / (loss)
Exchange gain / (loss) on bank debt and other foreign currency balances	4,304	(4,059)

Other interest payable and similar charges
Bank interest and other similar charges	4,092	2,349
Interest on lease liability	1,052	775
Loan cost amortisation relating to bank loans	75	31

	5,219	3,155

Interest payable to shareholders and investors
Payable to shareholders	38,714	26,127
Loan cost amortisation relating to shareholder and investor loans	36	21

	38,750	26,148

Total interest payable and similar charges	43,969	29,303

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

7.	Taxation

	52 weeks ending 26 Sep 2021 £’000	39 weeks ending 27 Sep 2020 £’000
Recognised in the income statement
Current tax
Current tax on income for the period	(60)	(20)
Adjustments in respect of prior periods	101	(78)

Total current tax	41	(98)

Deferred tax
Origination and reversal of temporary differences	(360)	(1)
Adjustments in respect of prior periods	33	(351)
Recognition of previously unrecognised Capital Allowances	(9,832)	—
Recognition of previously unrecognised tax losses	(2,851)	—
Effect of tax rate change	—	6

Total deferred tax	(13,010)	(346)

Tax credit in the income statement	(12,969)	(444)

Reconciliation of effective income tax credit

The charge for the period can be reconciled to the loss per the income statement as follows:

	52 weeks ending 26 Sep 2021 £’000	39 weeks ending 27 Sep 2020 £’000
Loss before tax	(14,555)	(33,690)

Weighted average tax rate	19.00%	19.00%
At the weighted average income tax rate	(2,766)	(6,401)
Income not taxable for tax purposes	—	(4)
Expenses not deductible for tax purposes	7,356	4,602
Fixed asset differences	—	35
Research and development credit	60	16
Recognition of previously unrecognised Capital Allowances	(11,610)	—
Other movement in deferred tax	(495)	1,737
Tax relieved due to utilisation of losses	(2,797)	—
Recognition of previously unrecognised tax losses	(2,851)	—
Adjustments in respect of prior periods	134	(429)

	(12,969)	(444)

A reduction in the UK corporation tax rate from 19% to 17% (effective 1 April 2020) was substantively enacted on 6 September 2016. The March 2020 Budget announced that a rate of 19% would continue to apply with effect from 1 April 2020, and this change was substantively enacted on 17 March 2020. An

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

7.	Taxation (continued)

Reconciliation of effective income tax credit  (continued)

increase in the UK corporation rate from 19% to 25% (effective 1 April 2023) was substantively enacted on 24 May 2021. This will increase the company’s future current tax charge accordingly. The deferred tax asset and liability at 26 September 2021 has been calculated based on these rates, reflecting the expected timing of reversal of the related timing differences (2020: 19%).

Management have made an assessment of the recognition of deferred tax assets in respect of tax losses carried forward and accelerated capital allowances as at 26 September 2021 in light of recent financial performance and the projections for future financial performance.

Given the previous history of tax losses in the Group, it has been considered whether convincing other evidence exists in order to recognise a deferred tax asset at the period end. In the current period, the Group has moved to have significant taxable profits which results in the utilisation of significant tax losses brought forward and capital allowances for taxable profit amounts over and above the annual tax losses utilisation limits. In addition, financial projections for the next 5 years show ongoing taxable income throughout this projected period such that historic tax losses will be fully utilised along with a significant proportion of capital allowances. On this basis, the deferred tax asset has been recognised in full. The nature of the deferred tax assets and liabilities are detailed below. Tax losses do not expire under current legislation.

	Assets		(Liability)
	Losses carried forward £‘000	Accelerated capital allowances £’000	Intangibles arising on acquisition £’000	Total £’000
Deferred tax
Asset / (Liability) at 27 September 2020	—	1,778	(1,778)	—
Movement in the period	2,851	9,832	327	13,010

Asset / (Liability) at 26 September 2021	2,851	11,610	(1,451)	13,010

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

8.	Intangible assets

The Group	Construction in progress £’000	Goodwill £’000	Intellectual property £’000	Software and licenses £’000	Total £’000
Cost
At 27 September 2020	3,727	179,505	16,941	66,943	267,116
Additions	6,896	—	25	692	7,613
Transfer on completion	(1,655)	—	—	1,048	(607)
Reclassification	—	—	—	18	18
Disposals	(2,673)	—	(3)	(103)	(2,779)

At 26 September 2021	6,295	179,505	16,963	68,598	271,361

Accumulated amortisation and impairment
At 27 September 2020	2,450	108,372	8,158	49,230	168,210
Amortisation and impairment	—	—	1,625	5,293	6,918
Disposals	(2,450)	—	(2)	(86)	(2,538)

At 26 September 2021	—	108,372	9,781	54,437	172,590

Net book value
At 26 September 2021	6,295	71,133	7,182	14,161	98,771

At 27 September 2020	1,277	71,133	8,783	17,713	98,906

Borrowing costs amounting to £1,330,000 (2020: £1,330,000) have been capitalised in software and licenses at interest rates ranging from 4.45% to 7.12%. Accumulated amortisation on these balances amounts to £572,400 (2020: £439,400).

Intellectual property includes brands, trademarks and customer databases.

	Construction in progress £’000	Goodwill £’000	Intellectual property £’000	Software and licenses £’000	Total £’000
Cost
At 29 December 2019	3,020	179,505	16,941	66,014	265,480
Additions	837	—	—	838	1,675
Transfer on completion	(130)	—	—	91	(39)
Disposals	—	—	—	—	—

At 27 September 2020	3,727	179,505	16,941	66,943	267,116

Accumulated amortisation
At 29 December 2019	604	108,372	6,813	39,855	155,644
Amortisation and impairment	1,846	—	1,345	9,375	12,566

At 27 September 2020	2,450	108,372	8,158	49,230	168,210

Net book value
At 27 September 2020	1,277	71,133	8,783	17,713	98,906

At 29 December 2019	2,416	71,133	10,128	26,159	109,836

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

8.	Intangible assets (continued)

Impairment testing for cash generating units containing goodwill

For the purpose of impairment testing, management consider the operations of Mapil Topco Limited and its subsidiaries to constitute one cash generating unit (the “WiggleCR CGU”). The entire carrying value of goodwill has been allocated to this CGU for the purposes of impairment testing.

The recoverable amount of the WiggleCR CGU is based on its value in use which has been determined by discounting the future cash flows to be generated from the continuing use of this CGU.

Key assumptions used in calculating value in use

The discounted cash flow calculation is based on management’s 5 year plan, with the first year being the 2022 Budget. A terminal value is applied to the last year.

The rates used to extrapolate cash flow projections beyond the period covered by the business plan are as follows:

	2021	2020
Terminal growth rate	2.0%	2.0%
Pre-tax discount rate	15.9%	11.9%

Terminal growth rate

A terminal growth of 2% is consistent with long term projections of the online retail sector.

Discount rate

The discount rate has been calculated by using the Capital Asset Pricing Model (CAPM), which includes an Alpha factor to adjust the rate to reflect business specific risks. This is considered to be the most accurate measure of the risk associated with cash flow of the CGU.

Key assumptions in the 5 year plan include average annual revenue growth of a high single digit and an average small annual reduction to gross margin.

Sensitivity

No reasonable possible change in key assumptions individually or in combination, together with consequential risk changes, will cause impairment.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

9.	Tangible fixed assets

The Group	Right of use asset	Leasehold land and buildings	Equipment and fixtures	Motor vehicles	Total
Cost	£’000	£’000	£’000	£’000	£’000
At 27 September 2020	21,953	11,438	8,978	320	42,689
Additions	1,373	400	1,855	27	3,655
Transfer from CIP	—	69	538	—	607
Movement in asset retirement provisions	—	500	—	—	500
Reclassification	—	377	(395)	—	(18)
Disposals	(1,333)	(1,276)	(193)	(131)	(2,933)

At 26 September 2021	21,993	11,508	10,783	216	44,500

Accumulated depreciation
At 27 September 2020	3,251	5,394	7,784	283	16,712
Depreciation	2,135	690	769	17	3,611
Reclassification	—	47	(48)	—	(1)
Disposals	(752)	(255)	(147)	(131)	(1,285)

At 26 September 2021	4,634	5,876	8,358	169	19,037

Net book value
At 26 September 2021	17,359	5,632	2,425	47	25,463

At 27 September 2020	18,702	6,044	1,194	37	25,977

Cost includes direct costs incurred in bringing assets into their present condition, which includes certain incremental labour costs. Borrowing costs amounting to £618,000 (2020: £618,000) have been included in leasehold land and buildings. Accumulated depreciation amounts to £319,300 (2020: £263,200).

	Right of use asset	Leasehold land and buildings	Equipment and fixtures	Motor vehicles	Total
Cost	£’000	£’000	£’000	£’000	£’000
At 29 December 2019	13,059	11,438	8,327	320	33,144
Additions	3,585	—	612	—	4,197
Modification	7,480	—	—	—	7,480
Transfer from CIP	—	—	39	—	39
Disposals	(2,171)	—	—	—	(2,171)

At 27 September 2020	21,953	11,438	8,978	320	42,689

Accumulated depreciation
At 29 December 2019	3,546	5,038	7,454	272	16,310
Depreciation	1,551	356	330	11	2,248
Disposals	(1,846)	—	—	—	(1,846)

At 27 September 2020	3,251	5,394	7,784	283	16,712

Net book value
At 27 September 2020	18,702	6,044	1,194	37	25,977

At 29 December 2019	9,513	6,400	873	48	16,834

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

10.	Subsidiary undertakings

The following are wholly owned subsidiary companies of the Mapil Topco Limited Group.

Name	Country of incorporation	Class of shares held	Holding	Principal activity
Mapil Midco 1 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100% Direct	Holding company
Peloton Topco Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100% Indirect	Holding company
Peloton Midco 1 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100% Indirect	Holding company
Mapil Midco 2 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100% Indirect	Holding company
Mapil Bidco Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary	100% Indirect	Holding company
Chain Reaction Cycles Limited 5 Trench Road, Mallusk, Newtonabbey BT36 4TY, Northern Ireland	United Kingdom	Ordinary	100% Indirect	Management company
Chain Reaction Cycles Retail Limited 5 Trench Road, Mallusk, Newtonabbey BT36 4TY, Northern Ireland	United Kingdom	Ordinary	100% Indirect	Retail of cycle goods
Hotlines Europe Limited 5 Trench Road, Mallusk, Newtonabbey BT36 4TY, Northern Ireland	United Kingdom	Ordinary	100% Indirect	Retail of cycle goods
Taiwan Chain Reaction Co. Ltd 3F No. 398, Juguang Rd, Yuanlin Township Changhua County 51052, Taiwan	Taiwan	Ordinary	100% Indirect	Buying office
Ensco 503 Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary A Ordinary 2009 Ordinary Super Ordinary 2010 Ordinary	100% Indirect	Holding company

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

10.	Subsidiary undertakings (continued)

Name	Country of incorporation	Class of shares held	Holding	Principal activity
2010 Super Ordinary A Preference B Preference
Wiggle Limited 1000 Lakeside. Suite 310, Third Floor, N E Wing, Portsmouth, PO6 3EN	United Kingdom	Ordinary A Ordinary B Ordinary C Ordinary D Ordinary	100% Indirect	Retail of cycle and other sporting goods
Wiggle Australia (Pty) Limited Ground Floor, 112 Wellington Parade East Melbourne, Victoria, 3002	Australia	Ordinary	100% Indirect	Retail of cycle and other sporting goods
WiggleCRC US LLC 1209 Orange Street, Wilmington, County of Newcastle, Delaware 19801	United States of America	Ordinary	100% Indirect	Dormant

11.	Inventories

	26 Sep 2021 £’000	27 Sep 2020 £’000
Finished goods and goods for resale	60,669	53,214

Inventories are carried at cost less a provision to take account of slow moving and obsolete items. The cost of inventories recognised as an expense in continuing operations during the 52 weeks to 26 September 2021 was £227,189,000 (39 weeks to 27 September 2020: £199,938,000).

The carrying amount of any inventories that are carried fair value less cost to sell is £9,749,000 (2020:                 ). The carrying value of inventories is presented net of a provision of £2,782,000 (2020: £2,652,000) in respect of write-downs to net realisable value.

12.	Trade and other receivables

	26 Sep 2021 £’000	27 Sep 2020 £’000
Trade receivables	533	354
Prepayments and accrued income	8,409	9,359
Corporation tax	358	292
Other taxes and social security	—	1
Other receivables	537	369

	9,837	10,375

Management have analysed forecast future cash flows for the Group in determining that group receivable balances are recoverable.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

13.	Creditors: amounts falling due within one year

	26 Sep 2021 £’000	27 Sep 2020 £’000
Amounts owed to shareholders	5,990	14,536
Trade creditors	32,766	44,917
Other taxes and social security	6,019	6,526
Lease liability	1,612	2,141
Accruals	14,456	10,009
Other creditors	8,516	11,608

	69,359	89,737

Amounts owed to shareholders after amortisation includes interest of £3,862,000 (2020: £12,511,000).

Amounts owed to shareholders includes interest accrued on Shareholder Loan Notes which is payable within 12 months. At the point this interest is due, payment can be deferred or settled through the issue of a Payment in Kind note (“PIK Note”) at the discretion of the Company, subject to shareholder consent. Until the interest is settled or deferred, it is classified as an amount due within one year due to the requirement to obtain shareholder consent to defer settlement. All amounts presented as short term that have fallen due were subsequently deferred or PIK’d during the course of 2021.

Trade creditors are non-interest bearing and are payable on average within 38 days at 26 September 2021 (2020: 43 days).

14.	Creditors: amounts falling due after more than one year

	26 Sep 2021 £’000	27 Sep 2020 £’000
Amounts owed to shareholders	240,773	199,102
Preference shares classified as liabilities	58,559	58,559
Dividends due on preference shares	23,758	18,211
Bank loans	66,110	73,710
Lease liability	19,678	20,502
Other	—	1,073

	408,878	371,157

Amounts owed to shareholders after amortisation includes loan and PIK notes totalling £199,123,000 (2020: £133,467,000) and accrued deferred interest of £41,676,000 (2020: £65,635,000).

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

14.	Creditors: amounts falling due after more than one year (continued)

The Creditors: amounts falling due after more than one year are repayable as follows:

As at 26 September 2021	Preference shares and dividends £’000	Loans from shareholders £’000	Bank loans £’000
Between one and two years	—	240,773	66,110
Between two and five years	—	—	—
More than five years	82,317	—	—

As at 27 September 2020	Preference shares and dividends £’000	Loan from shareholders £’000	Bank loans £’000
Between two and five years	—	199,102	73,710
More than five years	76,770	—	—

Bank Debt amendment

In March 2021 new quarterly Net Debt to Adjusted EBITDA and Interest Cover covenants were agreed which replace the previous liquidity based covenant measures from July 2021 onwards. It was also agreed that interest payments would be settled in cash on a quarterly basis from July 2021 onwards and a capital repayment of £5.0m was made on 27 June 2021. Following the sale of company assets during the period, a further capital repayment of £1.3m was made on 7 September 2021.

This was treated as a substantial modification and the effect on the consolidated income statement was not material.

The maturity date of all shareholder loan notes is 30 June 2023.

Preference shares

During the period, the back stop date of the preference shares was extended to 6 December 2026. Due to this contractual repayment date, these are accounted for as a liability and are measured at amortised cost.

This table provides information about the contractual terms of the Group’s interest-bearing loans and borrowings, showing both the principal and carrying values. The principal value is measured at amortised cost. For more information about the Group’s exposure to interest rate, liquidity, foreign currency and credit risks, see note 19.

As at 26 September 2021	Interest rate	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Revolving Facility (GBP)	4.5% + Libor	Dec 2022	10,700	10,700
Revolving Facility (EUR)	4.5% + Euribor	Dec 2022	15,251	13,303
Facility B (EUR)	5% + Euribor	Dec 2022	47,977	42,107

Total Bank Loans				66,110

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

14.	Creditors: amounts falling due after more than one year (continued)

As at 26 September 2021	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Loan Notes issued to shareholders (GBP)	11%	—	Jun 2023	104,063	104,051
Loan Notes issued to shareholders (GBP)	20%	—	Jun 2023	136,737	136,722

Total Loan Notes issued to shareholders					240,773

As at 27 September 2020	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Revolving Facility (GBP)	4.5%	Libor	Dec 2022	10,341	10,325
Revolving Facility (EUR)	4.5%	Euribor	Dec 2022	15,072	13,719
Facility B (EUR)	5%	Euribor	Dec 2022	54,567	49,666

Total Bank Loans					73,710

As at 27 September 2020	Interest rate (PIK)	Interest rate (cash paid)	Maturity	Nominal Value Facility Currency 000’s	Carrying amount £000’s
Loan Notes issued to shareholders (GBP)	11%	—	Jun 2023	93,762	93,762
Loan Notes issued to shareholders (GBP)	20%	—	Jun 2023	105,340	105,340

Total Loan Notes issued to shareholders					199,102

15.	Provisions for liabilities and charges

Dilapidations and asset retirement provision	26 Sep 2021 £’000	27 Sep 2020 £’000
Balance at beginning of the period	1,661	1,947
Increases to provisions in the period	575	(210)
Provisions utilised in the period	(22)	—
Remeasurement	527	(76)

	2,741	1,661

A dilapidations and asset retirement provision is made to cover the future cost of returning properties to the condition required by the lessor upon exit from the lease. It is based on management’s assessment of the current state of properties in the Group’s portfolio and an assessment of inflation and discount rates. These provisions are expected to be used within the next 13 years.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

16.	Share capital and reserves

The movements in the called up share capital and share premium account are set out below:

Called up, allotted and fully paid	Share capital £’000	Share Premium £’000	26 Sep 2021 £’000	27 Sep 2020 £’000
58,559,127 Preference shares of £.0001 each	6	58,553	58,559	58,559
1,600,000 A Ordinary shares of £.01 each	16	1,584	1,600	1,600
338,080 B Ordinary shares of £.01 each	4	336	340	340
339,384 C Ordinary shares of £.0125 each	4	—	4	4
124,789,389 D Ordinary shares of £.0001 each	12	124,777	124,789	124,789
2,931,957 E Ordinary shares of £.0001 each	—	—	—	—
60,000 E2 Ordinary Shares of £.15 each	9	—	9	9
77,111 F Ordinary shares of £.01 each	1	—	1	1
100 G Ordinary shares of £.00001 each	—	1,000	1,000	1,000
2,000,000 Preferred Ordinary shares of £.0001 each	—	—	—	—

Total share capital	52	186,250	186,302	186,302
Less: Preference shares classified as liabilities (see note 14)	(6)	(58,553)	(58,559)	(58,559)

Shares classified as equity at 26 September 2021	46	127,697	127,743	127,743

The A Ordinary Shares, B Ordinary Shares and C Ordinary shares, D Ordinary Shares, E Ordinary Shares, E2 Ordinary Shares, F Ordinary Shares, G Ordinary Shares shall rank pari passu among themselves, but they constitute separate classes of shares. Only holders of the E Ordinary Shares, E2 Ordinary Shares and the F Ordinary Shares shall have voting rights.

Preference Shares shall rank ahead of the Ordinary Shares for all purposes.

Any return of capital will be made in the following order of priority:

1.	in paying to the holders of Preference Shares the Issue Price per share and all accrued Preference Dividends;

2.

to the extent the amount returned to the holders of the Midco 1 Surrey Loan Notes and Preference Shares is less than £238m in aggregate, in paying to the holders of Preferred Ordinary Shares (pro rata to their holdings of Preferred Ordinary Shares) such shortfall (for the avoidance of doubt, if the holders of the Midco 1 Surrey Loan Notes and Preference Shares receive an aggregate amount of £238m through the Midco 1 Surrey Loan Notes and Preference Shares, no return will be made to the holders of Preferred Ordinary Shares); and

3.	any balance of capital remaining will be paid between the following shareholders:

a.	97% to the holders of the E Ordinary Shares and E2 Ordinary Shares (pari passu as if one class of share);

b.	0.8% to the holders of the A Ordinary Shares;

c.	0.2% to the holders of the B Ordinary Shares; and

d.	2% to the holders of the D Ordinary Shares.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

16.	Share capital and reserves (continued)

The C Ordinary Shares, F Ordinary Shares and G Ordinary Shares all have very limited rights on a return of capital:

1.	The C Ordinary Shares are entitled to receive £0.01 per share on a return of capital, but only after £100m of capital is returned on the A Ordinary Shares;

2.	The F Ordinary Shares are entitled to receive £0.01 per share on a return of capital, but only after £100m of capital is returned on the E and E2 Ordinary Shares (in aggregate); and

3.	The G Ordinary Shares are entitled to receive £0.01 per share on a return of capital, but only after £100m of capital is returned on the on the C and F Ordinary Shares (in aggregate).

Capital contribution reserve

The capital contribution reserve consists of shareholder debt that has been waived in exchange for capital contributions.

Foreign currency reserve

The foreign currency reserve consists of the revaluation of non GBP functional currency in Group Companies.

17.	Commitments, contingencies and leases

Guarantees

During the prior period, a guarantee facility was in place under the terms of the HSBC banking facility and this was utilised in order to meet the requirements of the Group’s HMRC deferment account and Paypal settlement account. HMRC and Paypal guarantees in Wiggle Limited amounted to £270,000 and £630,000 respectively. No claims were made in respect of these guarantees and during the period, both guarantee arrangements were closed.

Cross Company Guarantees

The cross company guarantees are in relation to shareholder and bank loans. Guaranteed shareholder loans in Mapil Midco 2 Limited amount to £111,700,000 and bank loans in Mapil Bidco Limited amount to £66,112,000. No claims are expected in respect of these guarantees.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

17.	Commitments, contingencies and leases (continued)

Cross Company Guarantees  (continued)

The Company leases assets including land and buildings, equipment and fixtures and motor vehicles. Information about leases for which the Company is a lessee is presented below.

Right-of-use assets	Land and building £’000	Equipment and fixtures £’000	Motor vehicles £’000	Total £’000
Balance at 29 December 2019	8,268	1,215	30	9,513
Additions	2,824	740	21	3,585
Modification	7,480	—	—	7,480
Disposals	(1,422)	(749)	—	(2,171)
Depreciation	(1,245)	(294)	(12)	(1,551)
Depreciation on disposals	1,410	436	—	1,846

Balance at 27 September 2020	17,315	1,348	39	18,702
Additions	1,373	—	—	1,373
Disposals	(1,216)	(117)	—	(1,333)
Depreciation	(1,787)	(332)	(16)	(2,135)
Depreciation on disposals	650	102	—	752

Balance at 26 September 2021	16,335	1,001	23	17,359

Lease liabilities			26 Sep	27 Sep
Maturity analysis—contractual undiscounted cash flows			2021	2020
			£’000	£’000
Less than one year			2,558	3,194
One to five years			9,932	10,517
More than five years			15,033	16,242

Total undiscounted lease liabilities			27,523	29,953

Lease liabilities included in the statement of financial position	26 Sep 2021 £’000	27 Sep 2020 £’000
Current	1,612	2,141
Non-current	19,678	20,502

	21,290	22,643

	26 Sep 2021	27 Sep 2020
Amounts recognised in profit and loss	£’000	£’000
Depreciation	2,135	1,551
Interest on lease liabilities	1,052	775

	3,187	2,326

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

17.	Commitments, contingencies and leases (continued)

Cross Company Guarantees  (continued)

Amounts recognised in the statement of cashflow	26 Sep 2021 £’000	27 Sep 2020 £’000
Total cash outflow for leases	3,123	1,510

During the initial uncertainty brought about by Covid related lockdown measures in the spring of 2020 some minor rental concessions were agreed with landlords. In the prior period the practical expedient was applied in all cases as per the IFRS 16 COVID-19-Related Rent Concessions Amendment. The immaterial P&L impact will unwind over the remaining lease terms. There were no new rent concessions in the period to 26 September 2021.

18.	Related party disclosures

Identity of related parties

Mapil Topco Limited and all its subsidiaries form the Topco Group of Companies (“the Group”). The Group’s controlling shareholder is Bridgepoint Europe IV (Nominees) Limited. The registered office of Bridgepoint Europe IV (Nominees) Limited is 95 Wigmore Street, London, W1U 1FB. Bridgepoint Europe IV (Nominees) Limited holds the shares as nominee for the partnerships which make up the Bridgepoint Europe IV Fund, which is managed by Bridgepoint Advisers Holdings a company regulated by the Financial Conduct Authority and incorporated in England and Wales. The registered office of Bridgepoint Advisers Holdings is 95 Wigmore Street, London, W1U 1FB.

	26 Sep 2021 £’000	27 Sep 2020 £’000
Shareholder loans and PIK notes	240,773	199,102
Preference shares classified as liabilities	82,317	76,770

	323,090	275,872

Interest due on the loan from shareholders is paid by the issue of deferred interest at rates of 11% to 20% per annum. Interest is then also payable on the accrued deferred interest at rates of 11% to 20% per annum by the issue of further deferred interest.

Included in the loan from shareholders is £87,423,021 (2020: £61,764,245) of Mapil Midco 1 Limited and £111,700,446 (2020: £71,703,116) of Mapil Midco 2 Limited Unsecured Subordinated Redeemable Loan Notes listed on The International Stock Exchange.

Other transactions with controlling parties

At the period end there was £900,000 (2020: £900,000) outstanding in relation to management fees invoiced, and a further £1,087,500 (2020: £825,000) in relation to accrued management fees, payable to Bridgepoint.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

18.	Related party disclosures (continued)

Key management personnel

Key management includes the directors as identified on page 1. The compensation paid or payable to key management for employee services is set out in note 5. Included within shareholder loans and PIK notes is £7,648,646 (2020: £6,892,245) owed to one of the directors.

19.	Financial instruments

	26 Sep 2021 £’000	27 Sep 2020 £’000
Financial assets
Cash and bank balances	46,864	49,306
Loans and receivables at amortised cost	3,166	3,261

	50,030	52,567

	26 Sep 2021 £’000	27 Sep 2020 £’000
Financial liabilities
Held at amortised cost
Trade and other payables	61,756	73,059
Bank loans	66,110	73,710
Shareholder loans	246,764	213,639
Preference shares classified as amortising financial liability	82,317	76,770
Lease liability	21,290	22,643

	478,237	459,821

19.1 Capital management

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. There were no changes in the Group’s approach to capital management during the year.

The funding requirements of the Group are met by the utilisation of external borrowings together with available cash, as detailed in note 14.

19.2 Financial risk management objectives

The Group’s Treasury and Finance function monitors and manages the financial risks relating to the operations of the Group through internal management risk reports which evaluate financial risk exposures. These risks include market risk (including currency risk, interest rate risk and other price risk), credit risk and liquidity risk.

The Group manages the exposure to these risks as part of its day to day management of trading margins and profitability.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

19.	Financial instruments (continued)

19.3 Market risk

Market risk is the risk that changes in market prices, such as exchange rates, interest rates and equity prices will affect the Group’s income or the value of its holdings of financial instruments.

The Groups exposure to market risk is high due to the international sales mix, relatively low margins and high price elasticity. The directors are aware of this risk and are actively mitigating this by increasing margins and naturally hedging with purchasing currency.

19.4 Foreign currency risk management

The Group has a large overseas customer base. In certain key countries, customers can pay for products using their home currency. The Group manages the risk of foreign exchange fluctuations through natural hedging. The Group manages this exposure as part of its day to day management of trading margins and profitability; where possible measures are adopted to minimise this risk including matching payments to suppliers with monies received from revenue in the same currency.

Foreign currency sensitivity analysis

In managing currency risks, the Group aims to reduce the impact of short-term fluctuations on the Group’s earnings. The following analysis shows the Group’s sensitivity to a 10% increase in GBP against the relevant foreign currencies. 10% is the sensitivity rate generally used when evaluating risk exposures internally and represents management’s assessment of a reasonably possible change in foreign currency exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the period end for a 10% change in foreign currency rates.

If GBP had been 10% stronger/weaker against EUR and all other variables were held constant, the Group’s profit before tax would have increased/decreased by £4,773,405 (2020: £5,468,871) and this is due mainly to exposure on the loans and borrowings and trade creditor balances denominated in EUR, offset by cash balances held and trade prepayments denominated in EUR.

If GBP had been 10% stronger/weaker against JPY and all other variables were held constant, the Group’s profit before tax would have decreased/increased by £131,784 (2020: £86,095) and this is due mainly to cash balances held in JPY offset by trade creditor balances denominated in JPY.

If GBP had been 10% stronger/weaker against AUD and all other variables were held constant, the Group’s profit before tax would have decreased/increased by £193,487 (2020: £187,526) and this is due mainly to cash balances held in AUD offset by trade creditor balances denominated in AUD.

If GBP had been 10% stronger/weaker against USD and all other variables were held constant, the Group’s profit before tax would have decreased/increased by £546,588 (2020: £377,471) and this is due mainly to cash balances held and trade prepayments denominated in USD offset by trade creditors balances denominated in USD.

19.5 Interest rate risk management

The Group is exposed to interest rate risk because it borrows funds at both fixed and floating interest rates. This risk is managed by maintaining an appropriate mix between fixed and floating rate borrowings. The interest rate profile of loans and borrowings is described in note 14.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

19.	Financial instruments (continued)

19.5 Interest rate risk management  (continued)

Interest rate sensitivity analysis

The sensitivity analysis below is determined based on the exposure to interest rates for loans and borrowings at the end of the reporting period. For floating rate borrowings, the analysis assumes the liability at the end of the year was outstanding for the whole year. A 1% increase or decrease is used as management consider this to be a reasonably possible change in interest rates.

If interest rates had been 1% higher/lower and all other variables were held constant, the Group’s profit before tax for the period would have decreased/increased by £406,000 (2020: £334,000) and this is due mainly to exposure on floating rate borrowings.

19.6 Credit risk management

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from a Group’s receivables from customers and investment securities.

The Group’s operations are principally retail and so exposure to credit risk is minimal. The Group periodically reviews its receivables and makes appropriate provisions where recovery is deemed to be doubtful.

19.7 Liquidity risk management

Liquidity risk is the risk that the Group will not be able to meet its financial obligations as they fall due.

The Group is in a stable cash position. In addition to an overdraft facility, the Group has access to revolving credit, import loans, guarantees and documents in trust.

19.8 Fair value measurements

Fair value of the Group’s financial assets and financial liabilities that are measured at fair value on a recurring basis

Trade and other receivables

Trade and other receivables are carried at recoverable amount, less provisions for any amounts where recovery is doubtful. All trade and other receivables are expected to be short term and therefore no discounting of value is appropriate. The fair value of trade and other receivables approximate the carrying values.

Trade and other payables

Trade and other payables are carried at the face value payable. All trade and other payables are expected to be short term and therefore no discounting of future cash flows is appropriate.

Cash and cash equivalents

The fair value of cash and cash equivalents is estimated at its carrying amount.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

19.	Financial instruments (continued)

19.8 Fair value measurements  (continued)

The bank loans are valued at their carrying amount in foreign currency, revalued at the corporate period end exchange rates. Shareholder debt is valued at its carrying amount.

19.9 Guarantees

Mapil Midco 2 Limited and its subsidiaries are obligors and joint guarantors of the HSBC banking facilities held in the name of a subsidiary, Mapil Bidco Limited. The values of those facilities at the balance sheet date are shown below.

	Currency	Nominal interest rate	Maturity	Face value 2021 Currency 000s
As at 26 September 2021
Revolving Facility (GBP)	GBP	Libor + 4.5%	Dec 2022	10,700
Revolving Facility (EUR)	EUR	Euribor + 4.5%	Dec 2022	15,251
Facility B (EUR)	EUR	Euribor + 5%	Dec 2022	47,977

	Currency	Nominal interest rate (GBP)	Maturity	Face value 2020 Currency 000s
As at 27 September 2020
Revolving Facility (GBP)	GBP	Libor + 4.5%	Dec 2022	9,887
Revolving Facility (EUR)	EUR	Euribor + 4.5%	Dec 2022	14,402
Facility B (EUR)	EUR	Euribor + 5%	Dec 2022	51,879

20.	Net debt

	Cash and bank balances £’000	Bank loans £’000	Finance leases £’000	Preference shares and shareholder loan notes £’000	Net debt £’000
Balance at 29 December 2019	5,860	(67,078)	(12,934)	(249,772)	(323,924)
Cash flow	43,054	—	(1,510)	—	41,544
Effects of Foreign Exchange	392	(4,453)	—	—	(4,061)
Other movements	—	(2,179)	(8,199)	(26,100)	(36,478)

Balance at 27 September 2020	49,306	(73,710)	(22,643)	(275,872)	(322,919)

Cash flow	(2,791)	6,280	(2,071)	—	1,418
Effects of Foreign Exchange	349	3,955	—	—	4,304
Other movements	—	(2,635)	4,476	(47,219)	(45,378)

Balance at 26 September 2021	46,864	(66,110)	(20,238)	(323,090)	(362,574)

Net debt is the total amount of cash and cash equivalents less interest-bearing loans and borrowings and finance lease liabilities. Cash and cash equivalents comprise cash balances and call deposits. Bank overdrafts that are repayable on demand and form an integral part of the Group’s cash management and included as a component of cash and cash equivalents for the purposes of the statement of cash flows only.

Company Number: 07862446	MAPIL TOPCO LIMITED Annual Report and Financial Statements For the 52 weeks ended 26 September 2021

Notes to the financial statements  (continued)

21.	Post balance sheet events

On the 11th June 2021 it was announced that the agreement had been reached by Bridgepoint to sell the WiggleCR business to Signa Sports United (SSU). The deal has been finalised following a successful listing of the SSU business on the New York Stock Exchange on 14th December 2021.

As a result of the sale of the business, all non-current shareholder debt (£240,773,000 as per Note 14), accrued interest held as current liabilities (£5,990,000 as per Note 13), bank loan notes of £66,112,000 (as per Note 14), £161,000 of accrued interest, held in other creditors (Note 13) and Preference Shares and dividends due on these of £82,317,000 (as per Note 14) have all been repaid in full by SSU.

The equity and loan instruments which will be issued to SSU in consideration for the settlement of shareholder debt and bank loan notes have not been legally executed at the date of signing the accounts. On 22 December, the Mapil Topco Group received a loan equivalent to €11,731,500 from Signa Sports United GMBH, without formal terms in place. The new debt or equity that replaces the previous debt discharged is expected to be of a similar quantum to that settled. Whilst the terms have yet to be finalised, no new debt will be called in or require settlement within the next two years.

There are no other adjusting or non-adjusting post balance sheet events to be disclosed.